As filed with the Securities and Exchange Commission on February 14, 2025

Registration No. [  ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FutureTech II Acquisition Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	87-2551539
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For Co-Registrants, see “Table of Co-Registrants” on the following page.

128 Gail Drive

New Rochelle, NY 10805

Telephone: 646-978-5180

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ray Chen

Chief Executive Officer

FutureTech II Acquisition Corp.

128 Gail Drive

New Rochelle, NY 10805

Telephone: (914) 316-4805

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew M. Tucker	Ruth Jin
Nelson Mullins Riley & Scarborough	Moses & Singer LLP
LLP 101 Constitution Avenue, NW, Suite	405 Lexington Avenue,
900	Chrysler Building
Washington, DC 20001	New York, NY 10175
Tel: (202) 689-2987	Tel: (212) 554-7819

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting”, and “emerging growth” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Longevity Biomedical, Inc.	Delaware	8731	87-3314731

(1)	The Co-Registrant has the following principal executive office:

Longevity Biomedical, Inc.
12100 NE 195th Street, Suite 150,
Bothell, WA 98011
Telephone: 425-748-7529

(2)	The agent for service for the Co-Registrant is:

Bradford A. Zakes

Chief Executive Officer
12100 NE 195th Street, Suite 150,
Bothell, WA 98011
Telephone: 425-748-7529

PRELIMINARY — SUBJECT TO COMPLETION, February 14, 2025

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/ prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF

FUTURETECH II ACQUISITION CORP.

PROSPECTUS FOR

9,217,200 SHARES OF COMMON STOCK
OF FUTURETECH II ACQUISITION CORP.

(WHICH WILLBE RENAMED LONGEVITY BIOMEDICAL, INC. IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)

Dear Stockholders of FutureTech II Acquisition Corp.:

You are cordially invited to attend the special meeting (the “Special Meeting”) of Stockholders of FutureTech II Acquisition Corp., a Delaware corporation (“FutureTech” or the “Company,” we,” “us” or “our”), at 9:00 a.m. Eastern Time, on [__], 2025, in a virtual only format, by visiting:

https://www.cstproxy.com/futuretechii/2025

Telephone access (listen-only):

Within the U.S. and Canada: 1 800-450-7155 (toll-free)

Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)

Conference ID: 9201360#

FutureTech is a blank check company formed under the laws of the State of Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as a “business combination.”

At the Special Meeting, FutureTech stockholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 16, 2024 (the “Merger Agreement”), by and among FutureTech, LBI Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of FutureTech (“Merger Sub”), Longevity Biomedical, Inc., a Delaware corporation (“Longevity”), and Bradford A. Zakes, solely in the capacity as a Seller Representative (the “Seller Representative”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A (such proposal, the “Business Combination Proposal”).

The board of directors of FutureTech (the “Board”) has unanimously approved the Merger Agreement and the Transactions (as defined below). Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, the parties thereto will enter into a business combination transaction (the “Business Combination” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to which, among other things, (i) Longevity will consummate Target Acquisitions (as defined below) upon the terms and subject to conditions set forth therein and pursuant to the Target Acquisition Agreements (as defined therein), and (ii) immediately following the consummation of the Target Acquisitions, Longevity will merge with and into Merger Sub (the “Merger”) with Longevity as the surviving company of the Merger. Following the Merger, Longevity will be a wholly-owned subsidiary of FutureTech. At the closing of the Transactions (the “Closing”), FutureTech is expected to change its name to “Longevity Biomedical, Inc.” and FutureTech’s common stock, par value $0.0001 per share (the “FutureTech Common Stock”), is expected to list on the Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbol “LBIO.” The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” It is a condition to the consummation of the Business Combination that the shares of FutureTech Common Stock to be issued in connection with the Business Combination have been listed on Nasdaq, subject to official notice of issuance.

The Company will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Subject to the terms and conditions set forth in the Merger Agreement, the aggregate consideration (“Merger Consideration”) to be paid at the Closing by FutureTech to the holders of Longevity common stock, par value $0.0001 per share (“Longevity Common Stock”), will consist of a number of shares of FutureTech Common Stock equal to (i) (A) $100,000,000 minus (B) the value of each outstanding vested option to purchase Longevity Common Stock that is converted into a FutureTech option, in accordance with the Merger Agreement, divided by (ii) $10.00.

On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Merger Effective Time”), by virtue of the Merger:

(a) each share of Longevity Common Stock (including shares issued in connection with the Target Acquisitions and the conversion of certain Longevity indebtedness) outstanding immediately prior to the Merger Effective Time (other than dissenting shares) will be converted into the right to receive a number of shares of FutureTech Common Stock equal to: (i) the aggregate Merger Consideration divided by (ii) the number of outstanding shares of Longevity Common Stock (including each share of Longevity Common Stock to be issued in connection with the Target Acquisitions and upon conversion of the Longevity indebtedness); and (b) each outstanding Longevity vested option to purchase Longevity Common Stock shall be converted into a FutureTech option to acquire the number of shares of FutureTech Common Stock calculated in accordance with the Merger Agreement; and

(b) each share of FutureTech Common Stock issued and outstanding immediately prior to the Merger Effective Time with respect to which a FutureTech stockholder has validly exercised its redemption rights (collectively, the “Redemption Shares”) will not be converted into and become a share of FutureTech Common Stock, and instead will at the Merger Effective Time be converted into the right to receive from the Company, in cash, an amount per share calculated in accordance with such stockholder’s redemption rights.

As described in the accompanying proxy statement/prospectus, you will be asked to consider and vote upon the Business Combination Proposal. You will also be asked to consider and vote upon (1) a proposal to adopt the Second Amended and Restated Certificate of Incorporation of FutureTech in the form attached hereto as Annex B (the “Charter Approval Proposal”); (2) separately presented proposals with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation, which are being separately presented in accordance with SEC requirements and which will each be voted upon on a non-binding advisory basis (each a “Governance Proposal,” and collectively, the “Governance Proposals”); (3) a proposal to elect seven (7) directors to our board of directors (our “Board”) to serve as our directors for a term of three years expiring at the annual meeting of stockholders to be held in 2028 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal (the “Director Election Proposal”); (4) a proposal to approve and assume the Longevity Biomedical, Inc. 2025 Equity Incentive Plan and any grants or awards issued thereunder (the “Incentive Plan Proposal”); and (5) a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the foregoing proposals at the Special Meeting (the “Adjournment Proposal”). The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, and the Incentive Plan Proposal (collectively, the “Condition Precedent Proposals”) are approved at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each stockholder is encouraged to read carefully and in its entirety.

In connection with the Business Combination, certain related agreements have been, or will be, entered into on or prior to the date of the Closing of the Business Combination (the “Closing Date”), including (i) the Sponsor Support Agreement, (ii) the Longevity Support Agreement, (iii) the Amended & Restated Registration Rights Agreement, and (iv) the Lock-Up Agreement. For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements” in the accompanying proxy statement/prospectus.

Pursuant to FutureTech’s Amended and Restated Certificate of Incorporation (as amended, the “Charter”), any holder of public shares of common stock (a “public stockholder”), excluding shares held by FutureTech Partners II LLC, a Delaware limited liability company and a stockholder of FutureTech (the “Sponsor”), and certain related parties, may request that FutureTech redeem all or a portion of such stockholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, Continental Stock Transfer & Trust Company, directly and instruct it to do so. Public stockholders may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal or any other Condition Precedent Proposals. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, FutureTech’s transfer agent, FutureTech will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of our initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, as of [●], 2025, this would have amounted to approximately $[●] per issued and outstanding public share. If a public stockholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. Shares of FutureTech will be redeemed immediately after consummation of the Business Combination. See the section entitled “Special Meeting of FutureTech — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each of FutureTech’s executive officers and directors (including certain former executive officers and directors, as the context so requires) (the “Sponsor Persons”) have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of FutureTech Common Stock held by them. Such persons agreed to waive their redemption rights in order to induce FutureTech and FutureTech’s underwriter to enter into the underwriting agreement entered into in connection with the initial public offering. As of the date of the accompanying proxy statement/prospectus, the Sponsor Persons collectively own 79.1% of the issued and outstanding shares of FutureTech Common Stock.

The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.

Nasdaq IM-5101-2 requires that FutureTech, a special purpose acquisition company, complete one or more business combinations within 36 months of the effectiveness of its initial public offering registration statement, which, in the case of FutureTech, would be February 14, 2025.  FutureTech’s Combination Period ending on August 18, 2025 contravenes Nasdaq IM-5101-2 and, as a result, may lead Nasdaq to suspend trading FutureTech’s securities or lead FutureTech’s securities to be delisted from Nasdaq. If FutureTech’s securities are delisted from Nasdaq, FutureTech’s common stock would be deemed a “penny” stock and FutureTech may become subject to the requirements of Rule 419 to which it is not currently subject. This may adversely affect the liquidity and trading of our securities and may impact our ability to complete a business combination. If delisted, FutureTech intends to make a listing application for the securities of the combined company to be traded on Nasdaq. For detailed information, please see “Risk Factors.”

FutureTech is providing the accompanying proxy statement/prospectus and accompanying proxy card to FutureTech’s stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments of the Special Meeting. Information about the Special Meeting, the Business Combination and other related business to be considered by FutureTech’s stockholders at the Special Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Special Meeting, all of FutureTech’s stockholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 20 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of FutureTech have unanimously approved the Business Combination and unanimously recommends that stockholders vote “FOR” the adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to FutureTech’s stockholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of FutureTech, you should keep in mind that FutureTech’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of FutureTech’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/ prospectus for a further discussion of these considerations.

The presence, virtually or by proxy, at the Special Meeting of the holders of shares of outstanding FutureTech Common Stock representing a majority of the voting power of all outstanding shares of FutureTech Common Stock entitled to vote at the Special Meeting shall constitute a quorum in order to conduct business at the Special Meeting. Approval of each of the Business Combination Proposal, the Governance Proposals, the Incentive Plan Proposal, and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of FutureTech Common Stock represented virtually or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Charter Approval Proposal requires the affirmative vote of holders of a majority of our outstanding shares of FutureTech Common Stock entitled to vote thereon at the Special Meeting. Directors in the Director Election Proposal are elected by a plurality of the votes cast by the holders of our outstanding shares of FutureTech Common Stock represented virtually or by proxy and entitled to vote thereon at the Special Meeting; this means that the seven individuals nominated for election to the Board who receive the most “FOR” votes will be elected. The Board unanimously recommends that you vote “FOR” each of these proposals.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus. The Governance Proposals are non-binding advisory proposals.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in virtually in virtual presence, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote virtually, you may withdraw your proxy and vote virtually.

If you have any questions or need assistance voting your shares, please contact Lioness Consulting LLC, our proxy solicitor, by calling 917-576-3586 or by emailing info@lionessconsultingllc.com.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST IDENTIFY YOURSELF IN WRITING AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS TO FUTURETECH’S TRANSFER AGENT AND DEMAND IN WRITING THAT

YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO FUTURETECH’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of FutureTechs’s board of directors, we would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Ray Chen
Chairman of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [●], 2025 and is first being mailed to stockholders on or about [●], 2025.

i

ii

FUTURETECH II ACQUISITION CORP.

A Delaware Corporation

128 Gail Drive

New Rochelle, NY 10805

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [●], 2025

TO THE STOCKHOLDERS OF FUTURETECH II ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of FutureTech II Acquisition Corp., a Delaware corporation (“FutureTech,” the “Company,” “we,” “us” or “our”), at 9:00 a.m. Eastern Time, on [__], 2025, in a virtual only format, by visiting:

https://www.cstproxy.com/futuretechii/2025

Telephone access (listen-only):

Within the U.S. and Canada: 1 800-450-7155 (toll-free)

Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)

Conference ID: 9201360#

The Special Meeting will be held for the following purposes:

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve (i) the Business Combination (as defined herein), (ii) the adoption of the Agreement and Plan of Merger, dated as of September 16, 2024 (the “Merger Agreement”), by and among FutureTech, Longevity Biomedical, Inc., a Delaware corporation (“Longevity”), LBI Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of FutureTech (“Merger Sub”), and Bradford A. Zakes, solely in the capacity as seller representative, and (iii) the transactions contemplated by the Merger Agreement, as more fully described elsewhere in the accompanying proxy statement/prospectus;

Proposal No. 2 — The Charter Approval Proposal — To consider and vote upon a proposal to adopt the Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B;

Proposal No. 3 — The Governance Proposals — To consider and vote upon, on a non-binding advisory basis, separately presented proposals with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation in accordance with SEC requirements;

Proposal No. 4 — The Director Election Proposal—To consider and vote upon a proposal to elect seven directors to our board of directors (our “Board”) to serve as our directors for a term of three years expiring at the annual meeting of stockholders to be held in 2028 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal;

Proposal No. 5 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve and assume the Longevity Biomedical, Inc. 2025 Equity Incentive Plan (the “Equity Incentive Plan”) and any grants or awards issued thereunder; and

Proposal No. 6 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or for the approval of one or more proposals at the Special Meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to FutureTech stockholders.

Each of Proposals No. 1, 2, 3, 4, and 5 (the “Condition Precedent Proposals”) is cross-conditioned on the approval of the others. Proposal No. 6 is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Proposal No. 3 consists of non-binding advisory proposals.

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

iii

Only holders of record of the shares of FutureTech Common Stock at the close of business on [●], 2025 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournment of the Special Meeting. The accompanying proxy statement/prospectus and accompanying proxy card are being provided to FutureTech’s stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, all of FutureTech’s stockholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 20 of the accompanying proxy statement/prospectus.

After careful consideration, FutureTech’s board of directors (the “FutureTech Board”) has unanimously approved the Business Combination and unanimously recommends that stockholders vote “FOR” the adoption of the Business Combination Proposal and “FOR” all other proposals to be presented to FutureTech’s stockholders at the Special Meeting. When you consider the recommendation of these proposals by the FutureTech Board, you should keep in mind that FutureTech’s directors and officers have interests therein that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of FutureTech’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to our Amended and Restated Certificate of Incorporation, a holder of public shares of FutureTech Common Stock (as defined in the accompanying proxy statement/prospectus) (a “public stockholder”) may request of FutureTech that FutureTech redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), FutureTech’s transfer agent, in which you (i) request that FutureTech redeem all or a portion of your FutureTech Common Stock, for cash, and (ii) identify yourself as the beneficial holder of the FutureTech Common Stock and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, FutureTech’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [__], 2025 (two business days before the Special Meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, FutureTech’s transfer agent, directly and instruct them to do so. Public stockholders may elect to redeem public shares regardless of how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.

If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, FutureTech’s transfer agent, FutureTech will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of our initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, as of [__], 2025, this would have amounted to approximately $[__] per issued and outstanding public share. If a public stockholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See the section entitled “Special Meeting of FutureTech — Redemption Rights” in the accompanying proxy statement/ prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

iv

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

FutureTech Partners II LLC, a Delaware limited liability company and stockholder of FutureTech (the “Sponsor”), and each current and former director of FutureTech have agreed to, among other things, vote in favor of the Business Combination Proposal and the transactions contemplated thereby, including the other Condition Precedent Proposals, and to waive their redemption rights in connection with the underwriting agreement entered into in connection with the initial public offering of FutureTech Common Stock. None of the Sponsor Persons received any consideration in exchange for waiving their redemption rights. As of the date of the accompanying proxy statement/ prospectus, the Sponsor Persons collectively own approximately 79.1% of the issued and outstanding shares of FutureTech Common Stock.

Nasdaq IM-5101-2 requires that FutureTech, a special purpose acquisition company, complete one or more business combinations within 36 months of the effectiveness of its initial public offering registration statement, which, in the case of FutureTech, would be February 14, 2025. FutureTech’s Combination Period ending on August 18, 2025 contravenes Nasdaq IM-5101-2 and, as a result, may lead Nasdaq to suspend trading FutureTech’s securities or lead FutureTech’s securities to be delisted from Nasdaq. If FutureTech’s securities are delisted from Nasdaq, FutureTech’s common stock would be deemed a “penny” stock and FutureTech may become subject to the requirements of Rule 419 to which it is not currently subject. This may adversely affect the liquidity and trading of our securities and may impact our ability to complete a business combination. If delisted, FutureTech intends to make a listing application for the securities of the combined company to be traded on Nasdaq. For detailed information, please read the section titled “Risk Factors.”

The presence, virtually or by proxy, at the Special Meeting of the holders of shares of outstanding FutureTech Common Stock representing a majority of the voting power of all outstanding shares of FutureTech Common Stock entitled to vote at the Special Meeting shall constitute a quorum in order to conduct business at the Special Meeting. Approval of each of the Business Combination Proposal, the Governance Proposals, the Incentive Plan Proposal, and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of FutureTech Common Stock represented virtually or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Charter Approval Proposal requires the affirmative vote of holders of a majority of our outstanding shares of FutureTech Common Stock entitled to vote thereon at the Special Meeting. Directors in the Director Election Proposal are elected by a plurality of the votes cast by the holders of our outstanding shares of FutureTech Common Stock represented virtually or by proxy and entitled to vote thereon at the Special Meeting; this means that the seven individuals nominated for election to the Board who receive the most “FOR” votes will be elected. The Board unanimously recommends that you vote “FOR” each of these proposals.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. In most cases you may vote by telephone or over the Internet as instructed. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/ prospectus. The Governance Proposals are constituted of non-binding advisory proposals.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote virtually, you may withdraw your proxy and vote virtually.

Your attention is directed to the remainder of the accompanying proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your FutureTech Common Stock, please contact Lioness Consulting LLC, our proxy solicitor, by calling 917-576-3586 or by emailing info@lionessconsultingllc.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of FutureTech
[●],2025

Ray Chen
Chairman of the Board

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO FUTURETECH’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov. You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning FutureTech, without charge, by written request to FutureTech at FutureTech II Acquisition Corp., 128 Gail Drive, New Rochelle, New York 10805, or by telephone request at (914) 316-4805; or from Lioness Consulting LLC, FutureTech’s proxy solicitor, by calling 917-576-3586 or by emailing info@lionessconsultingllc.com or from the SEC through the SEC website at the address provided above.

In order for FutureTech’s stockholders to receive timely delivery of the documents in advance of the Special Meeting of FutureTech to be held on [●], 2025, you must request the information no later than [●], 2025 (five business days prior to the date of the Special Meeting).

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TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/ prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Neither FutureTech nor Longevity intends its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it, by any other companies.

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SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

●	“A&R Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement to be entered into at the Closing by and among FutureTech, Sponsor and certain stockholders of Longevity, the form of which is attached to this proxy statement/prospectus as Annex F;

●	“Acquisition Proposal” are to any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction;

●	“Adjournment Proposal” are to the proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or for the approval of one or more proposals at the Special Meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to FutureTech stockholders;

●	“Aegeria” are to Aegeria Soft Tissue LLC, a Delaware limited liability company;

●	“Alternative Transaction” are to (A) with respect to Longevity and its affiliates, a transaction (other than the transactions contemplated by the Merger Agreement) concerning the sale of (x) all or any material part of the business or assets of Longevity (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interest or profits of Longevity, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management contract, joint venture or partnership, or otherwise and (B) with respect to FutureTech and its affiliates, a transaction (other than the transactions contemplated by the Merger Agreement) concerning a Business Combination involving FutureTech;

●	“Business Combination” are to the combination of FutureTech and Longevity pursuant to the transactions provided for and contemplated in the Merger Agreement;

●	“Business Combination Proposal” are to the proposal to approve (i) the Business Combination, (ii) the adoption of the Merger Agreement, and (iii) the approval of the transactions contemplated by the Merger Agreement, as more fully described elsewhere in the accompanying proxy statement/prospectus;

●	“Cerevast” are to Cerevast Medical, Inc., a Delaware corporation;

●	“Charter Approval Proposal” are to the proposal to adopt the Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B;

●	“Closing” are to the closing of the Business Combination;

●	“Closing Date” are to the date of the Closing of the Business Combination;

●	“Code” means the Internal Revenue Code of 1986, as amended;

●	“Condition Precedent Approvals” are to the approval at the Special Meeting of the Condition Precedent Proposals;

●	“Condition Precedent Proposals” are to the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal and the Incentive Plan Proposal, collectively;

●	“Class A Common Stock” are to shares of FutureTech Class A Common Stock, par value $0.0001 per share;

●	“Class B Common Stock” are to shares of FutureTech Class B Common Stock, par value $0.0001 per share;

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●	“Director Election Proposals” are to the proposal to elect seven directors to our Board to serve as our directors for a term of three years expiring at the annual meeting of stockholders to be held in 2028 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal;

●	“DGCL” are to the General Corporation Law of the State of Delaware, as amended;

●	“DTC” are to The Depository Trust Company;

●	“Equity Incentive Plan” are to the Longevity Biomedical, Inc. 2025 Equity Incentive Plan to be considered for adoption and approval by the FutureTech stockholders pursuant to the Incentive Plan Proposal;

●	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

●	“Existing Longevity Stockholders” are to the holders of Longevity Common Stock immediately prior to the Closing, which includes shares of Longevity Common Stock to be issued in connection with the Target Acquisitions;

●	“founder shares” are to shares of Class B Common Stock initially issued to Sponsor in a private placement prior to the initial public offering and the shares of Class A Common Stock that were issued upon the conversion of the shares of Class B Common Stock on February 4, 2025;

●	“FTII Extension Loans” are to certain loans made by the Sponsor to FutureTech in connection with the extensions of the period of time in which FutureTech must consummate its initial business combination pursuant to FutureTech’s governing documents.

●	“FutureTech Board” are to the board of directors of FutureTech;

●	“FutureTech Common Stock” are to shares of the common stock, par value $0.0001 per share, of FutureTech, including the Class A Common Stock and the Class B Common Stock (which shares of Class B Common Stock were converted to shares of Class A Common Stock on February 4, 2025).

●	“FutureTech Excluded Shares” are to, without duplication, (i) the Redemption Shares, (ii) the shares of FutureTech Common Stock (if any), that, at the Effective Time, are held in the treasury of FutureTech and (iii) the shares of FutureTech Common Stock (if any), that are owned by Longevity or its subsidiaries;

●	“FutureTech Public Warrants” are to the 11,500,000 warrants included in the FutureTech Units;

●	“FutureTech Units” are to the 11,500,000 units issued at the consummation of the IPO;

●	“Governance Proposals” are to the separately presented proposals with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation in accordance with SEC requirements;

●	“GAAP” or “U.S. GAAP” are to accounting principles generally accepted in the United States of America;

●	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

●	“Incentive Plan Proposal” are to the proposal to approve and assume the Equity Incentive Plan and any grants or awards issued thereunder;

●	“initial public offering” or “IPO” are to FutureTech’s initial public offering, which was consummated on February 18, 2022;

●	“Investment Company Act” are to the Investment Company Act of 1940, as amended;

●	“IPO registration statement” are to the Registration Statement on Form S-1 filed by FutureTech in connection with its initial public offering;

●	“IRS” are to the U.S. Internal Revenue Service;

●	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

●	“Longevity” are to Longevity Biomedical, Inc., a Delaware corporation;

●	“Longevity Common Stock” are to Longevity common stock, par value $0.0001 per share;

●	“Longevity Parties” are to Longevity and its subsidiaries;

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●	“Merger” is to the merger of LBI Merger Sub with and into Longevity, with Longevity as the surviving entity in accordance with the terms and subject to the conditions set forth in the Merger Agreement;

●	“Merger Effective Time” are to the time at which the Merger shall become effective in accordance with the Merger Agreement;

●	“Merger Agreement” are to the Agreement and Plan of Merger, dated as of September 16, 2024 by and among FutureTech, Longevity and Seller Representative;

●	“Merger Consideration” are to the aggregate consideration to be paid to the holders of Longevity Common Stock at the Closing;

●	“Nasdaq” are to the Nasdaq Stock Market LLC;

●	“Outside Date” are to the nine-month anniversary of the date of the Merger Agreement;

●	“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

●	“Private Placement Shares” are to the 520,075 shares of Class A Common Stock included in the FutureTech Private Placement Units;

●	“Private Placement Units” are to the 520,075 units that were issued to the Sponsor in a private placement in connection with FutureTech’s initial public offering;

●	“Private Placement Warrants” are to the 520,075 warrants included in the FutureTech Private Placement Units;

●	“public stockholders” are to holders of public shares, whether acquired in FutureTech’s initial public offering or acquired in the secondary market;

●	“public shares” are to the shares of Class A Common Stock (including those included in the units) that were offered and sold by FutureTech in its initial public offering and registered pursuant to the IPO registration statement;

●	“redemption” are to each redemption of public shares for cash pursuant to the Amended and Restated Certificate of Incorporation;

●	“Redemption Shares” are to shares of Class A Common Stock that are properly submitted for redemption in connection with the solicitation of proxies to approve the Business Combination;

●	“Registration Statement” are to this registration statement on Form S-4 filed with the SEC by FutureTech, as it may be amended or supplemented from time to time;

●	“representative shares” are to the 115,000 shares of Class A Common Stock issued to the representatives of the underwriters of the IPO;

●	“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;

●	“SEC” are to the United States Securities and Exchange Commission;

●	“Second Amended and Restated Certificate of Incorporation” are to the proposed second amended and restated certificate of incorporation of FutureTech as of the Merger Effective Time, attached to this proxy statement/prospectus as Annex B;

●	“Securities Act” are to the Securities Act of 1933, as amended;

●	“Seller Representative” are to Bradford A. Zakes, solely in the capacity as a seller representative to the Merger Agreement;

●	“Special Meeting” are to the Special Meeting of FutureTech duly called by the FutureTech Board and held for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus;

●	“Sponsor” are to FutureTech Partners II LLC, a Delaware limited liability company;

●	“Sponsor Persons” are to Sponsor and each of FutureTech’s executive officers and directors (including certain former executive officers and directors, as the context so requires);

●	“Targets” are to, collectively, Aegeria and Cerevast;

●	“Target Acquisitions” are to the acquisitions by Longevity of each of Aegeria and Cerevast;

●	“Treasury Regulations” means the regulations, including proposed and temporary regulations, promulgated under the Code;

●	“Trust Account” are to the Trust Account established at the consummation of FutureTech’s initial public offering and maintained by Continental Stock Transfer & Trust Company, acting as trustee;

●	“Trust Amount” are to the amount of cash available in the Trust Account as of the Closing, after deducting the amount required to satisfy FutureTech’s obligations to its stockholders (if any) that exercise their redemption rights;

●	“VWAP” are to the volume-weighted average price;

●	“Warrants” are to the warrants of FutureTech that entitle its holder to purchase FutureTech Common Stock at a price of $11.50 per share; and

●	“we,” “us,” “the company” or “our company” are to FutureTech II Acquisition Corp., a Delaware corporation.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to FutureTech Class A Common Stock, public shares, FutureTech Public Warrants or FutureTech Warrants include any such securities underlying the FutureTech Units, as applicable.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this proxy statement/prospectus are not historical facts but are forward-looking statements, including for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, references with respect to the anticipated benefits of the Business Combination and anticipated closing timing; the sources and uses of cash of the Business Combination; the anticipated capitalization and enterprise value of the combined company following the consummation of the Business Combination and the combined company’s growth plan and business prospects. These statements are based on various assumptions, whether or not identified in this proxy statement/ prospectus, and on the current expectations of FutureTech’s and Longevity’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of FutureTech and Longevity. These forward-looking statements are subject to a number of risks and uncertainties, including: changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required stockholder or regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the Business Combination; failure to realize the anticipated benefits of the Business Combination; risks relating to the uncertainty of the projected financial information with respect to Longevity; risks and costs relating to the regulatory approvals and compliance applicable to Longevity’s products; Longevity’s ability to obtain sufficient working capital; Longevity’s level of indebtedness; Longevity’s ability to successfully and timely acquire, develop, sell and expand its technology and products, and otherwise implement its growth strategy; risks relating to Longevity’s operations and business, including information technology and cybersecurity risks; risks related to the loss of requisite licenses; risks relating to potential disruption of current plans, operations and infrastructure of Longevity as a result of the announcement and consummation of the Business Combination; risks that Longevity is unable to secure or protect its intellectual property; the ability of FutureTech and the combined company to maintain their compliance with Nasdaq listing standard; risks that the combined company experiences difficulties managing its growth and expanding operations; the ability to compete with existing or new companies that could slow the development of Longevity’s products or cause downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share; the amount of redemption requests made by FutureTech’s stockholders; the impact of geopolitical conflicts in the Middle East, the war in Ukraine and the geopolitical tensions between the United States and the Peoples Republic of China; the impact of the development of artificial intelligence; the impact of the COVID-19 pandemic; the ability to successfully select, execute or integrate future acquisitions into the business, which could result in material adverse effects to operations and financial conditions; and those factors discussed in the section entitled “Risk Factors” contained in this proxy statement/prospectus. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. The risks and uncertainties above are not exhaustive, and there may be additional risks that neither FutureTech nor Longevity presently know or that FutureTech and Longevity currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward looking statements reflect FutureTech’s and Longevity’s expectations, plans or forecasts of future events and views as of the date of this proxy statement/prospectus. FutureTech and Longevity anticipate that subsequent events and developments will cause FutureTech’s and Longevity’s assessments to change. However, while FutureTech and Longevity may elect to update these forward-looking statements at some point in the future, FutureTech and Longevity specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing FutureTech’s and Longevity’s assessments as of any date subsequent to the date of this proxy statement/prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements.

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QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to FutureTech’s stockholders. FutureTech urges stockholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the Special Meeting.

Q	Why am I receiving this proxy statement/prospectus?

A:	You are receiving these materials because you are a stockholder of record or a beneficial holder of FutureTech on [●], the record date for the Special Meeting. FutureTech and Longevity have agreed to a business combination through a series of transactions, including the Mergers, subject to the terms and conditions of the Merger Agreement and the other transaction agreements. A copy of the Merger Agreement is attached as Annex A. FutureTech stockholders are being asked to consider and vote upon a proposal to approve the Business Combination and a number of other proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal” for more detail.

THE VOTE OF STOCKHOLDERS IS IMPORTANT. STOCKHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF FUTURETECH AND LONGEVITY.

Q	Can I attend the Special Meeting in person?

A:	No. The Special Meeting will be held solely in a virtual format. FutureTech stockholders will be able to attend the Special Meeting at 9:00 a.m. Eastern Time

https://www.cstproxy.com/futuretechii/2025

Telephone access (listen-only):

Within the U.S. and Canada: 1 800-450-7155 (toll-free)

Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)

Conference ID: 9201360#

Q	What are the transactions described in this document?

A:	On September 16, 2024, FutureTech entered into the Merger Agreement. Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to which, among other things, (i) Longevity will consummate the Target Acquisitions upon the terms and subject to conditions set forth therein and pursuant to the Target Acquisition Agreements (as defined therein), and (ii) immediately following the consummation of the Target Acquisitions, Longevity will merge with and into Merger Sub (the “Merger”) with Longevity as the surviving company of the Merger. Following the Merger, Longevity will be a wholly-owned subsidiary of the FutureTech. At the closing of the Transactions (“Closing”), FutureTech will change its name to Longevity Biomedical, Inc., and its common stock is expected to list on Nasdaq under the ticker symbol “LBIO.”

Q	What is Longevity Biomedical, Inc.?

A:	Longevity Biomedical, Inc. is a recently-formed Delaware corporation that was incorporated in October 2021 to pursue the acquisition of development stage companies in the medical technology and life sciences industries, including the transaction with Aegeria and Cerevast described elsewhere in this proxy statement/prospectus (the “Target Acquisitions”), and to merge the combined entity with a blank-check special purpose acquisition company. To date, Longevity has raised proceeds through convertible promissory notes to fund its legal, audit and advisory costs related to the identified target acquisition companies in the Target Acquisitions. Longevity has no significant assets, has a history of net losses, and had an accumulated deficit of $16.9 million as of September 30, 2024.

The consummation of the Target Acquisitions is contingent upon the closing of the Business Combination, and the Business Combination is contingent upon the consummation of the Target Acquisitions. Following the closing of the Business Combination and the consummation of the Target Acquisitions, Longevity will be building a biopharmaceutical company focused on the advancement of new technologies across therapeutics, monitoring and digital health that aim to restore tissue form and function for increasing health span.

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Q	What will happen in the Merger?

A:	On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Merger Effective Time”), each share of Longevity Common Stock (including shares issued in connection with the Target Acquisitions and the conversion of certain Longevity indebtedness) outstanding immediately prior to the Merger Effective Time (other than dissenting shares) will be converted into the right to receive a number of shares of FutureTech Common Stock equal to: (i) the aggregate Merger Consideration divided by (ii) the number of outstanding shares of Longevity Common Stock (including each share of Longevity Common Stock to be issued in connection with the Target Acquisitions and upon conversion of the Longevity indebtedness); and (b) each outstanding Longevity vested option to purchase Longevity Common Stock shall be converted into a FutureTech option to acquire the number of shares of FutureTech Common Stock calculated in accordance with the Merger Agreement; and each share of FutureTech Common Stock issued and outstanding immediately prior to the Merger Effective Time with respect to which a FutureTech stockholder has validly exercised its redemption rights (collectively, the “Redemption Shares”) will not be converted into and become a share of FutureTech Common Stock, and instead will at the Merger Effective Time be converted into the right to receive from the FutureTech, in cash, an amount per share calculated in accordance with such stockholder’s redemption rights.

Q	How will FutureTech be managed following the Business Combination?

A:	Following the Closing, it is expected that FutureTech’s management will be composed of members of the current management of Longevity and Cerevast, and the FutureTech Board will consist of seven directors, who will be divided into three classes (Class I, II and III) with two classes initially consisting of two directors and one class initially consisting of three directors.

Please see the section entitled “Management of FutureTech after the Business Combination.”

Q	Is the completion of the Merger subject to any conditions?

A:	Yes. The respective obligations of each party to effect the Closing are subject to the fulfillment (or, to the extent permitted by applicable law, waiver) of certain conditions specified in the Merger Agreement.

The Merger Agreement provides that the obligations of the parties to consummate the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (subject to compliance with applicable law) in writing by all of such parties: (i) approval of the FutureTech Stockholder Matters by FutureTech’s stockholders (the “Required FutureTech Stockholder Approval”), (ii) the requisite approval of Longevity stockholders, (iii) no order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions being in force, (iv) the Registration Statement having become effective, (v) the shares of the FutureTech Common Stock and the FutureTech Public Warrants to be issued pursuant to the Merger Agreement having been approved for listing on Nasdaq, (vi) FutureTech having received a fairness opinion from the Financial Advisor (as defined in the Merger Agreement), and (vii) customary bring-down conditions related to the representations, warranties and pre-Closing covenants in the Merger Agreement. In addition, the obligation of FutureTech to consummate the Transactions is also conditioned upon, among other items, the closing of the acquisitions by Longevity of each of Aegeria Soft Tissue LLC and Cerevast Medical, Inc. pursuant to each of the Aegeria Acquisition Agreement and Cerevast Acquisition Agreement (as each is defined in the Merger Agreement and the acquisitions pursuant respectively thereto, together, the “Target Acquisitions”), each in accordance with the respective terms thereof, which such condition may be waived by FutureTech, subject to compliance with applicable law.

To the extent that the FutureTech Board determines that any modifications by the parties, including any waivers of any conditions to the Closing, materially change the terms of the Business Combination, FutureTech and Longevity will notify their respective equityholders in a manner reasonably calculated to inform them about the modifications as may be required by law, by publishing a press release, and/or filing a current report on Form 8-K and by circulating a supplement to this proxy statement/ prospectus to resolicit the votes of FutureTech stockholders, if required. For more information about conditions to the consummation of the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Conditions to Closing.”

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Q	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	The U.S. federal income tax consequences of exercising your redemption rights depend on the particular facts and circumstances. Please see the section entitled “Proposal No. 1—Approval of the Business Combination—Certain United States Federal Income Tax Considerations for Stockholders Exercising Redemption Rights.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q	What proposals are stockholders of FutureTech being asked to vote upon?

A:	At the Special Meeting, FutureTech is asking holders of FutureTech Common Stock to consider and vote upon:

●	a proposal to approve (i) the Business Combination, (ii) the adoption of the Merger Agreement, and (iii) the transactions contemplated by the Merger Agreement, as more fully described elsewhere in the accompanying proxy statement/prospectus;

●	a proposal to adopt the Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B;

●	proposals with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation in accordance with SEC requirements;

●	a proposal to elect seven directors to our board of directors (our “Board”) to serve as our directors for a term of three years expiring at the annual meeting of stockholders to be held in 2028 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal;

●	a proposal to approve and assume the Longevity Biomedical, Inc. 2025 Equity Incentive Plan and any grants or awards issued thereunder; and

●	a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes present to constitute a quorum or for the approval of one or more proposals at the Special Meeting or to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to FutureTech stockholders.

If FutureTech’s stockholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the Business Combination may not be consummated. See the sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Charter Approval Proposal,” “Proposal No. 3 — The Governance Proposals,” “Proposal No. 4 — The Director Election Proposal,” and “Proposal No. 5 — The Incentive Plan Proposal.”

FutureTech will hold the Special Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Special Meeting. Stockholders of FutureTech should read it carefully.

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Q	Did the FutureTech Board Recommend the Business Combination Proposals and the other proposals?

A:	After careful consideration, the FutureTech Board has determined that the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, and the Adjournment Proposal are in the best interests of FutureTech and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of FutureTech’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FutureTech and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, FutureTech’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of FutureTech’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q	Are the proposals conditioned on one another?

A:	Each of Proposals No. 1, 2, 3, 4, and 5 (the “Condition Precedent Proposals”) is cross-conditioned on the approval of the others. If our stockholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the Business Combination may not be consummated. Proposal No. 6 is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Proposal No. 5 includes non-binding advisory proposals.

Q	Why is FutureTech proposing the Business Combination?

A:	FutureTech was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Based on our due diligence investigations of each of Longevity, Aegeria and Cerevast, their respective management teams and the industry in which they operate, including the financial and other information provided by Longevity in the course of these due diligence investigations, the FutureTech Board believes that the Business Combination with Longevity is in the best interests of FutureTech and its stockholders and presents an opportunity to increase stockholder value. However, there is no assurance of this. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The FutureTech Board’s Reasons for the Approval of the Business Combination” for additional information.

Although the FutureTech Board believes that the Business Combination with Longevity presents an attractive business combination opportunity and is in the best interests of FutureTech and its stockholders, the FutureTech Board did consider certain potentially material negative factors in arriving at that conclusion, including, among others: (i) the risks associated with Longevity’s long-term business plan and strategy, (ii) macroeconomic uncertainty and (iii) the risks associated with Longevity realizing the anticipated benefits of the Business Combination on the timeline expected or at all. These factors are discussed in greater detail in the section entitled “Proposal No. 1 — The Business Combination Proposal — The FutureTech Board’s Reasons for the Business Combination,” as well as in the section entitled “Risk Factors.”

Q	What will Longevity stockholders receive in return for FutureTech’s acquisition of all of the issued and outstanding equity interests of Longevity?

A:	The Merger Consideration to be paid to the holders of Longevity Common Stock at the Closing will consist of a number of shares of FutureTech Common Stock equal to (a) (i) $100,000,000 minus (ii) the value of each outstanding option (whether vested or unvested) to purchase Longevity Common Stock that is converted into a new FutureTech option in accordance with the Merger Agreement, divided by (b) $10.00.

For further details, see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

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Q	What equity stake will current FutureTech stockholders and Existing Longevity Equityholders hold immediately after the consummation of the Business Combination?

A:	As of the date of this proxy statement/prospectus, there are (i) 4,289,961 shares of FutureTech Common Stock issued and outstanding, consisting of the 520,075 Private Placement Shares, 2,875,000 founder shares, 779,886 public shares, and 115,000 representative shares and (ii) 12,020,075 Warrants issued and outstanding, consisting of the 520,075 Private Placement Warrants held by the Sponsor and 11,500,000 Public Warrants. Each whole warrant entitles the holder thereof to purchase one share of Class A Common Stock at $11.50 per share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination, or the PIPE Investment), FutureTech’s fully diluted share capital would be 16,310,036 FutureTech Common Stock equivalents.

Upon completion of the Business Combination, we anticipate that: (1) shares issued to existing holders of Longevity Common Stock (including holders receiving shares issued in connection with the Target Acquisitions) will represent an ownership interest of approximately 36.2% of the issued and outstanding Common Stock on a fully diluted basis, (2) shares issued to FutureTech public stockholders will represent an ownership interest of approximately 44.0% of the issued and outstanding FutureTech Common Stock on a fully diluted basis, (3) shares issued to the Sponsor Persons will represent an ownership interest of approximately 14.0% of the issued and outstanding FutureTech Common Stock on a fully diluted basis, (4) shares issued to the Sponsor pursuant to the Sponsor Convertible Promissory Note, assuming the respective exercise of the option to convert amounts owed under the notes into FutureTech Common Stock at the Closing, will represent an ownership interest of 1.3% of the issued and outstanding FutureTech Common Stock on a fully diluted basis, (5) shares issued to the PIPE Investor in the PIPE Investment will represent an ownership interest of approximately 3.6% of the issued and outstanding FutureTech Common Stock on a fully diluted basis, and (6) the representative shares and the shares issued to the underwriters of FutureTech’s initial public offering as a portion of the deferred underwriting fee will represent an ownership interest of approximately 0.9% of the issued and outstanding FutureTech Common Stock on a fully diluted basis. These ownership interest levels are based on Longevity’s capitalization as of January 24, 2025, give effect to the issuance of equity upon exercise of any Warrants and Longevity Options and assumes (i) no additional issuance of Longevity equity (other than shares issued in connection with the Target Acquisitions immediately prior to the Merger), (ii) the Closing occurs on [●], 2025, (iii) 1,000,000 shares of FutureTech Common Stock are issued in connection with the PIPE Investment, and (iv) no public stockholders exercise their redemption rights in connection with the Business Combination.

The following table illustrates the varying ownership levels in FutureTech immediately following the consummation of the Business Combination, based on the assumptions above; provided that in the 25%, 50%, 75% and maximum redemptions scenarios, the assumption (iv) above is modified to assume that public stockholders exercise their redemption rights at the applicable redemption levels in connection with the Business Combination.

	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming 75% Redemption		Assuming Maximum Redemption
	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership
Longevity Shareholders	9,217,200	33.1%	9,217,200	33.3%	9,217,200	33.5%	9,217,200	33.8%	9,217,200	34.0%
Public Shareholders	779,886	2.8%	584,915	2.1%	389,943	1.4%	194,972	0.7%	-	0.0%
Sponsor Person Shares	3,395,075	12.2%	3,395,075	12.3%	3,395,075	12.3%	3,395,075	12.4%	3,395,075	12.5%
Public Warrants	11,500,000	41.2%	11,500,000	41.5%	11,500,000	41.8%	11,500,000	42.1%	11,500,000	42.4%
Private Placement Warrant	520,075	1.8%	520,075	1.9%	520,075	1.9%	520,075	1.9%	520,075	1.9%
FTII Extension Loans	356,323	1.3%	356,323	1.3%	356,323	1.3%	356,323	1.3%	356,323	1.3%
Underwriter	262,500	0.9%	262,500	0.9%	262,500	1.0%	262,500	1.0%	262,500	1.0%
PIPE Investor	1,000,000	3.6%	1,000,000	3.6%	1,000,000	3.6%	1,000,000	3.6%	1,000,000	3.7%
Longevity Options	862,124	3.1%	862,124	3.1%	862,124	3.2%	862,124	3.2%	862,124	3.2%
Total	27,893,183	100.0%	27,698,212	100.0%	27,503,240	100.0%	27,308,269	100.0%	27,113,297	100.0%

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See the sections entitled “Summary of the Proxy Statement/Prospectus — Ownership of FutureTech following the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Q	How has the announcement of the Business Combination affected the trading price of the FutureTech Class A Common Stock?

A:	On September 18, 2024, the last trading date before the public announcement of the execution of the Merger Agreement, the reported closing price on Nasdaq of the FutureTech Units and FutureTech Class A Common Stock was $11.01 and $11.12, respectively. On [__], 2025, the most recent practicable date prior to the date of this proxy statement/prospectus, the reported closing price on Nasdaq of the FutureTech Units and Class A Common Stock was $[__] and $[__], respectively.

Q	Do I have redemption rights?

A:	If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public stockholders may elect to redeem all or a portion of the public shares held by them regardless of how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash. The Sponsor Persons have agreed to waive their redemption rights with respect to all of the founder shares in connection with the consummation of the Business Combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. None of the Sponsor Persons received any consideration in exchange for waiving their redemption rights.

Q	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether you vote your shares of Class A Common Stock for or against or abstain from voting on the Business Combination Proposal or any other proposal to be voted upon at the Special Meeting. As a result, the Business Combination can be approved by stockholders who will redeem their shares and no longer remain stockholders.

Q	How do I exercise my redemption rights?

A:	If you are a public stockholder and wish to exercise your right to redeem your public shares, you must:

(i)	(a) hold public shares, or (b) if you hold public shares through units, you must elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Continental, FutureTech’s transfer agent, in which you (i) request that FutureTech redeem all or a portion of your shares of Class A Common Stock for cash, and (ii) identify yourself as the beneficial holder of the shares of Class A Common Stock and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, FutureTech’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [●], 2025 (two business days before the Special Meeting) in order for their shares to be redeemed.

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The address of Continental, FutureTech’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, FutureTech’s transfer agent, directly and instruct them to do so.

Public stockholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, as of [●], 2025, this would have amounted to approximately $[●] per issued and outstanding public share. However, the proceeds deposited in the Trust Account could become subject to the claims of FutureTech’s creditors, if any, which could have priority over the claims of the public stockholders, regardless of whether such public stockholder votes or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal.

Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote, how you vote on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

A FutureTech stockholder may not withdraw a redemption request once submitted to FutureTech unless the FutureTech Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which the FutureTech Board may do in whole or in part). If you submit a redemption request to Continental, FutureTech’s transfer agent, and later decide prior to the Special Meeting not to elect redemption, you may request to withdraw the redemption request. You may make such request by contacting Continental, FutureTech’s transfer agent, at the phone number or address listed under the question “Who can help answer my questions?” below.

Any corrected or changed written exercise of redemption rights must be received by Continental, FutureTech’s transfer agent, prior to the vote taken on the Business Combination Proposal at the Special Meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, FutureTechs transfer agent, at least two business days prior to the vote at the Special Meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, FutureTech will redeem the public shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any).

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:	No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, FutureTech’s transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental, FutureTech’s transfer agent, by 5:00 p.m., Eastern Time, on [●], 2025 (two business days before the Special Meeting) in order to exercise your redemption rights with respect to your public shares.

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Q	How are the funds in the trust account currently being held?

A:	To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act of 1940 (the “Investment Company Act”), on or before the 24-month anniversary of the effective date of the registration statement relating to the Company’s Initial Public Offering, the Company maintained the investment of funds held in the Trust Account in U.S. government securities within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds investing solely in United States government treasury obligations and meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act (or any successor rule). Following the 24-month anniversary of the effective date of the registration statement relating to the Company’s Initial Public Offering, the Company has instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest bearing bank demand deposit account until the earlier of consummation of our initial business combination or liquidation of the Company. However, there is no guarantee that we will not be considered an unregistered investment company. See the section entitled “Risk Factors — If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate the Company. As of January 24, 2025, there was approximately $26.5 million in investments held in the trust account, including approximately $18.0 million to be distributed in accordance with the November 18, 2024 redemption but excluding approximately $810,000 to be received in connection with the claw back of the First Extension Overpayment Amount and the Second Extension Overpayment Amount. A portion of the interest earned on the funds held in the Trust Account may be released to us to pay our taxes, if any, and certain other expenses as permitted.

Q	What are the material U.S. federal income tax consequences of exercising my redemption rights?

A:	We expect that a U.S. holder that exercises its redemption rights to receive cash in exchange for its Class A Common Stock generally will be treated as selling such shares in a taxable transaction resulting in the recognition of capital gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Class A Common Stock that such U.S. holder owns or is deemed to own prior to and following the redemption.

For a more complete discussion of the U.S. federal income tax consequences of a U.S. holder’s exercise of redemption rights, see the section entitled “Material U.S. Federal Income Tax Consequences —

U.S. Holders — Redemption of Class A Common Stock Pursuant to the Stockholder Redemption.”

For a description of the tax consequences for non-U.S. holders exercising redemption rights in connection with the Business Combination, see the section entitled “Material U.S. Federal Income Tax Consequences — Non-U.S. Holders — Redemption of a Non-U.S. Holder’s Class A Common Stock Pursuant to the Stockholder Redemption.”

Additionally, the tax consequences of exercising redemption rights are subject to the PFIC rules discussed more fully under the section entitled “Material U.S. Federal Income Tax Consequences —

U.S. Holders — Passive Foreign Investment Company Status.” All holders of Class A Common Stock considering exercising their redemption rights are urged to consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:	Following the closing of FutureTech’s initial public offering, an amount equal to $117,300,000 of the net proceeds from FutureTech’s initial public offering and the sale of the FutureTech Private Placement Units was placed in the Trust Account. As of January 24, 2025, there was approximately $26.5 million in investments held in the trust account, including approximately $18.0 million to be distributed in accordance with the November 18, 2024 redemption but excluding approximately $810,000 to be received in connection with the claw back of the First Extension Overpayment Amount and the Second Extension Overpayment Amount, and were held entirely in an interest bearing bank demand deposit account. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes and permitted expenses, if any, until the earliest of (1) the completion of a business combination (including the Business Combination), (2) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Amended and Restated Certificate of Incorporation to modify the substance or timing of FutureTech’s obligation to redeem 100% of the public shares if it does not complete a business combination by deadline provided in the Amended and Restated Certificate of Incorporation, as amended, or any provision relating to the FutureTech stockholders’ rights or pre-business combination activity and (3) the redemption of all of the public shares if FutureTech is unable to complete a business combination by the deadline provided in the Amended and Restated Certificate of Incorporation, as amended, subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the Trust Account will be released to pay holders of public shares who properly exercise their redemption rights, to pay transaction fees and expenses associated with the Business Combination and for working capital and general corporate purposes of FutureTech following the Business Combination. See the section entitled “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”

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Q	What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:	Our public stockholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders.

The table below presents the trust value per FutureTech public share to a FutureTech public stockholder that elects not to redeem across a range of varying redemption scenarios calculated based on the Trust Account figures as of January 24, 2025. This trust value per FutureTech public share includes the per share cost of the deferred underwriting commission.

Per Share Value
Trust value(1)	$9,263,423
Total public shares	779,886
Trust value per public share(2)(3)	$11.88

(1)	Represents the amount held in the Trust Account as of January 24, 2025, less approximately $18.0 million to be distributed in accordance with the November 18, 2024 redemption but plus approximately $810,000 to be received in connection with the claw back of the First Extension Overpayment Amount and the Second Extension Overpayment Amount.

(2)	Does not include the 520,075 shares of Class A Common Stock underlying the 520,075 private placement units owned by the Sponsor as the Sponsor has waived their redemption rights for these shares.

(3)	The per-share amount we will distribute to public stockholders who properly exercise their redemption rights will not be reduced by the deferred underwriting commission. Remaining deferred underwriting commission owed to the underwriters is to be paid from cash available in the Trust Account after redemption by the Class A public stockholders. The deferred underwriting commission is only payable upon the completion of the Business Combination.

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In addition to the changes in percentage ownership depicted above, variation in the levels of redemption will impact the dilutive effect of certain equity issuances related to the Business Combination. As illustrated in the table below, certain equity issuances may have a dilutive effect on the per share value of FutureTech. See the section entitled “Risk Factors — Risks Related to Redemption” for additional information.

	Assuming No Redemptions		Assuming 25% of Maximum Redemptions(1)		Assuming 50% of Maximum Redemptions(2)		Assuming 75% of Maximum Redemptions(3)		Assuming Maximum Redemptions(4)

Base Scenario(6)	13,507,161	$10.00	13,312,190	$9.97	13,117,218	$9.94	12,922,247	$9.91	12,727,275	$9.88
Assuming Exercise of Public warrants(7)	25,007,161	$10.69	24,812,190	$10.68	24,617,218	$10.67	24,422,247	$10.66	24,227,275	$10.65
Assuming Exercise of Private warrants(8)	14,027,236	$10.06	13,832,265	$10.03	13,637,293	$10.00	13,442,322	$9.98	13,247,350	$9.95
Assuming PIPE Investment	14,507,161	$9.66	14,312,190	$9.63	14,117,218	$9.59	13,922,247	$9.56	13,727,275	$9.53
Assuming Conversion of FTII Extension Loans	13,863,484	$10.00	13,668,513	$9.97	13,473,541	$9.95	13,278,570	$9.92	13,083,598	$9.89
Assuming Issuance of Underwriter Consideration	13,654,661	$10.00	13,459,690	$9.97	13,264,718	$9.94	13,069,747	$9.92	12,874,775	$9.89
Assuming Exercise of Options issued to Longevity holders	14,369,285	$9.52	14,174,314	$9.48	13,979,342	$9.45	13,784,371	$9.42	13,589,399	$9.38

* All scenarios exclude the 1,539,549 submitted for redemption in connection with the Third Extension Meeting, as discussed elsewhere in this proxy statement/prospectus.

(1)	Assumes redemptions of 194,972 shares of Class A Common Stock in connection with the Business Combination.

(2)	Assumes redemptions of 389,943 shares of Class A Common Stock in connection with the Business Combination.

(3)	Assumes redemptions of 584,915 shares of Class A Common Stock in connection with the Business Combination.

(4)	Assumes redemptions of 779,886 shares of Class A Common Stock in connection with the Business Combination.

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(5)	Based on a post-transaction equity value of FutureTech of the following:

	Post-Transaction Equity Value
	Assuming No Redemptions		Assuming 25% of Maximum Redemptions		Assuming 50% of Maximum Redemptions		Assuming 75% of Maximum Redemptions		Assuming Maximum Redemptions

Base Scenario	$135,071,610	(5)(a)	$132,755,754	(5)(b)	$130,439,899	(5)(c)	$128,124,043	(5)(d)	$125,808,187	(5)(e)
Assuming Exercise of Public warrants5(f)	$267,321,610		$265,005,754		$262,689,899		$260,374,043		$258,058,187
Assuming Exercise of Private warrants5(g)	$141,052,473		$138,736,617		$136,420,761		$134,104,905		$131,789,050
Assuming PIPE Investment 5(h)	$140,071,610		$137,755,754		$135,439,899		$133,124,043		$130,808,187
Assuming Conversion of FTII Extension Loans	$138,634,840		$136,318,984		$134,003,129		$131,687,273		$129,371,417
Assuming Issuance of Underwriter Consideration	$136,546,610		$134,230,754		$131,914,899		$129,599,043		$127,283,187
Assuming Exercise of Options issued to Longevity holders(5)(i)	$136,729,992		$134,414,136		$132,098,280		$129,782,425		$127,466,569

(5)(a)	Based on a post-transaction equity value of FutureTech of approximately $135.1 million, calculated by multiplying (a) the sum of (i) 9,217,200 shares of Common Stock to be issued at the Closing as the Merger Consideration, (ii) 3,510,075 shares of Class A Common Stock issued through private placement and (iii) 779,886 Class A Common Stock subject to redemption, assuming no redemptions by the public stockholders, by (b) $10.00.

(5)(b)	Based on a post-transaction equity value of FutureTech of approximately $132.8 million, or approximately $135.1 million less the approximately $2.3 million (or $11.88 per share, representing its per share portion of the principal in the trust account) that would be paid from the Trust Account to redeem 194,972 shares of Class A Common Stock in connection with the Business Combination.

(5)(c)	Based on a post-transaction equity value of FutureTech of approximately $130.4 million, or approximately $135.1 million less the approximately $4.6 million (or $11.88 per share, representing its per share portion of the principal in the trust account) that would be paid from the Trust Account to redeem 389,943 shares of Class A Common Stock in connection with the Business Combination.

(5)(d)	Based on a post-transaction equity value of FutureTech of approximately $128.1 million, or approximately $135.1 million less the approximately $6.9 million (or $11.88 per share, representing its per share portion of the principal in the trust account) that would be paid from the Trust Account to redeem 584,915 shares of Class A Common Stock in connection with the Business Combination.

(5)(e)	Based on a post-transaction equity value of FutureTech of approximately $125.8 million, or approximately $135.1 million less the approximately $9.3 million (or $11.88 per share, representing its per share portion of the principal in the trust account) that would be paid from the Trust Account to redeem 779,886 shares of Class A Common Stock in connection with the Business Combination.

(5)(f)	Based on a post-transaction equity value of FutureTech at the Base Scenario in the respective redemption scenario column plus the full exercise of the Public Warrants for a total cash exercise price of approximately $132.2 million (or $11.50 per share).

(5)(g)	Based on a post-transaction equity value of FutureTech at the Base Scenario in the respective redemption scenario column plus the full exercise of the Private Placement Warrants for a total cash exercise price of approximately $6.0 million (or $11.50 per share).

(5)(h)	Based on a post-transaction equity value of FutureTech at the Base Scenario in the respective redemption scenario column plus the investment from PIPE Investors of 1,000,000 shares of FutureTech for an aggregate cash purchase price of $5.0 million (or $5 per share). See “Unaudited Pro Forma Condensed Combined Financial Information — Other Financing and Reorganization Events.”

(5)(i)	Based on post-transaction equity value of FutureTech Base Scenario in the respective redemption scenario column plus the full exercise of the Longevity stock options for total cash consideration of approximately $0.8 million (or $0.93 per share).

(6)	Represents (a) the 9,217,200 shares of FutureTech Common Stock issued to existing holders of Longevity Common Stock at Closing as the Merger Consideration and (b) the 2,875,000 shares of Class B Common Stock that were converted into shares of Class A Common Stock on February 4, 2025, less any shares that are redeemed, as described above.

(7)	Represents the Base Scenario plus 11,500,000 shares of FutureTech Common Stock issuable upon the exercise of the Public Warrants.

(8)	Represents the Base Scenario plus 520,075 shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants.

If a public stockholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. We cannot predict the ultimate value of the Warrants following the consummation of the Business Combination, but assuming that 100% or 779,886 shares of Class A Common Stock held by our public stockholders were redeemed (accounting for the shares submitted for redemption in connection with the Third Extension Meeting), the 11,500,000 retained outstanding Public Warrants would have an aggregate value of $[●], based on a price per Public Warrant of $[●] on [●], 2025, the most recent practicable date prior to the date of this proxy statement/ prospectus.

The table below presents possible sources of dilution and the extent of such dilution that non- redeeming FutureTech stockholders could experience in connection with the closing of the Business Combination across a range of varying redemption scenarios. In an effort to illustrate the extent of such dilution, the table below assumes (i) no additional issuance of Longevity equity (other than shares issued in connection with the Target Acquisitions immediately prior to the Merger), and (ii) the Closing occurs on [●], 2025. If the actual facts are different from these assumptions, the percentage ownership retained by the current FutureTech stockholders will be different.

Fully Diluted Share Ownership in Post-Closing Company
	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming 75% Redemption		Assuming Maximum Redemption
	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership
Longevity Shareholders(1)	9,217,200	33.1%	9,217,200	33.3%	9,217,200	33.5%	9,217,200	33.8%	9,217,200	34.0%
Public Shareholders	779,886	2.8%	584,915	2.1%	389,943	1.4%	194,972	0.7%	-	0.0%
Sponsor Person Shares(2)	3,395,075	12.2%	3,395,075	12.3%	3,395,075	12.3%	3,395,075	12.4%	3,395,075	12.5%
Public Warrants	11,500,000	41.2%	11,500,000	41.5%	11,500,000	41.8%	11,500,000	42.1%	11,500,000	42.4%
Private Placement Warrant	520,075	1.8%	520,075	1.9%	520,075	1.9%	520,075	1.9%	520,075	1.9%
FTII Extension Loans	356,323	1.3%	356,323	1.3%	356,323	1.3%	356,323	1.3%	356,323	1.3%
Underwriter(3)	262,500	0.9%	262,500	0.9%	262,500	1.0%	262,500	1.0%	262,500	1.0%
PIPE Investor	1,000,000	3.6%	1,000,000	3.6%	1,000,000	3.6%	1,000,000	3.6%	1,000,000	3.7%
Longevity Options(4)	862,124	3.1%	862,124	3.1%	862,124	3.2%	862,124	3.2%	862,124	3.2%
Total	27,893,183	100.0%	27,698,212	100.0%	27,503,240	100.0%	27,308,269	100.0%	27,113,297	100.0%

(1)	Represents 9,217,200 shares of FutureTech Common Stock to be issued at the Closing as the Merger Consideration and gives effect to the adjustment in the Merger Consideration as a result of the issuance of the $7.2 million aggregate principal amount of promissory notes by Longevity to FutureTech Capital.

(2)	Represents the 3,395,075 shares of Class A Common Stock owned by the Sponsor and FutureTech’s current and former executive officers and directors.

(3)	Represents the representative shares and certain other shares to be issued to the Underwriters as follows: The deferred underwriting commission owed as a result of the FutureTech initial public offering of $3,450,000 will be released to the underwriters only on completion of the Business Combination. On February 4, 2025, the Underwriters agreed (i) to receive $500,000 in cash at the time of the Closing, (ii) to receive $1,475,000 of the total aggregate amount of deferred underwriting commission owed to them in the form of 147,500 shares of FutureTech Common Stock to be issued at the Closing, and (iii) to convert $1,475,000 into a one-year promissory note (the “D Boral Note”) to be paid on February 4, 2026 (the maturity date) and requiring 8% of any financings to be repaid toward the D Boral Note, resulting in a total $900,000 of deferred underwriting commission payable in cash at the Closing. The deferred underwriting commission is payable if a Business Combination is consummated without regard to the number of public shares redeemed by holders in connection with a Business Combination. The following table presents the deferred underwriting commission as a percentage of the cash left in the Trust Account following redemptions across a range of varying redemption scenarios.

(4)	Represents shares underlying the outstanding Longevity options to be converted into a new option.

	Assuming	Assuming 25%	Assuming 50%	Assuming 75%	Assuming
	No Redemptions	of Maximum Redemptions	of Maximum Redemptions	of Maximum Redemptions	Maximum Redemptions
Deferred underwriting commission	$900,000	$900,000	$900,000	$900,000	$900,000
Deferred underwriting commission as a percentage of cash in Trust Account post-redemption	10.8%	14.9%	24.1%	63.6%	NM

Warrants are not subject to redemption in connection with the Business Combination. As of [●], 2025, the most recent practicable date before the date of this proxy statement/prospectus, the closing trading price of the Public Warrants on Nasdaq, was [●]. The Warrants will become exercisable at any time commencing 30 days after the completion of the Business Combination. The exercise price of Warrants is $11.50 per share. However, there is no guarantee that the Public Warrants will ever be in the money prior to their expiration and as such, the Warrants may expire worthless. Alternatively, following the Business Combination, FutureTech may be able to redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to a holder of the Warrants, thereby making them worthless. For more information on risks relating to the Warrants, please see the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to the Business Combination and FutureTech.”

Q	When do you expect the Business Combination to be completed?

A:	The Business Combination is expected to be completed in 2025.

Q	Do I have appraisal rights in connection with the proposed Business Combination and the Transactions?

A:	No. Appraisal rights are not available to holders of FutureTech Common Stock in connection with the Business Combination.

Q	What do I need to do now?

A:	FutureTech urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a stockholder or warrant holder of FutureTech. FutureTech’s stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q	How do I vote?

A:	The Special Meeting will be held at 9:00 a.m. Eastern Time, on [●], 2025, in a virtual only format, by visiting:

https://www.cstproxy.com/futuretechii/2025

Telephone access (listen-only):
Within the U.S. and Canada: 1 800-450-7155 (toll-free)
Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)
Conference ID: 9201360#

If you are a holder of record of FutureTech Common Stock on the record date for the Special Meeting, you may vote at the Special Meeting by visiting the website above or by submitting a proxy for the Special Meeting, in any of the following ways, if available:

Vote by Mail: by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope. By signing the proxy card and returning it in the enclosed prepaid envelope to the specified address, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the FutureTech Board;

Vote by Internet: by visiting www. [●].com, 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time on [●], 2025 (have your proxy card in hand when you visit the website);

Vote by Phone: by calling toll-free (within the U.S. or Canada) [●] (have your proxy card in hand when you call); or

Vote at the Special Meeting: by attending and voting at the Special Meeting by visiting:

https://www.cstproxy.com/futuretechii/2025

Telephone access (listen-only):

Within the U.S. and Canada: 1 800-450-7155 (toll-free)

Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)

Conference ID: 9201360#

You can attend the Special Meeting virtually and vote during the meeting by following the instructions on your proxy card.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a valid proxy from your broker, bank or nominee. In most cases you may vote by telephone or over the Internet as instructed.

Q	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Special Meeting.

Q	When and where will the Special Meeting be held?

A:	The Special Meeting will be held on [●], 2025 at 9:00 a.m. Eastern Time, in a virtual only format, by visiting:

https://www.cstproxy.com/futuretechii/2025

Telephone access (listen-only):

Within the U.S. and Canada: 1 800-450-7155 (toll-free)

Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)

Conference ID: 9201360#

Q	Who is entitled to vote at the Special Meeting?

A:	FutureTech has fixed [●], 2025 as the record date for the Special Meeting. If you were a stockholder of FutureTech at the close of business on the record date, you are entitled to vote on matters that come before the Special Meeting. However, a stockholder may only vote his or her shares if he or she is present virtually or is represented by proxy at the Special Meeting.

Q	How many votes do I have?

A:	FutureTech stockholders are entitled to one vote at the Special Meeting for each share of FutureTech Common Stock held of record as of the Record date. As of the close of business on the record date for the Special Meeting, there were [__] shares of redeemable Class A Common Stock issued and outstanding, and [__] shares of non-redeemable Class A Common Stock issued and outstanding.

Q	What constitutes a quorum?

A:	A quorum of FutureTech stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if one or more stockholders who together hold a majority of the issued and outstanding shares of FutureTech Common Stock entitled to vote at the Special Meeting are represented virtually or by proxy. As of the record date for the Special Meeting, [__] shares of FutureTech Common Stock would be required to achieve a quorum.

Q	What vote is required to approve each proposal at the Special Meeting?

A:	The approval of the Business Combination Proposal, the Governance Proposals, which is a non-binding advisory vote, the Incentive Plan Proposal, and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of FutureTech Common Stock represented virtually or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, assuming a valid quorum is established, a Company stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, will have no effect on the Business Combination Proposal, the Governance Proposals, which is a non-binding advisory vote, the Incentive Plan Proposal, and the Adjournment Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Business Combination Proposal, the Governance Proposals, which is a non-binding advisory vote, the Incentive Plan Proposal, and the Adjournment Proposal.

The approval of the Charter Approval Proposal requires the affirmative vote of holders of a majority of the voting power of our outstanding shares of FutureTech Common Stock entitled to vote thereon at the Special Meeting. Accordingly, a FutureTech stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote will have the same effect as a vote “AGAINST” such Charter Approval Proposal.

Directors are elected by a plurality of the votes cast by the holders of our outstanding shares of FutureTech Common Stock represented virtually or by proxy and entitled to vote thereon at the Special Meeting. This means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, a FutureTech stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting and abstentions and broker non-votes will have no effect on the election of directors pursuant to the Director Election Proposal.

Q	What are the recommendations of the FutureTech Board?

A:	The FutureTech Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of FutureTech’s stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal and “FOR” all of the other proposals. The existence of financial and personal interests of one or more of FutureTech’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FutureTech and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, FutureTech’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of FutureTech’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q	How does the Sponsor intend to vote its shares?

A:	Unlike some other blank check companies in which the initial stockholders agree to vote their shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, each of the Sponsor Person has agreed to vote all the founder shares and any public shares purchased during or after FutureTech’s initial public offering in favor of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor and FutureTech’s directors and executive officers, collectively, own approximately 79.1% of the issued and outstanding shares of FutureTech Common Stock.

The Sponsor and FutureTech’s directors, officers, advisors or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. If the Sponsor or its affiliates engage in such transactions prior to the completion of the Business Combination, the purchase will be at a price no higher than the price offered through the redemption process. Any such securities purchased by the Sponsor or its affiliates, or any other third party that would vote at the direction of the Sponsor or its affiliates will not be voted in favor of approving the Business Combination. However, they have no current commitments, plans or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions.

None of the funds in the Trust Account will be used to purchase shares or warrants in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of FutureTech’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or FutureTech’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. In order to induce the underwriters to execute the underwriting agreement entered into in connection with the IPO, the Sponsor and each of the officers and directors of FutureTech entered into agreements with FutureTech, pursuant to which each of them agreed to waive their redemption rights with respect to their founder shares and public shares and to vote in favor of the Business Combination. These agreements were reaffirmed in the Sponsor Agreement.

The purpose of such purchases would be to ensure that such shares would not be redeemed in connection with the Business Combination, where it appears that such requirement would otherwise not be met.

Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Class A Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor and FutureTech’s officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom the Sponsor or FutureTech’s officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of Class A Common Stock) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or FutureTech’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination Proposal but only if such shares have not already been voted at the Special Meeting.

The Sponsor and FutureTech’s officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

To the extent that the Sponsor or FutureTech’s officers, directors, advisors or their affiliates enter into any such private purchase, prior to the Special Meeting FutureTech will file a current report on Form 8-K to disclose (1) the amount of securities purchased in any such purchases, along with the purchase price; (2) the purpose of any such purchases; (3) the impact, if any, of any such purchases on the likelihood that the Business Combination will be approved; (4) the identities or the nature of the security holders (e.g., 5% security holders) who sold their securities in any such purchases; and (5) the number of securities for which FutureTech has received redemption requests pursuant to its stockholders’ redemption rights in connection with the Business Combination.

Any purchases by the Sponsor or FutureTech’s officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and FutureTech’s officers, directors and/or their affiliates will not make purchases of Class A Common Stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

The existence of financial and personal interests of one or more of FutureTech’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FutureTech and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, FutureTech’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of FutureTech’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q	What happens if I sell my FutureTech Common Stock before the Special Meeting?

A:	The record date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the Special Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q	May I change my vote after I have delivered my signed proxy card or voting instruction card?

A:	Yes. If you are a stockholder of record of FutureTech Common Stock as of the close of business on the record date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

●	Submit a new proxy card bearing a later date; or

●	Vote virtually or electronically at the Special Meeting by visiting https://www.cstproxy.com/futuretechii/2025 and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

Q	What happens if I fail to take any action with respect to the Special Meeting?

A:	If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and the Business Combination is consummated, you will become a stockholder or warrant holder of the post-closing company. If you fail to take any action with respect to the Special Meeting and the Business Combination Proposal and the other Condition Precedent Proposals are not approved, you will remain a stockholder or warrant holder of FutureTech. However, if you fail to vote with respect to the Special Meeting, you will nonetheless be eligible to elect to redeem your public shares in connection with the Business Combination.

Q	What happens if I attend the Special Meeting and abstain or do not vote?

A:	At the Special Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention will have no effect on the Business Combination Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal, while a failure to vote or abstention will have the same effect as a vote “AGAINST” the Charter Approval Proposal.

Q	What should I do with my FutureTech share certificates, warrant certificates or unit certificates?

A:	FutureTech stockholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental, FutureTech’s transfer agent, prior to the Special Meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [●], 2025 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of Warrants should not submit the certificates relating to their warrants. Public stockholders who do not elect to have their public shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their public shares.

Q	What should I do if I receive more than one set of voting materials?

A:	FutureTech stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your FutureTech Common Stock.

Q	Who will solicit and pay the cost of soliciting proxies for the Special Meeting?

A:	FutureTech will pay the cost of soliciting proxies for the Special Meeting. FutureTech has engaged [__] to assist in the solicitation of proxies for the Special Meeting. FutureTech has agreed to pay [__] a fee of $[●], plus disbursements (to be paid with non- Trust Account funds). FutureTech will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Class A Common Stock and in obtaining voting instructions from those owners. FutureTech’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q	Where can I find the voting results of the Special Meeting?

A:	The preliminary voting results will be expected to be announced at the Special Meeting. FutureTech will publish final voting results of the Special Meeting in a Current Report on Form 8-K within four business days after the Special Meeting.

Q	Who can help answer my questions?

A:	If you have questions about the Business Combination or the Transactions or if you need additional copies of this prospectus, any document incorporated by reference in this prospectus or the enclosed proxy card, you should contact:

FutureTech II Acquisition Corp.,

Email: yingshan@futuretechcapitalllc.com

Telephone: (914) 316-4805

or:

Lioness Consulting LLC
Email:info@lionessconsultingllc.com
Telephone: 917-576-3586

You also may obtain additional information about FutureTech from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, FutureTech’s transfer agent, at the address below prior to the Special Meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [●], 2025 (two business days before the Special Meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company [__]

Attention: [__]

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement.”

Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the public stockholders in connection with the Business Combination and (2) do not include any shares issuable upon the exercise of the FutureTech Warrants.

The Parties to the Business Combination

Below are the pre-Closing and the post-Closing entity structure charts that illustrate the effect of the Business Combination. Following the entity structure charts, descriptions of the relevant entities are provided. See the section entitled “— Ownership of FutureTech following the Business Combination” for further detail on post-Closing ownership.

Pre-closing Structure

1

Post-closing Structure

FutureTech II Acquisition Corp.

FutureTech is a blank check company formed for the purpose of entering into a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. In February 2022, FutureTech consummated its IPO from which it derived gross proceeds of $115 million, including proceeds from the full exercise of the underwriters’ over-allotment option.

LBI Merger Sub, Inc.

LBI Merger Sub, Inc. (“Merger Sub”) is a Delaware corporation and direct, wholly-owned subsidiary of FutureTech. Merger Sub does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.

Longevity Biomedical, Inc.

Longevity Biomedical, Inc. (“Longevity”) is a Delaware corporation formed in October 2021 to pursue the acquisition of development stage companies in the medical technology and life sciences industries (the “Target Acquisitions”) and to merge the combined entity with a blank-check special purpose acquisition company (the “Business Combination”). Upon consummation of the Target Acquisitions and closing of the Business Combination, Longevity will be building a fully integrated biopharmaceutical company focused on the advancement of new technologies across therapeutics, monitoring and digital health that address diseases associated with aging.

Longevity has no employees and operates out of the Cerevast Medical, Inc. offices. Longevity has raised proceeds through convertible promissory notes to fund its legal, audit and advisory costs related to the identified target acquisition companies. Longevity has a history of net losses and had an accumulated deficit of $16.9 million as of September 30, 2024

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Aegeria Soft Tissue LLC

Aegeria Soft Tissue LLC (“Aegeria”), based in Baltimore, Maryland, is a Delaware limited liability company formed in October 2010. Aegeria is a clinical-stage regenerative medicine company whose primary asset is an exclusive worldwide license from Johns Hopkins University (“JHU”) for a biomatrix technology designed for soft tissue reconstruction. Clinical development of Aegeria’s technology has been primarily funded by a 2015 grant to JHU from the Armed Services Institute for Regenerative Medicine and a 2020 grant to JHU from the U.S. Army Medical Research Acquisition Activity.

Aegeria has recently completed enrollment of a Phase 2 clinical trial or LBI-101, an “off-the-shelf” adipose extracellular matrix (“ECM”) biomaterial from allograft human tissue (acellular adipose tissue, or “AAT”). The Phase 2 clinical trial is a dose-escalation study with increasing volumes injected into soft tissue defects of the torso for permanent repair. The Phase 2 trial has enrolled a total of 15 patients (five patients per dose-cohort). Twelve-month follow-up is pending for the final five patients enrolled in the third dose cohort and will be available in the first half of 2025.

Aegeria is run virtually with no employees, customers or offices. The operations have been solely focused on the advancement of the licensed technology. Proceeds raised through debt and equity financings has been used to pay for manufacturing development and license fees as well as general and administrative costs for legal, accounting, tax, insurance and subcontractors. Aegeria has a history of net losses and had an accumulated deficit of $0.8 million as of September 30, 2024.

Cerevast Medical, Inc.

Cerevast Medical, Inc. (“Cerevast”), based in Bothell, Washington, is a Delaware corporation formed in June 2015. Cerevast is a clinical-stage medical device company committed to developing therapeutic solutions to restore health and improve the quality of life for patients that suffer from major diseases by leveraging its core expertise in the fields of ultrasound and microsphere technologies. Cerevast’s lead clinical stage programs are for the treatment of ischemic stroke and retinal vein occlusion, two devastating diseases with limited treatment options that affect millions of patients worldwide each year.

Cerevast is developing LBI-001 for retinal vein occlusion and LBI-201 for ischemic stroke.

LBI-001 is designed to treat the venous blood clot in the retinal vein by combining the intravenous administration of microspheres with non-invasive therapeutic ultrasound delivered across the closed inferior eyelid. A Phase 2 study of 50 subjects was initiated and subsequently placed on hold in June 2015 after enrolling one subject due to financing constraints. Cerevast plans to submit a new Investigational Device Exemption to the FDA to allow for the use of anti-vascular endothelial growth factor (“anti-VEGF”) injections in an updated Phase 2 protocol.

LBI-201 is a therapeutic ultrasound device that is designed to be used in combination with tissue plasminogen activator (“tPA”) during the acute phase of ischemic stroke to break-up blood clots and restore blood flows to the ischemic (oxygen deprived) regions of the brain. Coupling the acoustic energy of transcranial ultrasound (“TUS”) with tPA has been shown in clinical studies to significantly increase restoration of blood flow in stroke patients. Cerevast received IDE clearance from the FDA to conduct a new randomized, placebo controlled, double-blind Phase 3 clinical study to evaluate the efficacy and safety of transcranial ultrasound using the AurevaTM Pulse as an adjunctive therapy to intravenous tPA in subjects with acute ischemic stroke that initially present at non-endovascular (“EVT”) treating hospitals that have established transport services in place to transfer subjects to hospitals capable of performing EVT. The study has a lead-in phase of 40 subjects and a primary phase of 556 subjects. Following IDE clearance, this study was electively placed on hold by Cerevast on September 17, 2018 due to funding constraints.

Cerevast has office and laboratory space in Bothell, Washington that will become the Longevity headquarters. Cerevast currently has four employees, three of which will continue upon consummation of the Business Combination. Cerevast has a history of net losses and had an accumulated deficit of $23.0 million as of September 30, 2024.

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Proposals to Be Put to the Stockholders of FutureTech at the Special Meeting

The following is a summary of the proposals to be put to the Special Meeting of FutureTech and certain transactions contemplated by the Merger Agreement. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The Non-Binding Governance Proposals are constituted of non-binding advisory proposals. The transactions contemplated by the

Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the Special Meeting.

The Business Combination Proposal

At the Special Meeting, FutureTech stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, by and among FutureTech, Merger Sub, Longevity, and Bradford A. Zakes, solely in the capacity as a Seller Representative.

The Merger Agreement provides that the parties thereto will enter into a business combination transaction (the “Business Combination” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to which, among other things, (i) Longevity will consummate Target Acquisitions (as defined below) upon the terms and subject to conditions set forth therein and pursuant to the Target Acquisition Agreements (as defined therein), and (ii) immediately following the consummation of the Target Acquisitions, Longevity will merge with and into Merger Sub (the “Merger”) with Longevity as the surviving company of the Merger. Following the Merger, Longevity will be a wholly-owned subsidiary of FutureTech. At the closing of the Transactions (the “Closing”), FutureTech is expected to change its name to “Longevity Biomedical, Inc.” and FutureTech’s common stock is expected to list on Nasdaq under the ticker symbol “LBIO.”

Merger Consideration

The aggregate consideration (the “Merger Consideration”) to be paid to the holders of Longevity common stock, par value $0.0001 per share (the “Longevity Common Stock”), at the Closing will consist of a number of shares of FutureTech common stock, par value $0.0001 (“Common Stock”) equal to (a) (i) $100,000,000 minus (ii) the value of each outstanding option (whether vested or unvested)s to purchase Longevity Common Stock that is converted into a new FutureTech option in accordance with the Merger Agreement, divided by (b) $10.00.

Merger Effective Time

On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Merger Effective Time”), by virtue of the Merger:

(a) each share of Longevity Common Stock (including shares issued in connection with the Target Acquisitions and the conversion of certain Longevity indebtedness) outstanding immediately prior to the Merger Effective Time (other than dissenting shares) will be converted into the right to receive a number of shares of FutureTech Common Stock equal to: (i) the aggregate Merger Consideration divided by (ii) the number of outstanding shares of Longevity Common Stock (including each share of Longevity Common Stock to be issued in connection with the Target Acquisitions and upon conversion of the Longevity indebtedness); and (b) each outstanding Longevity vested option to purchase Longevity Common Stock shall be converted into a FutureTech option to acquire the number of shares of FutureTech Common Stock calculated in accordance with the Merger Agreement; and

(b) each share of FutureTech Common Stock issued and outstanding immediately prior to the Merger Effective Time with respect to which a FutureTech stockholder has validly exercised its redemption rights (collectively, the “Redemption Shares”) will not be converted into and become a share of FutureTech Common Stock, and instead will at the Merger Effective Time be converted into the right to receive from FutureTech, in cash, an amount per share calculated in accordance with such stockholder’s redemption rights.

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For further details, see the section entitled “Proposal No.1 — The Business Combination Proposal.”

Closing Conditions

The consummation of the Business Combination is subject to customary closing conditions for transactions involving special purpose acquisition companies, any one or more of which may be waived (subject to compliance with applicable law) in writing by all of such parties:

●	no governmental authority of competent jurisdiction shall have enacted, issued or granted any law (whether temporary, preliminary or permanent), in each case that is in effect and which has the effect of restraining, enjoining or prohibiting the consummation of the transaction;

●	the Longevity Common Stock issuable pursuant to the Business Combination shall have been approved for listing on Nasdaq, subject to official notice of issuance;

●	the parties shall each have performed and complied in all material respects with the obligations, covenants and agreements required by the Merger Agreement to be performed or complied with by it at or prior to filing, or a later date as agreed to by the parties;

●	customary bring-down conditions related to the accuracy of the parties’ respective representations, warranties and pre-Closing covenants in the Merger Agreement;

●	FutureTech’s registration statement to be filed with the United States Securities and Exchange Commission shall have become effective; and

●	FutureTech’s stockholder approval.

In addition, the obligation of FutureTech to consummate the Transactions is also conditioned upon, among other items, the closing of the Target Acquisitions, which such term may be waived by FutureTech, subject to compliance with applicable law. To the extent that the FutureTech Board determines that any modifications by the parties, including any waivers of any conditions to the Closing, materially change the terms of the Business Combination, FutureTech will notify its stockholders in a manner reasonably calculated to inform them about the modifications as may be required by law, by publishing a press release, filing a Current Report on Form 8-K and/or circulating a supplement to this proxy statement/prospectus.

See the section entitled “Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Conditions to Closing” for additional information.

The Charter Approval Proposal

FutureTech will also ask its stockholders to consider and vote upon a proposal to adopt the Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B. For further details, see the section entitled “Proposal No. 2 — The Charter Approval Proposal.”

The Governance Proposals

FutureTech will ask its stockholders to consider and vote upon, on a non-binding advisory basis, separately presented proposals with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation in accordance with SEC requirements. For further details, see the section entitled “Proposal No. 3 — The Governance Proposals.”

The Director Election Proposal

FutureTech will ask its stockholders to consider and vote upon a proposal to elect seven directors to our board of directors to serve as our directors for a term of three years expiring at the annual meeting of stockholders to be held in 2028 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal. For further details, see the section entitled “Proposal No. 4 — The Director Election Proposal.”

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The Incentive Plan Proposal

FutureTech will ask its stockholders to consider and vote upon a proposal to approve and assume the Longevity Biomedical Inc. 2025 Equity Incentive Plan (the “Equity Incentive Plan”) and any grants or awards issued thereunder (the “Incentive Plan Proposal”). For further details, see the section entitled “Proposal No. 5 — The Incentive Plan Proposal.”

The Adjournment Proposal

FutureTech will ask its stockholders to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or for the approval of one or more proposals at the Special Meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to FutureTech stockholders (the “Adjournment Proposal”). For further details, see the section entitled “Proposal No. 6 — The Adjournment Proposal.”

The FutureTech Board’s Reasons for the Business Combination

FutureTech was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

In evaluating the Business Combination, the FutureTech Board consulted with FutureTech’s management and financial, legal and other advisors and considered a number of factors. In particular, the FutureTech Board considered, among other things, the following factors, although not weighted or in any order of significance:

In reaching its unanimous resolution (i) that the terms and conditions of the Merger Agreement, including the proposed Business Combination, are advisable, fair to and in the best interests of FutureTech and its stockholders and (ii) to recommend that its stockholders adopt and approve the Merger Agreement and approve the Business Combination contemplated therein, FutureTech’s board of directors considered a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors, FutureTech’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. FutureTech’s board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of FutureTech’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.”

In considering the Business Combination, FutureTech’s board of directors gave considerable weight to the following factors:

Due Diligence. FutureTech’s management conducted a due diligence review of Longevity and review of the Targets that included an industry analysis, an analysis of the existing business model of Longevity and the Targets and historical and projected financial results. FutureTech’s management, including its directors and advisors, have many years of experience in both operational management and investment and financial management and analysis and, in the opinion of FutureTech’s Board, were suitably qualified to conduct the due diligence, reviews and other analyses required in connection with the search for a business combination partner. A detailed description of the experience of FutureTech’s executive officers and directors is included in the section of this proxy statement/prospectus entitled “Management of FutureTech—Directors and Executive Officers.”

Large market opportunity. According to the United Nations Population Division, the global population of people ages 65 and above has doubled in the last 25 years, from 392 million in 1997 to 758 million in 2021. Longevity is focused on longevity-related products and services a market with increasing demands from the growing global aging population. The company has the potential to integrate advancement of new technologies across therapeutics, monitoring and digital health into the future platform;

Commercial Potential of Candidate Products. Through the acquisition of Aegeria and Ceravast, Longevity will have a series of candidate products under development, including AAT101 for soft tissue reconstruction, Aureva Pulse for ischemic stroke, Reflow RVO for retinal veinocclusion and a biosynthetic cornea;

●	LBI-101 is designed as an off-the-shelf substitute for autologous fat grafting and a potential tissue replacement solution for treatment of soft tissue defects, reconstructive surgery and aesthetics;

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●	LBI-201 is a therapeutic ultrasound device that is designed to be used in combination with tissue plasminogen activator during the acute phase of ischemic stroke to break-up blood clots and restore blood flows to the ischemic regions of the brain; and

●	LBI-001 is designed to treat the venous blood clot in the retinal vein by combining the intravenous administration of microspheres with non-invasive therapeutic ultrasound delivered across the closed inferior eyelid,

Experienced and Proven Management Team. The combined company’s management team will combine expertise and experience in the discovery, development, manufacturing and commercialization of biotechnology products. Over a twelve-month period prior to the entry of the Merger Agreement, the FutureTech management team has had the opportunity to engage and evaluate the Longevity team. In addition, the entire senior management team of Longevity is expected to continue with the company following the Business Combination to execute the business and strategic growth plan; the combined company will be led by Bradford A. Zakes as its Chief Executive Officer, who has spent over thirty years in various segments of the pharmaceutical, biotechnology and med-tech industries. Dr. Francesco Curra will serve as the Chief Technology Officer and is a recognized medical ultrasound professional with approximately twenty years of academic and private sector R&D experience in the fields of ultrasound imaging, high intensity focused ultrasound, nonlinear acoustics and tissue bioeffects.

Lock-Up. The Longevity management and certain Longevity stockholders have agreed to a six-month lock-up period with respect to their shares of combined company Common Stock, subject to customary exceptions which will provide important stability to combined company for a period of time following the Business Combination; and holders of the founder shares have agreed to founder shares lock-up period, which is the period ending on the earlier of (A) the one-year anniversary of the date of the consummation of the Business Combination or (B) subsequent to the Business Combination, (x) if the reported last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, right issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing six months after the Business Combination,or or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Reasonableness of Merger Consideration. Following a review of the financial data provided to FutureTech, including the historical financial statements of Longevity and the Targets and certain unaudited prospective financial information discussed in the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Projected Financial Information” and FutureTech’s due diligence review and financial and valuation analyses of Longevity, the FutureTech Board considered the transaction consideration to be issued to Longevity’s equityholders and determined that the consideration was reasonable in light of such data and financial information. Of note, the Merger Consideration represents a discount to the valuation range of (i) the equity value of $225.9 million obtained by comparing the equity valuation of twelve comparable public companies in three different healthcare sub-verticals and (ii) the estimated $183.0 million valuation implied by a discounted cash flow analysis performed by Newbridge. For more information, see “Proposal No. 1 — The Business Combination Proposal — Opinion of Newbridge;”

Fairness Opinion. The FutureTech Board considered the opinion delivered by Newbridge to the effect that, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of review undertaken and qualifications contained in the opinion, the Merger Consideration is fair to FutureTech and its unaffiliated stockholders from a financial point of view;

Other Alternatives. After a review of other business combination opportunities reasonably available to FutureTech, the FutureTech Board believes that the proposed Business Combination represents the best potential business combination for FutureTech and the most attractive opportunity for FutureTech’s shareholders based upon the process utilized to evaluate and assess other potential acquisition targets; and

Negotiated Transaction. The terms and conditions of the Merger Agreement and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, were the product of arms-length negotiations, and, in the view of the FutureTech Board, reasonable, and represent a strong commitment by FutureTech and Longevity to complete the Business Combination. The FutureTech Board also considered the financial and other terms of the Merger Agreement and the fact that such terms and conditions are, in their view, reasonable and were the product of arm’s-length negotiations between FutureTech and Longevity.

Although the FutureTech Board believes that the Business Combination with Longevity presents an attractive business combination opportunity and is in the best interests of FutureTech and its stockholders, the FutureTech Board did consider certain potentially material negative factors in arriving at that conclusion, including, among others:

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Macroeconomic and Geopolitical Risks. Potential economic downturns caused by tarriff wars, geopolitical uncertainty, and market conditions beyond FutureTech’s control, including a reduction in economic activity and incease of government employee layoffs, economic effects of trade wars, and the Russia-Ukraine conflict could adversely affect business, financial condition, results of operations and prospects of FutureTech and Longevity.

Business Risks. The risks, although not weighted and not presented in any order of significance, associated with successful implementation of Longevity’s long-term business plan and strategy and Longevity realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including but not limited to (i) the availability of additional capital to fund Longevity’s growth organically and through strategic acquisitions; (iii) Longevity’s ability to maintain, protect and enhance its brand; (iv) Longevity’s ability to manage growth effectively, including its ability to recruit and train its sales, commercial and marketing, technology, and finance and administration teams and refine Longevity’s operational, financial and risk management controls and reporting systems and procedures as it grows; and (v) factors outside of the parties’ control, such as climate risks, fluctuations in interest, inflation and exchange rates and the potential negative impact of logistics and suppliers disruptions from trade wars, uncertainty in the Middle East and the Russia-Ukraine conflict.

In this regard, FutureTech Board also considered risks relating to obtaining and maintaining necessary regulatory approvals for commercializing Longevity’s treatments, the effect of competing clinical, technological and market developments, the outcomes of ongoing and future clinical trials relating to Longevity’s pipeline and rights to use and the ability to protect intellectual property used in Longevity’s business and products, among others and the combined company realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control such as new regulatory requirements or changes to existing regulatory requirements (or feedback from regulatory authorities that requires Longevity to modify the design of its clinical trials) and changes in the market for biotechnology generally. The FutureTech Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that FutureTech stockholders may not fully realize these benefits to the extent that they expected following the completion of the Business Combination. For additional description of these risks, please see the section entitled “Risk Factors;”

Competition. Longevity’s industry are rapidly evolving and Longevity will face competitions from a variety of companies in the same industry.

Business Plan and Projections May Not be Achieved. The risk that Longevity may not be able to execute on its business plan on time or at all, or realize the financial performance as set forth in the financial projections presented to FutureTech’s management and board, and the risk that Longevity may need to raise additional capital to achieve its business plan.

Limitations of Review. The fact that FutureTech’s management, board and advisors reviewed only certain materials in connection with their due diligence review of Longevity and Targets and may not have properly evaluated Longevity’s and Targets’ business.

Liquidation. The risks and costs to FutureTech if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in FutureTech being unable to effect a business combination within the completion window which would require FutureTech to liquidate.

Shareholder Vote and Other Actions. The risk that FutureTech Stockholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing.

Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within FutureTech’s control.

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

Fees and Expenses. The fees and expenses associated with completing the Business Combination.

Exercise of Redemption Rights by Public Stockholders. The risk that some or all holders of public shares would exercise their redemption rights, thereby depleting the amount of cash available to Longevity following the Closing.

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Nasdaq Listing. The potential inability to list post-combination company’s securities on Nasdaq or maintain such listing following the Closing.

Interests of Certain Persons. FutureTech’s officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of FutureTech’s stockholders generally. For instance, the Sponsor, and the officers and directors of FutureTech who have invested in the Sponsor entity, will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to FutureTech Stockholders. See “Risk Factors” relate to potential conflicts of interest.

Readiness to be a Public Company; Compliance Infrastructure. As Longevity has not previously been a public company, Longevity may not have all the different types of employees necessary for it to timely and accurately prepare reports for filing with the SEC. There is a risk that Longevity will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired qualified people. In addition, Longevity’s compliance infrastructure may not be mature enough to be able to keep pace with the increased compliance risks presented by its growth.

Post-Business Combination Corporate Governance. The FutureTech Board considered the corporate governance provisions of the Merger Agreement and combined company’s anticipated organizational documents and the effect of those provisions on the governance of FutureTech following the Closing. In particular, they considered that, assuming no redemptions by FutureTech stockholders, the Sponsor Persons will control shares representing approximately 12.2% of FutureTech’s voting upon completion of the Business Combination, will have significant influence over matters requiring shareholder approval, and have the right to designate a majority of directors to the board of directors of FutureTech, as well as remove directors, for as long as it holds certain amounts of FutureTech shares and will have a right to approve or reject transactions involving FutureTech, including mergers or other sales of FutureTech or its assets. Our Sponsor may in certain circumstances have sufficient voting control over FutureTech to amend FutureTech’s governance documents and the powers, preferences or other rights attached to FutureTech Class A Common Stock. See “Risk Factor” for detailed discussions of conflict of interest. For a more complete description of the FutureTech Board’s reasons for approving the Business Combination, including other factors and risks considered by the FutureTech Board, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The FutureTech Board’s Reasons for the Approval of the Business Combination.”

For a more complete description of the FutureTech Board’s reasons for approving the Business Combination, including other factors and risks considered by the FutureTech Board, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The FutureTech Board’s Reasons for the Approval of the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements.”

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, FutureTech, Longevity, and the Sponsor have entered into a Voting and Support Agreement (the “Sponsor Support Agreement”). The Sponsor Support Agreement provides that Sponsor agrees, among other things, (i) to vote in favor of the proposed transactions contemplated by the Merger Agreement, (ii) to appear at the special meeting of the stockholders of FutureTech for purposes of constituting a quorum, (iii) to vote against any proposals that would materially impede the proposed transactions contemplated by the Merger Agreement, (iv) to not redeem any FutureTech Common Stock held by it that may be redeemed and (v) to waive any adjustment to the conversion ratio set forth in FutureTech’s Amended and Restated Certificate of Incorporation with respect to the Class B Common Stock then held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

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Longevity Support Agreement

In connection with the execution of the Merger Agreement, the sole stockholder of Longevity (the “Voting Stockholder”) entered into a Voting and Support Agreement (the “Longevity Support Agreement”) with FutureTech and Longevity pursuant to which the Voting Stockholder has agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Transactions. The Voting Stockholder holds sufficient shares of Longevity to cause the approval of the Transactions on behalf of Longevity.

Amended & Restated Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, FutureTech, the Sponsor and certain significant Holders (as defined therein) will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), which, among other things, will provide for the registration of certain shares of FutureTech Common Stock held by Sponsor and such significant Holders for resale.

Lock-Up Agreement

The Merger Agreement contemplates that, on or before the Closing, FutureTech and certain security holders, as applicable, shall enter into a Lock-Up Agreement in the form agreed between FutureTech and Longevity.

PIPE Agreement

On December 13, 2024, FutureTech entered into a subscription agreement (the “Subscription Agreement”) with the PIPE Investor in connection with the PIPE Investment, pursuant to which the PIPE Investor agreed to subscribe and purchase 1,000,000 shares of FutureTech Common Stock, at a price of $5 per share, subject to certain customary closing conditions, contingent upon the concurrent consummation of the Business Combination. The effectiveness of the Subscription Agreement was conditioned upon entering into an escrow agreement between the Company and the PIPE Investor regarding certain shares to be pledged for the Subscription Agreement.

On January 31, 2025, in connection with the Subscription Agreement, the Company and the PIPE Investor signed an escrow agreement dated January 23, 2025 (the “Escrow Agreement”), pursuant to which the Company agreed to issue additional 2,000,000 shares of Class A Common Stock (the “Escrow Shares”, together with any dividends, distributions or other income on the Escrow Shares, the “Escrow Property”),  in the name of the Company, to be deposited with Escrow Agent (as defined therein) for two (2) years from the date of the Closing (the “Escrow Release Date”), subject to release to PIPE Investor if and only if the closing price of the common stock of the Company on the date immediately prior to the Escrow Release Date is less than $7.50 per share. Pursuant to the Escrow Agreement, the Escrow Agent shall release a portion of the Escrow Shares to the PIPE Investor such that the aggregate value of all shares of Common Stock issued to the PIPE Investor at or before the Closing plus the value of the portion of the Escrow Property released to the PIPE Investor is equal to $7,500,000; provided, however, that if the aggregate value of all shares of Common Stock issued to the PIPE Investor at or before the Closing plus the value of the Escrow Property on the Escrow Release Date is less than $7,500,000, the PIPE Investor will be entitled to receive all of the Escrow Property but nothing more; provided, further, that, each Escrow Share shall be valued at an amount equal to the closing price of the shares of Common Stock on Nasdaq on the day immediately prior to the Escrow Release Date.

The Subscription Agreement became effective upon execution of the Escrow Agreement on January 31, 2025.

Ownership of FutureTech Following the Business Combination

As of the date of this proxy statement/prospectus, there are (i) 4,289,961 shares of FutureTech Common Stock issued and outstanding, consisting of the 520,075 Private Placement Shares, 2,875,000 founder shares, 779,886 public shares, and 115,000 representative shares and (ii) 12,020,075 Warrants issued and outstanding, consisting of the 520,075 Private Placement Warrants held by the Sponsor and 11,500,000 Public Warrants. Each whole warrant entitles the holder thereof to purchase one share of Class A Common Stock at $11.50 per share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination, or the PIPE Investment), FutureTech’s fully diluted share capital would be 16,310,036 FutureTech Common Stock equivalents.

Upon completion of the Business Combination, we anticipate that: (1) shares issued to existing holders of Longevity Common Stock (including holders receiving shares issued in connection with the Target Acquisitions) will represent an ownership interest of approximately 36.2% of the issued and outstanding Common Stock on a fully diluted basis, (2) shares issued to FutureTech public stockholders will represent an ownership interest of approximately 44.0% of the issued and outstanding FutureTech Common Stock on a fully diluted basis, (3) shares issued to the Sponsor Persons will represent an ownership interest of approximately 14.0% of the issued and outstanding FutureTech Common Stock on a fully diluted basis, (4) shares issued to the Sponsor pursuant to the Sponsor Convertible Promissory Note, assuming the respective exercise of the option to convert amounts owed under the notes into FutureTech Common Stock at the Closing, will represent an ownership interest of 1.3% of the issued and outstanding FutureTech Common Stock on a fully diluted basis, (5) shares issued to the PIPE Investor in the PIPE Investment will represent an ownership interest of approximately 3.6% of the issued and outstanding FutureTech Common Stock on a fully diluted basis, and (6) the representative shares and the shares issued to the underwriters of FutureTech’s initial public offering as a portion of the deferred underwriting fee will represent an ownership interest of approximately 0.9% of the issued and outstanding FutureTech Common Stock on a fully diluted basis. These ownership interest levels are based on Longevity’s capitalization as of January 24, 2025, give effect to the issuance of equity upon exercise of any Warrants and Longevity Options and assumes (i) no additional issuance of Longevity equity (other than shares issued in connection with the Target Acquisitions immediately prior to the Merger), (ii) the Closing occurs on [●], 2025, (iii) 1,000,000 shares of FutureTech Common Stock are issued in connection with the PIPE Investment, and (iv) no public stockholders exercise their redemption rights in connection with the Business Combination.

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The following table illustrates the varying ownership levels in FutureTech immediately following the consummation of the Business Combination, based on the assumptions above; provided that in the 25%, 50%, 75% and maximum redemptions scenarios, the assumption (iv) above is modified to assume that public stockholders exercise their redemption rights at the applicable redemption levels in connection with the Business Combination.

	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming 75% Redemption		Assuming Maximum Redemption
	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership
Longevity Shareholders(1)	9,217,200	61.4%	9,217,200	62.2%	9,217,200	63.0%	9,217,200	63.9%	9,217,200	64.8%
Public Shareholders	779,886	5.2%	584,915	3.9%	389,943	2.7%	194,972	1.4%	-	0.0%
Sponsor Person Shares(2)	3,395,075	22.6%	3,395,075	22.9%	3,395,075	23.2%	3,395,075	23.5%	3,395,075	23.9%
FTII Extension Loans	356,323	2.4%	356,323	2.4%	356,323	2.4%	356,323	2.5%	356,323	2.5%
Underwriter(3)	262,500	1.7%	262,500	1.8%	262,500	1.8%	262,500	1.8%	262,500	1.8%
PIPE Investor	1,000,000	6.7%	1,000,000	6.8%	1,000,000	6.9%	1,000,000	6.9%	1,000,000	7.0%
Total	15,010,984	100%	14,816,013	100%	14,621,041	100%	14,426,070	100%	14,231,098	100%

(1)	Represents 9,217,200 shares of FutureTech Common Stock to be issued at the Closing as the Merger Consideration and gives effect to the adjustment in the Merger Consideration as a result of the issuance of the $7.2 million aggregate principal amount of promissory notes by Longevity to FutureTech Capital.

(2)	Represents the 3,395,075 shares of Class A Common Stock owned by the Sponsor and FutureTech’s current and former executive officers and directors.

(3)	Represents the representative shares and certain other shares to be issued to the Underwriters as follows: The deferred underwriting commission owed as a result of the FutureTech initial public offering of $3,450,000 will be released to the underwriters only on completion of the Business Combination. On February 4, 2025, the Underwriters agreed (i) to receive $500,000 in cash at the time of the Closing, (ii) to receive $1,475,000 of the total aggregate amount of deferred underwriting commission owed to them in the form of 147,500 shares of FutureTech Common Stock to be issued at the Closing, and (iii) to convert $1,475,000 into a one-year promissory note (the “D Boral Note”) to be paid on February 4, 2026 (the maturity date) and requiring 8% of any financings to be repaid toward the D Boral Note, resulting in a total $900,000 of deferred underwriting commission payable in cash at the Closing. The deferred underwriting commission is payable if a Business Combination is consummated without regard to the number of public shares redeemed by holders in connection with a Business Combination. The following table presents the deferred underwriting commission as a percentage of the cash left in the Trust Account following redemptions across a range of varying redemption scenarios.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemption will impact the dilutive effect of certain equity issuances related to the Business Combination. The table below presents possible sources of dilution and the extent of such dilution that non-redeeming stockholders could experience in connection with the closing of the Business Combination across a range of varying redemption scenarios.

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	Assuming No Redemption			Assuming 25% Redemption		Assuming 50% Redemption		Assuming 75% Redemption		Assuming Maximum Redemption
	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership
Longevity Shareholders(1)	9,217,200	33.1%	9,217,200	33.3%	9,217,200	33.5%	9,217,200	33.8%	9,217,200	34.0%
Public Shareholders	779,886	2.8%	584,915	2.1%	389,943	1.4%	194,972	0.7%	-	0.0%
Sponsor Person Shares(2)	3,395,075	12.2%	3,395,075	12.3%	3,395,075	12.3%	3,395,075	12.4%	3,395,075	12.5%
Public Warrants	11,500,000	41.2%	11,500,000	41.5%	11,500,000	41.8%	11,500,000	42.1%	11,500,000	42.4%
Private Placement Warrant	520,075	1.8%	520,075	1.9%	520,075	1.9%	520,075	1.9%	520,075	1.9%
FTII Extension Loans	356,323	1.3%	356,323	1.3%	356,323	1.3%	356,323	1.3%	356,323	1.3%
Underwriter(3)	262,500	0.9%	262,500	0.9%	262,500	1.0%	262,500	1.0%	262,500	1.0%
PIPE Investor	1,000,000	3.6%	1,000,000	3.6%	1,000,000	3.6%	1,000,000	3.6%	1,000,000	3.7%
Longevity Options(4)	862,124	3.1%	862,124	3.1%	862,124	3.2%	862,124	3.2%	862,124	3.2%
Total	27,893,183	100.0%	27,698,212	100.0%	27,503,240	100.0%	27,308,269	100.0%	27,113,297	100.0%

(1)	Represents 9,217,200 shares of FutureTech Common Stock to be issued at the Closing as the Merger Consideration and gives effect to the adjustment in the Merger Consideration as a result of the issuance of the $7.2 million aggregate principal amount of promissory notes by Longevity to FutureTech Capital.

(2)	Represents the 3,395,075 shares of Class A Common Stock owned by the Sponsor and FutureTech’s current and former executive officers and directors.

(3)	Represents the representative shares and certain other shares to be issued to the Underwriters as follows: The deferred underwriting commission owed as a result of the FutureTech initial public offering of $3,450,000 will be released to the underwriters only on completion of the Business Combination. On February 4, 2025, the Underwriters agreed (i) to receive $500,000 in cash at the time of the Closing, (ii) to receive $1,475,000 of the total aggregate amount of deferred underwriting commission owed to them in the form of 147,500 shares of FutureTech Common Stock to be issued at the Closing, and (iii) to convert $1,475,000 into a one-year promissory note (the “D Boral Note”) to be paid on February 4, 2026 (the maturity date) requiring 8% of any financings to be repaid be repaid toward the D Boral Note, resulting in a total $900,000 of deferred underwriting commission payable in cash at the Closing. The deferred underwriting commission is payable if a Business Combination is consummated without regard to the number of public shares redeemed by holders in connection with a Business Combination. The following table presents the deferred underwriting commission as a percentage of the cash left in the Trust Account following redemptions across a range of varying redemption scenarios.

(4)	Represents shares underlying the outstanding Longevity options to be converted into a new option.

See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

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Date, Time and Place of Special Meeting of FutureTech’s Stockholders

The Special Meeting will be held on [●], 2025 at 9:00 a.m. Eastern Time, in a virtual only format, by visiting https://www.cstproxy.com/futuretechii/2025,to consider and vote upon the proposals to be put to the Special Meeting, including, if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, each of the Condition Precedent Proposals has not been approved.

Voting Power; Record Date

FutureTech stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned FutureTech Common Stock at the close of business on [●], 2025, which is the record date for the Special Meeting. Stockholders will have one vote for each share of FutureTech Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Warrants do not have voting rights. As of the close of business on the record date, there were [__] shares of Class A Common Stock issued and outstanding.

Quorum and Vote of FutureTech Stockholders

A quorum of FutureTech stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if one or more stockholders who together hold a majority of the issued and outstanding FutureTech Common Stock entitled to vote at the Special Meeting are represented virtually (virtual presence via the Internet) or by proxy at the Special Meeting. As of the record date for the Special Meeting, [__] shares of FutureTech Common Stock would be required to achieve a quorum.

The approval of the Business Combination Proposal, the Governance Proposals, which is a non-binding advisory vote, the Incentive Plan Proposal, and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of FutureTech Common Stock represented virtually or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, assuming a valid quorum is established, a Company stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, will have no effect on the Business Combination Proposal, the Governance Proposals, which is a non-binding advisory vote, the Incentive Plan Proposal, and the Adjournment Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Business Combination Proposal, the Governance Proposals, which is a non-binding advisory vote, the Incentive Plan Proposal, and the Adjournment Proposal.

The approval of the Charter Approval Proposal requires the affirmative vote of holders of a majority of the voting power of our outstanding shares of FutureTech Common Stock entitled to vote thereon at the Special Meeting. Accordingly, a FutureTech stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote will have the same effect as a vote “AGAINST” such Charter Approval Proposal.

Directors are elected by a plurality of the votes cast by the holders of our outstanding shares of FutureTech Common Stock represented virtually or by proxy and entitled to vote thereon at the Special Meeting. This means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, a FutureTech stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting and abstentions and broker non-votes will have no effect on the election of directors pursuant to the Director Election Proposal.

Redemption Rights

Pursuant to FutureTech’s Amended and Restated Certificate of Incorporation, a FutureTech public stockholder may request of FutureTech that FutureTech redeem all or a portion of its shares of Class A Common Stock for cash, out of funds legally available therefore, if the Business Combination is consummated. As a holder of Class A Common Stock, you will be entitled to receive cash for any shares of Class A Common Stock to be redeemed only if you:

(i)	hold shares of Class A Common Stock;

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(ii)	submit a written request to Continental, FutureTech’s transfer agent, in which you (i) request that FutureTech redeem all or a portion of your shares of Class A Common Stock for cash, and (ii) identify yourself as the beneficial holder of the shares of Class A Common Stock and provide your legal name, phone number and address; and

(iii)	deliver your shares of Class A Common Stock to Continental, FutureTech’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [●], 2025 (two business days before the Special Meeting) in order for their shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. FutureTech’s public stockholders may elect to redeem all or a portion of the shares of Class A Common Stock held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the shares of Class A Common Stock submitted for redemption will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the shares of Class A Common Stock that it holds and timely delivers its shares to Continental, FutureTech’s transfer agent, FutureTech will redeem such shares of Class A Common Stock for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, as of [●], 2025, this would have amounted to approximately $[●] per issued and outstanding public share. If a public stockholder exercises its redemption rights in full, then it will be electing to exchange its shares of Class A Common Stock for cash and will no longer own shares of Class A Common Stock.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of FutureTech Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request for redemption, once made by a holder of shares of Class A Common Stock may not be withdrawn once submitted to FutureTech unless the FutureTech Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). If you submit a redemption request to Continental,FutureTech’s transfer agent, and later decide prior to the Special Meeting not to elect redemption, you may request to withdraw the redemption request. You may make such request by contacting Continental, FutureTech’s transfer agent, at the phone number or address listed in the question entitled “Who can help answer my questions?”

Any corrected or changed written exercise of redemption rights must be received by Continental, FutureTech’s transfer agent, prior to the vote taken on the Business Combination Proposal at the Special Meeting. No request for redemption will be honored unless the holder’s Class A Common Stock certificates (if any) and other redemption forms have been delivered (either physically or electronically) to Continental, FutureTech’s transfer agent, at least two business days prior to the vote at the Special Meeting.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its shares of Class A Common Stock with respect to more than an aggregate of 15% of the shares of Class A Common Stock.

Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the shares of Class A Common Stock, then any such shares in excess of that 15% limit would not be redeemed for cash.

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The Sponsor Persons have, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of its shares of Class A Common Stock and founder shares in favor of the proposals being presented at the Special Meeting and waive its redemption rights with respect to such shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. None of the Sponsor Persons received any consideration in exchange for waiving their redemption rights. As of the date of this proxy statement/prospectus, the Sponsor and FutureTech’s current and former executive officers and directors own approximately 3,395,075 of the issued and outstanding FutureTech Common Stock. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements — Sponsor Insider Agreement” in this proxy statement/ prospectus for more information related to the Sponsor Agreement.

The closing price of the shares of Class A Common Stock on [●], 2025 was $[●]. For illustrative purposes, as of [●], 2025, funds in the Trust Account plus accrued interest thereon totaled approximately $[●] or approximately $[●] per issued and outstanding shares of Class A Common Stock.

Prior to exercising redemption rights, FutureTech’s public stockholders should verify the market price of the shares of Class A Common Stock as they may receive higher proceeds from the sale of their shares of Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. FutureTech cannot assure its stockholders that they will be able to sell their shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the Business Combination. However, our stockholders may be entitled to redemption under certain circumstances.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. FutureTech has engaged Lioness Consulting LLC to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of FutureTech — Revoking Your Proxy.”

Interests of FutureTech Directors and Executive Officers in the Business Combination

The Sponsor Persons have agreed to vote in favor of the Business Combination, regardless of how FutureTech’s public stockholders vote. Unlike some other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor Persons have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. As of the date of this proxy statement/prospectus, the Sponsor Persons own approximately 79.1% of the issued and outstanding shares of FutureTech Common Stock.

Interests of Longevity’s and the Targets’ Directors and Executive Officers in the Business Combination

The directors and executive officers of Longevity and the Targets have interests in the Business Combination that are different from, or in addition to, those of their respective equity holders. The Longevity Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. These interests include, among other things, the interests listed below:

●	Certain of the directors and executive officers of Longevity and the Targets are expected to become directors and/or executive officers upon the Closing of the Business Combination.

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Specifically, the following individuals who are currently executive officers of Longevity and the Targets are expected to become executive officers upon the Closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position

Bradford A. Zakes	Chief Executive Officer and President

Francesco Curra	Chief Technology Officer

Andrew Leo	Chief Quality Officer

●	In addition, the following individuals are expected to become members of the Board upon the closing of the Business Combination: [__].

●	Certain current executive officers and employees of Cerevast, who will become executive officers of Longevity upon the Closing of the Business Combination, hold 459,784 options to acquire common stock of Cerevast, which will be converted, in connection with the Business Combination, into options to acquire an aggregate of 757,119 shares of FutureTech Common Stock at varying exercise prices. See the section entitled “Executive and Director Compensation of Longevity-Interests of Longevity’s and the Targets’ Directors and Executive Officers in the Business Combination” for a further discussion.

●	Certain members of the Longevity board of directors, director nominees or entities controlled by them, certain officers of Longevity, and certain anticipated officers will upon the closing of the Target Acquisitions beneficially own, directly or indirectly, shares of Longevity Common Stock and will be entitled to receive a portion of the consideration contemplated by the Merger Agreement upon the consummation of the Business Combination. See the section entitled “Beneficial Ownership of Securities” for a further discussion of the equity interests of Longevity’s directors, director nominees, named executive officers and persons expected to become officers in the Business Combination.

●	In connection with the Business Combination, Longevity approved payment of transaction bonuses to Bradford A. Zakes in the amount of $500,000 upon the Closing of the Business Combination.

Recommendation to Stockholders of FutureTech

The FutureTech Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of FutureTech’s stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal and “FOR” all of the other proposals.

The existence of financial and personal interests of one or more of FutureTech’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FutureTech and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, FutureTech’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of FutureTech’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that no public stockholders exercise their redemption rights in connection with the Business Combination, or alternatively, that all public stockholders exercise their redemption rights in connection with the Business Combination, and (ii) that FutureTech issues 9,217,200 shares of FutureTech Common Stock to the Existing Longevity Stockholders at the Closing as the Merger Consideration. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.

No Redemptions Scenario

Sources
Cash in Trust(A)	$26,538,459
Due from Sponsor	809,072
Longevity Equity Rollover(B)	100,000,000
PIPE Investment	5,000,000
Cash in FutureTech & Longevity Operating Bank Accounts	673,612
Total Sources	$133,021,143

Uses
Cash to FutureTech Balance Sheet	$12,343,690
Longevity Equity Rollover(B)	100,000,000
Redemptions to be paid(C)	18,032,453
Estimated Transaction Expense(D)	2,645,000
Total Uses	$133,021,143

(A)	Calculated as of January 24, 2025.

(B)	Reflects the issuance of 9,217,200 shares of FutureTech Common Stock to the Existing Longevity

(C)	Reflects the reduction from the Trust Account of the redemptions to be made in connection with the Third Extension Meeting.

(D)	Excludes the $1,475,000 in deferred underwriter fees that will be paid in FutureTech Common Stock and the $1,075,000 converted into a promissory note in accordance with the Deferred Discount Agreement.

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Stockholders at the Closing as the Merger Consideration and the value of each outstanding options (whether vested or unvested) to purchase Longevity Common Stock that is converted into a new FutureTech option, as applicable, in accordance with the Merger Agreement.

Maximum Redemptions Scenario

Sources
Cash in Trust	$—
Longevity Equity Rollover	100,000,000
PIPE Investment	5,000,000
Cash in FutureTech & Longevity Operating Bank Accounts	673,612
Total Sources	$105,673,612

Uses
Cash to FutureTech Balance Sheet	$3,028,612
Longevity Equity Rollover(A)	100,000,000
Estimated Transaction Expense(B)	2,645,000
Total Uses	$105,673,612

(A)	Reflects the issuance of 9,217,200 shares of FutureTech Common Stock to the Existing Longevity Stockholders at the Closing as the Merger Consideration and the value of each outstanding options (whether vested or unvested) to purchase Longevity Common Stock that is converted into a new FutureTech option, as applicable, in accordance with the Merger Agreement.

(B)	Excludes the $1,475,000 in deferred underwriter fees that will be paid in FutureTech Common Stock and the $1,075,000 converted into a promissory note in accordance with the Deferred Discount Agreement.

Material U.S. Federal Income Tax Consequences

For a discussion summarizing the material U.S. federal income tax consequences of the exercise of redemption rights and the Business Combination to FutureTech stockholders, please see the section entitled “Material U.S. Federal Income Tax Consequences.”

Expected Accounting Treatment

The Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, FutureTech is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of FutureTech will represent a continuation of the financial statements of Longevity with the Business Combination treated as the equivalent of Longevity issuing stock for the net assets of FutureTech, accompanied by a recapitalization. The net assets of FutureTech will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Longevity in future reports. See the section entitled “Business Combination Proposal — Expected Accounting Treatment of the Business Combination.”

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Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the Annexes, and especially consider the factors discussed in the section titled “Risk Factors.” The occurrence of one or more of the events or the circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect FutureTech’s and Longevity’s ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition or results of operations. These risks include the following:

●	The Sponsor Persons have agreed to vote in favor of the Business Combination, regardless of how FutureTech’s public stockholders vote.

●	Since the Sponsor and FutureTech’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of FutureTech’s stockholders, a conflict of interest may have existed in determining whether the Business Combination with Longevity is appropriate as FutureTech’s initial business combination. Such interests include that Sponsor will lose its entire investment in FutureTech if an initial business combination is not completed.

●	FutureTech’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about FutureTech’s ability to continue as a “going concern.”

●	Following the consummation of the Business Combination, FutureTech’s only significant asset will be its ownership interest in Longevity.

●	If third parties bring claims against FutureTech, the proceeds held in the trust account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

●	FutureTech’s stockholders may be held liable for claims by third parties against FutureTech to the extent of distributions received by them upon redemption of their shares.

●	FutureTech’s public stockholders will experience immediate dilution as a consequence of the issuance of FutureTech Common Stock as consideration in the Business Combination and due to future issuances pursuant to the Equity Incentive Plan.

●	Warrants will become exercisable for FutureTech Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to stockholders.

●	There can be no assurance that the shares of FutureTech Common Stock that will be issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing, or that Longevity will be able to comply with the continued listing rules of Nasdaq.

●	We may not be able to complete the Business Combination if it becomes subject to review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”). As a result, the pool of potential targets with which we could complete the Business Combination may be limited. In addition, the time necessary for any governmental or regulatory review or approval could prevent us from completing the Business Combination and require us to liquidate.

●	The combined company does not currently intend to pay dividends on its common stock.

●	Future sales of shares of the combined company’s common stock may depress its stock price.

●	Exclusive forum provisions in the combined company’s Bylaws could limit our stockholders’ ability to choose their preferred judicial forum for disputes with us or our directors, officers, or employees.

●	Longevity currently has no operating history and is acquiring certain technologies and businesses in connection with the Business Combination, and therefore Longevity currently has no sources of revenue. It may never become profitable.

●	The clinical study process required to obtain regulatory approvals or certifications carries substantial risks and is lengthy and expensive with uncertain outcomes. If Longevity’s clinical studies are unsuccessful or significantly delayed, or if Longevity does not complete its clinical studies, Longevity’s business may be harmed.

●	Even if Longevity obtains all necessary FDA approvals, its product candidates may not achieve or maintain market acceptance.

●	Longevity’s operating results may fluctuate significantly, which makes its future operating results difficult to predict and could cause its operating results to fall below expectations or any guidance it may provide.

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●	Longevity may need to raise additional capital to fund its existing operations and achieve its goals. If Longevity is unable to raise additional capital when needed on acceptable terms or generate cash flows necessary to maintain or expand its operations, it may not be able to compete successfully, which would harm its business, results of operations, and financial condition.

●	Longevity is dependent on third party manufacturers, as well as third parties, for its supply chain, which could expose it to a number of risks that may delay development, regulatory approval and commercialization or result in higher product costs.

●	Longevity relies on third parties to manufacture its product candidates, and it expects to continue to rely on third parties for the clinical as well as any future commercial supply of its product candidates and other future product candidates. The development of its current and future product candidates, and the commercialization of any approved products, could be stopped, delayed or made less profitable if any such third party fails to provide Longevity with sufficient clinical or commercial quantities of such product candidates or products, fails to do so at acceptable quality levels or prices or fails to achieve or maintain satisfactory regulatory compliance.

●	Disruptions at the FDA and other government agencies and notified bodies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved, certified or commercialized in a timely manner or at all, or otherwise prevent those agencies and bodies from performing normal business functions on which the operation of our business may rely, which could negatively impact Longevity’s business.

●	Longevity may not effectively be able to protect or enforce its intellectual property, which could have a material adverse effect on its business, financial condition, results of operations and prospects.

●	If Longevity’s trademarks and trade names are not adequately protected, then it may not be able to build name recognition in its markets of interest and its business may be adversely affected.

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RISK FACTORS

Risks Related to the Business Combination and FutureTech

Unless the context otherwise requires, throughout this subsection, references to “we,” “us,” “our” and “the Company” refer to FutureTech.

FutureTech has no operating history and its results of operations may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

FutureTech is a blank check company, and it has no operating history or results.

This proxy statement/prospectus includes unaudited pro forma combined financial statements for FutureTech and Longevity. The unaudited pro forma condensed combined balance sheet as of September 30, 2024 combines the historical unaudited condensed balance sheet of FutureTech as of September 30, 2024, the historical unaudited condensed balance sheet of Longevity as of September 30, 2024, the historical unaudited condensed balance sheet of Aegeria as of September 30, 2024 and the historical unaudited condensed balance sheet of Cerevast as of September 30, 2024 on a pro forma basis as if the Business Combination and Other Related Events (in each case, as described further in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus), had been consummated on September 30, 3024. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2024 and the year ended December 31, 2023 combines the historical statements of operations of FutureTech, the historical statements of operations of Longevity, the historical statements of operations of Aegeria and the historical statements of operations of Cerevast on a pro forma basis as if each of the Business Combination, Other Related Events and Other Financing and Reorganization Events (in each case, as described further in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/ prospectus) had been consummated on January 1, 2023, the beginning of the earliest period presented.

The unaudited pro forma combined financial information is based upon, and should be read together with the accompanying notes to the unaudited pro forma combined financial statements, the audited financial statements of FutureTech and related notes, the Longevity audited consolidated financial statements and related notes, the Aegeria audited financial statements and related notes and the Cerevast audited financial statements and related notes, the sections of this proxy statement/prospectus entitled “FutureTechManagement’s Discussion and Analysis of Financial Condition and Results of Operations”, “Longevity Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Aegeria Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Cerevast Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information included elsewhere in this proxy statement/ prospectus. The unaudited pro forma combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company following the consummation of the Business Combination. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information of FutureTech and Longevity.”

The Sponsor Persons have agreed to vote in favor of the Business Combination, regardless of how FutureTech’s public stockholders vote.

Unlike some other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor Persons have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. As of the date of this proxy statement/ prospectus, the Sponsor Persons own approximately 79.1% of the issued and outstanding shares of FutureTech Common Stock.

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FutureTech may not be able to complete the Business Combination or any other business combination within the prescribed timeframe, in which case FutureTech would cease all operations, except for the purpose of winding up, and FutureTech would redeem the Class A Common Stock and liquidate.

FutureTech initially had until August 18, 2023 to consummate an initial business combination. On August 17, 2023, FutureTech held a Special Meeting of stockholders (the “First Extension Meeting”). At the First Extension Meeting, the stockholders approved amendments to FutureTech’s Amended and Restated Certificate of Incorporation (the “First Extension Amendment”) to, among other things, extend the date by which FutureTech must (i) consummate an initial business combination; (ii) cease its operations, except for the purpose of winding up, if it fails to complete such initial business combination; and (iii) redeem 100% of the public shares, from August 18, 2023 to February 18, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to six times by an additional one month each time, unless the closing of FutureTech’s initial business combination has occurred, without the need for any further approval of FutureTech’s stockholders, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account for each such one- month extension (the “First Extension Loan”) the lesser of (a) an aggregate of $125,000 or (b) $0.04 per public share that remains outstanding and is not redeemed prior to any such one-month extension, unless the closing of FutureTech’s initial business combination has occurred, in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination. In connection with the First Extension Meeting, stockholders holding 5,943,650 public shares exercised their right to redeem such shares the “First Extension Redeeming Stockholders”) for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $64.2 million (approximately $10.81 per share, (the “First Redemption Price”)) was removed from the Trust Account to pay such holders. It was later determined that we did not withdraw all of the interest from the Trust Account that it was allowed to withdraw to cover income and franchise taxes and, therefore, the First Redemption Price should have been approximately $10.74 per share. This meant that the First Extension Redeeming Stockholders were overpaid in the amount of approximately $0.07 per share (the “First Extension Overpayment Amount”). The Company has commenced a claw back process of the First Extension Overpayment Amount, which is reflected in this proxy statement/prospective as a receivable from the Sponsor (as Due from Sponsor) as agreed by the Sponsor. This amount will be reduced as the Company receives the claw back payments from the First Extension Redeeming Stockholders.

On February 14, 2024, FutureTech held another Special Meeting of stockholders (the “Second Extension Meeting”). At the Second Extension Meeting, the stockholders approved amendments to FutureTech’s Amended and Restated Certificate of Incorporation (the “Second Extension Amendment”) to, among other things, extend the date by which FutureTech must (i) consummate an initial business combination; (ii) cease its operations, except for the purpose of winding up, if it fails to complete such initial business combination; and (iii) redeem 100% of the public shares, from February 18, 2024 to November 18, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine times by an additional one month each time, unless the closing of FutureTech’s initial business combination has occurred, without the need for any further approval of FutureTech’s stockholders, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account for each such one- month extension (the “Second Extension Loan”) the lesser of (a) an aggregate of $50,000 or (b) $0.03 per public share that remains outstanding and is not redeemed prior to any such one-month extension, unless the closing of FutureTech’s initial business combination has occurred, in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination. In connection with the Second Extension Meeting, stockholders holding 3,236,915 public shares exercised their right to redeem such shares (the “Second Extension Redeeming Shareholders”) for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $36.0 million (approximately $11.21 per share, (the “Second Extension Price”)) was removed from the Trust Account to pay such holders. It was later determined that the Company did not withdraw all of the interest from the Trust Account that it was allowed to withdraw to cover income and franchise taxes and, therefore, the Second Redemption Price should have been approximately $11.10 per share. This meant that the Second Extension Redeeming Stockholders were overpaid in the amount of approximately $0.11 per share (the “Second Extension Overpayment Amount”). The Company has commenced a claw back process of the Second Extension Overpayment Amount, which is reflected in this proxy statement/prospective as a receivable from the Sponsor (as Due from Sponsor) as agreed by the Sponsor. This amount will be reduced as the Company receives the claw back payments from the Second Extension Redeeming Stockholders.

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On November 18, 2024, FutureTech held another Special Meeting of stockholders (the “Third Extension Meeting”). At the Third Extension Meeting, the stockholders approved amendments to FutureTech’s Amended and Restated Certificate of Incorporation (the “Third Extension Amendment”) to, among other things, extend the date by which FutureTech must (i) consummate an initial business combination; (ii) cease its operations, except for the purpose of winding up, if it fails to complete such initial business combination; and (iii) redeem 100% of the public shares, from November 18, 2024 to August 18, 2025, by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine times by an additional one month each time, unless the closing of FutureTech’s initial business combination has occurred (such applicable later date, the “Extended Date”), without the need for any further approval of FutureTech’s stockholders, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account for each such one-month extension (the “Third Extension Loan”) an aggregate of $0.05 per public share that remains outstanding and is not redeemed prior to any such one-month extension, unless the closing of FutureTech’s initial business combination has occurred, in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination. In connection with the Third Extension Meeting, stockholders holding 1,539,549 public shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $18 million (approximately $11.53 per share) will be removed from the Trust Account to pay such holders. As of January 24, 2025, there was approximately $26.5 million in investments held in the trust account, including approximately $18.0 million to be distributed in accordance with the November 18, 2024 redemption, but excluding approximately $810,000 to be received in connection with the claw back of the First Extension Overpayment Amount and the Second Extension Overpayment Amount.

All deposits made by the Sponsor in connection with the First Extension Loan, the Second Extension Loan and the Third Extension Loan are collectively referred to herein as FTII Extension Loans.

If FutureTech has not completed any initial business combination by the Extended Date, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the FutureTech Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares of FutureTech Class A Common Stock, which redemption will completely extinguish the rights of holders of such public shares of FutureTech Class A Common Stock as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of FutureTech’s remaining stockholders and the FutureTech Board, liquidate and dissolve, subject in each case to FutureTech’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Since the Sponsor and FutureTech’s directors and executive officers have interests that are different from, or in addition to (and which may conflict with), the interests of our stockholders, a conflict of interest may have existed in determining whether the Business Combination with Longevity is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our initial business combination is not completed.

When you consider the recommendation of the FututeTech Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and FutureTech’s directors and officers have interests in such proposal that are different from, or in addition to, those of FutureTech stockholders and warrant holders generally. The members of the FutureTech Board were aware of and considered these interests when approving the Merger Agreement and recommending that FutureTech stockholders approve the Business Combination. The members of the FutureTech Board determined that the overall benefits expected to be received by FutureTech and its stockholders outweighed any potential risk created by the conflicts stemming from these interests. In consideration of the interests set forth below, FutureTech’s directors and officers also engaged an independent investment banking firm that rendered an opinion with respect to the fairness of the Merger Consideration to FutureTech and its unaffiliated stockholders from a financial point of view, which the members of the FutureTech Board factored into their decision to approve the Merger Agreement. For more information regarding the opinion, see the section titled “Proposal No. 1 — The Business Combination Proposal — Opinion of Newbridge.” Additionally, the members of the FutureTech Board determined that these interests could be adequately disclosed to stockholders in this proxy statement/prospectus and that FutureTech stockholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein. These interests include, among other things, the interests listed below:

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Prior to FutureTech’s initial public offering, the Sponsor Persons purchased 2,875,000 shares of Class B Common Stock for an aggregate purchase price of $25,000, or approximately $0.009 per share, and Sponsor later transferred 50,000 shares of Class B Common Stock to FutureTech’s independent directors and former Chief Financial Officer, and transferred 380,000 shares of Class B Common Stock to FutureTech’s current Chief Executive Officer/Chief Financial Officer who is also the Chairman of FutureTech Board. On February 4, 2025, all 2,875,000 shares of Class B Common Stock were converted into non-redeemable shares of Class A Common Stock on a one-for-one basis, maintaining all transfer restrictions placed on the 2,875,00 shares of Class B Common Stock. If FutureTech does not consummate a business combination by the Extended Date, it would cease all operations except for the purpose of winding up, redeeming all of the issued and outstanding public shares for cash and, subject to the approval of its remaining stockholders and the FutureTech Board, liquidating and dissolving, subject in each case to its obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In such event, the 2,875,000 shares of Class A Common Stock owned by the Sponsor and FutureTech’s current and former directors and executive officers that were received upon conversion of the Class B Common Stock would be worthless because following the redemption of the public shares, FutureTech would likely have few, if any, net assets and because the Sponsor and FutureTech’s current and former directors and executive officers have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of any shares of FutureTech Common Stock held by it or them, as applicable, if FutureTech fails to complete a business combination within the required period. Additionally, in such event, the 520,075 FutureTech Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of FutureTech’s initial public offering for an aggregate purchase price of $5.2 million will also expire worthless. The 2,875,000 shares of Class A Common Stock into which the 2,875,000 shares of Class B Common Stock held by the Sponsor Persons converted, if unrestricted and freely tradable, would have had an aggregate market value of $[●] based upon the closing price of $[●] per public share on Nasdaq on [●], 2025, the most recent practicable date prior to the date of this proxy statement/prospectus.

If FutureTech is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates have at risk that depends on completion of a business combination is approximately $8.7 million, comprised of (a) $25,000 representing the aggregate purchase price paid for the shares of Class B Common Stock, (b) $5.2 million representing the aggregate purchase price paid for the Private Placement Units, and (c) approximately $3.5 million representing the aggregate FTII Extension Loans.

As a result of the low initial purchase price (consisting of $25,000 for the 2,875,000 shares of Class B Common Stock, or approximately $0.009 per share, and $5.2 million for the Private Placement Units), the Sponsor, its affiliates and FutureTech’s management team and advisors stand to earn a positive rate of return or profit on their investment, even if other stockholders, such as FutureTech’s public stockholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus, the Sponsor, our officers and directors, and their respective affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by the Extended Date, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their shares of Class B Common Stock.

The Sponsor (including its representatives and affiliates) and FutureTech’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to FutureTech. The Sponsor and FutureTech’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to FutureTech completing its initial business combination. Moreover, certain of FutureTech’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. FutureTech’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to FutureTech, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in FutureTech’s favor and such potential business opportunities may be presented to other entities prior to their presentation to FutureTech, subject to applicable fiduciary duties under the DGCL. FutureTech’s Amended and Restated Certificate of Incorporation (as amended) provides that FutureTech renounces its interest in any corporate opportunity offered to any director or officer of FutureTech unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of FutureTech and it is an opportunity that FutureTech is able to complete on a reasonable basis.

FutureTech’s existing directors and officers will be eligible for continued indemnification and continued coverage under FutureTech’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

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In the event that FutureTech fails to consummate a business combination within the prescribed time frame (pursuant to the Amended and Restated Certificate of Incorporation, as amended), or upon the exercise of a redemption right in connection with the Business Combination, FutureTech will be required to provide for payment of claims of creditors that were not waived that may be brought against FutureTech within the ten years following such redemption. In order to protect the amounts held in FutureTech’s Trust Account, the Sponsor has agreed that it will be liable to FutureTech if and to the extent any claims by a third party (other than FutureTech’s independent registered public accounting firm) for services rendered or products sold to FutureTech, or a prospective target business with which FutureTech has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of FutureTech’s initial public offering against certain liabilities, including liabilities under the Securities Act.

Commencing on the effective date of the prospectus filed in connection with FutureTech’s initial public offering, FutureTech agreed to reimburse the Sponsor for out-of-pocket expenses through the completion of the Business Combination or FutureTech liquidation.

In addition, if an initial business combination is consummated, FutureTech’s executive officers and directors, or any of their respective affiliates, including the Sponsor and other entities affiliated with FutureTech and the Sponsor, are entitled to reimbursement of any out-of-pocket expenses incurred by them in connection with activities on FutureTech’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on FutureTech’s behalf. However, if FutureTech fails to consummate a business combination by the Extended Date, they will not have any claim against the Trust Account for reimbursement. FutureTech’s officers and directors, and their affiliates, expect to incur (or guaranty) approximately $1.5 million of transaction expenses (excluding the deferred underwriting commissions being held in the Trust Account). Accordingly, FutureTech may not be able to reimburse these expenses if the Business Combination or another business combination, is not completed by such date.

Pursuant to the A&R Registration Rights Agreement, the Sponsor, certain stockholders of Longevity, and certain stockholders of FutureTech will have the right to require FutureTech, at FutureTech’s expense, to register FutureTech common stock that they hold on customary terms for a transaction of this type, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement will also provide that FutureTech will pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.

The existence of financial and personal interests of one or more of FutureTech’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FutureTech and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, FutureTech’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of FutureTech’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

The personal and financial interests of the Sponsor as well as the FutureTech Board and officers may have influenced their motivation in identifying and selecting Longevity as a business combination target, completing an initial business combination with Longevity and influencing the operation of the business following the Business Combination. In considering the recommendations of the FutureTech Board to vote for the proposals, its stockholders should consider these interests.

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The exercise of FutureTech’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in FutureTech’s stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require FutureTech to agree to amend the Merger Agreement, to consent to certain actions taken by Longevity or to waive rights to which FutureTech is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Longevity’s business or a request by Longevity to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at FutureTech’s discretion to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for FutureTech and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, FutureTech does not believe there will be any changes or waivers that FutureTech’s directors and executive officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, FutureTech will circulate a new or amended proxy statement/prospectus and resolicit FutureTech’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

FutureTech and Longevity will incur significant transaction and transition costs in connection with the Business Combination.

FutureTech and Longevity have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. FutureTech and Longevity may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid following the closing of the Business Combination. We estimate transaction expenses (including deferred underwriting fees) incurred by FutureTech and Longevity will be $4.6 million and $0.6 million (without taking into account the FutureTech Stockholder Redemption), respectively.

Legal proceedings in connection with the Business Combination or otherwise, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

In connection with business combination transactions similar to the proposed Business Combination, it is not uncommon for lawsuits to be filed against the parties and/or their respective directors and officers alleging, among other things, that the proxy statement/prospectus provided to stockholders contains false and misleading statements and/or omits material information concerning the transaction. Although no such lawsuits have yet been filed in connection with the Business Combination, it is possible that such actions may arise and, if such actions do arise, they generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Defending such lawsuits could require Longevity and FutureTech to incur significant costs and draw the attention of Longevity’s and FutureTech’s management teams away from the consummation of the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from being consummated within the expected timeframe.

The announcement of the proposed Business Combination could disrupt Longevity’s and the Targets’ relationships with its suppliers, business partners and others, as well as its operating results and business generally.

Risks relating to the impact of the announcement of the Business Combination on Longevity’s and the Targets’ businesses include the following:

●	its employees may experience uncertainty about their future roles, which might adversely affect Longevity’s ability to retain and hire key personnel and other employees;

●	suppliers, business partners and other parties with which Longevity and the Targets maintain business relationships may experience uncertainty about their future and seek alternative relationships with third parties, seek to alter their business relationships with Longevity or the Targets or fail to extend an existing relationship with Longevity or the Targets; and

●	Longevity has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

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If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact the combined company’s results of operations and cash available to fund its business.

Subsequent to consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Longevity has identified all material issues or risks associated with Longevity or the industry in which it competes.

Furthermore, FutureTech cannot assure you that factors outside of Longevity’s and FutureTech’s control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in reporting losses. Even if FutureTech’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with FutureTech’s preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on the combined company’s financial condition and results of operations and could contribute to negative market perceptions about our securities or the combined company.

Additionally, FutureTech has no indemnification rights under the Merger Agreement.

Accordingly, any stockholders or warrant holders of FutureTech who choose to remain stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares, warrants and units. Such stockholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by FutureTech’s directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Investors may not have the same benefits as an investor in an underwritten public offering.

FutureTech is already a publicly traded company. Therefore, the Business Combination and the transactions described in this proxy statement/prospectus are not an underwritten initial public offering of FutureTech’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

Like other business combinations and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the due diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. FutureTech’s investors must rely on the information in this proxy statement/ prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of FutureTech’s business or material misstatements or omissions in this proxy statement/prospectus.

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In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of our securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of our securities or helping to stabilize, maintain or affect the public price of our securities following the Closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with our securities that will be outstanding immediately following the Closing. In addition, since we will become public through a merger, securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on our behalf. All of these differences from an underwritten public offering of our securities could result in a more volatile price for our securities.

Further, since there will be no traditional “roadshow,” there can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the securities or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for the securities.

In addition, the Sponsor, certain members of the FutureTech Board and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of our securities following completion of the Business Combination, and that would not be present in an underwritten public offering of our securities. Such interests may have influenced the FutureTech Board in making their recommendation that FutureTech stockholders vote in favor of the approval of the Business Combination and the other proposals described in this proxy statement/prospectus. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of FutureTech’s Directors and Executive Officers in the Business Combination.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if we became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

The SEC adopted final rules to regulate special purpose acquisition companies that may increase SPAC’s costs and the time needed to complete SPAC’s initial business combination.

With respect to the regulation of special purpose acquisition companies like SPAC, the SEC adopted new rules on January 24, 2024 (the “SPAC Rules”) relating to, among other items, enhanced disclosures in business combination transactions involving special purpose acquisition companies and private operating companies; modified condensed financial statements requirements applicable to transactions involving shell companies; additional disclosure obligations and requirements for the use of projections by special purpose acquisition companies in SEC filings in connection with proposed business combination transactions; broadening the potential liability of certain participants in proposed business combination transactions; and discussing and providing guidance regarding the extent to which special purpose acquisition companies could become subject to regulation under the Investment Company Act, including summarizing the SEC staff’s views on the facts and circumstances that are relevant to making a determination as to whether a special purpose acquisition company meets the definition of an “investment company” under the Investment Company Act. These SPAC Rules may materially adversely affect SPAC’s ability to consummate the Business Combination, its activities prior to the consummation thereof, and may increase the costs and time related thereto.

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In the adoption of the SPAC Rules, the SEC affirmatively chose not to adopt a quantitative, bright-line safe harbor that would provide certainty as to when a special purpose acquisition company’s pre-business combination activities would not result in the special purpose acquisition companies being treated as an investment company under the Investment Company Act. Instead, the SEC staff expressed its views regarding a five-factor qualitative test, known as the Tonopah factors, to be applied to the facts and circumstances of any special purpose acquisition company’s activities to determine whether or not the special purpose acquisition company is acting as an “investment company” under the Investment Company Act. Consequently, there remains uncertainty concerning the applicability of the Investment Company Act to any particular special purpose acquisition company, as the interpretation and application of the Tonopah factors are subjective in nature. It is possible that a claim could be made that SPAC has been operating an unregistered investment company. This risk may be increased if SPAC continues to hold the funds in the Trust Account in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, rather than instructing the trustee to liquidate the securities in the Trust Account and hold the funds in the Trust Account in cash.

If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate the Company. To mitigate the risk of being deemed to be an investment company for purposes of the Investment Company Act, we have instructed Continental to liquidate the securities held in the trust account and instead hold all funds in the trust account in a bank deposit account.

As described further above, the SPAC Rules relate, among other matters, to the circumstances in which special purpose acquisition companies such as the Company could potentially be subject to the Investment Company Act and the regulations thereunder. To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, on or before the 24-month anniversary of the effective date of the registration statement relating to the Company’s Initial Public Offering, the Company maintained the investment of funds held in the Trust Account in U.S. government securities within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds investing solely in United States government treasury obligations and meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act (or any successor rule). Following the 24-month anniversary of the effective date of the registration statement relating to the Company’s Initial Public Offering, the Company has instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest bearing bank demand deposit account until the earlier of consummation of our initial business combination or liquidation of the Company. As of January 24, 2025, there was approximately $26.5 million in investments held in the trust account, including approximately $18.0 million to be distributed in accordance with the November 18, 2024 redemption but excluding approximately $810,000 to be received in connection with the claw back of the First Extension Overpayment Amount and the Second Extension Overpayment Amount. However, there is still a risk that we may be considered an unregistered investment company, in which case we may be required to liquidate. If we were to liquidate, our warrants will expire worthless. This will also cause you to lose the investment opportunity in a target company, and the chance of realizing future gains on your investment through any price appreciation in the combined company.

If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to burdensome compliance requirements. We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate.

Following such liquidation, we would likely receive minimal interest, if any, on the funds held in the trust account. However, interest previously earned on the funds held in the trust account still may be released to us to pay our taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the securities held in the trust account and thereafter to hold all funds in the trust account in cash would reduce the dollar amount our public stockholders would receive upon any redemption or liquidation of the Company.

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The historical financial results of Longevity, Aegeria and Cerevast and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what actual financial position or results of operations would have been.

The historical financial results of Longevity, Aegeria and Cerevast included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone company during the periods presented or those the combined company will achieve in the future. This is primarily the result of the following factors: (i) the combined company will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) the combined company’s capital structure will be different from that reflected in such historical financial statements. The combined company’s financial condition and future results of operations will be materially different from amounts reflected in FutureTech’s historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare the combined company’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, FutureTech being treated as the “acquired” company for financial reporting purposes in the Business Combination and the number of shares of Class A Common Stock that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of the combined company’s future operating or financial performance and FutureTech’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information of FutureTech and Company.”

The calculation of the number of shares to be issued to Longevity stockholders in the transactions will not be adjusted if there is a change in the value of Longevity before the Business Combination is completed.

The number of shares of FutureTech Common Stock to be issued to Longevity stockholders in the transactions will not be adjusted if there is a change in the value of Longevity before the closing of the transactions. As a result, the actual value of the FutureTech Common Stock to be received by Longevity’s stockholders in the transactions will depend on the value of such shares at and after the closing of the Business Combination.

Neither Longevity stockholders nor FutureTech’s stockholders will be entitled to appraisal rights in connection with the transactions.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Neither Longevity stockholders nor FutureTech stockholders are entitled to appraisal rights in connection with the Business Combination.

The Business Combination is subject to the satisfaction or waiver of certain conditions, which may not be satisfied or waived on a timely basis, if at all.

The consummation of the Business Combination is subject to customary closing conditions for transactions involving special purpose acquisition companies, any one or more of which may be waived (subject to compliance with applicable law), including, among others:

●	no governmental authority of competent jurisdiction shall have enacted, issued or granted any law (whether temporary, preliminary or permanent), in each case that is in effect and which has the effect of restraining, enjoining or prohibiting the consummation of the transaction;

●	the FutureTech Common Stock issuable pursuant to the Business Combination shall have been approved for listing on Nasdaq, subject to official notice of issuance;

●	the parties shall each have performed and complied in all material respects with the obligations, covenants and agreements required by the Merger Agreement to be performed or complied with by it at or prior to filing, or a later date as agreed to by the parties;

●	customary bring-down conditions related to the accuracy of the parties’ respective representations, warranties and pre-Closing covenants in the Merger Agreement;

●	FutureTech’s registration statement to be filed with the United States Securities and Exchange Commission shall have become effective; and

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●	FutureTech’s stockholder approval.

In addition, the obligation of FutureTech to consummate the Transactions is also conditioned upon, among other items, the closing of the Target Acquisitions, which such condition may be waived by FutureTech, subject to compliance with applicable law. To the extent that the FutureTech Board determines that any modifications by the parties, including any waivers of any conditions to the Closing, materially change the terms of the Business Combination, FutureTech will notify its stockholders in a manner reasonably calculated to inform them about the modifications as may be required by law, by publishing a press release, filing a Current Report on Form 8-K and/or circulating a supplement to this proxy statement/prospectus.

See the section entitled “Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Conditions to Closing” for additional information.

Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Longevity, and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on FutureTech Common Stock or satisfy our other financial obligations.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than its ownership of Longevity. Longevity’s stockholders immediately prior to the Business Combination will become stockholders of FutureTech. We will depend on Longevity for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to FutureTech Common Stock. The financial condition and operating requirements of Longevity may limit our ability to obtain cash from Longevity. The earnings from, or other available assets of, Longevity may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on FutureTech Common Stock or satisfy our other financial obligations.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon our financial condition and results of operations.

FutureTech has no specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for FutureTech to complete a business combination with which a substantial majority of FutureTech’s stockholders do not agree.

FutureTech may be able to complete the Business Combination even though a substantial majority of FutureTech’s public stockholders do not agree with the transaction and have redeemed their shares. However, each redemption of FutureTech’s public shares by FutureTech’s public stockholders will reduce the amount in FutureTech’s Trust Account.

The Sponsor, directors, executive officers, advisors and their affiliates may elect to purchase shares or warrants from public stockholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.

The Sponsor and FutureTech’s directors, officers, advisors or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or warrants in such transactions. If any such persons engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act or other federal securities laws. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of FutureTech’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or FutureTech’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

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The purpose of such purchases would be to cause such shares not to be redeemed. The purpose of any such purchases of warrants could be to reduce the number of warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of the Class A Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor and FutureTech’s officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom the Sponsor or FutureTech’s officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of Class A Common Stock) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or FutureTech’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination but only if such shares have not already been voted at the Special Meeting. The Sponsor and FutureTech’s officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

To the extent that the Sponsor or FutureTech’s officers, directors, advisors or their affiliates enter into any such private purchase, prior to the Special Meeting, FutureTech will file a current report on Form 8-K to disclose (1) the amount of securities purchased in any such purchases, along with the purchase price; (2) the purpose of any such purchases; (3) the impact, if any, of any such purchases on the likelihood that the business combination transaction will be approved; (4) the identities or the nature of the security holders (e.g., 5% security holders) who sold their securities in any such purchases; and (5) the number of securities for which FutureTech has received redemption requests pursuant to its stockholders’ redemption rights in connection with the Business Combination.

Any purchases by the Sponsor or FutureTech’s officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and FutureTech’s officers, directors and/or their affiliates will not make purchases of Class A Common Stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

If third parties bring claims against FutureTech, the proceeds held in the Trust Account could be reduced and the per- share redemption amount received by stockholders may be less than $10.00 per share (which was the amount per unit initially held in the Trust Account following our initial public offering).

FutureTech’s placing of funds in the Trust Account may not protect those funds from third-party claims against FutureTech. Although FutureTech has sought and will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with FutureTech waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary duty or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against FutureTech’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, FutureTech’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to FutureTech than any alternative.

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Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of FutureTech’s public shares, if FutureTech have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with FutureTech’s business combination, FutureTech will be required to provide for payment of claims of creditors that were not waived that may be brought against FutureTech within the 10 years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to FutureTech if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which FutureTech has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. FutureTech has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of FutureTech’s company. The Sponsor may not have sufficient funds available to satisfy those obligations. FutureTech has not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for FutureTech’s business combination and redemptions could be reduced to less than $10.00 per public share. In such event, FutureTech may not be able to complete FutureTech’s business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of FutureTech’s directors or officers will indemnify FutureTech for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If, after FutureTech distributes the proceeds in the Trust Account to its public stockholders, FutureTech files an insolvency or bankruptcy petition or an involuntary insolvency or bankruptcy petition is filed against FutureTech that is not dismissed, a bankruptcy court may seek to recover such proceeds, and FutureTech and FutureTech’s board of directors may be exposed to claims of punitive damages.

If, after FutureTech distributes the proceeds in the Trust Account to our public stockholders, FutureTech files an insolvency or bankruptcy petition or an involuntary insolvency or bankruptcy petition is filed against FutureTech that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/ creditor and/or insolvency laws as a voidable preference. As a result, a liquidator could seek to recover some or all amounts received by FutureTech’s stockholders. In addition, the FutureTech Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and FutureTech to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. FutureTech cannot assure you that claims will not be brought against FutureTech for these reasons.

If, before distributing the proceeds in the Trust Account to our public stockholders, FutureTech files an insolvency or bankruptcy petition or an involuntary insolvency or bankruptcy petition is filed against FutureTech that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by FutureTech’s stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to FutureTech’s public stockholders, FutureTech files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against FutureTech that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in FutureTech’s liquidation estate and subject to the claims of third parties with priority over the claims of FutureTech’s stockholders. To the extent any liquidation claims deplete the Trust Account, the per share amount that would otherwise be received by FutureTech’s stockholders in connection with FutureTech’s liquidation may be reduced.

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FutureTech’s stockholders may be held liable for claims by third parties against FutureTech to the extent of distributions received by them upon redemption of their public shares.

If FutureTech is forced to enter into an insolvent liquidation, any distributions received by stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, FutureTech was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by FutureTech’s stockholders. Furthermore, FutureTech’s directors may be viewed as having breached their fiduciary duties to FutureTech or FutureTech’s creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. FutureTech cannot assure you that claims will not be brought against FutureTech for these reasons.

FutureTech’s public stockholders will experience immediate dilution as a consequence of the issuance of FutureTech Common Stock as consideration in the Business Combination and due to future issuances pursuant to the Equity Incentive Plan. Having a minority share position may reduce the influence that FutureTech’s current stockholders have on the management of the combined company.

It is anticipated that, immediately following the Business Combination, on a fully-diluted basis, (1) our public stockholders are expected to own approximately 2.8% (assuming the no redemptions scenario) and 0.0% (assuming the maximum redemption scenario) of the outstanding FutureTech Common Stock, (2) the Longevity stockholders are expected to collectively own approximately 33.1% (assuming the no redemptions scenario) or 34.0% (assuming the maximum redemption scenario) of the outstanding FutureTech Common Stock, (3) the Sponsor is expected to own approximately 12.2% (assuming the no redemptions scenario) or 12.5% (assuming the maximum redemption scenario) of the outstanding FutureTech Common Stock, (4) FutureTech Public Warrants are expected to represent an ownership interest of approximately 41.2% (assuming the no redemptions scenario) or 42.4% (assuming the maximum redemption scenario), in each case upon exercise thereof, (5) FutureTech Private Warrants are expected to represent an ownership interest of approximately 1.8% (assuming the no redemptions scenario) or 1.9% (assuming the maximum redemption scenario), in each case upon exercise thereof, (6) Longevity Options are expected to represent an ownership interest of approximately 3.1% (assuming the no redemptions scenario) or 3.2% (assuming the maximum redemption scenario), in each case thereof, (7) the PIPE Investor is expected to represent an ownership interest of approximately 3.6% (assuming the no redemption scenario) or 3.7% (assuming the maximum redemption scenario), in each case thereof, (8) the underwriter of FutureTech’s IPO is expected to represent an ownership interest of 0.9% (assuming the no redemption scenario) or 1.0% (assuming the maximum redemption scenario), in each case upon exercise thereof, and (9) the FTII Extension Loans is expected to represent an ownership interest of approximately 1.3% (assuming the no redemption scenario) or 1.3% (assuming the maximum redemption scenario), in each case thereof. These percentages (i) assume that FutureTech issues 9,217,200 shares of FutureTech Common Stock to former stockholders of Longevity as of immediately prior to the Closing, (ii) include the impact of the exercise of all Warrants that will be outstanding following the Business Combination and (iii) assume the Closing occurs on [●], 2025. If the actual facts are different from these assumptions, the percentage ownership retained by FutureTech’s existing public stockholders in the combined company will be different.

In addition, Longevity employees and consultants hold, and after Business Combination, are expected to be granted, equity awards under the Equity Incentive Plan. You will experience additional dilution when those equity awards become vested and settled or exercisable, as applicable, for shares of FutureTech Common Stock.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of FutureTech securities and may adversely affect prevailing market prices for our public shares or public warrants.

Upon completion of the Business Combination, the Sponsor will beneficially own a significant equity interest and may take actions that conflict with the interests of FutureTech’s public stockholders. The interests of the Sponsor may not align with the interests of FutureTech’s public stockholders in the future. The Sponsor and its affiliates are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with FutureTech. The Sponsor and its affiliates, may also pursue acquisition opportunities that may be complementary to FutureTech’s business and, as a result, those acquisition opportunities may not be available to the combined company. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to the combined company and its stockholders.

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Warrants will become exercisable for FutureTech Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to stockholders.

Outstanding warrants to purchase an aggregate of 12,020,075 shares of FutureTech Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable at any time commencing 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share, subject to certain adjustments. To the extent such warrants are exercised, additional shares of FutureTech Common Stock will be issued, which will result in dilution to the holders of FutureTech Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of FutureTech Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See the section entitled “— Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 51% of the then outstanding public warrants approve of such amendment.”

If FutureTech’s stockholders fail to properly demand redemption rights, they will not be entitled to redeem their Class A Common Stock for a pro rata portion of the Trust Account.

FutureTech’s stockholders may demand that FutureTech redeem their Class A Common Stock for a pro rata portion of the Trust Account in connection with the completion of the Business Combination. In order to exercise their redemption rights, FutureTech’s stockholders must deliver their Class A Common Stock (either physically or electronically) to FutureTech’s transfer agent at least two (2) business days prior to the vote on the Business Combination at the Special Meeting. Any FutureTech public stockholder who fails to properly demand redemption rights will not be entitled to redeem his, her, or its shares for a pro rata portion of the Trust Account. See the section of this proxy statement/prospectus titled “Special Meeting of FutureTech — Redemption Rights” for the procedures to be followed if you wish to redeem your FutureTech shares for cash.

FutureTech’s stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. FutureTech’s stockholders may therefore be forced to redeem or sell their Class A Common Stock or FutureTech Public Warrants in order to liquidate their investment, potentially at a loss.

FutureTech’s stockholders will be entitled to receive funds from the Trust Account only: (i) in connection with a stockholder vote to amend the Amended and Restated Certificate of Incorporation (A) to modify the substance or timing of FutureTech’s obligation to provide holders of Class A Common Stock the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of the Class A Common Stock if FutureTech does not complete an initial business combination by the Extended Date, or either (i) such earlier date as determined by the Directors or (ii) such later time as the Members may approve in accordance with the Amended and Restated Certificate of Incorporation, or (B) with respect to any other provision relating to the rights of stockholders or pre-business combination activity, (ii) in connection with the redemption of all of the issued and outstanding shares of Class A Common Stock if FutureTech is unable to complete an initial business combination by the Extended Date, subject to applicable law and as further described herein, and (iii) if FutureTech’s stockholders redeem their respective shares for cash upon the completion of the Business Combination. In addition, if FutureTech plans to redeem the Class A Common Stock because FutureTech is unable to complete a business combination by the Extended Date, for any reason, compliance with Delaware law may require that FutureTech submit a plan of dissolution to FutureTech’s then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, FutureTech’s stockholders may be forced to wait beyond the Extended Date, before they receive funds from the Trust Account. Accordingly, in order for FutureTech’s stockholders to liquidate their investment, they may be forced to sell their Class A Common Stock or FutureTech Public Warrants, potentially at a loss. See the section of this proxy statement/prospectus entitled “Special Meeting of FutureTech — Redemption Rights.”

Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 51% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a Warrant Agreement, dated February 18, 2022, by and between Continental, as warrant agent, and FutureTech. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 51% of the then outstanding public warrants to make any other change that affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 51% of the then outstanding public warrants approve of such amendment.

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Although FutureTech’s ability to amend the terms of the public warrants with the consent of at least 51% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of FutureTech Common Stock purchasable upon exercise of a warrant.

FutureTech may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

FutureTech has the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of FutureTech Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which FutureTech sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, FutureTech expects would be substantially less than the market value of your warrants. FutureTech Common Stock has never traded above $18.00 per share.

FutureTech has no obligation to notify holders of the warrants that they have become eligible for redemption. However, pursuant to the warrant agreement, in the event FutureTech decides to redeem the warrants, FutureTech is required to mail notice of such redemption to the registered warrant holders not less than 30 days prior to the redemption date. The warrants may be exercised any time after notice of redemption is given and prior to the redemption date. None of the FutureTech Private Placement Warrants will be redeemable by FutureTech so long as they are held by FutureTech’s Sponsor or its permitted transferees; provided the FutureTech Private Placement Warrants may be redeemed in accordance with the warrant agreement (and must be redeemed if the public warrants are being redeemed) if the Reference Value does not equal or exceed $18.00 per share.

If FutureTech’s due diligence investigation of Longevity was inadequate, then FutureTech’s stockholders could lose some or all of their investment.

Even though FutureTech conducted a due diligence investigation of Longevity, Aegeria, and Cerevast, FutureTech cannot be sure that this diligence uncovered all material issues that may be present with respect to their respective businesses, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of their respective control will not later arise that could adversely affect their respective businesses, financial condition or results of operations.

FutureTech’s Combination Period ending on August 18, 2025 contravenes Nasdaq rules and, as a result, may lead Nasdaq to suspend trading FutureTech’s securities or lead FutureTech’s securities to be delisted from Nasdaq. If the Company’s securities are delisted from Nasdaq, the Company’s common stock would be deemed a “penny” stock and the Company may become subject to the requirements of Rule 419 to which it is not currently subject. This may adversely affect the liquidity and trading of our securities and may impact our ability to complete a business combination.

Shares of FutureTech’s Class A Common Stock and public warrants are listed on Nasdaq. Nasdaq IM-5101-2 requires that FutureTech, a special purpose acquisition company, complete one or more business combinations within 36 months of the effectiveness of its initial public offering registration statement, which, in the case of FutureTech, would be February 14, 2025. If FutureTech is unable to complete an initial business combination by February 14, 2025, it would violate Nasdaq IM-5101-2. Effective on October 7, 2024, Nasdaq Rule 5815 was amended to provide for the immediate suspension and delisting upon issuance of a delisting determination letter to an issuer for failure to meet the requirements of Nasdaq IM5101-02. Accordingly, FutureTech will face immediate suspension and delisting of its securities once FutureTech receives a delisting determination letter from Nasdaq after the 36-month window ends on February 14, 2025. Pursuant to Nasdaq Rule 5815, as amended, Nasdaq may only reverse its delisting determination if it finds that it made a factual error in applying Nasdaq Rule 5815, as amended. If Nasdaq delists FutureTech’s securities from trading on its exchange and FutureTech is not able to list its securities on another national securities exchange, we expect FutureTech’s securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

● a limited availability of market quotations for our securities;

● reduced liquidity for our securities;

● a determination that our shares of common stock are a “penny stock” which will require brokers trading in our shares of common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

● a limited amount of news and analyst coverage;

● a decreased ability to issue additional securities or obtain additional financing in the future; and

● FutureTech may be deemed a less attractive merger partner for a target company or business.

The “penny stock” rules are burdensome and may reduce the trading activity for shares of FutureTech’s common stock. For example, brokers trading in shares of FutureTech’s common stock would be required to deliver a standardized risk disclosure document, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to effecting a transaction in a penny stock not otherwise exempt from those rules, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. If FutureTech’s common stock is a “penny stock,” these disclosure requirements may have the effect of reducing the trading activity in the secondary market for FutureTech’s common stock. If the shares of FutureTech’s common stock are subject to the “penny stock” rules, the holders of such shares of FutureTech’s common stock may find it more difficult to sell their shares.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since FutureTech’s common stock and public warrants are listed on Nasdaq, such securities qualify as covered securities under such statute. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if the common stock, and public warrants were no longer listed on Nasdaq, these securities would not qualify as covered securities under such statute and FutureTech would be subject to regulation in each state in which it offers its securities.

We also note that if Nasdaq delists FutureTech’s securities from trading on its exchange, FutureTech will be required to apply for listing the combined company’s securities on Nasdaq, The fact that FutureTech’s securities are not listed on Nasdaq may present certain challenges to listing the post Business Combination combined company’s securities on Nasdaq, such as the post Business Combination combined company’s ability to meet the listing requirements for Nasdaq, including the minimum per share bid price and the market value of unrestricted publicly held shares.

Nasdaq may not list Longevity’s securities on its exchange, which could limit investors’ ability to make transactions in Longevity’s securities and subject Longevity to additional trading restrictions.

In connection with the Business Combination, in order to continue to maintain the listing Longevity will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. FutureTech will apply to have Longevity’s securities listed on Nasdaq upon consummation of the Business Combination. FutureTech cannot assure you that Longevity will be able to meet all initial listing requirements. Even if Longvity’s securities are listed on Nasdaq, Longevity may be unable to maintain the listing of its securities in the future.

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If Longevity fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, neither FutureTech nor Longevity would be required to consummate the Business Combination. In the event that FutureTech and Longevity elected to waive this condition, and the Business Combination was consummated without securities being listed on Nasdaq or on another national securities exchange, could face significant material adverse consequences, including:

●	a limited availability of market quotations for FutureTech’s securities;

●	reduced liquidity for FutureTech’s securities;

●	a determination that FutureTech’s Common Stock is a “penny stock” which will require brokers trading in FutureTech Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for FutureTech’s securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.”

If FutureTech’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Because the market price of shares of FutureTech Common Stock will fluctuate, Longevity stockholders cannot be sure of the value of the Business Combination consideration they will receive.

The market value of securities at the effective time of the Business Combination may vary significantly from their respective values on the date the Merger Agreement was executed or at other dates. Because the exchange ratio with respect to the shares of FutureTech Common Stock to be issued in the Business Combination is fixed and will not be adjusted to reflect any changes in the market value of shares of Class A Common Stock, the market value of the shares of FutureTech Common Stock issued in connection with the Business Combination may be higher or lower than the values of those shares on earlier dates, and may be higher or lower than the value used to determine the exchange ratio. Stock price changes may result from a variety of factors, including changes in the business, operations or prospects of FutureTech, regulatory considerations, and general business, market, industry or economic conditions. Many of these factors are outside of the control of FutureTech.

The market price of shares of FutureTech Common Stock after the Business Combination may be affected by factors different from those currently affecting the price of shares of FutureTech.

Upon completion of the Business Combination, Longevity stockholders will become holders of shares of FutureTech Common Stock. Prior to the Business Combination, FutureTech has had limited operations. Upon completion of the Business Combination, results of operations will depend upon the performance of Longevity, which is affected by factors that are different from those currently affecting the results of operations of FutureTech.

If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of FutureTech Common Stock may decline.

The market price of the FutureTech Common Stock may decline as a result of the Business Combination if the combined company does not achieve the perceived benefits of the Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of the Business Combination on the combined company’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of FutureTech securities may experience a loss as a result of a decline in the market price of FutureTech Common Stock. In addition, a decline in the market price of FutureTech Common Stock could adversely affect our ability to issue additional securities and to obtain additional financing in the future.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

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The completion of the Business Combination is conditioned on the resolution of certain orders, injunctions or decrees by any court or regulatory authority of competent jurisdiction that would prohibit or make illegal the completion of the Business Combination. FutureTech and Longevity believe that the Business Combination should not raise significant regulatory concerns and that FutureTech and Longevity will be able to obtain all requisite regulatory approvals in a timely manner. However, FutureTech and Longevity cannot be certain when or if regulatory approvals will be obtained or, if obtained, the conditions that may be imposed. In addition, neither FutureTech nor Longevity can provide assurance that any such conditions, terms, obligations or restrictions will not result in delay. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Closing Conditions.”

Termination of the Merger Agreement could negatively impact FutureTech.

If the Business Combination is not completed for any reason, including as a result of FutureTech stockholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of FutureTech may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, FutureTech would be subject to a number of risks, including the following:

●	FutureTech may experience negative reactions from the financial markets, including negative impacts on its share price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

●	FutureTech will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

●	since the Merger Agreement restricts the conduct of FutureTech’s businesses prior to completion of the Business Combination, FutureTech may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Covenants” of this proxy statement/prospectus for a description of the restrictive covenants applicable to FutureTech).

If the Merger Agreement is terminated and the FutureTech Board seeks another business combination target, FutureTech stockholders cannot be certain that FutureTech will be able to find another acquisition target that would constitute a business combination or that such other business combination will be completed. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Termination.”

FutureTech’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about FutureTech’s ability to continue as a “going concern.”

As of September 30, 2024, the Trust Account of FutureTech had cash held in the Interest Bearing Bank Demand Deposit Account in the amount of $26,932,536, cash of $1,883 held outside of the Trust Account, and working capital deficit of $4,638,328. Based on the foregoing, unless FutureTech can raise additional capital, including continuing funding from the Sponsor, the management believes that FutureTech will not have sufficient working capital and borrowing capacity to meet its needs through the consummation of the Business Combination. If FutureTech is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of the Business Combination, and reducing overhead expenses. FutureTech cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

FutureTech intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete its business combination. To the extent that FutureTech’s share capital or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies. If FutureTech does not complete the Business Combination with Longevity, it intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

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In accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” FutureTech’s management has evaluated that there are certain conditions and events, considered in the aggregate, that raise doubt about FutureTech’s ability to continue as a going concern through until August 18, 2025, the date that FutureTech is required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated by such date. It is uncertain that FutureTech will be able to consummate the Business Combination by this time. If the Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of FutureTech. These factors, among others, raise substantial doubt about FutureTech’s ability to continue as a going concern.

Longevity will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and other business participants may have an adverse effect on Longevity and consequently on FutureTech. These uncertainties may impair Longevity’s ability to attract, retain and motivate key personnel until the Business Combination is completed, and could cause others that deal with Longevity to seek to change existing business relationships with Longevity. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty or a desire not to remain with the business, the combined company’s business following the Business Combination could be negatively impacted. In addition, the Merger Agreement restricts Longevity from making certain expenditures and taking other specified actions without the consent of FutureTech until the Business Combination occurs. These restrictions may prevent Longevity from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Covenants.”

The Business Combination will result in changes to the FutureTech Board that may affect the strategy of FutureTech.

If the parties complete the Business Combination, the composition of the Board will change from the current FutureTech Board. The Board will consist of seven members. This new composition of the Board may affect the business strategy and operating decisions of the combined company upon the completion of the Business Combination.

Neither FutureTech nor its stockholders will have the protection of any indemnification, escrow, purchase price adjustment or other provisions that allow for a post-closing adjustment to be made to the Aggregate Merger Consideration in the event that any of the representations and warranties made by Longevity in the Merger Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties contained in the Merger Agreement will not survive the completion of the Business Combination, and only the covenants and agreements that by their terms survive such time will do so. As a result, FutureTech and its stockholders will not have the protection of any indemnification, escrow, purchase price adjustment or other provisions that allow for a post-closing adjustment to be made to the Aggregate Merger Consideration if any representation or warranty made by Longevity in the Merger Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, our financial condition or results of operations could be adversely affected.

We may not be able to complete the Business Combination if it becomes subject to review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”). As a result, the pool of potential targets with which we could complete the Business Combination may be limited. In addition, the time necessary for any governmental or regulatory review or approval could prevent us from completing the

Business Combination and require us to liquidate.

Certain investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor, directly or indirectly, may be subject to review and clearance by CFIUS. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, the nature of the subject U.S. business, the nationality of the parties, the level of beneficial ownership interest and the nature of any information or governance rights involved.

Investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. Likewise, certain investments are subject to CFIUS jurisdiction that do not result in control of a U.S. business by a foreign person, but afford foreign investors certain information or governance rights in U.S. businesses that have a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data”(collectively, “TID U.S. Businesses”). Further, although the majority of CFIUS filings are filed voluntarily, certain investments in TID U.S. businesses can be subject to mandatory filings unless the foreign investor is considered an “excepted investor.”

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FutureTech Capital, one of the members of the Sponsor, is controlled by a non-U.S. citizen. Such member holds only an economic interest in the Sponsor and has no voting or control rights. As of January 25, 2025, FutureTech Capital also holds notes payable from Longevity in the aggregate principal amount of $7.2 million that are convertible into 2,126,000 shares of Longevity Common Stock. At the effective time of the Merger, each share of Longevity Common Stock will be converted into the right to receive shares of FutureTech Common Stock, as described elsewhere in this proxy statement/prospectus. Entities that are “controlled” by “foreign persons” may themselves be deemed to be “foreign persons” under the CFIUS regulations. While we do not believe FutureTech Capital would be deemed to control the Sponsor, if such a determination were made, and if CFIUS also determined that the Sponsor controlled Longevity, CFIUS would have jurisdiction to review the Business Combination. CFIUS would also have jurisdiction over the Business Combination if it determined that Longevity was a TID U.S. business and that FutureTech Capital was obtaining certain governance rights or information in Longevity.

Because neither Longevity nor the Targets are a TID U.S. Business, a CFIUS filing is not mandatory in connection with the Business Combination, and we do not expect to make a voluntary CFIUS filing at this point. Additionally, obtaining clearance from CFIUS is not a condition to the consummation of the Business Combination under the terms of the Business Combination Agreement. However, there is the risk of CFIUS intervention, before or after the closing of the Business Combination. CFIUS may decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination or order us to divest all or a portion of the U.S. business of Longevity and the Targets. Such actions could limit the attractiveness of or prevent us from consummating the Business Combination or limit the attractiveness of or prevent us from pursuing alternative initial business combination opportunities that we believe would otherwise be beneficial to us and our stockholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have foreign person status.

Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy and we have limited time to complete our initial business combination. If we cannot complete our initial business combination by the Extended Date, because the review process extends beyond such timeframe or because our initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate. If we liquidate, we cannot guarantee the per share amount that our public stockholders will receive and our warrants will expire worthless. This will also cause you to lose the investment opportunity in a target company, and the chance of realizing future gains on your investment through any price appreciation in the combined company.

Risks Related to the Combined Company’s Common Stock Following the Transactions

The market price of the combined company’s common stock is likely to be highly volatile, and you may lose some or all of your investment.

Following the Business Combination, the market price of the combined company’s common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including those factors discussed in this “Risk Factors” section and many others, such as:

●	actual or anticipated fluctuations in the combined company’s financial condition and operating results, including fluctuations in its quarterly and annual results;

●	developments involving Longevity’s competitors;

●	changes in laws and regulations affecting Longevity’s business;

●	variations in the combined company’s operating performance and the performance of its competitors in general;

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●	the public’s reaction to the combined company’s press releases, its other public announcements and its filings with the SEC;

●	additions and departures of key personnel;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by the combined company or its competitors;

●	the combined company’s failure to meet the estimates and projections of the investment community or that it may otherwise provide to the public;

●	publication of research reports about the combined company or its industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

●	changes in the market valuations of similar companies;

●	overall performance of the equity markets;

●	sales of the combined company’s common stock by the combined company or its stockholders in the future;

●	trading volume of the combined company’s common stock;

●	significant lawsuits, including stockholder litigation;

●	failure to comply with the requirements of Nasdaq;

●	the impact of any natural disasters or public health emergencies, such as the COVID-19 pandemic;

●	general economic, industry and market conditions other events or factors, many of which are beyond the combined company’s control; and

●	changes in accounting standards, policies, guidelines, interpretations or principles.

Volatility in the combined company’s share price could subject the combined company to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If the combined company faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business.

If securities or industry analysts do not publish research or reports about the combined company, or publish negative reports, then the combined company’s stock price and trading volume could decline.

The trading market for the combined company’s common stock will depend, in part, on the research and reports that securities or industry analysts publish about the combined company. The combined company does not have any control over these analysts. If the combined company’s financial performance fails to meet analyst estimates or one or more of the analysts who cover the combined company downgrade its common stock or change their opinion, then the combined company’s stock price would likely decline. If one or more of these analysts cease coverage of the combined company or fail to regularly publish reports on the combined company, it could lose visibility in the financial markets, which could cause the combined company’s stock price or trading volume to decline.

The combined company does not currently intend to pay dividends on its common stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the price of the combined company’s common stock.

The combined company has never declared or paid any cash dividend on its common stock. The combined company currently anticipates that it will retain future earnings for the development, operation and expansion of the business and does not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock. In addition, the terms of any equity or debt instruments that the combined company may issue in the future could contain prohibitions or restrictions on the ability of the combined company to pay dividends on its common stock. There is no guarantee that shares of the combined company’s common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

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Future sales of shares of the combined company’s common stock may depress its stock price.

Subject to certain exceptions, the Lock-Up Agreements will provide for certain restrictions on transfer with respect to FutureTech Common Stock held by certain stockholders. Such restriction will begin upon the Closing Date and end upon the earlier of (A) the six-month anniversary after the Closing Date (in the case of holders of the founder shares, one-year anniversary of the Closing Date), and subsequent to the Closing Date, (i) if the closing price of the FutureTech Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (ii) the date which s a merger, liquidation, stock exchange, reorganization or other similar transaction is completed after the Closing Date that results in all of the public stockholders of FutureTech having the right to exchange their FutureTech Common Stock for cash, securities or other property.

However, following the expiration of the applicable lock-up period, such equityholders will not be restricted from selling shares of the combined company’s common stock held by them, other than by applicable securities laws. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the combined company’s share price or the market price of the combined company’s common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The exclusive forum clause set forth in the Warrant Agreement may have the effect of limiting an investor’s rights to bring legal action against FutureTech and could limit the investor’s ability to obtain a favorable judicial forum for disputes with us.

The Warrant Agreement provides that (i) any action, proceeding or claim against FutureTech arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) FutureTech irrevocably submits to such jurisdiction, which jurisdiction will be exclusive. FutureTech has waived or will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. We note, however, that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any of the FutureTech Warrants (and after the Business Combination, the FutureTech Warrants) shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the FutureTech Warrants (and after the Business Combination, the FutureTech Warrants), such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

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This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with FutureTech, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

The combined company is an emerging growth company and smaller reporting company, and the combined company cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make its shares less attractive to investors.

After the completion of the Business Combination, the combined company will be an emerging growth company, as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). For as long as the combined company continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. The combined company will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which the combined company has total annual gross revenue of at least $1.235 billion or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of shares of the combined company’s common stock that are held by non-affiliates exceeds $700.0 million as of the prior June 30, and (2) the date on which the combined company has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. The combined company expects to use this extended transition period for complying with new or revised accounting standards and, therefore, the combined company will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Following the Business Combination, we will also be a smaller reporting company as defined in the Exchange Act. Even after the combined company no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow it to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this proxy statement/prospectus and the combined company’s periodic reports and proxy statements. The combined company will be able to take advantage of these scaled disclosures for so long as its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of its second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and its voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of its second fiscal quarter.

The combined company cannot predict if investors will find its common stock less attractive because the combined company may rely on these exemptions. If some investors find the combined company’s common stock less attractive as a result, there may be a less active trading market for the common stock and its market price may be more volatile.

If the combined company’s estimates or judgments relating to its critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, combined company’s results of operations could be adversely affected.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The combined company will base its estimates on historical experience, known trends and events, and various other factors that it believes to be reasonable under the circumstances, as provided in the section entitled “Longevity Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our financial statements include the stock-based compensation and warrant valuation. The combined company’s results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause its results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of its common stock.

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Additionally, the combined company will regularly monitor its compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to it. As a result of new standards, changes to existing standards and changes in their interpretation, the combined company might be required to change its accounting policies, alter its operational policies, and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or the combined company may be required to restate its published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on its reputation, business, financial position, and profit.

Exclusive forum provisions in the Second Amended and Restated Certificate of Incorporation could limit our stockholders’ ability to choose their preferred judicial forum for disputes with us or our directors, officers, or employees.

The Second Amended and Restated Certificate of Incorporation of the combined company provide that, unless the combined company consents in writing to the selection of an alternative forum, the sole and exclusive forum for specified legal actions is the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware if the Court of Chancery does not have or declines to accept jurisdiction (collectively, “Delaware Courts”). The Second Amended and Restated Certificate of Incorporation further provides that the United States District Court for the District of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Current and former stockholders are deemed to have consented to the personal jurisdiction of the Delaware Courts in connection with any action to enforce that exclusive forum provision and to service of process in any such action. These exclusive forum provisions will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act, as noted above. Section 22 of the Securities Act, however, created concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. To the extent that these provisions of the Second Amended and Restated Certificate of Incorporation limit a current or former stockholder’s ability to select a judicial forum other than the Delaware Courts, they might discourage the specified legal actions, might cause current or former stockholders to incur additional litigation-related expenses, and might result in outcomes unfavorable to current or former stockholders. A court might determine that these provisions of the Second Amended and Restated Certificate of Incorporation are inapplicable or unenforceable in any particular action, in which case we may incur additional litigation related expenses in such action, and the action may result in outcomes unfavorable to us, which could have a materially adverse impact on our reputation, our business operations, and our financial position or results of operations.

One of the combined company’s directors is a Chinese national and may be deemed to reside in China or Hong Kong. It may be difficult for U.S. investors to enforce any judgment liabilities against such director or any other of the combined company’s directors or officers who are deemed to reside in China or Hong Kong.

Following the completion of the Business Combination, it is expected that Mr. Yuquan Wang will serve as a director of the post-combination company. As disclosed elsewhere in this proxy statement/prospectus, Mr. Wang is a Chinese national, though he resides in the United States. Accordingly, in the event that stockholders believe that their rights have been infringed under the U.S. federal securities laws or otherwise, it may be difficult or impossible for stockholders to effect service of process within the United States upon, or to bring an action against, Mr. Wang. Additionally, effectively serving process on or pursuing an action against Mr. Wang in China would be costly and time consuming. Even if stockholders are successful in bringing an action of this kind, stockholders may have difficulty in enforcing such liabilities because the laws of the United States, of China may render them unable to enforce a judgment against the assets of Mr. Wang. Even if personal service is accomplished and a judgment is entered against a person, the stockholder would then have to locate assets of that person, and register the judgment in the foreign jurisdiction where his or her assets are located. Accordingly, it may be difficult to enforce any liabilities against such persons. Further, there is uncertainty as to whether Chinese courts would (i) recognize or enforce judgments of U.S. courts obtained against such directors or officers predicated upon the civil liability provisions of the U.S. federal securities laws or any state in the United States or (ii) entertain original actions brought in China against such directors or officers predicated upon the U.S. federal securities laws or any state in the United States. The recognition and enforcement of foreign judgments in Chinese courts are provided for under the Chinese laws governing civil procedure, as the case may be. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of such laws based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Further, there are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments, thus making the recognition and enforcement of a U.S. court judgment in China difficult. See the section entitled “Enforceability of Civil Liabilities” for more information.

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Risks Related to Redemption

Public stockholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

A public stockholder will be entitled to receive cash for any public shares to be redeemed only if such public stockholder: (1)(a) holds public shares, or (b) if the public stockholder holds public shares through units, the public stockholder elects to separate its units into the underlying public shares and warrants prior to exercising its redemption rights with respect to the public shares; (2) prior to 5:00 p.m., Eastern Time on [●], 2025 (two business days before the scheduled date of the Special Meeting) submits a written request to Continental, our transfer agent, that we redeem all or a portion of your public shares for cash, affirmatively certifying in your request if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of our common stock; and (3) delivers its public shares to our transfer agent physically or electronically through DTC. In order to obtain a physical share certificate, a stockholder’s broker or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from our transfer agent. However, because we do not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public stockholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If a public stockholder fails to receive notice of our offer to redeem public shares in connection with the Business Combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite our compliance with the proxy rules, a public stockholder fails to receive our proxy materials, such public stockholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that we are furnishing to holders of public shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public stockholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Special Meeting of FutureTech — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, we will require each public stockholder seeking to exercise redemption rights to certify to us whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to us at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which we make the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in us if you sell such excess shares in open market transactions.

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Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge our determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, our stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the Closing or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of FutureTech might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

FutureTech directors may decide not to enforce the indemnification obligation of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to public stockholders.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, FutureTech’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While FutureTech currently expects that its independent directors would take legal action on FutureTech’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that FutureTech’s independent directors in exercising their business judgment and subject to FutureTech’s fiduciary duties may choose not to do so in any particular instance. If FutureTech’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to public stockholders may be reduced below $10.00 per share.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, our board of directors will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Our board of directors is seeking approval to adjourn the Special Meeting to a later date or dates if, at the Special Meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

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Risks Related to Longevity’s Business

Unless the context otherwise requires, throughout this subsection, references to “Longevity,” “Aegeria,” or “Cerevast,” refer to Longevity, Aegeria and Cerevast prior to the consummation of the Business Combination, and references to “we,” “our” and “us” refer to Longevity and the Targets together, which will be the business following the consummation of the Business Combination.

We have a history of net losses, and we expect to continue to incur losses for the foreseeable future. If we ever achieve profitability, we may not be able to sustain it.

Each of the Targets has incurred losses since their respective inception and expect to continue to incur losses for the foreseeable future. On a combined basis, for the nine months ended September 30, 2024, the Targets have reported net losses of approximately $5.1 million in the aggregate and had an accumulated deficit of approximately $40.6 million at September 30, 2024. We expect to continue to incur net losses for the foreseeable future.

We will continue to incur substantial expenses without corresponding revenues as we continue to test, develop and commercialize some of our product candidates. To date, we have generated no revenue from our products, and we expect to incur significant expenses to complete our clinical programs for our product candidates in the United States and elsewhere. We may never be able to obtain regulatory approval or certification for the marketing of our product candidates in the United States or internationally. Even if we are able to commercialize some of our products or product candidates, there can be no assurance that we will generate significant revenues or ever achieve profitability. We expect to continue to incur significant sales and marketing, research and development, regulatory and other expenses as we begin our marketing efforts for our products, identify customers, obtain regulatory approvals or certifications for our product candidates, conduct clinical studies on our existing and planned product candidates and develop new product candidates or add new features to our existing products. In addition, we expect our selling, general and administrative expenses to increase following the Business Combination due to the additional costs associated with being a public company. The net losses that we incur may fluctuate significantly from period to period. As a result of these increased expenditures, we will need to generate significant revenue in order to offset our operating expenses and achieve and sustain profitability. Accordingly, we may not achieve or maintain profitability, and we may continue to incur significant losses in the future. Even if we achieve profitability, we cannot be sure that we will remain profitable for any substantial period of time. If we do not achieve or sustain profitability, it will be more difficult for us to finance our business and accomplish our strategic objectives, either of which would have a material adverse effect on our business, financial condition, results of operations and prospects and may cause the market price of our common stock to decline.

Longevity currently has no operating history and is acquiring certain technologies and businesses in connection with the Business Combination, and therefore we currently have no sources of revenue. We may never become profitable.

Longevity was formed in 2021 to pursue possible acquisitions in the medical technology and life sciences industries. Each of the Targets has had only limited operations to date. Longevity’s and the Targets’ limited operating history makes it difficult to evaluate our current business and predict our future results, prospects or viability. To date, we have not generated any revenue. Our ability to generate substantial revenue and ultimately become profitable depends primarily upon our ability, alone or with our partners, to successfully obtain regulatory approval and certification for and successfully commercialize our product candidates. Our ability to generate future revenue from our products or any existing or future product candidates also depends on a number of additional factors, including our or our partners’ ability to:

●	submit INDs and IDEs and initiate clinical trials of our product candidates;

●	successfully complete clinical development of our product candidates, including necessary clinical studies;

●	successfully develop the manufacturing processes for our product candidates;

●	establish and maintain supply and manufacturing relationships with third parties that ensure adequate and legally-compliant production of our product candidates;

●	complete and submit necessary applications for regulatory approvals and certifications for our product candidates in the United States and elsewhere;

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●	comply with requirements enforced by the United States Food and Drug Administration (the “FDA”), and other comparable regulatory authorities with respect to our marketing of products and product candidates;

●	obtain necessary FDA or foreign regulatory approvals or certifications, for our product candidates or for future product modifications or proposed expansions in indication for any of our product candidates that receives regulatory approval or certification;

●	find distribution partners to help us sell, market and distribute our products once eligible for sale;

●	achieve market acceptance for our products;

●	establish, maintain and protect our intellectual property rights; and

●	attract, hire and retain qualified personnel.

In addition, because of the numerous risks and uncertainties associated with completing clinical studies and obtaining necessary approvals, we are unable to predict the timing or amount of our expenses, or if or when we will achieve or maintain revenues or profitability. In addition, our expenses could increase beyond expectations if we decide to or are required by the FDA or foreign regulatory authorities to perform studies or trials for our product candidates in addition to those that we currently anticipate. If we complete the development and regulatory processes of our product candidates, we or our partners anticipate incurring significant costs associated with launching and commercializing our product candidates. Even if we generate revenues from the sale of our products, we may not be profitable and may need to obtain additional funding to continue operations. If we fail to achieve profitability or do not sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce our operations.

If we do not achieve our projected development and commercialization goals for the technologies we intend to acquire, our business may be harmed.

For planning purposes, we estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development and commercialization goals, which we sometimes refer to as milestones. These milestones include the commencement or completion of scientific studies and clinical studies and the submission of regulatory applications. We base these milestones on a variety of assumptions, which are subject to numerous risks and uncertainties. Further, our licenses, as further described herein, include payments tied to the achievement of certain milestones, and we expect that future collaboration agreements may have similar provisions. There is a risk we will not achieve these milestones on a timely basis or at all. Even if we achieve these milestones, the actual timing of the achievement of these milestones can vary dramatically compared to our estimates, often for reasons beyond our control, depending on numerous factors, including:

●	the rate of progress and costs and results of our clinical studies and research and development activities;

●	the ability of our product candidates to meet the standards for regulatory approval or certification;

●	the receipt of approvals, clearances or certifications from the FDA and other comparable foreign regulatory agencies;

●	our ability to compete against more established or better funded competitors;

●	our ability and/or the ability of third parties to manufacture our product candidates, including our ability to source critical components or materials for the manufacture of our product candidates; and

●	other actions by regulators, including actions related to a class of products.

If we do not meet these milestones for our products or if we are delayed in achieving these milestones, the development and commercialization of new product candidates, modifications to existing products or sales of existing products for new indications may be prevented or delayed, which could damage our reputation or materially adversely affect our business. Even if we achieve a milestone for a product or product candidate, market acceptance for the product or product candidate is not assured.

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The clinical study process required to obtain regulatory approvals or certifications carries substantial risks and is lengthy and expensive with uncertain outcomes. If our clinical studies are unsuccessful or significantly delayed, or if we do not complete our clinical studies, our business may be harmed.

To obtain approval of a PMA from the FDA for a device, a new drug application (“NDA”) or a new biologic license application (“BLA”) for marketing approval of a new drug or biological product we must conduct well-controlled clinical studies designed to assess the safety, efficacy, purity and/or potency of the product candidate. Clinical development is a long, expensive and uncertain process and is subject to delays and to the risk that products may ultimately prove unsafe, ineffective, impure and/or impotent in treating the indications for which they are designed. Completion of the clinical studies required to support a marketing authorization (inclusive of any application or approval for clinical use or commercial sale in a given market) usually takes several years or more. We cannot assure you that we will successfully complete clinical testing of our products within the periods we have planned, or at all. Further, even if we achieve positive interim or preliminary results in clinical studies, these results do not necessarily predict final results, and positive results in early trials do not necessarily indicate success in later trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies have suffered significant setbacks in advanced clinical studies, even after receiving positive results in earlier trials. Any of our products may malfunction or may produce undesirable adverse effects that could cause us or regulatory authorities to interrupt, delay or halt clinical studies. We, the FDA, or another regulatory authority may suspend or terminate clinical studies at any time to avoid exposing trial participants to unacceptable health risks.

Additionally, the FDA or other regulatory bodies may disagree with our interpretation of the data from our preclinical studies and clinical studies, or may find the clinical study design, conduct or results inadequate to prove safety, efficacy, purity and/or potency and may require us to pursue additional preclinical studies or clinical studies, which could further delay or prevent the approval or certification of our products. The data we collect from our preclinical studies and clinical studies may not be sufficient to support potential FDA approval or certification, and if we are unable to demonstrate the safety and efficacy of our product candidates in our clinical studies, we will be unable to obtain regulatory approval or certification to market our products.

As a result, we may experience numerous unforeseen events during, or because of, the clinical study process that could delay or prevent us from receiving regulatory approval or certification for new products, modification of existing products, or approval or certification of new indications for existing products. These unforeseen events may include:

●	delays or failures in obtaining regulatory authorization from the FDA or other regulatory authorities to commence a clinical study;

●	delays in reaching agreement on acceptable terms with prospective contract research organizations (“CROs”), IRBs or clinical study sites;

●	delays in identifying, recruiting and training suitable investigators and achieving and maintaining sufficient enrollment by patients in our clinical studies;

●	failure by our CROs, other third parties or us to adhere to clinical study protocols, failure to perform in accordance with the FDA’s or any other regulatory authority’s GCP, or applicable regulatory guidelines in other countries, or occurrence of adverse events in trials of comparable products conducted by other companies;

●	occurrence of adverse events associated with the product candidate that are viewed to outweigh its potential benefits;

●	greater than anticipated costs of clinical studies;

●	negative or inconclusive results produced by our studies, or the failure to meet the level of statistical significance required by the FDA or other regulatory authorities, requiring us to conduct additional clinical or preclinical testing or to abandon programs; and

●	the FDA or similar foreign regulatory authorities may change their approval policies or adopt new regulations that may negatively affect or delay our ability to bring a product candidate to market or receive approvals or certification to treat new indications.

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Patient enrollment in clinical studies and completion of patient follow-up depend on many factors, including the size of the patient population, the severity of the disease under investigation, the design of the trial protocol, the proximity of patients to clinical sites, the eligibility criteria for the clinical study, patient compliance, the ability to monitor patients adequately during and after treatment, competing clinical studies and clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new treatments that may be approved for the indications we are investigating. In addition, patients participating in our clinical studies may drop out before completion of the trial or experience adverse medical events unrelated to our product candidates. Delays in patient enrollment or failure of patients to continue to participate in a clinical study may delay commencement or completion of the clinical study, cause an increase in the costs of the clinical study and delay, or result in the failure of the clinical study.

Failures or perceived failures in our clinical studies will delay and may prevent the development and regulatory approval or certification of our product candidates, damage our business prospects and negatively affect our reputation and competitive position.

Failure of clinical studies can occur at any stage of clinical testing. Our clinical studies may produce negative or inconclusive results, requiring us to conduct additional clinical and non-clinical testing in addition to those we have planned. Our failure to adequately demonstrate the safety and efficacy of our current or future product candidates would prevent receipt of regulatory approval or certification. Further, regulators may determine that our financial relationships with certain principal investigators who provide us with consulting services from time to time for which we separately compensate them resulted in a perceived or actual conflict of interest that may have affected the interpretation of a study, the integrity of the data generated at the applicable clinical study site or the utility of the clinical study itself. Even if our future products are approved in the United States, commercialization of our product candidates in foreign countries would require approval by regulatory authorities in those countries. Approval and certification procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical studies. Any of these occurrences could have an adverse effect on our business, financial condition, and results of operations.

The ability to successfully initiate, enroll and complete a clinical trial in any country outside of the U.S., should we decide to do so, is subject to numerous risks unique to conducting business in such countries, including:

●	difficulty in establishing or managing relationships with contract research organizations, or CROs, and physicians;

●	different or additional standards for the conduct of clinical trials;

●	absence in some countries of established groups with sufficient regulatory expertise for review of the protocols;

●	ensuring that clinical trial quality is sufficient to meet the standard of the FDA or other regulatory authorities;

●	inability to locate qualified local consultants, physicians and partners; and

●	the potential burden of complying with a variety of non-U.S. laws, medical standards and regulatory requirements, including the regulation of medical device, pharmaceutical and biotechnology products or combination products.

Clinical studies must be conducted in accordance with the laws and regulations enforced by the FDA and other regulatory authority requirements, and are subject to oversight by these governmental agencies and Institutional Review Boards (“IRBs”). In addition, clinical studies must be conducted with supplies of our product candidates produced under cGMP, requirements. Furthermore, we rely on CROs and clinical study sites to ensure the proper and timely conduct of our clinical studies and while we have agreements governing their committed activities, we have limited influence over their actual performance. We depend on our collaborators, medical institutions and CROs to conduct our clinical studies in compliance with GCP requirements. To the extent our collaborators or the CROs fail to enroll participants for our clinical studies, fail to conduct the study according to GCP requirements or are delayed for a significant time in the execution of trials, including achieving full enrollment, we may be affected by increased costs, program delays or both.

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In addition, clinical studies that are conducted in countries outside the United States may subject us to further delays and expenses as a result of increased shipment costs, additional regulatory requirements and the engagement of non-U.S. CROs, as well as expose us to risks associated with clinical investigators who are unknown to the FDA, and different standards of diagnosis, screening and medical care. Further, the FDA or other foreign regulatory authorities may not accept data from trials conducted outside their jurisdiction. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the U.S. population and U.S. medical practice; and (ii) the trials were performed by clinical investigators of recognized competence and pursuant to good clinical practice (GCP) regulations; and (iii) the data may be considered valid without the need for an on-site inspection by the FDA, or if the FDA considers such inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. In general, the patient population for any clinical trials conducted outside the United States must be representative of the population for whom we intend to label the product candidate in the United States. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many foreign regulatory authorities have similar approval requirements for clinical trials. In addition, such trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any comparable foreign regulatory authority will accept data from trials conducted outside of the applicable jurisdiction. If the FDA or any comparable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which could be costly and time-consuming, and which may result in product candidates that we may develop not receiving approval for commercialization in the applicable jurisdiction. Even if we obtain all necessary FDA approvals, our product candidates may not achieve or maintain market acceptance.

Even if we obtain FDA approval of our product candidates, market acceptance of our products in the healthcare community, including among physicians, patients and third-party payors, will depend on many factors, including:

●	our ability to provide incremental clinical and economic data demonstrating the safety, clinical efficacy and cost-effectiveness of, and patient benefit from, our products, and any perceived inadequacy of evidence supporting clinical benefits or cost-effectiveness over existing alternatives;

●	the availability of alternative treatments;

●	whether our products are included on insurance company formularies or coverage plans;

●	the willingness and ability of patients and the healthcare community to adopt new technologies;

●	customer demand;

●	liability risks generally associated with the use of new product candidates;

●	the training required to use a new product candidate;

●	the convenience and ease of use of our products relative to other treatment methods;

●	the pricing and reimbursement of our products relative to other treatment methods; and

●	the marketing and distribution support for our products.

Therefore, even if we obtain all necessary FDA approvals, our products may fail to achieve market acceptance. If our products achieve market acceptance, they may not maintain that market acceptance over time if competing products or technologies are introduced that are received more favorably or are more cost-effective. Failure to achieve or maintain market acceptance would limit our ability to generate revenue and would have a material adverse effect on our business, financial condition, results of operations and prospects.

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We may be unable to compete successfully with larger companies in our highly competitive industry.

The medical technology and pharmaceutical industries are highly competitive and the medical device industry is characterized by rapid and significant change. Many of our current and potential competitors have substantially greater financial, manufacturing, marketing and technical resources than we do. Larger competitors may have substantially larger sales and marketing operations than we or our partners have or plan to have and may have greater name recognition. This may allow those competitors to spend more time with potential customers and to focus on a larger number of potential customers, which would give them a significant advantage over the sales and marketing team we would use and our international distributors in making sales.

Larger competitors may also have broader product lines, which enable them to offer customers bundled purchase contracts and quantity discounts. These competitors may have more experience than we have in research and development, marketing, manufacturing, preclinical testing, conducting clinical studies, obtaining FDA and/or foreign regulatory approvals or certifications and marketing approved or certified products. Our competitors may discover technologies and techniques, or enter into partnerships and collaborations, to develop competing products that are more effective or less costly than our products or the products we may develop. There can be no assurance that other companies will not succeed in developing or marketing devices and products that are more effective than our technology or products or that would render our technology or products obsolete or noncompetitive. Academic institutions, government agencies, and other public and private research organizations may seek patent protection regarding potentially competitive products or technologies and may establish exclusive collaborative or licensing relationships with our competitors. Our competitors may be better equipped than we are to respond to competitive pressures. Competition will likely intensify.

Additionally, many companies in the healthcare industry, including healthcare provider systems, are consolidating to create new companies with greater market power, and we expect that to continue. As the healthcare industry consolidates, competition to provide goods and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for medical products including those produced by us. If we reduce our prices because of consolidation in the healthcare industry, our revenue would decrease and our consolidated earnings, financial condition, or cash flows would suffer.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.

Our quarterly and annual operating results may fluctuate significantly, making it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control. These factors could include, among others:

●	the timing and cost of, and level of investment in, research, development, regulatory approval or certification and commercialization activities relating to our products, which may change from time to time;

●	the ability to obtain, and timing and cost of obtaining regulatory approvals or certifications for planned or future products or indications;

●	the timing and success or failure of preclinical studies or clinical studies for our products, future products we develop or competing products, and the impact of competition in our industry;

●	the level of demand for our products, which may vary significantly;

●	expenditures that we may incur to acquire, develop or commercialize additional products and technologies;

●	coverage and reimbursement policies with respect to our products, if approved or certified, and potential future products that compete with our products;

●	the cost of manufacturing our products, which may vary depending on the quantity of production and the terms of our agreements with third-party suppliers and manufacturers; and

●	future accounting pronouncements or changes in our accounting policies.

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The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance. In addition, this variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, it could have a material adverse effect on our business, financial condition, results of operations or prospects.

The market sizes for our product candidates have not been established with precision, and may be smaller than we estimate.

Our estimates of the markets for our product candidates are based on a number of internal and third-party estimates, including, without limitation, the number of patients with specified diseases and the assumed prices at which we will be able to sell any products we develop in various markets. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the total market for our current or future products may prove to be incorrect. If the actual number of patients who would benefit from our products, the price at which we will be able to sell future products, or the annual total addressable market for our products is smaller than we have estimated, it may impair future sales of any product we develop and have an adverse impact on our business.

Interim, “top-line” and preliminary data from our clinical studies that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose preliminary or top-line data from our preclinical studies and clinical studies, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the top-line or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Top-line data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, top-line data should be viewed with caution until the final data are available.

From time to time, we may also disclose interim data from our preclinical studies and clinical studies. Interim data from clinical studies that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available or as patients from our clinical studies continue other treatments for their disease. Adverse differences between preliminary, interim or final data could significantly harm our business prospects. Further, disclosure of interim data by us or by our competitors could result in volatility in the price of our common stock after this transaction.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general If the interim, top-line, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval or certification for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.

Our product candidates may in the future be associated with serious adverse events, undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval or certification, limit their commercial potential or result in significant negative consequences.

Adverse events or other undesirable side effects caused by our product candidates could cause us, IRBs or regulatory authorities to interrupt, delay or halt clinical studies and could result in a more restrictive label or the delay or denial of regulatory approval or certification by the FDA or other comparable foreign regulatory authorities.

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During the conduct of clinical studies, patients may report changes in their health, including illness, injury, or discomfort, to their study doctor. Often, it is not possible to determine whether or not the product candidate being studied caused these conditions. It is possible that as we test our product candidates in larger, longer and more extensive clinical studies, or as use of these product candidates becomes more widespread if they receive regulatory approval or certification, illnesses, injuries, discomfort and other adverse events that were observed in previous trials, as well as conditions that did not occur or were undetected in previous trials, will be reported by patients. Many times, side effects are only detectable after investigational products are tested in large-scale clinical studies or, in some cases, after they are made available to patients on a commercial scale following approval or certification.

If any serious adverse events occur, clinical studies or commercial distribution of any product candidates or products we develop could be suspended or terminated, and our business could be seriously harmed. Treatment-related side effects could also affect patient recruitment and the ability of enrolled patients to complete trials or result in potential liability claims. Regulatory authorities could order us to cease further development of, deny approval of, or require us to cease selling products for any or all targeted indications. If we are required to delay, suspend or terminate any clinical study or commercialization efforts, the commercial prospects of such product candidates or products may be harmed, and our ability to generate product revenues from them or other product candidates that we develop may be delayed or eliminated. Additionally, if one or more of our product candidates receives marketing approval or certification and we or others later identify undesirable side effects or adverse events caused by such products which could lead to a number of potentially significant negative consequences, including but not limited to:

●	we may encounter restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

●	regulatory authorities may suspend, limit or withdraw approvals or certifications of such product, or seek an injunction against its manufacture or distribution;

●	regulatory authorities may require additional warnings on the label, including “boxed” warnings, or issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

●	we may be required to change the way the product is administered or conduct additional clinical studies or post-approval studies;

●	we may be required to create a risk evaluation and mitigation strategy or similar risk management measures, which could include a medication guide outlining the risks of such side effects for distribution to patients;

●	we may be required to modify promotional materials and labeling and/or issue corrective information;

●	we may be subject to fines, warning letters, or untitled letters;

●	we may be subject to holds on clinical trials,

●	regulatory authorities may refuse to approve applications or supplements to approved applications, or suspend or revoke product approvals;

●	we may be subject to product seizure or detention, refusal to permit the import or export of products, injunctions, the imposition of civil or criminal penalties or consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

●	we may be subject to fines, injunctions or the imposition of criminal penalties;

●	we could be sued and held liable for harm caused to patients; and

●	our reputation may suffer.

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Any of these events could prevent us from achieving or maintaining approval, certification or market acceptance of the particular product candidate, and could materially and adversely impact or seriously harm our business, operating results, prospects or financial condition.

We will be dependent on attracting, retaining and developing key management, clinical, scientific, regulatory, quality, marketing and other expert personnel, and losing these personnel could impair the development and sales of our products or product candidates.

We are highly dependent on our senior management and other key personnel. Our success depends on our continued ability to attract, retain, develop and motivate highly qualified management, clinical, scientific and sales and marketing personnel. Although we expect to enter into new employment agreements with its key personnel following the consummation of the Business Combination, our employees, including our executive officers, are and will be employed “at will,” and each employee can terminate his or her employment with us at any time. We also do not maintain “key person” insurance policies on any of our officers or our other employees. The competition for qualified personnel in the medical innovation industry is intense, and we may incur significant costs to attract and retain them. We will need to hire additional personnel as we continue to expand our development activities and drive sales of our products or product candidates. We may not attract, retain and develop quality personnel on acceptable terms due to the competition for such personnel. If we are not able to attract and retain necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.

The acquisitions of the Targets by Longevity are conditioned, in part, on the satisfaction or waiver of certain closing conditions. If such closing conditions are waived pursuant to the agreements governing such acquisitions, Longevity’s business would be materially harmed.

As discussed elsewhere in this proxy statement/prospectus, Longevity has entered into Contribution and Exchange Agreements (as amended, the “C&E Agreements”) with each of the Targets and their respective stockholders or members. Pursuant to the C&E Agreements, the consummation of each acquisition (collectively, the “Target Acquisitions”) is conditioned upon the satisfaction or waiver of certain closing conditions including amongst other items, (i) the closing of each of the other Target Acquisitions and (ii) the closing of a business combination with a valuation of not less than $75 million. The foregoing conditions may be waived on behalf of each of each Target by the representative of their respective stockholders or members as detailed in the C&E Agreements. In the event that the foregoing conditions are waived on behalf of one or more of the Targets, Longevity may be obligated to consummate one or more of the Target Acquisitions even though one or more of the Target Acquisitions will not be consummated. Further, notwithstanding the waiver of the foregoing conditions, it is also possible that none of the Target Acquisitions are consummated. If either of the foregoing scenarios should occur, Longevity may not realize the benefits of the Target Acquisitions as contemplated by this proxy statement/prospectus, including the projected revenues and other financial metrics related to the Target Acquisitions, and Longevity’s business would be materially harmed.

If we make acquisitions, we could incur significant costs and encounter difficulties that harm our business.

In the ordinary course of our business, we expect to from time to time evaluate the acquisition of, investment in or in-license of complementary products, technologies or businesses, although we do not currently have any agreements, arrangements or commitments with respect to any potential acquisition, investment or license. If we engage in such acquisitions, investments or in-licenses, we may incur significant transaction and integration costs and have difficulty integrating the acquired personnel, operations, products or technologies or otherwise realizing synergies or other benefits from the acquisitions, investments or in-licenses. The integration process could result in the loss of key employees, loss of key customers, loss of key vendors, decreases in revenue and increases in operating costs, as well as the disruption of our business. Acquisitions may disrupt our ongoing business, divert the time of our management and employees, increase our expenses, subject us to liabilities and increase our risk of litigation, all of which could harm our business. If we use cash to acquire companies, products or technologies, it may divert resources otherwise available for other purposes or increase our debt. If we use our capital stock to acquire companies, products or technologies, we may experience a change of control or our stockholders may experience substantial dilution or both. In addition, anticipated benefits of any future acquisitions may not materialize. Any of these risks, if realized, could materially and adversely affect our business, financial condition, results of operation and prospects.

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If we do not manage our growth or control costs related to growth, our results of operations will suffer and could make it difficult to execute our business strategy.

We intend to grow our business by expanding our product development pipeline, possibly through acquisitions or other business combinations and by commercializing our product candidates with partners when approved. Growth could place significant strain on our management, employees, operations, operating and financial systems, and other resources. To accommodate significant growth, we could be required to open additional facilities, expand and improve our information systems and procedures and hire, train, motivate and manage a growing workforce, all of which would increase our costs. Our systems, facilities, procedures and personnel may not be adequate to support our future operations.

Further, we may not maintain or accelerate our current growth, manage our expanding operations or achieve planned growth on a timely and profitable basis. Failure to manage this growth or operations could result in turnaround time delays, higher technology development costs, declining technology development quality, deteriorating program management success, and slower responses to competitive challenges. A failure in any one of these areas could make it difficult for us to meet market expectations for our product candidates, and could damage our reputation and the prospects for our business.

To manage our anticipated growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Also, our management team may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing our growth. If our management is unable to effectively manage our expected growth, our expenses may increase more than expected, our ability to generate or increase our revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance, and our ability to develop and commercialize our platform and compete effectively, will depend, in part, on our ability to effectively manage increased program demand and the growth in our operations.

The financial statement footnotes of Longevity and each of the Targets include disclosure regarding the substantial doubt about the ability of the respective companies to continue as a going concern.

The financial statement footnotes include disclosure regarding the substantial doubt about our ability to continue as a going concern. As of September 30, 2024, each of Longevity and the Targets had working capital deficits. The working capital deficits have largely been driven by the lack of revenues to date. If Longevity and the Targets are unable to raise additional capital, they may be required to take additional measures to conserve liquidity. No assurances can be provided that new financing will be available to it on commercially acceptable terms, if at all.

As a result of the above and in connection with Longevity’s and the Targets’ assessment of going concern considerations, their respective management has determined that the companies lack the liquidity needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements included in this proxy statement/prospectus, and therefore raises substantial doubt about Longevity’s and the Targets’ ability to continue as going concerns. The financial statements included in this proxy statement/prospectus do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should Longevity and/or the Targets be unable to continue as going concerns.

Longevity and the Targets will be required to implement a quarterly control to perform a going concern analysis and properly disclose when a substantial doubt is determined. If we are unable to raise additional capital or generate revenues as and when needed, our business, financial condition and results of operations will be materially and adversely affected. If we are unable to continue as a going concern, we may have to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

Longevity and each of the Targets identified material weaknesses in its internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations.

In connection with our preparation of the audits of Longevity, Aegeria and Cerevast’s financial statements as of December 31, 2023 and 2022, we identified a material weakness as defined under the Securities Act of 1934, as amended, or the Exchange Act, and by the Public Company Accounting Oversight Board in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the companies’ financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified for Longevity were insufficient controls over (i) review and approval of debt transactions, (ii) recording and approval of journal entries (iii) identification of related party transactions and (iv) review process over the preparation of the financial statements.

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The material weaknesses identified for Aegeria were insufficient controls over (i) segregation of duties (ii) recording and approval of journal entries (iii) the identification of related party transactions (iv) review process over the preparation of the financial statements and (v) processing of payments.

The material weaknesses identified for Cerevast were insufficient controls over (i) review and approval of journal entries, (ii) identification of related party transactions, (iii) review process over the preparation of the financial statements and (iv) complex accounting transactions.

Longevity and the Targets are working to remediate the material weakness and is taking steps to strengthen its internal control over financial reporting. We plan to hire qualified staff as well as develop and implement formal policies, processes and documentation procedures relating to our financial reporting, including the oversight of third-party service providers. The actions that we are taking are subject to ongoing executive management review. If we are unable to successfully remediate the material weakness, or if in the future, we identify further material weaknesses in our internal controls over financial reporting, we may not detect errors on a timely basis, and our financial statements may be materially misstated. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting, which could harm our operating results, cause investors to lose confidence in our reported financial information and cause the trading price of our stock to fall. In addition, as a public company, we will be required to file accurate and timely quarterly and annual reports with the SEC under the Exchange Act. Any failure to report our financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of our shares from Nasdaq or other adverse consequences that would materially harm our business. In addition, we could become subject to investigations by Nasdaq, the SEC, and other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation and our financial condition, or divert financial and management resources from our core business.

Neither Longevity’s or the Target’s management nor an independent registered public accounting firm has performed an evaluation of our internal control over financial reporting in accordance with the provision of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, because no such evaluation has been required. Had we or our independent registered public accounting firm performed an evaluation of Longevity’s and the Target’s internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified.

We may need to raise additional capital to fund our currently planned operations and achieve our goals. If we are unable to raise additional capital when needed on acceptable terms or generate cash flows necessary to maintain or expand our operations, we may not be able to compete successfully, which would harm our business, results of operations, and financial condition.

We may consider raising additional capital in the future to expand our business, to pursue strategic investments or acquisitions, to take advantage of favorable market conditions or financing opportunities or for other reasons, even if we believe we have sufficient funds for our current or future operating plans.

Our future capital requirements will depend on many factors, including, but not limited to:

●	our ability to begin earning positive revenues;

●	the costs of expanding our operations, including our business development and marketing efforts;

●	our rate of progress, once our products are approved, in selling access to products and marketing activities associated therewith;

●	our rate of progress in, and cost of research and development activities associated with product candidates;

●	the effect of competing technological and market developments;

●	our efforts to enhance our operational systems and hire additional personnel to satisfy our obligations as a public company;

●	the outcome, timing and cost of meeting regulatory requirements established by the FDA and other comparable foreign regulatory authorities;

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●	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patents and other intellectual property and proprietary rights; and

●	the costs associated with any technologies that we may in-license or acquire.

The various ways we could raise additional capital carry potential risks. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Such restrictions could adversely impact our ability to conduct our operations and execute our business plan.

Our ability to raise additional capital may also be adversely impacted by conditions in the financial markets at the time we are seeking capital. If we are unable to obtain adequate financing if required, when needed or on terms acceptable to us, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges, or unforeseen circumstances could be significantly limited, and could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a publicly traded company following the consummation of the Business Combinations, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the applicable listing standards of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to expend significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future.

Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of internal control over financial reporting that we will eventually be required to include in its periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of the FutureTech Common Stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. Our predecessor companies were not required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and were therefore not required to make a formal assessment of the effectiveness of control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our annual report on Form 10-K for the year ended December 31, 2024. Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act or a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of the FutureTech Common Stock.

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Litigation and other legal proceedings may adversely affect our business.

From time to time we may be involved in various litigation matters, which could have an adverse impact on our reputation, brands, and business and financial condition, and divert the attention of our management from the operation of our business. Claims arising out of actual or alleged violations of law could be asserted against us by individuals, either individually or through class actions, by governmental entities in civil or criminal investigations, and by other entities in civil litigation. These claims could be asserted under a variety of laws, including but not limited to patent, trade secret and other intellectual property claims, product liability claims, employee claims, tort or contract claims, and federal regulatory investigations. These actions could expose us to adverse publicity and to substantial monetary damages and legal defense costs, injunctive or other equitable relief, and criminal and civil fines and penalties.

Product liability and other claims against us may reduce demand for our products or result in substantial damages, and litigation and other legal proceedings may adversely affect our business.

Our business exposes us to potential liability for risks that may arise from the clinical testing of our product candidates, the use of our products by patients or physicians, and the manufacture and sale of any approved products. An individual may bring a product liability claim against us, including frivolous lawsuits, if one of our products causes, or merely appears to have caused, an injury. Although we currently and intend to continue to maintain product liability insurance, we cannot provide assurances that product liability claims will not exceed our insurance coverage limits or that such insurance coverage limits will continue to be available on acceptable terms, or at all. Our insurers may also claim that certain claims are not within the scope of our product liability insurance. A product liability claim, recall, or other claim regarding uninsured liabilities or for amounts over insured liabilities could have a material adverse effect on our business, financial condition, results of operations and prospects. Any product liability claim or series of claims or class actions brought against us, with or without merit, could result in:

●	liabilities that substantially exceed our insurance levels, which we would then be required to pay from other sources, if available;

●	an increase in our product liability insurance rates or the inability to renew or obtain product liability insurance coverage in the future on acceptable terms, or at all;

●	withdrawal of clinical study volunteers or subjects;

●	damage to our reputation and the reputation of our products;

●	regulatory investigations that could require costly recalls or product modifications;

●	litigation costs; and

●	diversion of our management’s attention from managing our business.

The misuse or off-label use of our products may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

Any products that we market will be approved or certified for one or more specific indications. Uses outside of the approved or certified indications for use are known as “off-label uses.” We cannot prevent a physician from using our products off-label, when, in the physician’s independent professional medical judgment, he or she deems it appropriate. There may be increased risk of injury to patients if physicians attempt to use our products off-label. Furthermore, the use of our products for indications, other than those approved or certified by the FDA or by any foreign regulatory authority or notified body, may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and patients. In particular, a product may not be promoted for off-label uses. If the FDA or any foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations.

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In addition, physicians may misuse our products, or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If so, we may become subject to costly litigation by our customers or their patients. Product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizable damage awards against us that may not be covered by insurance.

Economic conditions may adversely affect our business, financial condition and share price.

Adverse worldwide economic conditions may negatively impact our business. A significant change in the liquidity or financial condition of our customers could cause unfavorable trends in their purchases and also in our receivable collections, and additional allowances may be required, which could adversely affect our business, financial condition and results of operations. Adverse worldwide economic conditions may also adversely impact our suppliers’ ability to provide us with materials and components, which could have a material adverse effect on our business, financial condition and results of operations.

The global credit and financial markets have experienced significant volatility and disruptions, including diminished liquidity and credit availability, declines in consumer confidence, inflation, declines in economic growth, wage inflation because of labor shortages and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of military conflict, including the conflict between Russia and Ukraine, unrest in the Middle East, economic effects of trade wars, terrorism or other geopolitical events. Sanctions imposed by the United States and other countries in response to such conflicts, including the one in Ukraine, may also adversely impact the financial markets and the global economy, and any economic countermeasures by affected countries and others could exacerbate market and economic instability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. These developments, or the perception that any of them could occur, may restrict the ability of key market participants to operate in certain financial markets or restrict our access to capital. For example, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive an economic downturn, which could directly affect our ability to attain our operating goals on schedule and on budget. Any of these factors could have a material adverse effect on our business, financial condition and results of operations and reduce the price of our common stock.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations could be subject to power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, health epidemics or pandemics or other contagious outbreaks, such as the recent global pandemic of COVID-19, and other natural or man-made disasters or business interruptions, for which we are not currently insured. We rely on third-party manufacturers to produce our products and/or components thereof. Our ability to obtain clinical supplies of our products and/or components thereof could be disrupted if the operations of these suppliers were affected by a man-made or natural disaster or other business interruption. Although we intend to obtain appropriate amounts of business interruption and other necessary insurance following the closing of the Business Combination, the occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses.

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We are dependent on third party manufacturers, as well as third parties, for our supply chain, which could expose us to a number of risks that may delay development, regulatory approval and commercialization or result in higher product costs

The reliance on third-party manufacturers would expose us to certain risks that we would not be subject to if we manufacture the products in-house, including:

●	It may be difficult or impossible for us to find replacement manufacturers on acceptable terms quickly, or at all. Identifying alternate manufacturers may be difficult because the number of potential manufacturers that have the necessary expertise may be limited.

●	The development of manufacturing capabilities to produce clinical supply may require third-party manufacturers to invest substantial additional funds and to hire and retain technical personnel who have the necessary manufacturing experience. The third-party manufacturers may fail to devote sufficient time and resources to develop the capabilities to manufacture our product.

●	The third-party manufacturer, or other third parties we relies on, may encounter difficulties in achieving the volume of production needed to satisfy demands, may not be able to achieve such volume at an acceptable cost, may experience technical issues that impact comparability, quality, or compliance with applicable regulations governing the manufacture of the regulated products, and may experience shortages of qualified personnel to adequately staff production operations.

●	Third-party manufacturers could default on their agreements to meet the product requirements, or they may terminate or decide not to renew their agreements based on their own business priorities, at a time that is costly or damaging to us. If our third-party manufacturers were to terminate its arrangements or fail to meet its manufacturing demands, we may be delayed in the ability to obtain and maintain product regulatory approvals.

●	If any third-party manufacturer makes improvements in the manufacturing process, we may not own, or may have to share, the intellectual property rights to such improvements.

●	A third-party manufacturer may gain knowledge from working with us that could be used to supply one of its competitors with a product that competes with our product.

Our reliance on third-party manufacturers reduces the control over production but does not relieve our responsibility to ensure compliance with applicable legal and regulatory standards. The FDA and other non-U.S. regulatory authorities require that product candidates and any products that we may eventually commercialize be manufactured according to cGMP and similar non-U.S. standards. Methods of manufacture as well as validation of manufacturing procedures and quality control systems are reviewed by regulatory authorities. All such manufacturing procedures, validation programs and quality assessment activities must be properly documented in accordance with regulatory requirements. Any failure by the third-party manufacturers to comply with cGMP or similar non-U.S. standards, including any failure to deliver sufficient quantities of product in a timely manner, could lead to a delay in or failure to obtain regulatory approval.

In addition, a failure by third-party manufacturers to comply with cGMP or similar non-U.S. standards could be the basis for the FDA or any other non-U.S. regulatory authorities to issue a warning or untitled letter, withdraw approvals, or take other regulatory or legal action, including recall or seizure, total or partial suspension of production, suspension of on-going clinical trials, refusal to approval pending applications or supplemental applications, detention of product, refusal to permit the import or export of products, injunction, imposing administrative or civil penalties or pursuing criminal prosecution.

We may in the future bring certain cGMP product release testing, stability testing and cGMP pharmaceutical manufacturing capabilities in-house, and we may not be able to do so successfully or in compliance with FDA regulations.

We may bring certain manufacturing activities in-house in the future. To the extent we do bring these functions in-house, we will be directly subject to FDA and other requirements with respect to these activities, such as the FDA’s good laboratory practice (GLP) requirements, cGMP regulations and similar foreign requirements. We cannot provide assurance that we will be able to perform these functions effectively or comply with applicable regulations if we bring these functions in-house.

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We may expend our limited resources to pursue a particular product or indication and fail to capitalize on products or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus on specific products and product candidates, indications and discovery programs. As a result, we may forgo or delay pursuit of other opportunities with others that could have had greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs for specific indications may not yield any commercially viable products. If we do not accurately anticipate physician and patient needs, as well as evaluate the commercial potential or target market for a particular potential product, we may miss valuable product development opportunities or we may relinquish valuable rights to that potential product through future collaborations, licenses and other similar arrangements in cases in which it would have been more advantageous for us to further advance development or to retain sole development and commercialization rights to such potential product.

Negative public opinion and increased regulatory scrutiny of our operations may adversely impact the development or commercial success of our current and future product candidates.

The clinical and commercial success of our operations will depend in part on public acceptance of some of our technologies and product candidates. Any adverse public attitudes about the use of our technologies may adversely impact our ability to enroll clinical trials. Moreover, our success will depend upon physicians prescribing, and their patients being willing to receive, treatments that involve the use of product candidates we may develop in lieu of, or in addition to, existing treatments with which they are already familiar and for which greater clinical data may be available.

More restrictive government regulations or negative public opinion would have a negative effect on our business or financial condition and may delay or impair the development and commercialization of our current or any of our future product candidates or demand for any products once approved. Adverse events in ours or others’ clinical trials, even if not ultimately attributable to our product candidates, and the resulting publicity could result in increased governmental regulation, unfavorable public perception, potential regulatory delays in the testing or approval of our current or future product candidates, stricter labeling requirements for those product candidates that are approved and a decrease in demand for any such product candidates, all of which would have a negative impact on our business and operations.

If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

Identifying and qualifying patients to participate in our clinical trials is critical to our success. We may encounter difficulties in enrolling patients in our clinical trials, thereby delaying or preventing development and approval of our product candidates. Even once enrolled, we may be unable to retain a sufficient number of patients to complete any of our trials. Patient enrollment and retention in clinical trials depends on many factors, including the size of the patient population, the nature of the trial protocol, the existing body of safety and efficacy data, the number and nature of competing treatments and ongoing clinical trials of competing therapies for the same indication, the proximity of patients to clinical sites and the eligibility criteria for the trial. In addition, enrollment and retention of patients in clinical trials could be disrupted by man-made or natural disasters, or public health pandemics or epidemics or other business interruptions, including outbreaks of COVID-19 or other highly transmissible diseases.

Our efforts to build relationships with patient communities may not succeed, which could result in delays in patient enrollment in our clinical trials. Any negative results we may report in clinical trials of our product candidates may make it difficult or impossible to recruit and retain patients in other clinical trials of that same product candidate. Delays or failures in planned patient enrollment or retention may result in increased costs, program delays or both, which could have a harmful effect on our ability to develop our product candidates or could render further development impossible. In addition, we may rely on CROs and clinical trial sites to ensure proper and timely conduct of our future clinical trials and, while we intend to enter into agreements governing their services, we will be limited in our ability to ensure their actual performance.

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Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates proceed through preclinical studies to late-stage clinical studies towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of planned clinical studies or other future clinical studies conducted with the altered materials. Such changes may also require additional testing and/or FDA or foreign regulatory authority approval or notified body certification. This could delay completion of clinical studies, require bridging studies or the repetition of one or more clinical studies, which would increase clinical study costs, delay approval of our product candidates and/or jeopardize our ability to commence sales and generate revenue.

Our product candidates may be studied in clinical trials sponsored by organizations other than us, or in investigator-initiated clinical trials, which means we will have minimal or no control over the conduct of such trials.

We may support third party research, including investigator-initiated clinical trials. Investigator- initiated clinical trials pose similar risks to internally-sponsored clinical trials, but because we may not be the sponsors of these trials, we have less control over the protocols, administration or conduct of these trials, including follow-up with patients and ongoing collection of data after treatment. The conduct or findings of these trials may have a negative impact on our development programs notwithstanding that we have little involvement or control over these trials. As a result, we are subject to additional risks associated with the way investigator-initiated trials are conducted. In particular, we may be named in lawsuits that would lead to increased costs associated with legal defense. Additional risks include difficulties or delays in communicating with investigators or administrators, procedural delays and other timing issues and difficulties or differences in interpreting data. Third-party investigators may design clinical trials with clinical endpoints that are more difficult to achieve, or in other ways that increase the risk of negative clinical trial results compared to clinical trials that we may design on our own. Negative results in investigator-initiated clinical trials could have a material adverse effect on our efforts to obtain regulatory approval for our product candidates and the public perception of our product candidates. As a result, our lack of control over the conduct and timing of and communications with the FDA and other regulatory authorities regarding investigator-sponsored trials may expose us to additional risks and uncertainties, many of which are outside our control, and the occurrence of which could adversely affect the commercial prospects for our product candidates.

We rely on third parties to manufacture our product candidates, and we expect to continue to rely on third parties for the clinical as well as any future commercial supply of our product candidates and other future product candidates. The development of our current and future product candidates, and the commercialization of any approved products, could be stopped, delayed or made less profitable if any such third party fails to provide us with sufficient clinical or commercial quantities of such product candidates or products, fails to do so at acceptable quality levels or prices or fails to achieve or maintain satisfactory regulatory compliance.

We do not currently have, and we do not have immediate plans to build, the infrastructure or capability internally to manufacture current product candidates or any future product candidates for use in the conduct of our clinical trials or, if approved, for commercial supply. We are in the process of developing our supply chain for each of our current product candidates and intend to put in place framework agreements under which third-party CMOs will generally provide us with necessary quantities of parts, API and drug product on a project-by-project basis based on our development needs. Reliance on third-party providers may expose us to more risk than if we were to manufacture our product candidates ourselves. We do not control the manufacturing processes of the CMOs we may contract with and are dependent on those third parties for the production of our product candidates in accordance with relevant applicable regulations such as cGMP and QSR, which includes, among other things, quality control, quality assurance and the maintenance of records and documentation.

In complying with the manufacturing regulations of the FDA and other comparable foreign regulatory authorities, we and our third-party suppliers will need to spend significant time, money and effort in the areas of design and development, testing, production, record-keeping and quality control to assure that the products meet applicable specifications and other regulatory requirements. The failure to comply with these requirements could result in an enforcement action against us, including the seizure of products and shutting down of production. We and any of these third-party suppliers may also be subject to inspections by the FDA or comparable foreign regulatory authorities. If any of our third-party suppliers fails to comply with cGMP or other applicable manufacturing regulations, our ability to develop and commercialize our product candidates could suffer significant interruptions.

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Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products.

Any disruption, such as a fire, natural hazards or vandalism at our CMOs, or any impacts on our CMOs due to the COVID-19 pandemic, could significantly interrupt our manufacturing capability. If this occurs, we will be unable to satisfy manufacturing needs on a timely basis, if at all. If changes to CMOs occur, then there also may be changes to manufacturing processes inherent in the setup of new operations for our product candidates and any products that may obtain approval in the future. Any such changes could require the conduct of bridging studies before we can use any materials produced at new facilities or under new processes in clinical trials or, for any products reaching approval, in our commercial supply. Further, business interruption insurance may not adequately compensate us for any losses that may occur and we would have to bear the additional cost of any disruption. For these reasons, a significant disruptive event of any CMOs could have drastic consequences, including placing our financial stability at risk.

Our product candidates and any products that we may develop may compete with other product candidates for access to manufacturing facilities. There are no assurances we would be able to enter into similar commercial arrangements with other manufacturers that operate in accordance with cGMP and/or other applicable requirements and that might be capable of manufacturing for us. Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval.

If we were to experience an unexpected loss of supply of or if any supplier were unable to meet our clinical or commercial demand for any of our product candidates, we could experience delays in our planned clinical studies or commercialization. For example, the COVID-19 pandemic may impact our ability to procure sufficient supplies for the development of our current and future product candidates, and the extent of such impacts will depend on the severity and duration of the spread of the virus and the actions undertaken to contain COVID-19 or treat its effects. We could be unable to find alternative suppliers of acceptable quality and experience that can produce and supply appropriate volumes at an acceptable cost or on favorable terms. Moreover, our suppliers are often subject to strict manufacturing requirements and rigorous testing requirements, which could limit or delay production. The long transition periods necessary to switch manufacturers and suppliers, if necessary, would significantly delay our clinical trials and, for any product candidates that reach approval, the commercialization of our products, which would materially adversely affect our business, financial condition and results of operation.

Our information technology systems, or those of any of our CROs, manufacturers, other contractors, consultants, vendors, collaborators or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data, or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations.

Despite the implementation of security measures, our information technology systems and those of our current and any future CROs and other contractors, consultants, collaborators and third-party service providers, are vulnerable to attack and damage from computer viruses and malware (e.g., ransomware), malicious code, hacking, cyberattacks, phishing attacks and other social engineering schemes, cybersecurity threats, unauthorized access, natural disasters, terrorism, war, telecommunication and electrical failure, employee theft or misuse, human error, fraud, denial or degradation of service attacks, sophisticated nation- state and nation-state-supported actors or unauthorized access or use by persons inside our organization, or persons with access to systems inside our organization. Attacks upon information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise. We may also face increased cybersecurity risks due to our reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period. Even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence.

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We and certain of our service providers may be, from time to time, subject to cyberattacks and security incidents. While we do not believe that we have experienced any significant system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations or result in the unauthorized acquisition of, or access to, personally identifiable information or individually identifiable health information, it could result in a material disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other similar disruptions. Some of the federal, state and foreign government requirements include obligations of companies to notify individuals of security breaches involving particular personally identifiable information, which could result from breaches experienced by us or by our vendors, contractors or organizations with which we have formed strategic relationships. Notifications and follow-up actions related to a security breach could impact our reputation, cause us to incur significant costs, including legal expenses and remediation costs. For example, the loss of clinical study data from completed or future clinical studies could result in delays in our regulatory approval or certification efforts and significantly increase our costs to recover or reproduce the lost data. We also rely on third parties to manufacture our product candidates, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data, or inappropriate disclosure of confidential or proprietary information, we could be exposed to litigation and governmental investigations, the further development and commercialization of our product candidates could be delayed, and we could be subject to significant fines or penalties for any noncompliance with certain state, federal and/or international privacy and security laws.

Our insurance policies may not be adequate to compensate us for the potential losses arising from any such disruption, failure or security breach. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and could have high deductibles in any event, and defending a suit, regardless of its merit, could be costly and divert management attention.

We must successfully maintain and upgrade our information technology systems, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

As we commence substantial business operations, and in order to remain competitive, we will need to significantly expand and improve our information technology systems and personnel to support historical and expected future growth. As such, we will continue to invest in and implement, significant modifications and upgrades to our information technology systems and procedures, including replacing legacy systems with successor systems, making changes to legacy systems or acquiring new systems with new functionality, hiring employees with information technology expertise and building new policies, procedures, training programs and monitoring tools. These types of activities subject us to inherent costs and risks associated with replacing and changing these systems, fulfill customer orders, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, acquisition and retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time and other risks and costs of delays or difficulties in transitioning to or integrating new systems into our current systems. These implementations, modifications and upgrades may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, difficulties with implementing new technology systems, delays in our timeline for planned improvements, significant system failures, or our inability to successfully modify our information systems to respond to changes in our business needs may cause disruptions in our business operations and have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Legal and Regulatory Matters

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved, certified or commercialized in a timely manner or at all, or otherwise prevent those agencies and bodies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA and other government agencies to review and approve or certify new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory and policy changes, the FDA’s or other government agencies’ ability to hire and retain key personnel, and other events that may otherwise affect the FDA’s or other government agencies’ ability to perform routine functions. Average review times at the FDA or comparable foreign regulatory authorities may be subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA or comparable foreign authorities bodies may also slow the time necessary for new drugs, biological products and medical devices or modifications to these products to be reviewed and/or approved or certified by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.

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Changes in tax laws could adversely affect the taxes we pay and, as a result, adversely affect our financial condition and results of operations.

Tax laws, regulations, and administrative practices may be subject to significant change, with or without notice, due to economic, political and other conditions, and significant judgment is required in applying the relevant provisions of tax law. If such changes were to be adopted or if the tax authorities were to challenge our application of relevant provisions of applicable tax laws, our financial condition and results of operations could be adversely affected.

In particular, the U.S. government may enact significant changes to the taxation of business entities including, among others, an increase in the corporate income tax rate, the imposition of minimum taxes or surtaxes on certain types of income, significant changes to the taxation of income derived from international operations, and an addition of further limitations on the deductibility of business interest. For example, the Inflation Reduction Act of 2022 enacted on August 16, 2022, among other provisions, imposes a 15% minimum tax on the adjusted financial statement income of certain large corporations, as well as a 1% excise tax on corporate stock repurchases by publicly traded companies. This act, as well as any other changes to tax laws that are enacted, could adversely affect our tax liability. While certain other draft legislation has been publicly released and is under development in Congress at this time, the likelihood of these changes being enacted or implemented is unclear. We are currently unable to predict whether such changes will occur. If such changes are enacted or implemented, we are currently unable to predict the ultimate impact on our business and therefore there can be no assurance our business will not be adversely affected.

Healthcare reform initiatives and other administrative and legislative proposals may adversely affect our business.

There have been, and continue to be, proposals by the federal government, state governments, regulators, and third-party payors to control or manage the increased costs of healthcare and, more generally, to reform the U.S. healthcare system. Certain of these proposals could limit the prices we are able to charge for our products or the coverage and reimbursement available for our products and could limit the acceptance and availability of our products. The adoption of proposals to control prices could have a material adverse effect on our business, financial condition, results of operations, and prospects.

In the United States, there have been, and continue to be a, number of legislative initiatives to contain healthcare costs. For example, in March 2010, The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the ACA) was enacted in the United States, which made a number of substantial changes in the way healthcare is financed by both governmental and private insurers. Among other ways in which it may affect our business, the ACA established a new Patient-Centered Outcomes Research Institute to oversee and identify priorities in comparative clinical effectiveness research in an effort to coordinate and develop such research; implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other healthcare providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models; implemented the federal Physician Payment Sunshine Act; and expanded the eligibility criteria and rebates for Medicaid programs.

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The ACA and certain of its provisions have been subject to judicial challenges as well as legislative and regulatory efforts to repeal or replace them or to alter their interpretation or implementation. For example, the Tax Cuts and Jobs Act (TCJA), among other things, included a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment, or penalty, imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Further, the Bipartisan Budget Act of 2018, among other things, amended the ACA, effective January 1, 2019, to increase from 50% to 70% the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” Additionally, the Further Consolidated Appropriations Act of 2020, signed into law December 20, 2019, fully repealed the ACA’s “Cadillac Tax” on certain high-cost employer-sponsored insurance plans (for tax years beginning after December 31, 2019), the annual fee imposed on certain health insurance providers based on market share (for calendar year 2021), and the medical device excise tax on non-exempt medical devices. Under the Inflation Reduction Act of 2022 (IRA), this coverage gap discount program will be eliminated beginning January 1, 2025. Manufacturers will then be required to pay 10% of the negotiated price of brands, biologics, and biosimilar products when Medicare Part D beneficiaries are in the initial coverage phase, and 20% of the negotiated price during the catastrophic phase of Medicare Part D coverage. Additionally, the Further Consolidated Appropriations Act of 2020, signed into law December 20, 2019, fully repealed the ACA’s “Cadillac Tax” on certain high- cost employer-sponsored insurance plans (for tax years beginning after December 31, 2019), the annual fee imposed on certain health insurance providers based on market share (for calendar year 2021), and the medical device excise tax on non-exempt medical devices. There have also been numerous judicial challenges to the ACA, and in June 2021, the Supreme Court dismissed a lawsuit challenging the constitutionality of certain aspects of the ACA without ruling on the merits of the constitutionality arguments.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes include the Budget Control Act of 2011, which, among other things, led to aggregate reductions of Medicare payments to providers of up to 2% per fiscal year that started in 2013 and, due to subsequent statutory amendments, will remain in effect into 2031 unless additional Congressional action is taken, with the exception of a temporary suspension from May 1, 2020 through July 1, 2022 due to the COVID-19 pandemic. Following the end of the temporary suspension, the law provided for 1% Medicare sequestration in the second quarter of 2022, with the full 2% sequestration going into effect thereafter until 2031. To offset the temporary suspension during the COVID-19 pandemic, in 2030, the sequestration will be 2.25% for the first half of the year, and 3% in the second half of the year. The American Taxpayer Relief Act of 2012 made other changes, including the reduction of Medicare payments to several types of providers and an increase in the statute of limitations period for the government to recover overpayments to providers from three to five years. In August 2022, President Biden signed into law the IRA, which implements substantial changes to the Medicare program, including drug pricing reforms and changes to the Medicare Part D benefit design. Among other reforms, the Inflation Reduction Act of 2022 imposes inflation rebates on drug and biological product manufacturers for products reimbursed under Medicare Parts B and D if the prices of those products increase faster than inflation beginning in 2023; implements changes to the Medicare Part D benefit that, beginning in 2025, will cap benefit annual out-of-pocket spending at $2,000, with new discount obligations for pharmaceutical manufacturers; and, beginning in 2026, establishes a “maximum fair price” for a fixed number of pharmaceutical and biological products covered under Medicare Parts B and D following a price negotiation process with the Centers for Medicare and Medicaid Services.

On October 14, 2022, President Biden issued an Executive Order on Lowering Prescription Drug Costs for Americans, which instructed the Secretary of the Department of Health and Human Services to consider whether to select for testing by the CMS Innovation Center new health care payment and delivery models that would lower drug costs and promote access to innovative drug therapies for beneficiaries enrolled in the Medicare and Medicaid programs. On February 14, 2023, the Department of Health and Human Services issued a report in response to the October 14, 2022, Executive Order, which, among other things, selects three potential drug affordability and accessibility models to be tested by the CMS Innovation Center. Specifically, the report addresses: (1) a model that would allow Part D Sponsors to establish a “high-value drug list” setting the maximum co-payment amount for certain common generic drugs at $2; (2) a Medicaid-focused model that would establish a partnership between CMS, manufacturers, and state Medicaid agencies that would result in multi-state outcomes-based agreements for certain cell and gene therapy drugs; and (3) a model that would adjust Medicare Part B payment amounts for Accelerated Approval Program drugs to advance the developments of novel treatments. It remains to be seen how these drug pricing initiatives will affect the broader pharmaceutical industry. If federal spending is further reduced, anticipated budgetary shortfalls may also impact the ability of relevant agencies, such as the FDA or the NIH to continue to function at current levels. Amounts allocated to federal grants and contracts may be reduced or eliminated. These reductions may also impact the ability of relevant agencies to timely review and approve research and development, manufacturing, and marketing activities which may delay our ability to develop, market and sell any products we may develop.

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We expect additional state, federal and foreign healthcare policies and reform measures to be adopted in the future, any of which could limit reimbursement for healthcare products and services or otherwise result in reduced demand for our products or other products we may commercialize in the future or additional pricing pressure and have a material adverse effect on our industry generally and on our customers. Any changes in, or uncertainty with respect to, future coverage or reimbursement rates could affect demand for our products or other products we may commercialize in the future, which, in turn, could impact our ability to successfully commercialize our products or other products we may commercialize in the future and could have a material adverse effect on our business, financial condition and results of operations.

We may not comply with all of the material terms of the licenses under which our technology has been acquired or supply agreements pursuant to which components of our products are supplied, which may require us to expend resources to regain compliance and which may adversely impact our results of operations.

Certain of our technology is licensed to the Targets from third parties pursuant to various technology license agreements (see “Information about Longevity — License Arrangements”) that contain provisions relating to, among other things, royalty payments on net sales of products utilizing the licensed technology, minimum royalty payments, milestones triggering one-time payments, other payments and fees, and other obligations to the licensors. In addition, we obtain components of our products pursuant to supply agreements that may also contain product development milestones. If we do not comply with the material terms of these agreements, we may be materially adversely affected if the licensors or other counterparties exercise their rights under the respective agreements, which may include the right to terminate the agreement. To regain compliance with the agreement terms, it may be necessary to expend resources to regain compliance, such as adding additional personnel or increasing expenditures to accelerate the development timelines. Such additional expenditures may adversely impact our results of operations.

Regulatory compliance is expensive, complex and uncertain, and approvals or certifications can often be denied or significantly delayed. We may not obtain the necessary approvals or certifications and failure to obtain timely regulatory approval or certification, if at all, would adversely affect our business.

We are not permitted to commercialize, market, promote or sell any of our product candidates in the United States without obtaining approval from the FDA. The time required to obtain approval or certification by the FDA and comparable foreign regulatory authorities is unpredictable, typically takes many years following the commencement of clinical studies and depends upon numerous factors, including the type, complexity and novelty of the product candidates involved. In addition, requirements for approval, including the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval, certification or the decision not to approve an application. Regulatory authorities have substantial discretion in the approval or certification process and may refuse to accept any application or may decide that our data are insufficient for approval or certification and require additional preclinical, clinical or other studies.

In the United States, before we can market a new medical device, or a new use of, or significant modification to an existing device, we must first receive either clearance under Section 510(k) of the FDCA, or approval of a PMA application from the FDA, unless an exemption applies. Under the FDCA, medical devices are classified into one of three classes, Class I, Class II or Class III, depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Certain Class I and Class II devices are exempt from premarket notification (510(k)) requirements as well as the Medical Device cGMPs, also referred to as the QSR. A Class I or Class II device that is exempt from 510(k) requirements must still comply with other requirements unless the device is explicitly exempt from those requirements as indicated in the regulation for that device type. In the process of obtaining PMA approval, the FDA must determine that a proposed device is safe and effective for its intended use(s) based, in part, on extensive data, including, but not limited to, technical, preclinical, clinical, manufacturing and labeling information. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices. Modifications to products that are approved through a PMA application generally require FDA approval. The PMA process can be expensive, lengthy and uncertain. The process of obtaining a PMA is much more costly and uncertain than the 510(k) clearance process and generally takes several years, from the time the application is submitted to the FDA.

In the United States, before we can market a new drug, new biological product, or market an approved product for a new indication, we must receive approval of a “new drug application” (“NDA”), “biologic license application” (“BLA”), or “supplemental NDA” (“sNDA”) or “supplemental BLA (“sBLA”), respectively. In the process of obtaining regulatory approval, the FDA must determine that the drug product candidate or biological product candidate are safe, effective, pure and/or potent for their intended uses. Regulatory submissions, such as NDAs or BLAs may be comprehensive, multivolume applications that include, among other things, the results of preclinical and clinical studies, information about the drug or biologic’s composition, and plans for manufacturing, packaging and labeling the drug or biologic. The time required to obtain regulatory approval by the FDA is unpredictable and typically takes many years following the commencement of clinical studies.

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Obtaining regulatory approvals for our product candidates will require us to conduct human clinical studies. For our medical device product candidates and combination drug/device product candidates regulated as medical devices, we will need to obtain IDE approval, prior to beginning a clinical study in the United States. For our drug product candidates, we will need to submit an IND that the FDA approves prior to beginning clinical studies in the United States. Preclinical studies, submissions related to chemistry, manufacturing and controls (“CMC”) of our product candidates, and safety data such as biocompatibility will be required in connection with IDE or IND applications. It is possible that unforeseen failure of one or more of these studies could cause delays in the application process.

Despite the time, effort and cost involved in conducting clinical studies and seeking regulatory approvals or certifications, a product candidate may not be approved or certified by the FDA or comparable regulatory authorities. Any delay or failure to obtain necessary regulatory approvals or certifications could harm our business. Furthermore, even if we are granted regulatory approvals or certifications, they may include significant limitations on the indicated uses for the device, which may limit the market for the product.

The FDA or comparable foreign regulatory authorities can delay, limit or deny approval of a drug or biologic or approval or certification of a medical device for many reasons, including:

●	our inability to demonstrate to the satisfaction of the FDA or the applicable regulatory entity or notified body that our products are safe, effective, pure and/or potent for their intended uses;

●	inability to satisfy regulators on the biocompatibility of our novel materials or to gain agreement with regulators on the methods or results of biocompatibility testing;

●	the disagreement of the FDA or the applicable foreign regulatory authority or notified body with the design or implementation of our clinical studies or the interpretation of data from preclinical studies or clinical studies;

●	serious and unexpected adverse effects experienced by participants in our clinical studies;

●	the data from our preclinical studies and clinical studies may be insufficient to support approval;

●	our inability to demonstrate that the clinical and other benefits of the product candidate outweigh the risks;

●	the manufacturing process or facilities we use may not meet applicable requirements; and

●	the potential for approval policies or regulations of the FDA or applicable foreign regulatory bodies to change significantly in a manner rendering our clinical data or regulatory filings insufficient for approval or certification.

The regulations to which we are subject are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales. The FDA and foreign regulatory authorities enforce these regulatory requirements through various mechanisms, including periodic unannounced inspections. We do not know whether we or any third parties we may utilize will pass any future FDA or comparable, foreign regulatory authorities inspections or audits. Failure to comply with applicable regulations could jeopardize our ability to sell our products and result in enforcement actions such as: warning letters; fines; injunctions; civil penalties; termination of distribution; recalls or seizures of products; delays in the introduction of products into the market; total or partial suspension of production; refusal to grant future approvals or certifications; withdrawals or suspensions of current approvals or certifications, resulting in prohibitions on sales of our products; and, in the most serious cases, criminal penalties.

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Our current and/or future products may be viewed by the FDA as combination products and the review of combination products is often more complex and more time consuming than the review of other types of products.

Our future products may be regulated by the FDA as combination products. The FDA must determine which center or centers within the FDA will review the product candidate and under what legal authority the product candidate will be reviewed. The process of obtaining FDA marketing clearance or approval is lengthy, expensive, and uncertain, and we cannot be sure that any of our combination products, or any other products, will be cleared or approved in a timely fashion, or at all. In addition, the review of combination products is often more complex and more time consuming than the review of a product candidate under the jurisdiction of only one center within the FDA. We cannot be sure that the FDA will not select to have our combination products reviewed and regulated by only one FDA center and/or different legal authority, in which case the path to regulatory approval would be different and could be more lengthy and costly. If the FDA does not approve or clear our products in a timely fashion, or at all, our business and financial condition will be adversely affected.

Breakthrough device designation by the FDA for any device candidate may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that the product candidate will receive marketing approval.

We may seek breakthrough device designation for our LBI-002 biosynthetic cornea, LBI-201 AurevaTM Pulse and LBI-001 Reflow RVOTM product candidates. The program is available to medical devices that meet certain eligibility criteria, including that the device provides more effective treatment or diagnosis of life- threatening or irreversibly debilitating diseases or conditions, and that the device meets one of the following criteria: (i) the device represents a breakthrough technology, (ii) no approved or cleared alternatives exist, (iii) the device offers significant advantages over existing approved or cleared devices, or (iv) the availability of the device is in the best interest of patients. Breakthrough Device designation provides certain benefits to device developers, including more interactive and timely communications with FDA staff, use of post-market data collection, when scientifically appropriate, to facilitate expedited and efficient development and review of the device, opportunities for efficient and flexible clinical study design, and prioritized review of premarket submissions.

Designation as a breakthrough device is within the discretion of the FDA. Accordingly, even if we believe that one of our product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In addition, even after a product candidate qualifies as a breakthrough device, the FDA may later decide that the product candidate no longer meets the conditions for qualification or it may decide that the time period for FDA review or approval will not be shortened.

We applied for Regenerative Medicine Advanced Therapy (RMAT) designation and did not receive designation for our LBI-101 product. There is no guarantee that we will receive RMAT designation for current or future products.

FDA rejected our requests for RMAT designation for our LBI-101 product. A product with RMAT designation is eligible for actions to expedite development and review of the product, including early interactions with FDA to discuss potential surrogate or intermediate endpoints, rolling review, intensive FDA guidance on efficient product development, an organizational commitment to involve senior management in facilitating the product’s development program, and potential eligibility for accelerated approval or priority review. We may never receive RMAT designation for current or future products and, even if we do, FDA may later decide that the product candidate no longer meets the conditions for designation or it may decide that the time period for FDA review or approval will not be shortened.

Our relationships with customers, third-party payors and others may be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens and diminished profits and future earnings.

Healthcare providers, physicians, and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our current and future arrangements with healthcare providers, third-party payors, customers, and others may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations, which may constrain the business or financial arrangements and relationships through which we research, as well as sell, market and distribute any products for which we obtain marketing approval. The applicable federal and state healthcare laws and regulations that may affect our ability to operate include, but are not limited to, those described in “Business of Longevity Biomedical, Inc.”

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Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available under such laws, it is possible that some of our business activities could be subject to challenge under one or more of such laws. The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform. Federal and state enforcement bodies continue to exercise heightened scrutiny over interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Ensuring that our business arrangements with third parties comply with applicable healthcare laws, as well as responding to investigations by government authorities, can be time and resource consuming and can divert management’s attention from the business.

If our operations are found to be in violation of any of the laws described above or any other government regulations that apply to us, we may be subject to penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, possible exclusion from participation in federal and state funded healthcare programs, contractual damages and the curtailment or restricting of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Further, if the physicians or other providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may be subject to criminal, civil and administrative sanctions, including exclusion from government funded healthcare programs. In addition, the approval and commercialization of any product candidate we develop outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws. All of these could harm our ability to operate our business and our financial results.

Healthcare cost-containment pressures and legislative or administrative reforms resulting in restrictive coverage and reimbursement practices of third-party payors could decrease the demand for our products, the prices that customers are willing to pay for those products and the number of procedures performed using our devices, which could have an adverse effect on our business.

We anticipate that certain of our future products may be purchased by hospitals and ambulatory medical facilities, which typically bill various third-party payors, including governmental programs, such as Medicare and Medicaid, private insurance plans and managed care plans, for the healthcare services provided to their patients. Because there is often no separate reimbursement for products used in surgical procedures, the additional cost associated with the use of some of our products can impact the profit margin of the hospital or surgery center where the procedure is performed. Some of our target customers may be unwilling to adopt our products in light of the additional associated cost. Further, any decline in the amount payors are willing to reimburse our customers for the procedures using our products may make it difficult for customers to adopt our products and could create additional pricing pressure for us. We may be unable to sell our products on a profitable basis if third-party payors deny coverage or reduce their current levels of reimbursement. The ability of our customers to obtain appropriate coverage and reimbursement for our products or procedures using our products from government and private third-party payors is important to our success.

Reimbursement varies from state to state and plan to plan, and can significantly influence the acceptance of new products and services. Certain private third-party payors may view some procedures using our products as experimental and may not provide coverage. Third-party payors may not cover and reimburse the procedures using our products in whole or in part in the future, or payment rates may not be adequate, or both. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization. Further, the adequacy of coverage and reimbursement by third-party payors is also related to billing codes to describe procedures performed using our products. Hospitals and physicians use several billing codes to bill for such procedures. Third-party payors may not continue to recognize the billing codes available for use by our customers.

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Healthcare reform measures that may be adopted in the future may result in reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for any approved product and/or the level of reimbursement physicians receive for administering any approved product we might bring to market. Reductions in reimbursement levels may negatively impact the prices we receive or the frequency with which our products are prescribed or administered. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.

After we develop new products or seek to market our products for new indications, once approved or certified, we may find limited demand for the product unless government and private third-party payors provide adequate coverage and reimbursement. Even with reimbursement approval and coverage by government and private payors, providers submitting reimbursement claims may face delays in payment if there is confusion by providers regarding the appropriate codes to use in seeking reimbursement. Such delays may create an unfavorable impression within the marketplace regarding the level of reimbursement or coverage available for our products. Demand for our products or new approved or certified indications for our existing products may fluctuate over time if federal, state and foreign legislative or administrative policy changes affect coverage or reimbursement levels for our products, or the services related to our products.

Even if we obtain regulatory approval or certification for a product candidate, our products will remain subject to regulatory scrutiny and post-marketing requirements. Failure to comply with post-marketing regulatory requirements could subject us to enforcement actions, including substantial penalties, and might require us to recall or withdraw a product from the market.

Any regulatory approvals or certifications that we may receive for our product candidates will require the submission of reports to regulatory authorities and surveillance to monitor the safety, efficacy, purity and/or potency of the product candidate. Further, regulatory approvals or certification may contain significant limitations related to use, such as, restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements. For example, the FDA may require a risk evaluation and mitigation strategy in order to approve our product candidates, which could entail requirements for a medication guide, physician training and communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools.

In addition, if any of our product candidates are approved or certified, they will be subject to ongoing and pervasive regulatory requirements governing, among other things, the manufacture, marketing, labeling, advertising, adverse event reporting, recordkeeping, sale, promotion, sampling, testing, conduct of post- marketing studies, registration, and listing of drugs, biologics and medical devices. For example, we must submit periodic reports to the FDA as a condition of approval. These reports include safety, efficacy, purity and/or potency information about the drug, biologics or device after its approval. Failure to submit such reports, or failure to submit the reports in a timely manner, could result in enforcement action by the FDA. Following its review of the periodic reports, the FDA might ask for additional information or initiate further investigation.

The regulations to which we are subject are complex and have become more stringent over time. Regulatory changes could result in restrictions on our ability to continue or expand our operations, higher than anticipated costs or lower than anticipated sales. Even after we have obtained the proper regulatory approval or certification to market a product, we have ongoing responsibilities under FDA regulations and applicable foreign laws and regulations. FDA, state and foreign regulatory authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state or foreign regulatory authorities, which may include any of the following:

●	untitled letters or warning letters;

●	fines, injunctions, consent decrees and/or civil penalties;

●	recalls, termination of distribution, administrative detention or seizure of our products;

●	customer notifications or repair, replacement or refunds;

●	operating restrictions or partial suspension or total shutdown of production;

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●	delays in or refusal to grant our requests for future product approvals, new intended uses or modifications to existing products;

●	withdrawals or suspensions of our approvals or certifications, resulting in prohibitions on sales of our products;

●	FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and

●	criminal prosecution.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may adversely affect our ability to commercialize and generate revenue from our products. If regulatory sanctions are applied or if regulatory approval or certification is withdrawn, our business will be seriously harmed.

Moreover, the policies of the FDA and of other regulatory authorities may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval or certification of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval or certification that we may have obtained and we may not achieve or sustain profitability.

Risks Related to Intellectual Property

We may not effectively be able to protect or enforce our intellectual property, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

The medical innovation market in which we expect to participate is largely technology driven. Intellectual property rights, particularly patents and trade secrets, can play a significant role in protecting products. Patents enable us to stop unauthorized third parties from making, using, selling, offering for sale or importing products that are covered under valid and enforceable patents. Trade secrets enable us to protect information that we do not wish to divulge to the public. Trademarks also play a role in product differentiation and branding. If we are unable to adequately protect our intellectual property and proprietary technology, competitors may be able to use our technologies or the goodwill we have acquired in the marketplace, and erode or negate any competitive advantage we may have, which could ultimately harm our business and ability to achieve profitability. In order to protect our intellectual property, we may be involved in intellectual property litigation, which is inherently complex, expensive and unpredictable.

We have in-licensed patents and pending patent applications, and we hold patents and pending patent applications. However, our competitors may seek to produce products that include aspects of our technologies that are not subject to patent protection, which may negatively affect our business. Further, the patent applications we in-license and own may not result in issued patents.

The patents we rely on may not be sufficiently broad to protect our technology or to give us any competitive advantage. We are unable to provide any assurances that any of our patents, or patents to which we have rights through licensing agreements, have, or that any of the pending patent applications that mature into issued patents that we own or in-license will include, claims with a scope sufficient to protect our technology or products, any additional features we develop with respect to our technology or products, or any new technology or products that we seek to develop in the future. These patents could be challenged as invalid or unenforceable, or circumvented by competitors. Medical device and biological and pharmaceutical product patents involve complex legal, scientific and factual questions, and therefore, the issuance, scope, validity and enforceability of any patent claims that we or our licensors may obtain cannot be predicted with certainty. Any patents for which we or our licensors have applied may not be granted. Third parties own numerous U.S. and foreign issued patents and pending patent applications in the fields in which we have developed our technology or in which we plan to manufacture and sell our products. Such third party- owned patents can be an obstacle to the ability for us or our licensors to obtain patent protection that covers our technology.

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We are developing biological and pharmaceutical products. Patent applications for these products and product candidates may not have been filed yet, and we may not be able to obtain patents on such products. The patent prosecution process for biological and pharmaceutical products is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved in the United States. The patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents.

Because patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we or our licensors were the first to file any patent application related to our products. Furthermore, for United States applications in which all claims are entitled to a priority date before March 16, 2013 (the date when United States patent law changed from granting rights to the first-to-invent to the first-to-file), an interference proceeding can be provoked by a third-party or instituted by the United States Patent and Trademark Office (the “USPTO”), to determine who was the first to invent any of the subject matter covered by the patent claims of applications filed by us or our licensors. We cannot be certain that we or our licensors are the first to invent the inventions covered by pending patent applications entitled to a priority date before March 16, 2013, and, if we or our licensors are not, those applications may be subject to priority disputes.

We or our licensors may be required to disclaim part or all of the term of certain patents or all of the term of certain patent applications. There may be prior art of which we are not aware that may affect the validity or enforceability of a pending patent claim, which may be subject to a third-party preissuance submission of prior art to the USPTO. There also may be prior art of which we or our licensors are aware, but which we do not believe affects the validity or enforceability of a claim, which may, nonetheless, ultimately be found to affect the validity or enforceability of a claim through a post-issuance proceeding or in litigation. No assurance can be given that if challenged, our patents or those of our licensors would be declared by a court to be valid or enforceable, or that even if found valid and enforceable, a competitor’s technology or product would be found by a court to infringe our patents.

Challenges raised in patent infringement litigation may cause determinations that our patents or licensed patents are invalid, unenforceable, or otherwise subject to limitations. In such events, third parties may use the discoveries or technologies without paying damages, licensing fees or royalties to us or our licensors, which could significantly diminish the value of this intellectual property. We could also be adversely affected if our licensors fail to prosecute and/or maintain patents licensed to us or terminate licenses granted to us to use their patented technology. Thus, any patents that we may own, or to which we have rights through licensing agreements, may not provide sufficient protection against competitors. Furthermore, an adverse decision in a judicial or administrative proceeding can result in a third party receiving the patent claim scope sought by us, such as via an interference proceeding, which, in turn, could affect our ability to commercialize our technology or products.

We may be unable to enforce our intellectual property rights throughout the world.

Filing, prosecuting and defending patents covering our products in all countries throughout the world would be prohibitively expensive, and the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. This could make it difficult for us to stop infringement of foreign patents we own or in-license, if obtained, or the misappropriation of other intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, some countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit.

Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Hence, we or our licensors may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in those countries.

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Our competitors or other third parties might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets.

Additionally, in the event that our trademarks are successfully challenged in the United States and in jurisdictions outside of the United States, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors may infringe our trademarks, and we may not have adequate resources to enforce our trademarks.

The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for us to stop the infringement of patents we own or in-license, or marketing of competing products against third parties in violation of our intellectual property rights generally. The initiation of proceedings by third parties to challenge the scope or validity of our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business. Proceedings to enforce our patent rights in the United States and in jurisdictions outside of the United States could result in substantial costs and divert our efforts and attention from other aspects of our business, could put patents we own or in-license at risk of being invalidated or interpreted narrowly and patent applications to which we have rights at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Further, we may not always detect infringement of our intellectual property rights, and defending our intellectual property rights, even if successfully detected, prosecuted, enjoined, or remedied, could result in the expenditure of significant financial and managerial resources. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

If we cannot protect and control trade secrets or other know-how and proprietary technology that is not patent protected, we may suffer competitive harm.

Besides patented intellectual property, we may also rely on trade secrets, unpatented proprietary technology, confidential information and know-how to protect our technology and maintain our competitive position, particularly when patent protection is not appropriate or obtainable. To protect proprietary technology and processes, we rely in part on confidentiality and intellectual property assignment agreements with our employees, consultants and others. These agreements may not prevent disclosure of confidential information nor result in the effective assignment to us of intellectual property and may not provide an adequate remedy if unauthorized disclosure of confidential information or other breaches of the agreements occur. Others may independently discover or reverse engineer our trade secrets and proprietary information licensed to us or that we own in a manner that could prevent legal recourse by us. Enforcing a claim that a party illegally obtained and is using trade secrets licensed to us or that we own is difficult, expensive and time consuming, and the outcome is unpredictable. In the United States, trade secret violations are both a matter of federal law and state law, and the criteria for protection of trade secrets under state law can vary among different jurisdictions. Courts outside the United States may be less willing to protect trade secrets or unpatented proprietary technology. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

We currently and may in the future employ individuals who previously worked with other companies, including our possible competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third party. Litigation may ensue on these claims. If we fail in defending against any such claims or settling those claims, in addition to paying monetary damages or a settlement payment, we may be subject to an injunction or other remedies. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

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We may be involved in litigation or other proceedings relating to patent, trade secret and other intellectual property rights, which could cause substantial costs and liability.

There may be patents and patent applications owned by our competitors, which, if determined to be valid and enforceable, may be infringed by us. We may not always conduct independent reviews of patents issued to third parties and such reviews, if conducted, may not identify all possible infringements. Holders of certain patents may contact us and request we enter into license agreements for the underlying technology and pay them royalties, which could be substantial. If we need to obtain a license to use any intellectual property, we may be unable to obtain these licenses on favorable terms or at all or we may be required to make substantial royalty or other payments to use this intellectual property. Litigation concerning patents, trade secret and proprietary rights can be time-consuming, expensive and unpredictable, and could divert the attention of our management and other employees from our business operations. Patent applications in the United States and elsewhere can be pending for many years before issuance, or unintentionally abandoned patents or applications can be revived, so there may be applications of others now pending or recently revived patents of which we are unaware. Patent applications in the United States, Europe and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. These applications that later result in issued patents, or the revival of previously abandoned patents, may prevent, limit or otherwise interfere with our ability to develop and market our products. Third parties may assert claims that we are employing their proprietary technology without authorization, including claims from competitors or from non-practicing entities that have no relevant product revenue and against whom our own patent portfolio and in-licensed patents may have no deterrent effect.

As we continue to commercialize our technology and products in their current or updated forms, launch new technologies and products and enter new markets, we expect competitors may claim that one or more of our technology or products infringe their intellectual property rights as a strategy to impede our commercialization and entry into new markets. The large number of patent issuances, the rapid rate of new patent application filings, the complexities of the technologies involved, and the uncertainty of litigation may increase the risk to our business and result in business resources and management’s attention being diverted to patent litigation. An adverse ruling in a patent litigation could subject us to significant liability, require us to seek licenses, and restrict our ability to commercialize our technology or manufacture and sell our products. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources.

Additionally, we may become party to adversarial proceedings regarding our patent rights or third-party patent portfolios. Such proceedings could include supplemental examination or contested post-grant proceedings such as post-grant review, reexamination, inter partes review, interference or derivation proceedings before the USPTO, and challenges in U.S. district courts. Patents may be subjected to opposition, post-grant review or comparable proceedings lodged in various foreign, both national and regional, patent offices. The legal threshold for initiating litigation or contested proceedings may be low in certain forum, so that even lawsuits or proceedings with a low probability of success might be initiated. Litigation and contested proceedings can also be expensive and time-consuming, and our adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we can. We may also occasionally use these proceedings to challenge the patent rights of others. We cannot be certain that any particular challenge will be successful in limiting or eliminating the challenged patent rights of the third party.

An unfavorable outcome in above mentioned lawsuits and proceedings could require us to pay substantial damages, to lose our patent protection, to cease using the technology or to license rights, potentially at a substantial cost, from prevailing third parties. There is no guarantee that any prevailing party would offer us a license or that we could acquire any license on commercially acceptable terms. Even if we can obtain rights to a third-party’s intellectual property, those rights may be non-exclusive, and therefore our competitors may obtain access to the same intellectual property. Ultimately, we may have to cease some of our business operations because of infringement claims, which could severely harm our business. To the extent we are found to be infringing on the intellectual property rights of others, we may not develop or otherwise obtain alternative technology. If we need to redesign our products to avoid third-party intellectual property rights, we may suffer significant regulatory delays associated with conducting additional studies or submitting technical, manufacturing or other information related to any redesigned product and, ultimately, in obtaining regulatory approval. Further, any such redesigns may result in less effective or less commercially desirable products or both.

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Even if we were ultimately to prevail, any of these events could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business. Intellectual property litigation, regardless of its outcome, may cause negative publicity, adversely impact prospective customers, cause product shipment delays, or prohibit us from manufacturing, importing, marketing or otherwise commercializing our products and technology. In addition, if the breadth or strength of protection provided by the patents and patent applications we own or in-license is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future technology or products. In addition, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors view these announcements in a negative light, the price of our common stock could be adversely affected.

Lastly, we may need to indemnify our customers, licensees, commercialization partners, and distributors with respect to infringement by our technology or products of the intellectual property rights of third parties. Third parties may assert infringement claims against our customers, licensees, commercialization partners, or distributors based on our technology or products. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, licensees, commercialization partners, or distributors, regardless of the merits of these claims. If any of these third-party claims succeed or settle, we may be forced to pay damages or settlement payments on behalf of our customers, licensees, commercialization partners, or distributors or may be required to obtain licenses for the technology or products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers, licensees, commercialization partners, or distributors may be forced to stop using or selling our products or technology.

Patents covering our technology or products could be found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents or those we in-license may be challenged in the courts or patent offices in the United States and abroad. We may be subject to a third-party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, revocation, reexamination, post-grant and inter partes review, or interference proceedings or other similar proceedings challenging our patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights if patent rights are awarded to third parties instead of to us. Moreover, we may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge our priority of invention or other features of patentability with respect to our patents and patent applications. Such challenges may result in loss of patent rights, in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology or products. Such proceedings also may result in substantial cost and require significant time from our employees and management, even if the eventual outcome is favorable to us. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

In addition, if we initiate legal proceedings against a third party to enforce a patent we own covering the third party’s competing products, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that inventorship is incorrect or that a named inventor or someone connected with prosecution of the patent withheld material information from the USPTO or made a misleading statement during prosecution. Third parties may also raise claims challenging the validity of our patents before administrative bodies in the United States or abroad, even outside the context of litigation, including through re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of or amendment to our patents in such a way that they no longer cover our products. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on the applicable product(s). Such a loss of patent protection would have a material adverse effect on our business, financial condition and result of operations.

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Obtaining and maintaining patent protection, whether owned or licensed patents, depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection or patent license could be reduced or eliminated for non-compliance with these requirements.

Obtaining and maintaining patent protection, whether owned or licensed patents, depends on compliance with various procedural measures, document submissions, fee payments and other requirements imposed by government patent agencies, and our patent protection or patent license could be reduced or eliminated for non-compliance with these requirements. Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our patents and applications. The USPTO and various non-U.S. government agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in the abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on our business, financial condition and results of operations.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Assuming that other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act (the “America Invents Act”), enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013, but before us or our licensors could therefore be awarded a patent covering an invention of ours or that we in-licensed even if we or our licensor had made the invention before it was made by such third party. This will require us or our licensor to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to file any patent application related to our products or invent any of the inventions claimed in our patents or patent applications or that of our licensors.

The America Invents Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter- partes review and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims or those that we have in-licensed that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents or that of our licensors. Future actions by the U.S. Congress, the federal courts and the USPTO could cause the laws and regulations governing patents to change in unpredictable ways. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

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We may be subject to claims challenging the ownership of our patents and other intellectual property and, if unsuccessful in any of these proceedings, we may be required to obtain licenses from third parties, which may not be available on commercially reasonable terms, or at all, or to cease the development, manufacture and commercialization of one or more of our products.

We may be subject to claims that current or former employees, collaborators or other third parties have an interest in our patents, trade secrets or other intellectual property. For example, we may have patent ownership disputes arise from conflicting obligations of employees, consultants or others who are involved in developing our products. Litigation may be necessary to defend against these and other claims challenging ownership of patents, trade secrets or other intellectual property, that we own or have in-licensed. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our products. If we were to jointly own such intellectual property with other owners, other owners may be able to license their rights to other third parties, including our competitors. We also may be required to obtain and maintain licenses from third parties, including parties involved in any such disputes. Such licenses may not be available on commercially reasonable terms, or at all, or may be non-exclusive. If we are in breach of any license agreements granted to us, such licenses may terminate. If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture and commercialization of one or more of our products.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

The term of any individual patent depends on applicable law in the country where the patent is granted. In the United States, provided all maintenance fees are timely paid, a patent generally has a term of 20 years from its application filing date or earliest claimed non-provisional filing date. Extensions may be available under certain circumstances, but the life of a patent and, correspondingly, the protection it affords is limited. Even if we or our licensors obtain patents covering our products, when the terms of all patents covering a product expire, our business may become subject to competition from products identical or similar to ours which can be sold without infringing our patents. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may be unable to acquire patent term extension in the United States under the Hatch-Waxman Act and in foreign countries under similar legislation.

In the United States, a patent that covers a medical device or biological or pharmaceutical product approved by the FDA may be eligible for a term extension designed to restore the period of the patent term that is lost during the pre-market regulatory review process conducted by the FDA. Depending upon the timing, duration and conditions of FDA marketing approval of our products, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Act”), which permits a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, and only claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. In the EU, our product candidates may be eligible for term extensions based on similar legislation. In either jurisdiction, however, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Even if we are granted such extension, the duration of such extension may be less than our request. If we are unable to obtain a patent term extension, or if the term of any such extension is less than our request, the period during which we can enforce our patent rights for that product will be in effect shortened and our competitors may obtain approval to market competing products sooner. The resulting reduction of years of revenue from applicable products could be substantial.

We may need to obtain intellectual property rights from third parties, and may not be successful in obtaining necessary rights to develop any future product through acquisitions and in-licenses.

We may find it necessary or prudent to obtain additional licenses from third-party intellectual property holders to advance our research or to allow commercialization of our products, and we cannot provide any assurances that third-party intellectual property rights do not exist which might be enforced against our products in the absence of such a license. In addition, with respect to any patents we may in the future co- own with third parties, we may wish to acquire exclusive licenses to such co-owners’ interest to such patents. However, we may be unable to secure such licenses or otherwise acquire or in-license any intellectual property rights from third parties that we identify as necessary for planned or future products. The licensing or acquisition of third-party intellectual property rights is a competitive area, and more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property licenses we have, we may have to abandon development of the relevant products, which could have a material adverse effect on our business, financial condition and results of operations.

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If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be violating or infringing other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners and customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement or dilution claims brought by owners of other trademarks. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, domain names or other similar intellectual property may be ineffective, could result in substantial costs and diversion of resources and could adversely affect our business, financial condition and results of operations.

MARKET PRICE AND DIVIDEND INFORMATION

FutureTech

Market Information

FutureTech Units began trading on Nasdaq on February 16, 2022. Each FutureTech Unit consists of one share of Class A Common Stock and one redeemable warrant to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment. On April 8, 2022, FutureTech announced that holders of FutureTech Units could elect to separately trade the shares of Class A Common Stock and FutureTech Public Warrants included in the FutureTech Units on April 8, 2022. Any FutureTech Units not separated continue to trade on Nasdaq under the symbol “FTIIU.” Any underlying Class A Common Stock and FutureTech Public Warrants that were separated trade on Nasdaq under the symbols “FTII” and “FTIIW,” respectively. Each warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as described in FutureTech’s final prospectus dated April 6, 2022, which was filed with the SEC on February 17, 2022. The FutureTech Warrants will become exercisable on the later of thirty (30) days after the completion of the Business Combination or twelve (12) months after the initial public offering closing date and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

Holders

On February 11, 2025, there were two (2) holders of record of FutureTech Units, eleven (11) holders of record of FutureTech’s separately traded Class A Common Stock, and one (1) holder of record of FutureTech’s Warrants.

Dividends

FutureTech has not paid any cash dividends on its Class A Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. In addition, the terms of any equity or debt instruments that may be issued in the future could contain prohibitions or restrictions on the ability of the combined company to pay dividends on its common stock. The payment of any cash dividends subsequent to the consummation of the Business Combination will be within the discretion of the Board. In addition, the FutureTech Board is not currently contemplating and does not anticipate declaring stock dividends in the foreseeable future nor is it currently expected that the FutureTech Board will declare any dividends.

Longevity

Summary Historical Market Price

Historical market price data for Longevity is not provided because Longevity is currently a privately-held company. As such, Longevity Common Shares are not currently listed on a public stock exchange and are not publicly traded. Therefore, no market data is available for Longevity.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus, except as set forth in the following sentence.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 and presents the combination of the historical financial information of FutureTech, Longevity, Aegeria and Cerevast adjusted to give effect to the Business Combination and other related events contemplated by the Transaction Agreements (“Other Related Events”).

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 combines the historical unaudited condensed balance sheet of FutureTech as of September 30, 2024, the historical unaudited condensed balance sheet of Longevity as of September 30, 2024, the historical unaudited condensed balance sheet of Aegeria as of September 30, 2024 and the historical unaudited condensed balance sheet of Cerevast as of September 30, 2024 on a pro forma basis as if the Business Combination and Other Related Events, summarized below, had been consummated on September 30, 2024.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2024 and the year ended December 31, 2023 combines the historical statements of operations of FutureTech, the historical statements of operations of Longevity, the historical statements of operations of Aegeria and the historical statements of operations of Cerevast on a pro forma basis as if each of the Business Combination and Other Related Events summarized below had been consummated on January 1, 2023, the beginning of the earliest period presented.

There are two pro forma presentations:

●	The first pro forma presentation is for the combination of Longevity, Aegeria and Cerevast as if the transaction had been consummated on September 30, 2024 for balance sheet purposes. The statements of operations have been presented as if the transaction was consummated on January 1, 2023. This transaction will occur immediately prior to the Business Combination of Longevity and FutureTech.

●	The second pro forma presentation is for the combination of FutureTech and Longevity as if the transaction had been consummated on September 30, 2024 for balance sheet purposes. The statements of operations have been presented as if the transaction was consummated on January 1, 2023.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

●	the historical unaudited condensed financial statements of FutureTech as of and for the nine months ended September 30, 2024 and the historical audited financial statements of FutureTech as of and for the year ended December 31, 2023;

●	the historical unaudited financial statements of Longevity as of and for the nine months ended September 30, 2024 and the historical audited financial statements of Longevity as of and for the year ended December 31, 2023;

●	the historical unaudited financial statements of Aegeria as of and for the nine months ended September 30, 2024 and the historical audited financial statements of Aegeria as of and for the year ended December 31, 2023;

●	the historical unaudited financial statements of Cerevast as of and for the nine months ended September 30, 2024 and the historical audited financial statements of Cerevast as of and for the year ended December 31, 2023;

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●	other information relating to FutureTech, Longevity, Aegeria and Cerevast included in this proxy statement/prospectus, including the Transaction Agreements and the description of certain terms thereof set forth under the section entitled “Proposal No. 1 — The Business Combination Proposal.”

The unaudited pro forma condensed combined financial information should also be read together with the sections entitled “FutureTech Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Longevity Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Aegeria Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Cerevast Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

Longevity will acquire the outstanding equity interests in each of Aegeria and Cerevast. Longevity will merge with and into Merger Sub, with Longevity being the surviving entity and a subsidiary of FutureTech, and existing equity holders of Longevity will convert their equity ownership into equity ownership in FutureTech (the “Combined Company”). At the Closing, FutureTech will change its name to “Longevity Biomedical, Inc.”

Other Related Events

Other Related Events that are contemplated to occur in connection with the Business Combination are summarized below:

●	the amendment and restatement of FutureTech’s certificate of incorporation, to occur upon the Effective Time;

●	the assumption by FutureTech at the Effective Time of all obligations of Longevity under each outstanding Longevity converted stock option and the agreements evidencing the grants thereof;

●	the conversion of the Longevity promissory notes. The Longevity promissory notes convert the first $6.215 million of principal into common stock equal to 20% of the total number of shares of Longevity common stock to be outstanding immediately prior to the Target Acquisition and each additional $750,000 of principal notes outstanding will convert into an additional 1% of outstanding Longevity common stock; and

●	FutureTech entered into a subscription agreement to issue 1,000,000 shares of FutureTech Common Stock, at the closing of the Business Combination for $5.00 per share and gross proceeds of $5.0 million (the “PIPE Investment”). In addition, FutureTech will place 2,000,000 shares of FutureTech Common Stock into escrow as collateral which will be released to the PIPE Investor on the two-year anniversary of the Closing if and only if the closing price of FutureTech Common Stock on the two-year anniversary of the Closing is less than $7.50 per share, as described elsewhere in this proxy statement/prospectus.

Expected Accounting Treatment of Longevity’s Acquisition of the Targets

As noted above, as part of Longevity’s acquisition of the Targets, Longevity will acquire the outstanding equity interests in each of Aegeria and Cerevast (“Target Acquisitions”). The Target Acquisitions will be accounted for in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), with Cerevast considered to be the accounting acquirer. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities will be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the relative fair value of the gross assets acquired is concentrated in a single asset or group of similar non-financial assets. If that screen is met, the set is not a business.

Cerevast is expected to be the accounting acquirer of the Target Acquisitions based on evaluation of the following facts and circumstances:

●	No stockholder will individually appoint the majority of the board of directors: and

●	Cerevast senior management will comprise a majority of the Longevity senior management.

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Longevity is a shell company formed to effect the Target Acquisitions, and under this method of accounting, Longevity does not meet the definition of a business. As such, this transaction will be accounted for as a capital transaction. Accordingly, the financial statements of Longevity will represent the continuation of the financial statements of Cerevast with the merger treated as the equivalent of Cerevast issuing stock for the net assets of Longevity, accompanied by a recapitalization.

In connection with the acquisition of Aegeria, substantially all the fair value is included in in process research and development (“IPR&D”) and, as such, the acquisition will be treated as an asset acquisition. Aegeria’s assets and liabilities will be measured and recognized at their relative fair values as of the transaction date with any value associated with IPR&D being expensed as there is no alternative future use. The fair value of assets and liabilities of Aegeria will be combined with the assets, liabilities and results of operations of Longevity after the consummation of the Merger. The reported consolidated financial condition and results of operations of Longevity after completion of the Target Acquisitions will reflect these fair values.

Expected Accounting Treatment of the Business Combination among FutureTech and combined Longevity

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, FutureTech is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of FutureTech will represent a continuation of the financial statements of the combined group of Longevity with the Business Combination treated as the equivalent of Longevity issuing stock for the net assets of FutureTech, accompanied by a recapitalization. The net assets of FutureTech will be stated at historical cost, with no goodwill or other intangible assets recorded. FutureTech’s currently outstanding warrants are expected to remain equity-classified subsequent to the completion of the Business Combination based on an evaluation of whether the terms of the Business Combination might impact the historical accounting for the warrants. Following the Merger, Longevity will be a subsidiary of FutureTech. At Closing, FutureTech will change its name to Longevity Biomedical, Inc., and its common stock is expected to list on Nasdaq under the ticker symbol “LBIO”. Operations prior to the Business Combination will be those of Longevity in future reports of FuureTech.

Longevity is the accounting acquirer based on evaluation of the following facts and circumstances:

●	Majority of the board of directors will be determined by Longevity;

●	Longevity senior management will be the senior management post Merger;

●	Longevity’s name will be the name of the combined company;

●	Longevity’s business activities will be the business activities of the combined entity; and

●	Existing Longevity Stockholders have the most significant ownership interest post Merger.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information in accordance with U.S. GAAP necessary for an illustrative understanding of FutureTech upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Target Acquisitions and Business Combination occurred on the dates indicated and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Target Acquisitions and Business Combination, the Other Related Events and Other Financing Events contemplated by the Transaction Agreements are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of FutureTech following the completion of the Target Acquisitions and Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analysis is performed. FutureTech and Longevity have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

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The unaudited pro forma condensed combined financial information reflects adjustments for the following events that occurred subsequent to September 30, 2024:

●	the $50,000 deposited into the Trust Account on October 18, 2024 associated with the additional one-month extension;

●	the $37,744 deposited into the Trust Account on November 18, 2024 associated with the additional one-month extension;

●	the $37,744 deposited into the Trust Account on December 18, 2024 associated with the additional one-month extension;

●	the $37,744 deposited into the Trust Account on January 18, 2025 associated with the additional one-month extension;

●	the $633,000 additional promissory notes to Longevity from FutureTech as discussed in footnote 3(A); and

●	the redemption of 1,539,549 FutureTech Class A Common Stock at the Special Meeting of Stockholders held on November 18, 2024, resulting in approximately $18.0 million being removed from the Trust Account (approximately $11.53 per share).

The unaudited pro forma condensed combined financial information contained herein assumes that the FutureTech stockholders approve the Business Combination.

Business Combination

Pursuant to the Amended and Restated Certificate of Incorporation, FutureTech public stockholders may elect to redeem their public shares for cash even if they approve the Business Combination as per the prospectus filed by FutureTech on February 17, 2022. FutureTech cannot predict how many of its public stockholders will exercise their right to redeem their public shares of FutureTech’s Class A Common Stock for cash. The unaudited pro forma condensed combined financial information related to the combination of FutureTech and Longevity has been prepared assuming two redemption scenarios after giving effect to the Business Combination, as follows:

●	Assuming No Redemptions — this scenario assumes that none of the 779,886 public shares of FutureTech Class A Common Stock are redeemed in connection with the Business Combination; and

●	Assuming Maximum Redemptions — this scenario assumes that all 779,886 public shares of FutureTech Class A Common Stock are redeemed for an aggregate payment of $9.3 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $11.88 per share based on funds held in the Trust Account as of January 24, 2025.

The two alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the issued and outstanding FutureTech Warrants issued in connection with the FutureTech initial public offering as such securities are not exercisable until the later of 30 days after the Closing of the Business Combination or 12 months from the closing of the FutureTech initial public offering.

The following summarizes the pro forma FutureTech Common Stock issued and outstanding immediately after the Business Combination based on Longevity’s capitalization as of January 24, 2025, presented under the assumed no redemptions, 25% redemption, 50% redemption, 75% redemption and maximum redemptions scenarios, assuming (i) no additional issuance of Longevity equity (other than in connection with the Target Acquisitions) and (ii) the Closing occurs on September 30, 2024.

83

If the actual facts are different from these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming 75% Redemption		Assuming Maximum Redemption
	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership
Longevity Shareholders	9,217,200	61.4%	9,217,200	62.2%	9,217,200	63.0%	9,217,200	63.9%	9,217,200	64.8%

Public Shareholders	779,886	5.2%	584,915	3.9%	389,943	2.7%	194,972	1.4%	-	0.0%

Sponsor Person Shares	3,395,075	22.6%	3,395,075	22.9%	3,395,075	23.2%	3,395,075	23.5%	3,395,075	23.9%

FTII Extension Loans	356,323	2.4%	356,323	2.4%	356,323	2.4%	356,323	2.5%	356,323	2.5%

Underwriter	262,500	1.7%	262,500	1.8%	262,500	1.8%	262,500	1.8%	262,500	1.8%

PIPE Investor	1,000,000	6.7%	1,000,000	6.8%	1,000,000	6.9%	1,000,000	6.9%	1,000,000	7.0%

Total	15,010,984	100%	14,816,013	100%	14,621,041	100%	14,426,070	100%	14,231,098	100%

84

UNAUDITED PRO FORMA CONDENSED COMBINED LONGEVITY
BALANCE SHEET AS OF SEPTEMBER 30, 2024

	Longevity Biomedical, Inc. Historical	Cerevast Medical, Inc. Historical	Aegeria Soft Tissue LLC Historical	Transaction Accounting Adjustments	Note	Other Adjustments	Note	Pro Forma Combined Longevity
ASSETS
Current assets:
Cash	$2,020	$7,474	$29,235	-		$633,000	3(A)	$671,729
Other receivables - related party	-	277,500	-	-		(277,500)	3(C)	-
Prepaid expenses	21,049	1,601	12,560	-		-		35,210
Total current assets	23,069	286,575	41,795	-		355,500		706,939
Property and equipment, net	1,124	1,999	-	-		-		3,123
Right of use asset	-	180,098	-	-		-		180,098
Other assets	-	18,937	-	-		-		18,937
Total assets	$24,193	$487,609	$41,795	$-		$355,500		$909,097

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$2,114,382	$2,358	$23,605	$-		$-		$2,140,345
Accounts payable - related party	277,500	-	61,801	-		(277,500)	3(C)	61,801
Accrued liabilities	13,040	155,992	-	-		-		169,032
Accrued liabilities - related party	-	-	750	-		-		750
Accrued interest payable - related party	659,809	12,617	9,989	-		(659,809)	3(A)	22,606
Accrued interest payable	-	472,164	-	-		-		472,164
Notes payable - related party	7,610,610	100,000	-	-		(8,243,610)	3(A)	100,000
	-	-	-	-		633,000	3(A)	-
Notes payable	-	1,000,000	-	-		-		1,000,000
Member payable	-	-	125,000	-		-		125,000
Operating lease obligation - current	-	143,396	-	-		-		143,396
Total current liabilities	10,675,341	1,886,527	221,145	-		(8,547,919)		4,235,094
Operating Lease Obligation	-	52,956	-	-		-		52,956
Total liabilities	10,675,341	1,939,483	221,145	-		(8,547,919)		4,288,050

Stockholders'/Members' deficit:
Common Stock	-	198	-	-		213	3(A)	922
	-	-	-	384	3(B)	127	3(D)	-
Common Units	-	-	144,897	(144,897)	3(B)	-		-
Convertible Preferred Units	-	-	470,000	(470,000)	3(B)	-		-
Additional paid-in capital	6,201,403	21,511,952	-	45,276,216	3(B)	-		65,040,099
	-	-	-	-		8,903,206	3(A)	-
	-	-	-	-		(16,852,678)	3(D)	-
Accumulated deficit	(16,852,551)	(22,964,024)	(794,247)	794,247	3(B)	-		(68,419,974)
	-	-	-	(45,455,950)	3(B)	-		-
	-	-	-	-		16,852,551	3(D)	-
Total shareholders'/members' deficit	(10,651,148)	(1,451,874)	(179,350)	-		8,903,419		(3,378,953)
Total liabilities and shareholders'/members' deficit	$24,193	$487,609	$41,795	$-		$355,500		$909,097

The accompanying notes are an integral part of these financial statements.

85

UNAUDITED PRO FORMA COMBINED LONGEVITY

STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024

	Longevity Biomedical, Inc. Historical	Cerevast Medical, Inc. Historical	Aegeria Soft Tissue LLC Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined Longevity
Operating expenses
Research and development	$-	$516,816	$16,331			$533,147
General and administrative	3,648,810	580,325	7,429	(1,180,000)	3(G)	3,056,564

Total operating expenses	3,648,810	1,097,141	23,760	(1,180,000)		3,589,711

Operating loss	(3,648,810)	(1,097,141)	(23,760)	1,180,000		(3,589,711)

Other income (expense):
Management fee - related party	-	1,180,000	-	(1,180,000)	3(G)	-
Interest expense - related party	(356,905)	(3,740)	(1,870)			(362,515)
Interest expense	-	(74,794)	-			(74,794)
Loss on extinguishment of debt	(1,080,610)	-	-	-		(1,080,610)

Total other income (expense)	(1,437,515)	1,101,466	(1,870)	(1,180,000)		(1,517,919)

Net income (loss)	$(5,086,325)	$4,325	$(25,630)	$-		$(5,107,630)

Income (Loss) per share:
Basic	$(5,086,325)	$-	$(0.00)			$(0.55)
Diluted	$(5,086,325)	$-	$(0.00)

Weighted average common shares/units outstanding:
Basic	1	1,976,201	8,924,201	(1,683,203)	3(E)	9,217,200
Diluted	1	2,458,729	8,924,201

The accompanying notes are an integral part of these financial statements.

86

UNAUDITED PRO FORMA COMBINED LONGEVITY STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023

	Longevity Biomedical, Inc. Historical	Cerevast Medical, Inc. Historical	Aegeria Soft Tissue LLC Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined Longevity
Operating expenses
Research and development	$-	$724,320	$30,287	$45,455,950	3(F)	$46,210,557
General and administrative	2,823,796	686,212	10,432	(1,440,000)	3(G)	2,080,440

Total operating expenses	2,823,796	1,410,532	40,719	44,015,950		48,290,997

Operating loss	(2,823,796)	(1,410,532)	(40,719)	(44,015,950)		(48,290,997)

Other income (expense):
Management fee - related party	-	1,440,000	-	(1,440,000)	3(G)	-
Interest expense - related party	(302,904)	(5,000)	(2,500)	-		(310,404)
Interest expense	-	(100,000)	-	-		(100,000)
Loss on extinguishment of debt	(6,201,403)	-	-	-		(6,201,403)

Total other income (expense)	(6,504,307)	1,335,000	(2,500)	(1,440,000)		(6,611,807)

Net loss	$(9,328,103)	$(75,532)	$(43,219)	$(45,455,950)		$(54,902,804)

Loss per share:
Basic and diluted	$(9,328,103)	$(0.04)	$-			$(5.96)

Weighted average common shares/units outstanding:
Basic and diluted	1	1,976,201	8,924,201	(1,683,203)	3(E)	9,217,200

The accompanying notes are an integral part of these financial statements.

87

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2024

						No Redemptions Scenario				Maximum Redemption Scenario
	FutureTech II Acquisition Corp.	Longevity	Other			Business Combination and Other Related		Pro Forma	Business Combination and Other Related		Pro Forma
	Historical	Pro Forma	Adjustments		Notes	Events	Notes	Combined	Events	Notes	Combined
Assets
Current assets
Cash	$1,883	$671,729	$			$9,872,387	5(A)	$12,900,999	$(900,000)	5(C)	$3,028,612
	-	-				(900,000)	5(C)	-	(1,745,000)	5(C)	-
	-	-				(1,745,000)	5(C)	-	5,000,000	5(B)	-
	-	-				5,000,000	5(B)	-	-		-
Due from Sponsor	1,540,984	-				-		1,540,984	-		1,540,984
Prepaid expenses and other assets	20,250	35,210				-		55,460	-		55,460
Total current assets	1,563,117	706,939		0		12,227,387		14,497,443	2,355,000		4,625,056
Interest bearing bank demand deposit held in Trust Account	26,932,536	-				(9,872,387)	5(A)	-	(9,872,387)	5(F)	-
	-	-				(18,032,453)	5(H)	-	(18,032,453)	5(H)	-
						809,072	5(H)		809,072	5(H)
	-	-				163,232	5(I)	-	163,232	5(I)	-
Property and equipment, net	-	3,123				-		3,123	-		3,123
Right of Use Asset	-	180,098				-		180,098	-		180,098
Other assets	-	18,937				-		18,937	-		18,937
Total assets	$28,495,653	$909,097		$-		$(14,705,149)		$14,699,601	$(24,577,536)		$4,827,214
Liabilities, Temporary Equity and Stockholders’ (Deficit) Equity
Current liabilities
Accounts payable	$-	$2,140,345	$			$-		$2,140,345	$-		$2,140,345
Accounts payable – related parties	-	61,801				-		61,801	-		61,801
Accrued liabilities	613,896	169,032				(159,520)	5(C)	623,408	(159,520)	5(C)	623,408
Accrued liabilities - related parties	-	750				-		750	-		750
Excise tax payable	1,005,209	-				-		1,005,209	-		1,005,209
Franchise tax payable	78,914	-				-		78,914	-		78,914
Income tax payable	1,053,426	-				-		1,053,426	(325,941)	5(F)	727,485
Accrued interest payable – related party	-	22,606				-		22,606	-		22,606
Accrued interest payable	-	472,164				-		472,164	-		472,164
	-	-				-		-	-		-
	-	-				-		-	-		-
Notes payable – related party	3,450,000	100,000				(3,613,232)	5(K)	100,000	(3,613,232)	5(K)	100,000
						163,232	5(I)		163,232	5(I)
Notes payable	-	1,000,000				1,075,000	5(C)	2,075,000	1,075,000	5(C)	2,075,000
	-	-				-		-	-		-
	-	-				-		-	-		-
Member payable	-	125,000				-		125,000	-		125,000
Operating lease obligation – current	-	143,396				-		143,396	-		143,396
Total current liabilities	6,201,445	4,235,094		-		(2,534,520)		7,902,019	(2,860,461)		7,576,078
Operating lease obligation, net of current	-	52,956						52,956			52,956
Deferred underwriting fee payable	3,450,000	-				(3,450,000)	5(C)	-	(3,450,000)	5(C)	-
Total liabilities	9,651,445	4,288,050		-		(5,984,520)		7,954,975	(6,310,461)		7,629,034
Class A Ordinary Shares subject to possible redemption	26,606,595	-				(9,546,446)	5(D)	-	(9,546,446)	5(F)	-
	-	-				(18,032,453)	5(H)	-	(18,032,453)	5(H)	-
						809,072	5(H)		809,072	5(H)
	-	-				163,232	5(I)	-	163,232	5(I)	-
Stockholders’ (deficit) equity
Common Stock	-	-				430	5(D)	1,501	352	5(G)	1,423
	-	-				922	5(E)	-	922	5(E)	-
	-	-				14	5(C)	-	14	5(C)	-
	-	-				35	5(K)	-	35	5(K)	-
						100	5(B)	-	100	5(B)	-
Common stock ($0.0001 par value 11,255,871 shares issued and outstanding as of September 30, 2024)	-	922				(922)	5(E)	-	(922)	5(E)	-
Preferred stock ($0.0001 par value; 1,000,000 shares authorized; none issued and outstanding)	-	-				-		-	-		-
Class A common stock ($0.0001 par value, 100,000,000 shares authorized, 635,075 issued and outstanding (excluding 2,319,435 shares subject to possible redemption and including 115,000 representative shares as of September 30, 2024 )	64	-				(352)	5(D)	-	(352)	5(G)	-
	-	-				288	5(J)	-	288	5(J)	-
Class B common stock ($0.0001 par value, 10,000,000 shares authorized, 2,875,000 shares issued and outstanding)	288	-				(288)	5(J)	-	(288)	5(J)	-
Additional paid-in capital	-	65,040,099				659,917	5(D)	75,163,099	(8,886,451)	5(G)	65,616,730
	-	-				(625,000)	5(C)	-	(625,000)	5(C)	-
	-	-				1,474,986	5(C)	-	1,474,986	5(C)	-
	-	-				3,613,197	5(K)	-	3,613,197	5(K)	-
	-	-				4,999,900	5(B)	-	4,999,900	5(B)	-
Accumulated Deficit	(7,762,739)	(68,419,974)				8,886,451	5(D)	(68,419,974)	8,886,451	5(G)	(68,419,974)
	-	-				(960,480)	5(C)	-	(960,480)	5(C)	-
						(163,232)	5(I)		(163,232)	5(I)
Total stockholders’ (deficit) equity	(7,762,387)	(3,378,953)		-		17,885,966		6,744,626	8,339,520		(2,801,820)
Total liabilities, temporary equity and stockholders’ (deficit) equity	$28,495,653	$909,097		$-		$(14,705,149)		$14,699,601	$(24,577,536)		$4,827,214

The accompanying notes are an integral part of these financial statements.

88

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024

					No Redemptions Scenario			Maximum Redemption Scenario
	FutureTech II Acquisition Corp.	Longevity	Other		Business Combination and Other Related		Pro Forma	Business Combination and Other Related		Pro Forma
	Historical	Pro Forma	Adjustments	Notes	Events	Notes	Combined	Events	Notes	Combined
Operating Expenses:
Research and development	$-	$533,147	-		-		$533,147	-		$533,147
General and administrative	722,945	3,056,564	-		-		3,779,509	-		3,779,509
Administrative fee - related party	90,000	-	-		-		90,000	-		90,000
Franchise tax	150,000	-	-		-		150,000	-		150,000
Total Operating Loss	962,945	3,589,711	-		-		4,552,656	-		4,552,656
Interest expense	-	(74,794)	74,794	5(L)	-		-	-		-
Interest expense, related party	-	(362,515)	362,515	5(L)	-		-	-		-
Loss on extinquishment of notes	-	(1,080,610)	-		-		(1,080,610)			(1,080,610)
Interest earned on marketable securities held in Trust Account	1,107,012	-	-		(1,107,012)	5(M)	-	(1,107,012)	5(M)	-
Total Other Income (Expense)	1,107,012	(1,517,919)	437,309		(1,107,012)		(1,080,610)	(1,107,012)		(1,080,610)
Net income (loss) before income tax provision	144,067	(5,107,630)	437,309		(1,107,012)		(5,633,266)	(1,107,012)		(5,633,266)
Income tax	(182,072)	-	-		182,072	5(N)	-	182,072	5(N)	-
Net loss	$(38,005)	$(5,107,630)	$437,309		$(924,940)		$(5,633,266)	$(924,940)		$(5,633,266)
Basic and diluted net income per share, ordinary shares	$(0.02)	-
Weighted average shares outstanding of redeemable ordinary shares	2,851,045	-
Basic and diluted net loss per share, non-redeemable Common Stock	$(0.18)	-
Weighted average shares outstanding of non-redeemable Common Stock	3,510,075	-
Net loss per share attributable to common shareholders – basic and diluted	-	$(0.55)					$(0.38)			$(0.40)
Weighted average shares outstanding – basic and diluted	-	9,217,200					15,010,984			14,231,098

The accompanying notes are an integral part of these financial statements.

89

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

					No Redemptions Scenario			Maximum Redemption Scenario
	FutureTech II Acquisition Corp.	Longevity	Other		Business Combination and Other Related		Pro Forma	Business Combination and Other Related		Pro Forma
	Historical	Pro Forma	Adjustments	Notes	Events	Notes	Combined	Events	Notes	Combined
Operating Expenses:
Research and development	$-	$46,210,557	-		-		$46,210,557	-		$46,210,557
General and administrative	742,699	2,080,440	-		-		2,823,139	-		2,823,139
Administrative fee - related party	120,000	-	-		-		120,000	-		120,000
Franchise tax	200,000	-	-		-		200,000	-		200,000
Total Operating Loss	1,062,699	48,290,997	-		-		49,353,696	-		49,353,696
Interest expense	-	(100,000)	100,000	5(L)	-		-	-		-
Interest expense, related party	-	(310,404)	310,404	5(L)	-		-	-		-
Gain (loss) on extinguishment of notes	144,443	(6,201,403)	-		-		(6,056,960)	-		(6,056,960)
Interest earned on marketable securities held in Trust Account	4,809,102	-	-		(4,809,102)	5(M)	-	(4,809,102)	5(M)	-
Total Other Income (Expense)	4,953,545	(6,611,807)	410,404		(4,809,102)		(6,056,960)	(4,809,102)		(6,056,960)
Net income (loss) before income tax provision	3,890,846	(54,902,804)	410,404		(4,809,102)		(55,410,656)	(4,809,102)		(55,410,656)
Income tax	(979,344)	-	-		979,344	5(N)	-	979,344	5(N)	-
Net loss	$2,911,502	$(54,902,804)	$410,404		$(3,829,758)		$(55,410,656)	$(3,829,758)		$(55,410,656)
Basic and diluted net income per share, Common Stock	$0.21	-
Weighted average shares outstanding of redeemable Common Stock	9,285,380	-
Basic and diluted net loss per share, non-redeemable Common Stock	$(0.16)	-
Weighted average shares outstanding of non-redeemable Common Stock	3,510,075	-
Net loss per share attributable to common shareholders – basic and diluted	-	$(5.96)					$(3.69)			$(3.89)
Weighted average shares outstanding – basic and diluted	-	9,217,200					15,010,984			14,231,098

The accompanying notes are an integral part of these financial statements.

90

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of SEC Regulation S-X, as amended January 1, 2021. The historical financial information has been adjusted to give effect to the events that are (i) directly attributable to the Target Acquisitions and Business Combination and (ii) factually supportable. The historical financial information of Aegeria, Cerevast, FutureTech, Longevity is presented in accordance with U.S. GAAP.

The acquisition accounting adjustments relating to both the Target Acquisitions and Business Combination are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of any anticipated benefits from cost savings or synergies that may result from either the Target Acquisitions or the Business Combination or to any future integration costs. The unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the combined company including the Target Acquisitions and Business Combination.

Note 2 — Target Acquisitions Preliminary Estimated Purchase Price Allocation

Aegeria Asset Acquisition

The accompanying unaudited pro forma condensed combined financial statements reflect an estimated asset acquisition price for Aegeria of $45.3 million. The total estimated purchase price and allocation is summarized as follows:

Number of shares of the combined company owned by Aegeria stockholders(i)	3,837,000
Multiplied by the fair value per share of Longevity common stock(ii)	$11.80
Total estimated purchase price	$45,276,216

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired.

Cash	$29,235
Other net working capital deficit acquired as of September 30, 2024	(208,585)
In-process research and development(iii)	45,455,950
Total estimated purchase price	$45,276,600

(i)	Represents the estimated number of shares of common stock of Longevity that holders of Aegeria common units and convertible preferred units receive upon completion of the Target Acquisitions.

(ii)	The Merger Agreement states the total value of the Business Combination (ie. pro forma combined Longevity) is $100 million, which will be settled in approximately 9,217,200 shares of FutureTech common stock and approximately 862,124 options to acquire FutureTech common stock. The number of shares of FutureTech common stock and options to acquire FutureTech common stock was determined based on a deemed value of $10.00 per share pursuant to the Merger Agreement. A portion of this value, approximately 3,837,000 shares of FutureTech common stock, is currently estimated to be allocated to the unitholders of Aegeria who will become stockholders of Longevity via Longevity’s acquisition of the Targets immediately prior to the Business Combination. The fair value of Aegeria is estimated to be the fair value of the 3,837,000 shares of FutureTech common stock the Aegeria unitholders will be receiving in the Business Combination, which is currently estimated to be $11.80 per share based on the January 23, 2025 closing price of FutureTech Class A common stock. If the FutureTech stock price were to increase to $13.00 or $14.00 per share, then the estimated purchase price of Aegeria would increase by $4.6 million and $8.4 million, respectively. If the FutureTech stock price were to decrease to $11.00 or $10.00 per share, the estimated purchase price of Aegeria would decrease by $3.1 million and $6.9 million, respectively. Each change in the estimated purchase price of Aegeria would have a corresponding impact to the value of the acquired in-process research and development.

(iii)	IPR&D represents the research and development project of Aegeria which was in-process, but not yet completed, and which Longevity plans to advance. This includes the development of Aegeria’s clinical stage biomatrix technology for the treatment of soft tissue defects. Current accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The acquired set of assets and liabilities did not have outputs or employees. The actual purchase price allocated to IPR&D will fluctuate until the final transaction costs and the actual amount of cash used for Aegeria’s operations are known. The final valuation of the IPR&D consideration could differ significantly from the current estimate.

91

Note 3 — Target Acquisitions Pro Forma Adjustments

Given Cerevast’s history of net losses and valuation allowance, management assumed a statutory tax rate of zero percent. Therefore, the pro forma adjustments to the statement of operations resulted in no additional income tax adjustment to the pro forma financials.

The pro forma adjustments, as of September 30, 2024 for the unaudited pro forma condensed combined balance sheet, for the nine months ended September 30, 2024 for the unaudited pro forma condensed combined statement of operations and the year ended December 31, 2023 for the unaudited pro forma condensed combined statement of operations, are as follows:

Target Acquisitions Balance Sheet Pro Forma Adjustments

(A)	Promissory notes due to FutureTech Capital LLC (“FutureTech Capital”) included in Notes payable — related Party of Longevity convert into Longevity common stock as follows:

(i) in exchange for the first $6.215 million of principal amount of notes outstanding, that number of shares of Longevity common stock equal to 20% of the total number of shares of Longevity common stock to be outstanding immediately prior to the Merger Effective Time, plus

(ii) in exchange for each additional $750,000 of principal amount of notes outstanding, that number of shares of Longevity common stock equal to an additional 1% of Longevity common stock outstanding immediately prior to the Merger Effective Time.

Promissory notes issued after September 30, 2024 included in the pro forma adjustments:

●$108,000 issued on October 31, 2024

●$75,000 issued on November 4, 2024

●$100,000 issued on November 15, 2024

●$100,000 issued on November 20, 2024

●$50,000 issued on December 13, 2024

●$100,000 issued on January 8, 2025

●$100,000 issued on January 27, 2025

These additional promissory notes are captured in the Other Adjustments.

At the time of the Target Acquisitions FutureTech Capital will be issued approximately 2,126,000 shares of common stock at a value of $10 per share. $213 was recorded to common stock for the par value at $0.0001 per share and $8,903,206 was recorded to additional paid-in capital.

(B)	To reflect the adjustments associated with the Aegeria asset acquisition as follows:

Elimination of historical common units	$(144,897)

Par value for the issuance of Longevity common stock	384
Conversion of preferred units into Longevity common stock	(470,000)
Elimination of historical members’ deficit	794,247
Additional paid-in capital resulting from the issuance of Longevity
common stock	45,276,216
Adjustment to accumulated deficit for IPR&D	$(45,455,950)

(C)	To reflect the elimination of related party accounts payable and receivable as a result of the acquisitions.

(D)	To reflect the reverse acquisition of Longevity, including the elimination of its accumulated deficit.

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Target Acquisitions Statement of Operations Pro Forma Adjustments

(E)	To reflect the change in outstanding shares of Longevity as a result of the acquisitions resulting in the total shares outstanding in the combined entity of 9,217,200 shares.

(F)	To reflect the adjustment to the statement of operations for the expense associated with IPR&D for the Aegeria asset acquisition as if it had occurred on January 1, 2023, the date the Business Combination occurred for purposes of the unaudited pro forma condensed combined statement of operations.

(G)	To eliminate the income and expense associated with the management services agreement between Longevity and Cerevast.

Note 4 — Target Acquisitions Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Target Acquisitions, assuming the shares were outstanding since January 1, 2023. As the Target Acquisitions and related equity transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Target Acquisitions have been outstanding for the entirety of the period presented.

	For the Nine Months Ended September 30, 2024	For the Year Ended December 31, 2023

Pro forma net loss	$(5,107,630)	$(54,902,804)
Weighted average shares of common stock outstanding	9,217,200	9,217,200
Net loss per share – basic and diluted	$(0.55)	$(5.96)

A total of 862,124 shares associated with outstanding Longevity Converted Stock Option agreements for the nine months ended September 30, 2024 and the year ended December 31, 2023 have been excluded from the calculation as their effect would have been anti-dilutive.

Note 5 — Business Combination Pro Forma Adjustments

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments related to the Business Combination and Other Related Events included in the unaudited pro forma condensed combined balance sheet as of September 30, 2024 are as follows:

(A)	Reflects the liquidation and reclassification of $9.9 million of investments held in the Trust Account to cash and cash equivalents that becomes available for general corporate use by Longevity.

(B)	Reflects the PIPE Investment of $5,000,000 upon the issuance of 1,000,000 shares of Common Stock, par value of $0.0001, at a price of $5.00 per share.

(C)	Reflects the preliminary estimated direct and incremental transaction costs of $5.2 million.

Legal, advisory and other professional fees in accrued liabilities	159,520

Legal, advisory and other professional fees to be incurred	1,585,480
Deferred underwriter fees to be paid in cash	900,000
Deferred underwriter fees converted to a promissory note	1,075,000
Deferred underwriter fees to be paid in Class A Common Stock	1,475,000

Total	5,195,000

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On February 4, 2025, the Underwriters agreed to receive (i) $500,000 in cash at the time of the Closing, (ii) $1,475,000 of the total aggregate amount of deferred underwriting commission owed to them in the form of 147,500 shares of FutureTech Common Stock to be issued at the Closing, (iii) to convert $1,475,000 into a one-year promissory note (the “D Boral Note”) to be paid on February 4, 2026 (the maturity date) and requiring 8% of any financings to be repaid toward the D Boral Note, resulting in a total $900,000 of deferred underwriting commission payable in cash at the Closing as a result of $500,000 not converting to stock or the note plus $400,000 due as 8% of the $5.0 million PIPE.

(D)	Reflects the reverse acquisition of FutureTech, including elimination of its accumulated deficit under the no redemption scenario with 779,886 shares of Class A Common Stock issued through Public Offering and 3,395,075 shares of Class A Common Stock issued through Private Placement owned by the Sponsor and FutureTech’s current and former executive officers and directors converting on a one-to-one basis.

(E)	Reflects the conversion of 9,217,200 shares of Longevity common stock for common stock in FutureTech on a one-to-one basis upon the Closing.

(F)	Reflects the cash disbursed under the maximum redemption scenario to redeem 779,886 shares of Class A Common Stock in connection with the Business Combination at an estimated redemption price of $11.88 per share based on the funds held in the Trust Account as of January 24, 2025.

(G)	Reflects the reverse acquisition of FutureTech, including elimination of its accumulated deficit under the maximum redemption scenario with 3,395,075 shares of Class A Common Stock issued through Private Placement owned by the Sponsor and FutureTech’s current and former executive officers and directors converting on a one-to-one basis.

(H)	Reflects the $18,032,453 removed from the Trust Account associated with the 1,539,549 shares that were redeemed in association with the extraordinary meeting of the shareholders that was held on November 18, 2024 plus the $0.8 million receivable into the Trust Account due to overpayments made for the First Redemption payment and the Second Redemption payment.

(I)	Reflects the funds deposited into the Trust Account after September 30, 2024 of:

●	$50,000 on October 18, 2024 associated with the additional one month extension;

●	$37,744 deposited into the Trust Account on November 18, 2024 associated with the one month extension as a result of the extraordinary meeting of the shareholders;

●	$37,744 deposited into the Trust Account on December 18, 2024 associated with the one month extension; and

●	$37,744 deposited into the Trust Account on January 18, 2025 associated with the one month extension.

(J)	Reflects the conversion of 2,875,000 Class B Common Stock to Class A Common Stock on a one-for-one basis.

(K)	Reflects the conversion of the FTII Extension Loans into 356,323 shares of Class A Common Stock at closing.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments related to the Statement of Operations for the nine months ended September 30, 2024 and the year ended December 31, 2023 are as follows:

(L)	Reflects the elimination of Longevity’s interest expense historically recorded related to payment of Longevity’s debt.

(M)	Reflects the elimination of FutureTech’s investment income related to investments held in the Trust Account.

(N)	Reflects the elimination of income tax expense related to interest income held in the Trust Account because this income tax expense would not be incurred if the Business Combination was consummated on January 1, 2023.

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Note 6 — Business Combination Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2023. As the Business Combination, related equity transactions, the issuance of shares to FutureTech’s Sponsor, and FutureTech’s initial public offering are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions, and the shares issued to FutureTech’s Sponsor and in connection with FutureTech’s initial public offering have been outstanding for the entirety of the period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma Assuming No Redemptions scenarios as follows:

	For the Nine Months Ended September 30, 2024		For the Year Ended December 31, 2023
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(5,633,266)	$(5,633,266)	$(55,410,656)	$(55,410,656)
Weighted average shares of common stock outstanding	15,010,984	14,231,098	15,010,984	14,231,098
Net loss per share – basic and diluted	$(0.38)	$(0.40)	$(3.69)	$(3.89)

A total of 12,882,199 shares associated with FutureTech public and private warrants and outstanding Longevity Converted Stock Options have been excluded from the calculation as their effect would have been anti-dilutive.

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SPECIAL MEETING OF STOCKHOLDERS OF FUTURETECH

General

FutureTech is furnishing this proxy statement/prospectus to the FutureTech stockholders as part of the solicitation of proxies by the FutureTech Board for use at the Special Meeting to be held on [●], 2025, and at any adjournment thereof. This proxy statement is first being furnished to the FutureTech stockholders on or about [●], 2025 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement provides the FutureTech stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on [●], 2025 at 9:00 a.m. Eastern Time in a virtual only format, by visiting:

https://www.cstproxy.com/futuretechii/2025

Telephone access (listen-only):

Within the U.S. and Canada: 1 800-450-7155 (toll-free)

Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)

Conference ID: 9201360#

Purpose of the Special Meeting

At the Special Meeting, FutureTech is asking FutureTech stockholders to consider and vote upon:

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve (i) the Business Combination (as defined herein), (ii) the adoption of the Agreement and Plan of Merger, dated as of September 16, 2024 (the “Merger Agreement”), by and among FutureTech, Longevity Biomedical, Inc., a Delaware corporation (“Longevity”), LBI Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of FutureTech (“Merger Sub”), and Bradford A. Zakes, solely in the capacity as seller representative, and (iv) the transactions contemplated by the Merger Agreement, as more fully described elsewhere in the accompanying proxy statement/prospectus;

Proposal No. 2 — The Charter Approval Proposal — To consider and vote upon a proposal to adopt the Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B;

Proposal No. 3 — The Governance Proposals — To consider and vote upon, on a non-binding advisory basis, separately presented proposals with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation in accordance with SEC requirements;

Proposal No. 4 — The Director Election Proposal—To consider and vote upon a proposal to elect seven directors to our board of directors (our “Board”) to serve as our directors for a term of three years expiring at the annual meeting of stockholders to be held in 2028 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal;

Proposal No. 5 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve and assume the Longevity Biomedical, Inc. 2025 Equity Incentive Plan (the “Equity Incentive Plan”) and any grants or awards issued thereunder; and

Proposal No. 6 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or for the approval of one or more proposals at the Special Meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to FutureTech stockholders.

Each of Proposals No. 1, 2, 3, 4, and 5 (the “Condition Precedent Proposals”) is cross-conditioned on the approval of the others. Proposal No. 6 is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Proposal No. 3 consists of non-binding advisory proposals. If our stockholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the Business Combination may not be consummated.

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Recommendation of the FutureTech Board

The FutureTech Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of FutureTech and its stockholders and recommends that its stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Approval Proposal, “FOR” the Governance Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of one or more of FutureTech’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FutureTech and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the proposals. In addition, FutureTech’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of FutureTech’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who Is Entitled to Vote

FutureTech stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned FutureTech Common Stock at the close of business on [●], 2025, which is the record date for the Special Meeting. Stockholders will have one vote for each share of FutureTech Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date, there were [__] shares of Class A Common Stock issued and outstanding.

Quorum

A quorum of FutureTech stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if one or more stockholders who together hold a majority of the issued and outstanding shares of FutureTech Common Stock entitled to vote at the Special Meeting are represented virtually or by proxy at the Special Meeting. As of the record date for the Special Meeting, [__] shares of FutureTech Common Stock would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to FutureTech but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal. If a stockholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non- routine” proposals, such as the Business Combination Proposal or any of the other Condition Precedent Proposals.

Vote Required for Approval

The approval of the Business Combination Proposal, the Governance Proposals, which is a non-binding advisory vote, the Incentive Plan Proposal, and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of FutureTech Common Stock represented virtually or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, assuming a valid quorum is established, a Company stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, will have no effect on the Business Combination Proposal, the Governance Proposals, which is a non-binding advisory vote, the Incentive Plan Proposal, and the Adjournment Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Business Combination Proposal, the Governance Proposals, which is a non-binding advisory vote, the Incentive Plan Proposal, and the Adjournment Proposal.

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The approval of the Charter Approval Proposal requires the affirmative vote of holders of a majority of the voting power of our outstanding shares of FutureTech Common Stock entitled to vote thereon at the Special Meeting. Accordingly, a FutureTech stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote will have the same effect as a vote “AGAINST” such Charter Approval Proposal.

Directors are elected by a plurality of the votes cast by the holders of our outstanding shares of FutureTech Common Stock represented virtually or by proxy and entitled to vote thereon at the Special Meeting. This means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, a FutureTech stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting and abstentions and broker non-votes will have no effect on the election of directors pursuant to the Director Election Proposal

Voting Your Shares

Each share of FutureTech Common Stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of FutureTech Common Stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are four ways to vote your shares of FutureTech Common Stock at the Special Meeting:

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the FutureTech Board “FOR” the Business Combination Proposal, “FOR” the Charter Approval Proposal, “FOR” the Governance Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

You can vote online by visiting https://www.cstproxy.com/futuretechii/2025, 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time on [●], 2025 (have your proxy card in hand when you visit the website).

You can vote by phone by calling toll-free (within the U.S. or Canada) [__] (have your proxy card in hand when you call).

You can attend the Special Meeting in virtual format only.

Revoking Your Proxy

If you are a FutureTech stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify FutureTech’s CEO in writing before the Special Meeting that you have revoked your proxy; or

●	you may attend the Special Meeting in person or electronically, revoke your proxy, and vote in person or electronically, as indicated above.

Who Can Answer Your Questions About Voting Your FutureTech Common Stock

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your FutureTech Common Stock, you may call Lioness Consulting LLC , FutureTech’s proxy solicitor, by calling 917-576-3586 or by emailing info@lionessconsultingllc.com.

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Redemption Rights

Pursuant to the Amended and Restated Certificate of Incorporation, a FutureTech stockholder may request of FutureTech that FutureTech redeem all or a portion of its Class A Common Stock for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of Class A Common Stock, you will be entitled to receive cash for any Class A Common Stock to be redeemed only if you:

(i)	hold Class A Common Stock;

(ii)	submit a written request to Continental, FutureTech’s transfer agent, in which you (i) request that FutureTech redeem all or a portion of your Class A Common Stock for cash, and (ii) identify yourself as the beneficial holder of the Class A Common Stock and provide your legal name, phone number and address; and

(iii)	deliver your Class A Common Stock to Continental, FutureTech’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Class A Common Stock in the manner described above prior to 5:00 p.m., Eastern Time, on [●], 2025 (two business days before the Special Meeting) in order for their shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. FutureTech’s public stockholders may elect to redeem all or a portion of the Class A Common Stock held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Class A Common Stock submitted for redemption will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the Class A Common Stock that it holds and timely delivers its shares to Continental, FutureTech’s transfer agent, FutureTech will redeem such Class A Common Stock for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, as of [●], 2025, this would have amounted to approximately $[●] per issued and outstanding FutureTech public share. If a public stockholder exercises its redemption rights in full, then it will be electing to exchange its Class A Common Stock for cash and will no longer own Class A Common Stock.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of Class A Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request for redemption, once made by a holder of Class A Common Stock, may not be withdrawn once submitted to FutureTech unless the FutureTech Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). If you submit a redemption request to Continental, FutureTech’s transfer agent, and later decide prior to the Special Meeting not to elect redemption, you may request to withdraw the redemption request. You may make such request by contacting Continental, FutureTech’s transfer agent, at the phone number or address listed in the question entitled “Who can help answer my questions?”

Any corrected or changed written exercise of redemption rights must be received by Continental, FutureTech’s transfer agent, prior to the vote taken on the Business Combination Proposal at the Special Meeting. No request for redemption will be honored unless the holder’s Class A Common Stock certificates (if any) and other redemption forms have been delivered (either physically or electronically) to Continental, FutureTech’s transfer agent, at least two business days prior to the vote at the Special Meeting.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Class A Common Stock with respect to more than an aggregate of 15% of the Class A Common Stock.

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Accordingly, if a FutureTech public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Class A Common Stock, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor Persons have, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of its Class A Common Stock and founder shares in favor of the proposals being presented at the Special Meeting and waive its redemption rights with respect to such shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. None of the Sponsor Persons received any consideration in exchange for waiving their redemption rights. As of the date of this proxy statement/prospectus, the Sponsor and FutureTech’s current and former executive officers and directors own approximately 3,395,075 of the issued and outstanding FutureTech Common Stock. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements — Sponsor Insider Agreement” in this proxy statement/ prospectus for more information related to the Sponsor Agreement.

The closing price of the Class A Common Stock on [●], 2025 was $[●]. For illustrative purposes, as of [●], 2025, funds in the Trust Account plus accrued interest thereon totaled approximately $[●] or approximately $[●] per issued and outstanding Class A Common Stock.

Prior to exercising redemption rights, FutureTech’s public stockholders should verify the market price of the Class A Common Stock as they may receive higher proceeds from the sale of their Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. FutureTech cannot assure its stockholders that they will be able to sell their Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

Appraisal Rights

Neither FutureTech’s stockholders nor FutureTech’s warrant holders have appraisal rights in connection with the Business Combination or the Transactions.

Proxy Solicitation Costs

FutureTech is soliciting proxies on behalf of the FutureTech Board. This solicitation is being made by mail but also may be made by telephone or in person. FutureTech and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. FutureTech will bear the cost of the solicitation.

FutureTech has engaged Lioness Consulting LLC to assist in the proxy solicitation process. FutureTech will pay Lioness Consulting LLC a fee of $[●] plus disbursements.

FutureTech will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. FutureTech will reimburse them for their reasonable expenses.

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PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Summary of the Merger Agreement

The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and which is incorporated by reference in this proxy statement/prospectus. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Business Combination.

On September 16, 2024, FutureTech entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Longevity Biomedical, Inc., a Delaware corporation (“Longevity”), LBI Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Bradford A. Zakes, solely in the capacity as seller representative. The Merger Agreement provides that the parties thereto will enter into a business combination transaction (the “Business Combination” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to which, among other things, (i) Longevity will consummate Target Acquisitions (as defined below) upon the terms and subject to conditions set forth therein and pursuant to the Target Acquisition Agreements (as defined therein), and (ii) immediately following the consummation of the Target Acquisitions, Longevity will merge with and into Merger Sub (the “Merger”) with Longevity as the surviving company of the Merger. Following the Merger, Longevity will be a wholly-owned subsidiary of FutureTech. At the closing of the Transactions (the “Closing”), FutureTech is expected to change its name to “Longevity Biomedical, Inc.” and FutureTech’s common stock is expected to list on the NASDAQ Capital Market under the ticker symbol “LBIO.” The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

Transaction Structure

The Merger Agreement provides for the merger of Longevity with and into Merger Sub, with Longevity surviving the Business Combination as a wholly owned subsidiary of FutureTech. Below are the pre-Closing and the post-Closing entity structure charts that illustrate the effect of the Business Combination.

Pre-closing Structure

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Post-closing Structure

Closing of the Transactions

The Closing is expected to take place three business days following the satisfaction or waiver of the conditions described below under the subsection entitled “— Conditions to Closing,” unless FutureTech or Longevity agree in writing to another time or unless the Merger Agreement is terminated. The Business Combination is expected to be consummated promptly after the approval by FutureTech’s public stockholders at the Special Meeting of such stockholders described in this proxy statement/prospectus.

Merger Consideration

The aggregate consideration (the “Merger Consideration”) to be paid to the holders of Longevity common stock, par value $0.0001 per share (the “Longevity Common Stock”), at the Closing will consist of a number of shares of common stock, par value $0.0001 (“FutureTech Common Stock”) equal to (a) (i) $100,000,000 minus (ii) the value of each outstanding option (whether vested or unvested) to purchase Longevity Common Stock that is converted into a new option in accordance with the Merger Agreement, divided by (b) $10.00.

Merger Effective Time

At the effective time of the Merger (the “Effective Time”), (a) each share of Longevity Common Stock (including shares issued in connection with the Target Acquisitions and the conversion of certain Longevity indebtedness) outstanding immediately prior to the Merger Effective Time (other than dissenting shares) will be converted into the right to receive a number of shares of FutureTech Common Stock equal to: (i) the aggregate Merger Consideration divided by (ii) the number of outstanding shares of Longevity Common Stock (including each share of Longevity Common Stock to be issued in connection with the Target Acquisitions and upon conversion of the Longevity indebtedness); and (b) each outstanding Longevity vested option to purchase Longevity Common Stock shall be converted into a FutureTech option to acquire the number of shares of FutureTech Common Stock calculated in accordance with the Merger Agreement; and (b) each share of FutureTech Common Stock issued and outstanding immediately prior to the Merger Effective Time with respect to which a FutureTech stockholder has validly exercised its redemption rights (collectively, the “Redemption Shares”) will not be converted into and become a share of FutureTech Common Stock, and instead will at the Merger Effective Time be converted into the right to receive from FutureTech, in cash, an amount per share calculated in accordance with such stockholder’s redemption rights

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Representations and Warranties

The Merger Agreement contains representations and warranties of Longevity, relating, among other things, to:

a)	organization;

b)	due authorization;

c)	current capitalization;

d)	subsidiaries

e)	governmental approvals;

f)	non-contravention;

g)	financial statements;

h)	absence of changes;

i)	permits;

j)	litigation and proceedings;

k)	compliance with laws;

l)	material contracts;

m)	intellectual property and IT security;

n)	tax and returns;

o)	real property;

p)	personal property;

q)	title to and sufficiency of assets;

r)	labor matter;

s)	benefit plans;

t)	environmental matters;

u)	related party transactions;

v)	insurance;

w)	books and records;

x)	top customers and suppliers;

y)	certain business practices;

z)	compliance with privacy laws, privacy policies and certain contracts; aa) investment company act;

bb)	finder and brokers;

cc)	compliance with health care laws;

dd)	CFIUS; and

ee)	independent investigation.

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The Merger Agreement contains representations and warranties of FutureTech relating, among other things, to:

a)	organization and standing;

b)	due authorization;

c)	governmental approvals;

d)	non-contravention;

e)	current capitalization;

f)	SEC filings; financial statements;

g)	absence of certain changes;

h)	compliance with laws;

i)	actions; orders; permits;

j)	taxes and returns;

k)	employees and employee benefit plans;

l)	properties;

m)	material contracts;

n)	transaction with related persons;

o)	Investment Company Act;

p)	ownership of Merger Consideration;

q)	certain business practices;

r)	insurance;

s)	trust account;

t)	independent investigation;

u)	lock-up agreements.

v)	finders and brokers; and

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Longevity are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a material adverse effect with respect to Longevity (“Material Adverse Effect”) means any event, circumstance, change or effect that, individual or in the aggregate with all other events, circumstances, changes and effects, (i) has or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities, operations, prospect or condition (financial or otherwise) of Longevity Parties, taken as a whole or (ii) would reasonably be expected to have material adverse effect upon the ability of Longevity on a timely basis to perform its obligations under the Merger Agreement, any ancillary documents or the consummation of the Mergers.

Provided however, that in no event shall any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the results of operations or financial condition of Longevity Parties, taken as a whole:

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a)	general changes in the financial or securities markets or general economic or political conditions in the country or region in which any Longevity Parties do business;

b)	any changes, conditions or effects that generally affect the industries in which any Longevity Parties principally operate;

c)	any changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which any Longevity Parties principally operate;

d)	any conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/ public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); and

e)	any failure in and of itself by any Longevity Parties to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded from this definition of Material Adverse Effect);

In the case of clauses (a), (b), (c), and (d), such changes may be taken into account to the extent that such changes have had a disproportionate impact on Longevity Parties, taken as a whole, as compared to other industry participants.

Covenants

Each of the parties to the Merger Agreement has agreed to (a) use reasonable best efforts to obtain required consents and approvals from any governmental authority or commercially reasonable efforts in the case of consents from third parties. Each of the parties to the Merger Agreement has also agreed to cooperate and use its respective commercially reasonable efforts to take or cause to be taken such other actions as may be necessary to consummate the Business Combination as promptly as practicable, and (b) use commercially reasonable efforts to take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of the other party or otherwise to comply with the Merger Agreement and to consummate the Business Combination as soon as practicable.

Prior to the Closing, Longevity has agreed to, and agreed to cause its subsidiaries to, except as contemplated or permitted by the Merger Agreement or the other Ancillary Documents, set forth on the Longevity schedules to the Merger Agreement (the “Longevity Schedules”) or consented to by FutureTech (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in the ordinary course of business, including complying with and maintaining all material permits necessary for the lawful conduct of its business.

Longevity has agreed that, unless otherwise required or permitted under the Merger Agreement, and subject to certain disclosed exceptions, neither Longevity nor its subsidiaries will take the following actions during the interim period between signing of the Merger Agreement and Closing, among others, without the prior written consent of FutureTech (which consent will not be unreasonably conditioned, withheld, delayed or denied):

●	amend, waive or otherwise change, in any respect, its organizational documents, except as required by applicable law;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

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●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Longevity Common Stock from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of service);

●	other than in the ordinary course of business or for expenses incurred by the Longevity in connection with the transactions contemplated by this Agreement, incur, create, assume, prepay, commit to, or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $50,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $25,000 individually or $50,000 in the aggregate;

●	increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, to any employee, or increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or enter into, establish, amend or terminate any benefit plan other than as required by applicable law or pursuant to the terms of any benefit plans;

●	take any action to (i) hire or terminate any officer, director, employee or other individual service provider of Longevity, (ii) grant, announce or modify any equity or equity-based awards, or (iii) accelerate the payment, funding, right to payment or vesting of any compensation or benefits;

●	make or rescind any material election relating to taxes, settle any action, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with GAAP;

●	transfer or license to any person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material registered IP, IP licenses or other intellectual property (excluding non-exclusive licenses of Longevity intellectual property to Longevity customers in the ordinary course of business consistent with past practice), or disclose to any person who has not entered into a confidentiality agreement any trade secrets;

●	terminate, waive, renew, extend, assign, or fail to maintain in effect any material right under, any material contract or enter into any contract that would be a material contract; fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	establish any subsidiary or enter into any new line of business, provided, however that FutureTech expressly approves Longevity’s acquisition of the Targets (as defined herein) just prior to the Closing;

●	voluntarily terminate, cancel, materially modify or amend, permit to lapse, or fail to keep in force any insurance policies maintained for the benefit of Longevity or providing insurance coverage with respect to its assets, operations and activities, without replacing or revising such policies with a comparable amount of insurance coverage with substantially similar coverage to that which is currently in effect;

●	revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with Longevity’s outside auditors;

●	waive, release, assign, commence, initiate, satisfy, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Longevity or its affiliates) not in excess of $25,000 individually or $50,000 in the aggregate, or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved under Longevity’s audited financial statement;

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●	close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

●	make capital expenditures in excess of $25,000 (individually for any project (or set of related projects) or $50,000 in the aggregate);

●	authorize, recommend, propose or announce an intention to adopt, or otherwise effect a plan of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar transaction;

●	other than in the ordinary course of business or for expenses incurred by Longevity in connection with the transactions contemplated by the Merger Agreement, voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $100,000 in the aggregate other than pursuant to the terms of a material contract or benefit plan;

●	purchase, sell, lease, license, transfer, exchange or swap, pledge, mortgage or otherwise pledge or encumber (including securitizations), or transfer or otherwise dispose of any material portion of its properties, assets or rights (including equity interests of Longevity or any Target (as defined herein));

●	enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Longevity;

●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Merger Agreement;

●	accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice; enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

●	authorize or agree to do any action prohibited by the Merger Agreement.

FutureTech has agreed that, unless otherwise required or permitted under the Merger Agreement, and subject to certain disclosed exceptions, FutureTech will take the following actions during the interim period between signing of the Merger Agreement and Closing, among others, without the prior written consent of Longevity (which consent will not be unreasonably conditioned, withheld, delayed or denied):

●	amend, waive or otherwise change, in any respect, its organizational documents except as required by applicable law;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of any FutureTech Units, FutureTech Common Stock, or FutureTech Warrants (together, “FutureTech Securities”) issuable upon conversion or exchange of outstanding FutureTech Securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;

●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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●	incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $50,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any person (provided, that this shall not prevent FutureTech from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement (including any PIPE Investment and the costs and expenses necessary for any extension, up to aggregate additional indebtedness during the interim period of $1,000,000, provided, however, that FutureTech shall remain solely responsible for all extension expenses);

●	make or rescind any material election relating to taxes, settle any claim, action, proceeding, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with GAAP;

●	amend, waive or otherwise change the Trust Agreement in any manner adverse to FutureTech;

●	terminate, waive or assign any material right under any material contract;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	establish any Subsidiary or enter into any new line of business;

●	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

●	waive, release, assign, initiate, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, FutureTech or its subsidiary) not in excess of $25,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in the financial statements and notes of FutureTech contained or incorporated by references in its SEC filings;

●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Mergers);

●	voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $25,000 individually or $50,000 in the aggregate (excluding the incurrence of any expenses) other than pursuant to the terms of a contract in existence as of the date of the Merger Agreement or entered into in the ordinary course of business or in accordance with the terms of the Merger Agreement during the interim period;

●	enter into any agreement, understanding or arrangement with respect to the voting of FutureTech Securities;

●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Merger Agreement; or

●	authorize any of, or agree to do, any of the foregoing actions.

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No Solicitation

The Merger Agreement provides that during the interim period between signing of the Merger Agreement and Closing, neither FutureTech or Longevity shall not take, nor shall it permit any of its affiliates or representatives to, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal (as defined herein), (ii) furnish any non-public information regarding Longevity or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any person or group (other than a party to the Merger Agreement or their respective representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussion or negotiations with any person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

Each of FutureTech and Longevity shall notify the others as promptly as practicable (and in any event within forty-eight (48) hours) in writing of the receipt by it or any of its representative of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussion or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussion or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to it or its affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof. Each of FutureTech and Longevity shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the interim period, each FutureTech and Longevity shall and cause its representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person with respect to any Acquisition Proposal and shall, and shall direct its representatives to, cease and terminate any such solicitations, discussions or negotiations.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including covenants related to:

●	the intended tax treatment of the transactions contemplated by the Merger Agreement;

●	Longevity and FutureTech providing each other with reasonable access to the properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of each respective party and their subsidiaries, as such party and its representatives may reasonably request for the purposes of furthering the transactions or for purposes of consummating the Mergers;

●	confidentiality and publicity relating to the Merger Agreement and the transactions contemplated thereby;

●	the resignation and election of the board of the directors of each of Longevity and FutureTech;

●	indemnification obligations of Longevity with respect to each present and former director, manager and officer of Longevity and FutureTech and each of their respective subsidiaries;

●	Longevity obtaining any consents and approvals that are or may be required in connection with the Mergers;

●	FutureTech timely filing all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws; and

●	Longevity not purchasing or selling any FutureTech securities (other than to engage in the Mergers in accordance with the Merger Agreement) while it is in possession of any material nonpublic information of FutureTech, not communicating such nonpublic information to any third party, taking any other action with respect to FutureTech in violation of any laws, or cause or encourage any third party to do any of the foregoing.

Survival

The representations, warranties, agreements and covenants in the Merger Agreement terminate at Closing, except for the covenants and agreements which by their terms expressly apply in whole or in part after Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

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Conditions to Closing

General Conditions

The obligations of the parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

●	all required consents and approvals from the governing bodies of Longevity shall have been obtained;

●	all matters requiring stockholder approval from FutureTech shall have been approved;

●	all required consents and approvals from the governing bodies of FutureTech shall have been obtained;

●	all required consents from any governmental authority shall have been obtained or made;

●	all consent required from any third person (other than a governmental authority) shall have each been obtained or made;

●	not be in force any governmental order or law enjoining or prohibiting the consummation of the Mergers;

●	a fairness opinion from the financial advisor providing the Mergers are fair to the stockholders of FutureTech from a financial point of view shall have been issued and received by FutureTech;

●	the Equity Incentive Plan shall have been adopted and approved;

●	the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending; and

●	the (i) shares of FutureTech Common Stock and (ii) FutureTech Warrants to be issued in respect of FutureTech Public Warrants, in each case, in connection with the Transactions, shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

FutureTech Parties Conditions to Closing

The obligations of FutureTech Parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by FutureTech:

●	Each of the representations and warranties of the Longevity Parties, as applicable, contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), and Section 4.28 (Finders and Brokers) of the Merger Agreement (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date immediately prior to the Merger Effect time as if made on the Closing Date immediately prior to the Merger Effective time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

●	Each of the representations and warranties of the Longevity Parties contained in Article IV of the Merger Agreement (other than the Specified Representations and the representations and warranties of Longevity contained in Section 4.3(a) and (b) (Capitalization) of the Merger Agreement) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date immediately prior to the Merger Effective Time as if made on the Closing Date immediately prior to the Merger Effective time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, has not had a Material Adverse Effect.

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●	The representations and warranties of Longevity contained in Section 4.3(a) and (b) (Capitalization) of the Merger Agreement shall be true and correct, except for any de minimis failures to be so true and correct, on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).

●	The covenants and agreements of each Longevity Party in the Merger Agreement to be performed as of or prior to the Closing Date shall have been performed in all material respects;

●	Longevity shall have delivered to FutureTech a certificate signed by an officer of Longevity, dated the Closing Date, certifying that the conditions specified in Section 10.3(a) through Section 10.3(d) of the Merger Agreement have been fulfilled.

●	Since the date of the Merger Agreement, there shall not have occurred a Material Adverse Effect.

●	Closing of each of the Aegeria Acquisition Agreement and the Cerevast Acquisition Agreement shall have occurred.

●	Longevity shall have delivered to FutureTech executed copies of the Lock-Up Agreements.

Longevity Conditions to Closing

The obligation of Longevity to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Longevity.

●	Each of the representations and warranties of FutureTech contained in Article III, V, VI and VIII of the Merger Agreement (other than the representations and warranties of FutureTech contained in Section 3.5(a) (Capitalization) of the Merger Agreement) shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of FutureTech, to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby.

●	The representations and warranties of FutureTech contained in Section 3.5(a) (Capitalization) of the Merger Agreement shall be true and correct other than with respect to de minimis inaccuracies, as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).

●	The covenants and agreements of each of FutureTech, in the Merger Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

●	FutureTech shall have delivered to Longevity a certificate signed by an officer of FutureTech, dated the Closing Date, certifying that the conditions specified in Section 10.2(a) through Section 10.2(c) of the Merger Agreement have been fulfilled.

●	FutureTech shall have delivered to Longevity executed copies of the A&R Registration Rights Agreement and Indemnification Agreements.

Waiver

Any party of the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body or authority, or officers thereunto duly authorized, waive any of the terms or conditions of the Merger Agreement or agree to an amendment or modification to the Merger Agreement in the manner contemplated by the Merger Agreement and by an agreement in writing executed in the same manner as the Merger Agreement.

Termination

The Merger Agreement may be terminated and the transactions abandoned, but not later than the Closing, as follows, provided that no party may terminate the Merger Agreement if its failure to fulfill any obligation thereunder has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date:

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●	by mutual written consent of Longevity and FutureTech;

●	prior to Closing, by written notice by FutureTech or Longevity if any of the conditions to the Closing set forth in the Merger Agreement have not been satisfied or waived by the nine-month anniversary of the date of the Merger Agreement (the “Outside Date”) (provided, that if FutureTech seeks and obtains an Extension (as defined in the Merger Agreement), FutureTech shall have the right by providing written notice thereof to Longevity to extend the Outside Date for an additional period equal to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for FutureTech to consummate its Business Combination pursuant to such Extension and (iii) such period as determined by FutureTech);

●	prior to Closing, by written notice by either FutureTech or Longevity if a governmental authority of competent jurisdiction shall have issued an order or take any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order or other action has become final and non-appealable; that prior to Closing, by written notice from Longevity to FutureTech if (i) there has been any material breach by FutureTech of any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of FutureTech shall have become untrue or inaccurate, in any case, which in any case would result in certain closing conditions not being satisfied at the Closing, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to FutureTech or (B) the Outside Date;

●	prior to the Closing, by written notice to FutureTech from Longevity if (i) there is any breach of any representation, warranty, covenant or agreement on the part of FutureTech set forth in the Merger Agreement, such that certain closing conditions would not be satisfied at the Closing, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to FutureTech or (B) the Outside Date;

●	by written notice from either FutureTech or Longevity to the other, if certain stockholder matters are not approved by the FutureTech stockholders at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); and

●	by written notice by the FutureTech to the Longevity, if there shall have been a Material Adverse Effect on Longevity and the Targets, taken as a whole, following the date of the Merger Agreement which is uncured for at least ten (10) business days after written notice of such Material Adverse Effect is provided by FutureTech to Longevity.

Effect of Termination

In the event of proper termination of the Merger Agreement by FutureTech or Longevity, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its respective affiliates, officers, directors, employees, stockholders, or equityholders other than liability of any party for any Fraud Claim (as defined in the Merger Agreement) or willful breach of the Merger Agreement by such party occurring prior to such termination.

Fees and Expenses

Except as otherwise provided in the Merger Agreement, each party shall bear its own expenses incurred in connection with the Merger Agreement and the transactions herein contemplated if the Mergers are not consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, FutureTech and its subsidiaries shall bear and pay, at or promptly after Closing, all of the transaction expenses incurred in connection with the Merger Agreement, the Ancillary Agreements and the transactions contemplated thereby, including but not limited to, fees and expenses of counsel, accountants, consultants, advisors, investment bankers and financial advisors of each of FutureTech and Longevity.

Amendments

The Merger Agreement may be amended, supplemented or modified only by execution of a written instrument signed by FutureTech, Longevity, the Sponsor and the Seller Representative. The approval of the Merger Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the parties to properly terminate the Merger Agreement or to cause such party to enter into an amendment to the Merger Agreement.

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Governing Law

The Merger Agreement, and all claims or causes of action based upon, arising out of, or related to the Merger Agreement or the transactions contemplated thereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Jurisdiction; Waiver of Trial by Jury

The Merger Agreement provides that any action based upon, arising out of or related to the Merger Agreement or the transactions contemplated thereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to the Merger Agreement or the transactions contemplated thereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any action properly brought. Each of the parties irrevocably waives any and all right to trial by jury in any action based upon, arising out of or related to the Merger Agreement or the Mergers contemplated thereby.

Summary of the Ancillary Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The Sponsor Support Agreement, the Longevity Support Agreement, the form of Lock-Up Agreement and the form of A&R Registration Rights Agreement and the form of Lock-Up Agreement are attached hereto as Annex C, Annex D, Annex E and Annex F respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Longevity Support Agreement

On September 16, 2024, in connection with the execution of the Merger Agreement, the sole stockholder of Longevity (the “Voting Stockholder”) has entered into a Voting and Support Agreement (the “Longevity Support Agreement”), pursuant to which the Voting Stockholder has agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Transactions. The Voting Stockholder holds sufficient shares of Longevity to cause the approval of the Transactions on behalf of Longevity.

Sponsor Support Agreement

On September 16, 2024, in connection with the execution of the Merger Agreement, FutureTech, the Sponsor and Longevity entered into a Voting and Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor agreed to, at any duly called meeting of the stockholders of FutureTech, and in any action by written consent of the stockholder of FutureTech requested by FutureTech’s board of directors or undertaken as contemplated by the Mergers, the Sponsor vote its FutureTech Common Stock (a) in favor of the adoption of the Merger Agreement and approval of the Mergers (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any material respect of any representation, warranty, covenant, obligation or agreement of FutureTech, FutureTech, FutureTech Merger Sub, or Merger Sub contained in the Merger Agreement, (c) in favor of each of the proposals set forth in the proxy statement/ prospectus, and (d) except as expressly set forth in the proxy statement/prospectus, against the following actions or proposals: (i) any proposal in opposition to approval of the Merger Agreement or in competition with or materially inconsistent with the Merger Agreement; or (ii) (A) any amendment of the certificate of incorporation or bylaws of FutureTech; (B) any change in FutureTech’s corporate structure or business; or (C) any other action or proposal involving FutureTech or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Mergers in any material respect or would reasonably be expected to result in any of FutureTech’s closing conditions or obligations under the Merger Agreement not being satisfied. The Sponsor agrees not to, and shall cause its affiliates not to, enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in the Sponsor Agreement.

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Form of Amended & Restated Registration Rights Agreement

In connection with the execution of the Merger Agreement, FutureTech, the Sponsor Persons and certain stockholders of Longevity have agreed to enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) at the Closing. The A&R Registration Rights Agreement will provide these holders (and their permitted transferees) with the right to require FutureTech, at FutureTech’s expense, to register FutureTech Common Stock that they hold on customary terms for a transaction of this type, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement will also provide that FutureTech pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.

Form of Lock-Up Agreement

FutureTech, the Sponsor Persons and certain stockholders of Longevity have agreed to enter into Lock-Up Agreements (the “Lock-Up Agreements”) prior to the Closing, whereby, the Sponsor Persons and certain stockholders of Longevity will be subject to a restriction on transfer of their FutureTech Common Stock, with certain exceptions, until the earlier of (A) the expiration of six-month anniversary of the Closing Date (in the case of holders of the founder shares, one-year anniversary of the Closing Date), and (B) subsequent to the Closing Date, (i) if the closing price of the FutureTech Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (ii) the date which FutureTech completes a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing Date that results in all of the public stockholders of FutureTech having the right to exchange their FutureTech Common Stock for cash securities or other property.

PIPE Agreement

On December 13, 2024, FutureTech entered into a subscription agreement (the “Subscription Agreement”) with the PIPE Investor in connection with the PIPE Investment, pursuant to which the PIPE Investor agreed to subscribe and purchase 1,000,000 shares of FutureTech Common Stock, at a price of $5 per share, subject to certain customary closing conditions, contingent upon the concurrent consummation of the Business Combination. The effectiveness of the Subscription Agreement was conditioned upon entering into an escrow agreement between the Company and the PIPE Investor regarding certain shares to be pledged for the Subscription Agreement.

On January 31, 2025, in connection with the Subscription Agreement, the Company and the PIPE Investor signed an escrow agreement dated January 23, 2025 (the “Escrow Agreement”), pursuant to which the Company agreed to issue additional 2,000,000 shares of Class A Common Stock (the “Escrow Shares”, together with any dividends, distributions or other income on the Escrow Shares, the “Escrow Property”),  in the name of the Company, to be deposited with Escrow Agent (as defined therein) for two (2) years from the date of the Closing (the “Escrow Release Date”), subject to release to PIPE Investor if and only if the closing price of the common stock of the Company on the date immediately prior to the Escrow Release Date is less than $7.50 per share. Pursuant to the Escrow Agreement, the Escrow Agent shall release a portion of the Escrow Shares to the PIPE Investor such that the aggregate value of all shares of Common Stock issued to the PIPE Investor at or before the Closing plus the value of the portion of the Escrow Property released to the PIPE Investor is equal to $7,500,000; provided, however, that if the aggregate value of all shares of Common Stock issued to the PIPE Investor at or before the Closing plus the value of the Escrow Property on the Escrow Release Date is less than $7,500,000, the PIPE Investor will be entitled to receive all of the Escrow Property but nothing more; provided, further, that, each Escrow Share shall be valued at an amount equal to the closing price of the shares of Common Stock on Nasdaq on the day immediately prior to the Escrow Release Date.

The Subscrition Agreement became effective upon execution of the Escrow Agreement on January 31, 2025.

Background of the Business Combination

During a meeting of the Cerevast board held on June 9, 2021, Mr. Yuquan Wang, Cerevast Board member, proposed the concept of Cerevast completing a business combination with a special purpose acquisition company, or SPAC. During these discussions, it was determined that Cerevast would first need to acquire one or more other life science companies to achieve a combined valuation that would be considered appropriate for a SPAC transaction. At this meeting, Mr. Wang and Mr. Bradford A. Zakes, Chairman, Chief Executive Officer and President of Cerevast, were tasked with identifying potential acquisition candidates.

At a meeting of the Cerevast Board held on September 27, 2021, a review of potential target companies took place. At the time of this meeting, nine different companies had been contacted and evaluated and four had expressed interest in a potential acquisition. During this meeting, it was proposed by Mr. Wang that the search for target companies should be focused on those with products and services related to extending and improving patient longevity.

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On October 26, 2021, Longevity was incorporated in the State of Delaware and on November 4, 2021, Longevity retained Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”) as its legal counsel.

At a meeting of the Cerevast board held on December 2, 2021, it was agreed that FutureTech Partners LLC, an entity controlled by Mr. Wang, would provide the necessary funding for legal, valuation, financial advisory and audit services related to completing a multi-company acquisition transaction and a possible SPAC business combination.

In January 2022, a non-binding term sheet was signed by five companies in connection with a multi- company acquisition transaction and a possible SPAC business combination with an undetermined SPAC. Due diligence continued on each potential target company through June 2022 and in July 2022, Longevity entered into Contribution and Exchange Agreements (“C&E Agreements”) with each of Aegeria, Cerevast, Novokera and WiCab China.

FutureTech, a blank check company formed for the purpose of entering into a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, consummated its IPO in February 2022, from which it derived gross proceeds of $115 million, including proceeds from the full exercise of the underwriters’ over-allotment option. Like most blank check companies, its FutureTech charter provides for the return of the IPO proceeds held in trust to the holders of shares of common stock sold in the IPO if no qualifying business combinations are consummated on or before a certain date (in FutureTech’s case, August 18, 2025).

After the FutureTech IPO, FutureTech’s officers, advisors and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination. Representatives from the FutureTech management team contacted, and were contacted by, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. In addition, certain FutureTech advisors and directors also identified potential business combination candidates for FutureTech.

Between February 2022 and January 2023, FutureTech conducted a broad search for potential business combination targets (“Potential Targets”) through various channels, including cold calls, introductions from investment banks, and recommendations from independent directors. The target companies were from a wide range of industries, and included drone delivery companies, medical testing companies, rehabilitation robotics companies, electric vehicles companies, and smart home devices companies. The industries in which these Potential Targets operated included the following: Healthcare, Consumer Internet/Ecommerce, Financial Services Technology, Enterprise Software and Clean Energy Technology. Notable examples of the Potential Targets that FutureTech conducted preliminary screening include:

-	Drondeck (a drone delivery company, introduced by Chardan Securities LLC)

-	Blu (a pneumonia testing company, introduced by ARC Group)

-	DIH (a rehabilitation robotics company)

-	SONDORS (an electric motorcycle company)

-	Set Jet (a regional airline)

-	AtlasClear (a robotics company)

-	Modulex (a UK-based prefabricated construction company)

-	EOS (a multimedia interactive charging station company)

-	Skybell (a smart doorbell company)

-	GCN (a truck logistics company, introduces by EF Hutton)

-	APX Group (a company introduced by Chardan Securities LLC)

-	FreeCast (a streaming services company)

-	EA (a water purification company)

-	Dooson (a Korean battery company).

-	Lion Battery (a battery manufacturer for electric vehicles).

-	Elsight, an Israeli drone navigation company

-	WiTricity

-	CubicPV

-	Soft Robotics

-	QT Imaging Holdings Inc (a breast cancer screening company introduced by ARC Group)

-	Others

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Of these Potential Targets, FutureTech initiated initial discussions with the following companies:

-	Caelux (a solar technology company)

-	Mira and Innovega (a AR glasses copmany)

-	Richtech Robotics (a robotics company)

-	GlyTherix, Minomic & Litmus, and Coya (a pharmaceutical company)

-	FreeWire (an ultra-fast charging technology company)

-	Seismic (a wearable technology company)

-	NuraLogix (a facial recognition for blood pressure monitoring company, showcased at CES 2023)

During this period,

○	FutureTech entered into non-disclosure agreements with these Potential Targets;
○	Received management presentations or confidential information memorandums from more than twenty Potential Targets;

○	Fielded two to four meetings with at least seven Potential Targets; and

○	Obtained access to a virtual dataroom, and conducted due diligence of varying degrees, with respect to eleven Potential Targets.

Following such reviews, and at various points in time, these discussions with Potential Targets (except Hanson Robotics) were discontinued for various reasons, including the maturity of the business, the lack of a near-term path to profitability, the valuation of the Potential Target, the strength of the management team of the Potential Target, and the lack of competitive advantages or sufficient barriers to entries for the Potential Target.

On October 31, 2022, Mr. Bradford A. Zakes informed Wicab China’s general manager, Mr. Kenny Min Zhou, by phone of the decision to exclude Wicab China from the C&E Agreements.

On January 18, 2023, Longevity and Wicab China signed a Mutual Consent to Termination to terminate the Contribution and Exchange Agreement amongst the parties.

From February 2023 to July 2023, FutureTech focused its efforts on Hanson Robotics, and engaged in extensive discussions and due diligence, and conducted various evaluations. However, FutureTech’s due diligence identified significant issues, such as:

-	Hanson Robotics' financial condition did not meet the required standards for a successful business combination.

-	The company was facing substantial financial pressure, including liquidity challenges and unresolved financial liabilities.

-	These issues were deemed unlikely to be resolved in the near term, making the company an unsuitable candidate for a business combination at that time.

As a result, FutureTech decided to discontinue its discussions with Hanson Robotics and refocus its efforts on identifying alternative targets.

From August 2023 to May 2024, FutureTech resumed its search of new Potential Targets and explored six (6) additional Potential Targets.

On June 27, 2024, Mr. Yuquan Wang (who is the control person of FutureTech Capital, a board member of Cerevast and the proposed Chairman of the Board of FutureTech following consummation of the Business Combination, and who was the control person of the Sponsor) contacted Mr. Bradford A. Zakes by phone to propose a potential business combination between FutureTech and Longevity. During the call, Mr. Bradford A. Zakes raised the question of potential conflict of interest based on the fact that Mr. Yuquan Wang is an investor in and on the board of directors of Cerevast in addition to being part of the management team and control person of the Sponsor. During the call, Mr. Yuquan Wang indicated that (i) he was no longer part of the management team of the Sponsor and that this role had been transferred to Mr. Ray Chen, and that (2) he was no longer the control person of the Sponsor and this role had been transferred to Mr. Zachary Radu.

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On June 28, 2024, Mr. Ray Chen from FutureTech, Mr. Bradford A. Zakes, Ms. Brenda Sparks and representatives of FutureTech Capital met to discuss the potential of a business combination amongst the parties.

On July 1, 2024, Mr. Bradford A. Zakes, Ms. Brenda Sparks, and representatives of FutureTech Capital and Nelson Mullins met to discuss and evaluate the feasibility of moving forward with a potential business combination between FutureTech and Longevity given the potential conflicts of interest. During the call, Nelson Mullins indicated that because of FutureTech Capital’s association with FutureTech, Nelson Mullins would not be able to continue representing both FutureTech Capital and Longevity under the proposed business combination. After a discussion, it was decided that Nelson Mullins would continue to represent Longevity and FutureTech would engage other counsel.

On July 2, 2024, Mr. Bradford A. Zakes and Mr. Yuquan Wang met and discussed the proposed business combination and agreed to continue to evaluate the proposed business combination.

On July 3, 2024, Mr. Ray Chen, Mr. Bradford A. Zakes, Ms. Brenda Sparks, Mr. Ying Shan and Mr. Yuquan Wang met, and Mr. Zakes proposed a valuation of $75 million and to include Aegeria and Cerevast as the Target Acquisitions.

On July 3, 2024, Longevity presented certain financial projections and models to FutureTech to assist in its due diligence of the proposed valuation and of Longevity generally.

On July 8, 2024, Mr. Ray Chen, Mr. Bradford A. Zakes, Ms. Brenda Sparks, and Mr. Ying Shan met to discuss the financial projections and models and to address FutureTech’s questions. A discussion of the funding of the proposed business combination was also had.

On July 10, 2024, Mr. Ray Chen, Mr. Bradford A. Zakes, Ms. Brenda Sparks, and Mr. Ying Shan met to discuss a possible PIPE transaction, including potential terms and structures.

On July 11, 2024, Mr. Ray Chen, Mr. Bradford A. Zakes, Ms. Brenda Sparks, Mr. Ying Shan, and Nelson Mullins met to discuss the proposed business combination and the funding needed to complete it.

On July 12, 2024, FutureTech entered into a letter of Intent with Longevity to commence preliminary discussions with Longevity and commence an initial due diligence.

On July 15, 2024, FutureTech engaged Moses & Singer LLP (“Moses Singer”) as counsel in connection with the proposed business combination.

On July 19, 2024, representatives of Longevity and representatives of Aegeria met to discuss the proposed business combination with FutureTech.

On July 22, 2024, Longevity circulated a draft merger agreement to FutureTech for review. On July 23, 2024, Mr. Ray Chen, Mr. Bradford A. Zakes, Ms. Brenda Sparks, Mr. Ying Shan and Mr. Yuquan Wang met to discuss next steps regarding the transaction and timing.

On July 22, 2024, the FutureTech Board held a meeting to discuss a potential acquisition of Longevity.

On July 26, 2024, Mr. Ray Chen, Mr. Bradford A. Zakes, Ms. Brenda Sparks, Mr. Ying Shan and representatives of Newbridge Securities Corporation (“Newbridge”) met to discuss Newbridge’s process for conducting valuation analyses of the Target Acquisition and the proposed business combination and providing a fairness opinion regarding the proposed business combination.

On July 31, 2024, representatives of Longevity met with the Maxim Group LLC (“Maxim”) to discuss potential PIPE transactions to be explored in connect with the proposed business combination.

In late July and early August 2024, Longevity, FutureTech, Nelson Mullins and Moses Singer continued to negotiate and draft the merger agreement and proposed amendments to the combination and exchange agreements to be entered into in connection with the proposed business combination.

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On August 7, 2024, the proposed amendments to the combination and exchange agreements to be entered into in connection with the proposed business combination were sent to Cerevast and Aegeria for review. On August 8, 2024, the proposed amendments to the combination and exchange agreements were executed by the parties, and Longevity notified Novokera that it was terminating the Novokera C&E Agreement pursuant to Section 10.1(b) due to multiple closing conditions not occurring or being waived as of the Outside Date.

On August 8, 2024, the FutureTech Board requested Mr. Wang to recuse himself from all future FutureTech Board meetings related to Longevity and held a meeting, excluding Mr. Wang, and to re-evaluate financial models and all materials information regarding Longevity and approved measures to clear the conflicts of interest arising from Mr. Wang’s prior involvement with the Sponsor and Longevity as well as the Sponsor’s affiliate’s loans to Longevity. These measures included:

1. Conduct due diligence on each director to identify any conflict of interest related to Longevity merger;

2. Create a Longevity Acquisition Committee within the FutureTech Board consisting solely of directors who have no conflict of interest;

3. Ratify the replacement Nelson Mullins, who was legal counsel to both Longevity and FutureTech, with new legal counsel, Moses Singer; and

4. Ratify the engagement of NewBridge for conducting a valuation of Longevity, among other things, and to render a fairness opinion regarding the acquisition of Longevity.

The above measures were unanimously approved by the Board. As a result, FutureTech’s Longevity Acquisition Committee of the Board consists of all directors except Mr. Wang, and Mr. Wang was also removed from all involvement in the Sponsor.

In August 2024 and September 2024, Longevity, FutureTech, Nelson Mullins and Moses Singer continued to negotiate and draft the merger agreement to be entered into in connection with the proposed business combination, including all ancillary agreements to be entered into in connection therewith and other open items.

Between September 6 and September 9, 2024, Longevity and FutureTech discussed a proposal from FutureTech to increase the valuation of Longevity from $75.0 million to $100.0 million. On September 10, 2024, the parties agreed to the updated valuation.

On September 16, 2024, Newbridge delivered its fairness opinion to FutureTech, the FutureTech Board and the Longevity Board approved the proposed business combination and the entry into the Merger Agreement, and the parties executed the Merger Agreement.

On September 20, 2024, Longevity and FutureTech issued a joint press release announcing the execution of the Merger Agreement, which it filed with a Current Report on Form 8-K with the SEC along with the executed Merger Agreement, the executed Sponsor Support Agreement and Longevity Support Agreement, and an investor presentation prepared by members of Longevity’s and FutureTech’s management team regarding Longevity and the Business Combination. The joint press release disclosed the proposed transaction.

On September 30, 2024, representatives of Longevity and Maxim met to discuss potential PIPE transaction alternatives.

On October 8, 2024, representatives of Longevity and Nelson Mullins met to discuss a potential PIPE transaction with the PIPE Investor that had been brought to Longevity by FutureTech. They also discussed a draft securities subscription agreement drafted in connection with such proposed transaction to be entered into by FutureTech and the PIPE Investor.

On November 7, 2024, Mr. Ray Chen, Mr. Bradford A. Zakes, and representatives of Yorkville Advisors, LP met to discuss potential PIPE transaction alternatives.

In November 2024 and early December 2024, Nelson Mullins and Moses Singer continued to negotiate and draft the securities subscription agreement to be entered into by FutureTech and the PIPE Investor.

On December 13, 2024, FutureTech entered into a subscription agreement with the PIPE Investor in connection with the PIPE Investment, pursuant to which the PIPE Investor agreed to subscribe and purchase 1,000,000 shares of FutureTech Common Stock, at a price of $5 per share.

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Projected Financial Information

General

In connection with its consideration of the Business Combination, FutureTech was provided with the projections prepared by the senior management of Longevity (the “Projections”) on July 3, 2024. The Projections are included in this proxy statement/prospectus solely to provide FutureTech stockholders access to information made available in connection with the FutureTech Board’s consideration of the Business Combination. The FutureTech Board reviewed and discussed the Projections in connection with its review of the Business Combination, and the Projections were provided to Newbridge in connection with its delivery of a fairness opinion with respect to the transactions contemplated by the Merger Agreement. The Projections should not be viewed as public guidance and are neither fact nor a guarantee of actual future performance. You are cautioned to consider that the Projections may be materially different than actual results when relying on such Projections in making a decision regarding the Business Combination, particularly because (i) the Projections span a ten-year time period which creates a significant risk that such projections will not be achieved and (ii) the Projections assume that all product candidates receive regulatory approval and there is significant risk that any one or all of Longevity’s product candidates may not receive such approval or receive approval according the the estimated timelines or, if approved, will not gain market acceptance.

Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared.

Preparation of the Projections

FutureTech and Longevity do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition or other results. However, in connection with the Business Combination, Longevity’s management prepared the financial projections set forth herein to present key elements of the financial projections provided to FutureTech. Longevity’s financial projections were prepared solely for internal use and not with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for the preparation or presentation of prospective financial information, but, in the view of Longevity’s management team, were prepared on a reasonable basis, reflect the best then-currently available estimates and judgments and present, to the best of Longevity management’s knowledge and belief, the expected course of action and the expected future financial performance of each of Aegeria and Cerevast assuming each product candidate obtains regulatory approval. Further, the Projections were prepared by Longevity’s management in good faith based on its judgment and assumptions regarding the future financial performance of Longevity and the projected dates of product approval. Please see the “— Material Assumptions for the Forecast by Product Candidate” section below for more information regarding the assumptions relied upon by Longevity’s management in preparing the Projections.

As noted above, the Projections (i) span an eight-year time period and (ii) assume that all product candidates receive regulatory approval. A ten-year time period for the presentation of the Projections was selected because development timelines for biomedical products typically span multiple years. Based on the estimated time required for FDA approval of each product candidate and the estimated time required to achieve peak market penetration, each of which are reflected in the Projections, Longevity’s management and the FutureTech Board believed that a ten-year projection period was both appropriate and necessary to provide a comprehensive understanding of the potential future performance of Longevity. As discussed below, the estimated time required for FDA approval was based on Longevity’s management’s review of the premarket approval review timelines specified in 21 CFR. 814 and the Prescription Drug User Fee Act (“PDUFA”), and the estimated time required for peak market penetration was based on Longevity’s management’s review of published medical literature and the current competitive landscape for each product. Further, Longevity’s management and the FutureTech Board believed this time period was appropriate and typical in determining a valuation of a clinical stage biotech company such as Longevity. Based on the foregoing, Longevity’s management and the FutureTech Board believed the selection of a ten-year period as the basis for the Projections was reasonable, subject to and in light of the various assumptions, uncertainties and limitations described herein.

The Projections include the assumption that all product candidates receive regulatory approval in order to provide the total potential future performance of Longevity. Longevity management prepared the Projections for internal use to provide the estimated costs and revenues which could then be utilized to perform a risk-based analysis of the enterprise value of Longevity. Typically, the earlier the product is in the development cycle, the lower the probability of success compared to products that are further along in the development cycle. The clinical study process required to obtain regulatory approvals carries substantial risks and is lengthy and expensive with uncertain outcomes. If the clinical studies are unsuccessful or significantly delayed, or if the clinical studies are not completed, Longevity’s business may be harmed, and the Projections will not be achieved. Failure of clinical studies can occur at any stage of clinical testing. Longevity’s clinical studies may produce negative or inconclusive results. In addition, the Projections span a ten-year period and are inherently less reliable and subject to greater uncertainty with respect to periods further in the future, particularly in the later years. There is significant risk that the Projections will deviate from actual results and the risk of such deviations are increased accordingly for later periods covered by the Projections.

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Board Consideration of the Projections

As noted above, the FutureTech Board reviewed and discussed the Projections in connection with its review of the Business Combination, and the Projections were provided to Newbridge in connection with its delivery of its fairness opinion with respect to the transactions contemplated by the Merger Agreement, which fairness opinion was considered by the FutureTech Board in its review of the Business Combination — please see the “Opinion of Newbridge” section below for more information regarding the fairness opinion. As part of its evaluation of the Projections, and the reasonableness thereof, the FutureTech Board considered the inherent risks of financial projections covering extended periods of time and for product candidates that are subject to FDA approval. The FutureTech Board also evaluated the assumptions made by Longevity’s management in preparing the Projections. Accordingly, while the FutureTech Board found the Projections to be reasonable for the reasons outlined in the “Preparation of the Projections” section above, the FutureTech Board only viewed the Projections as a potential indicator of future performance. The FutureTech Board also considered the discounted cash flow analysis performed by Newbridge in connection with providing its fairness opinion, in which Newbridge applied, among other things, a discount risk factor based on each product candidates’ clinical stage in order to account for the risk of receiving FDA approval. Accordingly, FutureTech stockholders are strongly cautioned not to place undue reliance, if any, on the Projections in making any decisions regarding the Business Combination. Further, the Projections were just one of many factors the FutureTech Board considered as part of their evaluation of the proposed Business Combination, and the FutureTech Board did not consider the Projections as a determinative factor in entering into the Merger Agreement. Please see the “The FutureTech Board’s Reasons for the Approval of the Business Combination” section below for more information regarding the FutureTech Board’s reasons for the approval of the proposed Business Combination.

Further Considerations for Stockholders

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that FutureTech, Longevity, their respective boards of directors, their respective affiliates, advisors or other representatives, or any other recipient of this information considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. While all forecasts are necessarily speculative and uncertain, Longevity believes that the prospective financial information covering periods beyond twelve months from its date of preparation has increasingly higher levels of uncertainty and a wider range of potential actual outcomes, and such financial projections should be read in that context.

There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the financial projections. The financial projections are not fact and are not necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned that future results may be materially different than the financial projections contained in this proxy statement/prospectus. The financial projections should not be viewed as public guidance and are not being included to influence you to vote for or against the Business Combination Proposal or any other proposal contained in this proxy statement/prospectus, as the financial projections may be materially different than actual results. FutureTech does not intend to reference these financial projections in its future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, industry, regulatory, environmental, market and financial conditions and trends and other future events, as well as matters specific to Longevity’s business, all of which are difficult to predict and many of which are beyond Longevity’s and FutureTech’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Longevity’s and FutureTech’s control, and Longevity’s limited operating history makes evaluating its business and future prospects, including the assumptions and analyses developed by Longevity upon which operating and financial forecasts rely, difficult and uncertain. The various risks and uncertainties are set forth in the sections entitled “Risk Factors,” “Longevity Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared.

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EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR LONGEVITY ANDFUTURETECH UNDERTAKE NO OBLIGATIONS AND EXPRESSLY DISCLAIM ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE. NONE OF LONGEVITY, FUTURETECH NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY EQUITYHOLDER OF LONGEVITY, FUTURETECH OR FUTURETECH OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE FINANCIAL PROJECTIONS OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

The financial projections included in this document have been prepared by, and are the responsibility of, Longevity’s management. Marcum LLP, in its capacity as Longevity’s independent registered public accounting firm, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying financial projections and, accordingly, Marcum LLP expresses no opinion or any other form of assurance with respect thereto.

The Projections

The key elements of the Projections provided by Longevity’s management team to FutureTech are summarized in the tables below. The financial projections assume the consummation of the Business Combination and the Target Acquisitions and reflect numerous assumptions which are difficult to predict and many of which are beyond Longevity’s control. The development and regulatory timelines for biomedical products are generally long and can frequently take a decade or more before a product is approved. As discussed above, the projections presented below are for an eight-year period, which was selected in order to provide a sufficient time horizon to reflect the potential future revenues at full market penetration for all product candidates. The projected financial information does not include any discount for the probability of successfully obtaining FDA approval, and the later years of the forecast are less reliable.

Longevity’s management believes the projected financial information provides a reasonable estimate assuming all products are approved by the FDA in light of the uncertainty of approval. Longevity’s ability to achieve these financial projections will depend upon a number of factors outside of its control and include significant business, economic, environmental, legal, regulatory, and competitive uncertainties and contingencies. The amount of cash available at Closing and Longevity’s ability to raise additional funds after the Business Combination will impact the timelines and assumptions underlying the Projections.

Description	2025	2026	2027	2028	2029	2030	2031	2032
(in thousands)	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast
Revenue:
LBI-001	—	—	—	—	—	96,650	310,590	521,088
LBI-101	—	—	—	49,965	344,266	771,397	1,291,241	1,637,450
LBI-201	—	—	—	9,289	33,856	55,502	78,532	96,432
Total Revenue	—	—	—	59,254	378,122	923,549	1,680,363	2,254,970
Cost of Sales:
LBI-001	—	—	—	—	—	19,127	60,082	97,621
LBI-101	—	—	—	29,958	211,506	485,372	829,698	1,080,280
LBI-201	—	—	—	978	3,651	6,146	8,735	10,825
Total Cost of Sales	—	—	—	30,936	215,157	510,645	898,515	1,188,726
Total Gross Profit	—	—	—	28,318	162,965	412,904	781,848	1,066,244
Gross Profit %	n/a	n/a	n/a	48%	43%	45%	47%	47%
EBITDA	(10,149)	(16,311)	(16,178)	1,532	43,795	129,505	290,540	440,194

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Longevity’s management prepared the Projections in July 2024, and the Projections were shared with FutureTech’s management on July 3, 2024 in connection with the Business Combination. At the time of consideration by the FutureTech Board when evaluating the proposed Business Combination, the Projections were fairly recent and still reflected the view of Longevity’s management. Accordingly, the FutureTech Board did not consider obtaining updated projections prior to signing the Merger Agreement. As of the date of this filing, the Projections still reflect Longevity’s management’s views on future performance.

Material Assumptions for the Projections by Product Candidate

The material assumptions and beliefs for each product candidate which Longevity’s management used in preparing the Projections are presented below:

LBI-001 Retinal Vein Occlusion

●	Target markets and geographical sales territories would include the United States, Europe (primarily Western Europe) and China. Market sizes in the forecasted years of market launch include treatable cases of approximately 119,000, 273,000 and 615,000 in the United States, Europe and China, respectively. The treatable cases are management’s best estimation after performing a comprehensive review of published medical literature to determine starting incidence rates, annual growth rates, spontaneous recovery rates and percent stratification between central and branch retinal vein occlusion cases.

●	Market growth in relation to the number of treatable cases of 2% annually for all target markets with peak market penetration of 33% achieved six years after product launch for each of the United States, Europe and China. The 2% growth rate was determined based on published medical literature and the estimated market penetration rate is based on management’s collective experience in the field after reviewing the current competitive landscape relative to alternative retinal vein occlusion therapies currently on the market.

●	The projected realized pricing was determined by reviewing the prices for existing products for the treatment for retinal vein occlusion and establishing a comparable and competitive price point relative to existing treatments in the market.

●	Conduct a Phase 2 study of 50 subjects to begin upon consummation of the Business Combination and conclude in the second half of 2026 at a cost of approximately $21,000 per subject. Additional costs include project management, training, clinical monitoring, data management, biostatistics, safety, clinical device costs and regulatory submissions.

●	Conduct a pivotal Phase 3 study of 450 subjects to begin in mid-2027 and be completed in mid-2028 at a cost of approximately $11,000 per subject. Additional costs include project management, training, clinical monitoring, data management, biostatistics, safety, clinical device costs and regulatory submissions.

●	Obtain FDA approval in late-2029 with product launch in the United States and Europe in 2030 and market launch in China in late-2031.

●	An estimated gross margin range of between 80% and 82%.

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LBI-101 Reconstruction and Repair of Soft Tissue Defects

●	Target markets and geographical sales territories would include the United States, Europe (primarily Western Europe) and China. Market sizes in the forecasted years of product launch includes treatable cases of approximately 5.5 million, 2.3 million and 1.5 million in the United States, Europe and China, respectively. The treatable cases are management’s best estimation after performing a comprehensive review of data from published medical journals on the overall market size and further stratified between large and small surgical procedures.

●	Market growth in relation to the number of treatable cases of 5% annually for all target markets based on a review of published medical literature with peak market penetration of 7% achieved eight years after product launch for each of the United States, Europe and China. This was estimated based on management’s collective experience in the field after reviewing the current competitive landscape relative to alternative soft-tissue therapies currently on the market.

●	The projected realized pricing was determined by reviewing the prices for existing dermal fillers and implant products for the treatment of soft tissue defects and establishing a comparable and competitive price point relative to existing treatments in the market.

●	Complete the patient follow-up phase of the current Phase 2 study in late-2024 which is being funded by a grant from the DoD.

●	Conduct a Phase 2/3 study of 200 subjects to begin in the second half of 2025 and be completed in the first half of 2027 at a cost of approximately $10,000 per subject. Additional costs include project management, training, clinical monitoring, data management, biostatistics, safety, clinical device costs and regulatory submissions.

●	Obtain FDA approval in mid-2026 with product launch in the United States and Europe in the first half of 2028 and market launch in China in early 2029.

●	An estimated gross margin range of between 34% and 40%.

LBI-201 Ischemic Stroke

●	Target markets and geographical sales territories would include the United States, Europe (primarily Western Europe) and China. Market sizes in the forecasted years of product launch includes treatable cases of approximately 108,000, 129,000 and 94,000 in the United States, Europe and China, respectively. The treatable cases are management’s best estimation after performing a comprehensive review of published medical literature to determine starting incidence rates, annual growth rates, stratification between ischemic and hemorrhagic stroke cases, percent of cases treated with tPA and tPA growth rates.

●	Market growth in relation to the number of treatable cases of 1% annually for all markets with peak market penetration of 30% of large hospitals with thrombectomy capabilities and 45% of regional hospitals six years after product launch for each of the United States, Europe and China. This was estimated based on management’s collective experience in the field after reviewing the current competitive landscape relative to alternative therapies currently on the market.

●	The projected realized pricing was determined by reviewing the prices for existing drug therapies and interventional device therapies for the treatment of ischemic stroke and establishing a comparable and competitive price point relative to existing treatments on the market.

●	Begin a Phase 3 study of 575 subjects in early 2026 and be completed in the first half of 2027 at a cost of approximately $5,000 per subject. Costs include per subject study costs, project management, training, clinical monitoring, data management, biostatistics, safety, clinical device costs and regulatory submissions.

●	Obtain FDA approval in the first half of 2028 with market launch in the United States and Europe in mid-2028 and market launch in China in mid-2029.

●	An estimated gross margin range of between 88% and 90%.

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Material General Assumptions for the Projections

In addition to the product-specific assumptions outlined above, Longevity’s management also made the following general assumptions for the Projections:

●	The number of subjects forecasted in each clinical study was based on statistical sample size analysis. The treatment effect from prior studies and other published studies was analyzed and used to calculate the best estimate of the treatment effect for each product. Estimated sample size calculations were based on estimated treatment effect difference between active treatment versus control with 80%- 90% power.

●	For each product, the estimated time required for FDA approval was nine months. In accordance with the review timelines specified in 21 CFR. 814, management believes this represents a conservative estimate for PMA filings. Similarly, in accordance with the review timelines specified in the Prescription Drug User Fee Act (“PDUFA”), management believes nine months represents an appropriate review time estimate for the soft tissue product BLA filing.

●	The Projections do not include assumptions for competition or new market entrants.

●	General and administrative expenses during product development are primarily based on detailed staffing, facility and other administrative costs expected to be incurred. Following product launch, general and administrative expense is based on analysis of cost ratios for fully integrated biopharmaceutical companies as a percentage of revenue.

●	Selling and marketing expenses are based on an analysis of cost ratios of fully integrated biopharmaceutical companies as a percentage of revenues.

Opinion of Newbridge

FutureTech retained Newbridge to act as its financial advisor in connection with the Business Combination. Newbridge, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. FutureTech selected Newbridge to act as its financial advisor in connection with the Business Combination on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.

On September 12th, 2024, at a meeting of the Board held to evaluate the Business Combination, Newbridge delivered to the FutureTech Board an oral opinion, which was confirmed by delivery of a written opinion, dated October September 16th, 2024, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the Merger Consideration to be paid to the stockholders of Longevity Biomedical, Inc. (“LBI”), is fair, from a financial point of view, to FutureTech’s shareholders.

The full text of Newbridge’s written opinion to the FutureTech Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex H hereto and is incorporated by reference herein in its entirety. The following summary of Newbridge’s opinion is qualified in its entirety by reference to the full text of the opinion. Newbridge delivered its opinion to the FutureTech Board for the benefit and use of the FutureTech Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Business Combination from a financial point of view. Newbridge’s opinion also does not address the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might exist for FutureTech, or the underlying business decision of FutureTech whether to proceed with those business strategies or transactions. Neither Newbridge’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any FutureTech Stockholder as to how such FutureTech Stockholder should act or vote with respect to any matter relating to the proposed Business Combination or otherwise, including, without limitation, whether any such FutureTech Stockholder should redeem.

In connection with rendering its opinion, Newbridge, among other things:

●	considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

●	reviewed a draft of the Merger Agreement, dated on or about September 11th, 2024;

●	reviewed FutureTech’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of FutureTech since its initial public offering;

●	reviewed publicly available financial information of FutureTech filed with the U.S. Securities & Exchange Commission, including its Form 10-Qs and certain reports on material events filed on Forms 8-K between February 18th, 2022, and September 13th, 2024;

●	conducted discussions with Longevity’s management team to better understand Longevity’s recent business history, and near-term financials;

●	reviewed the financial models of Longevity’s different business units with historical data and future financial projections (including potential timing of U.S. FDA regulatory approval of their lead products, commercialization and sales schedules, as well as clinical development budgets) provided by Longevity’s management team;

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●	performed a discounted cash flow analysis layered onto the different Longevity three business units’ financial models provided; and

●	performed public company comparable analyses of similar companies to those of Longevity’s three business units that traded on a major U.S. Stock Exchange, operated in the healthcare sector with different emphases on three different sub-sectors including “soft tissue repair” for Aegeria, “retinal vein occlusion” for Reflow RVO, and “stroke care/recovery” for Aereva. These comparables were also selected on the basis that they were still in a “pre-commercialization” phase in order to derive equity values;

In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of management of FutureTech that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of the Company, nor has Newbridge been furnished with any such valuation or appraisal. In addition, Newbridge has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of LBI.

The issuance of Newbridge’s opinion was approved by an authorized internal committee of Newbridge. Newbridge’s opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of FutureTech and its successors. Further, Newbridge expressed no opinion as to what the value of the shares of FutureTech Common Stock actually will be when the Business Combination is consummated or the prices at which shares of FutureTech Common Stock will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.

The following represents a brief summary of the material financial analyses reviewed by the FutureTech Board and performed by Newbridge in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.

Financial Analyses. Newbridge employed various methods to analyze the range of values of LBI, including a Comparable Public Company Analysis and a Discounted Cash Flow Analysis.

Comparable Public Company Analysis

To calculate the equity value of Longevity’s three (3) business units, Newbridge first obtained the average Equity Value of six (6) comparable public companies in three different Healthcare sub-verticals identified by Newbridge as an aggregate data set of having the most similarities to Longevity, as a combined entity. The public company comparables were selected using the following criteria: (i) listed on a major U.S. Stock Exchange (NYSE American / NASDAQ / NYSE), (ii) operate in the Healthcare Sector – with different emphases on 3 sub-verticals, (iiia) for Aegeria, focused on “soft tissue repair”, (iiib) for Reflow RVO, focused on “retinal vein occlusion”, (iiic) for Aureva, focused on “stroke care/recovery”, and (iv) were still in the “early / pre-commercialization” stage.

The combined average Equity Values using this analysis was $225.9M.

The tables below summarize certain observed historical financial performance and equity values of the selected public companies were sourced from S&P Capital IQ data as of September 12th, 2024, as well as qualitative research performed by Newbridge on the company’s business models and lead products.

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Comparable Public Company Analysis		9/12/2024	Balance Sheet		Income Statement			Other
Aegeria	Soft Tissue Repair	Stock	Market	Enterprise	Revenue	EBITDA	Net Income	Industry	Industry
Company Name	Symbol	Price	Capitalization	Value	LTM	LTM	LTM	Sector	Sub-Sector
Elutia Inc.	NasdaqCM:ELUT	$4.35	$148.2	$152.8	$25.0	($18.7)	($22.0)	Healthcare	Biotechnology
CollPlant Biotechnologies Ltd.	NasdaqGM:CLGN	$4.83	$55.3	$39.8	$0.7	($17.3)	($18.4)	Healthcare	Biotechnology
		AVERAGE	$101.7

Comparable Public Company Analysis		9/12/2024	Balance Sheet		Income Statement			Other
Reflow RVO	Retinal Vein Occlusion	Stock	Market	Enterprise	Revenue	EBITDA	Net Income	Industry	Industry
Company Name	Symbol	Price	Capitalization	Value	LTM	LTM	LTM	Sector	Sub-Sector
KALA BIO, Inc.	NasdaqCM:KALA	$5.95	$27.4	$10.0	$0.0	($41.0)	($41.3)	Healthcare	Biotechnology
Kiora Pharmaceuticals, Inc.	NasdaqCM:KPRX	$3.62	$10.8	($17.0)	$16.0	$6.3	$6.3	Healthcare	Pharmaceuticals
		AVERAGE	$19.1

Comparable Public Company Analysis		9/12/2024	Balance Sheet		Income Statement			Other
Aureva	Stoke Care / Recovery	Stock	Market	Enterprise	Revenue	EBITDA	Net Income	Industry	Industry
Company Name	Symbol	Price	Capitalization	Value	LTM	LTM	LTM	Sector	Sub-Sector
CervoMed Inc.	NasdaqCM:CRVO	$16.98	$140.1	$95.1	$9.7	$0.0	($9.9)	Healthcare	Biotechnology
enVVeno Medical Corporation	NasdaqCM:NVNO	$5.25	$69.9	$32.1	$0.0	($22.4)	($22.6)	Healthcare	Health Care Equipment
		AVERAGE	$105.0

Aegeria	$101.7
Reflow RVO	$19.1
Aureva	$105.0
COMBINED	$225.9

Source: S&P Capital IQ (as of September 12th, 2024)

Discounted Cash Flow Analysis

The Discounted Cash Flow Analysis (the “DCF Analysis”) approach is a valuation technique that provides an estimation of the value of a business based on the cash flows that a business can be expected to generate. The DCF Analysis begins with an estimation of the annual cash flows the subject business is expected to generate over a 10-year projection period. The estimated cash flows for each of the years in the projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the residual/terminal value of the business at the end of the projection period to arrive at an estimate of value.

Newbridge performed a DCF Analysis of the estimated future unlevered free cash flows attributable to the three subsidiaries of Longevity for the fiscal years of 2023 through 2032. In applying the DCF Analysis, Newbridge relied on the Financial Projections prepared by the LBI management team that took into consideration, potential timing of U.S. FDA approval of its various key products (see below), a commercialization and sales schedule, and a clinical development budget.

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While Newbridge has reviewed the financial model to determine the reasonableness of the financial model’s assumptions, neither Newbridge, FutureTech nor LBI can guarantee that the milestones in the model can be achieved in the timeframes suggested.

The Management team of LBI believes that it may be able to U.S. FDA approval for the following lead pipeline candidates in the following order:

●	Aegeria | Soft Tissue Repair | (Q1-2028)
●	Reflow RVO | Retinal Vein Occlusion | (Q4-2029)
●	Aureva | Stoke Care / Recovery | (Q1-2028)

The management team of LBI created a commercialization and sales schedule for all three subsidiaries, based upon market sizing and market penetration levels.

The management team of LBI included in their financial model assumptions that in the first several years of operations, (specifically in 2024 / 2024 / 2025), the combined companies expect to have an accumulated negative EBITDA of approximately $24.4M.

When creating a DCF for pre-regularly approved (U.S. Food and Drug Administration) products, Newbridge applies an additional discount factor that is calculated by dividing target’s expected POS or LOA based on their clinical phase, using as a source the study “Clinical Development Success Rates and Contributing Factors 2011-2020” by BIO, Informa Pharma Intelligence and QLS Advisors.

●	Aegeria | Soft Tissue Repair – LOA for Dermatology
○	Implying a Phase II to Approval POS of 20.47%, which we used as the estimated POS for LB-101.

●	Reflow RVO | Retinal Vein Occlusion – LOA/POS for Ophthalmology
○	Implying a preclinical to Approval POS of 11.86%, which we used as the estimated POS for LB-001.

●	Aereva | Stroke Care / Recovery | LOA for Cardiovascular
○	Implying Phase III to Approval POS of 45.54%, which we used as the estimated POS for LB-201.

Newbridge determined that the middle of the range of discounted cash flow values was $183.0M.

Key Assumptions
TV Based on Growth in Perpetuity	2.0%
Discount Rate	16.6%	Development				Commercialization
Aegeria - Soft Tissue Repair | Projections/Estimates		2024	2025	2026	2027	2028	2029	2030	2031	2032
Revenue		$0.0	$0.0	$0.0	$0.0	$50.0	$344.3	$771.4	$1,291.2	$1,637.5
Cashflow		($0.2)	($2.7)	($3.7)	($1.5)	$1.4	$9.4	$19.3	$29.7	$33.3
Terminal Value Based on Growth in Perpetuity										$233.2
Net Present Value of Cash Flows	$81.4	($0.1)	($2.0)	($2.4)	($0.8)	$0.7	$3.7	$6.6	$8.7	$67.0

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Key Assumptions
TV Based on Growth in Perpetuity	2.0%	1	2	3	4	5	6	7	8	9
Discount Rate	16.6%	Development						Commercialization
Reflow RVO - Retinal Vein Occlusion | Projections/Estimates		2024	2025	2026	2027	2028	2029	2030	2031	2032
Revenue		$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$96.7	$310.6	$521.1
Cashflow		$0.0	($0.9)	($1.9)	($4.1)	($6.9)	($12.7)	$2.7	$14.2	$27.8
Terminal Value Based on Growth in Perpetuity										$194.4
Net Present Value of Cash Flows	$48.6	$0.0	($0.7)	($1.2)	($2.2)	($3.2)	($5.1)	$0.9	$4.2	$55.8

Key Assumptions
TV Based on Growth in Perpetuity	2.0%
Discount Rate	16.6%	Development				Commercialization
Aureva - Stoke Care / Recovery | Projections/Estimates		2024	2025	2026	2027	2028	2029	2030	2031	2032
Revenue		$0.0	$0.0	$0.0	$0.0	$9.3	$33.9	$55.5	$78.5	$96.4
Cashflow		$0.0	($1.2)	($4.8)	($3.4)	$1.8	$7.9	$12.9	$18.3	$22.4
Terminal Value Based on Growth in Perpetuity										$156.7
Net Present Value of Cash Flows	$53.0	$0.0	($0.9)	($3.0)	($1.8)	$0.9	$3.2	$4.4	$5.4	$45.0

Aegeria - Soft Tissue Repair	$81.4
Reflow RVO - Retinal Vein Occlusion	$48.6
Aureva - Stoke Care / Recovery	$53.0
Total Value	$183.0

(1) Projections for Revenue, and Cashflow between 2024E – 2032E were provided by the management team of Longevity.
(2) The growth in perpetuity rate is the constant rate that a company is expected to grow at continuously. This growth rate starts at the end of the last forecasted cash flow period in a discounted cash flow model and goes into perpetuity.
(3) The discount rate refers to the rate of interest that is applied to future cash flows of an investment to calculate its present value.

Miscellaneous

The discussion set forth above is a summary of the material financial analyses presented by Newbridge to the FutureTech Board in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analyses summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

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In performing its analyses, Newbridge considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of FutureTech. The estimates of the future performance of FutureTech in or underlying Newbridge’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Newbridge’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual values of the FUTURETECH Common Stock.

Conclusion

The values derived from the different analyses that Newbridge used show a range between $183.0M to $225.9M. The Merger Consideration to be paid by FutureTech of $100.0M is below the valuation ranges of the Analyses.

Based on its analysis, it is Newbridge’s opinion that, the Merger Consideration is fair, from a financial point of view, to FutureTech’s shareholders.

The type and amount of consideration payable in the Business Combination was determined through negotiations between FutureTech and LBI, and was approved by the FutureTech Board. The decision to enter into the Business Combination Agreement was solely that of the FutureTech Board. As described above, Newbridge’s opinion and analyses was only one of many factors considered by the FutureTech Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the FutureTech or LBI’s management with respect to the Business Combination.

Fees and Expenses

As compensation for Newbridge’s services in connection with the rendering of its Opinion to the Board, FutureTech agreed to pay Newbridge a fee of $60,000. $10,000 of the fee was paid as a retainer, $40,000 was paid upon delivery of the Opinion, and the remaining $10,000 was paid upon delivery of the “Opinion of FutureTech’s Financial Advisor” section of the Proxy Statement to FutureTech’s attorneys. No portion of Newbridge’s fee is refundable or contingent upon the conclusion reached in the Opinion.

The FutureTech Board’s Reasons for the Approval of the Business Combination

FutureTech was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

In evaluating the Business Combination, the FutureTech Board consulted with FutureTech’s management and financial, legal and other advisors and considered a number of factors. In particular, the FutureTech Board considered, among other things, the following factors, although not weighted or in any order of significance:

In reaching its unanimous resolution (i) that the terms and conditions of the Merger Agreement, including the proposed Business Combination, are advisable, fair to and in the best interests of FutureTech and its stockholders and (ii) to recommend that its stockholders adopt and approve the Merger Agreement and approve the Business Combination contemplated therein, FutureTech’s board of directors considered a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors, FutureTech’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. FutureTech’s board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of FutureTech’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.”

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In considering the Business Combination, FutureTech’s board of directors gave considerable weight to the following factors:

Due Diligence. FutureTech’s management conducted a due diligence review of Longevity and review of the Targets that included an industry analysis, an analysis of the existing business model of Longevity and the Targets and historical and projected financial results. FutureTech’s management, including its directors and advisors, have many years of experience in both operational management and investment and financial management and analysis and, in the opinion of FutureTech’s Board, were suitably qualified to conduct the due diligence, reviews and other analyses required in connection with the search for a business combination partner. A detailed description of the experience of FutureTech’s executive officers and directors is included in the section of this proxy statement/prospectus entitled “Management of FutureTech—Directors and Executive Officers.”

Large market opportunity.    According to the United Nations Population Division, the global population of people ages 65 and above has doubled in the last 25 years, from 392 million in 1997 to 758 million in 2021. Longevity is focused on longevity-related products and services a market with increasing demands from the growing global aging population. The company has the potential to integrate advancement of new technologies across therapeutics, monitoring and digital health into the future platform;

Commercial Potential of Candidate Products. Through the acquisition of Aegeria and Ceravast, Longevity will have a series of candidate products under development, including AAT101 for soft tissue reconstruction, Aureva Pulse for ischemic stroke, Reflow RVO for retinal veinocclusion and a biosynthetic cornea;

●	LBI-101 is designed as an off-the-shelf substitute for autologous fat grafting and a potential tissue replacement solution for treatment of soft tissue defects, reconstructive surgery and aesthetics;

●	LBI-201 is a therapeutic ultrasound device that is designed to be used in combination with tissue plasminogen activator during the acute phase of ischemic stroke to break-up blood clots and restore blood flows to the ischemic regions of the brain; and

●	LBI-001 is designed to treat the venous blood clot in the retinal vein by combining the intravenous administration of microspheres with non-invasive therapeutic ultrasound delivered across the closed inferior eyelid,

Experienced and Proven Management Team. The combined company’s management team will combine expertise and experience in the discovery, development, manufacturing and commercialization of biotechnology products. Over a twelve-month period prior to the entry of the Merger Agreement, the FutureTech management team has had the opportunity to engage and evaluate the Longevity team. In addition, the entire senior management team of Longevity is expected to continue with the company following the Business Combination to execute the business and strategic growth plan; the combined company will be led by Bradford A. Zakes as its Chief Executive Officer, who has spent over thirty years in various segments of the pharmaceutical, biotechnology and med-tech industries. Dr. Francesco Curra will serve as the Chief Technology Officer and is a recognized medical ultrasound professional with approximately twenty years of academic and private sector R&D experience in the fields of ultrasound imaging, high intensity focused ultrasound, nonlinear acoustics and tissue bioeffects.

Lock-Up. The Longevity management and certain Longevity stockholders have agreed to a six-month lock-up period with respect to their shares of combined company Common Stock, subject to customary exceptions which will provide important stability to combined company for a period of time following the Business Combination;

Reasonableness of Merger Consideration. Following a review of the financial data provided to FutureTech, including the historical financial statements of Longevity and the Targets and certain unaudited prospective financial information discussed in the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Projected Financial Information” and FutureTech’s due diligence review and financial and valuation analyses of Longevity, the FutureTech Board considered the transaction consideration to be issued to Longevity’s equityholders and determined that the consideration was reasonable in light of such data and financial information. Of note, the Merger Consideration represents a discount to the valuation range of (i) the equity value of $225.9 million obtained by comparing the equity valuation of twelve comparable public companies in three different healthcare sub-verticals and (ii) the estimated $183.0 million valuation implied by a discounted cash flow analysis performed by Newbridge. For more information, see “Proposal No. 1 — The Business Combination Proposal — Opinion of Newbridge;”

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Fairness Opinion. The FutureTech Board considered the opinion delivered by Newbridge to the effect that, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of review undertaken and qualifications contained in the opinion, the Merger Consideration is fair to FutureTech and its unaffiliated stockholders from a financial point of view;

Other Alternatives. After a review of other business combination opportunities reasonably available to FutureTech, the FutureTech Board believes that the proposed Business Combination represents the best potential business combination for FutureTech and the most attractive opportunity for FutureTech’s shareholders based upon the process utilized to evaluate and assess other potential acquisition targets; and

Negotiated Transaction. The terms and conditions of the Merger Agreement and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, were the product of arms-length negotiations, and, in the view of the FutureTech Board, reasonable, and represent a strong commitment by FutureTech and Longevity to complete the Business Combination. The FutureTech Board also considered the financial and other terms of the Merger Agreement and the fact that such terms and conditions are, in their view, reasonable and were the product of arm’s-length negotiations between FutureTech and Longevity.

Although the FutureTech Board believes that the Business Combination with Longevity presents an attractive business combination opportunity and is in the best interests of FutureTech and its stockholders, the FutureTech Board did consider certain potentially material negative factors in arriving at that conclusion, including, among others:

Macroeconomic and Geopolitical Risks. Potential economic downturns caused by tarriff wars, geopolitical uncertainty, and market conditions beyond FutureTech’s control, including a reduction in economic activity and incease of government employee layoffs, economic effects of trade wars, and the Russia-Ukraine conflict could adversely affect business, financial condition, results of operations and prospects of FutureTech and Longevity.

Business Risks. The risks, although not weighted and not presented in any order of significance, associated with successful implementation of Longevity’s long-term business plan and strategy and Longevity realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including but not limited to (i)  the availability of additional capital to fund Longevity’s growth organically and through strategic acquisitions; (iii) Longevity’s ability to maintain, protect and enhance its brand; (iv) Longevity’s ability to manage growth effectively, including its ability to recruit and train its sales, commercial and marketing, technology, and finance and administration teams and refine Longevity’s operational, financial and risk management controls and reporting systems and procedures as it grows; and (v) factors outside of the parties’ control, such as climate risks, fluctuations in interest, inflation and exchange rates and the potential negative impact of logistics and suppliers disruptions from trade wars, advancement of artificial intelligence, uncertainty in the Middle East and the Russia-Ukraine conflict.

In this regard, FutureTech Board also considered risks relating to obtaining and maintaining necessary regulatory approvals for commercializing Longevity’s treatments, the effect of competing clinical, technological and market developments, the outcomes of ongoing and future clinical trials relating to Longevity’s pipeline and rights to use and the ability to protect intellectual property used in Longevity’s business and products, among others and the combined company realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control such as new regulatory requirements or changes to existing regulatory requirements (or feedback from regulatory authorities that requires Longevity to modify the design of its clinical trials) and changes in the market for biotechnology generally. The FutureTech Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that FutureTech stockholders may not fully realize these benefits to the extent that they expected following the completion of the Business Combination. For additional description of these risks, please see the section entitled “Risk Factors.”

Competition. Longevity’s industry are rapidly evolving and Longevity will face competitions from a variety of companies in the same industry.

Business Plan and Projections May Not be Achieved. The risk that Longevity may not be able to execute on its business plan on time or at all, or realize the financial performance as set forth in the financial projections presented to FutureTech’s management and board, and the risk that Longevity may need to raise additional capital to achieve its business plan.

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Limitations of Review. The fact that FutureTech’s management, board and advisors reviewed only certain materials in connection with their due diligence review of Longevity and Targets and may not have properly evaluated Longevity’s and Targets’ business.

Liquidation. The risks and costs to FutureTech if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in FutureTech being unable to effect a business combination within the completion window which would require FutureTech to liquidate.

Shareholder Vote and Other Actions. The risk that FutureTech Stockholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing.

Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within FutureTech’s control.

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

Fees and Expenses. The fees and expenses associated with completing the Business Combination.

Exercise of Redemption Rights by Public Stockholders. The risk that some or all holders of public shares would exercise their redemption rights, thereby depleting the amount of cash available to Longevity following the Closing.

Nasdaq Listing. The potential inability to list post-combination company’s securities on Nasdaq or maintain such listing following the Closing.

Interests of Certain Persons. FutureTech’s officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of FutureTech’s stockholders generally. For instance, the Sponsor, and the officers and directors of FutureTech who have invested in the Sponsor entity, will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to FutureTech Stockholders. See “Risk Factors” relate to potential conflicts of interest.

Readiness to be a Public Company; Compliance Infrastructure. As Longevity has not previously been a public company, Longevity may not have all the different types of employees necessary for it to timely and accurately prepare reports for filing with the SEC. There is a risk that Longevity will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired qualified people. In addition, Longevity’s compliance infrastructure may not be mature enough to be able to keep pace with the increased compliance risks presented by its growth.

Post-Business Combination Corporate Governance. The FutureTech Board considered the corporate governance provisions of the Merger Agreement and combined company’s anticipated organizational documents and the effect of those provisions on the governance of FutureTech following the Closing. In particular, they considered that, assuming no redemptions by FutureTech stockholders, the Sponsor Persons will control shares representing approximately 12.2% of FutureTech’s voting upon completion of the Business Combination, will have significant influence over matters requiring shareholder approval, and have the right to designate a majority of directors to the board of directors of FutureTech, as well as remove directors, for as long as it holds certain amounts of FutureTech shares and will have a right to approve or reject transactions involving FutureTech, including mergers or other sales of FutureTech or its assets. Our Sponsor may in certain circumstances have sufficient voting control over FutureTech to amend FutureTech’s governance documents and the powers, preferences or other rights attached to FutureTech Class A Common Stock. See “Risk Factor” for detailed discussions of conflict of interest. For a more complete description of the FutureTech Board’s reasons for approving the Business Combination, including other factors and risks considered by the FutureTech Board, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The FutureTech Board’s Reasons for the Approval of the Business Combination.”

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The FutureTech Board concluded that the potential benefits that it expected FutureTech and FutureTech’s stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. The FutureTech Board also noted that FutureTech stockholders would have a substantial economic interest in the combined company (depending on the level of redemptions by FutureTech public stockholders). Accordingly, the FutureTech Board unanimously determined that the Merger Agreement, the Transaction Agreements referenced therein, and the transactions contemplated thereby were advisable to and in the best interests of FutureTech and its stockholders.

Interests of FutureTech’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the FutureTech Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial stockholders, including FutureTech’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of FutureTech’s stockholders generally. The members of the FutureTech Board were aware of and considered these interests when approving the Merger Agreement and recommending that FutureTech stockholders approve the Business Combination. The members of the FutureTech Board determined that the overall benefits expected to be received by FutureTech and its stockholders outweighed any potential risk created by the conflicts stemming from these interests. In consideration of the interests set forth below, FutureTech’s directors and officers also engaged an independent investment banking firm that rendered an opinion with respect to the fairness of the Merger Consideration to FutureTech and its unaffiliated stockholders from a financial point of view, which the members of the FutureTech Board factored into their decision to approve the Merger Agreement. For more information regarding the opinion, see the section titled “Proposal No. 1 — The Business Combination Proposal — Opinion of Newbridge.” Additionally, the members of the FutureTech Board determined that these interests could be adequately disclosed to stockholders in this proxy statement/prospectus and that FutureTech stockholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein. These interests include, among other things, the interests listed below:

FutureTech’s existing directors and officers will be eligible for continued indemnification and continued coverage under FutureTech’s directors’ and officers’ liability insurance after the Mergers and pursuant to the Merger Agreement.

The Sponsor Persons have agreed to vote in favor of the Business Combination, regardless of how FutureTech’s public stockholders vote. Unlike some other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor Persons have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. As of the date of this proxy statement/prospectus, the Sponsor Persons own approximately 79.1% of the issued and outstanding shares of FutureTech Common Stock.

The Sponsor and FutureTech’s directors, officers, advisors or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or warrants in such transactions. If any such persons engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act or other federal securities laws. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of FutureTech’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or FutureTech’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of such purchases would be to cause such shares not to be redeemed in connection with the initial business combination, whereas it appears that such requirement would otherwise not be met. The purpose of any such purchases of warrants could be to reduce the number of warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

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In addition, if such purchases are made, the public “float” of the Class A Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor and FutureTech’s officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom the Sponsor or FutureTech’s officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of Class A Common Stock) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or FutureTech’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination but only if such shares have not already been voted at the Special Meeting. The Sponsor and FutureTech’s officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

To the extent that the Sponsor or FutureTech’s officers, directors, advisors or their affiliates enter into any such private purchase, prior to the Special Meeting, FutureTech will file a current report on Form 8-K to disclose (1) the amount of securities purchased in any such purchases, along with the purchase price; (2) the purpose of any such purchases; (3) the impact, if any, of any such purchases on the likelihood that the business combination transaction will be approved; (4) the identities or the nature of the security holders (e.g., 5% security holders) who sold their securities in any such purchases; and (5) the number of securities for which FutureTech has received redemption requests pursuant to its stockholders’ redemption rights in connection with the Business Combination.

Any purchases by the Sponsor or FutureTech’s officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and FutureTech’s officers, directors and/or their affiliates will not make purchases of Class A Common Stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

The existence of financial and personal interests of one or more of FutureTech’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FutureTech and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, FutureTech’s officers have interests in the Business Combination that may conflict with your interests as a stockholder.

Board of Directors Following the Business Combination

Following the completion of the Business Combination, the board of directors will consist of [__]. See the section entitled “Management of FutureTech After the Business Combination” for more information.

Redemption Rights

Pursuant to the Amended and Restated Certificate of Incorporation, a FutureTech stockholder may request of FutureTech that FutureTech redeem all or a portion of its Class A Common Stock for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of Class A Common Stock, you will be entitled to receive cash for any Class A Common Stock to be redeemed only if you:

(i)	hold Class A Common Stock;

(ii)	submit a written request to Continental, FutureTech’s transfer agent, in which you (i) request that FutureTech redeem all or a portion of your Class A Common Stock for cash, and (ii) identify yourself as the beneficial holder of the Class A Common Stock and provide your legal name, phone number and address; and

(iii)	deliver your Class A Common Stock to Continental, FutureTech’s transfer agent, physically or electronically through DTC.

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Holders must complete the procedures for electing to redeem their Class A Common Stock in the manner described above prior to 5:00 p.m., Eastern Time, on [●], 2025 (two business days before the Special Meeting) in order for their shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares.

FutureTech’s public stockholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, FutureTech’s transfer agent, FutureTech will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, as of [●], 2025, this would have amounted to approximately $[●] per issued and outstanding public share. If a public stockholder exercises its redemption rights in full, then it will be electing to exchange its Class A Common Stock for cash and will no longer own Class A Common Stock.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any written request for redemption, once made by a holder of Class A Common Stock, may not be withdrawn once submitted to FutureTech unless the FutureTech Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you submit a redemption request to Continental, FutureTech’s transfer agent, and later decide prior to the Special Meeting not to elect redemption, you may request to withdraw the redemption request. You may make such request by contacting Continental, FutureTech’s transfer agent, at the phone number or address listed in see the question entitled “Who can help answer my questions?”

Any corrected or changed written exercise of redemption rights must be received by Continental, FutureTech’s transfer agent, prior to the vote taken on the Business Combination Proposal at the Special Meeting. No request for redemption will be honored unless the holder’s Class A Common Stock certificates (if any) and other redemption forms have been delivered to Continental, FutureTech’s transfer agent, physically or electronically through DTC, at least two business days prior to the vote at the Special Meeting.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Class A Common Stock with respect to more than an aggregate of 15% of the Class A Common Stock.

Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Class A Common Stock, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor Persons have agreed to, among other things, vote all of their founder shares and any other Class A Common Stock purchased during FutureTech’s initial public offering in favor of the proposals being presented at the Special Meeting and, in order to induce the underwriters to executed the underwriting agreement entered into in connection with the IPO, the Sponsor and each of the officers and directors of FutureTech entered into agreements with FutureTech, pursuant to which each of them they agreed to waive their redemption rights with respect to their founder shares and public shares and to vote in favor of the Business Combination. These agreements were reaffirmed in the Sponsor Agreement. The Class A Common Stock held by the Sponsor and such other persons will be excluded from the pro rata calculation used to determine the per-share redemption price. None of the Sponsor Persons received any consideration in exchange for waiving their redemption rights. As of the date of this proxy statement/ prospectus, the Sponsor and FutureTech’s directors and executive officers, collectively, own approximately 79.1% of the issued and outstanding FutureTech Common Stock.

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The closing price of the Class A Common Stock on [●], 2025 was $[●]. For illustrative purposes, as of [●], 2025, funds in the Trust Account plus accrued interest thereon totaled approximately $[●] or approximately $[●] per issued and outstanding share of Class A Common Stock.

Prior to exercising redemption rights, FutureTech’s public stockholders should verify the market price of the Class A Common Stock as they may receive higher proceeds from the sale of their Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. FutureTech cannot assure its stockholders that they will be able to sell their Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

Satisfaction of 80% Test

It is a requirement under the Nasdaq listing requirements that any business acquired by FutureTech have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding any deferred underwriting commissions) at the time of the execution of a definitive agreement for an initial business combination. Based on the pre-Business Combination valuation of $100 million for Longevity compared to the approximately $[●] million in the Trust Account (net of approximately $3,450,000 of deferred underwriting commissions), the FutureTech Board determined that this requirement was met. The FutureTech

Board determined that the terms of the Business Combination, which were negotiated at arms-length, were advisable and in the best interests of FutureTech and its stockholders.

Ownership Following the Business Combination

As of the date of this proxy statement/prospectus, there are (i) 4,289,961 shares of FutureTech Common Stock issued and outstanding, consisting of the 520,075 Private Placement Shares, 2,875,000 founder shares, 779,886 public shares, and 115,000 representative shares and (ii) 12,020,075 Warrants issued and outstanding, consisting of the 520,075 Private Placement Warrants held by the Sponsor and 11,500,000 Public Warrants. Each whole warrant entitles the holder thereof to purchase one share of Class A Common Stock at $11.50 per share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination, or the PIPE Investment), FutureTech’s fully diluted share capital would be 16,310,036 FutureTech Common Stock equivalents.

Upon completion of the Business Combination, we anticipate that: (1) shares issued to existing holders of Longevity Common Stock (including holders receiving shares issued in connection with the Target Acquisitions) will represent an ownership interest of approximately 36.2% of the issued and outstanding Common Stock on a fully diluted basis, (2) shares issued to FutureTech public stockholders will represent an ownership interest of approximately 44.0% of the issued and outstanding FutureTech Common Stock on a fully diluted basis, (3) shares issued to the Sponsor Persons will represent an ownership interest of approximately 14.0% of the issued and outstanding FutureTech Common Stock on a fully diluted basis, (4) shares issued to the Sponsor pursuant to the Sponsor Convertible Promissory Note, assuming the respective exercise of the option to convert amounts owed under the notes into FutureTech Common Stock at the Closing, will represent an ownership interest of 1.3% of the issued and outstanding FutureTech Common Stock on a fully diluted basis, (5) shares issued to the PIPE Investor in the PIPE Investment will represent an ownership interest of approximately 3.6% of the issued and outstanding FutureTech Common Stock on a fully diluted basis, and (6) the representative shares and the shares issued to the underwriters of FutureTech’s initial public offering as a portion of the deferred underwriting fee will represent an ownership interest of approximately 0.9% of the issued and outstanding FutureTech Common Stock on a fully diluted basis. These ownership interest levels are based on Longevity’s capitalization as of January 24, 2025, give effect to the issuance of equity upon exercise of any Warrants and Longevity Options and assumes (i) no additional issuance of Longevity equity (other than shares issued in connection with the Target Acquisitions immediately prior to the Merger), (ii) the Closing occurs on [●], 2025, (iii) 1,000,000 shares of FutureTech Common Stock are issued in connection with the PIPE Investment, and (iv) no public stockholders exercise their redemption rights in connection with the Business Combination.

The following table illustrates the varying ownership levels in FutureTech immediately following the consummation of the Business Combination, based on the assumptions above; provided that in the 25%, 50%, 75% and maximum redemptions scenarios, the assumption (iv) above is modified to assume that public stockholders exercise their redemption rights at the applicable redemption levels in connection with the Business Combination.

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	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming 75% Redemption		Assuming Maximum Redemption
	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership
Longevity Shareholders(1)	9,217,200	33.1%	9,217,200	33.3%	9,217,200	33.5%	9,217,200	33.8%	9,217,200	34.0%
Public Shareholders	779,886	2.8%	584,915	2.1%	389,943	1.4%	194,972	0.7%	-	0.0%
Sponsor Person Shares(2)	3,395,075	12.2%	3,395,075	12.3%	3,395,075	12.3%	3,395,075	12.4%	3,395,075	12.5%
Public Warrants	11,500,000	41.2%	11,500,000	41.5%	11,500,000	41.8%	11,500,000	42.1%	11,500,000	42.4%
Private Placement Warrant	520,075	1.8%	520,075	1.9%	520,075	1.9%	520,075	1.9%	520,075	1.9%
FTII Extension Loans	356,323	1.3%	356,323	1.3%	356,323	1.3%	356,323	1.3%	356,323	1.3%
Underwriter(3)	262,500	0.9%	262,500	0.9%	262,500	1.0%	262,500	1.0%	262,500	1.0%
PIPE Investor	1,000,000	3.6%	1,000,000	3.6%	1,000,000	3.6%	1,000,000	3.6%	1,000,000	3.7%
Longevity Options(4)	862,124	3.1%	862,124	3.1%	862,124	3.2%	862,124	3.2%	862,124	3.2%
Total	27,893,183	100.0%	27,698,212	100.0%	27,503,240	100.0%	27,308,269	100.0%	27,113,297	100.0%

(1)	Represents 9,217,200 shares of FutureTech Common Stock to be issued at the Closing as the Merger Consideration and gives effect to the adjustment in the Merger Consideration as a result of the issuance of the $7.2 million aggregate principal amount of promissory notes by Longevity to FutureTech Capital.

(2)	Represents the 3,395,075 shares of Class A Common Stock owned by the Sponsor and FutureTech’s current and former executive officers and directors.

(3)	Represents the representative shares and certain other shares to be issued to the Underwriters as follows: The deferred underwriting commission owed as a result of the FutureTech initial public offering of $3,450,000 will be released to the underwriters only on completion of the Business Combination. On February 4, 2025, the Underwriters agreed to receive (i) $500,000 in cash at the time of Closing, (ii) $1,475,000 of the total aggregate amount of deferred underwriting commission owed to them in the form of 147,500 shares of FutureTech Common Stock to be issued at the Closing, and (iii) to convert $1,475,000 into a one-year promissory note (the “D Boral Note”) to be paid on February 5, 2026 (the “maturity date”) and requiring 8% of any financings to be repaid toward the D Boral Note, resulting in a total $900,000 of deferred underwriting commission payable in cash at the Closing. The deferred underwriting commission is payable if a Business Combination is consummated without regard to the number of public shares redeemed by holders in connection with a Business Combination. The following table presents the deferred underwriting commission as a percentage of the cash left in the Trust Account following redemptions across a range of varying redemption scenarios.

(4)	Represents shares underlying the outstanding Longevity options to be converted into a new option.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemption will impact the dilutive effect of certain equity issuances related to the Business Combination. The table below presents possible sources of dilution and the extent of such dilution that non-redeeming FutureTech stockholders could experience in connection with the closing of the Business Combination across a range of varying redemption scenarios.

	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming 75% Redemption		Assuming Maximum Redemption
	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership
Longevity Shareholders(1)	9,217,200	61.4%	9,217,200	62.2%	9,217,200	63.0%	9,217,200	63.9%	9,217,200	64.8%
Public Shareholders	779,886	5.2%	584,915	3.9%	389,943	2.7%	194,972	1.4%	-	0.0%
Sponsor Person Shares(2)	3,395,075	22.6%	3,395,075	22.9%	3,395,075	23.2%	3,395,075	23.5%	3,395,075	23.9%
FTII Extension Loans	356,323	2.4%	356,323	2.4%	356,323	2.4%	356,323	2.5%	356,323	2.5%
Underwriter(3)	262,500	1.7%	262,500	1.8%	262,500	1.8%	262,500	1.8%	262,500	1.8%
PIPE Investor	1,000,000	6.6%	1,000,000	6.8%	1,000,000	6.9%	1,000,000	6.9%	1,000,000	7.0%
Total	15,010,984	100%	14,816,013	100%	14,621,041	100%	14,426,070	100%	14,231,098	100%

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(1)	Represents 9,217,200 shares of FutureTech Common Stock to be issued at the Closing as the Merger Consideration and gives effect to the adjustment in the Merger Consideration as a result of the issuance of the $7.2 million aggregate principal amount of promissory notes by Longevity to FutureTech Capital.

(2)	Represents the 3,395,075 shares of Class A Common Stock owned by the Sponsor and FutureTech’s current and former executive officers and directors.

(3)	Represents the representative shares and certain other shares to be issued to the Underwriters as follows: The deferred underwriting commission owed as a result of the FutureTech initial public offering of $3,450,000 will be released to the underwriters only on completion of the Business Combination. On February 4, 2025, the Underwriters agreed (i) receive $500,000 in cash at the time of the Closing, (ii) to receive $1,475,000 of the total aggregate amount of deferred underwriting commission owed to them in the form of 147,500 shares of FutureTech Common Stock to be issued at the Closing, and (iii) to convert $1,475,000 into a one-year promissory note (the “D Boral Note”) payable on February 4, 2025 (the maturity date) and requiring 8% of any financings to be repaid toward the D Boral Note, resulting in a total $900,000 of deferred underwriting commission payable in cash at the Closing. The deferred underwriting commission is payable if a Business Combination is consummated without regard to the number of public shares redeemed by holders in connection with a Business Combination. The following table presents the deferred underwriting commission as a percentage of the cash left in the Trust Account following redemptions across a range of varying redemption scenarios.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that no public stockholders exercise their redemption rights in connection with the Business Combination, or alternatively, that all public stockholders exercise their redemption rights in connection with the Business Combination, and (ii) that FutureTech issues 9,217,200 shares of FutureTech Common Stock to the Existing Longevity Stockholders at the Closing as the Merger Consideration. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.

No Redemptions Scenario

Sources
Cash in Trust(A)	$26,538,459
Due from Sponsor	809,072
Longevity Equity Rollover(B)	100,000,000
PIPE Investment	5,000,000
Cash in FutureTech & Longevity Operating Bank Accounts	673,612
Total Sources	$133,021,143

Uses
Cash to FutureTech Balance Sheet	$12,343,690
Longevity Equity Rollover(B)	100,000,000
Redemptions to be paid(C)	18,032,453
Estimated Transaction Expense(D).	2,645,000
Total Uses	$133,021,143

(A)	Calculated as of January 24, 2025.

(B)	Reflects the issuance of 9,217,200 shares of FutureTech Common Stock to the Existing Longevity

(C)	Reflects the reduction from the Trust Account of the redemptions to be made in connection with the Third Extension Meeting.

(D)	Excludes the $1,475,000 in deferred underwriter fees that will be paid in FutureTech Common Stock and the $1,075,000 converted into a promissory note in accordance with the Deferred Discount Agreement.

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Maximum Redemptions Scenario

Sources
Cash in Trust	$—
Longevity Equity Rollover	100,000,000
PIPE Investment	5,000,000
Cash in FutureTech & Longevity Operating Bank Accounts	673,612
Total Sources	$105,673,612

Uses
Cash to FutureTech Balance Sheet	$3,028,612
Longevity Equity Rollover(A)	100,000,000
Estimated Transaction Expense(B)	2,645,000
Total Uses	$105,673,612

(A)	Reflects the issuance of 9,217,200 shares of FutureTech Common Stock to the Existing Longevity Stockholders at the Closing as the Merger Consideration and the value of each outstanding options (whether vested or unvested) to purchase Longevity Common Stock that is converted into a new FutureTech option, as applicable, in accordance with the Merger Agreement.

(B)	Excludes the $1,475,000 in deferred underwriter fees that will be paid in FutureTech Common Stock and the $1,075,000 converted into a promissory note in accordance with the Deferred Discount Agreement.

Expected Accounting Treatment of the Business Combination

Expected Accounting Treatment of the Target Acquisitions

The Merger will be accounted for in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), with Cerevast considered to be the accounting acquirer. The Merger will be accounted for as a capital transaction by Cerevast. Longevity does not meet the definition of a business, therefore the assets and liabilities of Longevity will be recorded at historical cost with no goodwill or intangible assets recorded. In connection with the acquisitions of Aegeria, substantially all the fair value is included in in-process research and development (“IPR&D”) and, as such, the acquisition will be treated as an asset acquisition. Aegeria’s assets and liabilities will be measured and recognized at their relative fair values as of the transaction date with any value associated with IPR&D being expensed as there is no alternative future use.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, FutureTech, who is the legal acquirer, will be treated as the “acquired” company for accounting purposes and Longevity will be treated as the accounting acquirer. Accordingly, the Business Combination will be treated as the equivalent of Longevity issuing shares at the closing of the Business Combination for the net assets of FutureTech as of the closing date, accompanied by a recapitalization. The net assets of FutureTech will be stated at historical cost, with no goodwill or other intangible assets recorded. Following the Merger will be a subsidiary of FutureTech. At Closing, FutureTech will change its name to Longevity Biomedical, Inc., and its common stock is expected to list on Nasdaq under the ticker symbol “LBIO”. Operations prior to the Business Combination will be those of Longevity in future reports of FutureTech.

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Longevity is the accounting acquirer based on evaluation of the following facts and circumstances:

●	Majority of the board of directors is determined by Longevity;

●	Longevity senior management will be the senior management of FutureTech;

●	Longevity’s name will be the name of the combined company;

●	Longevity’s business activities will be the business activities of the combined entity; and

●	Under each redemption scenario, Existing Longevity Stockholders have a majority ownership in FutureTech.

Vote Required for Approval

This Business Combination Proposal will be adopted and approved only if at least a majority of the votes cast by holders of our outstanding shares of FutureTech Common Stock, represented virtually or by proxy and entitled to vote thereon at the Special Meeting, vote “FOR” the Business Combination Proposal. Assuming a valid quorum is established, a FutureTech stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting or broker non-vote, will have no effect on the outcome of the Business Combination Proposal.

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PROPOSAL NO. 2 — THE CHARTER APPROVAL PROPOSAL

Overview

The FutureTech stockholders are also being asked to adopt the Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B, which, in the judgment of our Board, will address the needs of the post-combination company.

The following is a summary of the key changes effected by the Second Amended and Restated Certificate of Incorporation, but this summary is qualified in its entirety by reference to the full text of the Second Amended and Restated Certificate of Incorporation, a copy of which is included as Annex B:

● Change the post-combination company’s name to Longevity Biomedical, Inc.;

● Provide that the purpose of the post-combination company to “any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware” and delete a prior provision in Article II pertaining to a blank-check company;

● Provide for a single class of common stock of the post-combination company, entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote (other than certain amendments relating to preferred stock);

● Provide that the post-combination Board shall consist of seven directors, six of whom shall be nominated by Longevity and one of whom shall be nominated by our Sponsor, and four of whom shall qualify as an independent director under the rules of The Nasdaq Stock Market (an “Independent Director”). The directors shall be split among three classes of directors, with the terms of the Class I directors expiring at our annual meeting of stockholders for 2026, the terms of the Class II directors expiring at our annual meeting of stockholders for 2027, and the terms of the Class III directors expiring at our annual meeting of stockholders for 2028. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Such directors shall serve until their respective successors are duly elected and qualified, or until their earlier resignation, removal, or death. The number of directors will be determined from time to time exclusively by the post-combination board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the Board;

● Provide that that subject to the rights of the holders of any outstanding series of preferred stock, any director, or the entire post-combination board of directors, may be removed, with or without cause, by the affirmative vote of a sixty-six and two-thirds percent (66 ⅔%) of the voting power of the stock outstanding and entitled to vote thereon;

● Delete the prior provisions under Article IX (Business Combination Requirements; Existence) relating to our status as a blank check company;

● Provide that in addition to any other votes required by law or the Second Amended and Restated Certificate of Incorporation, including any preferred stock designation, the affirmative vote of the holders representing at least sixty-six and two-thirds percent (66 ⅔%) of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, is required to adopt, amend or repeal, or adopt any provision inconsistent with, Articles V (Board of Directors), VI (Stockholders), VII (Liability and Indemnification; Corporate Opportunity), VIII (Exclusive Forum), and IX (Amendments) of the Second Amended and Restated Certificate of Incorporation;

● Provide that in addition to any amendment to other votes required by law or the Second Amended and Restated Certificate of Incorporation, stockholders of the post-combination company can adopt, amend or repeal, or adopt any provision of the bylaws of the post-combination company only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 ⅔%) of the voting power of the stock outstanding common stock outstanding and entitled to vote thereon, voting together as a single class.

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Reasons for the Amendments

The Board’s reasons for proposing each of these amendments to the certificate of incorporation are set forth below.

● Name Change: Currently, FutureTech’s name is FutureTech II Acquisition Corp. The Board believes the name of the post-combination company should more closely align with the name of the post-Business Combination operating business and therefore has proposed the name change.

● Corporate Purpose: The Board believes this change is appropriate to remove language applicable to a blank check company.

● Unclassified Common Stock: The Board believes this amendment will provide us with increased flexibility in meeting future corporate needs by removing unnecessary complexities in the post-closing company’s capital structure.

● Elimination of Blank Check Provisions: The elimination of the prior provisions under Article IX specific to our status as a blank check company are desirable because they will serve no purpose following the Business Combination.

● 66 2/3% Stockholder Approval for Bylaw and Certain Certificate of Incorporation Amendments: The amendments are intended to protect the bylaws of the post-combination company and certain key provisions of the Second Amended and Restated Certificate of Incorporation and, in the case of bylaw amendments, to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders and to the post-combination company or making changes to provisions that are intended to protect all stockholders and the post-combination company.

● Exclusive Forum: The exclusive forum provisions are intended to assist the post-combination company in avoiding multiple lawsuits in multiple jurisdictions on matters relating to the DGCL, and in avoiding parallel lawsuits in federal and state courts on certain matters relating to the Securities Act. The provision only regulates the forum where our stockholders may file claims relating to the specified corporate disputes and Securities Act disputes. The Board believes the designation of Delaware courts as the exclusive forum for the specified corporate disputes and the federal district courts of the United States for certain Securities Act disputes is in the best interests of FutureTech and our stockholders.

Vote Required for Approval

The Charter Approval Proposal will be adopted and approved only if the holders of a majority of our outstanding shares of FutureTech Common Stock entitled to vote thereon at the Special Meeting vote “FOR” the Charter Approval Proposal. Accordingly, a FutureTech stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting or broker non-vote will have the same effect as a vote “AGAINST” the Charter Approval Proposal.

This Proposal No. 2 is conditioned on the approval of the Business Combination Proposal, the Governance Proposals, the Director Election Proposal, and the Incentive Plan Proposal. If each of the Business Combination Proposal, the Governance Proposals, the Director Election Proposal, and the Incentive Plan Proposal is not approved, this Proposal No. 2 will have no effect, even if approved by our stockholders.

Recommendation of the FutureTech Board

THE FUTURETECH BOARD RECOMMENDS THAT FUTURETECH STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER APPROVAL PROPOSAL

The existence of financial and personal interests of one or more of FutureTech’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FutureTech and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, FutureTech’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of FutureTech’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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PROPOSAL NO. 3 — THE GOVERNANCE PROPOSALS

Overview

Our stockholders are also being asked to vote on separately presented proposals with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. In the judgment of our Board, these provisions will address the needs of the post-combination company. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, FutureTech intends that the Second Amended and Restated Certificate of Incorporation in the form set forth on Annex B will take effect upon consummation of the Business Combination.

Reasons for the Amendment

Our Board believes that the provisions of the Second Amended and Restated Certificate of Incorporation, as amended, is consistent with evolving corporate governance standards and is in the best interests of stockholders and FutureTech. The Board recognizes, for example, that a classified board structure may appear to reduce director accountability to stockholders since this structure does not permit stockholders to express a view on each director’s performance by means of an annual vote, and that many market participants now believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold the board and management accountable for implementing those policies.

Proposal No. 3A: Amendment of Second Amended and Restated Certificate of Incorporation by 66 2/3% of Stockholders

Description of Amendment

The amendment would provide that the affirmative vote of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single of class, is required to alter, amend or repeal, or adopt any provision inconsistent with, Articles V (Board of Directors), VI (Stockholders), VII (Liability and Indemnification; Corporate Opportunity), VIII (Exclusive Forum), and IX (Amendments) of the Second Amended and Restated Certificate of Incorporation. Subject to certain exceptions, our Amended and Restated Certificate of Incorporation provides that any amendment to our certificate of incorporation would require the affirmative vote of the holders representing at least a majority of the voting power of our outstanding shares of FutureTech Common Stock in accordance with the default provisions of the DGCL.

Reasons for the Amendment

Our Board believes that these changes will protect key provisions of the proposed Second Amended and Restated Certificate of Incorporation. The Board has determined that the provisions of Article IX of the Second Amended and Restated Certificate of Incorporation, as amended, are in the best interests of FutureTech and stockholders.

Proposal No. 3B: Amendment of Bylaws by 66 2/3% of Stockholders

Description of Amendment

The amendment would provide that the affirmative vote of the holders of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, is required for stockholders of the post-combination company to adopt, amend or repeal the bylaws of the post-combination company. Our Amended and Restated Certificate of Incorporation provides that any stockholder amendment to our bylaws would require the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of FutureTech entitled to vote generally in the election of directors, voting together as a single class.

Reasons for the Amendment

Our Board believes that that these changes will protect key provisions of the post-combination company’s bylaws and prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders. The Board has determined that the provisions of Article IX of the Second Amended and Restated Certificate of Incorporation, as amended, are in the best interests of FutureTech and the stockholders.

Proposal No. 3C: Unclassified Authorized Shares

Description of Amendment

The amendment would provide for a single class of common stock of the post-combination company, entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote (other than certain amendments relating to preferred stock).

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Reasons for the Amendment

Our Board believes this amendment will provide us with increased flexibility in meeting future corporate needs and requirements by simplifying our capital structure and removing the complexities involved with multiple classes of authorized shares.

Vote Required for Approval

Proposals No. 3A through 3C will be adopted and approved only if at least a majority of the votes cast by holders of our outstanding shares of FutureTech Common Stock, represented virtually or by proxy and entitled to vote thereon at the Special Meeting, vote “FOR” Proposals No. 3A through 3C. Assuming a valid quorum is established, a Company stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Governance Proposals, will have no effect on the Governance Proposals. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposals.

As discussed above, a vote to approve each of the Proposals No. 3A through 3C is an advisory vote, and therefore, is not binding on FutureTech, Sponsor or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, FutureTech and Sponsor intend that the proposed Second Amended and Restated Certificate of Incorporation, in the form set forth on Annex B and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of Proposal No. 2.

Recommendation of the FutureTech Board

THE FUTURETECH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FUTURETECH STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNANCE PROPOSALS.

The existence of financial and personal interests of one or more of FutureTech’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FutureTech and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, FutureTech’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Business Combination Proposal — Interests of FutureTech’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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PROPOSAL NO. 4 — THE DIRECTOR ELECTION PROPOSAL

Overview

Our Board is currently divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

If the Charter Approval Proposal is approved, the Second Amended and Restated Certificate of Incorporation will keep the classification of our Board and our Board will consist of three classes of directors, with only one class of directors being elected in each year at the annual meeting of our stockholders and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term whose term will continue to the first annual meeting of stockholders following the date of the closing of the business combination.

Our Board has nominated [__] and [__] to serve in a class of directors whose terms expire at the annual meeting of stockholders to be held in 2028 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal.

For information about Messrs. [__] and [__], please see the section entitled “Management of FutureTech After the Business Combination.”

Vote Required for Approval

Directors are elected by a plurality of the votes cast by holders of the outstanding shares of the FutureTech Common Stock represented virtually or by proxy and entitled to vote thereon at the Special Meeting. This means that the seven director nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, assuming a valid quorum is established, a FutureTech stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting or broker non-vote, will have no effect on the outcome of the Director Election Proposal.

This Proposal No. 5 is conditioned on the approval of the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposals, and the Incentive Plan Proposal. If each of the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposals, and the Incentive Plan Proposal is not approved, this Proposal No. 5 will have no effect, even if approved by our stockholders.

Recommendation of the FutureTech Board

THE FUTURETECH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FUTURETECH STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES IN THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of FutureTech’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FutureTech and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, FutureTech’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Business Combination Proposal — Interests of FutureTech’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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PROPOSAL NO. 5 — THE INCENTIVE PLAN PROPOSAL

FutureTech is asking its stockholders to approve the assumption of the Equity Incentive Plan and any grants or awards issued thereunder.

The following is a summary of the material features of the Equity Incentive Plan. This summary is qualified in its entirety by the full text of the Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex K.

Purpose of the Equity Incentive Plan

The purpose of the Equity Incentive Plan is to provide a means through which FutureTech and its affiliates may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants, and advisors (and prospective directors, officers, employees, consultants and advisors) of FutureTech and its affiliates can acquire and maintain an equity interest in FutureTech, or be paid incentive compensation, which may (but need not) be measured by reference to the value of FutureTech Common Stock, thereby strengthening their commitment to the welfare of FutureTech and its affiliates and aligning their interests with those of FutureTech’s stockholders.

Summary of the Equity Incentive Plan

Type of Awards

The Equity Incentive Plan provides for the issuance of stock options (including non-qualified stock options and incentive stock options), stock appreciation rights (referred to as “SARs”), restricted stock, restricted stock units (referred to as “RSUs”), stock bonuses, and performance compensation awards, to directors, officers, employees, consultants, and advisors of FutureTech or its affiliates.

Shares of FutureTech Common Stock Available for Issuance

The Equity Incentive Plan provides for an aggregate number of shares of FutureTech Common Stock to be reserved for future issuance, which will be equal to 10% of FutureTech Common Stock on a fully diluted basis as of the closing of the Business Combination. Shares subject to an award under the Equity Incentive Plan that are forfeited, cancelled, expire unexercised or are settled in cash under the Equity Incentive Plan will again become available for awards under the 2025 Plan. Shares of FutureTech Common Stock that are tendered by a participant or withheld by FutureTech as payment in connection with any award under the Equity Incentive Plan, as well as any shares tendered by a participant or withheld by FutureTech or any subsidiary thereof to satisfy tax withholding obligations related to any award, will become available for subsequent awards under the Equity Incentive Plan. Shares, if any, that are tendered by a participant or withheld by FutureTech as full or partial payment in connection with the exercise of any option or SAR under the Equity Incentive Plan or the payment of any tax withholding obligation related thereto or not issued by FutureTech in connection with the cash settlement of any SAR will be added to the aggregate number of shares available for awards under the Equity Incentive Plan. Shares, if any, underlying awards that are granted in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by FutureTech or with which FutureTech combines will not be counted against the aggregate number of shares available for awards under the Equity Incentive Plan.

As of [●], 2025, the closing stock price of a share of FutureTech II Acquisition Corp. was $[●] per share.

Annual Director Limits

A non-employee director of FutureTech may not be granted awards in respect of such service as a non- employee director under the Equity Incentive Plan during any calendar year that, when aggregated with such non-employee director’s cash fees received with respect to such calendar year, exceed $750,000 in total value; provided, however, that the non-employee directors who are considered independent (under the rules of Nasdaq or other securities exchange on which the FutureTech Common Stock is traded) may make exceptions to this limit for a non-executive chair of the board of directors, if any, in which case the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

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Administration

The Equity Incentive Plan will be administered by a committee of at least two members of the board of directors as the board of directors may appoint, or if no such committee has been appointed by the FutureTech board of directors, then the Equity Incentive Plan will be administered by the board of directors (the “Committee”). The Committee may interpret the Equity Incentive Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Equity Incentive Plan.

The Equity Incentive Plan permits the Committee to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of FutureTech Common Stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards. All decisions made by the Committee pursuant to the provisions of the Equity Incentive Plan will be final, conclusive and binding on all persons.

Eligible Participants

Each of the directors, officers, employees, consultants, and advisors (or prospective directors, officers, employees, consultants and advisors) of FutureTech or any of its affiliates are eligible to participate in the Equity Incentive Plan, provided that they have been selected by the Committee to receive awards under the Equity Incentive Plan. However, no such employee covered by a collective bargaining agreement shall be an Eligible Person under the Equity Incentive Plan unless and to the extent that such eligibility is set forth in such collective bargaining agreement which includes rules regarding equity entitlement or in an agreement or instrument relating thereto. It is anticipated that, as of the Closing, approximately [●] employees and [●] non- employee directors will be eligible to participate in the Equity Incentive Plan if selected by the Committee to participate.

RSUs and Restricted Stock

RSUs and restricted stock in respect of FutureTech Common Stock may be granted under the Equity Incentive Plan. The Committee will determine the purchase price, vesting schedule and performance objectives, if any, applicable to the grant of RSUs and restricted stock. If the restrictions, performance objectives or other conditions determined by the Committee are not satisfied, the RSUs and restricted stock will be forfeited. Subject to the provisions of the Equity Incentive Plan and the applicable individual award agreement, the Committee may provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances as set forth in the applicable individual award agreement, including the attainment of certain performance goals, a participant’s termination of employment or service under certain circumstances or a participant’s death or disability. The rights of RSU and restricted stock holders upon a termination of employment or service will be set forth in individual award agreements.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder during the restricted period, including the right to vote and receive dividends declared with respect to such restricted stock. During the restricted period, participants with RSUs will generally not have any rights of a stockholder.

Options

Options to acquire shares of FutureTech Common Stock may be granted under the Equity Incentive Plan.

Options may be in the form of non-qualified options or “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as set forth in the applicable individual option award agreement. The maximum number of shares that may be granted pursuant to options intended to be incentive stock options under the Equity Incentive Plan is [●] (subject to adjustment in accordance with the terms of the Equity Incentive Plan). The exercise price of all options granted under the Equity Incentive Plan will be determined by the Committee, but in no event may the exercise price be less than 100% of the fair market value of the underlying shares of FutureTech Common Stock on the date of grant (other than options granted as substitute awards, as defined in the Equity Incentive Plan). The maximum term of all options granted under the Equity Incentive Plan will be determined by the Committee, but may not exceed ten years or, in the case of incentive stock options granted to certain stockholders, five years. Each option will vest and become exercisable (including in the event of the optionee’s termination of employment or service) at such time and subject to such terms and conditions as determined by the Committee and set forth in the applicable individual option agreement.

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Stock Appreciation Rights

SARs may be granted under the Equity Incentive Plan either alone or in conjunction with all or part of any option granted under the Equity Incentive Plan. A SAR granted under the Equity Incentive Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of FutureTech Common Stock over the base price of the SAR. A SAR granted in conjunction with all or part of an option under the Equity Incentive Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of FutureTech Common Stock over the exercise price of the related option. Each SAR will be granted with a base price that is not less than 100% of the fair market value of the related shares of FutureTech Common Stock on the date of grant (other than SARs granted as substitute awards). The maximum term of all SARs granted under the Equity Incentive Plan will be determined by the Committee, but may not exceed ten years. The Committee may determine to settle the exercise of a SAR in shares of FutureTech Common Stock, cash, or any combination thereof, as set forth in the underlying award agreement.

Each SAR will vest and become exercisable (including in the event of the SAR holder’s termination of employment or service under certain circumstances) at such time and subject to such terms and conditions as determined by the Committee and set forth in in the applicable individual SAR agreement. SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.

Stock Bonuses and Cash Awards

The Committee may issue unrestricted shares of FutureTech Common Stock or other awards denominated in shares of FutureTech Common Stock, either alone or in tandem with other awards, in such amounts as the Committee may determine in its sole discretion from time to time. Each stock bonus award will be evidenced by an award agreement setting forth the terms and conditions of such awards.

Performance Awards

The Committee may grant equity-based awards and incentives under the Equity Incentive Plan that are subject to the achievement of performance objectives selected by the Committee in its sole discretion, including, without limitation, one or more of the following business criteria: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of FutureTech’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total stockholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of rollouts of new products and services; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects.

Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of FutureTech and/or one or more affiliates as a whole or any business unit(s) of FutureTech and/or one or more affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Committee in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any award based on the achievement of performance goals pursuant to the performance criteria. Any performance criteria that are financial metrics, may be determined in accordance with GAAP or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

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Equitable Adjustments

In the event of (i) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, FutureTech Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of FutureTech Common Stock or other securities of FutureTech, issuance of warrants or other rights to acquire FutureTech Common Stock or other securities of FutureTech, or other similar corporate transaction or event (including, without limitation, a change in control (as defined below)) that affects the FutureTech Common Stock, or (ii) unusual or infrequently occurring events (including, without limitation, a change in control, as defined in the Equity Incentive Plan) affecting FutureTech, any affiliate, or the financial statements of FutureTech or any affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following: (a) adjusting any or all of (A) the number of FutureTech Common Stock or other securities of FutureTech (or number and kind of other securities or other property) that may be delivered in respect of awards or with respect to which awards may be granted under the Equity Incentive Plan, and (B) the terms of any outstanding award, including, without limitation, (1) the number of shares of FutureTech Common Stock or other securities of FutureTech (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate, (2) the exercise or strike price with respect to any award or (3) any applicable performance measures (including, without limitation, performance criteria and performance goals); (b) providing for a substitution or assumption of awards in a manner that substantially preserves the applicable terms of such awards; (b) accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event; (d) modifying the terms of awards to add events, conditions or circumstances (including termination of employment within a specified period after a change in control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate; (e) deeming any performance measures (including, without limitation, performance criteria and performance goals) satisfied at target, maximum or actual performance through closing or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing; (f) providing that for a period prior to the change in control determined by the Committee in its sole discretion, any options or SARs that would not otherwise become exercisable prior to the change in control will be exercisable as to all shares of FutureTech Common Stock subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the change in control and if the change in control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any options or SARs not exercised prior to the consummation of the change in control will terminate and be of no further force and effect as of the consummation of the change in control; and (g) canceling any one or more outstanding awards and causing to be paid to the holders thereof, in cash, FutureTech Common Stock, other securities or other property, or any combination thereof, the value of such awards.

Change in Control

For purposes of the Equity Incentive Plan, a “change in control” means, in summary, the first to occur of any of the following events: (i) one person or group of persons becomes the beneficial owner, directly or indirectly, of more than 50% of the combined voting power of the then issued and outstanding securities of FutureTech, whether pursuant to a sale of securities, merger or otherwise, (ii) during any period of not more than two consecutive years, individuals who constitute the board of directors as of the beginning of the period cease for any reason to constitute at least a majority of the board of directors, (iii) the consummation of a sale, transfer or other disposition of all or substantially all of the assets of FutureTech, (iv) certain mergers, amalgamations or consolidations with another corporation, or (v) stockholder approval of a plan of complete liquidation.

Tax Withholding

Each participant will be required to make arrangements satisfactory to the Committee regarding payment of an amount up to the maximum statutory rates in the participant’s applicable jurisdictions with respect to any award granted under the Equity Incentive Plan, as determined by FutureTech. FutureTech has the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the Committee, the participant may satisfy the foregoing requirement by either electing to have FutureTech withhold from delivery of shares of FutureTech Common Stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of FutureTech Common Stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. FutureTech may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any award.

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Amendment and Termination of the Plan

The Equity Incentive Plan provides FutureTech’s board of directors with authority to amend, alter or terminate the Equity Incentive Plan, but no such action may materially and adversely affect the rights of any participant with respect to outstanding awards without the participant’s consent. The Committee may amend an award, prospectively or retroactively, but no such amendment may materially and adversely affect the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law.

Plan Term

The Equity Incentive Plan will terminate on the tenth anniversary of the date on which FutureTech’s stockholders approve the Equity Incentive Plan, although awards granted before that time will remain outstanding in accordance with their terms.

Following the consummation of the Business Combination, FutureTech intends to file with the SEC a registration statement on Form S-8 covering the FutureTech Common Stock issuable under the Equity Incentive Plan.

Certain United States Federal Income Tax Aspects

The following is a summary of certain United States federal income tax consequences of awards under the Equity Incentive Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Options

An optionee generally will not recognize taxable income upon the grant of a non-qualified option. Rather, at the time of exercise of the option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of the shares purchased over the exercise price. FutureTech (or, if applicable, the participant’s affiliate employer) generally will be entitled to a tax deduction at such time and in the same amount, if any, that the optionee recognizes as ordinary income. The optionee’s tax basis in any shares received upon exercise of an option will be equal to the exercise price paid plus the amount of compensation recognized by the participant as ordinary income, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the exercise price paid plus the amount of compensation recognized by the participant as ordinary income upon exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.

Incentive stock options are eligible for favorable federal income tax treatment if certain requirements are satisfied. An employee granted an incentive stock option generally does not realize compensation income for federal income tax purposes upon the grant of the option. At the time of exercise of an incentive stock option, no compensation income is realized by the optionee other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares acquired on exercise of an incentive stock option are held for at least two years after grant of the option and one year after exercise, then: (i) the amount, if any, realized in excess of the exercise price will be treated as long-term capital gain and (ii) the amount, if any, by which the exercise price exceeds the amount realized upon the disposition will be treated as long-term capital loss.. If the shares acquired on exercise of an incentive stock option are disposed of within less than two years after grant or one year of exercise, the optionee will realize taxable compensation income in the year of the disposition equal to the excess of the fair market value of the shares on the date of exercise or the date of sale, whichever is less, over the exercise price, and any additional amount realized will be taxed as capital gain. FutureTech (or, if applicable, the participant’s affiliate employer) generally will be entitled to a tax deduction at such time and in the same amount, if any, that the optionee recognizes as ordinary income.

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Stock Appreciation Rights

A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. FutureTech (or, if applicable, the participant’s affiliate employer) generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any shares received upon exercise of a SAR will be equal to the amount of compensation recognized in respect of those shares, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the tax basis will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Restricted Stock

A participant generally will not be taxed upon the grant of restricted stock, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). FutureTech (or, if applicable, the participant’s affiliate employer) generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse over the amount, if any, paid for those shares, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted stock before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the shares of restricted stock are awarded in an amount equal to their fair market value at that time over the amount, if any, paid for those shares, notwithstanding the fact that such shares of restricted stock are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of grant of their award over the amount, if any, paid for those shares, and the participant’s holding period for capital gains purposes will begin at that time. FutureTech (or, if applicable, the participant’s affiliate employer) generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

RSUs

In general, the grant of RSUs (including performance share units) will not result in income for the participant or in a tax deduction for FutureTech (or, if applicable, the participant’s affiliate employer). Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and FutureTech (or, if applicable, the participant’s employer) generally will be entitled to a tax deduction at the same time and in the same amount. A gain or loss recognized upon a subsequent sale or exchange of the shares (if settled in shares) is treated as capital gain or loss for which FutureTech will not be entitled to a deduction.

Other Awards

With respect to other awards granted under the Equity Incentive Plan, including stock bonuses, other stock-based awards and cash awards, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares or other property received over the amount, if any, paid for those shares or other property will be ordinary income to the participant, and FutureTech (or, if applicable, the participant’s affiliate employer) generally will be entitled to a tax deduction at the same time and in the same amount.

Section 409A of the Code. Certain types of awards under the Equity Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Equity Incentive Plan and awards granted under the plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary and appropriate by the Committee, the Equity Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

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Compensation of Covered Employees. The ability of FutureTech (or, if applicable, a participant’s affiliate employer) to obtain a deduction for amounts paid under the Equity Incentive Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits FutureTech’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.

Golden Parachute Payments. The ability of FutureTech (or, if applicable, a participant’s affiliate employer) to obtain a deduction for future payments under the Equity Incentive Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits

No awards will be made under the Equity Incentive Plan until after it has been approved by our stockholders. Because all awards under the Equity Incentive Plan are within the discretion of the Committee (as constituted following the Business Combination), neither the number nor the type of future awards under the Equity Incentive Plan to be received by or allocated to particular participants or groups of participants is presently determinable.

Vote Required for Approval

The Equity Incentive Plan has been approved by the current sole stockholder of Longevity. The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote thereon and who vote at the meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the meeting. The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposals, and the Director Election Proposal. Therefore, if the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposals, and the Director Election Proposal are not approved, the Incentive Plan Proposal will have no effect, even if approved by FutureTech’s stockholders.

Recommendation of the FutureTech Board

THE FUTURETECH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FUTURETECH STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN.

The existence of financial and personal interests of one or more of FutureTech’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FutureTech and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, FutureTech’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Business Combination Proposal — Interests of FutureTech’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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PROPOSAL NO. 6 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the FutureTech Board to submit a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to approve any of the proposals presented at the Special Meeting. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes that would increase the likelihood of obtaining a favorable vote on the proposals presented at the Special Meeting. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of FutureTech’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented to the Special Meeting and is not approved by the stockholders, the FutureTech Board may not be able to adjourn the Special Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to approve any of the proposals presented at the Special Meeting. In such events, the Business Combination would not be completed.

Vote Required for Approval

The Adjournment Proposal will be adopted and approved only if a majority of the votes cast by holders of our outstanding shares of FutureTech Common Stock, represented virtually or by proxy and entitled to vote thereon at the Special Meeting, vote “FOR” the Adjournment Proposal. Assuming a valid quorum is established, a FutureTech stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting or broker non-vote, will have no effect on the outcome of the Adjournment Proposal.

The Adjournment Proposal is not conditioned upon any other proposal.

Recommendation of the FutureTech Board

THE FUTURETECH BOARD UNANIMOUSLY RECOMMENDS THAT FUTURETECH STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of FutureTech’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FutureTech and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, FutureTech’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of FutureTech’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences for holders of FutureTech Common Stock and/or FutureTech Public Warrants (which, for purposes of this section, are referred to collectively as the “FutureTech securities”) of electing to have FutureTech Common Stock redeemed for cash if the Business Combination is completed. This discussion only applies to holders of FutureTech securities that hold their FutureTech securities as capital assets for U.S. federal income tax purposes within the meaning of Section 1221 of the Code, and does not describe all of the tax consequences that may be relevant to holders of FutureTech securities in light of their particular circumstances, including alternative minimum taxes and the tax on net investment income, or consequences to holders who are subject to special rules, such as:

●	banks, thrifts, mutual funds and other financial institutions or financial services entities;

●	insurance companies;

●	tax-exempt organizations, pension funds or governmental organizations;

●	regulated investment companies and real estate investment trusts;

●	United States expatriates and former citizens or former long-term residents of the United States;

●	persons that acquired securities pursuant to an exercise of employee share options, in connection with employee incentive plans or otherwise as compensation;

●	dealers or traders subject to a mark-to-market method of tax accounting with respect to the FutureTech securities;

●	brokers or dealers in securities or foreign currency;

●	individual retirement and other deferred accounts;

●	persons holding their FutureTech securities as part of a “straddle,” hedge, conversion, constructive sale or other risk reducing transactions;

●	persons that directly, indirectly or constructively own 10% or more (by vote or value) of our shares;

●	persons who purchase or sell their shares as part of a wash sale for tax purposes;

●	Sponsor or Sponsor Persons;

●	grantor trusts;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

●	holders that are “controlled foreign corporations” or “passive foreign investment companies,” referred to as “PFICs,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	persons subject to the alternative minimum tax; or

●	a person required to accelerate the recognition of any item of gross income with respect to FutureTech securities as a result of such income being recognized on an applicable financial statement.

This discussion does not consider the tax treatment of entities that are partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold FutureTech securities through such entities. If a partnership or other pass-through entity for U.S. federal income tax purposes is the beneficial owner of FutureTech securities, the U.S. federal income tax treatment of partners of the partnership will generally depend on the status of the partners and the activities of the partner and the partnership.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not take into account potential suggested or proposed changes in such tax laws which may impact the discussion below and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. Each of the foregoing is subject to change, potentially with retroactive effect. Holders of FutureTech securities are urged to consult their tax advisors with respect to the application of U.S. federal tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

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INVESTORS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

For purpose of this discussion, a “U.S. holder” is a beneficial owner of FutureTech securities who is, or that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

ALL HOLDERS OF FUTURETECH SECURITIES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND RELATED TRANSACTIONS TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Redemption of FutureTech Common Stock Pursuant to the FutureTech Stockholder Redemption

In the event that a U.S. holder’s shares of FutureTech Common Stock are redeemed for cash pursuant to the FutureTech Stockholder Redemption, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the treatment of the redemption for U.S. federal income tax purposes depends on whether the redemption qualifies as a sale of the shares of FutureTech Common Stock under Section 302 of the Code. Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of FutureTech Common Stock treated as held by the U.S. holder relative to all of the shares of FutureTech Common Stock outstanding both before and after the redemption.

The redemption of shares of FutureTech Common Stock generally is treated as a sale of the shares of FutureTech Common Stock if the redemption (i) results in a “complete termination” of the U.S. holder’s interest in FutureTech, (ii) is “substantially disproportionate” with respect to the U.S. holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder generally must take into account not only shares of FutureTech Common Stock actually owned by such U.S. holder, but also shares of FutureTech Common Stock such U.S. holder is treated as constructively owning. A U.S. holder may be treated as constructively owning shares of FutureTech Common Stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any shares the U.S. holder has a right to acquire by exercise of an option, such as the FutureTech Public Warrants or FutureTech Warrants.

There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of FutureTech Common Stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of FutureTech Common Stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. holder does not constructively own any other shares. In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock of FutureTech actually or constructively owned by a U.S. holder immediately following the redemption generally must be less than 80% of the voting stock of FutureTech actually or constructively owned by such U.S. holder immediately prior to the redemption. The redemption of the shares of FutureTech Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in FutureTech. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in FutureTech will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. holders should consult with their tax advisors as to the tax consequences of a redemption.

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If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the U.S. holder would generally be required to recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of FutureTech Common Stock. Such gain or loss generally would be treated as long-term capital gain or loss if such shares were held for more than one year on the date of the redemption. A U.S. holder’s tax basis in such holder’s shares of FutureTech Common Stock generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits of FutureTech, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s shares of FutureTech Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of FutureTech Common Stock.

Non-U.S. Holders

This section applies to a Non-U.S. holder. A “Non-U.S. holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of FutureTech securities who or that is not a U.S. holder, including:

●	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

●	a foreign corporation; or

●	a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. A holder that is such an individual should consult its own tax advisor regarding the tax consequences of the Business Combination.

Redemption of a Non-U.S. Holder’s Shares of FutureTech Common Stock Pursuant to the FutureTech Stockholder Redemption

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s shares of FutureTech Common Stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s shares of FutureTech Common Stock, as described above. Subject to the discussion below under “— FATCA,” to the extent that the redemption of a Non-U.S. holder’s shares of FutureTech Common Stock are treated as a corporate distribution paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, will be subject to U.S. withholding tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, such effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise (and any additional requirements therein). A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable income tax treaty rate).

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Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of FutureTech Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale of the shares of FutureTech Common Stock, as described below.

To the extent the redemption of a Non-U.S. holder’s shares of FutureTech Common Stock are treated as a sale of stock by the Non-U.S. holder under Section 302 of the Code, as discussed above under the section entitled “— Redemption of a U.S. Holder’s Shares of FutureTech Common Stock Pursuant to the FutureTech Stockholder Redemption,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain recognized on such redemption unless such gain is effectively connected with such Non-U.S. holder’s conduct of a trade or business within the United States or we have been a “United States real property holding corporation” during the applicable testing period.

Reporting and Backup Withholding

Following the Effective Date, FutureTech will prepare and file in accordance with Treasury Regulations (including by posting a copy on the investor relations section of its website) an IRS Form 8937 with respect to the Business Combination. It is anticipated that information regarding the qualification of the Business Combination as either a Section 351 Exchange or a Reorganization will be made available on such Form 8937 following the consummation of the Business Combination. A Non-U.S. holder will not be subject to U.S. backup withholding if it provides a certification of exempt status (on an appropriate IRS Form W-8 or an applicable substitute form). Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the Non-U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

Information returns will be filed with the IRS in connection with payments resulting from the redemption of shares of FutureTech Common Stock. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification of exempt status, or if the U.S. holder has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person on a duly executed applicable IRS Form W-8 or otherwise in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.

FATCA

Provisions of the Code commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends received pursuant to a redemption of stock) to “foreign financial institutions”(which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BENE). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Redemption of a Non-U.S. Holder’s Shares of FutureTech Common Stock Pursuant to the FutureTech Stockholder Redemption,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of shares of FutureTech Common Stock.

THE FOREGOING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH HOLDER OF FUTURETECH SECURITIES. HOLDERS OF FUTURETECH SECURITIES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

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INFORMATION ABOUT FUTURETECH

General

FutureTech is a blank check company incorporated in Delaware on August 19, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. FutureTech has neither engaged in any operations nor generated any revenue to date. Based on FutureTech’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

FutureTech is not presently engaged in and FutureTech will not engage in, any substantive commercial business until it completes the Business Combination with Longevity or another target business.

Initial Public Offering

On February 18, 2022, FutureTech consummated its Initial Public Offering of 11,500,000 FutureTech Units at $10.00 per Unit, generating gross proceeds of $115,000,000 (the “Initial Public Offering”), including full exercise of the underwriters’ option to purchase additional Units.

Simultaneously with the consummation of the closing of the Initial Public Offering, FutureTech consummated the private placement of an aggregate of 520,075 units (the “Placement Units”) to the Sponsor at a price of $10.00 per FutureTech Private Placement Unit, generating total gross proceeds of $5,200,750 (the “Private Placement”). The FutureTech Private Placement Units were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering.

A total of $117,300,000, comprised of the proceeds from the Initial Public Offering and the proceeds of private placements that closed on February 18, 2022, net of the underwriting commissions, discounts, and offering expenses, was deposited in a trust account established for the benefit of FutureTech’s public stockholders.

Extension of Combination Period

On February 17, 2023 the Company caused to be deposited $1,150,000 into the Company’s Trust Account for its public stockholders, representing $0.10 per public share, allowing the Company to extend the period of time it has to consummate its initial Business Combination by three months from February 18, 2023 to May 18, 2023. On May 17, 2023 the Company caused to be deposited $1,150,000 into the Company’s Trust Account for its public stockholders, representing $0.10 per public share, allowing the Company to extend the period of time it has to consummate its initial Business Combination by three months from May 18, 2023 to August 18, 2023.

On August 17, 2023, FutureTech held a Special Meeting of Stockholders (the “First Extension Meeting”). At the First Extension Meeting, the stockholders approved (i) amendments to FutureTech’s Amended and Restated Certificate of Incorporation (the “First Charter Amendment”) and (ii) amendment to the Investment Management Trust Agreement, dated as of February 18, 2022 (the “Trust Agreement”), with Continental Stock Transfer & Trust Company (“Continental”), on August 17, 2023 (the “Trust Amendment”), in order to, among other things, extend the date by which FutureTech must (i) consummate an initial business combination; (ii) cease its operations, except for the purpose of winding up, if it fails to complete such initial business combination; and (iii) redeem 100% of the public shares, from August 18, 2023 to February 18, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to six times by an additional one month each time, unless the closing of FutureTech’s initial business combination has occurred, without the need for any further approval of FutureTech’s stockholders, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account for each such one- month extension (the “Extension Payment”) the lesser of (a) an aggregate of $125,000 or (b) $0.04 per public share that remains outstanding and is not redeemed prior to any such one-month extension, unless the closing of FutureTech’s initial business combination has occurred, in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination.

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In connection with the First Extension Meeting, stockholders holding 5,943,650 public shares exercised their right to redeem such shares the “First Extension Redeeming Stockholders”) for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $64.2 million (approximately $10.81 per share (the “First Redemption Price”) was removed from the Trust Account to pay such holders. It was later determined that we did not withdraw all of the interest from the Trust Account that it was allowed to withdraw to cover income and franchise taxes and, therefore, the First Redemption Price should have been approximately $10.74 per share. This meant that the First Extension Redeeming Stockholders were overpaid in the amount of approximately $0.07 per share (the “First Extension Overpayment Amount”). The Company has commenced a claw back process of the First Extension Overpayment Amount, which is reflected in this proxy statement/prospective as a receivable from the Sponsor (as Due from Sponsor) as agreed by the Sponsor. This amount will be reduced as the Company receives the claw back payments from the First Extension Redeeming Stockholders.

On February 14, 2024, FutureTech held a Special Meeting of Stockholders (the “Second Extension Meeting”). At the Second Extension Meeting, the stockholders approved amendments to FutureTech’s Amended and Restated Certificate of Incorporation (the “Second Charter Amendment”) to, among other things, extend the date by which FutureTech must (i) consummate an initial business combination; (ii) cease its operations, except for the purpose of winding up, if it fails to complete such initial business combination; and (iii) redeem 100% of the public shares, from February 18, 2024 to November 18, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine times by an additional one month each time, unless the closing of FutureTech’s initial business combination has occurred, without the need for any further approval of FutureTech’s stockholders, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account for each such one- month extension (the “Second Extension Payment”) the lesser of (a) an aggregate of $50,000 or (b) $0.03 per public share that remains outstanding and is not redeemed prior to any such one-month extension, unless the closing of FutureTech’s initial business combination has occurred, in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination.

In connection with the Second Extension Meeting, stockholders holding 3,236,915 public shares exercised their right to redeem such shares (the “Second Extension Redeeming Shareholders”) for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $36.0 million (approximately $11.21 per share, the (“Second Extension Price”)) was removed from the Trust Account to pay such holders. It was later determined that the Company did not withdraw all of the interest from the Trust Account that it was allowed to withdraw to cover income and franchise taxes and, therefore, the Second Redemption Payment should have been approximately $11.10 per share. This meant that the Second Extension Redeeming Stockholders were overpaid in the amount of approximately $0.11 per share (the “Second Extension Overpayment Amount”). The Company has commenced a claw back process of the Second Extension Overpayment Amount, which is reflected in this proxy statement/prospective as a receivable from the Sponsor (as Due from Sponsor) as agreed by the Sponsor. This amount will be reduced as the Company receives the claw back payments from the Second Extension Redeeming Stockholders.

On November 18, 2024, FutureTech held another Special Meeting of stockholders (the “Third Extension Meeting”). At the Third Extension Meeting, the stockholders approved amendments to FutureTech’s Amended and Restated Certificate of Incorporation (the “Third Charter Amendment”) to, among other things, extend the date by which FutureTech must (i) consummate an initial business combination; (ii) cease its operations, except for the purpose of winding up, if it fails to complete such initial business combination; and (iii) redeem 100% of the public shares, from November 18, 2024 to August 18, 2025, by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine times by an additional one month each time, unless the closing of FutureTech’s initial business combination has occurred (such applicable later date, the “Extended Date”), without the need for any further approval of FutureTech’s stockholders, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account for each such one-month extension (the “Third Extension Payment”) an aggregate of $0.05 per public share that remains outstanding and is not redeemed prior to any such one-month extension, unless the closing of FutureTech’s initial business combination has occurred, in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination. In connection with the Third Extension Meeting, stockholders holding 1,539,549 public shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $18 million (approximately $11.53 per share) will be removed from the Trust Account to pay such holders. As of January 24, 2025, there was approximately $26.5 million in investments held in the trust account, including approximately $18.0 million to be distributed in accordance with the November 18, 2024 redemption.

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Fair Market Value of Target Business

The target business or businesses that FutureTech acquires must collectively have a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in, and taxes payable on, the income earned on the Trust Account) at the time of the execution of a definitive agreement for FutureTech’s initial business combination. The FutureTech Board considered the opinion delivered by Newbridge Securities Corporation to the effect that, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the opinion, the Transactions are fair to FutureTech from a financial point of view and that Longevity has a fair market value equal to at least eighty percent (80%) of the balance of funds in FutureTech’s Trust Account (excluding deferred underwriting commissions and taxes payable).

Redemption Rights in Connection with Stockholder Approval of Business Combinations

Under the Amended and Restated Certificate of Incorporation, if FutureTech is required by law or elects to seek stockholder approval of its initial business combination, holders of Class A Common Stock must be given the opportunity to redeem their Class A Common Stock in connection with the proxy solicitation for the applicable stockholder meeting, regardless of whether they vote for or against the Business Combination, subject to the limitations described in the prospectus for FutureTech’s initial public offering. Accordingly, in connection with the Business Combination, holders of Class A Common Stock may seek to redeem their Class A Common Stock in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Obligations in Connection with the Special Meeting

Pursuant to the Sponsor Agreement, the Sponsor Persons have agreed to vote all of the FutureTech securities held by them in favor of the Business Combination proposal and the other stockholder proposals and not to seek to have any shares redeemed in connection with the Business Combination.

Redemption of FutureTech Class A Common Stock and Liquidation if No Initial Business Combination

The Sponsor and FutureTech’s officers and directors have agreed FutureTech expects all of the costs and expenses associated with implementing any plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the cash held by FutureTech outside the Trust Account (which was $[●] as of [●], 2025) plus up to $100,000 of funds from the Trust Account available to FutureTech to pay dissolution expenses, although FutureTech cannot assure you that there will be sufficient funds for such purpose.

If FutureTech was to expend all of the net proceeds of FutureTech’s initial public offering and the sale of the FutureTech Private Placement Units, other than the proceeds deposited in the Trust Account, and without taking into account interest earned on the Trust Account, the per-share redemption amount received by FutureTech’s public stockholders upon FutureTech’s dissolution would be approximately $[ ]. The proceeds deposited in the Trust Account could, however, become subject to the claims of FutureTech’s creditors, which would have higher priority than the claims of FutureTech stockholders. FutureTech cannot assure you that the actual per-share redemption amount received by FutureTech’s public stockholders will not be substantially less than $[ ].

Although FutureTech will continue to seek to have all vendors, service providers (other than our independent registered public accounting firm) and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of FutureTech’s public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to fraudulent inducement, breach of fiduciary duty or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

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If FutureTech files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, FutureTech cannot assure you we will be able to return $[●] per share to FutureTech’s public stockholders. Additionally, if FutureTech files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our stockholders. Furthermore, the FutureTech Board may be viewed as having breached its fiduciary duty to our creditors and/or to have acted in bad faith, thereby exposing us or the FutureTech Board to claims of punitive damages, by paying FutureTech stockholders from the Trust Account prior to addressing the claims of creditors. FutureTech cannot assure you that claims will not be brought against us for these reasons.

Holders of Class A Common Stock will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (a) FutureTech’s completion of its initial business combination, and then only in connection with those shares of Class A Common Stock that such stockholder properly elected to redeem, subject to certain limitations, (b) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the amended and restated memorandum and articles of association of FutureTech (i) to modify the substance or timing of FutureTech’s obligation to provide holders of Class A Common Stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of the issued and outstanding shares of Class A Common Stock if we do not complete an initial business combination by August 18, 2025 or (ii) with respect to any other provision relating to the rights of holders of Class A Common Stock, and (c) the redemption of Class A Common Stock if we have not consummated an initial business combination by August 18, 2025, subject to applicable law.

In no other circumstances will a FutureTech stockholder have any right or interest of any kind to or in the Trust Account. A FutureTech stockholder’s voting in connection with the Business Combination alone will not result in such stockholder’s redeeming its Class A Common Stock for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above.

Limitation on Redemption Rights

Notwithstanding the foregoing, if FutureTech seeks stockholder approval of its initial business combination and it does not conduct redemptions in connection with such business combination pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, including FutureTech’s affiliates, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in FutureTech’s Initial Public Offering, referred to as the “Excess Shares.” FutureTech believes this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force FutureTech or FutureTech management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 15% of the shares sold in FutureTech’s Initial Public Offering could threaten to exercise its redemption rights if such holder’s shares are not purchased by FutureTech or FutureTech management at a premium to the then-current market price or on other undesirable terms. By limiting FutureTech stockholders’ ability to redeem no more than 15% of the shares sold in FutureTech’s Initial Public Offering, FutureTech believes it will limit the ability of a small group of stockholders to unreasonably attempt to block FutureTech’s ability to complete a business combination, particularly in connection with a business combination with a target that requires as a closing condition that FutureTech have a minimum net worth or a certain amount of cash. However, the Amended and Restated Certificate of Incorporation does not restrict FutureTech stockholders’ ability to vote all of their shares (including Excess Shares) for or against a business combination.

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Facilities

FutureTech’s executive offices are located at 128 Gail Drive, New Rochelle, New York 10805, and its telephone number is (914) 316-4805.

Human Capital Resources

FutureTech believes that its management team is well positioned to identify attractive risk-adjusted returns in the marketplace and that its contacts and transaction sources, ranging from industry executives, private owners, private equity funds, and investment bankers, will enable it to pursue a broad range of opportunities. FutureTech’s management believes that its ability to identify and implement value creation initiatives will remain central to its differentiated acquisition strategy.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against FutureTech or any members of FutureTech’s management team in their capacity as such, and FutureTech and the members of FutureTech’s management team have not been subject to any such proceeding in the twelve months preceding the date of this filing.

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FUTURETECH MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to the “Company,” “us,” “our” or “we” refer FutureTech. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited interim financial statements and related notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated in Delaware on August 19, 2021. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies. We intend to effectuate our Business Combination using cash from the proceeds of the Initial Public Offering and the sale of the Private Warrants, our capital stock, debt or a combination of cash, stock and debt.

We expect to continue to incur significant costs in the pursuit of our initial Business Combination. We cannot assure you that our plans to raise capital or to complete our initial Business Combination will be successful.

Extension of Combination Period

As approved by its stockholders at the special meeting of stockholders held on August 17, 2023 (the “First Extension Meeting”), we filed an amendment to our Charter with the Delaware Secretary of State on August 17, 2023 (the “First Charter Amendment”), to extend the date by which we have to consummate a business combination for an additional six months, from August 18, 2023 to up to February 18, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to six times by an additional one month each time after the Termination Date, until February 18, 2024 or a total of up to six months after the Termination Date, or such earlier date as determined by the Board, unless the closing of our initial business combination shall have occurred (the “Extension,” and such later date, the “Extended Termination Date”), provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account the lesser of: (i) $125,000 and (ii) an aggregate amount equal to $0.04 multiplied by the number of our public shares that are not redeemed for each such one-month extension unless the closing of our initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.

In connection with the votes to approve the First Charter Amendment, the holders of 5,943,650 public shares of our Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.81 per share (the “First Redemption Payment”), for an aggregate redemption amount of approximately $64.2 million. It was later determined that the Company did not withdraw all of the interest from the Trust Account that it was allowed to withdraw to cover income and franchise taxes and, therefore, the First Redemption Payment should have been approximately $10.73 per share. This meant that the First Extension Redeeming Stockholders were overpaid in the amount of approximately $0.08 per share (the “First Extension Overpayment Amount”). The First Extension Overpayment is reflected in FutureTech’s financial statements as a receivable from the Sponsor (as Due from Sponsor) as agreed by the Sponsor. This amount will be reduced as the Company receives the claw back payments from the First Extension Redeeming Stockholders.

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On February 17, 2023 the Company caused to be deposited $1,150,000 into the Company’s Trust Account for its public stockholders, representing $0.10 per public share, allowing the Company to extend the period of time it has to consummate its initial Business Combination by three months from February 18, 2023 to May 18, 2023. On May 17, 2023 the Company caused to be deposited $1,150,000 into the Company’s Trust Account for its public stockholders, representing $0.10 per public share, allowing the Company to extend the period of time it has to consummate its initial Business Combination by three months from May 18, 2023 to August 18, 2023. On August 18, 2023, the Company caused to be deposited $125,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from August 18, 2023 to September 18, 2023. On September 26, 2023, the Company caused to be deposited $125,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from September 18, 2023 to October 18, 2023. On October 18, 2023, the Company caused to be deposited $125,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from October 18, 2023 to November 18, 2023. On November 17, 2023, the Company caused to be deposited $125,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from November 18, 2023 to December 18, 2023. On December 18, 2023, the Company caused to be deposited $125,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from December 18, 2023 to January 18, 2023. On January 18, 2024, the Company caused to be deposited $125,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from January 18, 2024 to February 18, 2024.

As approved by its stockholders at the Second Extension Meeting held on February 14, 2024, we filed an amendment to the Charter with the Delaware Secretary of State on February 14, 2024 (the “Second Charter Amendment”), to extend the date by which we have to consummate a business combination for an additional nine months up to November 18, 2024 by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine times by an additional one month each time after the Extended Termination Date, until November 18, 2024 or a total of up to nine months after the Extended Termination Date, or such earlier date as determined by the Board, unless the closing of our initial business combination shall have occurred, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account the lesser of: (i) $50,000 and (ii) an aggregate amount equal to $0.03 multiplied by the number of our public shares that are not redeemed for each such one-month extension unless the closing of our initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. The Second Charter Amendment was filed as Exhibit 3.1 to the Form 8-K filed by the Company on February 14, 2024.

In connection with the votes to approve the Second Charter Amendment, the holders of 3,236,915 public shares of our Class A common stock properly exercised their right to redeem their shares (the “Second Extension Redeeming Stockholders”) for cash at a redemption price of approximately $11.21 per share (the “the Second Redemption Payment”), for an aggregate redemption amount of approximately $36 million. It was later determined that the Company did not withdraw all of the interest from the Trust Account that it was allowed to withdraw to cover income and franchise taxes and, therefore, the Second Redemption Payment should have been approximately $11.10 per share. This meant that the Second Extension Redeeming Stockholders were overpaid in the amount of approximately $361,843 (the “Second Extension Overpayment Amount”). As of the date of this filing, the Company is in the process of commencing a claw back process of the Second Extension Overpayment Amount, which is reflected in the Company’s financial statements as a receivable from the Sponsor (as Due from Sponsor) as agreed by the Sponsor. This amount will be reduced as the Company receives the claw back payments from the Second Extension Redeeming Stockholders.

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On February 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from February 18, 2024 to March 18, 2024. On March 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from March 18, 2024 to April 18, 2024. On April 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from April 18, 2024 to May 18, 2024. On May 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from May 18, 2024 to June 18, 2024. On June 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from June 18, 2024 to July 18, 2024.On July 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from July 18, 2024 until August 18, 2024. On August 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from August 18, 2024 to September 18, 2024. On September 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from September 18, 2024 to October 18, 2024. On October 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from October 18, 2024 to November 18, 2024.

As approved by its stockholders at the Third Extension Meeting held on November 18, 2024, we filed an amendment to the Charter with the Delaware Secretary of State on November 21, 2024 (the “Third Charter Amendment”), to extend the date by which we have to consummate a business combination for an additional nine months up to August 18, 2025 by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine times by an additional one month each time until August 18, 2025 or a total of up to nine months, or such earlier date as determined by the Board, unless the closing of our initial business combination shall have occurred, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account an aggregate amount equal to $0.05 multiplied by the number of our public shares that are not redeemed for such extension unless the closing of our initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. The Third Charter Amendment was filed as Exhibit 3.1 to the Form 8-K filed by the Company on November 22, 2024.

In connection with the votes to approve the Third Charter Amendment, the holders of 1,539,549 public shares of our Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.01 per share as disclosed. It was later determined that $11.01 was not the correct redemption price, and the Company is working on calculating the actual redemption price for the Third Extension and intends to disclose it by filing a Current Report on Form 8-K as soon as it is available.

On November 20, 2024, the Company caused to be deposited $37,744 into the Company’s Trust account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from November18, 2024 to December 18, 2024. On December 18, 2024, the Company caused to be deposited $37,744 into the Company’s Trust account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from December 18, 2024 to January 18, 2025. On January 18, 2025, the Company caused to be deposited $37,744 into the Company’s Trust account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from January 18, 2025 to February 18, 2025.

As of September 30, 2024, there was $3,300,000 outstanding under the FTII Extension Loans from the Sponsor. As of January 27, 2025, there is approximately $3,400,000 outstanding under the FTII Extension Loans from the Sponsor.

Recent Developments

Nasdaq Notice

As previously disclosed, on October 16, 2023, the Company received a written notice from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that we were not in compliance with Nasdaq Listing Rule 5450(a)(2) (the “Minimum Total Holders Rule”), which requires the Company to have at least 400 total holders for continued listing on The Nasdaq Global Market. In accordance with Nasdaq Listing Rule 5810(c)(2)(G), the Company submitted a plan to regain compliance with the Minimum Total Holders Rule (the “Plan”).

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On February 27, 2024, the Company received a written notice (the “Notice”) indicating that the Staff determined to delist the Company’s securities from Nasdaq, unless the Company timely requests a hearing before a Hearings Panel (the “Panel”), based on the Staff’s determination that the Staff only has discretion to grant an extension until April 15, 2024, and in the context of a reasonably long timeline to consummate a de-SPAC merger, given that the Company plans to enter into a definitive agreement no sooner than March 2024, therefore the Staff does not believe that the Company can feasibly consummate a business combination and regain compliance by April 15, 2024.

Accordingly, the Company timely requested a hearing before the Panel. The hearing request stayed the suspension of the Company’s securities and the termination of registration of the securities with Nasdaq as required by the rules of the Securities and Exchange Commission pending the Panel’s decision and, therefore, Nasdaq’s notice had no immediate effect on the listing of the Company’s common stock, units or warrants on Nasdaq.

On April 23, 2024, the Company received a written notice (the “Second Notice”) from the Staff of Nasdaq notifying the Company that, for the last 30 consecutive business days, the Company’s Market Value of Listed Securities (“MVLS”) was below the minimum of $50 million required for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A) (the “Market Value Standard”). The Staff also noted that the Company did not meet the requirements under Nasdaq Listing Rule 5450(b)(3)(A) (the “Total Assets/Total Revenue Standard”). An indicator was displayed with quotation information related to the Company’s securities on NASDAQ.com and NASDAQTrader.com and displayed by other third-party providers of market data information. However, the Second Notice did not impact the listing of the Company’s securities on The Nasdaq Global Market at this time.

The Second Notice provided that, in accordance with Nasdaq Listing Rule 5810(c)(3)(C) (the “Compliance Period Rule”), the Company had a period of 180 calendar days from the date of the Notice, or until October 21, 2024 (the “Compliance Date”), to regain compliance with the Market Value Standard. During this period, the Company’s securities continued to trade on The Nasdaq Global Market.

On October 23, 2024, the Company received a notice from the Staff (the “Staff’s Determination”) stating that the Company had not regained compliance with Market Value Standard and other listing standards referenced above and the Company’s securities would be delisted from the Nasdaq Global Market unless the Company requested an appeal of Staff’s Determination by October 30, 2024 or applied to list its securities on The Nasdaq Capital Markets by October 30, 2024.

On October 29, 2024, the Company timely appealed the Staff’s Determination and requested for a hearing (the “Hearing”) to Panel. On October 30, 2024, the Company received a letter from Nasdaq stating that the delisting action was stayed, pending a final written decision by the Panel, and that the date of the Hearing was set on December 17, 2024. The letter also contained hearing instructions. On November 27, 2024, the Company timely submitted written materials setting forth grounds for additional time to regain compliance or alternatively grant the Company’s application to transfer its shares to list on the Nasdaq Capital Market.

On November 27, 2024, the Company submitted an application to transfer from the Nasdaq Global Market to the Nasdaq Capital Market. On December 11, 2024, the Company received a letter from Nasdaq, approving the Company’s transfer to the Nasdaq Capital Market.

In order to regain compliance with Nasdaq, the Company held the Third Extension Meeting on November 18, 2024 at which the stockholders approved the Founder Share Amendment, pursuant to which all holders of shares of Class B Common Stock promptly elected to convert all 2,875,000 shares of Class B Common Stock to 2,875,000 shares of Class A Common Stock. As a result, as of December 3, 2024, the Company had approximately 5,305,595 shares of issued and outstanding listed securities. As a result, the Company met all listing standards of the Nasdaq Capital Markets.

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As disclosed in a Form 12b-25 Notification of Late Filing filed with the SEC on November 15, 2024, the Company was delayed in filing its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 (the “2024 Q3 10-Q”) with the SEC. Consequently, the Company received an expected deficiency notification letter from the Staff of Nasdaq dated November 27, 2024 (the “Third Notice”). The Third Notice indicated that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Periodic Filing Rule”) as a result of its failure to timely file the 2024 Q3 10-Q. The Staff also noted that this serves as an additional basis for delisting the Company’s securities from Nasdaq and since the Company is already scheduled to appear before a Hearings Panel for its failure to comply with the Nasdaq Listing Rule 5420(a)(2), the Company had until December 4, 2024 to request a stay of suspension, pending a Hearings Panel decision. In addition, the Staff noted that based on the Company disclosure that 1,564,549 shares were tendered for redemption following the special meeting on November 18, 2024 (though only 1,539,549 were ultimately redeemed after certain stockholders elected to reverse their previous election to redeem such shares), the Company no longer complied with the minimum 1,100,000 publicly held shares requirement set forth in Listing Rule 5450(b)(2)(B) (the “Publicly Held Shares Rule”).

On December 4, 2024, the Company timely submitted a letter requesting a stay of suspension. On December 9, 2024, the Company submitted an updated information regarding the total number of listed securities and the total number of public shares and related information via Nasdaq Listing Center. The Hearing was held on December 17, 2024.

On January 15, 2025, the Company received a decision letter from the Panel stating that it grants the Company’s request for continued listing on Nasdaq, provided that the demonstrates compliance with the Periodic Filing Rule on or before January 31, 2025. As of January 28, 2025, the Company completed all filing of its periodic reports with the SEC, and the management believes that as of the date of this filing of Form S-4, the Company is in full compliance with the listing standards of the Nasdaq Capital Market.

On February 12, 2025, the Company received a letter from Nasdaq confirming that the Company is in compliance with all of Nasdaq’s listing requirements.

The Company intends to monitor its MVLS and the number of holders of its shares between now and the Closing Date, in order to maintain compliance with Nasdaq listing criteria. However, there can be no assurance that, if the Company can maintain its compliance with Nasdaq’s listing standards or will not receive any additional notice from Nasdaq for deficiencies.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to September 30, 2024 were organizational activities, those necessary to prepare for the Initial Public Offering (“Initial Public Offering”), conducting the Initial Public Offering and identifying a target company for a business combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2024, we had net loss of $123,127, which consisted of investment income of $287,584, partially offset by expenses of $367,118 and tax expense of $43,593. Investment income was higher in 2023 compared to 2024 due to higher trust assets in 2023. Expenses were higher in 2024 compared to 2023 due to due diligence costs related to a potential business combination transaction.

For the three months September 30, 2023, we had net income of $661,226, which consisted of investment income of $1,232,507, partially offset by expenses of $329,255 and tax expense of $242,027. Investment income was higher in 2023 compared to 2022 due to the increase in interest rates. Expenses were higher in 2023 compared to 2022 due to due diligence costs related to a potential business combination transaction.

For the nine months September 30, 2024, we had net loss of $38,005, which consisted of investment income of $1,107,012, partially offset by expenses of $962,945 and tax expense of $182,072. Investment income was higher in 2023 compared to 2022 due to the increase in interest rates. Expenses were higher in 2023 compared to 2022 due to due diligence costs related to a potential business combination transaction.

For the nine months September 30, 2023, we had net income of $2,304,899, which consisted of investment income of $3,989,390, partially offset by expenses of $890,821 and tax expense of $793,671. Investment income was higher in 2023 compared to 2022 due to the increase in interest rates. Expenses were higher in 2023 compared to 2022 due to due diligence costs related to a potential business combination transaction.

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Liquidity and Capital Resources

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until August 18, 2025 to complete a Business Combination. It is uncertain that the Company will be able to consummate an initial Business Combination by this time. If an initial Business Combination is not consummated by this date and the Company has not exercised its option to extend the deadline, there will be a mandatory liquidation and subsequent dissolution of the Company. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the Company’s inability to continue as a going concern.

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. The Company had $1,883 in cash and no cash equivalents as of September 30, 2024.

For the nine months ended September 30, 2024, cash used in operating activities was $834,803. The net loss of $38,005 was affected by interest earned on investments held in the trust account of $1,107,012, and changes in operating assets and liabilities provided $310,214 of cash for operating activities.

For the nine months ended September 30, 2023, cash used in operating activities was $966,279. The net income of $2,304,899 was affected by interest earned on investments held in the trust account of $3,989,390, and changes in operating assets and liabilities provided $718,212 of cash for operating activities.

For the nine months ended September 30, 2024, cash provided by investing activities was $36,138,640 due to cash withdrawn from the Trust Account of $36,663,640 and cash that was in transit to the Trust Account as of December 31, 2023, partially offset by cash deposited into the Trust Account of $650,000 and $125,000 cash in transit to the trust.

For the nine months ended September 30, 2023, cash provided by investing activities was $62,196,521 due to cash deposited into the Trust Account of $2,550,000 and cash withdrawn from the Trust Account of $64,746,521.

For the nine months ended September 30, 2024, cash provided by financing activities was $35,319,532 due to $36,281,990 in cash paid for redemptions, partially offset by $437,458 in capital contributions from the Sponsor and proceeds from issuance of debt – related party of $525,000.

For the nine months ended September 30, 2023, cash provided by financing activities was $61,487,502 due to cash paid for redemptions of $64,238,887, proceeds from issuance of debt of $3,316,485 and $565,100 cash advanced to the Sponsor.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2024. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. The underwriter is entitled to a deferred fee of three percent (3.00%) of the gross proceeds of the Offering upon closing of the Business Combination, or $3,450,000. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

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Critical Accounting Policies

The preparation of audited financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the audited financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. As of September 30, 2024, the below were the Company’s critical accounting policies.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2024 and December 31, 2023, the Class A common stock subject to possible redemption in the amount of $26,606,595 and $61,226,803, respectively, is presented as temporary equity, outside of the stockholders’ equity section of the Company’s unaudited condensed balance sheets. The decrease of $34,620,208 during the nine months ended September 30, 2024 in the Class A common stock subject to possible redemption is due to a redemption of $36,281,990 offset by accretion to the redemption value of $1,299,939 and amounts due from Sponsor of $361,843 during the nine months ended September 30, 2024.

As of September 30, 2024 and December 31, 2023, the shares of common stock reflected on the unaudited condensed balance sheets are reconciled in the following table.

Ending Balance as of December 31, 2022	$118,466,326
Redemption of Class A common stock	(64,238,888)
Remeasurement of carrying value to redemption value	6,552,136
Due from Sponsor	447,229
Ending Balance as of December 31, 2023	61,226,803
Redemption of Class A common stock	(36,281,990)
Remeasurement of carrying value to redemption value	615,511
Due from Sponsor	361,843
Ending Balance as of March 31, 2024	25,922,167
Remeasurement of carrying value to redemption value	340,437
Ending Balance as of June 30, 2024	26,262,604
Remeasurement of carrying value to redemption value	343,991
Ending Balance as of September 30, 2024	$26,606,595

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Net Income (Loss) Per Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company applies the two-class method in calculating earnings per share. Earnings and losses are shared pro rata between the two classes of shares. As of September 30, 2024 and 2023, the calculation of diluted income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering and (ii) sale of the Private Placement Units (the “Placement Warrants”) because the warrants are contingently exercisable, and the contingencies have not yet been met . As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per share (in dollars, except per share amounts):

	Three Months Ended		Three Months Ended
	September 30, 2024		September 30, 2023
	Redeemable	Non-redeemable	Redeemable	Non-redeemable
Basic and diluted net income (loss) per share of common stock Numerator: Interest	$287,584	$-	$1,232,507	$-
Less: Allocation of expenses	(163,413)	(247,298)	(406,478)	(164,803)
Less: Accretion of carrying value to redemption value	(649,442)	-	-	-
Total	$(525,271)	$(247,298)	$826,029	$(164,803)
Basic and diluted net income (loss) per share of common stock	$(0.23)	$(0.07)	$0.10	$(0.05)

	Nine Months Ended		Nine Months Ended
	September 30, 2024		September 30, 2023
	Redeemable	Non-redeemable	Redeemable	Non-redeemable
Basic and diluted net income (loss) per share of common stock Numerator: Interest	$1,107,012	$-	$3,989,390	$-
Less: Allocation of expenses	(513,195)	(631,822)	(1,263,723)	(420,768)
Less: Accretion of carrying value to redemption value	(649,442)	-	-
Total	$(55,625)	$(631,822)	$2,725,667	$(420,768)
Basic and diluted net income (loss) per share of common stock	$(0.02)	$(0.18)	$0.26	$(0.12)

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our audited financial statements.

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MANAGEMENT OF FUTURETECH

Directors and Executive Officers

References in this section to “FutureTech,” “we,” “our” or “us” refer to FutureTech II Acquisition Corp.

FutureTech’s current directors and officers are as follows:

Name	Age	Position
Ray Chen	59	Chief Executive Officer, Chief Financial Officer, and Director
Yuquan Wang	53	Director
Neil Bush	69	Independent Director
Jeffrey Moseley	70	Independent Director
Jonathan McKeage	72	Independent Director

Ray Chen, Chief Executive Officer, Chief Financial Officer, and Director

Ray Chen has been our Chief Executive Officer, Chief Financial Officer and a member of our board of directors since August 2023. Mr. Chen has been Goldenstone Acquisition Ltd.’s Chief Financial Officer since March 2021. He had served as Chief Operating Officer of Goldenbridge Acquisition Limited from August 2020 until it completed business combination with Sun Car Technology Company in May 2023. Chen served as Director and Chief Operating Officer of Wealthbridge Acquisition Limited, a special purpose acquisition company, from February 2018 until its business combination with Scienjoy Inc. in May 2020, and has served as the Investor Relation Officer of Scienjoy until 2022. Mr. Chen served as Chief Executive Officer at Fortissimo Film International Ltd., a privately- owned film development and production company from August 2016 to January 2018. From January 2013 to February 2016, Mr. Chen was Chief Executive Officer of Beijing Galloping Horse Film & TV Production Co., Ltd. From January 2010 to March 2013, Mr. Chen was the head of sales in the Beijing Office of Star Jet Co., Ltd. Prior to his Star Jet experience, Mr. Chen was the executive board member and head of sales in Asia Jet Partners Limited, a privately-owned holding company specializing in general aviation and aircraft leasing. Mr. Chen joined Asia Jet after his service as Chief Executive Officer at ABC International Inc., a business consulting company based in Cleveland, Ohio. Mr. Chen attended business and marketing courses at Cleveland State University from September 1991 to June 1995. The Company believes Mr. Chen is well-qualified to serve as a member of the board given his public company experience, including other similarly structured blank check companies, business leadership, operational experience and contacts.

Yuquan Wang, Director

Yuquan Wang has been a member of our board of directors since our inception. Mr. Wang has been the founding partner of Haiyin Capital since January 2009. Additionally, Mr. Wang has served as a board member of Soft Robotics Inc. from February 2016 to January 2021. Mr. Wang served as a board member for Wicab, Inc. since July 2014 and as a board member of Cerevast Medical, Inc. since October 2014. Since January 2003, Mr. Wang has served as a board member of Frost & Sullivan (Beijing). Mr. Wang also currently serves as a board member of T4Game since August 2013. In addition, Mr. Wang served as a board member of Hanson Robotics since March 2015. Mr. Wang is the co-founder and has served as the chairman of Innovation Map since June 2016 and the Chairman of Innovation Map USA since August 2017. Mr. Wang has served as an advisor to the George H.W. Bush Foundation for U.S.-China Relation since January 2021. Since May 2009, Mr. Wang has served as a board member of Easescent Wine. He also currently serves as a member of the board of Fuwen Enterprise Management Consulting since December 2011, and Guangkong Haiyin Enterprise Management since October 2014. Mr. Wang is the CEO of FutureTech Acquisition Corp., where he currently serves as a member of the board. Previously, Mr. Wang served as our Chief Executive Officer from inception to August 2023.

Neil Bush, Independent Director

Neil Bush has served on our board of directors since February 2022. Mr. Bush has been the sole member of Neil Bush Global Advisors, LLC since January 1998. Additionally, Mr. Bush has been on the board of directors for Hong Kong Finance Investment Holding Group since 2012. Mr. Bush has also served as the co-chairman for CIIC since 2006 and as an adviser to CP Group since 2015. Further, Mr. Bush has served as a partner for Asia & America Consultants since March 2016 and the chairman of Singhaiyi since April 2013. Mr. Bush served on the board of Greffex, Inc. since June 2020 and the Points of Light Foundation. Mr. Bush was appointed director of Rebound International, LLC in early 2022.

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Jeffrey Moseley, Independent Director

Jeffrey Moseley has served on our board of directors since February 2022. Mr. Moseley has served as the director of SNU Foundation since April 2016. Mr. Moseley previously served as director of Wallis Bank from April 2014 to February 2018.

Jonathan McKeage, Independent Director

Jonathan McKeage has served on our board of directors since August 2023. Mr. McKeage has over 30 years of experience in the areas of M&A, corporate finance, equity analysis, trading and investor relations. Mr. McKeage has served as a director of Goldenstone Acquisition Ltd. since July 2021. Mr. McKeage has served in various roles at American Education Center, a provider of college application advice, and acclimation and business services to Chinese students studying in the United States and their families, since September 2015: as Senior Advisor since September 2017; as Chief Executive Officer and director from September 2016 to August 2017; and as Managing Director from September 2015 to August 2016. From September 2015 to June 2017, Mr. McKeage served as Chief Academic Officer and a Professor at Columbia International College, Inc. Prior to that, from 2004 to 2010, Mr. McKeage served as Vice President of Corporate Development for Digital Angel Corporation, where he coordinated acquisitions and divestitures and served as in-house investor relations manager for this international RFID and GPS technology group. During this time, Mr. McKeage also served as Chief Executive Officer and Director of New Jersey-based Digital Angel subsidiary InfoTech USA, an OTC-quoted provider of information technology and consulting services to small and medium sized businesses, where he led a business model restructuring and eventual sale to a private equity group, as part of the parent company’s program of divestiture of non-core assets. Before this, Mr. McKeage for two years was an Account Manager with Allen & Caron, a New York and London based investor relations firm, where he led roadshows and wrote press releases for the firm’s small cap client base and advised C-suite executives on IR strategies. In the early 1990s Mr. McKeage spent three years with Kalb Voorhis, a New-York based brokerage and specialist operation, where he acted as floor broker on the NYSE and client relationship manager with the firm’s AMEX specialist unit, as well as on the firm’s equity sales desk “upstairs” executing customer trades on these exchanges. Following this, he spent two years with Niederhoffer Investments, a New York-based financial group engaged primarily in commodities trading, where he engaged in commodities research and ADR trading, as well as managing the firm’s private company exclusive sale business. Mr. McKeage’s investment banking experience includes seven years (1995 to 2002) as a Managing Director in the Corporate Finance department of New York-based Dominick & Dominick LLC, where he was involved in a number of domestic and international M&A and equity funding assignments and also led European roadshows for US clients in conjunction with Dominick’s then-extensive European branch network. Mr. McKeage holds a bachelor degree from Rice University, masters and PhD degrees from Harvard University and a Certificate in Business Administration from The Wharton School. We believe Mr. McKeage is well-qualified to serve as a member of the board given his public company experience, including investor relations, business leadership, operational experience and contacts.

Number and Terms of Office of Officers and Directors

We have five directors. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Neil Bush, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Jeffrey Moseley and Jonathan McKeage, will expire at the second annual meeting of stockholders. The term of office for the third class of directors consisting of Yuquan Wang and Ray Chen, will expire at the third annual meeting of stockholders.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our founder shares. In addition, prior to the completion of an initial business combination, holders of a majority of our founder shares may remove a member of the board of directors for any reason.

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Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to nominate persons to the offices set forth in our amended and restated certificate of incorporation as it deems appropriate. Our amended and restated certificate of incorporation provides that our officers may consist of one or more chairman of the board of directors, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Executive Officer and Director Compensation

None of our officers has received any cash compensation for services rendered to us. Commencing on the date of our Initial Public Offering, we have agreed to pay an affiliate of our sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. Other than as set forth above, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our sponsor, officers, directors or any affiliate of our sponsor, officers or directors, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). Our officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We established an audit committee of the board of directors. Neil Bush and Jeffrey Moseley serve as members of our audit committee, and Jonathan McKeage chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Bush, McKeage, and Moseley meet the independent director standards under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

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Each member of the audit committee is financially literate, and our board of directors has determined that Mr. McKeage qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We adopted an audit committee charter, which details the principal functions of the audit committee, including:

● the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

● pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

● setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

● setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

● obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

● reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

● reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any cor

Compensation Committee

We established a compensation committee of the board of directors. Jonathan McKeage and Jeffrey Moseley serve as members of our compensation committee, and Mr. Moseley chairs the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Messrs. McKeage and Moseley are independent.

We adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

● reviewing and approving on an annual basis the corporate goals and objectives relevant to our executive officers’ compensation, if any is paid by us, evaluating our executive officers’ performance in light of such goals and objectives and determining and approving the remuneration (if any) of our executive officers based on such evaluation;

● reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

● reviewing on an annual basis our executive compensation policies and plans;

● implementing and administering our incentive compensation equity-based remuneration plans;

● assisting management in complying with our proxy statement and annual report disclosure requirements;

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● approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

● if required, producing a report on executive compensation to be included in our annual proxy statement; and

● reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of our sponsor of $10,000 per month, for twelve (12) months (or up to eighteen (18) months), for office space, utilities and secretarial and administrative support, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Corporate Governance and Nominating Committee

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. Our independent directors will participate in the consideration and recommendation of director nominees. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit committee charter as exhibits to the registration statement for our Initial Public Offering. You can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

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INFORMATION ABOUT LONGEVITY

Unless the context otherwise requires, all references in this section to “Longevity,” “we,” “us,” “our” or “the Company” refer to the business of Longevity Biomedical, Inc. and its proposed Targets prior to the consummation of the Business Combination, which will become the business of FutureTech following the consummation of the Business Combination. Further, unless the context requires otherwise, information presented herein with respect to the proposed Targets assumes that the Target Acquisitions have been consummated; however, there is no assurance that the Target Acquisitions will be consummated.

Company Overview

Longevity is formed Delaware corporation that was incorporated in October 2021. We are a biopharmaceutical company focused on the advancement of impactful new technologies and services across therapeutics, monitoring and digital health that address diseases associated with aging and were formed to pursue acquisitions of target companies in the medical technology and biomedical life sciences industries. Our initial acquisitions, the Target Acquisitions, are intended to advance solutions across well-defined areas of chronic age-related conditions associated with degeneration of tissue form and function, beginning with therapeutic technologies across ophthalmology, soft-tissue reconstruction and repair, and cardiovascular disease. Upon consummation of the Target Acquisitions and closing of the Business Combination, FutureTech will be renamed “Longevity Biomedical, Inc.”

Building on this initial platform of therapeutic technologies, we intend to opportunistically acquire and/or partner with other health technology companies to become a leading provider and consolidator of products and services designed to increase and improve health span amongst the rapidly growing aging patient population.

We are led by a team of industry experts and scientific advisors with significant experience acquiring, developing, and commercializing cutting-edge health technologies. Our management team is a critical component to the execution of our overall strategy and our business model. We have assembled a team with significant experience in translational science, clinical development, regulatory affairs and business development. We believe these capabilities will drive our ability to identify, acquire, develop and commercialize novel products and technologies in the longevity field. We believe our expertise will make us the partner of choice for leading biopharmaceutical/medtech companies or academic institutions that wish to maximize the value of their longevity product candidates. The members of our team have been collectively involved in the development and approval of multiple medtech and biopharmaceutical drug products.

Target Acquisitions

On August 7, 2022, Longevity entered into Contribution and Exchange Agreements (“C&E Agreements”) with Aegeria, Cerevast, and Novokera and their respective stockholders or members. On January 25, 2023, the C&E Agreements were amended to, among other things, finalize certain key provisions of the Target Acquisitions. The consummation of each Target Acquisition is conditioned upon the satisfaction or waiver of certain closing conditions including amongst other items, (i) the closing of each of the other Target Acquisitions and (ii) the closing of a business combination with a valuation of not less than $128 million and minimum aggregate unrestricted cash proceeds available to fund the balance sheet at closing of $30 million. The foregoing conditions may be waived on behalf of each of Aegeria, Cerevast, and Novokera by the representative of their respective stockholders or members as detailed in the C&E Agreements.

On June 26, 2023 the C&E Agreements were further amended to revise the definition of an Approved deSPAC Transaction to have a lock-up of 180 days for directors, officers and 5% or greater stockholders of the post-transaction company.

On August 29, 2023, Longevity along with Aegeria, Cerevast and Novokera entered into the Third Amendment to the C&E Agreement to remove the closing condition of minimum cash at closing of $30 million.

On August 8, 2024, Longevity terminated the C&E Agreement with Novokera pursuant to Section 10.1(b) of the C&E Agreement due to multiple conditions not being satisfied or waived to close a business combination by October 25, 2023.

On August 8, 2024, the Company entered into amendments to the C&E Agreements with Aegeria and Cerevast (“Targets”) and each of the Targets’ respective stockholders and unitholders pursuant to which certain provisions of the C&E Agreements were amended to, among other things: modify the aggregate valuation assigned to Longevity reflecting a business combination and modify the allocation of the transaction consideration among the Targets and FutureTech Capital.

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Aegeria Soft Tissue LLC

Aegeria is a clinical-stage regenerative medicine company whose primary asset is an exclusive worldwide license from Johns Hopkins University (“JHU”) for a biomatrix technology designed for soft tissue reconstruction. Aegeria is currently focused on using this technology in the treatment of soft tissue aesthetic and lumpectomy defects. Clinical development of our technology has been primarily funded by a 2015 grant to JHU from the Armed Services Institute for Regenerative Medicine and a 2020 grant to JHU from the U.S. Army Medical Research Acquisition Activity.

Cerevast Medical, Inc.

Cerevast is a clinical-stage medical device company focused on the development of novel therapeutic solutions to restore health and improve the quality of life for patients that suffer from major diseases by leveraging our core expertise in the fields of ultrasound and microsphere technologies. Cerevast’s lead clinical stage programs are designed for the treatment of ischemic stroke and retinal vein occlusion, two devastating diseases with limited treatment options that affect millions of patients worldwide each year.

Our Product Candidates and Pipeline

The following table sets forth the consolidated development status of our current therapeutic product candidates and future pipeline opportunities and the target indications for which they are being developed:

Therapeutic Product Candidates

Ophthalmology

LBI-001- Retinal Vein Occlusion (“RVO”)

RVO is a chronic condition of the eye in which small blood clots form in the retinal veins. When this occurs, there is hemorrhage of blood from the blocked vessels into the surrounding retinal tissue leading to swelling (macular edema) and formation of new blood vessels (neovascularization). RVO is broadly classified into two sub-types. Central retinal vein occlusion (“CRVO”) occurs when the blood clot forms in the central retinal vein. Branch retinal vein occlusion (“BRVO”) is four to six times more prevalent than CRVO and occurs when the occlusion forms in the smaller branch retinal veins.1 Left untreated, RVO typically leads to permanent blindness over a period of years and represents the second leading cause of retinal blindness behind diabetic retinopathy with a global market of approximately 28 million.2 Current treatments include anti-vascular endothelial growth factor (“anti-VEGF”) drugs such as Eylea, Lucentis and Avastin. To a lesser extent, an out-patient surgical procedure known as laser photocoagulation is used to seal off leaking blood vessels and slow the growth of abnormal blood vessels.

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Anti-VEGF drugs work to halt the progression of neovascularization and require frequent and long-term injections directly into the eye. Whereas anti-VEGF therapy is effective at slowing the progression of the disease, it does not address the underlying root cause (i.e. a blood clot in one or more of the retinal veins). As a result, there continues to be a progressive, long-term deterioration of vision in most RVO patients.

To address this treatment gap, we have developed a new approach to the treatment of RVO called Reflow RVOTM that is designed to treat the root cause of the disease — namely the venous clot. The therapy combines intravenous administration of microspheres with non-invasive therapeutic ultrasound delivered across the closed inferior eyelid. The microspheres have a diameter ranging between 1.1 to 3.3 microns and are sufficiently small enough to pass through retinal vein occlusions. The ultrasound is administered through a proprietary ultrasound device that has been designed specifically for the treatment of RVO in either out-patient retinal clinics or ambulatory surgical centers. When the microspheres travel through the circulatory system and pass through the path of the ultrasound beam, they undergo multiples cycles of expansion and contraction (cavitation). This cavitational process results in a focused release of energy in the vicinity of the blood clot to non-invasively restore blood flow in the occluded vein. By treating the root cause of the disease, we believe this therapy has the potential to significantly reduce the need for long-term anti-VEGF maintenance therapy and improve the quality of life for patients inflicted by RVO.

Reflow RVOTM Product Components

A pre-clinical study has been completed that evaluated the feasibility of this therapeutic treatment regimen in a rabbit model of BRVO. In this pre-clinical study, Rose Bengal-mediated laser-induced photothrombosis was used to induce an occlusion in the branch retinal vein of all animals. Fluorescein angiography confirmed the occlusion on the day of the experiments and was used for follow-up comparison. The active treatment group (n = 16) received a continuous intravenous infusion of microspheres and therapeutic ultrasound for 30 minutes. Control groups received either therapeutic ultrasound plus intravenous saline infusion (n = 6) or no treatment (n = 6). Immediate (30 minutes) and late (48 hours) reperfusion was evaluated in all animals. Retinal venous blood flow in the occluded vessel was immediately restored in 50% of the active treatment group versus 0% in the control groups (p = 0.05). Complete late reperfusion was observed in 93.7% of the rabbits in the active treatment group versus 33.3% of the ultrasound plus saline control group, and 0% of the no treatment control group (p < 0.001). Safety endpoints were not assessed in this pre-clinical study. The result of the study indicated that the active treatment regimen comprised of intravenous infusion of microspheres plus therapeutic ultrasound warranted further investigation as a therapeutic tool for retinal vein occlusion.

[1]	Song P, Xu Y, Zha M, Zhang Y, Rudan I. Global epidemiology of retinal vein occlusion: a systematic review and meta-analysis of prevalence, incidence, and risk factors. J Glob Health. 2019 Jun;9(1):010427. doi: 10.7189/jogh.09.010427. PMID: 31131101; PMCID: PMC6513508.

[2]	Id.

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Subsequent to the pre-clinical rabbit study, a Phase 1, single-arm clinical study was conducted to establish reasonable assurance of safety and effectiveness of the use of therapeutic ultrasound in conjunction with intravenous infusion of microspheres for treatment of retinal vein occlusion in human subjects.

Eligible subjects between 18 and 80 years of age diagnosed with BRVO within the prior 24 months were selected for the study. The study duration was approximately six months, including 12 clinic visits. The primary efficacy end points included best-corrected visual acuity (“BCVA”). Secondary efficacy endpoints included changes in retinal edema, as measured by Optical Coherence Tomography and changes in intraocular pressure as measured by applanation tonometry over the duration of the study. A total of 8 subjects (6 BRVO and 2 CRVO) were enrolled in the study. The mean change from baseline in BCVA increased during the course of the study (10.8 letters), suggesting modest improvement in visual acuity. The mean change from baseline in retinal edema and intraocular pressure demonstrated a decrease of 68.4 microns and 3.0 mm Hg respectively, supporting a positive trend on the secondary efficacy endpoints. The primary safety endpoint was the incidence of serious adverse events. During the study, two subjects with serious adverse events were reported. One subject, who had pre-existing neovascularization and history of vitreous hemorrhage, experienced a subhyaloidal hemorrhage approximately 6 weeks after the ultrasound treatment, which was assessed as possibly related to the study device and procedure. A second subject experienced an increase in retinal edema/cystoid macular edema (“CME”) approximately 2 months after treatment, which was assessed as unrelated to the study device or procedure and due to the natural course of retinal vein occlusion. Both serious adverse events were resolved after intervention treatment.

Although the sample size of this study was insufficient to demonstrate statistical significance on any of the study endpoints, the outcomes of this preliminary Phase 1 study provided supportive data pertaining to the use of therapeutic ultrasound in conjunction with intravenous infusion of microspheres as a potential new treatment regimen for patients with RVO.

Based on the results of the Phase 1 clinical study, an Investigational Device Exemption (“IDE”) was filed and received conditional approval by the FDA to conduct a Phase 2 feasibility study in the United States. This clinical study was designed to randomize 50 subjects diagnosed with BRVO and with macular edema detected in the past 18 months on a 2:2:1 basis between active treatment 1 (intravenous infusion of microspheres plus low-dose therapeutic ultrasound); active treatment 2 (intravenous infusion of microspheres plus high-dose therapeutic ultrasound); and a control group receiving intravenous infusion of saline and sham ultrasound.

Only one subject was enrolled and randomized for treatment in this study before the study was electively placed on hold in June of 2015 due to funding constraints. Currently this study is not enrolling new subjects.

Since the time that the IDE was approved by the FDA to conduct the Phase 2 clinical study, the standard of care for the treatment of RVO has changed. Vascular endothelial growth factor (“VEGF”) has been found to play a role in macular edema secondary to RVO. As a result, it is currently standard practice to administer anti-VEGF injections to RVO patients to address the macular edema that is often a secondary symptom to the underlying RVO. Because the Phase 2 clinical study that was approved under the IDE only used anti-VEGF therapy as rescue therapy, it would currently be medically inappropriate and pose an ethical dilemma for physicians to enroll patients into a clinical study that does not align with existing standard of care.

Submitting a supplement to the current IDE would be appropriate in those instances where approval for relatively minor changes or amendments to the study protocol are being requested of the FDA. However, in instances where approval for significant changes to a study are being requested of the FDA (such as changes to the study design, treatment arms, endpoints, etc.) it is often more appropriate to withdraw the current IDE and submit a new application. As a result, we plan to submit a new IDE to the FDA to allow for the use of anti-VEGF injections in an updated Phase 2 study protocol. Under this revised study paradigm, we propose to compare the combination of intravenous infusion of microspheres, therapeutic ultrasound and anti-VEGF injections (active treatment) to anti-VEGF injections alone (control) in 50 subjects with BRVO. The proposed primary efficacy endpoints will be BCVA and reduction in retinal edema. The primary safety endpoint will be the occurrence of ocular adverse events between the active and control groups. Additionally, this study will assess the durability of anti-VEGF injections between the active treatment and control groups to determine if our Reflow RVOTM treatment results in a reduction in the frequency of anti-VEGF injections.

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Before the LBI-001 program moves into the pivotal trial phase, we plan to engage the FDA in an end of Phase II meeting to obtain guidance regarding the appropriate regulatory pathway. Our Reflow RVOTM treatment incorporates microspheres and ultrasound, or a drug and a device. As a result, it is likely that the regulatory review by FDA may involve the Office of Combination Products. Since the primary mechanism of action is generated through the acoustic energy from ultrasound, we believe that the FDA should assign the Center for Devices and Radiological Health as the lead review division for any regulatory submissions. In the event the Reflow RVOTM is designated by FDA as a combination product, we anticipate that the submissions may involve a Premarket Approval Application (“PMA”) for the medical device, and a New Drug Application (“NDA”) for the microspheres.

Soft-Tissue Reconstruction and Repair

LBI-101 Reconstruction and Repair of Soft Tissue Defects

Soft tissue reconstruction remains an intractable clinical challenge as current surgical options and synthetic implants often produce inadequate or temporary outcomes. Soft tissue deficits may be surgically reconstructed using autologous adipose tissue or “fat grafting”, but these procedures can lead to donor site morbidity, require multiple procedures, and have highly variable outcomes. To address this clinical need, we developed an “off-the-shelf” adipose extracellular matrix (“ECM”) biomaterial from allograft human tissue (acellular adipose tissue, or “AAT”).

Soft tissue damage can occur due to traumatic injury, congenital and acquired medical conditions, infection, aging, or ablative surgical procedures, such as tumor resection. Soft tissue defects can severely impact cosmesis and lead to functional deficits due to lack of support, reduced range of motion and scar contracture. There are limited options currently available for soft tissue repair and reconstruction. Synthetic implants can be used to treat some types of soft tissue defects such as those used for breast reconstruction following a mastectomy. However, synthetic implants do not replicate many attributes of living tissue and can induce a foreign body response. Furthermore, synthetic implants are not available for a broad range of defect sizes and anatomical locations. For smaller defects, such as wrinkles, fillers are a mainstay of treatment. Fillers, made of hyaluronic acid, collagens, or small particles, replace lost volume but require continual re- injection. The global filler business in 2022 reached $5.01 billion.5

The availability of adipose tissue in the body and its elasticity makes it a frequent source of autologous tissue for fat grafting procedures. Fat grafting provides more natural tissue volume replacement method and the number of procedures have increased substantially in recent years. Liposuction techniques may be used to collect lipoaspirate, which is injected subcutaneously to fill small tissue defects. By comparison, free flap adipose tissue transfers needed for larger volume corrections require additional microvascular reconstruction. Autologous fat grafting, however, is a biological soft tissue replacement with significant variability in transplanted tissue retention in the defect site, with patients typically losing within six months between 40% and 60% of the original volume of the transplanted tissue.6 Necrosis, calcifications, and cyst formation can result from poor viability of transplanted adipose tissue. The results of these procedures can be unpredictable and can result in the need for costly secondary surgeries. Secondary surgeries are limited by the patients’ available volume of autologous tissue and problems with tissue harvesting and scarring at the donor site. As a result, we believe that there is a significant need for a biomaterial solution that provides the ease of use, delivery and availability benefits of synthetic implants with the benefits of autologous adipose tissue.

When tissues are processed to remove biomaterials such as viable cells, the isolated and preserved ECM- based biomaterials, which are known as matrixes or scaffolds, provide mechanical support and biological signals for cell migration and tissue development. The ECM’s biological signals, including growth factors and ECM-associated vesicles, promote cell migration and tissue development for the formation of viable and potentially permanent new tissue. Although surgical soft tissue reconstruction is often done with autologous adipose tissue, there is currently no allogenic biomaterial that is FDA-approved and that mimics or is derived from native adipose tissue.

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LBI-101 is human allograft adipose tissue minimally processed to remove oil and cells while maintaining the integrity of the matrix with the intent to address the issues of the specific and nonspecific inflammatory responses. The proprietary manufacturing process preserves the remaining extracellular components of the extracellular matrix of the adipose tissue, primarily type 1 collagen. The acellular matrix is processed without damage to the matrix components and is designed to be injected. The allograft is designed to function as a physical framework to produce tissue-like volume that can support cellular infiltration and new tissue formation at the implant site.

[5]	Fortune Business Insights, Medical Device/Dermal Fillers Market. Report ID: FBI100939, https://www.fortunebusinessinsights.com/industry-reports/dermal-fillers-market-100939

[6]	Anderson, A. E., Wu, I., Parrillo, A. J., Wolf, M. T., Maestas, D. R., Graham, I., Tam, A. J., Payne, R. M., Aston, J., Cooney, C. M., Byrne, P., Cooney, D. S., & Elisseeff, J. H. (2022). An immunologically active, adipose-derived extracellular matrix biomaterial for soft tissue reconstruction: concept to clinical trial. Npj Regenerative Medicine, 7(1). https://doi.org/10.1038/s41536-021-00197-1

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We evaluated the chemo-attractive properties of AAT in vitro studies by measuring the migration of human adipose derived stem cells (“ASCs”) through a porous membrane in response to soluble molecular signals. Serum-starved human ASCs were screened in a Boyden chamber for 6 hours to determine whether they would migrate towards adipose ECM proteins. Serum-free media was used as the negative control for cell migration and media supplemented with 10% fetal bovine serum (“FBS”) was used as the positive control. A significant increase in the number of cells migrating across the membrane was observed with the addition of 1% AAT to serum-free media in the lower chamber, or 51.8% of the migration observed with the positive control of 10% FBS. In addition to attracting ASCs with soluble factors, AAT provides a physical substrate for cell attachment and differentiation. ASCs seeded on AAT-coated slides preferentially adhered to the matrix proteins over areas of exposed glass and adapted a spindle-shaped mesenchymal morphology.

With the addition of adipogenic induction media, cells underwent adipogenesis as determined by the adoption of a round morphology characteristic of mature adipocytes and accumulation of lipid droplets that stained positively with Nile Red. To determine if the AAT scaffold provided a unique substrate for adipogenesis, we compared the adipogenic differentiation potential of ASCs cultured in AAT and acellular dermis (“ACD”) in a 3D culture environment. Constructs were initially maintained in growth media for 3 days after which they were transferred into adipo-inductive media until day 15. After 15 days, AAT and ACD constructs looked indistinguishable upon gross examination. However, histological staining with Oil Red O revealed greater lipid accumulation in the AAT construct compared to ACD. Furthermore, gene expression of early (PPARG and CEPBA) and late (FABP4, LPL, LEP) markers of adipogenesis in ASCs significantly increased in the AAT compared to ACD.

To test different batches of human-derived AAT for in vivo biocompatibility, subcutaneous injections were carried out in Sprague Dawley rats (n = 12) for up to twelve weeks. Animals were grouped by study endpoints of 1, 4, and 12 weeks with 4 animals per group. Human adipose-derived AAT was injected subcutaneously (200 μl) in rats to characterize the immune response and tissue remodeling. For this study, AAT was produced at lab-scale and was not irradiated prior to implantation. New adipocytes infiltrated the implants by one week, increasing in abundance at later time points. The majority of implant sites had minimal to mild inflammation and appeared to integrate well into existing host subcutaneous tissue. The implants showed evidence of cell infiltration, vascularization, adipogenesis and intracellular lipid accumulation, which indicated implant biocompatibility. Infiltration of host cells into AAT from surrounding tissue indicated the potential to promote regeneration of adipose tissue using AAT as a scaffold. Samples prepared using mild processing reagents appeared to favor earlier adipocyte infiltration of the implants and a slighter inflammatory reaction compared to acetone processing. Oil Red O staining highlighted the band of new adipose tissue forming from the edges of the implant at four weeks. Additionally, cells in the center of the matrix stained positive for CD31, indicated vascular development, which is the necessary prerequisite for formation and maintenance of new adipose tissue. A number of cells also stained positive for CD44, a cell surface receptor for hyaluronic acid that is expressed on both cells of hematopoietic and non- hematopoietic origin and is involved in lymphocyte homing. By twelve weeks, the adipose tissue development had progressed further into the implant and areas of collagen remodeling were observed histologically.

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In vivo biocompatibility in a rat model. Histology of acellular adipose tissue implants after four weeks in Sprague Dawley rats stained with (A) hematoxylin and eosin, (B) Oil Red O staining for intracellular lipids, (C) CD31 and (D) CD44 immunofluorescence.

Fat grafting for soft tissue reconstruction uses lipoaspirate and ASCs enriched from lipoaspirate. To compare AAT to these clinical techniques, we evaluated biocompatibility and volume retention of human lipoaspirate and cells in an immune-deficient mouse model. Athymic nude mice (n = 12 per group) each received subcutaneous injections of AAT with and without ASCs. For implants containing ASCs, cells were resuspended in AAT immediately prior to injection. No volume loss was observed in AAT without ASCs over 12 weeks (final average volume ratio of 1.08), while inclusion of ASCs in the scaffold resulted in gradual loss of volume over the study period (final volume ratio of 0.63). We also compared AAT with lipoaspirate (also known as fat grafting) as the gold standard treatment for soft tissue volume correction. AAT and fat grafts were placed at distal sites on the same mice (n = 6) and exhibited similar loss of volume (final volume ratios of 0.59 and 0.53 for AAT and fat grafting, respectively). AAT implants lost volume faster in this study where the athymic mice also received fat grafts. AAT implants in fat-grafted animals also demonstrated increased cellular infiltration compared to AAT implanted in animals that only received the scaffold injections. Hematoxylin and eosin (“H&E”) staining of AAT showed extensive de novo adipose tissue formation and collagen remodeling where ASCs had been delivered with the scaffold. In these implants, much of the AAT was replaced by new adipose tissue. The implant edges appeared completely populated by adipocytes while the center of the AAT had less adipogenesis and regions where the implant was still visible suggesting progressive inward cell migration and differentiation.

While the AAT and fat grafts exhibited similar volume retention, gross and histological examination of the explanted AAT, AAT with ASCs, and fat grafts at 12 weeks revealed significant differences in cellular reactions at the implant site. Each type of recovered implant had a distinct gross morphology. Fat grafts retained the distinct yellow color characteristic of the intracellular lipids found in native human adipose tissue. AAT implants without ASCs retained the white color of the AAT material, while AAT with ASCs took on the color and texture of the surrounding tissues. The edge and center of AAT implants were well- infiltrated with host cells, with clusters of adipocytes present near the implant edges and small caliber blood vessels present both peripherally and in the center of implants. In contrast, the fat grafts had only a layer of viable adipocytes on the outside layer of the implants with large necrotic cysts towards the center of the implant. Regions of calcification surrounded by phagocytes were also observed, which typically occurs secondary to tissue necrosis.

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AAT demonstrates volume retention and superior biocompatibility in athymic mice. (A) Volume retention for human lipoaspirate (fat grafting) and AAT injected subcutaneously in athymic nude mice, as measured trans-dermally using digital calipers, with gross images of recovered implants after 12 weeks in situ. (B) Volume persistence in AAT versus in AAT supplemented with ASCs when implanted in athymic nude mice, with gross images of recovered implants after 12 weeks in situ. (C-E) H&E staining of implants recovered after 12 weeks, with implant boundaries indicated by dashed lines. (C) Adipogenesis and vascularization (arrows) within the AAT implant. (D) Signs of calcification (arrows) and cyst formation (*) within fat grafts. (E) New adipose tissue formation (arrows) within ASC-containing AAT implants.

Clinical soft tissue deficits can be large, requiring significant volumes to restore structure. Larger volumes of AAT were tested in Yorkshire cross pigs using cadaveric porcine adipose tissue (“pAAT”). Individual pigs (n = 3) each received a total volume of 48 cc of pAAT injected subcutaneously at a variety of anatomical sites with individual injection volumes up to 20 cc. Implants were harvested after 4 weeks. Local responses to the allogeneic pAAT were assessed both visually and histologically. No additional swelling beyond than the original injection volume or signs of skin irritation at the injection sites were observed, and most implants were still clearly visible by external examination at the end of the study. A dose escalation of injection volume resulted in increased implant volumes with larger injection volumes typically translating to higher overall volume retention, although with increased variability. Volume retention also depended on the anatomical location of the implant. Greater resorption of implants appeared most common at sites with large amounts of native adipose or near joints where tissue compression may have occurred.

Histologic sections for each implant were also semi-quantitatively scored by a pathologist. Implants consisted of nonviable, acellular fibrous connective tissue matrix, few adipocytes, and a minimal to moderate immune response composed of polymorphonuclear cells (including eosinophils), lymphocytes, plasma cells, macrophages, and foreign body-type multinucleated giant cells, all predominantly at the periphery of the acellular matrix. Fibroplasia along the edge of implants was often characterized by loosely arranged fibroblasts, small caliber blood vessels, and few inflammatory cells. Cellular and tissue response to the implant was generally minimal to mild, and within the implant the response was generally minimal to moderate. There was some variation in the scores for implant sites from individual animals, as would be expected, but there were no substantial differences among different animals for similar implants. Larger implants generally contained more cells around the edges, while smaller implants had greater penetration of cells into the center of the implants.

We conducted a Phase 1, open-label, clinical trial of AAT in healthy volunteers who planned to have elective surgery for the removal of redundant tissue (n=8). The primary objective of this first-in-human study was to assess the safety of acellular adipose tissue (“AAT”) injections in healthy human subjects. Secondary objectives included assessments of the biocompatibility of explanted implants using histological methods and the tolerability of AAT injections as reported in patient and physical satisfaction surveys.

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Eligible participants were enrolled, injected with AAT on Day 0, and underwent implant excision between 1 – 18 weeks post-injection. AAT was injected subcutaneously in areas to be excised as a part of the participants’ previously planned elective surgical procedure (abdominoplasty or panniculectomy). A total volume of up to 4 mL of AAT was injected per participant, with 1 and 2 mL volumes for individual injection sites. Follow-up visits occurred at Weeks 1, 2, and 4 post-injection and at time of tissue excision. All AAT implants were removed during the participants’ elective surgeries. Additional global assessments occurred at two and six weeks post-implant excision.

The primary outcome of safety was determined by the incidence and rate of adverse events. Secondary outcomes were histopathological analysis of implants performed at the excision date as well as assessment of tolerability through participant-reported comfort and physician-reported ease-of-use with the intervention. Panel reactive antibody (“PRA”) testing was also conducted to evaluate any systemic immune reaction producing HLA (human leukocyte antigen)-reactive antibodies against the AAT implants. The study physician(s) did not note any unexplained changes in patient laboratory values during the study that were likely related to the study intervention. All participants were healthy and well-appearing at study visits. All physical examinations were unremarkable for every subject throughout the study, with one exception: Participant #01 experienced a serious adverse event following implant excision that was determined by the medical monitor not to be related to the AAT. All eight subjects had at least one anticipated adverse event (“AE”) that was considered related to a study implant; however, these anticipated AEs were mild and localized to AAT injection sites. Anticipated AEs experienced by patients included pain/tenderness (n=2 participants), erythema (n=4), bruising (n=4), hyperpigmentation (n=1), and textural change (n=3). No subject experienced abrasion, edema, blistering, blanching, crusting, oozing, purpura, scabbing, ulcer, or scarring at their injection site(s), all of which are other common AEs associated with injections.

Cellular migration from the host tissue into the implant was apparent at the host-implant boundary and increased with duration of implantation. After 18 weeks in situ, there were more cells present at the implant periphery and implant center compared to earlier time points. Multispectral immunohistochemistry (“IHC”) also revealed the formation of new blood vessels at the edge of the implant (CD31+ vascular endothelial cells) and infiltration of perivascular/adipose stem cells (CD34+) both around and within the implant at 18 weeks post-injection. By this latest excision time point, CD4+ T cells dominated within the scaffold-recruited T cell population. Though both CD4+ and CD8+ T cells were found dispersed individually throughout the implant, they also often formed clusters with other non-T immune cells which resembled small tertiary lymphoid structures.

Subcutaneous injection of AAT in healthy volunteers. (A) H&E staining of AAT implants excised from healthy volunteers at early, mid and late time-points during a first-in-human Phase 1 study. High magnification insets show cell migration from the adjacent host tissue into the AAT matrix. (B) Multispectral immunohistochemistry (IHC) reveals formation of blood vessels (CD31+) and migration of adipose stem cells (CD34+).

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Flow cytometry was performed on tissue samples from six study participants with excision time points between 1 and 6 weeks. Immune populations present inside and around the AAT implants were quantified relative to multiple subject-matched normal adjacent adipose samples also collected at the time of implant excision. CD45+ immune cells (as a percentage of the total live cells) varied by subject but were generally enriched within the AAT scaffold compared to local fat. Within the CD45+ immune compartment, granulocytes (CD45+CD11b+CD15+) were typically less abundant within AAT implants relative to normal fat, while macrophages and T cells were significantly enriched in AAT. FoxP3+ T cells increased within implants, representing recruitment of regulatory T cells (a subset of CD4+ T cells) to the AAT scaffold. Cytokine production in scaffold-associated T cells was lower than in T cells isolated from local adipose tissue, though this difference was only statistically significant across subjects for IFNG. There was no significant difference in IL4 or IL17A production between T cells isolated from AAT versus matched adipose. Polarization of scaffold-associated versus adipose-associated macrophages were assessed by CD80 and CD163 expression, markers representing classically activated (M1) and alternately activated (M2) macrophages respectively. Macrophages were identified globally by surface expression of phenotypic markers (CD45+CD15- CD11c+MHCII+CD11b+CD14+CD68+). In the six subjects tested, macrophages present in both AAT and control fat were primarily alternately activated M2 macrophages (CD163+CD80-).

Recruitment within the AAT implant enhanced the M2 phenotype of scaffold-associated macrophages over fat-associated macrophages in most cases, particularly at early time points. Increases in CD80 expression were primarily found in the double-positive macrophage population (CD163+CD80+), which began to expand at approximately two weeks post-injection and increased thereafter over the six weeks studied. AAT implants in subjects with later excision time points had larger fractions of double-positive macrophages than those with earlier excisions; similarly, early excision time points were associated with a larger proportion of unpolarized macrophages. Overall, the AAT microenvironment skewed scaffold-associated macrophages towards a CD163+CD80+ double positive phenotype in AAT compared to native adipose while maintaining similar proportions of M2 and M1 macrophages. Scaffold-associated macrophages in the AAT implants had increased expression of CD163 and CD80 (median fluorescence intensity, MFI) relative to control adipose, as well as increased expression of myeloid markers CD11b and CD14.

Absolute immune cell counts within implants versus surrounding native adipose tissue were also compared for four subjects with excision time points between one and six weeks post-injection, revealing similar trends. Numbers of CD45+ immune cells and T cells per gram of tissue were similar between AAT and adipose tissue for all subjects. Granulocytes were consistently less abundant within AAT up to six weeks in situ than in adipose tissue, while a significant influx of macrophages occurred within the implants after one and two weeks. In these implants excised at one and two weeks (Subjects 06 and 04 respectively), the absolute number of M2 macrophages were 9.6-fold and 4.3-fold higher than in control fat. Double-polarized macrophages were even more significantly enriched within AAT at one and two weeks (565-fold and 91- fold respectively). At four weeks and six weeks, macrophage numbers were similar between AAT and local adipose tissue. Subjects also had increased absolute numbers and relative proportions of M1 (CD80+CD163-) macrophages at their injected sites; yet, M1 macrophages were by far the least abundant macrophage phenotype in all AAT implants tested.

The Phase 2 clinical trial (NCT03544632) is a dose-escalation study with increasing volumes injected into soft tissue defects of the torso for permanent repair in three dose cohorts comprising 5 subjects in each cohort. Core-needle biopsy results from the implants in all subjects demonstrated similar safety, biocompatibility, and cell migration outcomes as in the Phase 1 study. Three adverse events have occurred in the study. Two subjects experienced injection site redness, which was determined to be related to the injection and a third subject experienced an increase in transient liver enzymes, which was determined to be possibly related to treatment. In particular, the naturalness of the tissue product received a favorable rating by the participants and physicians using satisfaction surveys that rated the product on a 0 – 100 percentage scale.

All 15 subjects have completed the one-year follow-up period and will conclude for patients enrolled in the third does cohort prior to the end of 2024. All subjects were treated in the breast/chest area and abdominal regions. Safety was evaluated by the incidence and rate of adverse/unanticipated events. Safety evaluations found that AEs were mild, expected, and usually related to the AAT injection sites; AEs were not related to injection volume. No subject died, discontinued due to an AE, or had an SAE during study participations and all laboratory results were unremarkable.

Biopsies demonstrated increased cellular migration into the implants over time and remodeling over time. Biopsies taken at multiple timepoints demonstrated evolution of AAT, cell migration, and tissue development. Critical findings from the biopsy pathology are:

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●	Cellular and tissue response to the implant increased with time and were associated with remodeling of the acellular substrate.

●	Fat necrosis and acute inflammatory cells were minimal or absent.

●	Acute inflammation was minimal or absent.

●	Polarizable strands of material noted in the Phase I study were absent in the current samples.

●	The material appears well-tolerated.

Secondary outcomes of tolerability and biocompatibility were assessed by subject and physician surveys, panel reactive antibody testing, and histopathology. At all doses, AAT did not provoke a systemic immune response or produce a negative inflammatory response at implantation sites. The majority of subjects were somewhat or very satisfied with injection comfort and fullness of injection site and rated the AAT appearance as natural, smooth, and soft. At month 12, half of the investigators were somewhat or very satisfied for the majority of subjects with ease of use, overall appearance, and fullness of injection site and rated the AAT appearance as natural, smooth, and soft.

AAT is an injectable biomaterial derived from chemically and mechanically processed allograft adipose tissue. The Office of Combination Products responded to our Request for Designation and classified AAT as a biologic. An End of Phase 1, a Type B teleconference call was held with CBER, which discussed the proposed Phase 2 clinical study design and results from the Phase I trial. The Phase 2 study is designed to evaluate increasing volumes of AAT in acquired soft tissue defects of the trunk. Efficacy of soft tissue reconstruction will likely be evaluated using multiple imaging modalities. Safety and tolerability will continue to be assessed as in the Phase 1 study. Results will be compiled and submitted to the FDA and serve as a basis for the Phase 3 protocol design. The Phase 2 clinical study has recruited and treated 10 patients and the remaining five patients will be recruited after imaging studies are completed. We have previously applied for Regenerative Medicine Advanced Therapy (“RMAT”) designation for our LBI-101 product and our application was rejected by the FDA. As communicated by the FDA, the basis for this decision was the fact that our Phase 2 study lacked a control group, which made the imaging and questionnaires difficult to quantify clinical benefit. Additionally, the histology and biopsy analysis methods required further validation to assess their accuracy and appropriateness, which would take place during the conduct of the Phase 2 study. Based on the results of the Phase 2 study, we may elect to re-apply for RMAT designation.

Cardiovascular Disease

LBI-201-Ischemic Stroke

Ischemic stroke is the result of a blood clot forming in one or more of the arterial vessels of the brain. Current approved treatments for ischemic stroke are limited to the single clot-dissolving drug tissue plasminogen activator (“tPA”) and catheter-based thrombectomy. tPA is effective at dissolving small vessel blood clots, but it is only effective at restoring blood flow in 15-20% of large vessel occlusions.7 Catheter- based thrombectomy is highly effective at removing large vessel occlusions but is performed at less than 10% of hospitals due to the requirement for specialized facilities and trained medical staff. Patients with large vessel occlusions that present to community-based hospitals without thrombectomy services are frequently transported to Comprehensive Stroke Centers for thrombectomy once the initial diagnosis is determined and tPA has been administered. On average, these transport periods can be in excess of two hours during which oxygen deprived brain tissue is irreversibly destroyed, frequently leading to long-term disability. As a result, there is a significant treatment gap for stroke patients with large vessel occlusions that do not have immediate access to thrombectomy services.

The AurevaTM Pulse is a therapeutic ultrasound device that is designed to be used in combination with tPA during the acute phase of ischemic stroke to break-up blood clots and restore blood flows to the ischemic (oxygen deprived) regions of the brain. Coupling the acoustic energy of transcranial ultrasound (“TUS”) with tPA has been shown in clinical studies to significantly increase restoration of blood flow in stroke patients. Ultrasound generates acoustic streaming at the site of the blood clot, which causes tPA to be refreshed at the surface of the occlusion, resulting in an increased rate of clot dissolution. Ultrasound is also known to reversibly disaggregate fibrin strands within the clot, specifically making the strands longer and thinner, which exposes additional binding sites on the fibrin for conversion of plasminogen to plasmin to aid in clot lysis.

[7]	Seners P. Turc G, Naggara O, Henon H, Piotin M, Arquizan C, Cho TH, Narata AP, Lapergue B, Richard S, et al. (2018). Post-Thrombolysis Recanalization in Stroke Referrals for Thrombectomy.

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The AurevaTM Pulse is non-invasive and is designed to be easily administered in the emergency room environment once the stroke diagnosis has been confirmed and tPA administered. The device is designed to be portable and to travel with stroke patients that are determined to be viable candidates to undergo transport to a comprehensive stroke center for thrombectomy. Increasing the rate of vessel recanalization in patients that do not have immediate access to thrombectomy services may directly address this current treatment gap in stroke care.

The AurevaTM Pulse is comprised of three major components: The headset, transducer with connecting cable, and the control box. It is designed to be an operator independent system. Once the headset is placed on the subject’s head and the ultrasound therapy is activated, the system will provide the therapy independent of the need for a trained ultrasonographer to aim or hold the transducer in place. To administer TUS, the headset of the device utilizes a single re-locatable transducer array that is inserted into an adjustable headset at one of two locations (right temporal or left temporal) based on confirmed clot location from pre- treatment CT angiography (“CTA”). The transducer array positions are fixed in place to take advantage of the known acoustic windows on the human head, specifically the two temporal windows. Through these windows, the device administers TUS to the principal regions in which large vessel occlusions of the cerebral vasculature are generally known to occur, namely the MCA M1 or proximal M2 anterior cerebral artery (“ACA”) A1, and intracranial carotid T.

AurevaTM Pulse Product Components

Three pre-clinical studies using high frequency (≥ 490 kHz) Ultrasound + tPA were key references in support of the LBI-201 development program.

In the first pre-clinical study, fifty-five rats with right middle cerebral artery stroke were randomly assigned to one of three treatment groups: Control (n = 14); tPA (n = 20); and tPA + ultrasound (n = 21). Twenty-four hours after the onset of stroke, neurologic improvement was evaluated and brains were then removed. Thrombolysis at the origin of the right middle cerebral artery was examined. Thrombolysis ratio, cerebral infarct ratio, and rate of histologic evidence of hemorrhage were compared in the 3 groups.

One animal (7.14%) in the control group, 5 (25%) in the tPA group, and 14 (66.7%) in the TUS group exhibited neurologic improvement. A significant difference was observed between the tPA and TUS (tPA + ultrasound) groups (P=0.008).

Neurologic Improvement

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Three animals (21.4%) in the control group, 9 (45.0%) in the tPA group, and 16 (76.2%) in the TUS group exhibited complete thrombolysis at the origin of the right MCA. A statistically significant difference was observed between the tPA and TUS groups (P=0.041). No significant difference was observed between the control and tPA groups.

Rate of Thrombolysis

The mean cerebral infarct ratios were 20.9±14.1%, 15.1±13.7%, and 10.6±14.6% in the control, tPA, and TUS groups, respectively (mean±SD). A statistically significant difference in cerebral infarct volume was noted between the tPA and TUS groups (P=0.047). No significant difference was observed between the control and tPA groups.

Cerebral Infarct

Macroscopically visible hemorrhage was not observed in any of the animals. All cases of microscopically small hemorrhage were confined to ischemic areas. The incidence of microscopic hemorrhage was evaluated and no statistically significant differences in rates of microscopic hemorrhage were noted among the three groups.

Results from this study demonstrated significantly better neurologic improvement (P=0.008), a higher thrombolysis ratio (P=0.041), and a reduction of cerebral infarct volume (P=0.047) were obtained in the tPA = ultrasound group compared with the tPA group, without an increase in hemorrhagic transformation.

In a second pre-clinical study, 41 rabbits with stroke embolization were assigned to one of three treatment groups: Control (n = 11); tPA (n = 20); tPA + Ultrasound (n = 10). tPA was administered intravenously at 0.9 mg/kg and the ultrasound (1 MHz, 0.8 W/cm2) was administered for 60 minutes. Post- treatment, each rabbit received a neurological assessment score and infarct volume was calculated from brain slices. Intracranial hemorrhage was evaluated by a veterinary pathologists blinded to the treatment group. Blood samples were collected prior to embolization and at 3 and 24 hours postembolization and analyzed for protein S100B. The infarct volume results are presented below:

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Infarct Volume

Results from this study showed that tPA + ultrasound provided significant improvement in infarct volume (p < 0.02) compared to control. The change in S-100B values in the tPA + ultrasound group were not significantly different from control. Microscopic hemorrhage rates were similar in all groups both in areas of stroke and areas outside the infarct region. Median neurological assessment values were also similar in all groups.

In a third pre-clinical study, 62 animals were assigned to two treatment groups: Control (n = 18); or one of four different tPA+ultrasound treated groups, each of which utilized a different dose of tPA (n = 44). Following embolization, angiography was performed and the degree and location of the arterial occlusion was recorded. Subsequently, the non-control animals were administered tPA and exposed to ultrasound (1 MHz, 0.8 W/cm2) for 60 minutes. The test groups were as follows:

Group	n
Control	18
0.1 mg/kg tPA + US	7
0.3 mg/kg tPA + US	9
0.8 mg/kg tPA + US	6
0.9 mg/kg tPA + US	22

Rabbits administered tPA were given 10% of the dose as a bolus and the rest infused over 60 minutes. Infarct volume was calculated from brain slices. Intracranial hemorrhage was evaluated by a veterinary pathologists blinded to the treatment group and the results are summarized below.

Group	n	Infaract Volume (%)	ICH(%)
Control	18	1.0	56
0.1 – 0.3 mg/kg tPA + US	14	0.21	50
0.8 – 0.9 mg/kg tPA + US	28	0.13	61

Compared to the control group, in both the low and high dose tPA groups there was a significant reduction in infarct volume (p = 0.003). The low and high dose tPA groups were also significantly different (p = 0.006). There was no difference in ICH values. Although there was a slight increase in ICH rate in the high dose tPA group, it did not achieve statistical significance (p = 0.84).

Whereas numerous clinical studies are reported in the literature evaluating the combination of tPA plus ultrasound in ischemic stroke patients, we have summarized three studies that utilized ultrasound devices developed by the Company that have provided data in support of the LBI-201 development program.

The first clinical study was a Phase 1 safety study in which 15 healthy volunteers were exposed to two hours of pulsed-wave 2-MHz ultrasound (at 8.3-kHz PRF with a pulse duration of 5 μs) using an early prototype of the AurevaTM Pulse device. The primary objective of the study was to assess the safety of the device. Safety endpoints included serial neurological examinations and pre- and post-insonation MRI exams for the detection of blood-brain-barrier permeability.

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All subjects had pre-exposure National Institutes of Health Stroke Scale scores of zero and were safely insonated with no adverse events as indicated by the neurological examinations during, immediately after the exposure, and at 24 hours post exposure. Additionally, there was no abnormality of the blood brain barrier detected on any of the MRIs.

This initial Phase 1 safety study demonstrated that our device was well tolerated by stroke-free volunteers, did not cause any neurological dysfunction, and had no adverse effect on blood brain barrier integrity. This study provided supportive data to proceed with the clinical evaluation of our ultrasound device technology in ischemic stroke patients.

Subsequent to the Phase 1 healthy volunteer study, a Phase 2 NIH-sponsored clinical study enrolled 20 stroke subjects. This was a single-arm, non-randomized study in which ischemic stroke patients received IV tPA in addition to two hours of continuous ultrasound insonation utilizing the same prototype device. The primary safety endpoint was the occurrence of symptomatic intracranial hemorrhage (“sICH”). The primary efficacy endpoint was complete recanalization. Secondary efficacy endpoints included partial recanalization, complete or partial recanalization, and favorable outcome at 90-days post treatment as measured by the modified Rankin scale (“mRS”). All patients tolerated the entire two hours of insonation, and none developed sICH. There were a total of 14 serious adverse events, which included cerebral edema (4), Pneumonia (4), endocarditits (1), Sepsis (1) and death (4). No serious adverse events were related to the study device. Complete recanalization was achieved in eight of 20 subjects (40%). Partial recanalization was achieved in 2 subjects (10%) and complete or partial recanalization was achieved in 10 subjects (50%). Middle cerebral artery occlusions demonstrated the greatest complete recanalization rate: eight of 14 (57%). At 90 days, five of 20 patients (25%) had a mRS score of zero to one.

This study demonstrated that acute stroke treatment using our transcranial ultrasound device in combination with intravenous tPA resulted in encouraging recanalization rates without any instances of sICH, warranting continued evaluation of this treatment combination in a Phase 3 efficacy trial.

The most recently completed study was a Phase 3 trial that enrolled 676 stroke patients at 76 medical centers in North America, Europe and Australasia. 335 patients were assigned to tPA+ultrasound (active treatment) and 341 to tPA+ sham ultrasound (control group). The primary safety endpoint was the presence of sICH. The primary efficacy endpoint was 90-day functional outcome as measured by mRS 0-1. The secondary efficacy outcomes included the rate of complete arterial recanalization. The study was stopped after the second interim analysis as a result of not satisfying the pre-specified stopping threshold for the primary efficacy endpoint. During the study, it was determined that certain centers altered their treatment regimen to direct a higher percentage of ischemic stroke patients with large vessel occlusions to endovascular therapy. It is believed that this may have had the unintended consequence of less severe stroke patients being randomized into the Phase 3 study, thus reducing the overall treatment effect difference. To test this hypothesis, subjects that were enrolled at centers with the highest number of endovascular cases were extracted from the database in a post hoc analysis. After excluding 52 subjects from five centers, there was a statistically significant difference between treatment and control arms using the 90-day mRS 0-2 endpoint (p = 0.04). There were no significant differences in three-month mortality, sICH and serious adverse events between the two groups. There were a total of 215 serious adverse events reported during the study of which 26 were considered possibly related to the study device. When classified by body system, the top four categories included nervous system disorders (120), respiratory/thoracic disorders (25), cardiac disorders (21), and infections (19). In the embedded recanalization sub-study, the rate of complete recanalization was 40% in the treatment group versus 21.7% in the control group. This treatment effect was similar to the response rate seen in the prior clinical study and served as the basis for selecting complete recanalization as the primary efficacy endpoint in the company’s next clinical study.

Following this Phase 3 study, we received IDE clearance from the FDA to conduct a new randomized, placebo controlled, double-blind Phase 3 clinical study to evaluate the efficacy and safety of transcranial ultrasound using the AurevaTM Pulse as an adjunctive therapy to intravenous tPA in subjects with acute ischemic stroke that initially present at non-endovascular (“EVT”) treating hospitals that have established transport services in place to transfer subjects to hospitals capable of performing EVT. The primary objective of this study is to assess the safety and efficacy of TUS using the AurevaTM Pulse in combination with systemic tPA (treatment group) compared to systemic tPA alone (control group) in subjects with acute ischemic stroke.

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The primary efficacy endpoint is complete recanalization of the primary occluded vessel as measured by the modified Arterial Occlusive Lesion (“mAOL”) scoring system. Secondary efficacy endpoints include neurological status at 24 hours post-treatment, Partial of complete recanalization of the primary occluded vessel as measured by mAOL, and partial or complete recanalization of the primary occluded vessel as measured by TICI score 2-3. The primary safety endpoint is asymptomatic intracranial hemorrhage (“aICH”) and sICH confirmed by non-contrast computed tomography (“NCCT”) within 36 hours after tPA bolus. Secondary safety endpoints include serious adverse events within 7 days of treatment (or hospital discharge, whichever is shorter), and mortality.

The study will be conducted in two phases:

●	Lead-In phase: 40 subjects (open-label, single-arm), conducted at approximately four centers in which all subjects will receive active treatment only.

●	Primary Phase: 556 subjects (278 per arm) in randomized, placebo controlled, double-blind phase with subjects randomized (1:1) between treatment and control groups at up to 40 institutions in the U.S. and approximately 70 institutions worldwide.

Following IDE clearance, this study was electively placed on hold by us on September 17, 2018 due to funding constraints. Upon receipt of required funding to resume the study, next steps will be to initiate site qualification and selection, as well as ramp-up production of Aureva PulseTM devices that will be required for the study. Based on previous interactions with the FDA, we anticipate the regulatory pathway for commercialization of the AurevaTM Pulse system will be through Premarket Authorization (“PMA”).

Future Pipeline Opportunities

Cardiovascular

LBI-202 — Stroke Rehabilitation and Recovery and LBI-203 — Post-Thrombectomy Emboli Clearance

In addition to our therapeutic product candidates summarized above, our future pipeline consists of two cardiovascular programs related to stroke. LBI-202 seeks to leverage our therapeutic ultrasound platform to induce neuromodulation and stimulate neuroplasticity in the brain as a mechanism to improve stroke rehabilitation and recovery outcomes. LBI-203 aims to harness the companies therapeutic ultrasound platform in combination with microspheres as a non-invasive mechanism for clearing emboli in small distal vessels of the brain which frequently occur secondary to thrombectomy procedures. Both of these programs are in the early exploratory/ discovery phase.

Key Market Drivers and Opportunities

According to the World Health Organization,8 people today are living longer than any prior period, with most people expected to live into their sixties and older. Growth in the size and the proportion of older persons in the population is occurring worldwide.

People older than 60 years old outnumbered children younger than five in 2020 and one in six people worldwide will be 60 years old or older by 2030.9 The number of people 60 years old and older will increase from 1 billion in 2020 to 2.1 billion in 2050.10 In addition, the number of people 80 years old or older is expected to triple between 2020 and 2050 to 426 million.11 Based on this trend, the global market for products that treat age-related conditions is expected to grow from $25.1 billion in 2020 to $44.2 billion in 203012.

[8]	World Health Organization, Ageing and Health, October 2022 https://www.who.int/news-room/fact- sheets/detail/ageing-and-health

[9]	Id.

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This aging of the worldwide population began in high-income countries — 30% of the population in Japan is already more than 60 years old for example.13 Now, however, low-and middle-income countries are experiencing the greatest change, with two-thirds of the world’s population 60 years old and older living in low- and middle-income countries by 2050.14

Complex syndromes, such as hearing loss, cataracts, osteoarthritis, chronic obstructive pulmonary disease, diabetes, vascular disease and dementia, become more common as people age. Older people also are more likely to experience more than one of these conditions at the same time.

The proportion of a person’s lifespan experienced while in good health has remained relatively constant, meaning that it is likely that the additional years gained as a result of longer lifespans are often spent in poor health. If people can live extra years while in good health, as compared to living longer while in diminished physical and mental health, the benefits to the individual and society at large would be significant. As illustrated in the chart below, a key to optimized aging is to maximize lifespan while simultaneously maximizing health span.

Based on the current trends in global aging, it is expected that the demand for products and services designed to extend lifespan and improve health span among the aging population will continue to grow. Furthermore, the market for longevity-related products and services is currently fragmented. Particularly as it relates to low-and middle-income countries, it is difficult for healthcare consumers to find and purchase the products, technologies and services to address their individual aging needs. In order to capitalize on the high demand for longevity-related products and services and the fragmentation that currently exists within the market, we aim to become a consolidator and leading provider of advanced therapeutic, health monitoring and digital health technologies designed to restore tissue form and function and increase health span for the rapidly growing aging population. To achieve this goal, we intend to build on our existing platform of diversified technologies by leveraging our seasoned executive team to continue developing and acquiring advanced technologies, products and services that address the growing market of age-related diseases and conditions.

[10]	Id.

[11]	Id.

[12]	Allied Marker Research Report (2022) Longevity and Anti-senescence Therapy Market by Therapy (Senolytic Drug Therapy, Gene Therapy, Immunotherapy), by Application (Cancer, Others), by End user (Hospital, Medical Service Institution): Global Opportunity Analysis and Industry Forecast, 2020- 2030. https://www.alliedmarketresearch.com/longevity-and-anti-senescence-therapy-market-A14010

[13]	World Health Organization, Ageing and Health, October 2022 https://www.who.int/news-room/fact-sheets/ detail/ageing-and-health

[14]	Id.

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Our Competitive Strengths

We believe the successful pursuit of our strategy will be driven by the following competitive strengths:

Focus on needs of aging population

One of the most formidable demographic challenges facing the world is population aging. Globally, the population of people aged 65 and over is growing faster than all other age groups.15 We believe this trend will continue and anticipate increased demand for longevity-related products and services. By focusing our business model exclusively in this field, we believe that we will be strategically positioned to capitalize on this trend.

Clinical pipeline that includes patented treatments

Through our initial Target Acquisitions, we have established a portfolio of product candidates. Our LBI-201 AurevaTM Pulse product candidate currently has a cleared IDE to conduct a Phase 3 clinical study. In addition, our LBI-101 product candidate for soft tissue reconstruction and repair has completed enrollment in Phase 2 clinical investigation and the one-year follow-up period will conclude prior to the end of 2024. Our LBI-001 Reflow RVOTM product candidate has a cleared IDE to conduct a Phase 2 clinical study. Each of these product candidates currently has patent protection and provides us with an attractive portfolio of advanced clinical-stage assets.

Limited capital investments needed to reach significant, near-term development milestone

We anticipate the estimated funding requirement to complete our LBI-201 AurevaTM Pulse Phase 3 clinical study is approximately $7.4 million. The estimated funding requirement to complete the Phase 3 clinical study for our LBI-101 product candidate for soft tissue reconstruction and repair is approximately $6.5 million. The estimated funding needed to complete the LBI-001 Reflow RVOTM Phase 2 clinical study is approximately $2.8 million. Collectively, we believe these near-term development milestones can be achieved with relatively modest capital investment.

Collaboration with experienced development partners

We have the benefit of working with strong development partners in the advancement of our product candidates. Through our association with Johns Hopkins University, our LBI-101 Phase 2 study for soft tissue reconstruction and repair received grant funding through the US Department of Defense. In addition, we work with leading academic and research institutions around the world and have assembled a group of renowned experts in the fields of ophthalmology, soft tissue repair and reconstruction and stroke to serve as our scientific and medical advisors. Combined, these resources provide us with skilled and experienced network of development and advisory partners.

Experienced management team with focus on bringing innovative technologies to market

Our management team has extensive experience in the development of medtech and biopharmaceutical products across multiple therapeutic areas, including product design, formulation development, pre-clinical and clinical studies, execution and integration of business development transactions, manufacturing, regulatory and quality requirements of the healthcare markets, and market launch and commercialization of major medical products. We believe our management team has the required background and skill sets to execute on the Company’s business strategy. Additionally, our team has a proven history of raising financing in support of our product candidates.

[15]	World Population Prospects: 2022 Revision, Population ages 65 and above (% of total population), United Nations Population Division. https://data.worldbank.org/indicator/ SP.POP.65UP.TO.ZS?end=2022&start=1960&view=chart.

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Our Growth Strategy

Our goal is to become a fully integrated biopharmaceutical company focused on the advancement of new technologies across therapeutics, monitoring and digital health that address diseases associated with aging. To achieve this objective, we intend to build on our initial platform of therapeutic technologies by opportunistically acquiring and/or partnering with other health technology companies to become a leading provider and consolidator of products and services designed to increase and improve health span amongst the rapidly growing aging patient population. Specifically, we aim to establish a fully-integrated portfolio of longevity-related products and services by:

●	Advancing our portfolio of existing therapeutic product candidates to FDA approval and commercial launch;

●	Expanding into other therapeutic indications using our current technology platforms;

●	Acquiring or partnering with high-quality companies, technologies and services in the longevity field;

●	Establishing a digital health management services platform and offering value-added health management services to a broad distribution of healthcare customers; and

●	Optimizing our service offerings and user experience to expand the scale of our users.

Team and Innovation History

We are led by a highly accomplished, multidisciplinary management team with extensive experience and strong expertise in all phases of therapeutic product development to include translational science, pre- clinical and clinical development, regulatory affairs and business development. Our senior management team has over 125 years of combined experience, with an average tenure of 25 years in the development and commercialization of medtech and biopharmaceutical innovations for numerous clinical indications. Our team’s expertise includes clinical need and market analysis, product design and intellectual property generation, clinical and regulatory execution, as well as supply chain and quality system development. Members of the senior management team have been personally involved in the development and/or regulatory approval or clearance of multiple product candidates, comprising PMAs, 510(k)s, NDAs, BLAs as well as European CE marks. Members of the team have also been involved in multiple investigational new drug applications (“INDs”) and investigational device exemption (“IDE”) submissions to initiate the clinical development of new drugs, biologics and medical device products. Combined, the team has helped author multiple patent applications. The executive team will be guided by a seasoned and highly accomplished board of directors with knowledge and experience in the healthcare industry, as well as business operations, strategy, finance, and capital markets. Further, our product development efforts are supported by world-renowned medical advisors who are physicians and scientists recognized for their knowledge of specific disease states and existing treatment options, as well as their ability to quickly assess new technologies for clinical feasibility and likelihood of adoption.

Research and Development

We invest in research and development efforts that are designed to advance and expand our product pipeline. Our research and development goals are to leverage our team’s collective knowledge and expertise to:

●	continuously discover and exploit scientific advances to discover new, cutting-edge approaches to solving complex health problems in the longevity field;

●	strategically deploy our financial resources to achieve the most direct and capital efficient path between discovery and commercial approval; and

●	leverage the scientific advancements associated with our research and development programs to continuously attract future partnerships with potential strategic partners.

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We believe that our ability to develop new and innovative product candidates is attributable to our dynamic product innovation process, the versatility and leveragability of our core technology platforms and the talent of our scientific team to drive the research and development process. We will continue to recruit and retain engineers and scientists with significant experience in the development of innovative longevity healthcare products and services. Our current pipeline of product candidates that are in various stages of development are expected to provide additional strategic opportunities. Our research and development facilities are based in Bothell, Washington.

Intellectual Property

Patents

Our success depends in part on our ability to obtain, maintain, protect and enforce our proprietary technology and intellectual property rights, and, in particular, our patent rights, as well as our ability to preserve the confidentiality of our trade secrets, and operate without infringing, misappropriating or otherwise violating the valid and enforceable patents and other intellectual property rights of third parties. We rely on a combination of patent, trademark, trade secret and other intellectual property rights and take measures to protect the intellectual property rights that we consider important to our business.

The term of individual patents depends upon the legal term for patents in the countries in which they are granted. In most countries, including the United States, the patent term is 20 years from the earliest claimed filing date of a non-provisional patent application in the applicable country. In the United States, a patent’s term can be extended to recapture a portion of the USPTO’s delay in processing the patent to issue as well as restore a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of patents outside of the United States varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country to country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. We cannot be sure that pending patent applications that are filed or may be filed in the future by us or our licensors will result in issued patents, and we can give no assurance that any patents that have issued or might issue in the future will protect our current or future products, will provide us with any competitive advantage, and will not be challenged, invalidated, or circumvented.

We also rely on trade secret know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary rights through a variety of methods, including confidentiality agreements and proprietary information agreements with suppliers, employees, consultants and others who may have access to our proprietary information. However, trade secrets and proprietary information can be difficult to protect. While we have confidence in the measures we take to protect and preserve our trade secrets and proprietary information, such measures can be breached, and we may not have adequate remedies for any such breach. In addition, our competitors may independently discover or develop the same trade secrets and proprietary information as ours. To the extent that our suppliers, employees, consultants and others use intellectual property owned by others in their work for us, we may be subject to allegations of infringement and further disputes may arise as to the rights in related or resulting improvements, know-how and inventions.

Our success also depends in part on not infringing the intellectual property rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies, or our product candidates or processes, obtain licenses or cease certain activities. Our breach of any license agreements or failure to obtain a license to intellectual property rights that we may require to develop or commercialize our future product candidates may have an adverse impact on the business. If third parties have prepared and filed patent applications in the United States prior to March 16, 2013 (the date when U.S. patent law changed from granting rights to the first-to-invent to the first-to-file) that also claim technology to which we have rights, we may have to participate in interference proceedings in the USPTO to determine priority of invention. Assuming that other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the America Invents Act, enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. For more information regarding the risks related to our intellectual property, please see the section titled “Risk Factors — Risks Related to Our Intellectual Property.”

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We currently own or have exclusive license to 18 granted patents, of which 8 are issued U.S. patents and 9 are issued outside of the United States. We additionally own or exclusively license a number of pending patent applications related to our technology and products.

Our issued patents expire between April 2028 and November 2037. Despite the near-term expiration of certain of our material patents, we believe that our other patents, as well as our trade secrets and continuing technological know-how, provide us with sufficient intellectual property protection to develop our product candidates and protect our intellectual property.

Our material owned and exclusively in-licensed issued and pending patents, their jurisdiction, utility type, expiration date and the product to which they relate, are listed in the table below:

Expiration

Jurisdiction	Patent No.	Date	Related Product	Licensor	Status	Utility Type
United States	8,603,014	09/28/2031	LBI-201		Granted	Composition & use
United States	8,613,714	08/14/2031	LBI-201		Granted	Composition & use
United States	10,413,757	08/02/2036	LBI-201		Granted	Composition & use
United States	9,042,201	05/08/2033	LBI-201		Granted	Process
United States	9,729,252	12/01/2032	LBI-201		Granted	Process
United States	10,396,905	10/22/2032	LBI-201		Granted	Process

United States	10,743,896	09/15/2033	LBI-001	Doheny	Granted	Composition & use
United States	10,966,738	11/16/2032	LBI-001	Doheny	Granted	Composition & use
United States	8,764,658	04/21/2030	LBI-001	Doheny	Granted	Composition & use
United States	10,188,843	04/02/2028	LBI-001	Doheny	Granted	Composition & use
United States	8,684,935	03/21/2031	LBI-001	Doheny	Granted	Process
United States	11,078,461	06/07/2031	LBI-101	JHU	Granted	Process
United States	9,441,200	07/01/2031	LBI-101	JHU	Granted	Process

Europe	EP2686069	03/02/2032	LBI-201		Granted	Composition & use
Germany	EP2686069	03/02/2032	LBI-201		Granted	Composition & use
Spain	EP2686069	03/02/2032	LBI-201		Granted	Composition & use
France	EP2686069	03/02/2032	LBI-201		Granted	Composition & use
United Kingdom	EP2686069	03/02/2032	LBI-201		Granted	Composition & use

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Jurisdiction	Patent No.	Expiration Date	Related Product	Licensor	Status	Utility Type
Italy	EP2686069	03/02/2032	LBI-201		Granted	Composition & use
Netherlands	EP2686069	03/02/2032	LBI-201		Granted	Composition & use
Europe	EP2768385	10/22/2032	LBI-201		Granted	Composition & use
Germany	EP2768385	10/22/2032	LBI-201		Granted	Composition & use

Europe	EP2252686	02/11/2029	LBI-101	JHU	Granted	Process
Germany	EP2252686	02/11/2029	LBI-101	JHU	Granted	Process
France	EP2252686	02/11/2029	LBI-101	JHU	Granted	Process
United Kingdom	EP2252686	02/11/2029	LBI-101	JHU	Granted	Process

Australia	AU2010282571	08/11/2030	LBI-101	JHU	Granted	Process
Australia	AU2009215175	02/11/2029	LBI-101	JHU	Granted	Process

Canada	CA2715288	02/11/2029	LBI-101	JHU	Granted	Process

China	CN103458969	03/02/2032	LBI-201		Granted	Composition & use
Hong Kong	HK1191888	03/02/2032	LBI-201		Granted	Composition & use
Japan	JP5748870	03/02/2032	LBI-201		Granted	Composition & use

United States	US11756520B2	11/05/2037	LBI-001/LBI-201	Transducer works	Granted	Process
Europe	EP3545565B1	11/21/2037	LBI-001/LBI-201	Transducer works	Granted	Process
Europe	EP3545565A1		LBI-001/LBI-201	Transducer works	Pending	Process

United States	US20220073881A1		LBI-101	JHU	Pending	Process
Canada	CA2770490C	08/11/2030	LBI-101	JHU	Granted	Process
Canada	CA2770490A1		LBI-101	JHU	Pending	Process

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Trademarks

We hold three issued and one pending trademarks globally. These trademarks include Longevity Biomedical, CerevastTM, Cervast’s Logo and AurevaTM. This proxy statement/prospectus contains references to Longevity’s and the Targets’ trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our right or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.

License Arrangements

Aegeria — LBI-101

Certain patents relating to LBI-101 are exclusively licensed to Aegeria pursuant to a license agreement that it entered into with Johns Hopkins University on April 12, 2011 as amended by the first amendment dated December 22, 2022 and supplemented with a memorandum of understanding dated August 31, 2022 (“JHU License”), during the term of the JHU License. The license also includes a non-exclusive license grant to use related know-how. Aegeria will continue to selectively advance certain aspects of LBI-101 toward submission of appropriate patent applications.

Pursuant to the terms of the JHU License, the term of the license continues until the expiration date of the last to expire patent in the applicable issuing country. The JHU License granted Aegeria the ability to use PCT patent application Serial No. PCT/US2009/00887 titled “Applying Biomaterials to Lipoaspirae to Promote the Survival of Autologous Fat Transfer” and PCT patent application Serial No. PCT/US201/ 045177 titled “Compositions and Methods for Implantation of Processed Adipose Tissue Products. In addition to the upfront payment made in the amount of $5,000, running royalty payments of 3.5% of net sales and net service revenues are owed to Johns Hopkins University (“JHU”) based on the sales of the licensed products and licensed services by Aegeria, any of its sublicensees, and any of its affiliated companies, with a minimum annual royalty payment obligation of $100,000 every year beginning January 1, 2029 owed if the running royalty payments fail to meet certain thresholds. Additionally, Aegeria must pay Johns Hopkins University a percentage of any consideration received from sublicensees, provide reimbursements for certain patent costs, pay a license fee of $5,000, and make certain one-time payments upon Aegeria, its affiliate companies, or any of its sublicensees reaching specified development milestones. The royalties provided in the JHU License expire at the end of the term of the JHU License, as described below. The milestone payments included in the JHU License include the following:

Commercial approval by US FDA or foreign equivalent	$100,000
First commercial sale	100,000
Aggregate net sales of $3.0 million	100,000
Aggregate net sales of $10.0 million	100,000
Aggregate net sales of $25.0 million	100,000

Aegeria has certain rights and obligations in connection to the JHU License. Aegeria has the ability to use market, sell, products and services related to the JHU License and the patents described. Furthermore, Aegeria has the right to sublicense certain intellectual property and the right to enforce against third-party infringement. Aegeria’s obligations under the JHU License include the payments of each of the fees described herein, as well as maintaining the confidentiality of the licensed patents and delivering certain reports to JHU. JHU, on the other hand, has the right to receive payments for its obligation to grant the licenses to maintain the validity and enforceability of the licenses. The JHU License remains in effect until the last patent expires or April 12, 2031, whichever comes earlier. Aegeria may terminate the JHU License for any reason, upon giving JHU 90 days’ written notice. The JHU License may also be terminated by either party if the other party (a) filed a petition under the Bankruptcy Act, makes an assignment for the benefit of creditors, has a receiver appointed for it or a substantial part of its assets, or otherwise takes advantage of any statute or law designed for relief of debtor, or (b) breaches any provision of the JHU License. Aegeria has paid approximately $119,300 to date under the JHU License, which includes the value of ownership units issuedto JHU in connection therewith.

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Cerevast — LBI-001, LBI-201, LBI-202 and LBI-203

Various aspects of LBI-001, LBI-201, LBI-202, and LBI-203 are protected by an intellectual property portfolio which currently includes issued patents in the United States and in countries outside of the United States. Several of these patents are licensed to Cerevast pursuant to the amended and restated license agreement entered into on February 16, 2018 between Doheny Eye Institute (“Doheny”) and Cerevast (“Doheny License”); and the license agreement entered into by Cerevast and Transducerworks, LLC dated March 8, 2018 (“Transducerworks License”).

The Doheny License grants Cerevast an exclusive, worldwide, royalty bearing, sublicensable license under certain patents titled, “Thrombolysis in Retinal Vessels with Ultrasound”, “Ocular Ultrasound Probe”, “Sonolysis method”, “Ultrasound and Microbubbles in Ocular Diagnostics and Therapies” and Intraocular Ultrasound Doppler Techniques, owned by Doheny to research, develop, make, have made, use, import, put into use, modify, distribute, offer for sale, sell and have sold licensed products and practice licensed processes during the term of the Doheny License in the field of prevention, diagnosis, and/or prognosis of diseases and disorders of the eye. In addition to a license issuance fee paid in the amount of $8,500, the Doheny License requires a 1% royalty payment on net sales of licensed products sold for a period of time beginning on the date of the first commercial sale and ending upon the expiration or termination of the last valid claim that covers the development, manufacture, use, sale or importation of such licensed products in a given country. The Doheny License also requires Cerevast to make payments to Doheny equal to 10% of sublicensing revenue received by Cerevast. At any point, Cerevast can extinguish the obligation to pay royalties (on both net sales of licensed products and sublicensing revenue) by paying Doheny $50,000. While Cerevast has primary responsibility for preparing, filing, prosecuting, and maintaining the licensed patents, Doheny retains the right to enforce the licensed patents against infringement. Cerevast may terminate at any time upon thirty 30 days’ prior written notice to Doheny. However, if Cerevast breaches any of its payment obligations and such breach continues for 60 days after written notice of such breach was provided to Cerevast by Doheny, Doheny has the right at its option to terminate. Upon termination or expiration of the Doheny License, Cerevast must destroy or return to Doheny, at Doheny’s direction, all information related to the licensed Doheny patent rights. The term of the Doheny License continues until the expiration of the last valid claim within the licensed rights and products, which is currently September 15, 2033. To date, Cerevast has made no payments under the Doheny License.

The Transducerworks License exclusively licenses to Cerevast certain patents and proprietary information related to ultrasound transducer design and manufacturing. The licensed patents and applications are U.S. Patent Application No. 15/359,222, 2d “Ultrasound Transducer Array and Methods of Making the Same” and “PCT Application Serial No. PCT/US17/62805, 2d Ultrasound Transducer Arrays and Methods of Making the Same.” Either Party is entitled to terminate the Transducerworks License if the other party breaches the terms and fails to cure the breach. The Transducerworks License may also be terminated by either party if the other party files a petition for bankruptcy or becomes insolvent. The Transducerworks License is a royalty-bearing, exclusive, non-transferable, limited license, without the right to sublicense, that allows Cerevast to manufacture, market and sell ultrasound transducer arrays for incorporation into ultrasound systems for transcranial indications. Royalty fees are a flat fee for each transducer sold, where the amount of the fee varies depending on where the transducer is sold ($50 per transducer sold in territories covered by the patents and $30 per transducer sold in territories not covered by the patents). The royalty payments expire upon expiration of the Transducerworks License. In addition, Cerevast is required to use its best efforts to meet a set of minimum sales targets per year during the term of the Transducerworks License. Although Transducerworks, LLC may terminate the license if minimum sales targets are not met, Transducerworks, LLC and Cerevast may reevaluate the minimum sales target numbers during the term of the Transducerworks License. Transducerworks must provide engineering support, technician support and/or machine shop support to Cerevast under the Transducerworks License. In the event either party becomes aware of a third party infringing the licensed patents, Transducerworks will take reasonable measures to enforce such patents against any infringing third party. The Transducerworks License also restricts Cerevast’s ability to enter into exclusive supply arrangements of the product with any company identified by Transducerworks, LLC as a competitor within one year of the effective date of the Transducerworks License. To date, Cerevast has made no payments to Transducerworks.

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Manufacturing

We do not own or operate, and currently have no immediate plans to establish, any manufacturing facilities. We rely, and expect to continue to rely, on third parties to manufacture our product candidates for preclinical and clinical testing, as well as for commercial manufacturing should any of our product candidates obtain marketing approval. We also rely, and expect to continue to rely, on third parties to package, label, store and distribute our investigational product candidates, as well as our commercial products should marketing approval be obtained. We believe that this strategy allows us to maintain a more efficient infrastructure by eliminating the need for us to invest in our own manufacturing facilities, equipment and personnel while also enabling us to focus our expertise and resources on the discovery, development and acquisition of new product candidates.

We are in the process of developing our supply chain for each of our current product candidates and intend to put in place framework agreements under which third-party CMOs will generally provide us with necessary quantities of parts, API and drug product on a project-by-project basis based on our development needs.

Our product candidates are currently pre-commercial, therefore, all raw materials that we currently source are used to support internal research and development testing needs. As such, the quantities required are relatively low and we believe that our existing suppliers will remain sufficient to meet our research and development testing needs as we continue to advance our product candidates towards commercial approval.

We conduct 12-month forward-looking supply forecasts and work closely with all of our suppliers to assure that we are able to maintain a sufficient inventory of required materials to meet our development requirements. A listing of our principal suppliers is provided below:

Supplier	Address	Items

Headframe soft goods
Agora Edge	2101 28th Street North San
	Petersburg, FL, 33713	Aluminum, stainless steel machined
Bevel Corporation	777 Ames Ave	parts and powder coating
	Milpitas, CA, 95035	Die casting and powder coating

Mac Cal Company	2520 Zanker Road	Ultrasound probe cables and system
	San Jose, CA, 95131	cables
US Marunitech, Inc	4455 Murphy Canyon Road,
	Suite 100	Design services and electronic
	San Diego, CA, 92123	boards fabrication
Monsoon Solutions, Inc	2405 140th Ave. NE, Suite A115
Bellevue, WA, 98005

Xometry	https://www.xometry.com/	3D printing, injection molding
Hubs	https://www.hubs.com/

PSI (Palm Stream Intl HK Ltd)	13A/F, South Tower, World	LCD displays
Finance Center,
Harbour City, Tsim Sha Tsui,
Kowloon, Hong Kong

Digi-key Electronics	https://www.digikey.com/	Electronics parts
Mouser Electronics	/www.mouser.com/
Arrows Electronics	https://www.arrow.com/

BT Engineering LLC	590 3rd Ave FI	Electronic hardware and software
	Fox Island, WA 98333	design services

Precicion Engineering and	21820 31st Drive SE	Mechanical design services
Consulting LLC	Bothell, WA 98021

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As we advance our product candidates through development, we plan to explore adding backup suppliers for the required parts, API and drug product for each of our product candidates in order to protect against any potential supply disruptions. As we continues to mature, we will retain optionality on our manufacturing strategy and may elect to partner and/or establish our own manufacturing facilities in the event it is determined to be in our best interests.

Our Competitors

The medical technology, pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our technologies, the expertise of our team, and our development experience and scientific knowledge will provide us with competitive advantages, we face increasing competition from many different sources, including med-tech, pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions. Product candidates that we successfully develop and commercialize may compete with existing therapies and new therapies that may become available in the future. Many of our competitors, either alone or with their collaborators, have significantly greater financial resources, established presence in the market, and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement and marketing approved products than we do. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, in establishing clinical trial sites and patient registration for clinical trials, and in acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Additional mergers and acquisitions may result in even more resources being concentrated in our competitors. Our commercial potential could be reduced or eliminated if our competitors develop and commercialize products that are safer or more effective, have fewer or less severe side effects, and are more convenient or less expensive than products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we can, which could result in our competitors establishing a strong market position before we are able to enter the market or could otherwise make the development or commercialization of our products more complicated. The key competitive factors affecting the success of all of our programs are likely to be efficacy, safety and patient convenience.

LBI-001 — Reflow RVOTM Competitors

One of the underlying symptoms of retinal vein occlusion is macular edema. When a blood clot forms in one or more of the retinal veins of the eye, the vessels become compromised over time and eventually start to hemorrhage into the retinal beds. The body’s natural response to this hemorrhaging is the increased signaling of vascular endothelial release factor (“VEGF”). Current standard of care treatment for retinal vein occlusion is anti-VEGF therapy. The anti-VEGF market is predominantly comprised of Eyelea (Regeneron), Lucentis and Avastin (Genentech). Whereas these products are highly effective at treating the macular edema secondary to RVO, they do not address the underlying root cause of the disease — namely a blood clot in one or more of the retinal veins of the eye. As such, we do not view anti-VEGF therapy as competitive to our Reflow RVOTM product candidate. To a lesser degree, laser photocoagulation is used in the treatment of RVO. This therapeutic approach is used to seal off leaking blood vessels and slow the growth of abnormal blood vessels. Laser photocoagulation helps reduce hemorrhaging and growth of new blood vessels, but similar to anti-VEGF therapy, does not address the actual cause of RVO. As a result, most RVO patients that receive anti-VEGF and/or laser photocoagulation treatment regimens will continue to exhibit a decline in visual acuity over time. To our knowledge, Reflow RVOTM is the only therapeutic approach under development that is designed to treat the actual cause of the disease.

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LBI-101 — Soft Tissue Replacement and Reconstruction Competitors

The potential for soft tissue augmentation technology cuts through numerous markets in plastic surgery, dermatology, oral and maxillofacial surgery and general traumatic and reconstructive surgery. LBI-101 can be used in clinical applications where fat grafting is currently used in addition to smaller volume fillers for aesthetic applications. The U.S. market size for these applications is significant with the cosmetic market alone reaching as much as $13 billion annually.16 The tissue filler market for example is over $2 billion17 and includes hyaluronic acid based products such as Juvederm that is sold by Allergan/AbbVie and particle- based fillers such as Sculptra sold by Galderma. Reconstruction applications that have significant markets include lumpectomy/breast reconstruction (137,000 procedures per year), maxillofacial reconstruction (256,000 per year), and laceration repair (386,000 per year).18 Many synthetic breast implants require additional soft tissue reconstruction procedures that include fat grafting and lumpectomies are treated today with fat grafting or synthetic implants.

Biological scaffolds in injectable forms, created from allograft or xenogeneic ECM, are used for wound healing applications as is the case for Matristem sold by Integra (formerly Acell). The only injectable biologic derived from adipose, Renuva, is sold by the Musculoskeletal Tissue Foundation.

LBI-201 — Aureva Pulse Competitors

Treatment for ischemic stroke is currently dominated by two different treatment approaches. The only drug therapy currently approved for the treatment of ischemic stroke is tPA (Genentech). tPA, or tissue plasminogen activator, is a thrombolytic drug that is administered intravenously to break-down the fibrin strands of the blood clot and help restore blood flow in the brain. Whereas tPA has been demonstrated to be effective at dissolving blood clots in the smaller distal arteries of the brain, it is only marginally effective

(15-20% of cases) in larger proximal vessels of the brain.19 This is widely believed to be due to the inability of tPA to penetrate deep into the interior of large vessel occlusions to break-down the clot. An alternative surgical approach has been developed called mechanical thrombectomy, in which a catheter is used to surgically remove large vessel occlusions from the brain that are not successfully dissolved using tPA. Whereas this approach is highly effective at removing large, proximal blood vessels occlusions from the brain, this procedure is only performed at a small fraction of hospitals globally due to the need for advanced interventional cath lab facilities and equipment and trained neuro interventionalists to perform the procedure. As a result, there remains a significant treatment gap for large vessel occlusion ischemic stroke patients that present at community-based hospitals that do not have the ability to perform mechanical thrombectomy. To the best of our knowledge, our LBI-201 AurevaTM Pulse product candidate is the only ischemic stroke therapy under development designed to specifically address this unique treatment gap.

[16]	Databank, IN. (2022). Aesthetic Plastic Surgery National Databank Statistics 2020-2021. Aesthetic Surgery Journal, 42(1), 1–18. https://doi.org/10.1093/asj/sjac116.
[17]	Global Dermal Facial Fillers Market (2022 to 2027) — Industry Trends, Share, Size, Growth, Opportunity and Forecasts, Research and Markets Report, 2022
[18]	Plastic Surgery Statistics Report (2020). American Society of Plastic Surgeons.
[19]	Seners P, Turc G, Naggara O, Henon H, Piotin M, Arquizan C, Cho TH, Narata AP, Lapergue B, Richard S, et al. (2018). Post-Thrombolysis Recanalization in Stroke Referrals for Thrombectomy Tsivgoulis G, Katsanos AH, Schellinger PD, Köhrmann M, Varelas P, Magoufis G, Paciaroni M, Caso V, Alexandrov AW, Gurol E, et al. (2018). Successful Reperfusion with Intravenous Thrombolysis Preceding Mechanical Thrombectomy in Large-Vessel Occlusions. American Heart Association, 49:232-235

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Facilities

Our corporate headquarters is located in Bothell, Washington where Cerevast is also headquartered. Cerevast leases approximately 6,287 square feet of office and research and development laboratory space pursuant to a lease agreement which commenced on November 1, 2018 and expires on January 31, 2026. We intend to assume this lease upon completion of the Business Combination.

The laboratories support research, development, acoustic testing and prototype development. We will use these laboratories to perform all non-GMP analytical methods related to formulation characterization and release specifications as well as pilot scale production. We will also utilize our existing laboratory facilities for general engineering and device testing activities.

We anticipate that our current facilities will be sufficient to meet our office and laboratory space needs for the subsequent 12 to 24 months following the completion of the Business Combination.

Human Capital

We are fostering an inclusive, collaborative culture committed to realizing our mission upon completion of the Target Acquisitions and the Business Combination — to become the leading provider of products and services to help people live longer, healthier lives. Our core values include:

●	Innovation — We strive to use proven science to develop breakthrough medical therapies that extend and improve the quality of patients’ lives.

●	Drive — We are committed to the relentless pursuit of achieving our goals. Always moving forward, we celebrate our successes and learn from our mistakes.

●	Integrity and Ethics — We strive to always do the right thing, in an honest, fair, and responsible way.

●	Respect — We are committed to demonstrating the utmost respect to our employees, customers, and stakeholders. We respect individual human rights and oppose all kinds and forms of discrimination, whether based on religion, belief, race, ethnicity, nationality, gender, sexual orientation, or physical ability.

Our human capital resource objectives include identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity incentive plan are to attract, retain and reward personnel through the granting of stock-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

We currently have no employees. Cerevast currently has three full-time employees that will join the Company after completion of the Business Combination.

We anticipate that the number of employees will grow as we scale our research and development and clinical organizational capabilities. In addition, we utilize and will continue to utilize consultants, clinical research organizations and third parties to perform our analytical and test method development, component and sub-assembly design and manufacturing, as well as preclinical studies, clinical studies, manufacturing and certain regulatory functions. We will use consultants and third-party analytical and design houses to complement internal capabilities and will utilize external manufacturing partners that have extensive experience in drug and medical devices and dealing with regulatory bodies to provide API, clinical drug material, components, assemblies and final product. Our suppliers will have ISO 13485 approved quality systems or have been approved for GMP manufacturing of pharmaceutical products.

None of our employees are represented by a labor union or covered by collective bargaining agreements.

We consider our relationship with our employees to be good.

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Government Regulation

We anticipate that our LBI-201 AurevaTM Pulse product candidate will be regulated as a medical device. We anticipate that our LBI-001 Reflow RVOTM product candidate will be regulated as a drug/device combination product and our LBI-101 soft tissue reconstruction product will be regulated as a biologic.

Medical Device Regulation

United States

Medical devices are subject to extensive and ongoing regulation by the FDA under the Federal Food, Drug, and Cosmetic Act (“FDCA”), and its implementing regulations, as well as other federal, state and local regulatory bodies in the United States and comparable authorities in other countries under other statutes and regulations. The laws and regulations govern, among other things, product design and development, preclinical and clinical testing, safety, efficacy, manufacturing, packaging, labeling, storage, recordkeeping and reporting, premarket clearance or approval, marketing, distribution, promotion, advertising, import and export and post-marketing surveillance. Failure to comply with applicable requirements may subject a device and/or its manufacturer to a variety of administrative or judicial sanctions, such as FDA refusal to approve or clear pending PMA, de novo, or 510(k) applications, withdrawal of an approval or clearance, imposition of a clinical hold, issuance of warning or untitled letters, product recalls, total or partial suspension of production or distribution, fines, refusals of government contracts, disgorgement of profits, import detentions, civil monetary penalties, product seizures, injunctions and civil or criminal investigations and penalties brought by the FDA and the Department of Justice (“DOJ”) or other governmental entities.

FDA’s Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the United States will require either FDA clearance of a 510(k) pre-market notification, approval of a de novo application or approval of a PMA application. We anticipate that our LBI-201 AurevaTM Pulse product candidate will be regulated as a Class III medical device and will require submission of a PMA application. Further, we anticipate that the LBI-001 Reflow RVOTM product candidate will also require submission of a PMA application, in addition to an NDA.

FDA Premarket Clearance and Approval Requirements

Under the FDCA, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of manufacturing and regulatory control needed to provide reasonable assurance of safety and effectiveness.

Class I devices are deemed to be low risk and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the Quality System Regulation (“QSR”), facility registration and product listing, reporting of adverse medical events and truthful and non-misleading labeling, advertising and promotion.

Most Class I devices are classified as exempt from the 510(k) premarket notification requirements and therefore may be commercially distributed without obtaining prior authorization from the FDA. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to provide reasonable assurance of the safety and effectiveness of the device. Special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents.

Manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life- supporting or implantable devices, devices that utilize new technology, or devices that use advanced technology deemed not substantially equivalent to a legally marketed device, are placed in Class III, generally requiring approval of a PMA application. Some pre-amendment devices are unclassified, but are subject to FDA’s premarket notification and clearance process in order to be commercially distributed.

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510(k) Clearance Marketing Pathway

To obtain 510(k) clearance, we must submit to the FDA a premarket notification submission demonstrating that the proposed device is “substantially equivalent” to a predicate device already on the market. A predicate device is a legally marketed device that is not subject to PMA, i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was found substantially equivalent through the 510(k) process. The FDA’s 510(k) clearance process usually takes from three to twelve months, but often takes longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence. In addition, the FDA collects user fees for certain medical device submissions and annual fees for medical device establishments.

If the FDA agrees that the device is substantially equivalent to a predicate device currently on the market, it will grant 510(k) clearance to commercially market the device. If the FDA determines that the device is “not substantially equivalent” to a previously cleared device, the device is automatically designated as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements, or can request a risk-based classification determination for the device in accordance with the “de novo” process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device. If a de novo request is granted, the device may be legally marketed and a new classification is established. If the device is classified as Class II, the device may serve as a predicate for future 510(k) submissions. If the device is not approved through de novo review, then it must go through the standard PMA process for Class III devices.

After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) clearance or, depending on the modification, PMA approval. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k) or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) marketing clearance or PMA approval is obtained. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties.

PMA Approval Pathway

Class III devices, which may include our LBI-201 AurevaTM Pulse, and LBI-001 RVO product candidates, require PMA approval before they can be marketed, although some pre- amendment Class III devices for which FDA has not yet required a PMA are cleared through the 510(k) process. The PMA application process is much more demanding than the 510(k) clearance process. A

PMA application must be supported by extensive data, including but not limited to technical, preclinical, clinical, and manufacturing data, to demonstrate to the FDA’s satisfaction reasonable evidence of safety and effectiveness of the device. The PMA application must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing and proposed labeling.

After a PMA application is submitted, the FDA has 45 days to determine whether the application is sufficiently complete to permit a substantive review and thus whether the FDA will file the application for review. The FDA has 180 days under the FDCA to complete its review of a filed PMA application, although the review of an application generally occurs over a significantly longer period of time and can take up to several years. During this review period, the FDA may request additional information or clarification of the information already provided.

Also, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. Although the FDA is not bound by the advisory panel’s decision, the panel’s recommendations are important to the FDA’s overall decision-making process. In addition, the FDA will generally conduct a pre-approval inspection of the manufacturing facility to ensure compliance with the QSR. The agency also may inspect one or more clinical sites to assure compliance with FDA’s regulations. PMA devices are also subject to the payment of user fees.

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Upon completion of the PMA review, the FDA may: (i) approve the PMA which authorizes commercial marketing with specific prescribing information for one or more indications, which can be more limited than those originally sought; (ii) issue an approvable letter which indicates the FDA’s belief that the PMA is approvable and states what additional information the FDA requires, or the post-approval commitments that must be agreed to prior to approval; (iii) issue a not approvable letter which outlines steps required for approval, but which are typically more onerous than those in an approvable letter, and may require additional clinical studies that are often expensive and time consuming and can delay approval for months or even years; or (iv) deny the application. If the FDA issues an approvable or not approvable letter, the applicant has

180 days to respond.

The FDA will generally approve the new device for commercial distribution if it determines that the data and information in the PMA application constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post- approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness.

De novo Classification

Medical device types that the FDA has not previously classified as Class I, II or III are automatically classified into Class III regardless of the level of risk they pose. To market low to moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, a manufacturer may request a de novo down-classification. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. A medical device may be eligible for de novo classification if the manufacturer first submitted a 510(k) premarket notification and received a determination from the FDA that the device was not substantially equivalent or a manufacturer may request de novo classification directly without first submitting a 510(k) premarket notification to the FDA and receiving a not substantially equivalent determination. The FDA is required to classify the device within 120 calendar days following receipt of the de novo application, although in practice, the FDA’s review may take significantly longer. During the pendency of the FDA’s review, the FDA may issue an additional information letter, which places the de novo request on hold and stops the review clock pending receipt of the additional information requested. In the event the de novo requestor does not provide the requested information within 180 calendar days, the FDA will consider the de novo request to be withdrawn. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. In addition, the FDA may reject the de novo request for classification if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed. In the event the FDA determines the data and information submitted demonstrate that general controls or general and special controls are adequate to provide reasonable assurance of safety and effectiveness, the FDA will grant the de novo request for classification. When the FDA grants a de novo request for classification, the device is granted marketing authorization and further can serve as a predicate for future devices of that type, through a 510(k) premarket notification.

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Clinical Studies

Clinical studies are almost always required to support pre-market approval and are sometimes required for 510(k) clearance. All clinical investigations of investigational devices designed to determine safety and effectiveness must be conducted in accordance with the FDA’s IDE regulations, which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical studies. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective

30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical study to still proceed under a conditional approval. Acceptance of an IDE for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical studies.

Regardless of the degree of risk presented by the medical device, clinical studies must be approved by, and conducted under the oversight of, an Institutional Review Board (“IRB”), for each clinical study site. An IRB is an appropriately constituted group that has been formally designated to review and monitor medical research involving subjects and which has the authority to approve, require modifications in, or disapprove research to protect the rights, safety and welfare of human research subjects. If an IDE application is approved by the FDA and one or more IRBs, human clinical studies may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the evaluation of the device presents a non-significant risk to the patient, a sponsor may begin the clinical study after obtaining approval for the trial by one or more IRBs without separate approval from the FDA. However, the clinical study must still be conducted in compliance with abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and recordkeeping requirements. During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, recordkeeping, and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, the sponsor, the FDA or the IRB could suspend or terminate a clinical study at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits, or failures to follow applicable regulations.

Sponsors of certain clinical studies of medical devices are required to register with clinicaltrials.gov, a public database of clinical study information. Information related to the device, patient population, phase of investigation, study sites and investigators and other aspects of the clinical study is made public as part of the registration.

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Breakthrough Devices Program

Following passage of the 21st Century Cures Act, the FDA implemented the Breakthrough Devices Program, which is a voluntary program offered to manufacturers of certain medical devices and device-led combination products that may provide for more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions. The goal of the program is to provide patients with more timely access to qualifying devices by expediting their development, assessment and review, while preserving the statutory standards for PMA approval, 510(k) clearance and de novo approval. The program is available to medical devices that meet certain eligibility criteria, including that the device provides more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions, and that the device meets one of the following criteria: (i) the device represents a breakthrough technology, (ii) no approved or cleared alternatives exist, (iii) the device offers significant advantages over existing approved or cleared devices, or (iv) the availability of the device is in the best interest of patients. Breakthrough Device designation provides certain benefits to device developers, including more interactive and timely communications with FDA staff, use of post-market data collection, when scientifically appropriate, to facilitate expedited and efficient development and review of the device, opportunities for efficient and flexible clinical study design, and prioritized review of premarket submissions. There is no guarantee that our LBI-002 biosynthetic cornea, LBI-201 AurevaTM Pulse and LBI-001 Reflow RVOTM product candidates would qualify for Breakthrough Device designation.

Post-market Regulation by the FDA

Even after a device receives clearance or approval and is placed on the market, numerous regulatory requirements continue to apply. These include:

●	establishment registration and device listing;

●	QSR requirements, which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

●	labeling regulations, which require that promotion is truthful, not misleading, fairly balanced, provides adequate directions for use, and that all claims are substantiated, and the FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses and other requirements related to promotional activities;

●	clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices, or approval of certain modifications to PMA-approved devices;

●	medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury, or if their device malfunctioned and the device or a similar device marketed by the manufacturer would be likely to cause or contribute to a death or serious injury if the malfunction were to recur;

●	corrections and removal reporting regulations, which require that manufactures report to the FDA field corrections or removals if undertaken to reduce a risk to health posed by a device or to remedy a violation of the FDCA that may present a risk to health;

●	complying with federal laws and regulations requiring Unique Device Identifiers on devices and submission of certain information about each device to the FDA’s Global Unique Device Identification Database;

●	the FDA’s recall authority, whereby the FDA can order device manufacturers to recall a medical device from the market if the FDA finds that there is a reasonable probability that the device would cause serious, adverse health consequences or death; and

●	post-market surveillance regulations, which apply when deemed by the FDA to be necessary to protect the public’s health or to provide additional safety and effectiveness data for the device.

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Quality Systems Regulation Requirements

Manufacturing of medical devices must comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation, and servicing of finished devices intended for human use. The QSR requires that each manufacturer establish a quality systems program by which the manufacturer monitors the manufacturing process and maintains records that show compliance with FDA regulations and the manufacturer’s written specifications and procedures relating to the devices. The QSR also requires, among other things, maintenance of records and certain documentation, a device master file, device history file, and complaint files. QSR compliance is necessary to receive and maintain FDA clearance or approval to market new and existing products. Our or our manufacturer’s failure to maintain compliance with the QSR or other applicable regulatory requirements could result in the shut- down of, or restrictions on, manufacturing operations and the recall or seizure of our products. The discovery of previously unknown problems with any of our products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that a manufacturer has failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

●	warning or untitled letters, FDA Form 483s, It Has Come To Our Attention letters, fines, injunctions, consent decrees and civil penalties;

●	customer notifications or repair, replacement, refunds, recall, detention or seizure of our products;

●	operating restrictions, partial suspension or total shutdown of production;

●	refusals or delays in processing submissions or applications for new products or modifications to existing products;

●	refusal to grant export or import approvals for products;

●	withdrawing clearances or approvals that have already been granted; and

●	criminal prosecution.

European Union

We believe that our LBI-201 AurevaTM Pulse product candidate would be regulated in the EU as a medical device. We do not currently plan to place our other product candidates on the EU market.

The EU has adopted specific rules regulating, inter alia, the design, manufacture, clinical investigation, conformity assessment, labeling and adverse event reporting for medical devices.

Until May 25, 2021, medical devices were regulated by Council Directive 93/42/EEC and Council Directive 90/385/EEC (the “EU Medical Devices Directives”), which were repealed and replaced by Regulation (EU) No 2017/745 (the “EU Medical Devices Regulation”) on May 26, 2021. If we want to market our medical devices in the EU, they will notably have to comply and be CE marked in accordance with the EU Medical Devices Regulation.

Medical Devices Regulation

The regulatory landscape related to medical devices in the EU recently evolved. The EU Medical Devices Regulation was adopted with the aim of ensuring better protection of public health and patient safety. The EU Medical Devices Regulation establishes a uniform, transparent, predictable and sustainable regulatory framework across the EU for medical devices and ensure a high level of safety and health while supporting innovation. Unlike the EU Medical Devices Directives, the EU Medical Devices Regulation is directly applicable in the EU member states without the need for the member states to implement into national law. This aims at increasing harmonization across the EU.

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The EU Medical Devices Regulation became applicable on May 26, 2021. The new Regulation, among other things:

●	strengthens the rules on placing devices on the market (e.g., reclassification of certain devices and wider scope than the EU Medical Devices Directives) and reinforces surveillance once they are placed on the market;

●	establishes explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;
●	establishes explicit provisions on importers’ and distributors’ obligations and responsibilities;
●	imposes an obligation to identify a person responsible for regulatory compliance who is ultimately responsible for key aspects of compliance with the requirements of the new Regulation;

●	improves the traceability of medical devices throughout the supply chain to the end-user or patient through the introduction of a unique identification number, to increase the ability of manufacturers and regulatory authorities to trace specific devices through the supply chain and to facilitate the prompt and efficient recall of medical devices that have been found to present a safety risk;

●	sets up a central database (Eudamed) to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

●	strengthens rules for the assessment of certain high-risk devices, such as implants, which may have to undergo a clinical evaluation consultation procedure by experts before they are placed on the market.

The EU Medical Devices Regulation requires that before placing a device, other than a custom-made device, on the market, manufacturers (as well as other economic operators such as authorized representatives and importers) must be registered in the electronic system (Eudamed). The information to be submitted by manufacturers (and authorized representatives) also includes the name, address and contact details of the person or persons responsible for regulatory compliance. The new Regulation also requires that before placing a device, other than a custom-made device, on the market, manufacturers must assign a unique identifier to the device and provide it along with other core data to the unique device identifier (“UDI”) database. These new requirements aim at ensuring better identification and traceability of the devices. Each device — and as applicable, each package — will have a UDI composed of two parts: a device identifier (“UDI-DI”) specific to a device, and a production identifier (“UDI-PI”) to identify the unit producing the device. Manufacturers are also notably responsible for entering the necessary data on Eudamed, which includes the UDI database, and for keeping it up to date. The obligations for registration in Eudamed will become applicable at a later date (as Eudamed is not yet fully functional). Until Eudamed is fully functional, which is currently planned for 2027 according to the European Commission, the corresponding provisions of the EU Medical Devices Directives continue to apply for the purpose of meeting the obligations laid down in the provisions regarding exchange of information, including, and in particular, information regarding registration of devices and economic operators.

All manufacturers placing medical devices on the market in the EU must comply with the EU medical device vigilance system. Under this system, serious incidents and Field Safety Corrective Actions (“FSCAs”) must be reported to the relevant authorities of the EU member states. These reports will have to be submitted through Eudamed — once functional — and aim to ensure that, in addition to reporting to the relevant authorities of the EU member states, other actors such as the economic operators in the supply chain will also be informed. Until Eudamed is fully functional, serious incidents and ESCAs are reported directly to the relevant authorities of the EU member states. A serious incident is defined as any malfunction or deterioration in the characteristics or performance of a device made available on the market, including use- error due to ergonomic features, as well as any inadequacy in the information supplied by the manufacturer and any undesirable side-effect, which, directly or indirectly, might have led or might lead to the death of a patient or user or of other persons or to a temporary or permanent serious deterioration of a patient’s, user’s or other person’s state of health or a serious public health threat. Manufacturers are required to undertake FSCAs defined as any corrective action for technical or medical reasons to prevent or reduce a risk of a serious incident associated with the use of a medical device that is made available on the market. An FSCA may include the recall, modification, exchange, destruction or retrofitting of the device. FSCAs must be reported to the relevant authorities of the EU member states and communicated by the manufacturer or its legal representative to its customers and/or to the end users of the device through Field Safety Notices.

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For similar serious incidents that occur with the same device or device type and for which the root cause has been identified or a FSCA implemented or where the incidents are common and well documented, manufacturers may provide periodic summary reports instead of individual serious incident reports.

The EU Medical Devices Regulation generally requires that manufacturers provide clinical data providing sufficient clinical evidence to demonstrate conformity with relevant general safety and performance requirements set out in Annex I. The level of clinical evidence must be appropriate in view of the characteristics of the device and its intended purpose. For certain high-risk devices, including Class III implantable devices, the devices may be required to undergo a clinical evaluation consultation as part of the conformity assessment. The EU Medical Devices Regulation includes provisions on the conduct of clinical investigations, which are defined as any systematic investigations involving one or more human subjects, undertaken to assess the safety or performance of a device. Once functional, sponsors may apply directly through Eudamed for authorization to conduct clinical investigations in all relevant EU member states. Also once functional, safety reporting in clinical investigations will be submitted through Eudamed. Until then, authorization requests and safety reporting is made directly to the relevant authorities of the EU member states in accordance with national laws and guidance.

Notified bodies are independent organizations designated by EU member states to assess the conformity of devices before being placed on the market. Before placing a medical device on the EU market, the manufacturer must draw up a declaration of conformity, certifying that the device complies with the EU Medical Devices Regulation, and must then affix the CE mark. For medium and high risk devices as well as low risk devices that are placed on the market in sterile condition, have a measuring function, or are reusable surgical instruments, the manufacturer must obtain a CE certificate from a notified body. A notified body would typically audit and examine a product’s technical dossiers and the manufacturers’ quality system (the notified body must presume that quality systems which implement the relevant harmonized standards — which is ISO 13485:2016 for Medical Devices Quality Management Systems — conform to these requirements). If satisfied that the relevant product conforms to the relevant essential requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE mark to the device, which allows the device to be placed on the market throughout the EU.

Throughout the term of the certificate of conformity, the manufacturer will be subject to periodic surveillance audits to verify continued compliance with the applicable requirements. In particular, there will be a new audit by the notified body before it will renew the relevant certificate(s).

The advertising and promotion of medical devices is subject to some general principles set forth in EU legislation. According to the EU Medical Devices Regulation, only devices that are CE-marked may be marketed and advertised in the EU in accordance with their intended purpose. Directive 2006/114/EC concerning misleading and comparative advertising and Directive 2005/29/EC on unfair commercial practices, while not specific to the advertising of medical devices, also apply to the advertising thereof and contain general rules, for example, requiring that advertisements are evidenced, balanced and not misleading. Specific requirements are defined at a national level. EU member states’ laws related to the advertising and promotion of medical devices, which vary between jurisdictions, may limit or restrict the advertising and promotion of products to the general public and may impose limitations on promotional activities with healthcare professionals.

Many EU member states have adopted specific anti-gift statutes that further limit commercial practices for medical devices, in particular vis-à-vis healthcare professionals and organizations. Additionally, there has been a recent trend of increased regulation of payments and transfers of value provided to healthcare professionals or entities and many EU member states have adopted national “Sunshine Acts” which impose reporting and transparency requirements (often on an annual basis), similar to the requirements in the United States, on medical device manufacturers. Certain countries also mandate implementation of commercial compliance programs.

The aforementioned EU rules are generally applicable in the EEA, which consists of the 27 EU Member States plus Norway, Liechtenstein and Iceland.

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United Kingdom

In the United Kingdom (“UK”), the medical devices market is regulated by the Medicines and Healthcare products Regulatory Agency (“MHRA”), which performs market surveillance of medical devices on the UK market. Devices are regulated under the Medical Devices Regulations 2002 (“MDR 2002”), which gave effect in UK law to the following EU directives: Directive 90/385/EEC on active implantable medical device; new UK Medical Devices Regulations that will substantially amend the MDR 2002 are expected to come into force on July 1, 2024. Directive 93/42/EEC on medical devices; and Directive 98/79/EC on in vitro diagnostic medical devices.

The UK Conformity Assessed (“UKCA”) marking is a UK product marking used for medical devices being placed on the Great Britain market. It is not recognized in the EU, so these products require a CE marking as well. CE marketed devices will be accepted on the Great Britain market until June 30, 2024. From July 1, 2024, devices placed on the Great Britain market will need to conform to UKCA marketing requirements. Manufacturers based outside the UK wishing to place a device on the UK market, need to establish a UK Responsible Person for the product in the UK. Regarding medical devices placed on the Northern Ireland (“NI”) market, these must comply with the applicable EU legislation in conformity with the Northern Ireland Protocol. As such medical devices placed on the NI market must continue to be CE marked. The UK Government recently reached a new political agreement with the EU, the “Windsor Framework” which may lead to changes to the NI Protocol in the future.

We may need to support clinical and/or regulatory requirements in the UK for our LBI-201 AurevaTM Pulse product candidate, and potentially others.

Other Regions

Most major markets have different levels of regulatory requirements for medical devices. Modifications to the approved or certified products may require a new regulatory submission in all major markets. The regulatory requirements, and the review time, vary significantly from country to country. Products can also be marketed in other countries that have minimal requirements for medical devices.

Drug-Device Combination Product Regulation

In the United States, products composed of components that would normally be regulated under different types of regulatory authorities, and frequently by different centers at the FDA, are known as combination products. In the case of Reflow RVOTM, if marketed individually, the ultrasound device would be regulated by FDA as a medical device while the microsphere component would be regulated by the

FDA as a drug. However, under the FDCA, the FDA is charged with assigning a center with primary jurisdiction, or a lead center, for review of a combination product. The designation of a lead center generally obviates the need for separate approval of each component of a combination product. The determination of which center will be the lead center is based on the “primary mode of action” of the combination product. Thus, if the primary mode of action of a drug/device combination product is attributable to the device product, the FDA center responsible for pre-market review of the device product would have primary jurisdiction for the combination product. A combination product with a medical-device primary mode of action generally would be reviewed and approved pursuant to the medical device approval pathways set forth under the FDCA. In reviewing the marketing application for such a product, however, FDA reviewers in the device center could consult with their counterparts in the drug center to ensure that the drug component of the combination product meets applicable requirements regarding safety and effectiveness. In addition, under FDA regulations, drug/device combination products are subject to cGMP requirements applicable to both drugs and devices, including the QSR applicable to medical devices.

Our Reflow RVOTM treatment incorporates microspheres and ultrasound, or a drug and a device. As a result, it is likely that the regulatory review by FDA may involve the Office of Combination Products. Since the primary mechanism of action is generated through the acoustic energy from ultrasound, we anticipate that the FDA will assign the Center for Devices and Radiological Health as the lead review division for the regulatory submissions. Further, we anticipate that the submission will involve a PMA Application for the medical device.

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Drug and Biologics Regulation

In the United States, the FDA regulates drugs and biological products, under the FDCA, and its implementing regulations, and the Public Health Service Act (“PHSA”), and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval may subject an applicant and/or sponsor to a variety of administrative or judicial sanctions, including suspension or termination of clinical trials by the FDA, imposition of a clinical hold, refusal by the FDA to approve pending or supplemental applications, withdrawal of an approval, import/export delays, issuance of warning letters and untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, import detention, injunctions, fines, refusals of government contracts, restitution, disgorgement of profits or civil or criminal investigations and penalties brought by the FDA and the Department of Justice or other governmental entities. The steps required before a drug or biologic product candidate may be approved for marketing in the United States generally include:

●	preclinical laboratory tests and animal studies conducted in accordance with FDA’s good laboratory practices, or GLP, regulations;

●	manufacturing, labeling and distribution of investigational products in compliance with cGMP;

●	the submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials commence and must be updated annually or when significant changes are made;

●	approval by an independent institutional review board, or IRB, or ethics committee representing each clinical site before each clinical trial may be initiated;

●	adequate and well-controlled human clinical trials to establish the safety, efficacy, purity and/or potency of the product for each proposed indication and conducted in accordance with Good Clinical Practices, or GCP;

●	the preparation and submission to the FDA of an NDA or BLA, after completion of all pivotal clinical trials requesting marketing approval for one or more proposed indications;

●	FDA acceptance, review and approval of the NDA or BLA for specific indications, which might include an advisory committee review; and

●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product, or components thereof, are made to assess compliance with cGMPs and data integrity requirements to assure that the facilities, methods and controls are adequate to preserve the drug or biologic’s identity, safety, efficacy, quality, purity and/or potency, and, in the case of cell-based advanced therapy, to assure compliance with current Good Tissue Practices;

●	satisfactory completion of FDA audits of selected clinical investigation sites to assure compliance with cGCP requirements and the integrity of the clinical data;

●	payment of user fees under the Prescription Drug User Fee Act for the relevant year; and

●	compliance with post-approval requirements, including the potential requirements to implement a Risk Evaluation and Mitigation Strategy, or “REMS”, adverse event and biological product deviation reporting and to complete any post-approval studies.

The testing and approval process typically requires many years and substantial effort and financial resources, and the receipt and timing of any approval is uncertain. The actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease.

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Preclinical and Clinical Trials in Support of an NDA or BLA

Before an applicant can begin testing the potential candidate in human subjects, the applicant must first conduct preclinical studies. Preclinical studies generally include laboratory evaluations of product chemistry, formulation, and toxicity, as well as in vitro and animal studies to assess the potential safety and bioactivity of the product candidate for initial testing in humans and to establish a rationale for therapeutic use. Preclinical trials are subject to federal regulations and requirements, including GLP regulations. The results of the preclinical studies, together with manufacturing information and analytical data, among other things, are submitted to the FDA as part of an IND, which must become effective before clinical trials may be commenced.

An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. An IND is an exemption from the FDCA that allows an unapproved drug product to be shipped in interstate commerce for use in an investigational clinical trial. Such authorization must be secured prior to interstate shipment and administration of a drug or biologic that is not the subject of an approved NDA or BLA. In support of a request for an IND, applicants must submit a protocol for each clinical trial. Any subsequent protocol amendments must be submitted to the FDA as part of the IND. The IND will become effective automatically 30 days after receipt by the FDA, unless the FDA raises safety concerns or questions about the conduct of the trials as outlined in the IND prior to that time. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed.

If outstanding concerns cannot be resolved, the FDA will place the clinical trial, or a portion of it, on clinical hold. A clinical hold is an order issued by the FDA to the sponsor to delay a proposed clinical investigation or to suspend an ongoing investigation. A partial clinical hold is a delay or suspension of only part of the clinical work requested under the IND. For example, a specific protocol or part of a protocol is not allowed to proceed, while other protocols may do so. No more than 30 days after imposition of a clinical hold or partial clinical hold, the FDA will provide the sponsor a written explanation of the basis for the hold.

Following issuance of a clinical hold or partial clinical hold, an investigation may only resume after the FDA has notified the sponsor that the investigation may proceed. The FDA will base that determination on information provided by the sponsor correcting the deficiencies previously cited or otherwise satisfying the FDA that the investigation can proceed. The FDA may also initiate a clinical hold after the 30 days if, for example, significant public health risks arise during the trial, if FDA believes the study is not being conducted in accordance with FDA regulations, or if results from additional preclinical studies are required by the FDA to evaluate the potential risk and benefit to patients for such a trial. Clinical holds may be temporary or permanent.

Clinical trials involve the administration of the product candidate to human subjects under the supervision of qualified investigators in accordance with federal regulations, in compliance with GCP requirements, and in accordance with a protocol submitted to FDA as part of the IND detailing the objectives of the trial, the parameters used to monitor safety, and the effectiveness criteria, if any, to be evaluated.

Clinical trial plans and informed consent forms must also be reviewed and approved by an independent IRB at each of the sites at which the trial will be conducted. The IRB will consider, among other things, ethical factors and the safety of human subjects. An IRB may also require the clinical trial to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, if it believes that patients are subject to unacceptable risk or it determines that the trial is unlikely to meet its stated objectives.

Clinical trials to support NDAs and BLAs for marketing approval are typically conducted in three sequential phases prior to approval, but the phases may overlap or be combined. These phases generally include the following:

Phase 1. Phase 1 clinical trials represent the initial introduction of a product candidate into human subjects. Phase I trials are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans and the side effects associated with increasing doses. These trials may also yield early evidence of effectiveness.

Phase 2. Phase 2 clinical trials usually involve studies in a limited patient population with a specified disease or condition to (i) evaluate the preliminary efficacy of the product candidate for specific indications,

(ii) determine dosage schedule and optimal dosage and (iii) identify possible adverse effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

Phase 3. If a product candidate is found to be potentially effective and to have an acceptable safety profile in Phase 2 clinical trials, the clinical trial program will be expanded to Phase 3 clinical trials. In Phase 3 trials, the investigational product is administered to an expanded patient population to further evaluate clinical efficacy, optimal dosage and safety within a larger number of patients, typically at geographically dispersed clinical trial sites. These clinical trials are intended to generate sufficient data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval by the FDA.

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Phase 4. Phase 4 clinical trials may be conducted after approval to gain additional experience from the treatment of patients in the intended therapeutic indication. They may be initiated voluntarily by the company, used to document a clinical benefit in the case of products approved under accelerated approval regulations, requested by the FDA (post-approval commitments) or required by the FDA (post-approval requirements). Failure to promptly conduct any required Phase 4 clinical trials could result in enforcement action or withdrawal of approval.

A Phase 2/3 trial design is often used in the development of pharmaceutical and biological products.

The trial includes Phase 2 elements, such as an early interim analysis of safety or activity, and Phase 3 elements, such as larger patient populations with less restrictive enrollment criteria. With appropriate statistical restrictions, an early interim analysis of clinical or physiologic activity and/or safety may provide for the trial to be stopped, changed or continued before a large number of patients have been enrolled, while still allowing all data from enrolled patients to count in the analysis used to support approval.

A pivotal trial is a clinical trial that is designed to meet regulatory requirements to demonstrate a product candidate’s safety, efficacy, purity and/or potency to support the approval of the drug or biologic. Generally, pivotal trials are Phase 3 trials, but the FDA may accept results from any phase clinical trial if the design provides a well-controlled and reliable assessment of clinical benefit, particularly in situations in which there is an unmet medical need and the results are sufficiently robust.

Progress reports detailing the results of clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. In addition, IND safety reports must be submitted to the FDA for any of the following: suspected serious and unexpected adverse reactions; findings from epidemiological studies, pooled analysis of multiple studies, animal or in vitro testing, or other clinical studies, whether or not conducted under an IND, and whether or not conducted by the sponsor, that suggest a significant risk in humans exposed to the product; and any clinically important increase in the rate of a serious suspected adverse reaction over such rate listed in the protocol or investigator brochure.

The FDA, the IRB or the clinical trial sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Additionally, an independent group of qualified experts organized by the clinical trial sponsor, often known as a data safety monitoring board or committee, may oversee some clinical studies. Depending on the trial design, this group may provide recommendations for whether or not a trial may move forward at designated check points based on access to certain data from the trial. We may also suspend or terminate a clinical trial based on evolving business objectives and the competitive climate.

Concurrent with clinical trials, companies often complete additional animal studies, and develop additional information about the chemistry and physical characteristics of the product and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality, safety, efficacy, purity and/or potency of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

Submission and Review of an NDA or BLA

The results of preclinical studies and clinical trials, together with detailed information on the product’s manufacture, composition, quality, controls and proposed labeling, among other things, are submitted to the FDA in the form of an NDA or BLA, requesting approval to market the product for one or more indications. The cost of preparing and submitting an NDA or BLA is substantial. The application must also be accompanied by a significant user fee payment, which typically increases annually, although waivers may be granted in limited cases. Under an approved NDA or BLA, the applicant is also subject to an annual program fee.

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The FDA will initially review the NDA or BLA for completeness before accepting it for filing and the FDA has 60 days from its receipt of an NDA or BLA to determine whether the application will be accepted for filing based on the Agency’s determination that it is adequately organized and sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has substantial discretion and may refuse to file an application and request additional information, in which case the application must be resubmitted with the requested information and review of the application delayed.

With certain exceptions, NDAs and BLAs must include a pediatric assessment, generally based on clinical trial data, of the safety and effectiveness of the drug or biologic in relevant pediatric populations. Under certain circumstances, the FDA may waive or defer the requirement for a pediatric assessment, either at the sponsor’s request or by the agency’s initiative.

Once an NDA or BLA has been accepted for filing, the FDA sets a user fee goal date that informs the applicant of the specific date by which the FDA intends to complete its review. The FDA has agreed to certain performance goals to complete the review of NDAs or BLAs. This is typically ten months from the date that the FDA accepts the NDA or BLA for filing for standard review NDAs and BLAs. Applications classified as Priority Review have a performance goal of six months from the date the FDA accepts the NDA or BLA for filing. An NDA or BLA may be eligible for Priority Review if the FDA determines the drug or biological product is intended to treat a serious condition and, if approved, would provide a significant improvement in safety or effectiveness compared to available therapies. The review process can be extended by FDA requests for additional information or clarification. The FDA reviews NDAs and BLAs to determine, among other things, whether the proposed product is safe, effective, pure and/or potent for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA may also refer applications for novel drug or biological products, or drug or biological products that present difficult questions of safety, efficacy, purity and/or potency, to be reviewed by an advisory committee — typically a panel that includes clinicians, statisticians and other experts — for review, evaluation, and a recommendation as to whether the NDA or BLA should be approved. The FDA is not bound by the recommendation of an advisory committee, but generally follows such recommendations.

Before approving an NDA or BLA, the FDA typically will inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facilities comply with cGMP requirements. Additionally, the FDA will typically inspect one or more clinical trial sites for compliance with GCP and integrity of the data supporting safety and efficacy. In addition, the FDA expects that all data be reliable and accurate and requires sponsors to implement meaningful and effective strategies to manage data integrity risks. Data integrity is an important component of the sponsor’s responsibility to ensure the safety, efficacy and quality of its product or products.

During the approval process, the FDA also will determine whether a REMS is necessary to assure the safe use of the product. If the FDA concludes a REMS is needed, the sponsor of the application must submit a proposed REMS, and the FDA will not approve the application without an approved REMS, if required.

A REMS can include medication guides, communication plans for healthcare professionals, and elements to assure a product’s safe use, or ETASU. An ETASU can include, but is not limited to, special training or certification for prescribing or dispensing the product, dispensing the product only under certain circumstances, special monitoring, and the use of patient-specific registries. A REMS can substantially increase the costs of obtaining approval. The FDA could also require a special warning, known as a boxed warning, to be included in the product labeling in order to highlight a particular safety risk. The FDA may delay approval of an NDA or BLA if applicable regulatory criteria are not satisfied and/or the FDA requires additional testing or information. The FDA may require substantial post-marketing testing and surveillance to monitor safety or efficacy of a product.

On the basis of the FDA’s evaluation of the NDA or BLA and accompanying information, including the results of the inspection of the manufacturing facilities, the FDA will issue either an approval of the NDA or BLA or a Complete Response Letter (“CRL”), detailing the deficiencies in the submission and the additional testing or information required for reconsideration of the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA or BLA, the FDA will issue an approval letter. An approval letter authorizes commercial marketing and distribution of the drug or biologic with specific prescribing information for specific indications. Even with submission of this additional information, the FDA may ultimately decide that the application does not satisfy the regulatory criteria for approval.

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Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing. Changes to some of the conditions established in an approved NDA or BLA, including changes in indications, product labeling, and manufacturing processes or facilities, require submission and FDA approval of a new NDA or BLA or an NDA or BLA supplement before the change can be implemented. An NDA or BLA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA and BLA supplements as it does in reviewing NDAs and BLAs.

Expedited Review, Accelerated Approval Programs, and Breakthrough Therapy Designation

A sponsor may seek approval of its drug candidate under programs designed to accelerate FDA’s review and approval of NDAs and BLAs. For example, the FDA may grant Fast Track Designation to a drug intended for treatment of a serious condition that has potential to address unmet medical needs for the condition. The key benefits of fast track designation are actions to expedite development and review and rolling review (submission of portions of an application before the complete marketing application is submitted). Under the accelerated approval program, the FDA may approve an NDA or BLA for products that treat a serious condition, generally provide a meaningful advantage over available therapies and demonstrate an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit. The FDA generally requires post-marketing studies or completion of ongoing studies after marketing authorization to verify the product’s clinical benefit in relationship to the surrogate endpoint or ultimate outcome in relationship to the clinical benefit.

Based on results of the Phase 3 clinical trials or trials submitted in an NDA or BLA, upon the request of an applicant, the FDA may grant the NDA or BLA a priority review designation, which sets the target date for FDA action on the application at six months after the FDA accepts the application for filing. The FDA grants priority review where there is evidence that the proposed drug would be a significant improvement in the safety or effectiveness of the treatment, diagnosis or prevention of a serious condition. If the criteria for priority review are not met, the application is subject to the standard FDA review period of ten months after FDA accepts the application for filing. Priority review designation does not change the scientific/ medical standard for approval or the quality of evidence necessary to support approval.

In addition, a sponsor may seek FDA designation of its product candidate as a breakthrough therapy if the product can, alone or in combination with one or more other products, treat a serious or life threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. A breakthrough therapy designation allows companies to work earlier, more closely, and frequently with the FDA, and they may be eligible for priority review and accelerated approval. The sponsor of a new drug or biologic product candidate may request that the FDA designate the candidate for a specific indication as a Breakthrough Therapy concurrent with, or after, the submission of the IND for the drug or biologic product candidate. The FDA must determine if the drug or biological product qualifies for Breakthrough Therapy designation within 60 days of receipt of the sponsor’s request.

Special Protocol Assessment

A company may reach an agreement with the FDA under the SPA process as to the required design and size of clinical trials intended to form the primary basis of an efficacy claim. Under the FDCA and FDA guidance implementing the statutory requirement, an SPA is generally binding upon the FDA except in limited circumstances, such as if the FDA product office identifies a substantial scientific issue essential to determining safety or efficacy after the clinical trial begins, public health concerns emerge that were unrecognized at the time of the protocol assessment, the sponsor and the FDA agree to the change in writing, or if the clinical trial sponsor fails to follow the protocol that was agreed upon with the FDA.

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Regenerative Medicine Advanced Therapies and Priority Medicine Designation

Cell-based advanced therapies intended to treat, modify, reverse or cure a serious medical condition can receive RMAT designation from the FDA once preliminary clinical evidence has been obtained demonstrating the therapy has the potential to address unmet medical needs for the condition. Similar to breakthrough therapy designation, the RMAT allows companies developing regenerative medicine therapies to work earlier, more closely, and frequently with the FDA, and RMAT-designated products may be eligible for priority review and accelerated approval. Interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. The timing of a sponsor’s request for designation and FDA response are the same as for the breakthrough therapy designation program. Like the other expedited development programs previously mentioned, RMAT designation does not change the scientific or medical standard for approval or the quality of evidence necessary to support approval.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA-regulated products, including drug and biological products, are required to register and disclose certain clinical trial information on the website www.clinicaltrials.gov. Information related to the product, patient population, phase of investigation, trial sites and investigators, and other aspects of a clinical trial are then made public as part of the registration. Sponsors are also obligated to disclose the results of their clinical trials after completion. Disclosure of the results of clinical trials can be delayed in certain circumstances if the responsible party submits a certification stating that the sponsor intends to continue with product development and either is seeking, or may at a future date seek, initial approval, licensure, or clearance for the studied product. Competitors may use this publicly available information to gain knowledge regarding the progress of clinical development programs as well as clinical trial design.

Additional Controls for Biologics

To help reduce the increased risk of the introduction of adventitious agents and because of the complexity of manufacturing and characterizing a biologic, the PHSA emphasizes the importance of manufacturing controls for products. The PHSA also provides authority to the FDA to immediately suspend biologics licenses in situations where there exists a danger to public health.

After a BLA is approved, the product may also be subject to official lot release as a condition of approval. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the lot manufacturing history and the results of all of the manufacturer’s tests performed on the lot. The FDA may also perform certain confirmatory tests on lots of some products, such as viral vaccines, before allowing the manufacturer to release the lots for distribution. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity and potency of biological products. As with drugs, after approval of a BLA, biologics manufacturers must address any safety issues that arise, are subject to recalls or a halt in manufacturing, and are subject to periodic inspection after approval.

Post-Approval Requirements

Approved drugs and biologics that are manufactured or distributed in the United States pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, reporting of certain deviations and adverse experiences, product sampling and distribution, and advertising and promotion, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. Drugs and biologics may be marketed only for the approved indications and in a manner consistent with the provisions of the approved labeling and reporting of adverse experiences with the product.

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The FDA may impose a number of post-approval requirements as a condition of approval of an NDA or BLA. For example, the FDA may require post-marketing testing, including Phase 4 clinical trials, and surveillance programs to further assess and monitor the product’s safety, efficacy, purity and/or potency after commercialization or the FDA may place conditions on an approval that could restrict the distribution or use of the product. The FDA may also require a REMS, which could involve requirements for, among other things, medication guides, special trainings for prescribers and dispensers, patient registries and elements to assure safe use.

In addition, entities involved in the manufacture and distribution of approved drugs or biologics are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. The FDA has promulgated specific cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP requirements and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance.

Once an approval is granted, the FDA may issue enforcement letters or withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Corrective action could delay product distribution and require significant time and financial expenditures. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical trials to assess new safety risks or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of the product, suspension of the approval, complete withdrawal of the product from the market or product recalls;

●	fines, warning or untitled letters or holds on post-approval clinical trials;

●	refusal of the FDA to approve applications or supplements to approved applications, or suspension or revocation of product approvals;

●	product seizure or detention, refusal to permit the import or export of products or Import Alert; or

●	permanent injunctions and consent decrees, including the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs and biological products may be promoted only for the approved indications and in accordance with the provisions of the approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities.

Foreign Regulation

In order to market any product outside of the United States, we would need to comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we would need to obtain the necessary approvals by the comparable foreign regulatory authorities before we can commence clinical trials or marketing of the product in foreign countries and jurisdictions. Although many of the issues discussed above with respect to the United States apply similarly in the context of the European Union and other geographies, the approval process varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

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Coverage, Reimbursement and Pricing

Our ability to successfully commercialize any product will depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state, and foreign government healthcare programs, commercial insurance, and managed healthcare organizations, and the level of reimbursement for such product by third-party payors. Significant uncertainty exists as to the coverage and reimbursement status of any products for which we may obtain regulatory approval. No uniform policy for coverage and reimbursement exists in the United States. Though we expect that our products may be covered under Medicare, and third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies, payors have their own methods and approval processes apart from Medicare determinations. Therefore, the availability and scope of coverage, as well as reimbursement rates, can vary significantly from payor to payor. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the reimbursement rate that the payor will pay for the product. Third-party payors may limit coverage to specific products on an approved list, or formulary, which might not include all of the FDA-approved products for a particular indication and which might not include one or more of our product candidates. Moreover, a third-party payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. For example, the payor’s reimbursement payment rate may not be adequate or may require co-payments that patients find unacceptably high. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Further, some third-party payors may require pre-approval of coverage for new or innovative devices or drug therapies before they provide reimbursement for use of such therapies.

Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of products and services, in addition to their safety and efficacy. To obtain coverage and reimbursement for any product that might be approved for sale, we may need to conduct expensive pharmaco- economic studies to demonstrate the medical necessity and cost-effectiveness of our product. These studies will be in addition to the studies required to obtain regulatory approvals. If third-party payors do not consider a product to be cost-effective compared to other available therapies, they may not cover the product after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit. Thus, obtaining and maintaining reimbursement status is time- consuming and costly.

The U.S. and foreign governments regularly consider reform measures that affect healthcare coverage and costs. Government authorities and third-party payors are developing increasingly sophisticated methods of cost containment, including price controls, restrictions on coverage and reimbursement, and requirements for substitution of less expensive products and procedures. Government and other third-party payors are increasingly challenging the prices charged for health care products and procedures, examining the cost effectiveness of procedures, and the products used in such procedures, in addition to their safety and efficacy, and limiting or attempting to limit both coverage and the level of reimbursement.

There may also be significant delays in obtaining coverage and reimbursement for newly approved products, and coverage may be more limited than the purposes for which the product is approved by the FDA. Moreover, eligibility for coverage and reimbursement does not imply that a product, or the procedures which utilize such product, will be paid for in all cases or at a rate which the health care providers who purchase those products will find cost effective. Additionally, we expect pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, and additional legislative changes.

We cannot be sure that coverage and reimbursement will be available for any product that we commercialize, or the procedures which utilize such products, and, if reimbursement is available, what the level of reimbursement will be. Coverage and reimbursement may impact the demand for, or the price of, any product for which we obtain marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not successfully commercialize any product for which we obtain marketing approval.

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In addition, the focus on cost containment measures, particularly in the United States, has increased and we expect will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if we attain favorable coverage and reimbursement status for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

EU Coverage Reimbursement and Pricing

In the EU, pricing and reimbursement schemes vary widely from country to country. In the EU, governments influence the price of medical devices products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some EU member states provide that drug products may be marketed only after a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials in order to compare the cost effectiveness of a particular product candidate to currently available treatments. Other EU member states may allow companies to fix their own prices for medical devices but monitor and control company profits. The downward pressure on health care costs has become intense. As a result, increasingly high barriers are being erected to the entry of new products.

In December 2021, Regulation (EU) 2021/2282 on health technology (“HTA”), or HTA Regulation, was adopted. The HTA Regulation will apply to medical devices as from January 2030. It particularly replaces the current system based on the voluntary network of national authorities, and the new framework covers joint clinical assessments, joint scientific consultations, the identification of emerging health technologies, and voluntary cooperation for the national authorities. The HTA Regulation aims to provide a transparent and inclusive framework for health technology assessments in the EU, and it will help EU member states determine the effectiveness and value of new treatments and decide on pricing and reimbursement by health insurers or health systems.

Healthcare Laws and Regulations

Physicians, other healthcare providers, and third-party payors will play a primary role in recommending, ordering, and/or prescribing any product candidates for which we obtain marketing approval. Our arrangements with healthcare professionals, principal investigators, consultants, customers, third-party payors, and others who purchase, recommend or prescribe our approved products, and our proposed sales, marketing, distribution and education programs are and will be subject to various federal, state and foreign healthcare fraud and abuse laws and other healthcare laws and regulations. The U.S. federal and state healthcare laws and regulations that impact our activities and operations include, without limitation, the following:

●	the federal Anti-Kickback Statute, a criminal law, which prohibits persons from, among other things, knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federally funded healthcare programs, such as Medicare and Medicaid. The term “remuneration” has been broadly interpreted to include anything of value. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Violations of the federal Anti-Kickback Statute are punishable by imprisonment for up to ten years and statutory fines of up to $100,000. Additional criminal fines can be imposed under federal U.S. criminal procedure laws. Civil penalties include statutory amounts of up to $100,000 (adjusted for inflation) per violation, assessments of up to three times the total payments between the parties to the arrangement, and exclusion from participation in the federal healthcare programs or suspension from future participation in Medicare and Medicaid. Further, violation of the federal Anti-Kickback Statute can also form the basis for False Claims Act liability (discussed below). Although there are a number of statutory exceptions and regulatory safe harbors to the federal Anti-Kickback Statute protecting certain common business arrangements and activities from prosecution or regulatory sanctions, the exceptions and safe harbors are drawn narrowly, and practices that involve remuneration to those who prescribe, purchase, or recommend pharmaceutical and biological products, may be subject to scrutiny if they do not fit squarely within an exception or safe harbor;

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●	the federal civil False Claims Act, which may be enforced through civil whistleblower or qui tam actions and imposes significant civil penalties, treble damages and potential exclusion from federal healthcare programs against individuals or entities for, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or for making a false record or statement material to an obligation to pay the federal government or for knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government. Further, a violation of the federal Anti-Kickback Statute can serve as a basis for liability under the federal civil False Claims Act. Manufacturers can be held liable under the FCA even though, in most cases, they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. FCA liability is potentially significant in the healthcare industry because the statute provides for treble damages and significant mandatory penalties per false or fraudulent claim or statement for violations. Such per-claim penalties are currently set at $13,508 to $27,018 per false claim or statement for penalties assessed after January 30, 2023, with respect to violations occurring after November 2, 2015. Criminal penalties, including imprisonment and criminal fines, are also possible for making or presenting a false, fictitious or fraudulent claim to the federal government. There is also the federal Criminal False Claims Act, which is similar to the federal Civil False Claims Act and imposes criminal liability on those that make or present a false, fictitious or fraudulent claim to the federal government;

●	the federal Civil Monetary Penalties Law, which authorizes the imposition of substantial civil monetary penalties against an entity that engages in activities including, among others: (1) knowingly presenting, or causing to be presented, a claim for services not provided as claimed or that is otherwise false or fraudulent in any way; (2) arranging for or contracting with an individual or entity that is excluded from participation in federal health care programs to provide items or services reimbursable by a federal health care program; (3) violations of the federal Anti-Kickback Statute; or (4) failing to report and return a known overpayment;

●	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which creates federal criminal laws that prohibit, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program or obtain by means of false or fraudulent pretenses, representations or promises any money or property owned by or under the control of any healthcare benefit program in connection with the delivery of or payment for healthcare benefits, items, or services;

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 and its implementing regulations, which imposes certain obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information without the appropriate authorization by entities subject to the law, such as certain healthcare providers, health plans and healthcare clearinghouses and their respective business associates who use, disclose, store or otherwise process HIPAA-protected health information on their behalf;

●	the federal Physician Payment Sunshine Act, which requires, among other things, applicable manufacturers of covered drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, to annually track and report payments and other transfers of value provided to U.S.-licensed physicians, physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, anesthesiologist assistants and certified nurse-midwives, and U.S. teaching hospitals, as well as track and report certain ownership and investment interests held in the manufacturer by physicians and their immediate families;

●	analogous state laws and regulations, such as state anti-kickback and false claims laws, that impose similar restrictions as their federal counterparts and may apply to our business practices, including sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers;

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●	state laws that require pharmaceutical companies to implement compliance programs, comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or to track and report gifts, compensation and other remuneration provided to physicians and other health care providers;

●	state laws that require disclosures related to state agencies and/or commercial purchasers with respect to certain price increases that exceed a certain level as identified in the relevant statutes;
●	state and local laws requiring the registration of pharmaceutical sales representatives;
●	state health information privacy and data breach notification laws, which govern the collection, use, disclosure and protection of health-related and other personal information, many of which differ from each other in significant ways and often are not pre-empted by HIPAA, thus complicating compliance efforts; and

●	state unfair and deceptive trade practices statutes, pursuant to which significant statutory fines and penalties can be imposed against pharmaceutical companies alleged to have engaged in consumer fraud.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial resources and costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion of product candidates from government-funded healthcare programs, such as Medicare and Medicaid, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of our operations. If any physicians or other healthcare providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may also be subject to criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action for an alleged or suspected violation can cause us to incur significant legal expenses and divert management’s attention from the operation of the business, even if such action is successfully defended.

Healthcare Reform

The legislative landscape in the United States continues to evolve. There have been a number of legislative and regulatory changes to the healthcare system that could affect the future results of our operations. In particular, there have been and continue to be a number of initiatives at the United States at the federal and state levels that seek to reduce healthcare costs. For example, in March 2010, The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “ACA”) was enacted in the United States, which made a number of substantial changes in the way healthcare is financed by both governmental and private insurers. Among other ways in which it may affect our business, the ACA established a new Patient-Centered Outcomes Research Institute to oversee and identify priorities in comparative clinical effectiveness research in an effort to coordinate and develop such research; implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other healthcare providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models; implemented the federal Physician Payment Sunshine Act; and expanded the eligibility criteria and rebates for Medicaid programs.

The ACA and certain of its provisions have been subject to judicial challenges as well as legislative and regulatory efforts to repeal or replace them or to alter their interpretation or implementation. For example, the Tax Cuts and Jobs Act (“TCJA”), among other things, included a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment, or penalty, imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Further, the Bipartisan Budget Act of 2018, among other things, amended the ACA, effective January 1, 2019, to increase from 50% to 70% the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” Under the Inflation Reduction Act of 2022 (“IRA”), this coverage gap discount program will be eliminated beginning January 1, 2025. Manufacturers will then be required to pay 10% of the negotiated price of brands, biologics and biosimilar products when Medicare Part D beneficiaries are in the initial coverage phase, and 20% of the negotiated price during the catastrophic phase of Medicare Part D coverage. Additionally, the Further Consolidated Appropriations Act of 2020, signed into law December 20, 2019, fully repealed the ACA’s “Cadillac Tax” on certain high-cost employer-sponsored insurance plans (for tax years beginning after December 31, 2019), the annual fee imposed on certain health insurance providers based on market share (for calendar year 2021), and the medical device excise tax on non-exempt medical devices. There have also been numerous judicial challenges to the ACA, and in June 2021, the Supreme Court dismissed a lawsuit challenging the constitutionality of certain aspects of the ACA without ruling on the merits of the constitutionality arguments.

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In addition, other federal health reform measures have been proposed and adopted in the United States since the ACA was enacted to reduce healthcare expenditures. These changes include the Budget Control Act of 2011, which, among other things, led to aggregate reductions of Medicare payments to providers of up to 2% per fiscal year that started in 2013 and, due to subsequent statutory amendments, will remain in effect into 2031 unless additional Congressional action is taken, with the exception of a temporary suspension from May 1, 2020 through July 1, 2022 due to the COVID-19 pandemic. Following the end of the temporary suspension, the law provided for 1% Medicare sequestration in the second quarter of 2022, with the full 2% sequestration going into effect thereafter until 2031. To offset the temporary suspension during the COVID-19 pandemic, in 2030, the sequestration will be 2.25% for the first half of the year, and 3% in the second half of the year. The American Taxpayer Relief Act of 2012 made other changes, including the reduction of Medicare payments to several types of providers and an increase in the statute of limitations period for the government to recover overpayments to providers from three to five years. In August 2022, President Biden signed into law the IRA, which implements substantial changes to the Medicare program, including drug pricing reforms and changes to the Medicare Part D benefit design. Among other reforms, the Inflation Reduction Act of 2022 imposes inflation rebates on drug and biological product manufacturers for products reimbursed under Medicare Parts B and D if the prices of those products increase faster than inflation beginning in 2023; implements changes to the Medicare Part D benefit that, beginning in 2025, will cap benefit annual out-of-pocket spending at $2,000, with new discount obligations for pharmaceutical manufacturers; and, beginning in 2026, establishes a “maximum fair price” for a fixed number of pharmaceutical and biological products covered under Medicare Parts B and D following a price negotiation process with the Centers for Medicare and Medicaid Services.

On October 14, 2022, President Biden issued an Executive Order on Lowering Prescription Drug Costs for Americans, which instructed the Secretary of the Department of Health and Human Services to consider whether to select for testing by the CMS Innovation Center new health care payment and delivery models that would lower drug costs and promote access to innovative drug therapies for beneficiaries enrolled in the Medicare and Medicaid programs. On February 14, 2023, the Department of Health and Human Services issued a report in response to the October 14, 2022, Executive Order, which, among other things, selects three potential drug affordability and accessibility models to be tested by the CMS Innovation Center. Specifically, the report addresses: (1) a model that would allow Part D Sponsors to establish a “high-value drug list” setting the maximum co-payment amount for certain common generic drugs at $2; (2) a Medicaid-focused model that would establish a partnership between CMS, manufacturers, and state Medicaid agencies that would result in multi-state outcomes-based agreements for certain cell and gene therapy drugs; and (3) a model that would adjust Medicare Part B payment amounts for Accelerated Approval Program drugs to advance the developments of novel treatments. It remains to be seen how these drug pricing initiatives will affect the broader pharmaceutical industry. If federal spending is further reduced, anticipated budgetary shortfalls may also impact the ability of relevant agencies, such as the FDA or the NIH to continue to function at current levels. Amounts allocated to federal grants and contracts may be reduced or eliminated. These reductions may also impact the ability of relevant agencies to timely review and approve research and development, manufacturing, and marketing activities which may delay our ability to develop, market and sell any products we may develop. At the state level, individual states in the United States have also become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement limitations, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. These measures could reduce the ultimate demand for our products, once approved, or put pressure on our product pricing.

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Additional Regulation

In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservation and Recovery Act and the Toxic Substances Control Act, affect our business. These and other laws govern the use, handling and disposal of various biologic, chemical and radioactive substances used in, and wastes generated by, operations. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and governmental fines. Equivalent laws have been adopted in foreign countries that impose similar obligations.

Anti-Corruption Laws

The Foreign Corrupt Practices Act, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. §201, the U.S. Travel Act, the USA PATRIOT Act, and possibly other state and national anti-

bribery and anti-money laundering laws in countries in which we conduct activities. These anti-corruption laws prohibit any U.S. individual or business from paying, offering or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. This could become relevant in the conduct of international clinical trials where the sites for such trials may be a government-owned hospital. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. Activities that violate the FCPA, even if they occur wholly outside the United States, can result in criminal and civil fines, imprisonment, disgorgement, oversight and debarment from government contracts.

Foreign Regulation

In addition to regulations in the U.S., we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products to the extent we choose to develop or sell any products outside of the U.S. The approval process varies from country to country and the time may be longer or shorter than that required to obtain FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Legal Proceedings

We are not currently party to or aware of being subject to any material legal proceedings. We may from time to time become a party of various legal proceedings arising in the ordinary course of our business, which could have a material adverse effect on our business, financial condition or results of operations. Regardless of outcome, litigation could impact our business due to defense and settlement costs, diversion of management resources and other factors.

Corporate Information

We were incorporated under the laws of the State of Delaware on October 26, 2021. Our principal executive offices are located at 12100 NE 195th St, Suite 150, Bothell, WA 98011. Our telephone number is (425) 748-7529, and our website can be found at https://www.longevitybiomedical.com.

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LONGEVITY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this section, unless the context otherwise requires, references to “the Company,” “Longevity,” “we,” “us” and “our” are intended to mean the business and operations of Longevity. Additional terms used by Longevity are defined in the Glossary and in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Longevity included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Longevity’s current expectations, estimates and assumptions concerning events and financial trends that may affect Longevity’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We were formed in October 2021 to pursue the acquisition of development stage companies in the medical technology and life sciences industries (the “Target Acquisitions”) and to merge the combined entity with a blank-check special purpose acquisition company (the “Business Combination”). Upon consummation of the Target Acquisitions and closing of the Business Combination, we will be building a fully integrated biopharmaceutical company focused on the advancement of new technologies across therapeutics, monitoring and digital health that aim to restore tissue form and function for increasing health span.

Promissory Notes

The Company has received debt financing to support its operations to date. Please see Note 4 to the Company’s audited financial statements included elsewhere in this proxy statement/prospectus for more information.

First Amendment to Assignment, Assumption and Note Conversion Agreement

On September 12, 2024, the Company entered into the first amendment to the Assignment, Assumption and Note Conversion Agreement (“Convertible Note Agreement”) with FutureTech Partners and FutureTech Capital, LLC (“FutureTech Capital”) whereby the conversion ratio of the promissory notes that were outstanding as of September 12, 2024, and any promissory notes that would be issued subsequently was amended. The conversion will be calculated as follows:

(i) in exchange for the first $6.215 million of principal amount of promissory notes outstanding, that number of shares of Company Common Stock equal to 20% of the total number of shares of Company Common Stock to be outstanding immediately prior to the merger, plus (ii) in exchange for each additional $750,000 of principal amount of promissory notes outstanding, that number of shares of Company Common Stock equal to an additional 1% of Company common stock outstanding.

Contribution and Exchange Agreements

On August 7, 2022, we entered into Contribution and Exchange Agreements (“C&E Agreements”) with each of Aegeria Soft Tissue LLC, Cerevast Medical, Inc. and Novokera LLC (collectively the “Target Companies”) and each of their respective stockholders or members.

Under the C&E Agreements the owners of each of the Target Companies will exchange their shares in the Target Company for shares of Longevity with the ownership immediately after closing the transaction to be 30.16% to Aegeria, 45.21% to Cerevast, 13.63% to Novokera and 11% to FutureTech Capital, which may be adjusted based on whether and to what extent FutureTech Capital provides additional working capital to Longevity prior to the closing. The agreement also created an advisory board consisting of members from each of the Target Companies and FutureTech Capital to advise and assist with the transaction. In addition, the C&E Agreements contain customary representations and warranties. The C&E Agreement may be terminated upon mutual written consent of the parties, if the closing conditions are not satisfied or waived by March 31, 2023 (outside date) or if there is a material breach of contract.

On January 25, 2023, the C&E Agreements were amended to, among other things, finalize certain key provisions of the Target Acquisitions. The consummation of the Target Acquisitions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering and closing of an approved Business Combination, which is conditioned upon closing of an approved deSPAC transaction with a valuation of not less than $128 million and minimum cash at closing of $30 million. In addition, the outside date, or date in which the C&E Agreements may be terminated if the closing conditions are not mutually satisfied or waived by the parties, was extended until the nine-month anniversary of the date of the amendment, or October 25, 2023.

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On June 26, 2023 the C&E Agreements were further amended to revise the definition of an Approved deSPAC Transaction to have a lock-up of 180 days for directors, officers and 5% or greater stockholders of the post-transaction company.

On August 29, 2023, the C&E Agreements were further amended to remove the $30 million minimum cash at closing condition.

On August 8, 2024, Longevity terminated the C&E Agreement with Novokera pursuant to Section 10.1(b) of the C&E Agreement due to multiple conditions not being satisfied or waived to close a business combination by October 25, 2023.

On August 8, 2024, the C&E Agreements with Aegeria and Cerevast were further amended to update the closing condition of an approved deSPAC transaction to a valuation of not less than $75 million and modify the allocation of the transaction consideration among the Targets and FutureTech Capital.

Business Combination

Please see the section titled “Proposal No. 1 — The Business Combination Proposal” for more information about the Merger Agreement.

Components of Operating Results

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities to date have been organizational activities and activities in connection with negotiating and executing the C&E Agreements, and preparing for the closing of the Target Acquisitions and the Business Combination. We do not expect to generate any operating revenues until successful approval of acquired product candidates.

General and Administrative Expenses

General and administrative expenses consist primarily of professional fees for legal, accounting, audit, tax, investor and public relations costs and consulting services as well as administrative staff payroll.

We expect that our general and administrative expenses will increase in the future as we hire additional general and administrative personnel. We also expect to incur increased expenses associated with being a public company, including costs of accounting, audit, legal, regulatory and tax compliance services and director and officer insurance.

Critical Accounting Policies

Our financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”). The preparation of our financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during a reporting period. Actual results could differ from estimates.

Due to lack of operations, Longevity does not currently have any critical accounting policies.

Results of Operations

Comparison of the nine months ended September 30, 2024 and 2023

The following table presents our statements of operations for the periods indicated:

	Nine Months Ended September 30,
	2024	2023	% Change
Operating expenses:
General and administrative	$3,648,810	$2,162,723	68.7%
Total operating expenses	3,648,810	2,162,723
Loss from operations	(3,648,810)	(2,162,723)
Total other expense	1,437,515	6,201,403	(76.8)%
Net loss	$(5,086,325)	$(8,364,126)

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General and Administrative

General and administrative expenses increased from $2.2 million for the nine months ended September 30, 2023 to $3.6 million for the nine months ended September 30, 2024. This increase is related to $1.6 million in legal, advisory and accounting fees written off due to the termination of the business combination with Denali Capital Acquisition Corp offset by a decrease of $0.1 million in investor relations due to a reduction in investor relations activities.

Other Expense

Other expense of $6.2 million for the nine months ended September 30, 2023 was from the loss on extinguishment of debt realized upon the modification of the promissory notes outstanding with FutureTech Capital. Other expense of $1.4 million for the nine months ended September 30, 2024 is related to accrued interest on the promissory notes with FutureTech Capital of $0.4 million and the $1.0 million loss on extinguishment of debt realized upon the modification of the terms of the convertible note.

Comparison of the years ended December 31, 2023 and 2022

The following table presents our statements of operations data for the periods indicated:

	Year Ended December 31,
	2023	2022	% Change
Operating expenses:
General and administrative	$2,823,796	$2,397,881	17.8%
Total operating expenses	2,823,796	2,397,881	17.8%
Loss from operations	(2,823,796)	(2,397,881)
Total other expense	6,504,307	—	—%
Net loss	$(9,328,103)	$(2,397,811)

General and Administrative

General and administrative expenses increased from $2.4 million for the year ended December 31, 2022 to $2.8 million for the year ended December 31, 2023. General and administrative expenses for the year ended December 31, 2023 consisted of $1.5 million in professional fees including $1.4 million in management services from Cerevast, $0.6 million in accounting and audit fees, $0.3 million in salaries and benefits, $0.2 million in legal fees and $0.2 million in investor relation fees. General and administrative expenses for the year ended December 31, 2022 consisted of $0.8 million in professional fees including $0.6 million in management services from Cerevast, $0.8 million in accounting and audit fees, $0.7 million for legal fees and $0.1 million in salaries and benefits.

Total Other Expense

Total other expense for the year ended December 31, 2023 includes $6.2 million for the loss on the extinguishment of debt when the FutureTech notes were modified to be convertible promissory notes in January 2023 and $0.3 million in imputed interest on the FutureTech zero interest notes.

Liquidity and Capital Resources

Since our inception, our primary sources of capital have been proceeds from debt financings.

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Cash Flows

The following table summarizes our cash flow:

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2024	2023	2023	2022
Net cash used in operating activities	$(1,536,693)	$(2,127,472)	$(2,719,315)	$(1,921,567)
Net cash used in investing activities	$—	$—	$—	$(3,371)
Net cash provided by financing activities	$1,460,945	$1,897,050	$2,422,138	$2,150,000

Comparison of the nine months ended September 30, 2024 and 2023

Operating Activities

During the nine months ended September 30, 2024, net cash used in operating activities consisted of $3.6 million in expenses incurred for the Target Acquisitions offset by $1.0 million loss on extinguishment of debt due to modifying the convertible debt terms with FutureTech Capital, LLC, an increase in accounts payable of $0.3 million, accounts payable -related party of $0.3 million and accrued interest - related party of $0.3 million.

During the nine months ended September 30, 2023, net cash used in operating activities consisted of $2.1 million in expenses incurred for the Acquisition Transactions and an increase in accounts payable offset by a decrease in accrued liabilities.

Investing Activities

During the nine months ended September 30, 2024 and 2023 there were no investing activities.

Financing Activities

During the nine months ended September 30, 2024, net cash provided by financing activities consisted of net proceeds from promissory notes issued to FutureTech Capital in the amount of $1.5 million offset by deferred financing costs paid of 20,000 associated with the Business Combination with Denali Capital Acquisition Corp. that was terminated. During the nine months ended September 30, 2023, net cash provided by financing activities was from net proceeds from promissory notes with FutureTech Capital of $2.2 million offset by deferred financing costs paid of 0.3 milion associated with the Business Combination with Denali Capital Acquisition Corp. that was terminated.

Comparison of the years ended December 31, 2023 and 2022

Operating Activities

During the year ended December 31, 2023, net cash used in operating activities consisted of $2.8 million in expenses incurred for the Target Acquisitions offset by accounts payable and accrued interest, related party.

During the year ended December 31, 2022, net cash used in operating activities consisted of $2.4 million in expenses incurred for the Target Acquisitions offset by accounts payable and accrued expenses.

Investing Activities

There were no investing activities during the year ended December 31, 2023. During the year ended December 31, 2022, net cash used in investing activities consisted of purchase of property and equipment.

Financing Activities

During the year ended December 31, 2023, net cash provided by financing activities consisted of net proceeds from promissory notes with FutureTech Partners LLC of $2.7 million offset by deferred financing costs that were paid in the amount of $0.3 million. During the year ended December 31, 2022, net cash provided by financing activities consisted of net proceeds to promissory notes with FutureTech Partners LLC of $2.2 million.

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Going Concern

Since inception we have been engaged in organizational activities. We have not generated revenues and have not yet achieved profitable operations, nor have we ever generated positive cash flow from operations. We incurred a loss of $4.0 million during the nine months ended September 30, 2024 and $9.3 million for the year ended December 31, 2023 and had an accumulated deficit of $16.9 million at September 30, 2024.

There is no assurance that profitable operations, if achieved, could be sustained on a continuing basis. We are subject to those risks associated with any clinical stage biotech company that has substantial expenditures for research and development. There can be no assurance that our research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, we operate in an environment of rapid technological change and are largely dependent on the services of our employees and consultants. Further, our future operations are dependent on the success of the Company’s efforts to raise additional capital. These uncertainties raise substantial doubt about our ability to continue as a going concern for 12 months after the issuance date of our financial statements. The accompanying financial statements have been prepared on a going concern basis. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the company to continue as a going concern, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. We anticipate incurring additional losses until such time, if ever, that we can generate significant revenue from our product candidates currently in development. Our primary source of capital has been the issuance of promissory notes. We believe that current cash is sufficient to fund operations and capital requirements through February 2025. Additional financings will be needed by us to fund our operations and to complete the Target Acquisitions. We plan to raise funds through the issuance of additional convertible notes until the completion of the Business Combination. Once the Business Combination has closed, we anticipate that we will have sufficient funds to fund operations of the Targets as well as other administrative activities for at least two years. There is no assurance that such financing will be available when needed or on acceptable terms.

Post-Business Combination Capital Needs

Following the completion of the business combination, we expect that our cash on hand, will enable us to make investments in our continued development through the end of 2025. We intend to raise additional capital in the future to fund continued development.

Our policy is to invest any cash in excess of our immediate requirements in investments designed to preserve the principal balance and provide liquidity while producing a modest return on investment. Accordingly, our cash equivalents will be invested primarily in money market funds.

We expect to continue to incur substantial additional operating losses for at least the next several years as we continue to develop our product candidates and seek marketing approval and, subject to obtaining such approval, the eventual commercialization of our product candidates. If we obtain marketing approval for our product candidates, we will incur significant sales, marketing and outsourced manufacturing expenses. In addition, we expect to incur additional expenses to add operational, financial and information systems and personnel, including personnel to support our planned product commercialization efforts. We also expect to incur significant costs to comply with corporate governance, internal controls and similar requirements applicable to us as a public company.

Our future use of operating cash and capital requirements will depend on many forward-looking factors, including the following:

● the initiation, progress, timing, costs and results of clinical trials for our product candidates;

● the clinical development plans we establish for each product candidate;

● the number and characteristics of product candidates that we develop or may in-license;

● the terms of any collaboration agreements we may choose to execute;

● the outcome, timing and cost of meeting regulatory requirements established by the FDA or other comparable foreign regulatory authorities;

● the cost of filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

● the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against us;

● the cost and timing of the implementation of commercial scale manufacturing activities; and

● the cost of establishing, or outsourcing, sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval in regions where we choose to commercialize our products on our own.

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To continue to grow our business over the longer term, we plan to commit substantial resources to research and development, clinical trials of our product candidates, and other operations and potential product acquisitions and in-licensing. We have evaluated and expect to continue to evaluate a wide array of strategic transactions as part of our plan to acquire or in-license and develop additional products and product candidates to augment our internal development pipeline. Strategic transaction opportunities that we may pursue could materially affect our liquidity and capital resources and may require us to incur additional indebtedness, seek equity capital or both. In addition, we may pursue development, acquisition or in- licensing of approved or development products in new or existing therapeutic areas or continue the expansion of our existing operations. Accordingly, we expect to continue to opportunistically seek access to additional capital to license or acquire additional products, product candidates or companies to expand our operations, or for general corporate purposes. Strategic transactions may require us to raise additional capital through one or more public or private debt or equity financings or could be structured as a collaboration or partnering arrangement. We have no arrangements, agreements, or understandings in place at the present time to enter into any acquisition, in-licensing or similar strategic business transaction. In addition, we continue to evaluate commercial collaborations and strategic relationships with established companies, which would provide us with more immediate access to marketing, sales, market access and distribution infrastructure.

If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences that are not favorable to us or our existing stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us.

Off-Balance-Sheet Financing Arrangements

We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements as of September 30, 2024 and December 31, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations, Commitments and Contingencies

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

Quantitative and Qualitative Disclosures about Market Risks

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of interest rate fluctuations.

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AEGERIA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this section, unless the context otherwise requires, references to “Aegeria,” “we,” “us” and “our” are intended to mean the business and operations of Aegeria. Additional terms used by Aegeria are defined in the Glossary and in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Aegeria included elsewhere in this proxy statement/prospectus. This discussion contains forward- looking statements reflecting Aegeria’s current expectations, estimates and assumptions concerning events and financial trends that may affect Aegeria’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We are a clinical-stage regenerative medicine company whose primary asset is an exclusive worldwide license from Johns Hopkins University (“JHU”) for a biomatrix technology designed for soft tissue reconstruction. Please see “Licensing and Other Arrangements” below for more information. We are currently focused on using this technology in the treatment of soft tissue aesthetic and lumpectomy defects. Clinical development of our technology has been primarily funded by a 2015 grant to JHU from the Armed Services Institute for Regenerative Medicine and a 2020 grant to JHU from the U.S. Army Medical Research Acquisition Activity.

We were organized in Delaware on October 5, 2010 and are based in Baltimore, Maryland.

Contribution and Exchange Agreement

On August 7, 2022, we entered into a C&E Agreement (“Aegeria C&E Agreement”) with Longevity, concurrently with the C&E Agreements entered into between Longevity and each of Cerevast and Novokera and their respective stockholders or members.

On January 25, 2023, the C&E Agreements were amended to, among other things, finalize certain key provisions of the Target Acquisitions. The consummation of the Target Acquisitions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering into and closing of an approved Business Combination. The closing of the transaction is conditioned upon closing of an approved deSPAC transaction with a valuation of not less than $128 million and minimum cash at closing of $30 million.

On June 26, 2023 the C&E Agreement was further amended to revise the definition of an Approved deSPAC Transaction to have a lock-up of 180 days for directors, officers and 5% or greater stockholders of the post-transaction company.

On August 29, 2023, Aegeria entered into the Third Amendment to the C&E Agreement to remove the minimum cash of $30 million closing condition.

On August 8, 2024, Longevity terminated the C&E Agreement with Novokera pursuant to Section 10.1(b) of the C&E Agreement due to multiple conditions not being satisfied or waived to close a business combination by October 25, 2023.

On August 8, 2024, Aegeria entered into the Fourth Amendment to the C&E Agreement to amend the closing condition of an approved deSPAC transaction to a valuation of not less than $75 million and modify the allocation of the transaction consideration among the Targets and FutureTech Capital.

Business Combination

Please see the section titled “Proposal No. 1 — The Business Combination Proposal” for more information about the Merger Agreement.

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Components of Operating Results

Revenue

Since inception, we have not generated any revenue and do not expect to generate any revenue from the sale of products in the near future. If our development efforts for our soft tissue reconstruction program is successful and results in regulatory approval, or if we entered into collaboration and license agreements with third parties, we may generate revenue from the combination of product sales or payments from collaboration or license agreements.

Research and Development Expenses

Research and development expenses consist of costs incurred in the development of our product candidates and primarily include:

●	expenses in connection with the development of our pipeline products;

●	costs of pre-clinical activities and clinical trials;

●	costs of raw materials, as well as manufacturing costs of our materials, used in clinical trials and other development efforts;

●	costs for consulting services;

●	license fees and patent expenses; and

●	costs of regulatory submissions and reviews.

We expense research and development costs as incurred.

Research and development costs are essential to our business model. We expect that our research and development expenses will continue to increase for the foreseeable future as we continue clinical development or our product candidates. As products enter later stages of clinical development, they will generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect to fund our research and development expenses from our current cash and cash equivalents, any future equity or debt financings, or other capital sources, and through FutureTech once the Business Combination is consummated. We may also fund our research and development through potential collaborations with other companies or strategic transactions.

General and Administrative Expenses

General and administrative expenses consist primarily of professional fees for legal, accounting, tax, consulting services and insurance.

We expect that our general and administrative expenses will increase in the future as we increase our general and administrative headcount to support our continued research and development and initial commercialization of our product candidates.

Critical Accounting Policies

Our financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”). The preparation of our financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during a reporting period. Actual results could differ from estimates.

While our significant accounting policies are described in more detail in Note 2 to our annual audited financial statements, we believe the following accounting policies are those most critical to the judgements and estimates used in preparation of our financial statements.

Research and Development Expenses

Research and development costs are expensed as incurred and include all direct and indirect costs associated with the development of our product candidates. These expenses include payments to third parties for research, development and manufacturing services, personnel costs and depreciation on laboratory equipment. At the end of the reporting period, we compare payments made to third party service providers to the estimated progress toward completion of the research or development objectives. Such estimates are subject to change as additional information becomes available. Depending on the timing of payments to service providers and the progress that we estimate have been made as a result of the service provided, we may record net prepaid or accrued expense relating to these costs.

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Results of Operations

Comparison of the nine months ended September 30, 2024 and 2023

The following table presents our statements of operations for the periods indicated:

	Nine Months Ended September 30,
	2024	2023	% Change
Operating expenses:
Research and development	$16,331	$20,214	(19.2)%
General and administrative	7,429	9,052	(17.9)%
Total operating expenses	23,760	29,266
Loss from operations	(23,760)	$(29,266)
Total other expense	1,870	1,870	—%
Net loss	$(25,630)	$(31,136)

Research and Development

Research and development expenses decreased 19.2% in the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023. The decrease is a result of reduction in the patent pass through costs to JHU.

General and Administrative

General and administrative expenses decreased 17.9% in the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023. The decrease is the result of a one-time payment in the nine months ended September 30, 2023 for franchise taxes.

Total Other Expense

Total other expense remained constant in the nine months ended September 30, 2024 and 2023 at $1,870. The $1,870 represents interest incurred on notes payable.

Comparison of the years ended December 31, 2023 and December 31, 2022

The following table presents our statements of operations data for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022	% Change
Operating expenses:
Research and development	$30,287	$(114,012)	126.6%
General and administrative	10,432	11,000	(5.2)%
Total operating (recovery) expenses	40,719	(103,012)	139.5%
Operating income (loss)	$(40,719)	$103,012
Total other expense	2,500	2,500	—%
Net income (loss)	$(43,219)	$100,512

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Research and Development

Research and development expenses increased 126.6% from a recovery in expenses of $114,000 in the year ended December 31, 2022 to an expense of $30,000 in the year ended December 31, 2023. During the year ended December 31, 2023, research and development expenses included $16,000 in license fees and $15,000 associated with product patents. The year ended December 31, 2022 includes the reversal of an accrued expense from the prior year for minimum annual royalties due to JHU as the result of an amendment to the license agreement entered into in 2022, as described above. The amendment to the JHU license cancelled all minimum royalties that were due at the date of the amendment, which relieved the liability that had been accrued for $0.2 million, resulting in a reduction to expense in the year ended December 31, 2022.

General and Administrative

General and administrative expenses decreased 5.2% from $11,000 in the year ended December 31, 2022 to $10,000 in the year ended December 31, 2023. The decrease is primarily the result of a reduction in professional fees.

Total Other Expense

Total other expense remained constant in the years ended December 31, 2023 and 2022 at $2,500. The $2,500 represents interest incurred on notes payable.

Liquidity and Capital Resources

Since our inception, our primary sources of capital have been proceeds from debt and equity financings.

Cash Flows

The following table summarizes our cash flow data for the periods presented:

	Nine Months Ended September 30,		Year Ended December 31,
	2024	2023	2023	2022
Net cash used in operating activities	$(18,988)	$(24,207)	$(29,729)	$(35,747)
Net cash provided by financing activities	$—	$—	$-	$50,000

Comparison of the nine months ended September 30, 2024 and 2023

Operating Activities

Cash used in operating activities in the nine months ended September 30, 2024 was from our net loss and an increase in an increase in related party accounts payable for patent maintenance fees offset by an decrease in accounts payable to related parties.

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Cash used in operating activities in the nine months ended September 30, 2023 was from our net loss and an increase in prepaid expenses for insurance payments offset by an increase in related party accounts payable for patent maintenance fees, accrued interest on loans to related parties and other accounts payable.Financing Activities

There was no cash used in or provided by financing activities in the nine months ended September 30, 2024 and 2023.

Comparison of the years ended December 31, 2023 and 2022

Operating Activities

Cash used in operating activities for the year ended December 31, 2023 was from our net loss offset by an increase in accounts payable and accrued liabilities from related parties. Cash used in operating activities in the year ended December 31, 2022 was from our net income offset by a decrease in related party accrued liabilities, reflecting the reversal of an accrual for amounts due JHU under a license agreement. As noted above, the JHU license agreement was amended in 2022 which resulted in the reversal of amounts previously accrued for minimum annual royalties.

Financing Activities

There was no cash used in or provided by financing activities for the year ended December 31, 2023.

Cash provided by financing activities in the year ended December 31, 2022 was from proceeds received upon the issuance of 20,000 Series A preferred stock units at a per unit price of $2.50 in February 2022.

Going Concern

Since inception we have been engaged in organizational activities, including raising capital and research and development activities. We have not generated revenues and have not yet achieved profitable operations, nor have we ever generated positive cash flow from operations. We had a net loss of $25,630 for the nine months ended September 30, 2024 and net loss of $43,219 for the year ended December 31, 2023 and had an accumulated deficit of $0.8 million at September 30, 2024.

There is no assurance that profitable operations, if achieved, could be sustained on a continuing basis.

We are subject to those risks associated with any clinical stage biotech company that has substantial expenditures for research and development. There can be no assurance that our research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, we operate in an environment of rapid technological change and are largely dependent on the services of our employees and consultants. Further, our future operations are dependent on the success of our efforts to raise additional capital. These uncertainties raise substantial doubt about our ability to continue as a going concern for 12 months after the issuance date of our financial statements. The accompanying financial statements have been prepared on a going concern basis. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the company to continue as a going concern, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. We anticipate incurring additional losses until such time, if ever, that we can generate significant revenue from our product candidates currently in development. Our primary source of capital has been the issuance of debt and equity securities. We believe that current cash is insufficient to fund operations. Additional financings will be needed by us to fund our operations, to complete development of and to commercially develop our product candidate. Additional capital needed to fund operations will be raised following the closing of the business combination. There is no assurance that such financing will be available when needed or on acceptable terms.

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Licensing and Other Arrangements

In April 2011, we entered into an exclusive license agreement with JHU for rights to certain biomatrix technology. The JHU License includes royalties upon commercial sales of any products utilizing the licensed technology and also includes minimum annual royalties, development milestone payments and a commercialization milestone payment. We are also obligated to reimburse JHU for patent maintenance costs incurred for the licensed intellectual property.

In December 2022, we entered into an amendment to the license agreement with JHU whereby the terms were modified to cancel the balance due for minimum annual royalties and to defer future minimum annual royalty obligations.

The following tables summarizes our balances with JHU outstanding as of September 30, 2024, December 31, 2023 and 2022:

	September 30,	December 31,
Obligation	2024	2023	2022
Patent maintenance reimbursement obligation	$62,551	$58,038	$43,408
Minimum annual royalties	—	—	—

Quantitative and Qualitative Disclosures about Market Risks

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of interest rate fluctuations.

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CEREVAST MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this section, unless the context otherwise requires, references to “Cerevast,” “we,” “us” and “our” are intended to mean the business and operations of Cerevast. Additional terms used by Cerevast are defined in the Glossary and in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Cerevast included elsewhere in this proxy statement/prospectus. This discussion contains forward- looking statements reflecting Cerevast’s current expectations, estimates and assumptions concerning events and financial trends that may affect Cerevast’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We are a clinical-stage medical device company committed to developing therapeutic solutions to restore health and improve the quality of life for patients that suffer from major diseases by leveraging our core expertise in the fields of ultrasound and microsphere technologies. Our lead clinical stage programs are for the treatment of ischemic stroke and retinal vein occlusion, two devastating diseases with limited treatment options that effect millions of patients worldwide each year.

We were incorporated in Delaware on June 29, 2015 as Neurosonx Inc. and was renamed Cerevast Medical, Inc. on April 14, 2016. We maintain our executive offices in Bothell, Washington.

Contribution and Exchange Agreement

On August 7, 2022, we entered into a C&E Agreement (“Cerevast C&E Agreement”) with Longevity, concurrently with the C&E Agreements entered into by Longevity and each of Aegeria and Novokera and their respective stockholders or members.

On January 25, 2023, the C&E Agreements were amended to, among other things, finalize certain key provisions of the Target Acquisitions. The consummation of the Target Acquisitions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering into and closing of an approved Business Combination. The closing of the transaction is conditioned upon closing of an approved deSPAC transaction with a valuation of not less than $128 million and minimum cash at closing of $30 million.

On June 26, 2023 the C&E Agreement was further amended to revise the definition of an Approved deSPAC Transaction to have a lock-up of 180 days for directors, officers and 5% or greater stockholders of the post-transaction company.

On August 29, 2023, Cerevast entered into the Third Amendment to the C&E Agreement to remove the minimum cash of $30 million closing condition.

On August 8, 2024, Longevity terminated the C&E Agreement with Novokera pursuant to Section 10.1(b) of the C&E Agreement due to multiple conditions not being satisfied or waived to close a business combination by October 25, 2023.

On August 8, 2024, Cerevast entered into the Fourth Amendment to the C&E Agreement to amend the closing condition of an approved deSPAC transaction to a valuation of not less than $75 million and modify the allocation of the transaction consideration among the Targets and FutureTech Capital.

Business Combination

Please see the section titled “Proposal No. 1 — The Business Combination Proposal” for more information about the Merger Agreement.

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Components of Operating Results

Revenue

Since inception, we have not generated any revenue and do not expect to generate any revenue from the sale of products in the near future. If our development efforts for our product candidates are successful and result in regulatory approval, or if we entered into collaboration and license agreements with third parties, we may generate revenue from the combination of product sales or payments from collaboration or license agreements.

Research and Development Expenses

Research and development expenses consist of costs incurred in the development of our product candidates and primarily include:

● expenses in connection with the development of our pipeline products;

● costs of pre-clinical activities and clinical trials;

● costs of raw materials, as well as manufacturing costs of our materials, used in clinical trials and other development efforts;

● costs for consulting services;

● license fees and patent expenses;

● salaries, stock-based compensation, benefits and travel expenses of employees engaged in research and development activities;

● facility expense, depreciation expense related to lab equipment; and

● costs of regulatory submissions and reviews.

We expense research and development costs as incurred.

Research and development costs are essential to our business model. We expect that our research and development expenses will continue to increase for the foreseeable future as we continue clinical development or our product candidates. As products enter later stages of clinical development, they will generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect to fund our research and development expenses from our current cash and cash equivalents and any future equity or debt financings, or other capital sources, including potential collaborations with other companies or strategic transactions.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, stock-based compensation and related costs for our employees in administrative, executive and finance functions. General and administrative expenses also include professional fees for legal, accounting, tax and consulting services, insurance, office and travel expenses.

We expect that our general and administrative expenses will increase in the future as we increase our general and administrative headcount to support our continued research and development and initial commercialization of our product candidates.

Critical Accounting Policies

Our financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”). The preparation of our financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during a reporting period. Actual results could differ from estimates.

While our significant accounting policies are described in more detail in Note 2 to our annual audited financial statements, included elsewhere in this proxy statement/prospectus, we believe the following accounting policies are those most critical to the judgements and estimates used in preparation of our financial statements.

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Research and Development Expenses

Research and development costs are expensed as incurred and include all direct and indirect costs associated with the development of our product candidates. These expenses include payments to third parties for research, development and manufacturing services, personnel costs and depreciation on laboratory equipment. At the end of the reporting period, we compare payments made to third party service providers to the estimated progress toward completion of the research or development objectives. Such estimates are subject to change as additional information becomes available. Depending on the timing of payments to service providers and the progress that we estimate have been made as a result of the service provided, we may record net prepaid or accrued expense relating to these costs.

Stock-Based Compensation

We maintain performance incentive plans under which incentive and nonqualified stock options are granted primarily to employees and nonemployee consultants. We account for stock-based awards to employees in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation — Stock Compensation, which requires the recognition of compensation expense, using a fair-value based method, for all stock-based payments, including stock options. ASC 718 requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. We account for equity instruments issued to nonemployees based on the grant-date fair value of grants.

We estimate the fair value of employee and nonemployee stock options on the grant date using the Black- Scholes option-pricing model. In valuing stock options, we make assumptions about the fair value of the underlying equity, risk-free interest rates, dividend yields, volatility, and the expected term. Stock-based compensation expense is based on awards ultimately expected to vest. We recognize stock-based compensation expense for stock option awards with only service-based vesting conditions on a straight-line basis over the requisite service period of the award. Stock option awards containing a performance based vesting criteria are recognized as expense when the performance criteria are met, or if the performance criteria are considered probable, expense is recognized straight-line over the performance. Stock-based compensation expense is adjusted for forfeitures as those forfeitures occur.

Results of Operations

Comparison of the nine months ended September 30, 2024 and 2023

The following table presents our statements of operations for the periods indicated:

	Nine Months Ended September 30,
	2024	2023	% Change
Operating expenses:
Research and development	$516,816	$557,453	(7.3)%
General and administrative	580,325	526,186	10.3%
Total operating expenses	1,097,141	1,083,639	(1.2)%
Loss from operations	(1,097,141)	(1,083,639)
Total other income	1,101,466	1,001,466	10.0%
Net income (loss)	$4,325	$(82,173)

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Research and Development

Research and development expenses decreased 7.3% from $0.6 million in the nine months ended September 30, 2023 to $0.5 million in the nine months ended September 30, 2024. The decrease is primarily due to a $0.1 million decrease in stock-based compensation due to all options being fully vested in the first quarter of 2023.

General and Administrative

General and administrative expenses increased from the nine months ended September 30, 2023 to the nine months ended September 30, 2024. The 10.3% increase is due to an increase in compensation due to a one-time bonus paid to the Chief Executive Officer.

Total Other Income

Total other income remained constant at $1.1 million in the nine months ended September 30, 2023 and September 30, 2024. The total other income is the management services agreement income from Longevity Biomedical, Inc. offset by other expense for interest due on outstanding notes.

Comparison of the years ended December 31, 2023 and December 31, 2022

The following table presents our statements of operations data for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022	% Change
Operating expenses:
Research and development	$724,320	$1,032,224	(29.8)%
General and administrative	686,212	747,166	(8.2)%
Total operating expenses	1,410,532	1,779,390	(20.7)%
Operating loss	$(1,410,532)	$(1,779,390)
Total other income	(1,335,000)	(519,123)	157.2%
Net loss	$(75,532)	$(1,260,267)

Research and Development

Research and development expenses decreased 29.8% from $1.0 million in the year ended December 31, 2022 to $0.7 million in the year ended December 31, 2023. Research and development consisted primarily of $0.5 million in salaries and benefits and $0.2 million for rent in 2023. Research and development consisted primarily of $0.5 million in salaries and benefits, $0.1 million in stock-based compensation, $0.2 million for rent and $0.2 million in contract services associated with our LBI-001 program for RVO in 2022.

General and Administrative

General and administrative expenses decreased 8.2% from the year ended December 31, 2022 to the year ended December 31, 2023. General and administrative expenses consisted primarily of $0.6 million in salaries and benefits and $0.1 million in rent in the year ended December 31, 2023. In the year ended December 31, 2022, general and administrative expenses consisted primarily of $0.6 million in salaries and benefits and $0.1 million in rent.

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Total Other (Income)/Expense

Total other income increased 157.2% from $0.5 million in the year ended December 31, 2022 to $1.3 million in the year ended December 31, 2023. Total other income for the year ended December 31, 2023 was comprised of income of $1.4 million recognized under a management services agreement with the Company, a related party, offset by interest expense of $0.1 million. Total other income for the year ended December 31, 2022 was comprised of income of $0.6 million recognized under a management services agreement with the Company, a related party, offset by interest expense of $0.1 million.

Liquidity and Capital Resources

Since our inception, our primary sources of capital have been proceeds from debt and equity financings.

Cash Flows

The following table summarizes our cash flow data for the periods presented:

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2024	2023	2023	2022
Net cash provided by/(used in) operating activities	$(69,483)	$19,567	$59,295	$(995,784)
Net cash used in investing activities	$-	$(2,982)	$(2,982)	$-
Net cash (used in)/provided by financing activities	$-	$-	$-	$(200,000)

Comparison of the nine months ended September 30, 2024 and 2023

Operating Activities

Cash used in operating activities in the nine months ended September 30, 2024 was attributable an increase in accounts receivable from related parties for management services and a decrease in operating lease obligations offset by an increase in accrued interest payable and our net income. Cash provided by operating activities in the nine months ended September 30, 2023 was attributable to non-cash transactions for stock based compensation and amortization of our right of use asset in addition to an increase in accrued interest on notes payable offset by our net loss and a reduction in our operating lease obligation.

Investing Activities

There were no investing activities in the nine months ended September 30, 2024. Cash used in investing activities for the nine months ended September 30, 2023 is for the purchase of office equipment.

Financing Activities

There were no financing activities in the nine months ended September 30, 2024 and 2023.

Comparison of the years ended December 31, 2023 and 2022 Operating Activities

Operating Activities

Cash provided by operating activities in the year ended December 31, 203 was attributable to an increase in accrued interest in notes payable and non-cash lease expenses offset by our net loss and a reduction in our operating lease obligation. Cash used in operating activities in the year ended December 31, 2022 was attributable to our net loss offset by stock based compensation, the amortization of our right of use asset, and an increase in accrued interest on notes payable.

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Investing Activities

Cash used in investing activities in the year ended December 31, 2023 is related to the purchase of office equipment. There were no investing activities in the year ended December 31, 2022.

Financing Activities

There were no financing activities in the year ended December 31, 2023. Cash used in financing activities in the year ended December 31, 2022 is the result of $0.5 million repayment of debt offset by proceeds from the issuance of debt of $0.3 million.

Going Concern

Since inception we have been engaged in organizational activities, including raising capital and research and development activities. We have not generated revenues and have not yet achieved profitable operations, nor have we ever generated positive cash flow from operations. We incurred a net income of $4,325 for the nine months ended September 30, 2024 and a net loss $75,532 for the year ended December 31, 2023 and had an accumulated deficit of $23.0 million at September 30, 2024.

There is no assurance that profitable operations, if achieved, could be sustained on a continuing basis.

We are subject to those risks associated with any clinical stage biotech company that has substantial expenditures for research and development. There can be no assurance that our research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, we operate in an environment of rapid technological change and are largely dependent on the services of our employees and consultants. Further, our future operations are dependent on the success of the Company’s efforts to raise additional capital. These uncertainties raise substantial doubt about our ability to continue as a going concern for 12 months after the issuance date of our financial statements. The accompanying financial statements have been prepared on a going concern basis. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the company to continue as a going concern, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. We anticipate incurring additional losses until such time, if ever, that we can generate significant revenue from our product candidates currently in development. Our primary source of capital has been the issuance of debt and equity securities. We believe that current cash is insufficient to fund operations. Additional financings will be needed by us to fund our operations and to complete development of and to commercially develop our product candidates. Additional capital needed to fund operations will be raised following the closing of the business combination. There is no assurance that such financing will be available when needed or on acceptable terms.

Contractual Obligations

Our significant contractual obligation consists of a facility lease, with a term that commenced in November 2018 and expires in January 2024. The Second Amendment to the lease was entered into on July 12, 2023 extending the expiration to January 31, 2026. Future lease commitments related to this lease are $38,692 in 2024, $160,935 in 2025 and $13,458 in 2026.

Licensing and Other Arrangements

We have certain licensing and supply agreements related to our product development candidates that require the payment of royalties on net sales upon commercialization. There are no current obligations under these agreements.

Quantitative and Qualitative Disclosures about Market Risks

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of interest rate fluctuations.

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EXECUTIVE AND DIRECTOR COMPENSATION OF LONGEVITY

References in this section to “we,” “our,” “us” and “Longevity” generally refer to Longevity Biomedical, Inc., prior to the Business Combination and after giving effect to the Business Combination. This section discusses the material components of the executive compensation program for Longevity’s named executive officers who are identified in the 2023 Summary Compensation Table below. This discussion may contain forward-looking statements that are based on Longevity’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that are adopted following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

We have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies as we are an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. Such rules, in the context of an S-4 Registration Statement, require compensation disclosure for our principal executive officer and our two most highly compensated executive officers other than the principal executive officer whose total compensation for 2023 exceeded $100,000, who were serving as executive officers as of December 31, 2023 and who will continue with the combined company.

Overview

The following tables and accompanying narrative set forth information about the 2024 and 2023 compensation provided to Longevity’s principal executive officer and its other former executive officer who received compensation from Longevity during 2024 and 2023. The executive officers of Longevity listed below are referred to as Longevity’s “named executive officers” or “NEOs.”

Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to Longevity’s named executive officers for 2024 and 2023.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation(1)	Total
Bradford A. Zakes	2023	$—	$—	$—	$—	$—	$—	$—
Chief Executive Officer and President(2)	2024	$—	$—	$—	$—	$—	$—	$—
Brenda Sparks
Chief Financial Officer(3)	2023	$250,000	$—	$—	$—	$—	$18,149	$268,149
	2024	$158,234	$—	$—	$—	$—	$10,589	$168,823

(1)	The table below sets forth the components of the “All Other Compensation” column.

(2)	Mr. Zakes did not receive compensation from Longevity in 2023 or 2024. He received $306,250 in salary and $100,000 from Cerevast in 2024 and $350,000 in salary from Cerevast in 2023.

(3)	Ms. Sparks was Longevity’s Chief Financial Officer from November 2022 to October 2024. Ms. Sparks was reduced to part-time in July 2024 and terminated her position in October 2024.

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Name	Cost of Medical Insurance Premiums
	2023	2024
Bradford A. Zakes(1)	$—	$—

Brenda Sparks	$18,149	$10,589

(1)	Mr. Zakes did not receive benefits from Longevity in 2023 or 2024. The cost of his medical insurance in 2023 and 2024 was paid by Cerevast.

Outstanding Equity Awards as of 2024 Fiscal Year-End

The following table provides a summary of stock option awards outstanding as of December 31, 2024 for the named executive officers. No named executive officer had any unvested restricted stock awards as of December 31, 2024.

	Option Awards
	Number of Securities Underlying Options Exercisable		Number of Securities Underlying Options Unexercisable	Option Exercise Price	Option Expiration Date
Bradford A. Zakes	350,000	(1)	—	$(1)	(1)
Brenda Sparks	—		—	—	—

(1)	Reflects 300,000 vested options to acquire Cerevast common stock expiring July 30, 2025 and 50,000 vested options to acquire Cerevast common stock expiring July 2, 2025. Each of such options is exercisable at an exercise price of $0.0001 per share and will, in connection with the Business Combination, convert into options to acquire an aggregate of 576,342 shares of FutureTech Common Stock at an exercise price of $0.01 per share.

Additional Narrative Disclosure Existing Employment Agreement Bradford A. Zakes

Mr. Zakes entered into an Executive Employment Agreement with Longevity dated December 27, 2022 that provides for his employment as Longevity’s Chief Executive Officer effective as of the Closing. The agreement provides that Mr. Zakes will receive an annual base salary of $450,000, which may be increased or decreased as may be approved by Longevity’s board of directors. Mr. Zakes is also entitled to receive a discretionary annual bonus as determined by Longevity’s board of directors in its sole discretion. Mr. Zakes’ employment by Longevity is on an at-will basis and may be terminated by Longevity for any reason or no reason upon 60 days’ prior notice of termination. The agreement provides that if Mr. Zakes is terminated without cause or if he resigns for good reason (as such terms are defined in the agreement), and subject to a general release executed within 60 days following the termination date, then he will be entitled to (i) any accrued benefits (as defined in the agreement), (ii) a lump sum cash payment equal to 18 months of base salary in effect at the time of termination (the “Severance Payment”), and (iii) continued employee benefits (as defined in the agreement) for 18 months. If Mr. Zakes’ employment is terminated by Longevity for cause or by him without good reason, he will be entitled to receive only the accrued benefit. The termination of Mr. Zakes’ employment as a result of his death or disability will also entitle him to receive the Severance Payment.

Longevity also approved payment of a transaction bonus to Mr. Zakes in the amount of $500,000 upon the Closing.

Brenda Sparks

Ms. Sparks entered into an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with Longevity dated October 4, 2022 in connection with her employment as the Chief Financial Officer of Longevity. Ms. Sparks’ employment is for an unspecified term and may be terminated at any time for any reason or no reason. Pursuant to her offer letter dated October 3, 2022, Ms. Sparks received an annual salary of $250,000 and is entitled to receive a transaction bonus in the amount of $50,000 upon the Closing. The agreement provides for customary confidentiality and inventions assignment provisions, a non-competition covenant for one year following the termination of her employment, and an agreement to resolve disputes by arbitration. Ms. Sparks terminated her employment as of October 4, 2024.

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401(k)Plan

Longevity implemented a qualified 401(k) savings plan effective January 1, 2023 that will provide eligible employees with an opportunity to save for retirement on a tax advantaged basis.

Executive Compensation Arrangements — Post-Closing

Following the Closing, Longevity intends to develop an executive compensation program that is designed to align compensation with Longevity’s business objectives and the creation of stockholder value, while enabling Longevity to attract, motivate and retain individuals who contribute to the long-term success of Longevity. Except as indicated below, decisions on the executive compensation program will be made by the compensation committee of the Board. We also expect that Longevity will grant equity-based incentive compensation to our executive officers following the Closing. In connection with the Business Combination, Longevity approved payment of transaction bonuses to Bradford A. Zakes in the amount of $500,000 upon the Closing.

Director Compensation

To date, Longevity has not paid any compensation or fees, whether in cash or equity, to its sole director.

Following the Closing, Longevity intends to develop a compensation program for its directors designed to align compensation of its directors with Longevity’s business objectives and the creation of stockholder value. Decisions regarding the directors’ compensation program will be reviewed and recommended by the compensation committee of the Board and approved by the Board. We currently expect that Longevity will grant equity-based incentive compensation to our directors following the Closing.

New Equity Incentive Plan

The material terms of the Equity Incentive Plan are summarized under the Incentive Plan Proposal. It is anticipated that, as described further in the “Interests of Longevity’s and Targets’ Directors and Executive Officers in the Business Combination” section below, the Equity Incentive Plan will be first adopted prior to the Closing, subject to the approval of the Incentive Plan Proposal.

It is anticipated that equity-based compensation will be an important foundation in executive compensation following the consummation of the Business Combination to maintain a strong link between executive incentives and the creation of stockholder value. Neither specific grants nor formal guidelines for the allocations of equity-based compensation have yet been determined, but it is expected that the Equity Incentive Plan described in Proposal No. 5 will be an important element of the new compensation arrangements for FutureTech.

Interests of Longevity’s and the Targets’ Directors and Executive Officers in the Business Combination

The directors and executive officers of Longevity and the Targets have interests in the Business Combination that are different from, or in addition to, those of their respective equity holders. The Longevity Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. These interests include, among other things, the interests listed below:

●	Certain of the directors and executive officers of Longevity and the Targets are expected to become directors and/or executive officers upon the Closing of the Business Combination. Specifically, the following individuals who are currently executive officers of Longevity and the Targets are expected to become executive officers upon the Closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position

Bradford A. Zakes	Chief Executive Officer and President

Francesco Curra	Chief Technology Officer

Andrew Leo	Chief Quality Officer

●	In addition, the following individuals are expected to become members of the Board upon the closing of the Business Combination: [__].

●	Certain current executive officers and employees of Cerevast, who will become executive officers of Longevity upon the Closing of the Business Combination, hold an aggregate of 459,784 options to acquire common stock of Cerevast, which will be converted, in connection with the Business Combination, into options to acquire an aggregate of 757,119 shares of Common Stock. Mr. Zakes holds 350,000 options to acquire Cerevast common stock that will convert into options to acquire 576,342 shares of Common Stock at an exercise price of $0.01 per share. Mr. Curra holds 53,550 options to acquire Cerevast common stock that will convert into options to acquire 88,179 shares of Common Stock at an exercise price of $3.25 per share. Mr. Leo holds 56,234 options to acquire Cerevast common stock that will convert into options to acquire 92,598 shares of Common Stock at a weighted average exercise price of $2.67 per share.

●	Certain members of the Longevity board of directors, director nominees or entities controlled by them, certain officers of Longevity, and certain anticipated officers will upon the closing of the Target Acquisitions beneficially own, directly or indirectly, shares of Longevity Common Stock and will be entitled to receive a portion of the consideration contemplated by the Merger Agreement upon the consummation of the Business Combination. See the section entitled “Beneficial Ownership of Securities” for a further discussion of the equity interests of Longevity’s directors, director nominees, named executive officers and persons expected to become officers in the Business Combination.

●	In connection with the Business Combination, Longevity approved payment of transaction bonuses to Bradford A. Zakes in the amount of $500,000 upon the Closing of the Business Combination.

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MANAGEMENT OF FUTURETECH AFTER THE BUSINESS COMBINATION

Board of Directors and Executive Officers

The following individuals are expected to serve as directors and/or executive officers following the consummation of the Business Combination:

Name	Age	Position
Yuquan Wang	53	Executive Chairman of the Board
Bradford A. Zakes	59	Chief Executive Officer and President
Francesco Curra	55	Chief Technology Officer
Andrew Leo	54	Chief Quality Officer
[__]	[__]	[__]
[__]	[__]	[__]
[__]	[__]	[__]
[__]	[__]	[__]
[__]	[__]	[__]

See below for biographical information of the other individuals listed above:

Yuquan Wang. Mr. Wang, age 53, currently serves as an advisor for the George H. W. Bush Foundation for U.S. — China Relations, a position he has held since January 2021. In August 2018, Mr. Wang was appointed Chairman of Innovations Map USA and in June 2016, he was appointed Chairman of Innovation Map. Mr. Wang also currently serves on the Board of Directors of Hanson Robotics, a position he has held since March 2015; Cerevast Medical, Inc., a position he has held since October 2014; and Wicab, Inc, a position he has held since July 2014. Additionally, Mr. Wang is the founding partner of Haiyin Capital, a position he has held since January 2008. Prior to these roles, Mr. Wang served on the Board of Directors of SoftRobotics, Inc. from February 2016 to January 2021 and the founder and CEO of Frost & Sullivan China from January 1998 to May 2008.

Bradford A. Zakes. Mr. Zakes, age 59, has served as Cerevast Medical, Inc.’s President and Chief Executive Officer since the inception of Cerevast Therapeutics in June 2009. Previously, he served as President and Chief Executive Officer of ImaRx Therapeutics, Inc. a publicly traded biopharmaceutical company focused on the development of microsphere technology and biotherapeutics, a position he has held from July 2005 to June 2009. Mr. Zakes has spent over thirty years in various segments of the pharmaceutical, biotechnology and med-tech industries. From June 1987 to June 1995, Mr. Zakes was a commissioned officer in the United States Army. Mr. Zakes also held positions at Hazleton Laboratories, Glaxo (currently Glaxo Smithkline) and ICOS Corporation from September 1988 to July 2005. While at Glaxo, Mr. Zakes played an active role in the clinical development of Zantac and Serevent. Additionally, since June 2007, Mr. Zakes serves on the Board of Directors and Executive Committee for the Biotechnology Industry Organization as well as the Emerging Company Section Governing Body and the Standing Committees on International Affairs and Finance and Investment for Biotechnology Industry Organization. Mr. Zakes holds a BS degree in Biology from Oregon State University, an MS degree in Toxicology from the American University and an MBA from Duke University’s Fuqua School of Business.

Francesco Curra. Dr. Curra, age 55, is currently the Chief Technology Officer of Cerevast Medical, Inc. a position he has held since April 2018. Dr. Curra previously co-founded Novuson Surgical, Inc. in February 2014, and served as Founder, Chief Technology Officer, and Director until August 2017. Dr. Churra is a recognized medical ultrasound professional with approximately twenty years of academic and private sector R&D experience in the fields of ultrasound imaging, high intensity focused ultrasound, nonlinear acoustics, and tissue bioeffects. Dr. Curra has developed state-of-the-art 3D models for nonlinear propagation and HIFU therapy, innovative imaging transducers, and novel monitoring and feedback imaging protocols. Dr. Curra’s primary R&D emphasis has been in the development of portable, point-of-care image-guided therapy systems for targeted clinical applications. Dr. Curra has made significant contributions to technology development in the areas of ultrasound-based cosmetic treatments and noninvasive and laparoscopic ultrasound surgery. Dr. Curra holds a Bachelor of Science in Bioengineering from Syracuse University and a Ph.D. in Bioengineering from the University of Washington.

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Andrew Leo. Mr. Leo, age 54, is a quality and regulatory affairs professional with 30 years of experience in biomedical research and development organizations. Mr. Leo is the Senior Vice President of Quality and Regulatory Affairs at Cerevast Medical, Inc., a position he has held since August 2015. Prior to that role, Mr. Leo was the Vice President of Quality at Cerevast Therapeutics, Inc., from January 2010 to May 2015. Mr. Leo has established and maintained quality management systems to support biomedical development programs for several organizations. Mr. Leo has successfully maintained ISO13485 certifications and CE Mark for multiple products. His previous work has also led to regulatory approval of microsphere products. Mr. Leo holds a BS degree in Chemistry from the University of Washington and an MBA from the University of Phoenix.

Corporate Governance

Director Independence

As a result of the FutureTech Common Stock being listed on Nasdaq following consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of the Business Combination, the

Board expects to undertake a review of the independence of the individuals named above.

Composition of the Board After the Business Combination

FutureTech’s business and affairs will be managed under the direction of its board of directors. Following the adoption of the Proposed Certificate of Incorporation in connection with the Business Combination, the Board will be divided into three classes, designated as Class I, Class II and Class III, with one class consisting of three directors and two classes consisting of two directors each. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the Business Combination; the Class I directors are [ ]. The directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the Business Combination; the Class II directors are [ ]. The directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the Business Combination; the Class III directors are [ ]. At each succeeding annual meeting of the stockholders of FutureTech, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Board Committees

Following the closing of the Business Combination, the standing committees of the Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. From time to time, the Board may establish other committees, including special committees as it deems necessary and advisable to address specific issues. Following the completion of the Business Combination, FutureTech’s committee charters will be posted on its website www.longevitybiomedical.com, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/ prospectus.

The Chief Executive Officer and other executive officers will regularly report to the non-executive directors and each standing committee to ensure effective and efficient oversight of its activities and to assist in proper risk management and the ongoing evaluation of management controls.

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Audit Committee

The members of the audit committee will consist of Messrs. [__] doll, with Mr. [__] serving as the chair of the committee. We anticipate that prior to the completion of the Business Combination, the Board will determine that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act, as amended, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of FutureTech’s audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In making this determination, the Board will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

We anticipate that prior to the completion of the Business Combination, the Board will determine that each of [ ] qualify as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, the Board will consider [ ] formal education and previous and current experience in financial and accounting roles. Both FutureTech’s independent registered public accounting firm and management periodically will meet privately with FutureTech’s audit committee.

The audit committee’s responsibilities will include, among other things:

●	appointing, retaining, setting compensation of, and supervising FutureTech’s independent registered public accounting firm (the “Independent Auditor”);

●	reviewing the results and scope of the audit and other accounting related services and reviewing accounting practices;

●	monitoring systems of internal accounting and disclosure controls;

●	overseeing accounting and financial reporting processes and the audit of financial statements;

●	overseeing FutureTech’s compliance with legal and regulatory requirements;

●	reviewing the qualifications and independence of the Independent Auditor; and

●	reviewing the performance of internal auditing function and the Independent Auditor.

We believe that the composition and functioning of audit committee will meet the requirements for independence under the current Nasdaq listing standards.

Compensation Committee

The members of the compensation committee will consist of Mr. [__], with Mr. [__] serving as the chair of the committee. Mr. [__] are non- employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. We anticipate that prior to the completion of the Business Combination, the Board will determine that Mr. [__] are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee.

The compensation committee’s responsibilities include, among other things:

●	reviewing and approving compensation paid to officers and directors;

●	administering incentive compensation plans, including authority to make and modify awards under such plans;

●	preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC; and

●	discharging the Board’s responsibilities relating to compensation of FutureTech’s executive officers and directors.

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We believe that the composition and functioning of compensation committee will meet the requirements for independence under the current Nasdaq listing standards.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee will consist of Messrs. [__], with Mr. [__] serving as the chair of the committee. We anticipate that prior to the completion of the Business Combination, the Board will determine that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities include, among other things:

●	oversee the selection of persons to be nominated to serve on the Board;

●	reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the FutureTech Board select, the director nominees for the next annual meeting of stockholders;

●	develop and recommend to the Board a set of corporate governance guidelines applicable to FutureTech; and

●	oversee the annual performance evaluation of the Board and its committees.

We believe that the composition and functioning of the nominating and corporate governance committee will meet the requirements for independence under the current Nasdaq listing standards.

Code of Ethics

FutureTech will adopt a code of ethical business conduct that applies to all of its directors, officers and Employees, which will be adopted at the closing and will be available on FutureTech’s website upon the completion of the Business Combination. FutureTech’s code of business conduct will be a “code of ethics”, as defined in Item 406(b) of Regulation S-K. Please note that FutureTech’s internet website address is provided as an inactive textual reference only. FutureTech will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its internet website.

Risk Oversight

Upon the consummation of Business Combination, one of the key functions of the Board will be informed oversight of FutureTech’s risk management process. The Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information with respect to (i) the beneficial ownership of FutureTech Common Stock, as of [●], the record date for the Special Meeting and (ii) the expected beneficial ownership of FutureTech Common Stock immediately following the consummation of the Business Combination, assuming the no redemption scenario, and alternatively, assuming the maximum redemption scenario, for:

●	each person known by FutureTech to be, or who is expected to be upon consummation of the Business Combination, the beneficial owner of more than 5% of any class of outstanding FutureTech Common Stock;

●	each member of the FutureTech Board and each of FutureTech’s executive officers who beneficially owns FutureTech Common Stock;

●	each person who will become a member of the FutureTech Board or an executive officer upon the consummation of the Business Combination who is expected to beneficially own shares of FutureTech Common Stock; and

●	all of the members of the FutureTech Board and FutureTech’s executive officers as a group, and all members of the Board and the executive officers following consummation of the Business Combination, as a group.

As of February 5, 2025, FutureTech had 4,289,961 shares of FutureTech Common Stock issued and outstanding, owned by eleven (11) holders of record, consisting of 779,886 public shares, 2,875,000 founder shares, 115,000 representative shares, and 520,075 Private Placement Shares. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

The number of shares and the percentages of beneficial ownership below on a pre-Business Combination basis are based on the number of shares of FutureTech Common Stock issued and outstanding as of February 5, 2025. In computing the number of shares of FutureTech Common Stock beneficially owned by a person and the percentage ownership of such person, FutureTech deemed to be outstanding all shares of FutureTech Common Stock subject to options held by the person that are currently exercisable or exercisable within 60 days of February 5, 2025. FutureTech did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The expected beneficial ownership of shares of FutureTech Common Stock post-Business Combination, assuming the no redemption scenario, has been determined based upon the assumptions: (i) no public stockholder has exercised its redemption rights to receive cash from the trust account in exchange for its public shares, (ii) [__] shares of FutureTech Common Stock are issued to the former equityholders of Longevity as consideration in the Business Combination, (ii) none of the FutureTech Public Warrants or FutureTech Private Placement Warrants have been exercised, (iii) none of the options under each outstanding Longevity converted stock option have been exercised, and (iv) there will be an aggregate of [__] shares of FutureTech Common Stock issued and outstanding at the closing of the Business Combination.

The expected beneficial ownership of shares of FutureTech Common Stock post-Business Combination, assuming the maximum redemption scenario, has been determined based upon the same assumptions set forth above, except that the maximum redemption scenario assumes that (i) public stockholders have exercised their redemption rights to receive cash from the trust account in exchange for the [ ] public shares in the aggregate, (ii) all remaining [ ] shares of Class A Common Stock, and (iii) there will be an aggregate of [ ] shares of FutureTech Common Stock issued and outstanding at the closing of the Business Combination.

If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under the title “After the Business Combination” in the following table will be different.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

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Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock, as applicable.

	Before the Business Combination		After the Business Combination
			Assuming No Redemptions			Assuming Redemption of [__] Shares of Class A Common Stock
Name and Address of Beneficial Owners†	Number of Shares(1)%		Number of Shares	%		Number of Shares	%
Ray Chen	380,000	8.9%			%			%
Yuquan Wang(2) ††	—	—%			%			%
Neil Bush	10,000	* %			%			%
Jonathan McKeage	—	—%		*	%		*	%
Jeffrey Moseley	10,000	* %		*	%		*	%
Bradford A. Zakes(3) ††	—	—		*	%		*	%
Francesco Curra(4) ††	—	—	—	—		—	—
Andrew Leo(5) ††	—	—	—	—		—	—
[__]	—	—	—	—		—	—

All Sponsor, directors and executive officers as a group	3,365,075	78.44%
All directors and executive officers as a group	400,000	9.3%			%			%

Five Percent Holders:
FutureTech Partners II LLC(6)	2,965,075	50.9%			%			%
Calamos Market Neutral Income Fund, a series of Calamos Investment Trust(7)	500,000	16.9%			%			%
AQR Capital Management(8)	419,508	14.2%			%			%
FutureTech Capital LLC(9)	—	—
Jennifer Elisseeff(10)	—	—			%			%
Haiyin Capital Investment Limited(11)	—	—			%			%
Haiyin Equity Investment Fund LP(11)	—	—			%			%
Haiyin Equity Investment Fund II LP(11)	—	—
Haiyin Tech LP(11)	—	—			%			%

* Denotes less than 1%.

† Unless otherwise noted, the business address of each of the following entities or individuals is c/o FutureTech II Acquisition Corp., 128 Gail Drive, New Rochelle, NY 10805.

†† Unless otherwise noted, the business address of each of the following individuals after the Closing is 12100 NE 195th St, Suite 150, Bothell, Washington 98011.

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(1)	Interests shown consist of shares of Class A Stock.

(2)	Consists of (i) [__] shares of FutureTech Common Stock owned by FutureTech Capital LLC, (ii) [__] shares of FutureTech Common Stock owned by Haiyin Capital Investment Limited, (iii) [__] shares of FutureTech Common Stock owned by Haiyin Equity Investment Fund LP, (iv) [__] shares of FutureTech Common Stock owned by Haiyin Equity Investment Fund II LP, and (v) [__] shares of FutureTech Common Stock owned by Haiyin Tech LP. Yuquan Wang is the manager of FutureTech Capital LLC and the managing partner of each of Haiyin Capital Investment Limited, Haiyin Equity Investment Fund LP, Haiyin Equity Investment Fund II LP, and Haiyin Tech LP. By virtue of these relationships, Mr. Wang may be deemed to have beneficial ownership of the securities reported by such entities. Mr. Wang disclaims any such beneficial ownership except to the extent of his pecuniary interest. The business address of Yuquan Wang is 128 Gail Drive, New Rochelle, New York 10805.

(3)	Consists of (i) [__] shares of FutureTech Common Stock and (ii) [__] shares of FutureTech Common Stock that may be acquired upon exercise of stock options that are exercisable with 60 days of [__], 2025.

(4)	Consists of [__] shares of FutureTech Common Stock that may be acquired upon exercise of stock options that are exercisable with 60 days of [__], 2025.

(5)	Consists of [__] shares of FutureTech Common Stock that may be acquired upon exercise of stock options that are exercisable with 60 days of [__], 2025.

(6)	FutureTech Partners II LLC, the Sponsor, is the record holder of the securities reported herein. Zachary Radu is a member. By virtue of this relationship, Mr. Radu may be deemed to share beneficial ownership of the securities held of record by our sponsor. Mr. Radu disclaims any such beneficial ownership except to the extent of his pecuniary interest.

(7)	According to a Schedule 13G filed with the SEC on October 7, 2024 by Calamos Market Neutral Income Fund, a series of Calamos Investment Trust, a Massachusetts corporation (“Calamos”) holds 500,000 shares and has sole voting and dispositive power over the shares and thus Calamos is deemed the beneficial owner of these shares. The business address of Calamos is 2020 Calamos Court, Naperville, IL 60563.

(8)	According to a Schedule 13G filed with the SEC on February 14, 2024 by AQR Capital Management Holdings, LLC, AQR Capital Management, LLC, and AQR Arbitrage, LLC (“AQR”), the business address is One Greenwich Plaza, Greenwich, CT 06830. AQR holds shared voting and dispositive power over 419,508 shares of Class A Common Stock.

(9)	Consists of (i) [__] shares of FutureTech Common Stock and (ii) [__] shares of FutureTech Common Stock that may be acquired upon the conversion of the FTII Extension Loans that are convertible within 60 days of December 14, 2023. Yuquan Wang is the manager of FutureTech Capital LLC and, by virtue of this relationship, may be deemed to have beneficial ownership of the securities reported. Mr. Wang disclaims any such beneficial ownership except to the extent of his pecuniary interest. The business address of FutureTech Capital LLC is 128 Gail Drive, New Rochelle, New York 10805.

(10)	The business address of Jennifer Elisseeff is 400 N. Broadway, Smith 5035, Baltimore, Maryland 21231.

(11)	Yuquan Wang is the managing partner of each of these entities and, by virtue of these relationships, may be deemed to have beneficial ownership of the securities reported. Mr. Wang disclaims any such beneficial ownership except to the extent of his pecuniary interest. The business address of each of these entities is Suite 1103A, Tower 1 of China Central Place, 81 Jianguo Road, Chaoyang District, Beijing, China. Haiyin Capital is an affiliate of FutureTech Capital LLC. Hayin Capital is owned by Yuquan Wang, Xiaomei Wu, and Dongping Li. Mr. Wang holds 42% of the ownership interests, Ms. Wu holds 40% of the ownership interests, and Mr. Li holds 18% of the ownership interests. Each of Messrs. Wang and Li and Ms. Wu are Chinese nationals.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

FutureTech

Founder Shares

On October 8, 2021, FutureTech issued an aggregate of 2,875,000 shares of Class B Common Stock to the Sponsor for an aggregate purchase price of $25,000 in cash. Such Class B Common Stock included an aggregate of up to 375,000 shares that were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would collectively own at least 20% of FutureTech’s issued and outstanding shares after its initial public offering (assuming the initial stockholders did not purchase any public shares in its initial public offering and excluding the FutureTech Private Placement Units and underlying securities). The underwriters exercised the over-allotment option in full, so those shares are no longer subject to forfeiture.

The initial stockholders agreed not to transfer, assign or sell any of the Class B Common Stock (except to certain permitted transferees) until the earlier of (i) one year after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the FutureTech Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing six months after a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of FutureTech’s stockholders having the right to exchange their FutureTech Common Stock for cash, securities or other property.

On November 22, 2024, in connection with the Third Extension Meeting, all holders of shares of Class B Common Stock elected to convert such shares of Class B Common Stock into shares of Class A Common Stock on a one-for-one basis. On February, 4, 2025, FutureTech and these holders effected such conversion by delivering the required instructions to FutureTech’s transfer agent.

Original Sponsor Letter Agreement

In connection with FutureTech’s initial public offering, FutureTech, its officers and directors, and certain securityholders thereof entered into a letter agreement, pursuant to which, each party thereto agreed to waive certain of their redemption rights, transfer rights and liquidation rights with respect to their FutureTech securities subject to the conditions set forth therein. Additionally, the parties thereto agreed to waive their redemption rights with respect to any Class A Common Stock they may own. The parties agreed (i) to vote their FutureTech Common Stock in favor of the adoption of any proposed Business Combination and the accompanying transaction and (ii) if FutureTech engages in a tender offer in connection with a proposed Business Combination, to not seek to sell any shares of owned Class A Common Stock to FutureTech in connection with such tender offer. Additionally, each party thereto has agreed to certain standstill obligations, in each case on terms and subject to the conditions set forth therein.

The letter agreement will terminate upon the earlier to occur of, (x) the expiration of the Lock-Up Periods (as defined therein) and (y) the liquidation of the Company.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, FutureTech, Longevity and the Sponsor have entered into a Voting and Support Agreement (the “Sponsor Support Agreement”). The Sponsor Support Agreement provides that Sponsor agrees, among other things, (i) to vote in favor of the proposed transactions contemplated by the Merger Agreement, (ii) to appear at the special meeting of the stockholders of the Company for purposes of constituting a quorum, (iii) to vote against any proposals that would materially impede the proposed transactions contemplated by the Merger Agreement, (iv) to not redeem any FutureTech Common Stock held by it that may be redeemed and (v) to waive any adjustment to the conversion ratio set forth in Company’s amended and restated certificate of incorporation with respect to the Class B Common Stock of the Company held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

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Related Party Loans

On August 19, 2021, the Sponsor committed to loan FutureTech an aggregate of up to $300,000 to cover expenses related to FutureTech’s initial public offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was payable on the earlier of March 31, 2022 or the completion of the Initial Public Offering. The Note was fully drawn as of September 30, 2024. The Company is not required to repay the Note and as such is treated as a capital contribution and included in accumulated deficit on FutureTech’s unaudited condensed balance sheets.

In order to finance transaction costs in connection with a Business Combination, the Sponsor may provide us with a loan to FutureTech up to $1,500,000 as may be required (“Working Capital Loans”). Such Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such loans may be converted upon consummation of a Business Combination into additional private units at a price of $10.00 per unit. In the event that a Business Combination does not close, FutureTech may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of September 30, 2024, there were no amounts outstanding under any Working Capital Loans.

On February 17, 2023, FutureTech caused to be deposited $1,150,000 into the Trust Account for its public stockholders, representing $0.10 per public share, allowing FutureTech to extend the period of time it has to consummate its initial Business Combination by three months from February 18, 2023 to May 18, 2023. On May 17, 2023, FutureTech caused to be deposited $1,150,000 into the Trust Account for its public stockholders, representing $0.10 per public share, allowing FutureTech to extend the period of time it has to consummate its initial Business Combination by three months from May 18, 2023 to August 18, 2023. On August 18, 2023, FutureTech caused to be deposited$125,000 into the Trust Account for its public stockholders, representing $0.002 per public share, allowing FutureTech to extend the period of time it has to consummate its initial Business Combination by one month from August 18, 2023 to September 18, 2023. On September 26, 2023, FutureTech caused to be deposited $125,000 into the Trust Account for its public stockholders, representing $0.002 per public share, allowing FutureTech to extend the period of time it has to consummate its initial Business Combination by one month from September 18, 2023 to October 18, 2023. On October 18, 2023, FutureTech caused to be deposited $125,000 into the Trust Account for its public stockholders, representing $0.002 per public share, allowing FutureTech to extend the period of time it has to consummate its initial Business Combination by one month from October 18, 2023 to November 18, 2023. On November 17, 2023, FutureTech caused to be deposited $125,000 into the Trust Account for its public stockholders, representing $0.002 per public share, allowing FutureTech to extend the period of time it has to consummate its initial Business Combination by one month from November 18, 2023 to December 18, 2023. On December 18, 2023, FutureTech caused to be deposited $125,000 into the Trust Account for its public stockholders, representing $0.002 per public share, allowing FutureTech to extend the period of time it has to consummate its initial Business Combination by one month from December 18, 2023 to January 18, 2024. On January 18, 2024, FutureTech caused to be deposited $125,000 into the Trust Account for its public stockholders, representing $0.002 per public share, allowing FutureTech to extend the period of time it has to consummate its initial Business Combination by one month from January 18, 2024 to February 18, 2024. On February 18, 2024, FutureTech caused to be deposited $50,000 into the Trust Account for its public stockholders, representing $0.002 per public share, allowing FutureTech to extend the period of time it has to consummate its initial Business Combination by one month from February 18, 2024 to March 18, 2024. On March 18, 2024, FutureTech caused to be deposited $50,000 into the Trust Account for its public stockholders, representing $0.002 per public share, allowing FutureTech to extend the period of time it has to consummate its initial Business Combination by one month from March 18, 2024 to April 18, 2024. On April 18, 2024, FutureTech caused to be deposited $50,000 into the Trust Account for its public stockholders, representing $0.002 per public share, allowing FutureTech to extend the period of time it has to consummate its initial Business Combination by one month from April18, 2024 to May 18, 2024. On May 18, 2024, FutureTech caused to be deposited $50,000 into the Trust Account for its public stockholders, representing $0.002 per public share, allowing FutureTech to extend the period of time it has to consummate its initial Business Combination by one month from May 18, 2024 to June 18, 2024. On June 18, 2024, FutureTech caused to be deposited $50,000 into the Trust Account for its public stockholders, representing $0.002 per public share, allowing FutureTech to extend the period of time it has to consummate its initial Business Combination by one month from June18, 2024 to July18, 2024. On July 18, 2024, FutureTech caused to be deposited $50,000 into the Trust Account for its public stockholders, representing $0.002 per public share, allowing FutureTech to extend the period of time it has to consummate its initial Business Combination by one month from July 18, 2024 to August 18, 2024. On August 18, 2024, FutureTech caused to be deposited $50,000 into the Trust Account for its public stockholders, representing $0.002 per public share, allowing FutureTech to extend the period of time it has to consummate its initial Business Combination by one month from Augst 18, 2024 to September 18, 2024. On September 18, 2024, FutureTech caused to be deposited $50,000 into the Trust Account for its public stockholders, representing $0.002 per public share, allowing FutureTech to extend the period of time it has to consummate its initial Business Combination by one month from September 18, 2024 to October 18, 2024. On November 20, 2024, FutureTech caused to be deposited $37,744 into the Trust Account, allowing FutureTech to extend the period of time it has to consummate its initial Business Combination from November18, 2024 to December 18, 2024. On December 18, 2024, FutureTech caused to be deposited $37,744 into the Trust Account, allowing FutureTech to extend the period of time it has to consummate its initial Business Combination from December 18, 2024 to January 18, 2025. On January 18, 2025, FutureTech caused to be deposited $37,744 into the Trust Account, allowing FutureTech to extend the period of time it has to consummate its initial Business Combination from January 18, 2025 to February 18, 2025. (Each deposit made in connection with the extension of the business combination period is referred to as an “Extension Loan,’ and collectively, the “Extension Loans”).

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As of January 27, 2025, there was approximately $3,400,000 outstanding under the Extension Loans from the Sponsor. Each payment was made in the form of non-interest-bearing loans. If FutureTech completes its initial Business Combination, FutureTech will convert a portion or all of the total loan amount into units at a price of $10.00 per unit, which units will be identical to the private units. If FutureTech does not complete a Business Combination, FutureTech will repay such loans only from funds held outside of the Trust Account. Furthermore, the letter agreement among FutureTech and FutureTech’s officers, directors, and the Sponsor contains a provision pursuant to which the Sponsor will agree to waive its right to be repaid for such loans to the extent there is insufficient funds held outside of the Trust Account in the event that FutureTech does not complete a Business Combination. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for FutureTech to complete the initial Business Combination. The public stockholders will not be afforded an opportunity to vote on the month-to-month extension of time to consummate an initial Business Combination during the Combination Period from 33 months to 42 months described above after the Extension is approved.

Amended & Restated Registration Rights Agreement

FutureTech entered into a Registration Rights Agreement with respect to the FutureTech Private Placement Units, the shares of Class A Common Stock and FutureTech Private Placement Warrants underlying the FutureTech Private Placement Units, and the shares of Class A Common Stock issuable upon exercise of the FutureTech Private Placement Warrants and upon conversion of the Class B Common Stock. Pursuant to the Registration Rights Agreement, certain FutureTech stockholders and their permitted transferees can demand that FutureTech register the shares of Class A Common Stock into which the Class B Common Stock converted on November 22, 2024. Holders of the FutureTech Private Placement Units and their permitted transferees can demand that FutureTech register the FutureTech Private Placement Units, the shares of Class A Common Stock and FutureTech Private Placement Warrants underlying the FutureTech Private Placement Units, and the shares of Class A Common Stock issuable upon exercise of the FutureTech Private Placement Warrants. The holders of these securities are entitled to make up to three demands, excluding short form demands, that FutureTech register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the initial business combination. FutureTech will bear the expenses incurred in connection with the filing of any such registration statements.

The Merger Agreement contemplates that, at the Closing, FutureTech, the Sponsor and certain significant Holders (as defined therein) will enter into an amended and restated registration rights agreement, which, among other things, will provide for the registration of certain shares of FutureTech Common Stock held by Sponsor and such significant Holders for resale.

Compensation

None of FutureTech’s executive officers or directors have received any cash compensation for services rendered to FutureTech. In addition, the Sponsor, FutureTech’s executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on FutureTech’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. FutureTech’s audit committee reviews on a quarterly basis all payments that were made by FutureTech to the Sponsor, FutureTech’s executive officers or directors, or their affiliates. Any such payments prior to a business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, FutureTech does not expect to have any additional controls in place governing FutureTech’s reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with FutureTech’s activities on FutureTech’s behalf in connection with identifying and consummating a business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by FutureTech to the Sponsor, FutureTech’s executive officers and directors, or their respective affiliates, prior to completion of FutureTech’s business combination.

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Policy for Approval of Related Party Transactions

The audit committee of the FutureTech Board has adopted a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chair of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

Longevity

Management Services Agreement

On May 1, 2022, Longevity, Cerevast, and FutureTech Partners, LLC (“FutureTech Partners”) entered into a Management Services Agreement, as amended and supplemented by Amendment #1 dated November 1, 2022 (the “Management Services Agreement”). Pursuant to the Management Services Agreement, Longevity Biomedical, Inc., and FutureTech Partners agreed to retain certain management services provided by Cerevast to Longevity for a term of six months from the effective date. The services consist of management, business, operational, financial, strategic, and advisory services related to a multi- company merger and SPAC financing transaction. The term renews automatically for additional one-month terms unless either party provides a 30-day notice before expiration of the initial term or any one-month renewal term. Pursuant to the Management Services Agreement as amended, the monthly fee payable by Longevity was increased from $65,000 to $120,000. Bradford A. Zakes, Longevity’s Chief Executive Officer, President and director is also Chief Executive Officer and a director and stockholder of Cerevast.

Promissory Notes

Longevity has received debt financing from FutureTech Partners evidenced by promissory notes, as described below, issued to FutureTech Partners in the aggregate principal amount of $7.2 million. The notes are non-interest-bearing and the principal amount of the notes is payable in full on the earlier of (i) the six-month anniversary of the issuance date of the note or (ii) the consummation of the Business Combination. Longevity may prepay the notes in its sole discretion without premium or penalty. The notes outstanding to date have been assigned by FutureTech Partners to its affiliate, FutureTech Capital LLC (“FutureTech Capital”), and all notes issued to FutureTech Partners in the future will also be assigned to FutureTech Capital. Prior to the closing of the Business Combination, the notes will be converted to shares of Longevity calculated as follows: (i) in exchange for the first $6.215 million of principal amount of notes outstanding, that number of shares of Longevity Common Stock equal to 20% of the total number of shares of Longevity Common Stock to be outstanding immediately prior to LBI Effective Time, plus (ii) in exchange for each additional $750,000 of principal amount of promissory notes outstanding, that number of shares of Longevity Common Stock equal to an additional 1% of Longevity common stock outstanding.

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Yuquan Wang, a manager of FutureTech Partners, also serves as a board member and a 71.83% stockholder (indirectly through affiliates) of Cerevast.

Policies and Procedures for Related Person Transactions

Upon the Closing, Longevity will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which Longevity or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of Combined Entity’s officers or one of Longevity’s directors;

●	any person who is known to be the beneficial owner of more than 5% of its voting stock;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than 5% of its voting stock; and

●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The audit committee of the board of directors will have the responsibility for reviewing and approving any related person transactions. In reviewing any related person transaction, the audit committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to FutureTech than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the related person transaction.

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DESCRIPTION OF FUTURETECH SECURITIES

As a result of the Business Combination, Longevity stockholders who receive shares of FutureTech Common Stock in the transactions will become FutureTech stockholders. Your rights as FutureTech stockholders will be governed by Delaware law, the Second Amended and Restated Certificate of Incorporation and the Bylaws. The following description of the material terms of FutureTech’s securities reflects the anticipated state of affairs upon completion of the Business Combination.

The following is a summary of the material terms, of FutureTech’s securities following the Business Combination, which summary is not intended to be a complete description of the rights, preferences, limitations and other terms of such securities and is qualified in its entirety by the complete text of the Second Amended and Restated Certificate of Incorporation and the Bylaws, as well as certain provisions of the DGCL, and we urge you to read those documents for more information about the terms of the FutureTech’s securities following the Business Combination. The full text of the Second Amended and Restated Certificate of Incorporation is attached as Annex [__], to this proxy statement/prospectus. Unless the context requires otherwise, all references to the “Company,” “we,” “our,” and “us” in this section refer to FutureTech II Acquisition Corp.

Overview

Pursuant to our amended and restated certificate of incorporation, our authorized capital stock consists of 100,000,000 shares of Class A common stock, $0.0001 par value per share, 10,000,000 shares of Class B common stock, $0.0001 par value per share, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

Units

Each unit consists of one share of Class A common stock and one redeemable warrant. Only whole warrants are exercisable. Each whole warrant entitles the holder to purchase one share of Class A common stock. Pursuant to the warrant agreement, a warrant holder may exercise his, her or its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants were issued upon separation of the units and only whole warrants are trading.

Placement Units

The placement units are identical to the units sold in our initial public offering except that (a) the placement units and their component securities will not be transferable, assignable or salable until 30 days after the consummation of our initial business combination except to permitted transferees and (b) are entitled to registration rights.

Common Stock

As of February 5, 2025, 4,289,961 shares of our common stock are outstanding, all of which are shares of Class A Common Stock:

Our sponsor purchased an aggregate of 520,075 placement units at a price of $10.00 per unit, for an aggregate purchase price of $5,200,750. The Sponsor and FutureTech’s current and former executive officers and directors hold an aggregate of approximately 79.1% of our issued and outstanding common stock.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in our amended and restated certificate of incorporation or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

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Because our amended and restated certificate of incorporation authorizes the issuance of up to 100,000,000 shares of Class A common stock, if we were to enter into an initial business combination, we may (depending on the terms of such an initial business combination) be required to increase the number of shares of Class A common stock which we are authorized to issue at the same time as our stockholders vote on the initial business combination to the extent we seek stockholder approval in connection with our initial business combination.

In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until no later than one year after our first fiscal year end following our listing on Nasdaq. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws, unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

We will provide our stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of our initial business combination including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be approximately $10.20 per public share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and placement shares and any public shares held by them in connection with the completion of our initial business combination. Unlike many blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by applicable law or stock exchange requirements, if a stockholder vote is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to our amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our amended and restated certificate of incorporation requires these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by applicable law or stock exchange requirements, or we decide to obtain stockholder approval for business or other legal reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek stockholder approval, we will complete our initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial business combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting. If we submit our initial business combination to our public stockholders for a vote, our sponsor, the other initial stockholders, our officers and our directors have agreed to vote their respective founder shares, placement shares and any public shares held by them in favor of our initial business combination.

The participation of our sponsor, officers, directors or their affiliates in privately negotiated transactions, if any, could result in the approval of our initial business combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such business combination. For purposes of seeking approval of the majority of our outstanding shares of common stock voted, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. We intend to give approximately 30 days (but not less than 10 days nor more than 60 days) prior written notice of any such meeting, if required, at which a vote shall be taken to approve our initial business combination. These quorum and voting thresholds, and the voting agreements of our initial stockholders, may make it more likely that we will consummate our initial business combination.

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If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares of common stock sold in our initial public offering, which we refer to as the Excess Shares. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if we complete the initial business combination. And, as a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their stock in open market transactions, potentially at a loss.

If we seek stockholder approval in connection with our initial business combination, pursuant to the letter agreement, our sponsor, officers and directors have agreed to vote any founder shares and placement shares held by them and any public shares they hold in favor of our initial business combination. As a result, in addition to our initial stockholders’ founder shares and placement shares, we would not need any of the public shares sold in our initial public offering to be voted in favor of an initial business combination in order to have our initial business combination approved. Additionally, each public stockholder may elect to redeem its public shares irrespective of whether they vote for or against the proposed transaction (subject to the limitation described in the preceding paragraph).

Pursuant to our amended and restated certificate of incorporation, if we are unable to complete our initial business combination within 24 months (or up to 33 months) from the closing of our initial public offering, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares and placement shares held by them if we fail to complete our initial business combination within 24 months (or up to 33 months) from the closing of our initial public offering. However, if our initial stockholders acquired public shares in or acquire public shares after the initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the company after an initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, upon the completion of our initial business combination, subject to the limitations described herein.

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Founder Shares and Placement Shares

The founder shares and placement shares are identical to the shares of Class A common stock included in the units sold in our initial public offering, and holders of founder shares and placement shares have the same stockholder rights as public stockholders, except that (i) the founder shares and placement shares are subject to certain transfer restrictions, as described in more detail below, (ii) our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any founder shares, placement shares, and any public shares held by them in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to their founder shares, placement shares, and any public shares in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (x) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months (or up to 33 months) from the closing of our initial public offering or (y) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (C) to waive their rights to liquidating distributions from the trust account with respect to any founder shares held by them if we fail to complete our initial business combination within 24 months (or up to 33 months) from the closing of our initial public offering, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within such time period, (iii) the founder shares are shares of our Class B common stock that will automatically convert into shares of our Class A common stock at the time of the consummation of our initial business combination, on a one-for-one basis, subject to adjustment as described herein, and (iv) are entitled to registration rights. If we submit our initial business combination to our public stockholders for a vote, our sponsor, officers and directors have agreed pursuant to the letter agreement to vote any founder shares and placement shares held by them and any public shares purchased during or after our initial public offering (including in open market and privately negotiated transactions) in favor of our initial business combination. The placement shares are not transferable, assignable or saleable until 30 days after the consummation of our initial business combination except to permitted transferees.

On November 22, 2024, in connection with the Third Extension Meeting, all shares of Class B Common Stock were converted into shares of Class A Common Stock on a one-for-one basis.

With certain limited exceptions, the founder shares are not transferable, assignable or saleable (except to our officers and directors and other persons or entities affiliated with our sponsor, each of whom will be subject to the same transfer restrictions) until the earlier to occur of: (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the reported last sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least six months after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

Our amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors can, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Redeemable Warrants

Public Stockholders’ Warrants

Each warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination.

The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

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We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a post-effective amendment to our initial public offering registration statement or a new registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of our initial business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In the event of any cashless exercise described in this paragraph, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrant by (y) the fair market value. The “fair market value” as used in this paragraph shall mean the volume weighted last reported average price of the Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent.

Once the warrants become exercisable, we may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, right issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

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If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in our initial public offering.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each whole warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

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In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend our certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our Class A common stock if we do not complete our initial business combination within 24 months from the closing of our initial public offering (or up to 33 months from the closing of our initial public offering at the election of the Company in nine separate one month extensions subject to satisfaction of certain conditions, including the deposit of the lesser of: (i) $50,000 and (ii) an aggregate amount equal to $0.03 multiplied by the number of public shares of the Company that are not redeemed for each one month extension, into the trust account, or as extended by the Company’s stockholders in accordance with our amended and restated certificate of incorporation) or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in our initial public offering prospectus, or defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

In addition, if (x) we issue additional shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a Newly Issued Price of less than $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) with such issue price or effective issue price to be determined in good faith by our board of directors (and in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares or private placement units (or securities underlying such private placement units) held by such holder or affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and the Market Value is below $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), then the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

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The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. In addition, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the full extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

Placement warrants

Except as described below, the placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in our initial public offering, including as to exercise price, exercisability, redemption and exercise period. The placement warrants (including the Class A common stock issuable upon exercise of the placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our sponsor).

In addition, holders of our placement warrants are entitled to certain registration rights.

In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be converted into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial business combination. The units would be identical to the placement units. However, as the units would not be issued until consummation of our initial business combination, any warrants underlying such units would not be able to be voted on an amendment to the warrant agreement in connection with such business combination.

We may also receive loans from our sponsor to finance any extension of the deadline for consummating the initial business combination. The sponsor would receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the even that we are unable to close a business combination unless there are funds available outside the trust account to do so. Such notes would be repaid upon consummation of our initial business combination, or all, or any portion, of such loans may be convertible into units, at a price of $10.00 per unit at the option of the sponsor, upon consummation of our initial business combination. The units would be identical to the placement units.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to an initial business combination will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

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Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Our Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation contains certain requirements and restrictions that will apply to us until the completion of our initial business combination. These provisions cannot be amended without the approval of the holders of at least 65% of our common stock. Our initial stockholders, who collectively beneficially own approximately 78.44% of our common stock, will participate in any vote to further amend our certificate of incorporation and will have the discretion to vote in any manner they choose. Specifically, our amended and restated certificate of incorporation provides, among other things, that:

●	If we are unable to complete our initial business combination within 24 months (or up to 33 months) from the closing of our initial public offering, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

●	Prior to our initial business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote on any initial business combination;

●	Although we do not intend to enter into an initial business combination with a target business that is affiliated with our sponsor, our directors or our officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such an initial business combination is fair to our company from a financial point of view;

●	If a stockholder vote on our initial business combination is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act; whether or not we maintain our registration under the Exchange Act or our listing on Nasdaq, we will provide our public stockholders with the opportunity to redeem their public shares by one of the two methods listed above;

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●	So long as we maintain a listing for our securities on Nasdaq, Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination;

●	If our stockholders approve an amendment to our certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of our initial public offering (or up to 33 months from the closing of our initial public offering at the election of the Company in two separate three month extensions subject to satisfaction of certain conditions, including the deposit of the lesser of: (i) $50,000 and (ii) an aggregate amount equal to $0.03 multiplied by the number of public shares of the Company that are not redeemed for each one month extension, into the trust account, or as extended by our stockholders in accordance with our certificate of incorporation) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, we will provide our public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares; and

●	We will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In addition, our amended and restated certificate of incorporation provides that under no circumstances will we redeem our public shares unless our net tangible assets are at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of underwriters’ fees and commissions.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the initial business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

269

Our amended and restated certificate of incorporation provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our amended and restated certificate of incorporation requires, to the to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

Our amended and restated certificate of incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America, rather than the Court of Chancery in the State of Delaware, shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

270

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by written consent

Subsequent to the consummation of the offering, any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our Class B common stock.

Classified Board of Directors

Our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Class B Common Stock Consent Right

For so long as any shares of Class B common stock remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the shares of Class B common stock then outstanding, voting separately as a single class, amend, alter or repeal any provision our amended and restated certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock. Any action required or permitted to be taken at any meeting of the holders of Class B common stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B common stock were present and voted.

Securities Eligible for Future Sale

As of February 5, 2025, we had 4,289,961 shares of common stock outstanding. Of these shares, the 779,886 shares sold in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 2,875,000 founder shares, and all 520,075 placement shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering, and the founder shares and placement units are subject to transfer restrictions. These restricted securities are entitled to registration rights as more fully described below under “— Registration Rights.”

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

271

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Class A common stock then outstanding, which equals 2,955 shares as of December 31, 2023; or

●	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their founder shares and placement units (including component securities contained therein), as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

Registration Rights

The holders of the founder shares, placement units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of working capital loans, any shares of Class A common stock issuable upon the exercise of the placement warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be issued upon conversion of the units issued as part of the working capital loans and Class A common stock issuable upon conversion of the founder shares, will be entitled to registration rights pursuant to a registration rights agreement signed in connection with our initial public offering, requiring us to register such securities for resale (in the case of the founder shares, only after conversion to our Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements.

Listing of Securities

Our units, Class A common stock and warrants are listed on Nasdaq under the symbols “FTIIU,” “FTII” and “FTIIW”, respectively.

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SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Subject to the further restrictions described below under “Restrictions on the Use of Rule 144 for Securities of Shell Companies or Former Shell Companies,” pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted FutureTech Common Stock or FutureTech Warrants for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of FutureTech at the time of, or at any time during the three (3) months preceding, a sale and (ii) FutureTech is subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as FutureTech was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of FutureTech Common Stock or FutureTech Warrants for at least six months but who are affiliates of FutureTech at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	one percent (1%) of the total number of FutureTech Common Stock then outstanding; or

●	the average weekly reported trading volume of FutureTech Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about.

Restrictions on the Use of Rule 144 for Securities of Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company.

However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

FutureTech anticipates that following the consummation of the Business Combination, it will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

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APPRAISAL RIGHTS

Neither FutureTech’s stockholders nor FutureTech’s warrant holders have appraisal rights in connection with the Business Combination or the Transactions under the DGCL.

ENFORCEABILITY OF CIVIL LIABILITIES

Following the completion of the Business Combination, it is expected that Messrs. Yuquan Wang will serve as a director of the combined company. As disclosed elsewhere in this proxy statement/ prospectus, Mr. Wang is a Chinese national, though he resides in the United States. Accordingly, in the event that stockholders believe that their rights have been infringed under the U.S. federal securities laws or otherwise, it may be difficult or impossible for stockholders to effect service of process within the United States upon, or to bring an action against, Mr. Wang. Additionally, effectively serving process on or pursuing an action against Mr. Wang in China would be costly and time consuming. Even if investors are successful in bringing an action of this kind, the laws of the United States and of China may render them unable to enforce a judgment against the assets of Mr. Wang.

There is also uncertainty as to whether Chinese courts would (i) recognize or enforce judgments of U.S. courts obtained against our directors or officers predicated upon the civil liability provisions of the U.S. federal securities laws or any state in the United States or (ii) entertain original actions brought in China against our directors or officers predicated upon the U.S. federal securities laws or any state in the United States. The recognition and enforcement of foreign judgments in Chinese courts are provided for under the Chinese laws governing civil procedure. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of such laws based either on treaties between China, and the country where the judgment is made or on reciprocity between jurisdictions. Further, there are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

SUBMISSION OF STOCKHOLDER PROPOSALS

The FutureTech Board is aware of no matters other than the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposals, The Director Election Proposal, the Incentive Plan Proposal, and the Adjournment Proposal that may be brought before the Special Meeting. However, if any other matter should properly come before the Special Meeting, the persons named in the enclosed proxies will vote such proxies in accordance with their judgment on any such matters. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

Assuming the Business Combination is completed, FutureTech currently does not expect to hold its 2025 annual meeting of stockholders. If the Business Combination is consummated, you will be entitled to attend and participate in FutureTech’s annual meetings of stockholders. If FutureTech holds a 2025 annual meeting of stockholders, it will provide notice of or otherwise publicly disclose the date on which the 2025 annual meeting will be held. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2025 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act.

In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. Notice of a nomination or proposal must be delivered to us not less than 90 days and not more than 120 days prior to the date for the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The Chairman of the Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

274

DELIVERY OF DOCUMENTS TO STOCKHOLDERS/HOUSEHOLDING

Under the rules of the SEC, unless it has received a contrary instruction, FutureTech (and the services FutureTech employs to deliver communications to its stockholders) may send a single copy of this proxy statement/ prospectus and any other proxy statement/prospectus or annual report delivered to FutureTech stockholders to two (2) or more stockholders sharing the same address, if FutureTech believes that the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce FutureTech’s expenses.

Upon request, FutureTech will deliver a separate copy of this proxy statement/prospectus and/or any annual report or proxy statement/prospectus to any stockholder at a shared address to which a single copy of such document was delivered. Stockholders receiving multiple copies of such documents may likewise request that FutureTech deliver single copies of such documents in the future. Any requests for copies of information, reports or other filings with the Securities and Exchange Commission should be directed to FutureTech II Acquisition Corp., 128 Gail Drive, New Rochelle, NY 10805, Attention: Ray Chen, Chief Executive Officer and Chief Financial Officer.

Following the Business Combination, stockholders should send any such requests in writing to the Chief Executive Officer at 12100 NE 195th St, Suite 150, Bothell, WA 98011 or by calling (425) 748-7529.

OTHER STOCKHOLDER COMMUNICATIONS

FutureTech stockholders and interested parties may communicate with the FutureTech Board, any committee chairperson or the non-management directors as a group by writing to Attn: [ ]. Following the Business Combination, stockholders should send any communications to the Board, any committee chairperson or the non-management directors of, Attn: Investor Relations, Chief Executive Officer, 12100 NE 195th St, Suite 150, Bothell, WA 98011. Any such communication will be reviewed and, to the extent such communication falls within the scope of matters generally considered by the FutureTech Board or the Board, as applicable, forwarded to the FutureTech Board or the Board, as applicable, the appropriate committee chairperson or the non-management directors, as appropriate, based on the subject matter of the communication. The acceptance and forwarding of communications to the members of the FutureTech Board or the Board, as applicable, or to an executive officer of FutureTech does not imply or create any fiduciary duty of such director or executive officer to the person submitting the communications.

LEGAL MATTERS

Moses & Singer LLP will pass upon the validity of the FutureTech Common Stock to be issued in connection with the Business Combination.

EXPERTS

The financial statements for FutureTech II Acquisition Corp. as of December 31, 2023 and 2022 and for the year ended December 31, 2023 and 2022 appearing in this proxy statement/ prospectus have been audited by Adeptus Partners, LLC, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of FutureTech II Acquisition Corp. to continue as a going concern) appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The financial statements for Longevity Biomedical, Inc. as of December 31, 2023 and 2022 and for the year ended December 31, 2023 and 2022 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Longevity Biomedical, Inc. to continue as a going concern as described in Note 1 of the financial statements) appearing elsewhere in this proxy statement/ prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The financial statements for Aegeria Soft Tissue LLC as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Aegeria Soft Tissue LLC to continue as a going concern as described in Note 1 of the financial statements) appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

275

The financial statements for Cerevast Medical, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Cerevast Medical, Inc. to continue as a going concern as described in Note 1 of the financial statements) appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

FutureTech files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You may read FutureTech’s SEC filings, including this proxy statement/ prospectus and any other reports, proxy statements/prospectuses and other information filed by FutureTech with the SEC, on the SEC website at http://www.sec.gov.

This proxy statement/prospectus is available without charge to FutureTech stockholders upon written or oral request. If you would like additional copies of this proxy statement/ prospectus or need to obtain proxy cards, or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact FutureTech or Lioness Consulting LLC., its proxy solicitor, at the information below.

FutureTech II Acquisition Corp.,

Email: yingshan@futuretechcapitalllc.com

Telephone: (914) 316-4805

or:

Lioness Consulting LLC
Email:info@lionessconsultingllc.com
Telephone: 917-576-3586

If you are a stockholder of FutureTech and would like to request documents, please do so no later than five (5) business days before the Special Meeting in order to receive them before the Special Meeting.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to FutureTech has been supplied by FutureTech, all information relating to Longevity has been supplied by Longevity. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

Neither of FutureTech nor Longevity have authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that included in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information included in this proxy statement/prospectus speaks only as of the date of this proxy statement/ prospectus unless the information specifically indicates that another date applies.

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INDEX TO FINANCIAL STATEMENTS

FUTURETECH II ACQUISITION CORP.

LONGEVITY BIOMEDICAL, INC.

F-1

AEGERIA SOFT TISSUE LLC

CEREVAST MEDICAL, INC.

F-2

FUTURETECH II ACQUISITION CORP.

CONDENSED BALANCE SHEETs

	September 30,	December 31,
	2024	2023
	(unaudited)
ASSETS
Current Assets:
Cash	$1,883	$17,578
Prepaid expenses	20,250	64,043
Extension fee receivable	-	125,000
Due from Sponsor	1,540,984	1,179,141
Total Current Assets	1,563,117	1,385,762

Interest Bearing Bank Demand Deposit held in Trust Account	26,932,536	61,839,164

Total Assets	$28,495,653	$63,224,926

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$611,188	$295,137
Excise tax payable	1,005,209	642,389
Franchise tax payable	78,914	94,364
Income tax payable	1,053,426	1,087,603
Accrued offering costs	2,708	2,708
Note payable - Sponsor	3,450,000	2,925,000
Total Current Liabilities	6,201,445	5,047,201

Deferred underwriting commission	3,450,000	3,450,000

Total Liabilities	9,651,445	8,497,201

COMMITMENTS AND CONTINGENCIES (Note 6)

Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 2,319,435 and 5,556,350 shares subject to possible redemption issued and outstanding shares at redemption value of $11.47 and $11.02 per share as of September 30, 2024 and December 31, 2023 , respectively	26,606,595	61,226,803

Stockholders’ deficit:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Class A common stock, $0.0001 par value, 100,000,000 shares authorized, 635,075 issued and outstanding (excluding 2,319,435 and 5,556,350 shares subject to possible redemption and including 115,000 representative shares as of September 30, 2024 and December 31, 2023, respectively)	64	64
Class B common stock, $0.0001 par value, 10,000,000 shares authorized, 2,875,000 shares issued and outstanding	288	288

Accumulated deficit	(7,762,739)	(6,499,430)
Total Stockholders’ Deficit	(7,762,387)	(6,499,078)
Total Liabilities and Stockholders’ Deficit	$28,495,653	$63,224,926

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-3

FUTURETECH II ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
EXPENSES
Administrative fee - related party	$30,000	$30,000	$90,000	$90,000
Franchise tax	50,000	50,000	150,000	150,000
General and administrative	287,118	249,254	722,945	650,820
TOTAL EXPENSES	367,118	329,254	962,945	890,820

OTHER INCOME
Interest earned on Interest Bearing Bank Demand Deposit held in Trust Account	287,584	1,232,507	1,107,012	3,989,390
TOTAL OTHER INCOME	287,584	1,232,507	1,107,012	3,989,390

Pre-tax income (loss)	(79,534)	903,253	144,067	3,098,570

Income tax	(43,593)	(242,027)	(182,072)	(793,671)

Net income (loss)	$(123,127)	$661,226	$(38,005)	$2,304,899

Weighted average number of redeemable common stock outstanding, basic and diluted	2,319,435	8,657,385	2,851,045	10,542,049
Basic and diluted net income (loss) per share of redeemable common stock	$(0.23)	$0.10	$(0.02)	$0.26

Weighted average number of shares of non-redeemable common stock outstanding, basic and diluted	3,510,075	3,510,075	3,510,075	3,510,075
Basic and diluted net income (loss) per share of non-redeemable common stock	$(0.07)	$(0.05)	$(0.18)	$(0.12)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-4

FUTURETECH II ACQUISITION CORP.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(unaudited)

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid in	Accumulated	Stockholders’
	Shares	Amounts	Shares	Amounts	Capital	Deficit	Deficit
Balance - December 31, 2022	635,075	$64	2,875,000	$288	$-	$(3,229,704)	$(3,229,352)
Remeasurement adjustment	-	-	-	-	-	(2,128,414)	(2,128,414)
Net income	-	-	-	-	-	807,289	807,289
Balance March 31, 2023	635,075	64	2,875,000	288	-	(4,550,829)	(4,550,477)
Remeasurement adjustment	-	-	-	-	-	(1,126,824)	(1,126,824)
Net income	-	-	-	-	-	836,383	836,383
Balance June 30, 2023	635,075	64	2,875,000	288	-	(4,841,270)	(4,840,918)
Remeasurement adjustment	-	-	-	-	-	(2,090,482)	(2,090,482)
Capital contribution	-	-	-	-	-	8,733	8,733
Net income	-	-	-	-	-	661,226	661,226
Balance September 30, 2023	635,075	$64	2,875,000	$288	$-	$(6,261,793)	$(6,261,441)

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid in	Accumulated	Stockholders’
	Shares	Amounts	Shares	Amounts	Capital	Deficit	Deficit
Balance December 31, 2023	635,075	$64	2,875,000	$288	$-	$(6,499,430)	$(6,499,078)
Excise tax payable	-	-	-	-	-	(362,820)	(362,820)
Accretion to redemption value	-	-	-	-	-	(615,511)	(615,511)
Capital contribution	-	-	-	-	-	48,666	48,666
Net income	-	-	-	-	-	129,577	129,577
Balance March 31, 2024	635,075	64	2,875,000	288	-	(7,299,518)	(7,299,166)
Accretion to redemption value	-	-	-	-	-	(340,436)	(340,436)
Capital contribution	-	-	-	-	-	309,391	309,391
Net income	-	-	-	-	-	(44,457)	(44,457)
Balance June 30, 2024	635,075	64	2,875,000	288	-	(7,375,020)	(7,374,668)
Accretion to redemption value	-	-	-	-	-	(343,992)	(343,992)
Capital contribution	-	-	-	-	-	79,399	79,399
Net income	-	-	-	-	-	(123,127)	(123,127)
Balance September 30, 2024	635,075	$64	2,875,000	$288	$-	$(7,762,739)	$(7,762,387)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-5

FUTURETECH II ACQUISITION CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Nine Months Ended
	September 30, 2024	September 30, 2023

Cash flows from Operating Activities:
Net income (loss)	$(38,005)	$2,304,899
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income earned on Interest Bearing Bank Demand Deposit Account held in the Trust Account	(1,107,012)	(3,989,390)
Changes in operating assets and liabilities:
Prepaid expenses	43,793	26,209
Franchise tax payable	(15,450)	(155,636)
Income tax payable	(34,177)	591,672
Other assets	-	77,654
Accounts payable and accrued expenses	316,048	178,313
Net cash used in operating activities	(834,803)	(966,279)

Cash flows from Investing Activities:
Investment of cash in Trust Account	(650,000)	(2,550,000)
Cash in transit to the trust	125,000	-
Cash withdrawn from Trust	36,663,640	64,746,521
Net cash provided by investing activities	36,138,640	62,196,521

Cash flows from Financing Activities:
Capital contribution from Sponsor	437,458	-
Cash paid for redemptions	(36,281,990)	(64,238,887)
Advance to Sponsor	-	(565,100)
Proceeds from issuance of debt – related party	525,000	3,316,485
Net cash used in financing activities	(35,319,532)	(61,487,502)

Net change in cash	(15,695)	(257,260)

Cash – Beginning of the period	17,578	262,756
Cash – End of the period	$1,883	$5,496

Supplemental disclosure of non-cash financing activities:

Accretion to redemption value	$1,299,939	$5,345,720
Excise tax on Class A common stock redemptions	$362,820	$-
Capital contribution from Sponsor	$-	$8,733
Due from Sponsor	$-	$447,229
Overpayment of redemption amount included in Due from Sponsor	$361,843	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-6

FUTURETECH II ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1 - Description of Organization and Business Operations, Going Concern and Basis of Presentation

FutureTech II Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on August 19, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2024, the Company had not commenced any operations. All activity for the period from April 13, 2021 (inception) through September 30, 2024 relates to organizational activities, identifying a target company for a business combination, and activities in connection with the proposed Business Combination with Longevity. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Company’s initial public offering (the “Initial Public Offering”). The Company has selected December 31 as its fiscal year end.

The registration statement for the Initial Public Offering was declared effective on February 14, 2022. On February 18, 2022, the Company consummated the Initial Public Offering of 11,500,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units offered, the “Public Shares”), generating gross proceeds of $115,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 520,075 private placement units (the “Private Placement Units”) at a price of $10.00 per unit in a private placement to the FutureTech Partners II LLC (the “Sponsor”), generating gross proceeds of $5,200,750, which is described in Note 4.

Following the closing of the Initial Public Offering on February 18, 2022, an amount of $117,300,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Units was placed in a trust account (“Trust Account”), To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act of 1940 (the “Investment Company Act”), on or before the 24-month anniversary of the effective date of the registration statement relating to the Company’s Initial Public Offering, the Company maintained the investment of funds held in the Trust Account in U.S. government securities within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds investing solely in United States government treasury obligations and meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act (or any successor rule). Following the 24-month anniversary of the effective date of the registration statement relating to the Company’s Initial Public Offering, the Company has instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest bearing bank demand deposit account until the earlier of consummation of our initial business combination or liquidation of the Company. The current yield on the funds held in the Trust Account as of October 1, 2024 is 3.72%. A portion of the interest earned on the funds held in the Trust Account may be released to us to pay our taxes, if any, and certain other expenses as permitted. Funds held in the Trust Account shall be maintained in the above-references manner until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to the Company’s stockholders, as described below..

Transaction costs of the Initial Public Offering with the exercise of the overallotment option amounted to $5,688,352 consisting of $1,725,000 of cash underwriting fees, $3,450,000 of deferred underwriting fees and $513,352 of other costs.

Following the closing of the Initial Public Offering, $700,000 of cash was held outside of the Trust Account available for working capital purposes. As of September 30, 2024, the Company has available to it $1,883 of cash on its unaudited condensed balance sheet and a working capital deficit of $4,638,328. As of December 31, 2023, the Company has available to it $17,578 of cash on its condensed balance sheet and a working capital deficit of $3,661,439.

F-7

Note 1 – Description of Organization and Business Operations. Going Concern and Basis of Presentation (Continued)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing of a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company has until August 18, 2025 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination by the end of the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less any applicable taxes and permitted expenses and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, unless a Business Combination has been completed, it is the Company’s intention to redeem its Public Shares as soon as reasonably possible following the end of the Combination Period.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

F-8

Note 1 – Description of Organization and Business Operations, Going Concern and Basis of Presentation (Continued)

Business Combination

On September 16, 2024, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Longevity Biomedical, Inc., a Delaware corporation (“Longevity”), LBI Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Bradford A. Zakes, solely in the capacity as seller representative.

The Merger Agreement provides that the parties thereto will enter into a business combination transaction (the “Longevity Business Combination” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to which, among other things, (i) Longevity will consummate Target Acquisitions (as defined therein) upon the terms and subject to conditions set forth therein and pursuant to the Target Acquisition Agreements (as defined therein), and (ii) immediately following the consummation of the Target Acquisitions, Longevity will merge with and into Merger Sub (the “Merger”) with Longevity as the surviving company of the Merger. Following the Merger, Longevity will be a wholly-owned subsidiary of the Company. At the closing of the Transactions (the “Closing”), the Company is expected to change its name to “Longevity Biomedical, Inc.” and the Company’s common stock is expected to list on the NASDAQ Stock Market under the ticker symbol “LBIO.”

The consummation of the proposed Longevity Business Combination is subject to certain conditions as further described in the Merger Agreement.

In connection with the execution of the Merger Agreement, the sole stockholder of Longevity (the “Voting Stockholder”) has entered into a Voting and Support Agreement (the “Longevity Support Agreement”), pursuant to which the Voting Stockholder has agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Transactions. The Voting Stockholder holds sufficient shares of Longevity to cause the approval of the Transactions on behalf of Longevity.

In connection with the execution of the Merger Agreement, the Company, Longevity and the Sponsor have entered into a Voting and Support Agreement (the “Sponsor Support Agreement”). The Sponsor Support Agreement provides that the Sponsor agrees (i) to vote in favor of the proposed transactions contemplated by the Merger Agreement, (ii) to appear at the purchaser special meeting for purposes of constituting a quorum, (iii) to vote against any proposals that would materially impede the proposed transactions contemplated by the Merger Agreement, (iv) to not redeem any shares of the Company’s Common Stock held by it that may be redeemed, and (v) to waive any adjustment to the conversion ratio set forth in the Company’s amended and restated certificate of incorporation (as amended from time to time, the “Charter”) with respect to shares of the Class B Common Stock of the Company held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

On September 20, 2024, the Company filed a Form 8-K with the SEC to report the Merger Agreement and other legal agreements relating to the Longevity Business Combination.

Liquidity and Management’s Plans

At September 30, 2024, the Company had cash of $1,883 and working capital deficit of $4,638,328.

At December 31, 2023, the Company had cash of $17,578 and working capital deficit of $3,661,439.

Based on the foregoing, unless the Company can raise additional capital, including continuing funding from the Sponsor, the management believes that the Company will not have sufficient working capital and borrowing capacity to meet its needs through the consummation of the Business Combination. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has evaluated that there are certain conditions and events, considered in the aggregate, that raise doubt about the Company’s ability to continue as a going concern through until August 18, 2025 , the date that the Company is required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated by such date. It is uncertain that the Company will be able to consummate an initial Business Combination by this time. If an initial Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The unaudited condensed financial statements do not include any adjustments that might result from the Company’s inability to continue as a going concern.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Separately, in October 2023, Israel and certain Iranian-backed Palestinian forces began an armed conflict in Israel, the Gaza Strip, and surrounding areas, which threatens to spread to other Middle Eastern countries including Lebanon and Iran. The impact of these conflicts and related sanctions on the world economy are not determinable as of the date of these unaudited condensed financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed financial statements.

F-9

Note 1 – Description of Organization and Business Operations, Going Concern and Basis of Presentation (Continued)

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022. Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any private investment in public equity (“PIPE”) or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Additionally, shares of our Class A Common Stock and public warrants are listed on Nasdaq. Nasdaq IM-5101-2 requires that the Company, a special purpose acquisition company, complete one or more business combinations within 36 months of the effectiveness of its initial public offering registration statement, which, in the case of the Company, would be February 14, 2025. If the Company is unable to complete an initial business combination by February 14, 2025 and seeks to extend beyond such 36-month period, such extension would violate Nasdaq IM-5101-2. Effective on October 7, 2024, Nasdaq Rule 5815 was amended to provide for the immediate suspension and delisting upon issuance of a delisting determination letter to an issuer for failure to meet the requirements of Nasdaq IM5101-02. Accordingly, the Company will face immediate suspension and delisting of its securities once the Company receives a delisting determination letter from Nasdaq after the 36-month window ends on February 14, 2025. Pursuant to Nasdaq Rule 5815, as amended, Nasdaq may only reverse its delisting determination if it finds that it made a factual error in applying Nasdaq Rule 5815, as amended. If Nasdaq delists the Company’s securities from trading on its exchange and the Company is not able to list its securities on another national securities exchange, we expect the Company’s securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including our ability to consummate the Business Combination; reduced liquidity for our securities; a limited availability of market quotations for our securities; a determination that our shares of common stock are a “penny stock” which will require brokers trading in our shares of common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities; a decreased ability to issue additional securities or obtain additional financing in the future; a limited amount of news and analyst coverage; and becoming a less attractive merger partner for a target company or business. We also note that if Nasdaq delists the Company’s securities from trading on its exchange and the Company is not able to list its securities on another national securities exchange, it may affect the Company’s ability to consummate its planned Business Combination with Longevity.

In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity or debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows.

In the opinion of the Company’s management, the unaudited condensed financial statements as of September 30, 2024 and for the three and nine months ended September 30, 2024 and 2023 include all adjustments, which are only of a normal and recurring nature, necessary for a fair statement of the financial position of the Company as of September 30, 2024 and its results of operations and cash flows for the three and nine months ended September 30, 2024 and 2023. The results of operations for the three and nine months ended September 30, 2024 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2024 or any future interim period.

F-10

Note 2 - Summary of Significant Accounting Policies (Continued)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject to concentration of credit risk consist of cash and cash held in trust. Cash is comprised of cash balances with banks and bank deposits, which are insured by the Federal Deposit Insurance Company (“FDIC”), up to $250,000. The Company did not have cash exceed FDIC limits at September 30, 2024 and December 31, 2023. Cash held in trust is comprised of securities held by a financial institution, which are insured by the Securities Investor Protection Corporation (“SIPC”), comprised of $250,000 coverage for cash and $250,000 for securities. The Company had $26,682,536 and $61,589,164 of securities in excess of SIPC limits as of September 30, 2024 and December 31, 2023, respectively

Derivative

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815. “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the unaudited condensed statements of operations. Derivative assets and liabilities are classified in the unaudited condensed balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company accounts for the warrants in accordance with the guidance contained in ASC 815-40. The Company has determined that the warrants qualify for equity treatment in the Company’s unaudited condensed financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. As of September 30, 2024 and December 31, 2023, the Company had cash of $1,883 and $17,578, respectively. The Company had no cash equivalents as of September 30, 2024 and December 31, 2023.

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $117,300,000 ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement Units was held in the Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which will be invested only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described above. To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, following the 24-month anniversary of the effective date of the registration statement relating to the Company’s Initial Public Offering, the Company has instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest bearing bank demand deposit account until the earlier of consummation of an initial business combination or liquidation of the Company.

F-11

Note 2- Summary of Significant Accounting Policies (Continued)

As of September 30, 2024 and December 31, 2023, the Company had $26,932,536 and $61,839,164 in an interest bearing bank demand deposit account, respectively, held in the Trust Account.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the Financial Accounting Standards Board ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs of $513,352 consist principally of costs incurred in connection with formation of the Company and preparation for the Initial Public Offering. These costs, together with the underwriter discount of $1,725,000 were charged to additional paid-in capital upon completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2024 and December 31, 2023, the Class A common stock subject to possible redemption in the amount of $26,606,595 and $61,226,803, respectively, is presented as temporary equity, outside of the stockholders’ equity section of the Company’s unaudited condensed balance sheets. The decrease of $34,620,208 during the nine months ended September 30, 2024 in the Class A common stock subject to possible redemption is due to a redemption of $36,281,990 offset by accretion to the redemption value of $1,299,939 and amounts due from Sponsor of $361,843 during the nine months ended September 30, 2024.

As of September 30, 2024 and December 31, 2023, the shares of common stock reflected on the unaudited condensed balance sheets are reconciled in the following table.

Ending Balance as of December 31, 2022	$118,466,326
Redemption of Class A common stock	(64,238,888)
Remeasurement of carrying value to redemption value	6,552,136
Due from Sponsor	447,229
Ending Balance as of December 31, 2023	61,226,803
Redemption of Class A common stock	(36,281,990)
Remeasurement of carrying value to redemption value	615,511
Due from Sponsor	361,843
Ending Balance as of March 31, 2024	25,922,167
Remeasurement of carrying value to redemption value	340,437
Ending Balance as of June 30, 2024	26,262,604
Remeasurement of carrying value to redemption value	343,991
Ending Balance as of September 30, 2024	$26,606,595

Warrant Instruments

The Company accounts for the Public Warrants and the Private Placement Warrants issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in FASB ASC 815, “Derivatives and Hedging”. Under ASC 815-40 the Public Warrants and the Private Placement Warrants meet the criteria for equity treatment and as such will be recorded in stockholders’ deficit. If the warrants no longer meet the criteria for equity treatment, they will be recorded as a liability and remeasured each period with changes recorded in the unaudited condensed statement of operations.

Net Income (Loss) Per Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company applies the two-class method in calculating earnings per share. Earnings and losses are shared pro rata between the two classes of shares. The calculation of diluted income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering and (ii) sale of the Private Placement Units, because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted income (loss)per share is the same as basic income (loss) per share for the periods presented.

F-12

Note 2 - Summary of Significant Accounting Policies (Continued)

The following table reflects the calculation of basic and diluted net income (loss) per share (in dollars, except per share amounts):

	Three Months Ended		Three Months Ended
	September 30, 2024		September 30, 2023
	Redeemable	Non-redeemable	Redeemable	Non-redeemable
Basic and diluted net income (loss) per share of common stock Numerator: Interest	$287,584	$-	$1,232,507	$-
Less: Allocation of expenses	(163,413)	(247,298)	(406,478)	(164,803)
Less: Accretion of carrying value to redemption value	(649,442)	-	-	-
Total	$(525,271)	$(247,298)	$826,029	$(164,803)
Basic and diluted net income (loss) per share of common stock	$(0.23)	$(0.07)	$0.10	$(0.05)

	Nine Months Ended		Nine Months Ended
	September 30, 2024		September 30, 2023
	Redeemable	Non-redeemable	Redeemable	Non-redeemable
Basic and diluted net income (loss) per share of common stock Numerator: Interest	$1,107,012	$-	$3,989,390	$-
Less: Allocation of expenses	(513,195)	(631,822)	(1,263,723)	(420,768)
Less: Accretion of carrying value to redemption value	(649,442)	-	-
Total	$(55,625)	$(631,822)	$2,725,667	$(420,768)
Basic and diluted net income (loss) per share of common stock	$(0.02)	$(0.18)	$0.26	$(0.12)

Fair Value of Financial Instruments

The fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

● Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets. This is the level that the Interest Bearing Bank Demand Deposit Account Held in Trust Account are considered (being $26,932,536 and $61,839,164 as of September 30, 2024 and December 31, 2023, respectively);

● Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

● Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

F-13

Note 2 - Summary of Significant Accounting Policies (Continued)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of September 30, 2024 and December 31, 2023 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information related to income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. This ASU will be effective for the annual period ending December 31, 2025. The Company is currently assessing what impact, if any, that ASU 2023-09 would have on its financial position, results of operations or cash flows.

New Law and Changes

On August 16, 2022, the Inflation Reduction Act (the “IR Act”) was signed into law, which, beginning in 2023, will impose a 1% excise tax on public company stock buybacks.

The IR Act imposes a 1% excise tax on the fair market value of stock repurchases made by covered corporations after December 31, 2022. The total taxable value of shares repurchased is reduced by the fair market value of any newly issued shares during the taxable year. Redemption rights are ubiquitous to nearly all SPACs. The Company has recorded a liability on the accompanying unaudited condensed balance sheets to be in compliance with the IR Act.

Nasdaq IM-5101-2 requires that the Company, a special purpose acquisition company, complete one or more business combinations within 36 months of the effectiveness of its initial public offering registration statement, which, in the case of the Company, would be February 14, 2025. If the Company is unable to complete an initial business combination by February 14, 2025 and seeks to extend beyond such 36-month period, such extension would violate Nasdaq IM-5101-2. Effective on October 7, 2024, Nasdaq Rule 5815 was amended to provide for the immediate suspension and delisting upon issuance of a delisting determination letter to an issuer for failure to meet the requirements of Nasdaq IM5101-02. Accordingly, the Company will face immediate suspension and delisting of its securities once the Company receives a delisting determination letter from Nasdaq after the 36-month window ends on February 14, 2025. Pursuant to Nasdaq Rule 5815, as amended, Nasdaq may only reverse its delisting determination if it finds that it made a factual error in applying Nasdaq Rule 5815, as amended.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Note 3 - Public Offering

Pursuant to the Initial Public Offering and full exercise of the underwriters’ overallotment option, the Company sold 11,500,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant will entitle the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (see Note 7).

Note 4 - Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 520,075 Private Placement Units at a price of $10.00 per Private Placement Unit (or $5,200,750 in the aggregate), from the Company. The Sponsor transferred $5,200,750 to the Trust Account on February 16, 2022.

The proceeds from the sale of the Private Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. The warrants included in the Private Placement Units (the “Private Placement Warrants”) are identical to the warrants sold in the Initial Public Offering, except as described in Note 7. If the Company does not complete a Business Combination within the required period, the Private Placement Warrants will expire worthless.

F-14

Note 5 - Related Party Transactions

Class B Common Stock

On October 8, 2021, the Company issued an aggregate of 2,875,000 shares of Class B common stock to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.009 per share. Such Class B common stock includes an aggregate of up to 375,000 shares that were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial stockholders did not purchase any Public Shares in the Initial Public Offering and excluding the Private Placement Units and underlying securities).

The initial stockholders have agreed not to transfer, assign or sell any of the Class B common stock (except to certain permitted transferees) until the earlier of (i) one year after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing six months after a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

On November 18, 2024, the Company held a special stockholder meeting (the “Third Extension Meeting”) following the notice provided by the Definitive Proxy filed on Schedule 14A on October 31, 2024 (as amended and supplemented, the “Proxy Statement”) with the SEC, and stockholders approved by requisite votes to amend the Charter to provide for the right of the holders of Class B common stock, par value $0.0001 per share, to convert such shares of Class B common stock into shares of Class A common stock, par value $0.0001 per share, on a one-to-one basis at the election of such holders (the “Founder Share Amendment Proposal”). Following approval of the Founder Share Amendment Proposal by the Stockholders, on November 21, 2024, the Company promptly adopted and filed the Charter Amendment with the Secretary of State of the State of Delaware, and all holders of Class B Common Stock elected to convert their shares of Class B Common Stock to shares of Class A Common Stock on a one-to-one basis. As of the date of this filing, there is no issued and outstanding shares of Class B Common Stock.

Promissory Note - Related Party

On August 19, 2021, the Sponsor issued an unsecured promissory note to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000 to be used for payment of costs related to the Initial Public Offering. The note is non-interest bearing and payable on the earlier of (i) March 31, 2022 or (ii) the consummation of the Initial Public Offering. As of September 30, 2024 and December 31, 2023, there is no amount outstanding pursuant to the promissory note, respectively.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such loans may be converted upon consummation of a Business Combination into units at a price of $10.00 per unit. The Units will be identical to the Private Placement Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of September 30, 2024 and December 31, 2023, the Company has no working capital loans outstanding.

F-15

Note 5 - Related Party Transactions ((Continued))

Extension Loan - Related Party

On August 17, 2023, the Company held a special meeting of stockholders, at which the Company’s stockholders approved an amendment (the “First Charter Amendment”) to the Company’s Charter, and amendment to the Investment Management Trust Agreement, giving the Company the right to extend the deadline of Combination Period from August 18, 2023 to February 18, 2024, provided that the Sponsor (or its affiliates or permitted designees) will deposit into Trust Account the lesser of: (i) $125,000 and (ii) an aggregate amount equal to $0.04 multiplied by the number of public shares of the Company that are not redeemed in connection with the stockholder vote to approve the First Charter Amendment for each such one-month extension unless the closing of the Company’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.

On February 14, 2024, the Company held a special meeting of stockholders (the “Second Extension Meeting”), at which the Company’s stockholders approved an amendment (the “Second Charter Amendment”) to the Company’s Charter, giving the Company the right to extend the deadline of Combination Period from February 18, 2024 to November 18, 2024, provided that the Sponsor (or its affiliates or permitted designees) will deposit into Trust Account the lesser of: (i) $50,000 and (ii) an aggregate amount equal to $0.03 multiplied by the number of public shares of the Company that are not redeemed in connection with the stockholder vote to approve the Second Charter Amendment for each such one-month extension unless the closing of the Company’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.

On November 18, 2024, the Company held the Third Extension Meeting (as defined above), at which the Company’s stockholders approved an amendment (the “Third Charter Amendment”) to the Company’s Charter, (i) giving the Company the right to extend the deadline of Combination Period from November 18, 2024 to August 18, 2025, provided that the Sponsor (or its affiliates or permitted designees) will deposit into Trust Account an aggregate amount equal to $0.05 multiplied by the number of public shares of the Company that are not redeemed in connection with the stockholder vote to approve the Third Charter Amendment, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination, and (ii) giving the holders of shares of Class B Common Stock the right to convert such shares of Class B Common Stock to shares of Class A Common Stock at any time before the consummation of a business combination or automatically convert to shares of Class A Common Stock at the closing of a business combination.

Each deposit by the Sponsor for the First Charter Amendment, the Second Charter Amendment, the Third Charter Amendment and any additional future extension amendments are collectively referred to as the “Extension Loans”.

On February 17, 2023 the Company caused to be deposited $1,150,000 into the Company’s Trust Account for its public stockholders, representing $0.10 per public share, allowing the Company to extend the period of time it has to consummate its initial Business Combination by three months from February 18, 2023 to May 18, 2023. On May 17, 2023 the Company caused to be deposited $1,150,000 into the Company’s Trust Account for its public stockholders, representing $0.10 per public share, allowing the Company to extend the period of time it has to consummate its initial Business Combination by three months from May 18, 2023 to August 18, 2023. On August 18, 2023, the Company caused to be deposited $125,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from August 18, 2023 to September 18, 2023. On September 26, 2023, the Company caused to be deposited $125,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from September 18, 2023 to October 18, 2023. On, October 18, 2023, the Company caused to be deposited $125,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from October 18, 2023 to November 18, 2023. On December 18, 2023, the Company caused to be deposited $125,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from December 18, 2023 to January 18, 2024. On January 18, 2024, the Company caused to be deposited $125,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from January 18, 2024 to February 18, 2024.

F-16

On February 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from February 18, 2024 to March 18, 2024. On March 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from March 18, 2024 to April 18, 2024. On April 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from April 18, 2024 to May 18, 2024. On May 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from May 18, 2024 to June 18, 2024. On June 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from June 18, 2024 to July 18, 2024. On July 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from July 18, 2024 to August 18, 2024. On August 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from August 18, 2024 to September 18, 2024. On September 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from September 18, 2024 to October 18, 2024. On October 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from October 18, 2024 to November 18, 2024.

On November 20, 2024, the Company caused to be deposited $37,744 into the Company’s Trust account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from November18, 2024 to December 18, 2024. On December 18, 2024, the Company caused to be deposited $37,744 into the Company’s Trust account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from December 18, 2024 to January 18, 2025. On January 18, 2025, the Company caused to be deposited $37,744 into the Company’s Trust account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from January 18, 2025 to February 18, 2025.

As of September 30, 2024 and December 31, 2023, there was $3,300,000 and $2,925,000 outstanding under the Extension Loans, respectively.

As of January 27, 2025, there was approximately $3,400,000 outstanding under the Extension Loans from the Sponsor. Each Extension Loan was made in the form of non-interest-bearing promissory note. If the Company completes its initial Business Combination, the Company will convert all of the total loan amount into shares of Class A Common Stock pursuant to the Merger Agreement. If the Company does not complete a Business Combination, the Company will repay such loans only from funds held outside of the Trust Account. Furthermore, the letter agreement among the Company and the Company’s officers, directors, and the Sponsor contains a provision pursuant to which the Sponsor will agree to waive its right to be repaid for such loans to the extent there is insufficient funds held outside of the Trust Account in the event that the Company does not complete a Business Combination. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete the initial Business Combination. The public stockholders will not be afforded an opportunity to vote on the month-to-month extension of time to consummate an initial Business Combination during the Combination Period.

Due from Sponsor

As of September 30, 2024 and December 31, 2023 the Company had paid a total of $1,540,984 and $1,179,141, respectively, in expenses that will be reimbursed by the Sponsor. This amount includes the amount overpaid to redeeming shareholders in August 2023 and February 2024.

Administrative Support Agreement

Commencing on the date the Units are first listed on Nasdaq, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support for up to 18 months. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the three and nine months ended September 30, 2024 the Company recorded $30,000 and $90,000, respectively of administrative expenses. As of September 30, 2024 and December 31, 2023, the Company had $310,000 and $220,000 in administrative expenses included in accounts payable and accrued expenses on the Company’s unaudited condensed balance sheets.

Representative Shares

The Company issued to EF Hutton and/or its designees, 115,000 shares of Class A common stock upon the Initial Public Offering. EF Hutton has agreed not to transfer, assign or sell any such common stock until the completion of the Company’s initial Business Combination. In addition, EF Hutton has agreed (i) to waive its redemption rights with respect to such common stock in connection with the completion of the Company’s initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such common stock if the Company fails to complete its initial Business Combination within the Combination Period.

F-17

The representative shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the commencement of sales in the Initial Public Offering pursuant to Rule 5110(e)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), these securities may not be sold, transferred, assigned, pledged or hypothecated or the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement for the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the commencement of sales in the Initial Public Offering except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners, registered persons or affiliates or as otherwise permitted under Rule 5110(e)(2), and only if any such transferee agrees to the foregoing lock-up restrictions.

Note 6 - Commitments and Contingencies

Registration Rights

The holders of the insider shares, as well as the holders of the Private Placement Units (and underlying securities) and any securities issued in payment of working capital loans made to the Company, are entitled to registration rights pursuant to an agreement signed on the effective date of Initial Public Offering. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. Notwithstanding anything to the contrary, the underwriters (and/or their designees) may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the Initial Public Offering. The holders of the majority of these securities can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding anything to the contrary, the underwriters (and/or their designees) may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter was paid a cash underwriting discount of one and a half percent (1.50%) of the gross proceeds of the Initial Public Offering, or $1,725,000. In addition, the underwriter is entitled to a deferred fee of three and a half percent (3.50%) of the gross proceeds of the Initial Public Offering, or $3,450,000. The deferred fee was placed in the Trust Account and will be paid in cash upon the closing of a Business Combination, subject to the terms of the underwriting agreement. In addition, the Company issued EF Hutton and/or its designees, 115,000 shares of Class A common stock upon the consummation of the Initial Public Offering.

Right of First Refusal

For a period beginning on the closing of the Initial Public Offering and ending twenty-four (24) months from the closing of a Business Combination, the Company granted EF Hutton, division of Benchmark Investments, LLC a right of first refusal to act as lead-left book running manager and lead left manager for any and all future private or public equity, convertible and debt offerings during such period.

Note 7 - Stockholders’ Deficit

Preferred Shares - The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At September 30, 2024 and December 31, 2023, there were no preferred shares issued or outstanding.

Class A Common Stock - The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. At September 30, 2024 and December 31, 2023, there were 635,075 shares of Class A common stock issued and outstanding, which included 115,000 representative shares and excludes shares subject to possible redemption. As of September 30, 2024 and December 31, 2023, there were 2,319,435 shares and 5,556,350 shares subject to possible redemption, respectively, of Class A common stock that were classified as temporary equity in the accompanying unaudited condensed balance sheets.

F-18

Note 7 - Stockholders’ Deficit (Continued)

Class B Common Stock - The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. At September 30, 2024 and December 31, 2023, there were 2,875,000 shares of Class B common stock issued and outstanding.

At the Third Extension Meeting held on November 18, 2024, stockholders approved by requisite votes to amend the Charter to provide for the right of the holders of Class B common stock, par value $0.0001 per share, to convert such shares of Class B common stock into shares of Class A common stock, par value $0.0001 per share, on a one-to-one basis at the election of such holders (the “Founder Share Amendment Proposal”). Following approval of the Founder Share Amendment Proposal by the Stockholders, on November 21, 2024, the Company promptly adopted and filed the Charter Amendment with the Secretary of State of the State of Delaware, and all holders of Class B Common Stock elected to convert their shares of Class B Common Stock to shares of Class A Common Stock on a one-to-one basis (the “Converted Class A Common Stock”). As of the date of this filing, there is no issued and outstanding shares of Class B Common Stock.

The Converted Class A Common Stock remain as founders’ shares (the “Founders’ Shares) and is not subject to redemption and will be subject to transfer restrictions. Only holders of the Class B common stock and the Founders’ Shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as otherwise required by law. In connection with the Company’s initial Business Combination, the Company may enter into a shareholders agreement or other arrangements with the shareholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of the Initial Public Offering.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller of an interest in the target to the Company in a Business Combination. With respect to the Converted Class A Common Stock, the Sponsor has waived its anti-dilution rights pursuant to the Merger Agreement.

Warrants - The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

F-19

Note 7 - Stockholders’ Deficit (Continued)

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 - Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the required period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering.

NOTE 8 - Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets that are re-measured and reported at fair value at each reporting period.

The following table presents information about the Company’s assets that are measured at fair value at September 30, 2024 and December 31, 2023, and indicates the Fair Value Hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description:	Level	September 30, 2024	December 31, 2023
Assets:
Interest Bearing Bank Demand Deposit held in trust account	1	$26,932,536	$61,839,164

Note 9 – Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date. Based upon this review the Company identified the following subsequent events, that would have required adjustment or disclosure in the unaudited condensed financial statements.

Extension of Combination Period

On November 18, 2024, the Company held the Third Extension Meeting at which the Company’s stockholders approved the Third Charter Amendment by requisite votes, (i) giving the Company the right to extend the deadline of Combination Period from November 18, 2024 to August 18, 2025, provided that the Sponsor (or its affiliates or permitted designees) will deposit into Trust Account an aggregate amount equal to $0.05 multiplied by the number of public shares of the Company that are not redeemed in connection with the stockholder vote to approve the Third Charter Amendment, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination, and (ii) giving the holders of shares of Class B Common Stock the right to convert such shares of Class B Common Stock to shares of Class A Common Stock at any time before the consummation of a business combination or automatically convert to shares of Class A Common Stock at the closing of a business combination. The Third Charter Amendment was filed as Exhibit 3.1 to the Form 8-K filed by the Company on November 22, 2024.

F-20

In connection with the Third Extension Meeting, holders of 1,564,549 shares of the Company’s publicly traded common stock (the “Third Extension Redeeming Shareholders”) properly exercised their right to redeem such shares and were tendered such shares for redemption.

Class B Common Stock

Immediately following the Third Extension Meeting and filing of the Third Charter Amendment with the Secretary of State of the State of Delaware, on November 22, 2024, the holders of shares of Class B Common Stock unanimously elected to convert all of their shares of Class B Common Stock to shares of Class A Common Stock on a one-to-one basis. On February 4, 2025, the Company and the holders of these shares effected such conversions by sending the Transfer Agent required instruction document. As a result, all of 2,875,000 shares of Class B Common Stock issued and outstanding have been converted to 2,875,000 shares of Class A Common Stock (the “Converted Class A Common Stock”). Although for the purposes of Nasdaq listing standard, the Converted Class A Common Stock is considered as listed securities, the Converted Class A Common Stock shall remain as founders’ shares and is not subject to redemption and will be subject to transfer restrictions. As of the date of this filing, there is zero (0) issued and outstanding shares of Class B Common Stock of the Company.

Extension Loans

On October 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from October 18, 2024 to November 18, 2024. On November 20, 2024, the Company caused to be deposited $37,744 into the Company’s Trust account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from November18, 2024 to December 18, 2024. On December 18, 2024, the Company caused to be deposited $37,744 into the Company’s Trust account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from December 18, 2024 to January 18, 2025. On January 18, 2025, the Company caused to be deposited $37,744 into the Company’s Trust account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from January 18, 2025 to February 18, 2025.

Overpayment in Redemption of the First Extension Redeeming Stockholders and Second Extension Redeeming Shareholders

In connection with the First Extension Meeting, on August 22, 2023, a redemption payment was made by Continental Stock Transfer & Trust Company (“CST”), as trustee of the Trust Account, to the First Extension Redeeming Stockholders at a rate of approximately $10.81 per share (the “First Redemption Payment”). It was later determined that the Company did not withdraw all of the interest from the Trust Account that it was allowed to withdraw to cover income and franchise taxes and, therefore, the First Redemption Payment should have been approximately $10.74 per share. This meant that the First Extension Redeeming Stockholders were overpaid in the amount of approximately $0.07 per share (the “First Extension Overpayment Amount”).

In connection with the Second Extension Meeting, on February 22, 2024, a redemption payment was made by CST, as trustee of the Trust Account, to the Second Extension Redeeming Stockholders at a rate of approximately $11.21 per share (the “Second Redemption Payment”). It was later determined that the Company did not withdraw all of the interest from the Trust Account that it was allowed to withdraw to cover income and franchise taxes and, therefore, the Second Redemption Payment should have been approximately $11.10 per share. This meant that the Second Extension Redeeming Stockholders were overpaid in the amount of approximately $0.11 per share (the “Second Extension Overpayment Amount”).

The First Extension Redeeming Shareholders and the Second Extension Redeeming Stockholders are in the process of being notified of this situation and are being instructed to return the First Extension Overpayment Amount and the Second Extension Overpayment Amount to CST.

In light of the above, the Company amended and restated its prior financial statements during the Affected Period as disclosed in its Current Report on Form 8-K filed with the SEC on December 13, 2024. The aggregate amount of the First Extension Overpayment Amount and the Second Extension Overpayment Amount is reflected in the Company’s financial statements as Due from the Sponsor.

F-21

F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of FutureTech II Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of FutureTech II Acquisition Corp. (the Company) as of December 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has negative working capital and an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement

As discussed in Note 2 to the financial statements, the 2023 financial statements have been restated to correct certain misstatements related to the overpayment on redeemable share redemptions and errors for the accounting of the extension loans.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Adeptus Partners, LLC

We have served as the Company’s auditor since 2021.

Ocean, New Jersey
December 20, 2024
PCAOB ID: 3686

F-23

FUTURETECH II ACQUISITION CORP.

BALANCE SHEETs

	December 31, 2023	December 31, 2022
	(restated)
ASSETS
Current Assets:
Cash	$17,578	$262,756
Prepaid expenses	64,043	157,614
Extension fee receivable	125,000	-
Due from Sponsor	1,179,141	-
Total Current Assets	1,385,762	420,370

Marketable Securities held in Trust Account	61,839,164	118,976,585

Prepaid expenses, non-current	-	77,654
Total Assets	$63,224,926	$119,474,609

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$295,137	$130,225
Excise tax payable	642,389	-
Franchise tax payable	94,364	200,000
Income tax payable	1,087,603	310,259
Accrued offering costs	2,708	2,708
Note payable - Sponsor	2,925,000	144,443
Total Current Liabilities	5,047,201	787,635

Deferred underwriting commission	3,450,000	3,450,000

Total Liabilities	8,497,201	4,237,635

COMMITMENTS AND CONTINGENCIES (Note 7)

Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 5,556,350 and 11,500,000 shares subject to possible redemption issued and outstanding shares at redemption value of $11.02 and $10.30 per share as of December 31, 2023 and December 31, 2022, respectively	61,226,803	118,466,326

Stockholders’ deficit:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Class A common stock, $0.0001 par value, 100,000,000 shares authorized, 635,075 issued and outstanding (excluding 5,556,350 and 11,500,000 shares subject to possible redemption and including 115,000 representative shares as of December 31, 2023 and 2022, respectively)	64	64
Class B common stock, $0.0001 par value, 10,000,000 shares authorized, 2,875,000 shares issued and outstanding	288	288

Additional paid-in capital	-	-
Accumulated deficit	(6,499,430)	(3,229,704)
Total Stockholders’ Deficit	(6,499,078)	(3,229,352)
Total Liabilities and Stockholders’ Deficit	$63,224,926	$119,474,609

The accompanying notes are an integral part of these financial statements.

F-24

FUTURETECH II ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2023	2022
EXPENSES
Administrative fee - related party	$120,000	$100,000
Franchise tax	200,000	200,000
General and administrative	742,699	366,311
TOTAL EXPENSES	1,062,699	666,311

OTHER INCOME
Interest earned on marketable securities held in Trust Account	4,809,102	1,676,585
Gain on forgiveness of debt	144,443	-
TOTAL OTHER INCOME	4,953,545	1,676,585

Pre-tax income	3,890,846	1,010,274

Income tax	(979,344)	(310,259)

Net income	$2,911,502	$700,015

Weighted average number of shares of redeemable common stock outstanding, basic and diluted	9,285,380	11,500,000
Basic and diluted net income (loss) per share of redeemable common stock	$0.21	$0.03

Weighted average number of shares of non-redeemable common stock outstanding, basic and diluted	3,510,075	3,510,075
Basic and diluted net income (loss) per share of non-redeemable common stock	$(0.16)	$(0.07)

The accompanying notes are an integral part of these financial statements.

F-25

FUTURETECH II ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR YEARS ENDED DECEMBER 31, 2023 AND DECEMBER 31, 2022

	Class A Common Stock		Class B Common Stock		Additional Paid in	Accumulated	Total Stockholders’ Equity
	Shares	Amounts	Shares	Amounts	Capital	Deficit	(Deficit)
Balance – January 1, 2022		$-	2,875,000	$288	$24,712	$(438)	$24,562
Sale of units in Initial Public Offering	11,500,000	1,150	-	-	115,000,000	-	115,000,000
Offering costs	-	-	-	-	(2,239,502)	-	(2,239,502)
Sale of Private Placement Units	520,075	52	-	-	5,200,968	-	5,200,750
Shares issued to representative	115,000	12	-	-	(12)	-	-
Deferred underwriting commission	-	-	-	-	(3,450,000)	-	(3,450,000)
Class A Common Stock subject to possible redemption	(11,500,000)	(1,150)	-	-	(117,298,850)	-	(117,300,000)
Remeasurement adjustment	-	-	-	-	2,762,954	(3,929,281)	(1,166,327)
Net income	-	-	-	-	-	700,015	700,015
Balance December 31, 2022	635,075	$64	2,875,000	$288	$-	$(3,229,704)	$(3,229,352)
Accretion to redemption value	-	-	-	-	-	(6,552,136)	(6,552,136)
Excise tax on Class A common stock redemption						(642,389)	(642,389)
Capital contribution						1,013,297	1,013,297
Net income	-	-	-	-	-	2,911,502	2,911,502
Balance December 31, 2023 (restated)	635,075	$64	2,875,000	$288	$-	$(6,499,430)	$(6,499,078)

The accompanying notes are an integral part of these financial statements.

F-26

FUTURETECH II ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	For the Year Ended	For the Year Ended
	December 31, 2023	December 31, 2022
	(restated)
Cash flows from Operating Activities:
Net income	$2,911,502	$700,015
Adjustments to reconcile net income to net cash used in operating activities:
Income earned on marketable securities held in the Trust Account	(4,809,102)	(1,676,585)
Gain on forgiveness of debt	(144,443)	-
Changes in operating assets and liabilities:
Prepaid expenses	93,571	(157,614)
Due from Sponsor	(731,912)	-
Franchise tax payable	(105,636)	200,000
Income tax payable	777,344	310,259
Other assets	77,654	(77,654)
Accounts payable and accrued expenses	164,913	100,225
Net cash used in operating activities	(1,766,109)	(601,354)

Cash flows from Investing Activities:
Investment of cash in Trust Account	(2,800,000)	(117,300,000)
Cash in transit to the trust	(125,000)	-
Cash withdrawn from Trust	64,746,521	-
Net cash provided by (used in) investing activities	61,821,521	(117,300,000)

Cash flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discount paid	-	115,000,000
Proceeds from sale of private placement units	-	5,200,750
Underwriting fee paid		(1,725,000)
Note receivable	-	(100,000)
Note receivable - repayment		100,000
Payment of deferred offering costs	-	(316,640)
Proceeds from Sponsor note	2,925,000	-
Capital contribution from Sponsor	1,013,297	-
Cash paid for redemptions	(64,238,887)	-
Net cash (used in) provided by financing activities	(60,300,590)	118,159,111

Net change in cash	(245,178)	257,756

Cash - Beginning of the period	262,756	5,000
Cash - End of the period	$17,578	$262,756

Supplemental disclosure of non-cash financing activities:

Excise tax on Class A common stock redemptions	$642,389	-
Deferred underwriting commission	$-	$3,450,000
Initial Classification of Class A common stock subject to redemption	$-	$118,553,638
Accretion to redemption value	$6,552,136	$3,929,281
Offering costs paid by Promissory note - related parties	$-	$187,993

The accompanying notes are an integral part of these financial statements.

F-27

FUTURETECH II ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 - Description of Organization and Business Operations, Going Concern and Basis of Presentation

FutureTech II Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on August 19, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2023, the Company had not commenced any operations. All activity for the period from April 13, 2021 (inception) through December 31, 2023 relates to organizational activities and identifying a target company for a business combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Company’s initial public offering (the “Initial Public Offering”). The Company has selected December 31 as its fiscal year end.

The registration statement for the Initial Public Offering was declared effective on February 14, 2022. On February 18, 2022, the Company consummated the Initial Public Offering of 11,500,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units offered, the “Public Shares”), generating gross proceeds of $115,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 520,075 private placement units (the “Private Placement Units”) at a price of $10.00 per unit in a private placement to the FutureTech Partners II LLC (the “Sponsor”), generating gross proceeds of $5,200,750, which is described in Note 5.

Following the closing of the Initial Public Offering on February 18, 2022, an amount of $117,300,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Units was placed in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to the Company’s stockholders, as described below.

Transaction costs of the Initial Public Offering with the exercise of the overallotment amounted to $5,688,352 consisting of $1,725,000 of cash underwriting fees, $3,450,000 of deferred underwriting fees and $513,352 of other costs.

Following the closing of the Initial Public Offering, $700,000 of cash was held outside of the Trust Account available for working capital purposes. As of December 31, 2023, the Company has available to it $17,578 of cash on its balance sheet and a working capital deficit of $3,661,439. As of December 31, 2022, the Company has available to it $262,756 of cash on its balance sheet and a working capital deficit of $367,265.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing of a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company has until April 18, 2024 (or up to November 18, 2024, if extended) to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination by the end of the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is the Company’s intention to redeem its Public Shares as soon as reasonably possible following the end of the Combination Period. As such, the Company’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of such stockholders may extend well beyond the third anniversary of such date.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

F-28

FUTURETECH II ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 - Description of Organization and Business Operations, Going Concern and Basis of Presentation (Continued)

Use of Funds Restricted for Payment of Taxes

In 2024, in connection with redemptions that occurred in August 2023, the Company determined it did not withdraw all the interest from the trust account that it was allowed to withdraw to cover federal income and State of Delaware franchise taxes which had accrued and, therefore, the redemption payment should have been adjusted down to approximately $10.74 per share. As a result, the redeeming stockholders were overpaid in the amount of $447,229. The Company has initiated recovery efforts from the redeeming stockholders through Continental Stock Transfer & Trust Company (“CST”). Redeeming Stockholders are in the process of being notified of this situation and are being instructed to return the Overpayment Amount to CST. The Sponsor is responsible for the shortfall, if any, between the overpayment amount of $447,229, which is included in Due from Sponsor amount on the Company’s condensed balance sheet, and the actual amount recovered from Redeeming Stockholders.

Liquidity and Management’s Plans

At December 31, 2023, the Company had cash of $17,578 and working capital deficit of $3,661,439.

At December 31, 2022, the Company had cash of $262,756 and working capital deficit of $367,265.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until April 18, 2024 (or up to November 18, 2024, if extended) to complete a Business Combination. It is uncertain that the Company will be able to consummate an initial Business Combination by this time. If an initial Business Combination is not consummated by this date and the Company has not exercised its option to extend the deadline, there will be a mandatory liquidation and subsequent dissolution of the Company. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the Company’s inability to continue as a going concern.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Additionally, as a result of the military action that commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination or the operations of a target business with which the Company ultimately consummates a Business Combination may be materially and adversely affected. Further, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 – Restatement of Previously Issued Financial Statements

In connection with (i) preparation of the Proxy dated October 31, 2024 which included the estimated redemption price for redeeming stockholders related to the Third Extension Meeting, which was held on November 18, 2024, and (ii) the preparation of the unaudited condensed financial statements of the Company as of and for the three and nine months ended September 30, 2024, the Company determined that there were errors for the accounting of Due from Sponsor, Common stock subject to possible redemption, accumulated deficit (capital contribution), notes payable and the redemption price of the Common stock subject to possible redemption in the previously issued December 31, 2023 financial statements.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company determined that the errors were material to its previously issued financial statements. Therefore, the Company concluded that the previously issued financial statements should be restated.

The following tables summarize the effect of the restatement on each financial statement line items as of the dates, and for the period, indicated:

December 31, 2023

	As Previously Reported	Adjustments	As Restated
Balance Sheet
Due from Sponsor	$731,912	$447,229	$1,179,141
Total Current Assets	$938,533	$447,229	$1,385,762
Total Assets	$62,777,697	$447,229	$63,224,926

Note Payable - Sponsor	$-	$2,925,000	$2,925,000
Total Current Liabilities	$2,122,202	$2,925,000	$5,047,201
Total Liabilities	$5,572,202	$2,925,000	$8,497,201
Class A Common Stock Subject to Possible Redemption	$60,532,197	$694,606	$61,226,803
Accumulated deficit	$(3,327,054)	$(3,172,376)	$(6,499,430)
Total Stockholder’s Equity	$(3,326,702)	$(3,172,376)	$(6,499,078)
Total Liabilities and Stockholder’s Equity	$62,777,697	$447,229	$63,224,926

Statement of Cash Flows

Capital Contribution from Sponsor	$3,938,297	$(2,925,000)	$1,013,297
Proceeds from Sponsor Note	$-	$2,925,000	$2,925,000

Redemption price	$10.90	$0.12	$11.02

F-29

FUTURETECH II ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2023 and, 2022, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

F-30

FUTURETECH II ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 3 - Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. As of December 31, 2023 and 2022, the Company had cash of $17,578 and $262,756, respectively. The Company had no cash equivalents as of December 31, 2023 and December 31, 2022.

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $117,300,000 ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement Units was held in the Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which will be invested only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described above.

As of December 31, 2023 and 2022, the Company had $61,839,164 and $118,976,585, respectively, in marketable securities held in the Trust Account.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the Financial Accounting Standards Board ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs of $513,352 consist principally of costs incurred in connection with formation of the Company and preparation for the Initial Public Offering. These costs, together with the underwriter discount of $1,725,000 were charged to additional paid-in capital upon completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2023 (restated) and 2022, the Class A common stock subject to possible redemption in the amount of $61,226,803 and $118,466,326, respectively, is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets. The decrease of $57,239,523 during the year ended December 31, 2023, in the Class A common stock subject to possible redemption is due to a redemption of $64,238,888 offset by accretion to the redemption value of $6,552,136 and $447,229 in funds due from the Sponsor during the year ended December 31, 2023, respectively.

As of December 31, 2023 (restated) and 2022, the shares of common stock reflected on the balance sheet are reconciled in the following table.

Gross Proceeds	$115,000,000
Less:
Proceeds allocated to public warrants	(1,067,463)
Temporary equity offering costs	(5,635,551)
Plus:
Remeasurement of carrying value to redemption value	9,003,014
Ending Balance as of March 31, 2022	117,300,000
Remeasurement of carrying value to redemption value	1,166,326
Ending Balance as of December 31, 2022	118,466,326
Redemption of Class A common stock	(64,238,888)
Remeasurement of carrying value to redemption value	6,552,136
Due from Sponsor	447,229
Ending Balance as of December 31, 2023 (restated)	$61,226,803

Warrant Instruments

The Company accounts for the Public Warrants and the Private Placement Warrants issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in FASB ASC 815, “Derivatives and Hedging”. Under ASC 815-40 the Public Warrants and the Private Placement Warrants meet the criteria for equity treatment and as such will be recorded in stockholders’ deficit. If the warrants no longer meet the criteria for equity treatment, they will be recorded as a liability and remeasured each period with changes recorded in the statements of operations.

Net Income (Loss) Per Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company applies the two-class method in calculating earnings per share. Earnings and losses are shared pro rata between the two classes of shares. The calculation of diluted loss per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering and (ii) sale of the Private Placement Units, because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

F-31

FUTURETECH II ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 3 - Summary of Significant Accounting Policies (Continued)

The following table reflects the calculation of basic and diluted net income (loss) per share (in dollars, except per share amounts):

	Year Ended		Year Ended
	December 31, 2023		December 31, 2022
	Redeemable	Non-redeemable	Redeemable	Non-redeemable
Basic and diluted net income (loss) per share of common stock Numerator: Interest	$4,953,545	$-	$1,676,585	$-
Less: Allocation of net income (loss), as adjusted	(2,982,080)	(560,177)	(1,323,201)	(228,369)
Total	$(1,971,465)	$(560,177)	$353,384	$(228,369)
Basic and diluted net income (loss) per share of common stock	$0.21	$(0.16)	$0.03	$(0.07)

Fair Value of Financial Instruments

The fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

● Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets. This is the level that the Marketable Securities Held in Trust Account are considered (being $61,839,164 and $118,976,585 as of December 31, 2023, respectively);

● Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

● Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

F-32

FUTURETECH II ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 3 - Summary of Significant Accounting Policies (Continued)

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of December 31, 2023 and 2022, no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information related to income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. This ASU will be effective for the annual period ending December 31, 2025. The Company is currently assessing what impact, if any, that ASU 2023-09 would have on its financial position, results of operations or cash flows.

New Law and Changes

On August 16, 2022, the Inflation Reduction Act (the “IR Act”) was signed into law, which, beginning in 2023, will impose a 1% excise tax on public company stock buybacks.

The IR Act imposes a 1% excise tax on the fair market value of stock repurchases made by covered corporations after December 31, 2022. The total taxable value of shares repurchased is reduced by the fair market value of any newly issued shares during the taxable year. Redemption rights are ubiquitous to nearly all SPACs. The Company has recorded a liability on the accompanying balance sheets to be in compliance with the IR Act.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4 - Public Offering

Pursuant to the Initial Public Offering and full exercise of the underwriters’ overallotment option, the Company sold 11,500,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant will entitle the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (see Note 8).

Note 5 - Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 520,075 Private Placement Units at a price of $10.00 per Private Placement Unit (or $5,200,750 in the aggregate), from the Company. The Sponsor transferred $5,200,750 to the Trust Account on February 16, 2022.

The proceeds from the sale of the Private Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. The warrants included in the Private Placement Units (the “Private Placement Warrants”) are identical to the warrants sold in the Initial Public Offering, except as described in Note 8. If the Company does not complete a Business Combination within the required period, the Private Placement Warrants will expire worthless.

Note 6 - Related Party Transactions

Class B Common Stock

On October 8, 2021, the Company issued an aggregate of 2,875,000 shares of Class B common stock to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.009 per share. Such Class B common stock includes an aggregate of up to 375,000 shares that were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial stockholders did not purchase any Public Shares in the Initial Public Offering and excluding the Private Placement Units and underlying securities).

F-33

FUTURETECH II ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 6 - Related Party Transactions (Continued)

The initial stockholders have agreed not to transfer, assign or sell any of the Class B common stock (except to certain permitted transferees) until the earlier of (i) one year after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing six months after a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Promissory Note - Related Party

On August 19, 2021, the Sponsor issued an unsecured promissory note to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000 to be used for payment of costs related to the Initial Public Offering. The note is non-interest bearing and payable on the earlier of (i) March 31, 2022 or (ii) the consummation of the Initial Public Offering. The Sponsor has forgiven the Company’s obligation to repay any amounts under these promissory notes, and as a result, the Company is not required to repay the promissory note. As of and for the year ended December 31, 2023, $1,013,297 is included as capital contribution in the statements of changes in the stockholders’ deficit and $144,443 is presented as gain on forgiveness of debt in the statements of operations.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such loans may be converted upon consummation of a Business Combination into units at a price of $10.00 per unit. The Units will be identical to the Private Placement Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2023 and 2022, there were no amounts outstanding under the working capital loans, respectively.

Extension Loan - Related Party

If the Company anticipates that it may not be able to consummate a Business Combination by the end of the Combination Period, the Company may, by resolution of the Company’s board if requested by the Sponsor, extend the period of time to consummate a Business Combination up to six times, each by an additional one month (for a total of up to 24 months to complete a Business Combination), subject to the Sponsor depositing additional funds into the Trust Account as set out below. Pursuant to the terms of the Company’s amended and restated certificate of incorporation, as amended (the “Charter”), and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company (as amended, the “Trust Agreement”), in order for the time available for the Company to consummate the initial Business Combination to be extended, the Sponsor or its affiliates or designees, upon five business days’ advance notice prior to the applicable deadline, must deposit into the Trust Account the lesser of: (i) $125,000 and (ii) an aggregate amount equal to $0.04 multiplied by the number of public shares of the Company that are not redeemed for each such one-month extension unless the closing of the Company’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination (deposits made by the Sponsor in connection with the extension of the Combination Period, collectively, the “Extension Loans”). On February 17, 2023 the Company caused to be deposited $1,150,000 into the Company’s Trust Account for its public stockholders, representing $0.10 per public share, allowing the Company to extend the period of time it has to consummate its initial Business Combination by three months from February 18, 2023 to May 18, 2023. On May 17, 2023 the Company caused to be deposited $1,150,000 into the Company’s Trust Account for its public stockholders, representing $0.10 per public share, allowing the Company to extend the period of time it has to consummate its initial Business Combination by three months from May 18, 2023 to August 18, 2023. On August 18, 2023, the Company caused to be deposited $125,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from August 18, 2023 to September 18, 2023. On September 26, 2023, the Company caused to be deposited $125,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from September 18, 2023 to October 18, 2023. On October 18, 2023, the Company caused to be deposited $125,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from October 18, 2023 to November 18, 2023. On November 18, 2023, the Company caused to be deposited $125,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from November 18, 2023 to December 18, 2023. On December 18, 2023, the Company caused to be deposited $125,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from December 18, 2023 to January 18, 2023.

On February 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from February 18, 2024 to March 18, 2024. On March 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from March 18, 2024 to April 18, 2024. On April 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from April 18, 2024 to May 18, 2024. On May 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from May 18, 2024 to June 18, 2024. On June 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from June 18, 2024 to July 18, 2024. On July 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from July 18, 2024 to August 18, 2024. On August 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from August 18, 2024 to September 18, 2024. On September 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from September 18, 2024 to October 18, 2024. On October 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from October 18, 2024 to November 18, 2024.

On November 20, 2024, the Company caused to be deposited $37,744 into the Company’s Trust account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from November18, 2024 to December 18, 2024. On December 18, 2024, the Company caused to be deposited $37,744 into the Company’s Trust account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from December 18, 2024 to January 18, 2025. On January 18, 2025, the Company caused to be deposited $37,744 into the Company’s Trust account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from January 18, 2025 to February 18, 2025.

As of September 30, 2024 and December 31, 2023, there was $3,300,000 and $2,925,000 outstanding under the Extension Loans, respectively.

As of January 27, 2025, there was approximately $3,400,000 outstanding under the Extension Loans from the Sponsor. Each Extension Loan was made in the form of non-interest-bearing promissory note. If the Company completes its initial Business Combination, the Company will convert all of the total loan amount into shares of Class A Common Stock pursuant to the Merger Agreement. If the Company does not complete a Business Combination, the Company will repay such loans only from funds held outside of the Trust Account. Furthermore, the letter agreement among the Company and the Company’s officers, directors, and the Sponsor contains a provision pursuant to which the Sponsor will agree to waive its right to be repaid for such loans to the extent there is insufficient funds held outside of the Trust Account in the event that the Company does not complete a Business Combination. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete the initial Business Combination. The public stockholders will not be afforded an opportunity to vote on the month-to-month extension of time to consummate an initial Business Combination during the Combination Period.

Due from Sponsor

As of September 30, 2024 and December 31, 2023 the Company had paid a total of $1,540,984 and $1,179,141, respectively, in expenses that will be reimbursed by the Sponsor. This amount includes the amount overpaid to redeeming shareholders in August 2023 and February 2024.

F-34

FUTURETECH II ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 6 - Related Party Transactions (Continued)

Administrative Support Agreement

Commencing on the date the Units are first listed on Nasdaq, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support for up to 18 months. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the years ended December 31, 2023 and 2022 the Company recorded $120,000 and $100,000, respectively of administrative expenses. As of December 31, 2023 and 2022, there was $220,000 and $100,000 included in accounts payable and accrued expenses on the Company’s balance sheets, respectively.

Representative Shares

The Company issued to EF Hutton and/or its designees, 115,000 shares of Class A common stock upon the Initial Public Offering. EF Hutton has agreed not to transfer, assign or sell any such common stock until the completion of the Company’s initial Business Combination. In addition, EF Hutton has agreed (i) to waive its redemption rights with respect to such common stock in connection with the completion of the Company’s initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such common stock if the Company fails to complete its initial Business Combination within the Combination Period.

The representative shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the commencement of sales in the Initial Public Offering pursuant to Rule 5110(e)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), these securities may not be sold, transferred, assigned, pledged or hypothecated or the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement for the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the commencement of sales in the Initial Public Offering except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners, registered persons or affiliates or as otherwise permitted under Rule 5110(e)(2), and only if any such transferee agrees to the foregoing lock-up restrictions.

Note 7 - Commitments and Contingencies

Registration Rights

The holders of the insider shares, as well as the holders of the Private Placement Units (and underlying securities) and any securities issued in payment of working capital loans made to the Company, are entitled to registration rights pursuant to an agreement signed on the effective date of Initial Public Offering. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. Notwithstanding anything to the contrary, the underwriters (and/or their designees) may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the Initial Public Offering. The holders of the majority of these securities can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding anything to the contrary, the underwriters (and/or their designees) may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

F-35

FUTURETECH II ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 7 - Commitments and Contingencies (Continued)

Underwriting Agreement

The underwriter was paid a cash underwriting discount of one and a half percent (1.50%) of the gross proceeds of the Initial Public Offering, or $1,725,000. In addition, the underwriter is entitled to a deferred fee of three and a half percent (3.50%) of the gross proceeds of the Initial Public Offering, or $3,450,000. The deferred fee was placed in the Trust Account and will be paid in cash upon the closing of a Business Combination, subject to the terms of the underwriting agreement. In addition, the Company issued EF Hutton and/or its designees, 115,000 shares of Class A common stock upon the consummation of the Initial Public Offering.

Right of First Refusal

For a period beginning on the closing of the Initial Public Offering and ending twenty-four (24) months from the closing of a Business Combination, the Company granted EF Hutton, division of Benchmark Investments, LLC a right of first refusal to act as lead-left book running manager and lead left manager for any and all future private or public equity, convertible and debt offerings during such period.

Note 8 - Stockholders’ Equity (Deficit)

Preferred Shares - The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2023 and 2022, there were no preferred shares issued or outstanding.

Class A Common Stock - The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. At December 31, 2023 and 2022, there were 635,075 shares of Class A common stock issued and outstanding, which included 115,000 representative shares and excludes shares subject to possible redemption. As of December 31, 2023 and 2022, there were 5,556,350 shares and 11,500,000 shares subject to possible redemption, respectively, of Class A common stock that were classified as temporary equity in the accompanying balance sheets.

Class B Common Stock - The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. At December 31, 2023 and December 31, 2022, there were 2,875,000 shares of Class B common stock issued and outstanding. Upon exercise of the over-allotment option, 375,000 shares of Class B common stock are no longer subject to forfeiture.

Only holders of the Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as otherwise required by law. In connection with the Company’s initial Business Combination, the Company may enter into a shareholders agreement or other arrangements with the shareholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of the Initial Public Offering.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller of an interest in the target to the Company in a Business Combination.

F-36

FUTURETECH II ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 8 - Stockholders’ Equity (Deficit) (Continued)

Warrants - The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 - Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the required period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets that are re-measured and reported at fair value at each reporting period.

The following table presents information about the Company’s assets that are measured at fair value at December 31, 2023 and 2022, and indicates the Fair Value Hierarchy of the valuation inputs the Company utilized to determine such fair value:

		December 31,	December 31,
Description:	Level	2023	2022
Assets:
Marketable securities held in trust account	1	$61,839,164	$118,976,585

F-37

FUTURETECH II ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 10 – Income Taxes

The Company’s deferred tax assets are as follows at December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022
Deferred tax asset
Start-up costs	$162,267	$98,101
Total deferred tax asset	162,267	98,101

Valuation Allowance	(162,267)	(98,101)

Deferred tax asset, net of allowance	$—	$—

The income tax provision (benefit) consists of the following for the year ended December 31,2023 and 2022:

	For the Year Ended	For the Year Ended
	December 31, 2023	December 31, 2022
Federal
Current	$979,344	$310,259
Deferred	162,267	98,101
State and Local:
Current	—	—
Deferred	—	—
Change in valuation allowance	(162,267)	(98,101)
Income tax provision	$979,344	$310,259

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2023 and 2022, the change in the valuation allowance was $162,267 and $98,101, respectively.

	For the Year Ended	For the Year Ended
	December 31, 2023	December 31, 2022
U.S. federal statutory rate	(21.0)%	(21.0)%
Valuation allowance	(4.2)%	(9.8)%
Income tax provision	(25.2)%	(30.8)%

Note 11 – Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date. Based upon this review the Company identified the following subsequent events, that would have required adjustment or disclosure in the unaudited condensed financial statements.

Extension of Combination Period

On November 18, 2024, the Company held the Third Extension Meeting at which the Company’s stockholders approved the Third Charter Amendment by requisite votes, (i) giving the Company the right to extend the deadline of Combination Period from November 18, 2024 to August 18, 2025, provided that the Sponsor (or its affiliates or permitted designees) will deposit into Trust Account an aggregate amount equal to $0.05 multiplied by the number of public shares of the Company that are not redeemed in connection with the stockholder vote to approve the Third Charter Amendment, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination, and (ii) giving the holders of shares of Class B Common Stock the right to convert such shares of Class B Common Stock to shares of Class A Common Stock at any time before the consummation of a business combination or automatically convert to shares of Class A Common Stock at the closing of a business combination. The Third Charter Amendment was filed as Exhibit 3.1 to the Form 8-K filed by the Company on November 22, 2024.

In connection with the Third Extension Meeting, holders of 1,564,549 shares of the Company’s publicly traded common stock (the “Third Extension Redeeming Shareholders”) properly exercised their right to redeem such shares and were tendered such shares for redemption.

Class B Common Stock

Immediately following the Third Extension Meeting and filing of the Third Charter Amendment with the Secretary of State of the State of Delaware, on November 22, 2024, the holders of shares of Class B Common Stock unanimously elected to convert all of their shares of Class B Common Stock to shares of Class A Common Stock on a one-to-one basis. As a result, all of 2,875,000 shares of Class B Common Stock issued and outstanding have been converted to 2,875,000 shares of Class A Common Stock (the “Converted Class A Common Stock”). Although for the purposes of Nasdaq listing standard, the Converted Class A Common Stock is considered as listed securities, the Converted Class A Common Stock shall remain as founders’ shares and is not subject to redemption and will be subject to transfer restrictions. As of the date of this filing, there is zero (0) issued and outstanding shares of Class B Common Stock of the Company.

Extension Loans

On October 18, 2024, the Company caused to be deposited $50,000 into the Company’s Trust Account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from October 18, 2024 to November 18, 2024. On November 20, 2024, the Company caused to be deposited $37,744 into the Company’s Trust account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from November18, 2024 to December 18, 2024. On December 18, 2024, the Company caused to be deposited $37,744 into the Company’s Trust account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from December 18, 2024 to January 18, 2025. On January 18, 2025, the Company caused to be deposited $37,744 into the Company’s Trust account, allowing the Company to extend the period of time it has to consummate its initial Business Combination from January 18, 2025 to February 18, 2025.

Overpayment in Redemption of the First Extension Redeeming Stockholders and Second Extension Redeeming Shareholders

In connection with the First Extension Meeting, on August 22, 2023, a redemption payment was made by Continental Stock Transfer & Trust Company (“CST”), as trustee of the Trust Account, to the First Extension Redeeming Stockholders at a rate of approximately $10.81 per share (the “First Redemption Payment”). It was later determined that the Company did not withdraw all of the interest from the Trust Account that it was allowed to withdraw to cover income and franchise taxes and, therefore, the First Redemption Payment should have been approximately $10.74 per share. This meant that the First Extension Redeeming Stockholders were overpaid in the amount of approximately $0.07 per share (the “First Extension Overpayment Amount”).

In connection with the Second Extension Meeting, on February 22, 2024, a redemption payment was made by CST, as trustee of the Trust Account, to the Second Extension Redeeming Stockholders at a rate of approximately $11.21 per share (the “Second Redemption Payment”). It was later determined that the Company did not withdraw all of the interest from the Trust Account that it was allowed to withdraw to cover income and franchise taxes and, therefore, the Second Redemption Payment should have been approximately $11.10 per share. This meant that the Second Extension Redeeming Stockholders were overpaid in the amount of approximately $0.11 per share (the “Second Extension Overpayment Amount”).

The First Extension Redeeming Shareholders and the Second Extension Redeeming Stockholders are in the process of being notified of this situation and are being instructed to return the First Extension Overpayment Amount and the Second Extension Overpayment Amount to CST.

In light of the above, the Company amended and restated its prior financial statements during the Affected Period as disclosed in its Current Report on Form 8-K filed with the SEC on December 13, 2024. The aggregate amount of the First Extension Overpayment Amount and the Second Extension Overpayment Amount is reflected in the Company’s unaudited condensed financial statements in this Form 10-Q as Due from the Sponsor.

F-38

longevity biomedical, inc.

condensed balance sheets

	September 30,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets
Cash	$2,020	$77,768
Deferred offering costs	-	1,550,905
Prepaid expenses and other assets	21,049	8,262
Total current assets	23,069	1,636,935
Property and equipment, net	1,124	1,966
Total assets	$24,193	$1,638,901

Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable	$2,114,382	$1,821,428
Accounts payable-related party	277,500	-
Accrued liabilities	13,040	29,392
Note payable-related party	7,610,610	5,050,000
Accrued interest-related party	659,809	302,904
Total current liabilities	10,675,341	7,203,724

Shareholders’ Deficit
Common stock, $0.0001 par value, 100,000,000 authorized, 1 share issued and outstanding as of September 30, 2024 and December 31, 2023	-	-
Additional Paid-In Capital	6,201,403	6,201,403
Accumulated deficit	(16,852,551)	(11,766,226)
Total shareholders’ deficit	(10,651,148)	(5,564,823)
Total liabilities and shareholders’ deficit	$24,193	$1,638,901

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-39

longevity biomedical, inc.

condensed statements of operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(unaudited)		(unaudited)
Operating expenses:
General and administrative	$499,218	$654,618	$3,648,810	$2,162,723
Total operating expenses	499,218	654,618	3,648,810	2,162,723

Operating loss	(499,218)	(654,618)	(3,648,810)	(2,162,723)

Other expense:
Interest expense - related party	129,497	-	356,905	-
Loss on Extinguishment of Debt	1,080,610	-	1,080,610	6,201,403

Total other expense	1,210,107	-	1,437,515	6,201,403

Net loss	$(1,709,325)	$(654,618)	$(5,086,325)	$(8,364,126)

Basic and diluted net loss per share	$(1,709,325)	$(654,618)	$(5,086,325)	$(8,364,126)

Shares used in computation of basic and diluted net loss per share	1	1	1	1

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-40

longevity biomedical, inc.

condensed Statements of changes in SHAREHOLDER’s DEFICIT (UNAUDITED)

				Additional
			Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2023	-	-	-	(2,438,123)	(2,438,123)

Issuance of common stock	1	-	-	-	-
Substantial premium on modified debt	-		6,201,403		6,201,403
Net loss	-	-	-	(7,001,036)	(7,001,036)

Balance at March 31, 2023	1	$-	$6,201,403	$(9,439,159)	$(3,237,756)

Net loss	-	-	-	(708,472)	(708,472)

Balance at June 30, 2023	1	$-	$6,201,403	$(10,147,631)	$(3,946,228)

Net loss	-	-	-	(654,618)	(654,618)

Balance at September 30, 2023	1	$-	$6,201,403	$(10,802,249)	$(4,600,846)

			Additional		Total
			Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2024	1	-	6,201,403	(11,766,226)	(5,564,823)

Net loss	-	-	-	(1,126,559)	(1,126,559)

Balance at March 31, 2024	1	$-	$6,201,403	$(12,892,785)	$(6,691,382)

Net loss	-	-	-	(2,250,441)	(2,250,441)

Balance at June 30, 2024	1	$-	$6,201,403	$(15,143,226)	$(8,941,823)

Net loss	-	-	-	(1,709,325)	(1,709,325)

Balance at September 30, 2024	1	$-	$6,201,403	$(16,852,551)	$(10,651,148)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-41

longevity biomedical, inc.

condensed Statements of cASH FLOWS

	Nine Months Ended September 30,
	2024	2023
	(unaudited)
Operating activities:
Net Loss	$(5,086,325)	$(8,364,126)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation expense	842	843
Write-off deferred financing costs	1,586,903
Loss on extinguishment of debt	1,080,610	6,201,403
Net changes in operating assets and liabilities:
Prepaid expenses and other assets	(12,787)	(2,962)
Accounts payable	284,812	(224,882)
Accounts payable - related party	277,500	-
Accrued interest - related party	356,905	-
Accrued liabilities	(25,153)	262,252
Net cash used in operating activities	(1,536,693)	(2,127,472)

Financing activities:
Proceeds from issuance of note payable - related party	1,480,000	2,150,000
Deferred financing costs paid	(19,055)	(252,950)
Net cash provided by financing activities	1,460,945	1,897,050

Net decrease in cash	(75,748)	(230,422)

Cash, beginning of year	77,768	374,945
Cash, end of period	$2,020	$144,523

Supplemental disclosure of non-cash activities
Deferred financing costs in accounts payable and accrued liabilities	$-	$(1,051,268)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-42

longevity biomedical, inc.

notes to the financial statements (unaudited)

Note 1 – Organization and Description of Business

Description of the Business

Longevity Biomedical, Inc. (referred to as “Longevity” or the “Company”) was formed on October 27, 2021 to pursue possible acquisitions of target companies in the medical technology and life sciences industries. Longevity is run virtually with no customers or offices. Longevity is funded through debt financing provided by FutureTech Captial LLC (“FutureTech Capital”). Expenses incurred by Longevity are primarily for legal, audit and advisory costs related to the identified target acquisition companies. Longevity is incorporated in the state of Delaware.

Going Concern

The Company does not have any revenues and has incurred an operating loss of $3.6 million for the nine months ended September 30, 2024 and accumulated deficit as of September 30, 2024 of $16.9 million. As of September 30, 2024, the Company had $2,020 in its operating bank account and a working capital deficit of $10.7 million. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

The Company intends to raise capital through a combination of private equity offerings, debt, or other sources. However, if such financing is not available at adequate levels and on a timely basis, or such financing sources are not available on favorable terms or at all, as and when needed, the Company will need to reevaluate its operating plan and may be required to delay or discontinue its operational initiatives.

As a result of the above and in connection with the Company’s assessment of going concern considerations, management has determined that it lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of these financial statements and therefore raises substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and the instructions to Form 10-Q and Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the interim unaudited condensed financial statements include all adjustments, including normal recurring adjustments, necessary for a fair presentation of the financial condition, results of operations and cash flows for such periods. Results of operations for any interim period are not necessarily indicative of results for any other interim period or for the full year. These unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and footnotes for the year ended December 31, 2023.

F-43

longevity biomedical, inc.

notes to the financial statements (unaudited)

Note 2 – Summary of Significant Accounting Policies

Significant Accounting Policies

Other than listed below, there have been no changes to the Company’s significant accounting policies described in the Company’s audited financial statements for the year ended December 31, 2023 that have had a material impact on the Company’s unaudited condensed financial statements and related notes.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance prioritizes the inputs used in measuring fair value into the following hierarchy:

Level 1 – Observable inputs, such as unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices included in Level 1, such as assets or liabilities whose values are based on quoted market prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets.

Level 3 – Unobservable inputs that are supported by little or no market activity and significant to the overall fair value measurement of the assets or liabilities; therefore, requiring the company to develop its own valuation techniques and assumptions.

The fair value of the convertible notes was determined using Level 3 inputs due to no market activity or other observable inputs. The Company did not have any Level 1 or Level 2 financial liabilities as of September 30, 2024 and December 31, 2023.

Recently Issued Accounting Standards

In December 2023, the FASB issued an accounting standards update to improve income tax disclosures primarily related to the rate reconciliation and income taxes paid. The standard requires consistent categories and greater disaggregation of information in the rate reconciliation and income taxes paid by jurisdiction. The standard is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The standard only modifies disclosure requirements; as such, there will be no impact on the results of operations, financial position or cash flows.

F-44

longevity biomedical, inc.

notes to the financial statements (unaudited)

Note 3 - Note Payable-Related Party

The Company has promissory notes with FutureTech Capital to fund legal, audit and advisory costs related to identified target acquisition companies. FutureTech Capital is an investment fund. FutureTech Capital is managed by the same manager of the Haiyin Capital investment fund, who is a majority owner in Cerevast, one of the Target Companies (see Note 7). The CEO of Cerevast is the sole board member of Longevity and also its CEO. The FutureTech Capital promissory notes are non-interest bearing. Imputed interest of $129,497 and $356,905 has been recorded to interest expense in the three and nine months ended September 30, 2024, respectively.

First Modification

On January 25, 2023, the Company entered into an Assignment, Assumption and Note Conversion Agreement (“Convertible Note Agreement”) with FutureTech Partners and FutureTech Capital, LLC (“FutureTech Capital”) whereby FutureTech Partners agreed to assign to FutureTech Capital all promissory notes then outstanding, which had an aggregate principal balance of $2,450,000 as of the date of the Convertible Note Agreement, as well as any future promissory notes to be issued. In addition, the parties to the Convertible Note Agreement agreed that the promissory notes that were outstanding as of January 25, 2023, and any promissory notes that would be issued subsequently, will convert into shares of the Company’s common stock upon written notice from the Company but in any event immediately prior to closing of the Acquisition Transactions and Business Combination (see Note 7).

The modification to the promissory notes was evaluated in accordance with FASB Accounting Standards Codification (“ASC”) 470-50, Debt – Modifications and Extinguishments and was determined to be recognized as an extinguishment as the modification in the Convertible Note Agreement added a substantive conversion feature to the promissory notes. The Company calculated the fair value of the debt on the date of modification to be $8,651,403 and recognized a loss on extinguishment of $6,201,403. The Company analyzed the modified promissory notes in accordance with ASC 470-20, Debt – Debt with Conversion and Other Options, and determined that the conversion feature did not required bifurcation as it did not meet the definition of a derivative in accordance with ASC 815-10, Derivatives and Hedging. The conversion feature does not meet the definition of a derivative as the net settlement criteria is not met because the underlying shares cannot be readily converted to cash within 32 days following exercise of the conversion feature. However, the promissory notes with the modified conversion feature were initially recorded on the modification date at a substantial premium over the amount due at maturity. As a result, the Company recognized $2,450,000 as note payable-related party related to the principal amount of the promissory notes and $6,201,403 to additional paid in capital representing the substantial premium.

The Company determined the fair value of the promissory notes on the date of modification in accordance with ASC 820, Fair Value Measurement using Level 3 inputs. The fair value was determined by calculating the fair value of the underlying shares that would be received upon conversion at closing of the Business Combinations, discounted to present value using a discount rate 60% and a time to merger of approximately five months and applying a probability of closing the Business Combination of approximately 72%. The Company determined that there is no value in the underlying promissory notes if the Business Combination were terminated.

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notes to the financial statements (unaudited)

Second Modification

On September 16, 2024, the Company entered into the Amendment to the Assignment, Assumption and Note Conversion Agreement (“Convertible Note Amendment”) whereby the conversion was amended to be as follows:

(i) in exchange for the first $6.215 million of principal amount of promissory notes outstanding, that number of shares of Company Common Stock equal to 20% of the total number of shares of Company Common Stock to be outstanding immediately prior to the merger, plus (ii) in exchange for each additional $750,000 of principal amount of promissory notes outstanding, that number of shares of Company Common Stock equal to an additional 1% of Company common stock outstanding.

The modification to the convertible notes was evaluated in accordance with FASB Accounting Standards Codification (“ASC”) 470-50, Debt – Modifications and Extinguishments and was determined to be recognized as an extinguishment as the modification to the embedded conversion feature resulted in a change in fair value of the carrying amount of the original debt instrument of at least ten percent. The Company calculated the fair value of the debt on the date of modification to be $7,610,610 and recognized a loss on extinguishment of $1,080,610.

The Company determined the fair value of the convertible notes on the date of modification in accordance with ASC 820, Fair Value Measurement using Level 3 inputs. The fair value was determined by calculating the fair value of the underlying shares that would be received upon conversion at closing of the Business Combinations, discounted to present value using a discount rate of 60% and a time to merger of approximately five months and applying a probability of closing the Business Combination of approximately 50%. The Company determined that there is no value in the underlying convertible notes if the Business Combination was terminated.

The following table outlines the original principal of the promissory notes issued and outstanding as of September 30, 2024:

Date of Issuance	Principal Amount	Maturity Date
12/1/2021	150,000	12/3/2021
1/14/2022	150,000	7/14/2022
4/1/2022	350,000	10/1/2022
6/13/2022	300,000	12/13/2022
7/18/2022	400,000	1/18/2023
8/30/2022	300,000	2/28/2023
9/29/2022	200,000	3/29/2023
10/31/2022	150,000	4/30/2023
11/14/2022	150,000	5/14/2023
12/2/2022	150,000	6/2/2023
1/10/2023	150,000	7/10/2023
2/1/2023	400,000	8/1/2023
3/1/2023	200,000	9/1/2023
3/28/2023	200,000	9/23/2023
5/18/2023	250,000	11/18/2023
6/14/2023	200,000	12/14/2023
7/14/2023	200,000	1/14/2024
8/7/2023	350,000	2/7/2024
9/8/2023	200,000	3/8/2024
10/3/2023	200,000	4/3/2024
11/6/2023	200,000	5/6/2024
12/1/2023	200,000	6/1/2024
1/16/2024	75,000	7/16/2024
2/5/2024	225,000	8/5/2024
2/16/2024	225,000	8/16/2024
3/8/2024	135,000	9/8/2024
3/25/2024	135,000	9/25/2024
4/30/2024	85,000	10/30/2024
5/21/2024	200,000	11/21/2024
6/17/2024	85,000	12/17/2024
7/22/2024	115,000	1/22/2025
8/6/2024	200,000	2/6/2025

Total	$6,530,000

Pursuant to the Convertible Note Agreement, FutureTech Capital agreed that until the earlier of the date the promissory notes are converted or the date the Business Combination is terminated, they will not exercise their rights in an event of default as a result of a lack of payment on the applicable maturity date of the promissory notes and no payment in satisfaction of the outstanding promissory notes may be demanded except for the shares issued upon conversion.

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notes to the financial statements (unaudited)

Note 4 – Related Party

On May 1, 2022, the Company entered into a management services agreement with Cerevast, a related party. Under the terms of the agreement, the Company receives management, business, operational, financial, strategic and advisory services for a fee of $65,000 per month beginning on May 1, 2022. Effective November 1, 2022, the agreement was amended to increase the management fee to $120,000 per month. The agreement has a term of six months, with automatic one-month renewal periods unless cancelled upon 30 days’ notice by either party. The Company recognized expense of $360,000 and under the management services agreement during the three months ended September 30, 2024 and 2023, and is recorded in general and administrative expense in the statement of operations. The Company recognized expense of $1.2 million and $1.1 million under the management services agreement during the nine months ended September 30, 2024 and 2023, respectively, and is recorded in general and administrative expense in the statement of operations. As of September 30, 2024, the Company has an outstanding accounts payable to Cerevast under the management services agreement of $277,500.

Note 5 – Shareholders’ Deficit

Common Stock

One share of common stock was issued to Bradford A. Zakes, Longevity CEO, on January 23, 2023 with a par value of $0.0001.

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longevity biomedical, inc.

notes to the financial statements (unaudited)

Note 6 – Commitments and Contingencies

The Company may, from time to time, be party to litigation and subject to claims incident to the ordinary course of business. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of any future matters could materially affect the Company’s future financial position, results of operations or cash flows.

Legal fees and other costs associated with such actions are expensed as incurred. The Company assesses, in conjunction with its legal counsel, the need to record a liability for litigation and contingencies. Litigation accruals are recorded when and if it is determined that a loss related matter is both probable and reasonably estimable. Material loss contingencies that are reasonably possible of occurrence, if any, are subject to disclosure. As of September 30, 2024, there was no litigation or contingency with at least a reasonable possibility of a material loss. No losses have been recorded during the three and nine months ended September 30, 2024 and 2023, respectively, with respect to litigation or loss contingencies.

Note 7 – Merger Agreement and Contribution and Exchange Agreements

FutureTech II Acquisition Corp. Merger Agreement

On September 16, 2024, Longevity entered into a Merger Agreement with FutureTech II Acquisition Corp. (“FutureTech II”). Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to which, among other things, (i) Longevity will consummate the Target Acquisitions upon the terms and subject to conditions set forth therein and pursuant to the Contribution and Exchange Agreements (as defined therein), and (ii) immediately following the consummation of the Target Acquisitions, Longevity will merge with and into Merger Sub (the “Merger”) with Longevity as the surviving company of the Merger. Following the Merger, Longevity will be a wholly-owned subsidiary of the FutureTech II. At the closing of the Transactions (“Closing”), FutureTech II will change its name to Longevity Biomedical, Inc., and its common stock is expected to list on Nasdaq under the ticker symbol “LBIO.”

The aggregate consideration (the “Merger Consideration”) to be paid to the holders of Longevity common stock, par value $0.0001 per share (the “Longevity Common Stock”), at the Closing will consist of a number of shares of FutureTech II common stock, par value $0.0001) equal to (a) (i) $100,000,000 minus (ii) the value of each outstanding option (whether vested or unvested)s to purchase Longevity Common Stock that is converted into a new FutureTech II option in accordance with the Merger Agreement, divided by (b) $10.00.

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notes to the financial statements (unaudited)

The consummation of the Merger Transactions are subject to the satisfaction or waiver of certain customary closing conditions contained in the Merger Agreement, including, among other things, requisite approval by FutureTech II’s shareholders.

Denali Capital Acquisition Corp. Merger Agreement

On January 25, 2023, pursuant to the objectives of the Acquisition Transactions contemplated by the C&E Agreements, Longevity entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Denali Capital Acquisition Corp. (“Denali”), a blank-check special purpose acquisition company, Denali SPAC Holdco, Inc. (“New Pubco”), Denali SPAC Merger Sub, Inc., Longevity Merger Sub, Inc., and Bradford A. Zakes (Longevity CEO), in the capacity as seller representative.

On June 27, 2024, Denali and Longevity mutually agreed to terminate the Merger Agreement.

Contribution and Exchange Agreements

On August 7, 2022, the Company entered into Contribution and Exchange Agreements (the “C&E Agreements”) with Cerevast, a related party, Aegeria Soft Tissue LLC, and Novokera, LLC (individually a “Target Company” and collectively the “Target Companies”) and each of the Target Companies respective shareholders and unitholders. Upon the consummation of the transactions contemplated by the C&E Agreements (the “Acquisition Transactions”), the Target Companies will be acquired by Longevity.

The consummation of the Acquisition Transactions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering into and subsequent closing of an approved business combination agreement with a blank-check special purpose acquisition company.

The parties to the C&E Agreements have made customary representations and warranties and have also agreed to certain customary covenants with respect to, among others, the conduct of the business of each Target Company and Longevity prior to the closing of the Acquisitions Transactions.

First Amendment to the C&E Agreement

On January 25, 2023, the Company entered into amendments to the C&E Agreements with each of the Target Companies and each of the Target Companies’ respective shareholders and unitholders pursuant to which certain provisions of the C&E Agreements were amended to, among other things: modify the aggregate valuation assigned to Longevity reflecting the Acquisition Transactions to match that agreed to in the Merger Agreement, modify the allocation of the transaction consideration among the Target Companies to match that agreed to in the Merger Agreement, modify the minimum cash balance at closing of the Business Combination to match that agreed to in the Merger Agreement, and conform certain representations, warranties, covenants, closing conditions, termination provisions, and other provisions of the C&E Agreements to the Merger Agreement.

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notes to the financial statements (unaudited)

Second Amendment to the C&E Agreement

On June 26, 2023 the C&E Agreements were further amended to revise the definition of an Approved deSPAC Transaction to have a lock-up of 180 days for directors, officers and 5% or greater stockholders of the post-transaction company.

Third Amendment to the C&E Agreement

On August 29, 2023, the C&E Agreements were further amended to revise the definition of an Approved deSPAC Transaction to remove the minimum cash balance condition of $30 million.

Termination of C&E Agreement

On August 8, 2024, Longevity terminated the C&E Agreement with Novokera pursuant to Section 10.1(b) of the C&E Agreement due to multiple conditions not being satisfied or waived to close a business combination by October 25, 2023.

Fourth Amendment to the C&E Agreement

On August 8, 2024, the Company entered into amendments to the C&E Agreements with Aegeria and Cerevast (“Targets”) and each of the Targets’ respective shareholders and unitholders pursuant to which certain provisions of the C&E Agreements were amended to, among other things: modify the aggregate valuation assigned to Longevity reflecting a business combination and modify the allocation of the transaction consideration among the Targets and FutureTech Capital.

Note 8 - Subsequent Events

The Company has evaluated subsequent events in connection with the preparation of these financial statements, which is the date the financial statements were issued and determined that there were no significant unrecognized events through that date other than those noted below.

Promissory Notes

On October 31, 2024, the Company issued a $108,000 promissory note to FutureTech Capital. The promissory note is non-interest bearing and matures on April 30, 2025.

On November 4, 2024, the Company issued a $75,000 promissory note to FutureTech Capital. The promissory note is non-interest bearing and matures on May 4, 2025.

On November 15, 2024, the Company issued a $100,000 promissory note to FutureTech Capital. The promissory note is non-interest bearing and matures on May 15, 2025.

On November 20, 2024, the Company issued a $100,000 promissory note to FutureTech Capital. The promissory note is non-interest bearing and matures on May 20, 2025.

On December 13, 2024, the Company issued a $50,000 promissory note to FutureTech Capital. The promissory note is non-interest bearing and matures on June 13, 2025.

On January 8, 2025, the Company issued a $100,000 promissory note to FutureTech Capital. The promissory note is non-interest bearing and matures on July 8, 2025.

On January 17, 2025, the Company issued a $100,000 promissory note to FutureTech Capital. The promissory note is non-interest bearing and matures on July 17, 2025.

F-50

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Longevity Biomedical, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Longevity Biomedical, Inc. (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

We have served as the Company’s auditor since 2022.

New York, NY

April 9, 2024

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longevity biomedical, inc.

balance sheets

	As of December 31,
	2023	2022

Assets
Current assets
Cash	$77,768	$374,945
Deferred offering costs	1,550,905	-
Prepaid expenses and other assets	8,262	3,002
Total current assets	1,636,935	377,947
Property and equipment, net	1,966	3,090
Total assets	$1,638,901	$381,037

Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable	$1,821,428	$347,374
Accrued liabilities	29,392	171,786
Note payable-related party	5,050,000	2,300,000
Accrued interest – related party	302,904	-
Total current liabilities	7,203,724	2,819,160

Commitments and Contingencies (Note 9)

Shareholders’ Deficit
Common stock, $0.0001 par value, 100,000,000 authorized, 1 share issued and outstanding as of December 31, 2023 and no shares issued and outstanding as of December 31, 2022	-	-
Additional Paid-In Capital	6,201,403	-
Accumulated deficit	(11,766,226)	(2,438,123)
Total shareholders’ deficit	(5,564,823)	(2,438,123)
Total liabilities and shareholders’ deficit	$1,638,901	$381,037

The accompanying notes are an integral part of these financial statements.

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longevity biomedical, inc.

statements of operations

	Year Ended December 31,
	2023	2022

Operating expenses:
General and administrative	$2,823,796	$2,397,881
Total operating expenses	2,823,796	2,397,881

Operating loss	(2,823,796)	(2,397,881)

Other expense:
Interest expense – related party	(302,904)	-
Loss on extinguishment of eebt (Note 4)	(6,201,403)	-

Total other expense	(6,504,307)	-

Net loss	$(9,328,103)	$(2,397,881)

Basic and diluted net loss per share	$(9,328,103)	-

Shares used in computation of basic and diluted net loss per share	1	-

The accompanying notes are an integral part of these financial statements.

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longevity biomedical, inc.

Statements of changes in SHAREHOLDERS’ DEFICIT

			Additional		Total
			Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2022	-	$-	$-	$(40,242)	$(40,242)

Net loss	-	-	-	(2,397,881)	(2,397,881)

Balance at December 31, 2022	-	-	-	(2,438,123)	(2,438,123)

Issuance of common stock	1	-	-	-	-
Loss on Extinguishment of debt (Note 4)	-	-	6,201,403	-	6,201,403
Net loss	-	-	-	(9,328,103)	(9,328,103)

Balance at December 31, 2023	1	$-	$6,201,403	$(11,766,226)	$(5,564,823)

The accompanying notes are an integral part of these financial statements.

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longevity biomedical, inc.

Statements of cASH FLOWS

	Year Ended December 31,
	2023	2022

Operating activities:
Net Loss	$(9,328,103)	$(2,397,881)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation expense	1,124	281
Loss on extinguishment of debt	6,201,403	-
Net changes in operating assets and liabilities:
Prepaid expenses and other assets	(5,260)	(1,502)
Accounts payable	244,411	330,421
Accounts payable - related party	-	(2,000)
Accrued interest – related party	302,904	-
Accrued liabilities	(135,794)	149,115
Net cash used in operating activities	(2,719,315)	(1,921,566)

Cash flows from investing activities:
Purchase of property and equipment	-	(3,371)
Net cash used in investing activities	-	(3,371)

Financing activities:
Proceeds from issuance of note payable - related party	2,750,000	2,150,000
Deferred financing costs paid	(327,862)	-
Net cash provided by financing activities	2,422,138	2,150,000

Net change in cash	(297,177)	225,063

Cash, beginning of year	374,945	149,882
Cash, end of year	$77,768	$374,945

Supplemental disclosure of cashflow information
Cash paid for interest during the year	$-	$-
Cash paid for taxes during the year	$-	$-

Supplemental disclosure of non-cash financing activities
Deferred financing costs in accounts payable and accrued liabilities	$(1,223,042)	$-

The accompanying notes are an integral part of these financial statements.

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longevity biomedical, inc.

notes to the financial statements

December 31, 2023 and 2022

Note 1 – Organization and Description of Business

Description of the Business

Longevity Biomedical, Inc. (referred to as “Longevity” or the “Company”) was formed on October 26, 2021 to pursue possible acquisitions of target companies in the medical technology and life sciences industries. Longevity is run virtually with no customers or offices. Longevity is funded through debt financing provided by FutureTech Partners LLC (“FutureTech Partners”). Expenses incurred by Longevity are primarily for legal, audit and advisory costs related to the identified target acquisition companies. Longevity is incorporated in the state of Delaware.

Going Concern

The Company does not have any revenues and to date has incurred an operating loss of $2.8 million and accumulated deficit as of December 31, 2023 of $11.5 million. As of December 31, 2023, the Company had $77,768 in its operating bank account and a working capital deficit of $5.3 million. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

The Company intends to raise capital through a combination of private equity offerings, debt, or other sources. However, if such financing is not available at adequate levels and on a timely basis, or such financing sources are not available on favorable terms or at all, as and when needed, the Company will need to reevaluate its operating plan and may be required to delay or discontinue its operational initiatives.

As a result of the above and in connection with the Company’s assessment of going concern considerations, management has determined that it lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of these financial statements and therefore raises substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

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longevity biomedical, inc.

notes to the financial statements

December 31, 2023 and 2022

Note 2 – Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

For cash flow purposes, the Company considers cash and temporary investments with original maturities of three months or less, to be cash. The Company did not have any cash equivalents as of December 31, 2023. The Company evaluates the creditworthiness of these financial institutions in determining the risk associated with these balances. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to cash.

Concentration of Credit Risk

Financial instruments which subject the Company to a concentration of credit risk principally consist of cash. The Company maintains its day-to-day operating cash balances with a major financial institution which at times may exceed the federally-insured limits of $250,000. The Company has not experienced any loss as a result of these deposits.

Deferred Offering Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly attributable to the offering of securities as deferred offering costs until such offerings are consummated. After consummation of the security offering, these costs will be recorded in stockholders’ deficit as a reduction of additional paid-in capital generated as a result of the offering. Should the planned security offering be abandoned, the deferred offering costs will be expensed immediately as a charge to other income and expenses in the statement of operations.

Fair Value Measurement

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on the assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

●	Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.
●	Level 2: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly.
●	Level 3: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available.

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longevity biomedical, inc.

notes to the financial statements

December 31, 2023 and 2022

The Company’s financial instruments include cash, accounts payable and short-term debt. On December 31, 2023 and 2022, the carrying amounts of cash, accounts payable and short-term debt approximate fair values due to the short-term nature of these instruments.

Property and Equipment, net

Property and equipment, net is comprised of office equipment and is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. When property and equipment is sold or otherwise disposed of, the asset accounts and related accumulated depreciation accounts are relieved, and any gain or loss is included in earnings. Maintenance and repairs are expensed as incurred. Major improvements, if any, are capitalized as additions to equipment.

Depreciation is recorded using the straight-line method over the following estimated useful lives as follows:

Office equipment	3 years

Segment Reporting

Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operating decision maker in deciding how to allocate resources in assessing performance. The Company determined that it has one operating segment.

Income Taxes

Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the differences between the carrying values of assets and liabilities and their respective income tax bases and for operating losses and tax credit carry forwards. A valuation allowance is provided for the portion of deferred tax assets that is more likely than not to be unrealized. Deferred tax assets and liabilities are measured using the enacted tax rates and laws.

Recently Adopted Accounting Standards

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This standard amended guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. For available-for-sale debt securities, credit losses will be presented as an allowance rather than as a write-down. This standard was adopted on January 1, 2023. There was no impact to the financial statements upon adoption.

In August 2020, the FASB issued ASU 2020-06 Debt–Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, reduced the number of accounting models for convertible debt and convertible preferred stock instruments, and made certain disclosure amendments to improve the information provided to users. The guidance is effective for public business entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, this guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2020. This standard was early adopted on January 1, 2023. There was no impact to the financial statements upon adoption.

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longevity biomedical, inc.

notes to the financial statements

December 31, 2023 and 2022

Recently Issued Accounting Standards

In December 2023, the FASB issued an accounting standards update to improve income tax disclosures primarily related to the rate reconciliation and income taxes paid. The standard requires consistent categories and greater disaggregation of information in the rate reconciliation and income taxes paid by jurisdiction. The standard is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The standard only modifies disclosure requirements; as such, there will be no impact on the results of operations, financial position or cash flows.

Note 3 – Property and Equipment, net

As of December 31, 2023 and 2022, property and equipment consisted of office equipment. The equipment was recorded at a cost of $3,371 and determined to have a useful life of three years. Accumulated depreciation as of December 31, 2023 and 2022 was $1,405 and $281, respectively and depreciation expense for the years ended December 31, 2023 and 2022 was $1,124 and $281, respectively.

Note 4 - Note Payable-Related Party

The Company has promissory notes with FutureTech Partners to fund legal, audit and advisory costs related to identified target acquisition companies. FutureTech Partners is an investment fund. The FutureTech Partners investment fund is managed by the same manager of the Haiyin Capital investment fund, who is a majority owner in Cerevast, one of the Target Companies (see Note 8). The CEO of Cerevast is the sole board member of Longevity and also its CEO. The FutureTech Partners promissory notes are non-interest bearing. Imputed interest of $302,904 has been recorded to interest expense in the year ended December 31, 2023.

On January 25, 2023, the Company entered into an Assignment, Assumption and Note Conversion Agreement (“Convertible Note Agreement”) with FutureTech Partners and FutureTech Capital, LLC (“FutureTech Capital”) whereby FutureTech Partners agreed to assign to FutureTech Capital all promissory notes then outstanding, which had an aggregate principal balance of $2,450,000 as of the date of the Convertible Note Agreement, as well as any future promissory notes to be issued. In addition, the parties to the Convertible Note Agreement agreed that the promissory notes that were outstanding as of January 25, 2023, and any promissory notes that would be issued subsequently, will convert into shares of the Company’s common stock upon written notice from the Company but in any event immediately prior to closing of the Acquisition Transactions and Business Combination (see Note 8). The conversion will be calculated as follows:

F-59

longevity biomedical, inc.

notes to the financial statements

December 31, 2023 and 2022

(i)	in exchange for the first $2.0 million of principal amount of promissory notes outstanding, that number of shares of Company Common Stock equal to 11% of the total number of shares of Company Common Stock to be outstanding immediately prior to the merger, plus (ii) in exchange for each additional $1.28 million of principal amount of promissory notes outstanding, that number of shares of Company Common Stock equal to an additional 1% of Company common stock outstanding.

The modification to the promissory notes was evaluated in accordance with FASB Accounting Standards Codification (“ASC”) 470-50, Debt – Modifications and Extinguishments and was determined to be recognized as an extinguishment as the modification in the Convertible Note Agreement added a substantive conversion feature to the promissory notes. The Company calculated the fair value of the debt on the date of modification to be $8,651,403 and recognized a loss on extinguishment of $6,201,403. The Company analyzed the modified promissory notes in accordance with ASC 470-20, Debt – Debt with Conversion and Other Options, and determined that the conversion feature did not required bifurcation as it did not meet the definition of a derivative in accordance with ASC 815-10, Derivatives and Hedging. The conversion feature does not meet the definition of a derivative as the net settlement criteria is not met because the underlying shares cannot be readily converted to cash within 32 days following exercise of the conversion feature. However, the promissory notes with the modified conversion feature were initially recorded on the modification date at a substantial premium over the amount due at maturity. As a result, the Company recognized $2,450,000 as note payable-related party related to the principal amount of the promissory notes and $6,201,403 to additional paid in capital representing the substantial premium.

The Company determined the fair value of the promissory notes on the date of modification in accordance with ASC 820, Fair Value Measurement using Level 3 inputs. The fair value was determined by calculating the fair value of the underlying shares that would be received upon conversion at closing of the Business Combinations, discounted to present value using a discount rate 60% and a time to merger of approximately five months and applying a probability of closing the Business Combination of approximately 72%. The Company determined that there is no value in the underlying promissory notes if the Business Combination were terminated.

The Company issued additional promissory notes at par to FutureTech Partners between the modification date of January 25, 2023 and December 31, 2023 for an aggregate principal of $2.6 million all with maturity dates less than one year. These promissory notes also contain a conversion feature subject to the Convertible Note Agreement.

The following table outlines the promissory notes issued and outstanding as of December 31, 2023:

Date of Issuance	Principal Amount	Maturity Date
12/1/2021	150,000	12/3/2021
1/14/2022	150,000	7/14/2022
4/1/2022	350,000	10/1/2022
6/13/2022	300,000	12/13/2022
7/18/2022	400,000	1/18/2023
8/30/2022	300,000	2/28/2023
9/29/2022	200,000	3/29/2023
10/31/2022	150,000	4/30/2023
11/14/2022	150,000	5/14/2023
12/2/2022	150,000	6/2/2023
1/10/2023	150,000	7/10/2023
2/1/2023	400,000	8/1/2023
3/1/2023	200,000	9/1/2023
3/28/2023	200,000	9/23/2023
5/18/2023	250,000	11/18/2023
6/14/2023	200,000	12/14/2023
7/14/2023	200,000	1/14/2024
8/7/2023	350,000	2/7/2024
9/8/2023	200,000	3/8/2024
10/3/2023	200,000	4/3/2024
11/6/2023	200,000	5/6/2024
12/1/2023	200,000	6/1/2024

Total	$5,050,000

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longevity biomedical, inc.

notes to the financial statements

December 31, 2023 and 2022

Pursuant to the Convertible Note Agreement, FutureTech Partners and FutureTech Capital agreed that until the earlier of the date the promissory notes are converted or the date the Business Combination is terminated, they will not exercise their rights in an event of default as a result of a lack of payment on the applicable maturity date of the promissory notes and no payment in satisfaction of the outstanding promissory notes may be demanded except for the shares issued upon conversion.

Note 5 – Income Taxes

Longevity is subject to US federal income taxes at a statutory rate of 21%. The components of income tax expense for the years ended December 31, 2023 and 2022 is composed of the following:

	2023	2022
Current:
Federal	-	-
State	-	-
Total Current Expense	-	-

Deferred:
Federal	-	-
State	-	-
Total Deferred Expense	-	-

Income Tax Expense	-	-

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longevity biomedical, inc.

notes to the financial statements

December 31, 2023 and 2022

Reconciliation of the U.S. statutory income tax rate of 21% to the effective tax rate for the years ended December 31, 2023 and 2022 is as follows:

	2023	2022
Statutory U.S. income tax rate	21.0%	21.0%
Capitalized transaction costs	0.0	(6.0)
Valuation allowance	(21.0)	(15.0)
Effective income tax rate	0.0%	0.0%

The tax effects of the temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

	As of December 31,
	2023	2022
Non-capital loss carryforwards	$954,451	$363,025
Interest expense limitation	1,365,904	-
Organization and start-up costs	8,451	8,451
Other	2,019	684
Gross deferred tax assets	2,330,825	372,160
Valuation allowance	(2,330,412)	(371,511)
Total deferred tax assets	413	649
Fixed assets	(413)	(649)
Total deferred tax liabilities	(413)	(649)
Net deferred tax assets	$-	$-

A valuation allowance is recorded when it is more likely than not that all or some portion of the deferred tax asset, will not be realized. Due to the uncertainty surrounding the realization of the deductible temporary differences in future tax returns, the Company has recorded a valuation allowance for deferred tax assets of $2.3 million and $0.4 million to reduce the deferred tax asset to zero as of December 31, 2023 and 2022, respectively.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as additional income tax expense. During the periods ended December 31, 2023 and 2022, the Company recognized no interest and penalties related to uncertain tax positions. The Company does not have liabilities for any material uncertain tax positions recorded as of December 31, 2023 and 2022.

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longevity biomedical, inc.

notes to the financial statements

December 31, 2023 and 2022

The effective income tax rate for the period was zero and differed from the statutory rate of 21% due to the full valuation allowance recorded against the Company’s deferred tax asset.

The Company’s income tax jurisdiction is the United States for federal income taxes. The tax periods ending December 31, 2023 and 2022 and the period October 27, 2021 (inception) through December 31, 2021 are open to examination.

Note 6 – Related Party

On May 1, 2022, the Company entered into a management services agreement with Cerevast, a related party. Under the terms of the agreement, the Company receives management, business, operational, financial, strategic and advisory services for a fee of $65,000 per month beginning on May 1, 2022. Effective November 1, 2022, the agreement was amended to increase the management fee to $120,000 per month. The agreement has a term of six months, with automatic one-month renewal periods unless cancelled upon 30 days’ notice by either party. The Company recognized expense of $1.4 million and $630,000 under the management services agreement during the year ended December 31, 2023 and 2022, respectively, and is recorded in general and administrative expense in the statements of operations.

Note 7 – Shareholders’ Deficit

Common Stock

One share of common stock was issued to Bradford A. Zakes, Longevity CEO, on January 23, 2023 with a par value of $0.0001.

Note 8 – Contribution and Exchange Agreements and Merger Agreement

On August 7, 2022, the Company entered into Contribution and Exchange Agreements (the “C&E Agreements”) with Cerevast, a related party, Aegeria Soft Tissue LLC, and Novokera, LLC (individually a “Target Company” and collectively the “Target Companies”) and each of the Target Companies respective shareholders and unitholders. Upon the consummation of the transactions contemplated by the C&E Agreements (the “Acquisition Transactions”), the Target Companies will be acquired by Longevity.

The consummation of the Acquisition Transactions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering into and subsequent closing of an approved business combination agreement with a blank-check special purpose acquisition company.

The parties to the C&E Agreements have made customary representations and warranties and have also agreed to certain customary covenants with respect to, among others, the conduct of the business of each Target Company and Longevity prior to the closing of the Acquisitions Transactions.

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longevity biomedical, inc.

notes to the financial statements

December 31, 2023 and 2022

Merger Agreement

On January 25, 2023, pursuant to the objectives of the Acquisition Transactions contemplated by the C&E Agreements, Longevity entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Denali Capital Acquisition Corp. (“Denali”), a blank-check special purpose acquisition company, Denali SPAC Holdco, Inc. (“New Pubco”), Denali SPAC Merger Sub, Inc., Longevity Merger Sub, Inc., and Bradford A. Zakes (Longevity CEO), in the capacity as seller representative.

The Acquisition Transactions will close immediately prior to the transactions contemplated by the Merger Agreement (the “Business Combination”). Pursuant to the Merger Agreement, immediately following the Acquisition Transactions, (i) Denali Merger Sub will merge with and into Denali (the “Denali Merger”), with Denali as the surviving entity of the Denali Merger, and (ii) Longevity Merger Sub will merge with and into Longevity (the “Longevity Merger” and together with the Denali Merger, the “Mergers”), with Longevity as the surviving company of the Longevity Merger. Following the Mergers, each of Longevity and Denali will be a subsidiary of New PubCo, and New PubCo will become a publicly traded company. New PubCo is expected to change its name to Longevity Biomedical, Inc.

As part of the Business Combination, the Merger Agreement provides that the following transactions will occur:

●	Each share of Longevity common stock (including shares issued in connection with the Acquisition Transactions and the conversion of certain Longevity indebtedness) issued and outstanding will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.
●	Each Target Company stock option that is unexercised and outstanding at the effective time of the Business Combination shall be converted into a New Pubco stock option in accordance with the terms of the Merger Agreement.
●	Each Target Company warrant, to the extent not previously exercised in accordance with its terms, will be assumed by New Pubco.
●	Each Denali common share issued and outstanding and not otherwise redeemed will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.
●	Each Denali warrant will be assumed by New Pubco.

The consummation of the Merger Transactions are subject to the satisfaction or waiver of certain customary closing conditions contained in the Merger Agreement, including, among other things, (i) requisite approval by Denali’s shareholders, (ii) New Pubco having at least $5,000,001 of net tangible assets remaining following the closing of the Business Combination, and (iii) aggregate unrestricted cash proceeds of $30,000,000 to fund the balance sheet of New PubCo, after giving effect to the payment of Denali’s and Longevity’s transaction expenses and the closing of the Acquisition Transactions.

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longevity biomedical, inc.

notes to the financial statements

December 31, 2023 and 2022

On August 29, 2023, the Company signed a waiver to the minimum aggregate unrestricted cash proceeds of $30,000,000 to fund the balance sheet.

The parties to the Merger Agreement have made customary representations and warranties, and have agreed to certain customary covenants including, among others, with respect to the conduct of business prior to the closing of the Merger Transactions.

The Merger Agreement may be terminated under certain circumstances including:

●	By mutual written consent of Longevity and Denali.
●	By either Longevity or Denali if any of the conditions to the closing have not been satisfied or waived by the nine-month anniversary of the date of the Merger Agreement, subject to certain extension options available to Denali.
●	By either Longevity or Denali if any governmental authority of competent jurisdiction has issued an order that has become final and non-appealable and has the effect of making consummation of the Merger Transactions illegal or otherwise preventing or prohibiting consummation of the Merger Transactions.
●	By the non-breaching party if there is a material breach by one or more of the other parties of any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, or if any such representation or warranty shall have become untrue or inaccurate and the breach or inaccuracy is incapable of being cured or is not cured within the timeframes specified in the Merger Agreement.
●	By Denali if there has been a Material Adverse Effect (as defined in the Merger Agreement) on Longevity and the Target Companies, taken as a whole, following the date of the Merger Agreement which is uncured within the time frame specified in the Merger Agreement.
●	By either Longevity or Denali if any of the required proposals fail to receive the requisite vote for approval by Denali’s shareholders.

First Amendment to the C&E Agreement

On January 25, 2023, the Company entered into amendments to the C&E Agreements with each of the Target Companies and each of the Target Companies’ respective shareholders and unitholders pursuant to which certain provisions of the C&E Agreements were amended to, among other things: modify the aggregate valuation assigned to Longevity reflecting the Acquisition Transactions to match that agreed to in the Merger Agreement, modify the allocation of the transaction consideration among the Target Companies to match that agreed to in the Merger Agreement, modify the minimum cash balance at closing of the Business Combination to match that agreed to in the Merger Agreement, and conform certain representations, warranties, covenants, closing conditions, termination provisions, and other provisions of the C&E Agreements to the Merger Agreement.

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longevity biomedical, inc.

notes to the financial statements

December 31, 2023 and 2022

Second Amendment to the C&E Agreement

On June 26, 2023 the C&E Agreements were further amended to revise the definition of an Approved deSPAC Transaction to have a lock-up of 180 days for directors, officers and 5% or greater stockholders of the post-transaction company.

Third Amendment to the C&E Agreement

On August 29, 2023, the C&E Agreements were further amended to revise the definition of an Approved deSPAC Transaction to remove the minimum cash balance condition of $30 million.

Note 9 – Commitments and Contingencies

The Company may, from time to time, be party to litigation and subject to claims incident to the ordinary course of business. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of any future matters could materially affect the Company’s future financial position, results of operations or cash flows.

Legal fees and other costs associated with such actions are expensed as incurred. The Company assesses, in conjunction with its legal counsel, the need to record a liability for litigation and contingencies. Litigation accruals are recorded when and if it is determined that a loss related matter is both probable and reasonably estimable. Material loss contingencies that are reasonably possible of occurrence, if any, are subject to disclosure. As of December 31, 2023 and 2022, there was no litigation or contingency with at least a reasonable possibility of a material loss. No losses have been recorded during the years ended December 31, 2023 and 2022, respectively, with respect to litigation or loss contingencies.

Note 10 - Subsequent Events

The Company has evaluated subsequent events in connection with the preparation of these financial statements, which is the date the financial statements were issued and determined that there were no significant unrecognized events through that date other than those noted below.

Promissory Notes

On January 16, 2024, the Company issued a $75,000 promissory note to FutureTech Partners, which was subsequently assigned to FutureTech Capital. The promissory note is non-interest bearing and matures on July 16, 2024.

On February 5, 2024, the Company issued a $225,000 promissory note to FutureTech Partners, which was subsequently assigned to FutureTech Capital. The promissory note is non-interest bearing and matures on August 5, 2024.

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longevity biomedical, inc.

notes to the financial statements

December 31, 2023 and 2022

On February 16, 2024, the Company issued a $225,000 promissory note to FutureTech Partners, which was subsequently assigned to FutureTech Capital. The promissory note is non-interest bearing and matures on August 16, 2024.

On March 8, 2024, the Company issued a $135,000 promissory note to FutureTech Partners, which was subsequently assigned to FutureTech Capital. The promissory note is non-interest bearing and matures on September 8, 2024.

On March 25, 2024, the Company issued a $135,000 promissory note to FutureTech Partners, which was subsequently assigned to FutureTech Capital. The promissory note is non-interest bearing and matures on September 25, 2024.

F-67

aegeria soft tissue llc

CONDENSED balance sheetS

	September 30,
	2024	December 31,
	(unaudited)	2023
Assets
Current Assets
Cash	$29,235	$48,223
Prepaid expenses	12,560	12,819

Total current assets	41,795	61,042

Total assets	$41,795	$61,042

Liabilities and Members' Deficit
Current Liabilities
Accounts payable	$23,605	$23,605
Accounts payable-related party	61,801	51,891
Accrued liabilities-related party	750	6,147
Accrued interest payable-related party	9,989	8,119
Member notes payable	125,000	125,000

Total Current Liabilities	221,145	214,762

Total liabilities	221,145	214,762

Commitments and contingencies (Note 6)

Members' deficit
Common units, no par value, 20,000,000 authorized, 8,924,201 issued and outstanding at September 30, 2024 and December 31, 2023	144,897	144,897
Convertible preferred units, no par value, 1,350,000 authorized, 1,199,013 issued and outstanding at September 30, 2024 and December 31, 2023	470,000	470,000
Accumulated deficit	(794,247)	(768,617)
Total members' deficit	(179,350)	(153,720)

Total liabilities and members' deficit	$41,795	$61,042

The accompanying notes are an integral part of these unaudited condensed financial statements.

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Aegeria soft tissue llc

CONDENSED statementS of OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating Expenses:
Research and development	$4,675	$3,977	$16,331	$20,214
General and administrative	3,856	1,381	7,429	9,052

Total operating expenses	8,531	5,358	23,760	29,266

Operating loss	(8,531)	(5,358)	(23,760)	(29,266)

Other expense:
Interest expense-related party	630	630	1,870	1,870

Total other expense	630	630	1,870	1,870

Net loss	$(9,161)	$(5,988)	$(25,630)	$(31,136)

Basic and diluted net loss per common unit	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Basic and diluted weighted average common units outstanding	8,924,201	8,924,201	8,924,201	8,924,201

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-69

Aegeria soft tissue llc

CONDENSED statements of CHANGES IN MEMBERS’ DEFICIT

(unaudited)

	Common Units	Amount	Preferred Units	Amount	Accumulated Deficit	Total Members' Deficit
Balance at January 1, 2024	8,924,201	$144,897	1,199,013	$470,000	$(768,617)	$(153,720)

Net loss for the three months ended March 31, 2024	-	-	-	-	(7,854)	(7,854)

Balance at March 31, 2024	8,924,201	$144,897	1,199,013	$470,000	$(776,471)	$(161,574)

Net loss for the three months ended June 30, 2024	-	-	-	-	(8,615)	(8,615)

Balance at June 30, 2024	8,924,201	$144,897	1,199,013	$470,000	$(785,086)	$(170,189)

Net loss for the three months ended September 30, 2024	-	-	-	-	(9,161)	(9,161)

Balance at September 30, 2024	8,924,201	$144,897	1,199,013	$470,000	$(794,247)	$(179,350)

	Common Units	Amount	Preferred Units	Amount	Accumulated Deficit	Total Members' Deficit
Balance at January 1, 2023	8,924,201	$144,897	1,199,013	$470,000	$(725,398)	$(110,501)

Net loss for the three months ended March 31, 2023	-	-	-	-	(14,017)	(14,017)

Balance at March 31, 2023	8,924,201	$144,897	1,199,013	$470,000	$(739,415)	$(124,518)

Net loss for the three months ended June 30, 2023	-	-	-	-	(11,131)	(11,131)

Balance at June 30, 2023	8,924,201	$144,897	1,199,013	$470,000	$(750,546)	$(135,649)

Net loss for the three months ended September 30, 2023	-	-	-	-	(5,988)	(5,988)

Balance at September 30, 2023	8,924,201	$144,897	1,199,013	$470,000	$(756,534)	$(141,637)

The accompanying notes are an integral part of these unaudited condensed financial statements.

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aegeria soft tissue llc

CONDENSED StatementS of cash flows

(unaudited)

	Nine Months Ended September 30,
	2024	2023
Operating activities:
Net loss	$(25,630)	$(31,136)
Net changes in operating assets and liabilities:
Prepaid expenses	259	(4,925)
Accounts payable	-	1,925
Accounts payable-related party	9,910	8,483
Accrued liabilities	-	(424)
Accrued liabilities-related party	(5,397)	-
Accrued interest payable-related party	1,870	1,870
Net cash used in operating activities	(18,988)	(24,207)

Net decrease in cash	(18,988)	(24,207)

Cash, beginning of period	$48,223	77,952
Cash, end of period	$29,235	$53,745

Supplemental disclosure of cash flow information
Cash paid for interest during the period	$-	$-
Cash paid for taxes during the period	$-	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

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aegeria soft tissue llc

notes to the financial statements (UNAUDITED)

Note 1 - Organization and Description of Business

Aegeria Soft Tissue LLC (“Aegeria” or the “Company”), is a clinical-stage regenerative medicine company based in Baltimore, Maryland, USA. Aegeria is incorporated in the state of Delaware and is run virtually with no employees, customers, or offices. The Company has an exclusive worldwide license of a biomatrix technology developed at Johns Hopkins University (“JHU”). The platform biomatrix is designed for soft tissue reconstruction and the lead clinical program focuses on the treatment of soft tissue defects including aesthetics and lumpectomy defects.

The Company’s operations are solely for advancing and commercializing the licensed technology. Proceeds from the issuance of equity and debt to our member investors has been used to pay for manufacturing development and internal direct costs such as legal, insurance, accounting, tax, and subcontractors. Clinical development has been primarily funded by a 2015 grant by the Armed Services Institute for Regenerative Medicine and a 2020 grant from the U.S. Army Medical Research Acquisition Activity through JHU.

Going Concern

The Company does not have any current revenues and has an accumulated deficit as of September 30, 2024 of $794,247. As of September 30, 2024, the Company had $29,235 in its operating bank accounts and a working capital deficit of $179,350. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity. We cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

As described in Note 7, the Company is party to a potential business combination that, if completed, would provide the Company with funding. After the business combination, the financing of the Aegeria programs will be dependent on the parent company’s ability to raise additional financing through debt or equity transactions. If the business combination transaction is not completed, the Company will need to seek additional funding and if not successful will need to reevaluate its operating plan and may be required to delay or discontinue its operational initiatives.

As a result of the above and in connection with the Company’s assessment of going concern considerations, management has determined that it lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of these financial statements and therefore raises substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“generally accepted accounting principles” or “GAAP”) for interim financial information and the instructions to Form 10-Q and Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the interim unaudited condensed financial statements include all adjustments, including normal recurring adjustments, necessary for a fair presentation of the financial condition, results of operations and cash flows for such periods. Results of operations for any interim period are not necessarily indicative of results for any other interim period or for the full year. These unaudited condensed financial statements should be read in conjunction with the Company's 2023 audited financial statements and notes included elsewhere in this proxy statement/prospectus.

F-72

aegeria soft tissue llc

notes to the financial statements (UNAUDITED)

Note 2 – Summary of Significant Accounting Policies

Significant Accounting Policies

There have been no changes to the Company’s significant accounting policies described in the Company’s 2023 audited financial statements that have had a material impact on the Company’s unaudited condensed financial statements and related notes.

Note 3 - Note Payable – Member Loans

During 2020, the Company issued promissory notes to six individual investor members, raising proceeds of $125,000 with a stated interest rate of 2%. The loans became due on March 31, 2023 and have not been repaid. The note holders have made no demand for repayment. As of September 30, 2024 and December 31, 2023, principal and interest on the loans totaled $134,989 and $133,119, respectively.

Note 4 - Related Party Transactions

The Company has an exclusive worldwide license of a biomatrix technology developed at JHU, as amended. The Company is obligated to reimburse JHU for patent maintenance costs incurred for the licensed intellectual property. In addition, the Company is obligated to pay certain milestone fees upon commercial approval of any product developed from the licensed technology as well as payments upon reaching agreed upon sales milestones. The license agreement also includes a royalty on net sales of licensed products and services as well as minimum annual royalty payments of $100,000 if the royalty payments fail to meet this amount. The minimum annual royalty commences in 2029 and continues until the termination of the license.

Summary of development milestones:

Milestone	Amount
Commercial approval by US FDA or foreign equivalent	$100,000
First commercial sale	100,000
Aggregate net sales of $3.0 million	100,000
Aggregate net sales of $10.0 million	100,000
Aggregate net sales of $25.0 million	100,000

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aegeria soft tissue llc

notes to the financial statements (UNAUDITED)

The following tables summarizes the Company’s related party balances with JHU as of September 30, 2024 and December 31, 2023:

		September 30,	December 31,
Nature of Transaction	Balance Sheet Classification	2024	2023
Patent maintenance reimbursement obligation	Accounts payable-related party	$61,801	$51,891
Patent maintenance reimbursement obligation	Accrued liabilities-related party	$750	$6,147

Note 5 – Loss per Common Unit

The following table presents the computation of basic and diluted net loss per unit attributable to common unitholder’s:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Numerator:
Net loss	$(9,161)	$(5,988)	$(25,630)	$(31,136)

Denominator:
Weighted average units outstanding - basic and diluted	8,924,201	8,924,201	8,924,201	8,924,201

Basic and diluted net loss per common unit	$(0.00)	$(0.00)	$(0.00)	$(0.00)

For the three and nine months ended September 30, 2024 and 2023, a total of 1,199,013 convertible preferred units were excluded from the calculation of diluted net loss per common unit as their effect on diluted net loss would have been anti-dilutive.

Note 6 - Commitments and Contingencies

Johns Hopkins University License Agreement

As discussed in Note 4, the Company has an exclusive worldwide license of a biomatrix technology developed at JHU, as amended. The Company is obligated to reimburse JHU for patent maintenance costs incurred for the licensed intellectual property. In addition, the Company is obligated to pay certain milestone fees upon commercial approval of any product developed from the licensed technology as well as payments upon reaching agreed upon sales milestones. The license agreement also includes minimum annual royalty payments commencing in 2029.

Note 7 – Contribution and Exchange Agreement

On August 7, 2022, the Company and each of its shareholders entered into a Contribution and Exchange Agreement (the “C&E Agreement”) with Longevity Biomedical, Inc. (“Longevity”). In connection with the signing of the C&E Agreement, Longevity entered into similar agreements with Cerevast Medical, Inc., and Novokera, LLC (collectively, along with Aegeria, the “Target Companies”). Upon the consummation of the transactions contemplated by the C&E Agreement and the agreements with the other Target Companies (collectively the “Acquisition Transactions”), the Target Companies will be acquired by Longevity.

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notes to the financial statements (UNAUDITED)

The consummation of the Acquisition Transactions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering into and subsequent closing of an approved business combination agreement with a blank-check special purpose acquisition company.

The parties to the C&E Agreement have made customary representations and warranties and have also agreed to certain customary covenants with respect to, among others, the conduct of the business of Cerevast and Longevity prior to the closing of the Acquisitions Transactions.

First Amendment to the C&E Agreement

On January 25, 2023, the Company and each of its shareholders entered into an amendment to the C&E Agreements with Longevity pursuant to which certain provisions of the C&E Agreements were amended to, among other things: modify the aggregate valuation assigned to Longevity reflecting the Acquisition Transactions, modify the allocation of the transaction consideration among the Target Companies, modify the minimum cash balance at closing of the Business Combination, and modify certain representations, warranties, covenants, closing conditions, termination provisions, and other provisions of the C&E Agreements.

Second Amendment to the C&E Agreement

On June 26, 2023 the C&E Agreements were further amended to revise the definition of an Approved deSPAC Transaction to have a lock-up of 180 days for directors, officers and 5% or greater stockholders of the post-transaction company.

Third Amendment to the C&E Agreement

On August 29, 2023, the C&E Agreements were further amended to revise the definition of an Approved deSPAC Transaction to remove the minimum cash balance condition of $30 million.

Termination of C&E Agreement with Novakera, LLC

On August 8, 2024, Longevity terminated the C&E Agreement with Novokera LLC pursuant to Section 10.1(b) of the C&E Agreement due to multiple conditions not being satisfied or waived to close a business combination by October 25, 2023. Aegeria and Cerevast Medical, Inc. remained parties to the C&E Agreements and remained Target Companies.

Fourth Amendment to the C&E Agreement

On August 8, 2024, Longevity entered into amendments to the C&E Agreements with the remaining Target Companies and each of the Target Companies respective shareholders and unitholders pursuant to which certain provisions of the C&E Agreements were amended to, among other things: modify the aggregate valuation assigned to Longevity reflecting a business combination and modify the allocation of the transaction consideration among the Target Companies and FutureTech II Acquisition Corp. (“FutureTech II”), see Note 8.

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notes to the financial statements (UNAUDITED)

Note 8 – Merger Agreements

Denali Capital Acquisition Corp. Merger Agreement

On January 25, 2023, pursuant to the objectives of the Acquisition Transactions contemplated by the C&E Agreement and the agreements with the other Target Companies, Longevity entered into an Agreement and Plan of Merger (the “Denali Merger Agreement”) with Denali Capital Acquisition Corp. (“Denali”), a blank-check special purpose acquisition company, Denali SPAC Holdco, Inc. (“New Pubco”), Denali SPAC Merger Sub, Inc., Longevity Merger Sub, Inc., and Bradford A. Zakes (Longevity CEO), in the capacity as seller representative.

On June 27, 2024, Denali and Longevity mutually agreed to terminate the Denali Merger Agreement.

FutureTech II Acquisition Corp. Merger Agreement

On September 16, 2024, pursuant to the objectives of the Acquisition Transactions contemplated by the C&E Agreement and the agreements with the Target Companies, Longevity entered into an Agreement and Plan of Merger (the “ FutureTech II Merger Agreement”) with FutureTech II, a blank-check special purpose acquisition company. Pursuant to the FutureTech II Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination” and together with the other transactions contemplated by the FutureTech II Merger Agreement, the “Transactions”), pursuant to which, among other things, (i) Longevity will consummate the Acquisition Transactions upon the terms and subject to conditions set forth therein and pursuant to the C&E Agreements, and (ii) immediately following the consummation of the Acquisition Transactions, Longevity will merge with and into Merger Sub (the “Merger”) with Longevity as the surviving company of the Merger. Following the Merger, Longevity will be a wholly-owned subsidiary of the FutureTech II. At the closing of the Transactions (“Closing”), FutureTech II will change its name to Longevity Biomedical, Inc., and its common stock is expected to list on Nasdaq under the ticker symbol “LBIO.”

The aggregate consideration (the “Merger Consideration”) to be paid to the holders of Longevity common stock, par value $0.0001 per share (the “Longevity Common Stock”), at the Closing will consist of a number of shares of FutureTech II common stock, par value $0.0001) equal to (a) (i) $100,000,000 minus (ii) the value of each outstanding option (whether vested or unvested) to purchase Longevity Common Stock that is converted into a new FutureTech II options in accordance with the Merger Agreement, divided by (b) $10.00.

The consummation of the FutureTech II Merger Transactions are subject to the satisfaction or waiver of certain customary closing conditions contained in the FutureTech II Merger Agreement, including, among other things, requisite approval by FutureTech II’s shareholders.

Note 9 - Subsequent Events

The Company has evaluated subsequent events through February 14, 2025, in connection with the preparation of these financial statements, which is the date the financial statements were available to be issued.

F-76

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and Board of Directors of

Aegeria Soft Tissue LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Aegeria Soft Tissue LLC (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in members’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

/s/ Marcum llp

We have served as the Company’s auditor since 2022.

New York, NY

April 9, 2024

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balance sheetS

	December 31,
	2023	2022
Assets
Current Assets
Cash	$48,223	$77,952
Prepaid expenses	12,819	7,678

Total current assets	61,042	85,630

Total assets	$61,042	$85,630

Liabilities and Members’ Deficit
Current Liabilities
Accounts payable	$23,605	$21,680
Accounts payable-related party	51,891	43,408
Accrued liabilities	-	424
Accrued liabilities-related party	6,147	-
Accrued interest payable-related party	8,119	5,619
Member notes payable	125,000	125,000

Total Current Liabilities	214,762	196,131

Total liabilities	214,762	196,131

Commitments and contingencies (Note 7)

Members’ deficit
Common units, no par value, 20,000,000 authorized, 8,924,201 issued and outstanding at December 31, 2023 and 2022	144,897	144,897
Convertible preferred units, no par value, 1,350,000 authorized, 1,199,013 issued and outstanding at December 31, 2023 and 2022, respectively	470,000	470,000
Accumulated deficit	(768,617)	(725,398)
Total members’ deficit	(153,720)	(110,501)

Total liabilities and members’ deficit	$61,042	$85,630

The accompanying notes are an integral part of these financial statements.

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Aegeria soft tissue llc

statementS of OPERATIONS

	Year Ended December 31,
	2023	2022
Operating Expenses:
Research and development (Note 4)	$30,287	$(114,012)
General and administrative	10,432	11,000

Total operating expenses (recovery)	40,719	(103,012)

Operating (loss) recovery	(40,719)	103,012

Other expense:
Interest expense-related party	2,500	2,500

Total other expense	2,500	2,500

Net (loss) income	$(43,219)	$100,512

Net (loss) income per unit:
Basic	$(0.00)	$0.01
Diluted	(0.00)	$0.01

Number of units used in per unit calculations:
Basic	8,924,201	8,924,201
Diluted	8,924,201	10,120,693

The accompanying notes are an integral part of these financial statements.

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Aegeria soft tissue llc

statements of CHANGES IN MEMBERS’ DEFICIT

	Common Units	Amount	Preferred Units	Amount	Accumulated Deficit	Total Members’ Deficit
Balance at January 1, 2022	8,924,201	$144,897	1,179,013	$420,000	$(825,910)	$(261,013)

Issuance 20,000 Series A Preferred units
at $2.50 per unit	-	-	20,000	50,000	-	50,000
Net income for the year ended December 31, 2022	-	-	-	-	100,512	100,512

Balance at December 31, 2022	8,924,201	144,897	1,199,013	470,000	(725,398)	(110,501)

Net loss for the year ended December 31, 2023	-	-	-	-	(43,219)	(43,219)

Balance at December 31, 2023	8,924,201	$144,897	1,199,013	$470,000	$(768,617)	$(153,720)

The accompanying notes are an integral part of these financial statements.

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StatementS of cash flows

	Year Ended December 31,
	2023	2022
Operating activities:
Net (loss) income	$(43,219)	$100,512
Net changes in operating assets and liabilities:
Prepaid expenses	(5,141)	4,818
Accounts payable	1,925	(1,925)
Accounts payable-related party	8,483	(6,049)
Accrued liabilities	(424)	424
Accrued liabilities-related party	6,147	(136,027)
Accrued interest payable-related party	2,500	2,500
Net cash used in operating activities	(29,729)	(35,747)

Financing activities:
Proceeds from issuance of preferred units	-	50,000
Cash provided by financing activities	-	50,000

Net (decrease) increase in cash	(29,729)	14,253

Cash, beginning of year	$77,952	63,699
Cash, end of year	$48,223	$77,952

Supplemental disclosure of cash flow information
Cash paid for interest during the year	$-	$-
Cash paid for taxes during the year	$-	$-

 The accompanying notes are an integral part of these financial statements.

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aegeria soft tissue llc

notes to the financial statements

December 31, 2023 and 2022

Note 1 - Organization and Description of Business

Aegeria Soft Tissue LLC (“Aegeria” or the “Company”), is a clinical-stage regenerative medicine company based in Baltimore, Maryland, USA. Aegeria is incorporated in the state of Delaware and is run virtually with no employees, customers, or offices. The Company has an exclusive worldwide license of a biomatrix technology developed at Johns Hopkins University (“JHU”). The platform biomatrix is designed for soft tissue reconstruction and the lead clinical program focuses on the treatment of soft tissue defects including aesthetics and lumpectomy defects.

The Company’s operations are solely for advancing and commercializing the licensed technology. Proceeds from the issuance of equity and debt to our member investors has been used to pay for manufacturing development and internal direct costs such as legal, insurance, accounting, tax, and subcontractors. Clinical development has been primarily funded by a 2015 grant by the Armed Services Institute for Regenerative Medicine and a 2020 grant from the U.S. Army Medical Research Acquisition Activity through JHU.

Going Concern

The Company does not have any current revenues and has an accumulated deficit as of December 31, 2023 of $768,617. As of December 31, 2023, the Company had $48,223 in its operating bank accounts and a working capital deficit of $153,720. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity. We cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

As described in Note 8, the Company is party to a potential business combination that, if completed, would provide the Company with funding. After the business combination, the financing of the Aegeria programs will be dependent on the parent company’s ability to raise additional financing through debt or equity transactions. If the business combination transaction is not completed, the Company will need to seek additional funding and if not successful will need to reevaluate its operating plan and may be required to delay or discontinue its operational initiatives.

As a result of the above and in connection with the Company’s assessment of going concern considerations, management has determined that it lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of these financial statements and therefore raises substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

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notes to the financial statements

December 31, 2023 and 2022

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Note 2 – Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers cash and temporary investments with original maturities of three months or less, to be cash and cash equivalents. The Company evaluates the creditworthiness of these financial institutions in determining the risk associated with these balances. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to cash and cash equivalents. As of December 31, 2023 and 2022, the Company did not have any cash equivalents.

Concentration of Credit Risk

Financial instruments which subject the Company to a concentration of credit risk principally consist of cash and cash equivalents. The Company maintains its day-to-day operating cash balances with a major financial institution.

Fair Value Measurement

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on the assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

●	Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.
●	Level 2: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly.
●	Level 3: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available.

The Company’s financial instruments include cash, accounts payable and notes payable. On December 31, 2023, the carrying amounts of cash, accounts payable and notes payable approximate fair values due to the short-term nature of these instruments.

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notes to the financial statements

December 31, 2023 and 2022

Research and Development

Research and development costs are expensed as incurred. Research and development costs include patent maintenance costs, clinical trial insurance, and consulting services. Research and development costs that are paid in advance of performance are capitalized as a prepaid expense and amortized over the service period as the services are provided.

Segment Reporting

Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operation decision maker in deciding how to allocate resources in assessing performance. The Company has determined that it has one operating segment.

Income Taxes

The Company was formed as a Delaware limited liability company. Taxable income or losses are reported on the tax return of the individual Company’s members. Therefore, no provision has been made for income taxes in the accompanying financial statements.

Note 3 - Note Payable – Member Loans

During 2020, the Company issued promissory notes to six individual investor members, raising proceeds of $125,000 with a stated interest rate of 2%. The loans became due on March 31, 2023 and have not been repaid. The note holders have made no demand for repayment. As of December 31, 2023 and 2022, principal and interest on the loans totaled $133,119 and $130,619, respectively.

Note 4 - Related Party Transactions

Aegeria was formed in 2010 to pursue technology developed by JHU. In April 2011, Aegeria entered into an exclusive license agreement with JHU for rights to certain biomatrix technology (the “JHU License”). The license agreement also included anti-dilution provisions and in December 2012, the Company issued an additional 62,059 common units to JHU.

In November 2018, the Company issued an additional 156,676 common units in exchange for the forgiveness of amounts due JHU totaling $470,029 representing unpaid minimum annual royalties and patent maintenance reimbursements costs.

In December 2022, the Company and JHU entered into an amendment to the exclusive license agreement. The amendment modified certain terms of the exclusive license agreement including, among other things, cancellation of the balance due for minimum annual royalties and deferring future minimum annual royalty obligations until 2029. As a result of the cancellation of the balance due for minimum annual royalties, the Company recorded a reversal of $186,027 against research and development expense during the year ended December 31, 2022, of which $136,027 related to prior years.

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aegeria soft tissue llc

notes to the financial statements

December 31, 2023 and 2022

The Company is obligated to reimburse JHU for patent maintenance costs incurred for the licensed intellectual property. In addition, the Company is obligated to pay certain milestone fees upon commercial approval of any product developed from the licensed technology as well as payments upon reaching agreed upon sales milestones. The license agreement also includes a royalty on net sales of licensed products and services as well as minimum annual royalty payments of $100,000 if the royalty payments fail to meet this amount. The minimum annual royalty commences in 2029 and continues until the termination of the license.

Summary of development milestones:

Milestone	Amount
Commercial approval by US FDA or foreign equivalent	$100,000
First commercial sale	100,000
Aggregate net sales of $3.0 million	100,000
Aggregate net sales of $10.0 million	100,000
Aggregate net sales of $25.0 million	100,000

The following tables summarizes the Company’s related party balances with JHU outstanding as of December 31, 2023 and 2022:

Nature of Transaction	Balance Sheet Classification	2023	2022
Patent maintenance reimbursement obligation	Accounts payable-related party	$51,891	$43,408
Patent maintenance reimbursement obligation	Accrued liabilities-related party	$6,147	$-

Note 5 – Members’ Deficit

The Company has two classes of authorized units; common units and Series A Preferred units.

Common Units

The Company has 20,000,000 authorized common units, no par value. As of December 31, 2023 and 2022 there were 8,924,201 common units issued and outstanding.

Series A Preferred Units

The Company has 1,350,000 authorized Series A Preferred units, no par value. In February 2022, the Company issued 20,000 Series A Preferred units at a per unit price of $2.50. As of December 31, 2023 and 2022, there were 1,199,013 Series A Preferred units issued and outstanding.

Dividends

Dividends on Series A Preferred units are senior to all other classes of preferred units and common units. No dividends may be paid to the common units or other classes of preferred units unless all accrued and unpaid dividends on Series A Preferred units. From inception to December 31, 2023, no dividends have been declared or paid by the Company.

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notes to the financial statements

December 31, 2023 and 2022

Voting rights

Each holder of a preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date.

Redemption

The Series A Preferred units are non-redeemable.

Conversion rights

The holders of the Series A Preferred units may convert their units into common units on a 1:1 basis at any time. The Series A Preferred units will automatically be converted into common units (i) if the holders of at least a majority of the outstanding Series A Preferred units consent to such conversion or (ii) upon the closing of a firmly underwritten public offering of shares of common units of the Company at a price per share not less than two times the original purchase price of the Series A Preferred Units.

Liquidation preference

The Series A Preferred units contain the following liquidation preferences:

●	First, prior to any distribution to other classes of unitholders, the Series A Preferred unitholders are entitled to receive their original purchase price.
●	Second, on an if converted basis, equally with common unitholders up to a total 1.5 times the original purchase price of the Series A Preferred Units.

A merger, acquisition or sale of substantially all of the assets Company including a units for units or stock exchange shall be deemed to be a liquidation or winding up for purposes of the liquidation preference, unless waived by the holders of a majority of the Series A Preferred units.

Anti-dilution rights

The conversion price of the Series A Preferred units shall be subject to adjustment, on a broad-based weighted average basis to prevent dilution if the Company issues additional equity securities at a purchase price per share less than the then current applicable conversion price. There will be no adjustment to the conversion price for issuance of (i) common units upon conversion of Series A Preferred units, (iii) units issued to employees, consultants, or directors in accordance with plans approved by the board of directors, and (iii) common units issued to JHU pursuant to the license agreement between JHU and the Company.

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aegeria soft tissue llc

notes to the financial statements

December 31, 2023 and 2022

Note 6 – Income (Loss) per Common Unit

The following table presents the computation of basic and diluted net income (loss) per unit attributable to common unitholder’s:

	Year Ended December 31,
	2023	2022
Numerator:
Net (loss) income	$(43,219)	$100,512

Denominator:
Weighted average common units outstanding - basic	8,924,201	8,924,201

Dilutive effect of preferred units	-	1,196,492

Weighted average common units outstanding - diluted	8,924,201	10,120,693

Net (loss) income per common unit
Basic	$(0.00)	$0.01
Diluted	(0.00)	0.01

As of December 31, 2023, a total of 1,199,013 convertible preferred units were excluded from the calculation of diluted net loss per common unit as their effect on diluted net loss would have been anti-dilutive.

Note 7 - Commitments and Contingencies

Johns Hopkins University License Agreement

As discussed in Note 4, the Company has an exclusive worldwide license of a biomatrix technology developed at JHU, as amended. The Company is obligated to reimburse JHU for patent maintenance costs incurred for the licensed intellectual property. In addition, the Company is obligated to pay certain milestone fees upon commercial approval of any product developed from the licensed technology as well as payments upon reaching agreed upon sales milestones. The license agreement also includes minimum annual royalty payments commencing in 2029.

Note 8 – Contribution and Exchange Agreement and Merger Agreement

On August 7, 2022, the Company and each of its unitholders entered into a Contribution and Exchange Agreement (the “C&E Agreement”) with Longevity Biomedical, Inc. (“Longevity”). In connection with the signing of the C&E Agreement, Longevity entered into similar agreements with certain other development stage medical technology and life science companies (collectively, along with Aegeria, the “Target Companies”). Upon the consummation of the transactions contemplated by the C&E Agreement and the agreements with the other Target Companies (collectively the “Acquisition Transactions”), the Target Companies will be acquired by Longevity.

The consummation of the Acquisition Transactions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering into and subsequent closing of an approved business combination agreement with a blank-check special purpose acquisition company.

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aegeria soft tissue llc

notes to the financial statements

December 31, 2023 and 2022

The parties to the C&E Agreement have made customary representations and warranties and have also agreed to certain customary covenants with respect to, among others, the conduct of the business of Aegeria and Longevity prior to the closing of the Acquisitions Transactions.

Merger Agreement

On January 25, 2023, pursuant to the objectives of the Acquisition Transactions contemplated by the C&E Agreement and the agreements with the other Target Companies, Longevity entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Denali Capital Acquisition Corp. (“Denali”), a blank-check special purpose acquisition company, Denali SPAC Holdco, Inc. (“New Pubco”), Denali SPAC Merger Sub, Inc., Longevity Merger Sub, Inc., and Bradford A. Zakes (Longevity CEO), in the capacity as seller representative.

The Acquisition Transactions described in Note 8 will close immediately prior to the transactions contemplated by the Merger Agreement (the “Business Combination”). Pursuant to the Merger Agreement, immediately following the Acquisition Transactions, (i) Denali Merger Sub will merge with and into Denali (the “Denali Merger”), with Denali as the surviving entity of the Denali Merger, and (ii) Longevity Merger Sub will merge with and into Longevity (the “Longevity Merger” and together with the Denali Merger, the “Mergers”), with Longevity as the surviving company of the Longevity Merger. Following the Mergers, each of Longevity and Denali will be a subsidiary of New PubCo, and New PubCo will become a publicly traded company. New PubCo is expected to change its name to Longevity Biomedical, Inc.

As part of the Business Combination, the Merger Agreement provides that the following transactions will occur:

●	Each share of Longevity common stock (including shares issued in connection with the Acquisition Transactions and the conversion of certain Longevity indebtedness) issued and outstanding will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.
●	Each Target Company stock option that is unexercised and outstanding at the effective time of the Business Combination shall be converted into a New Pubco stock option in accordance with the terms of the Merger Agreement.
●	Each Target Company warrant, to the extent not previously exercised in accordance with its terms, will be assumed by New Pubco.
●	Each Denali common share issued and outstanding and not otherwise redeemed will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.
●	Each Denali warrant will be assumed by New Pubco.

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aegeria soft tissue llc

notes to the financial statements

December 31, 2023 and 2022

The consummation of the Merger Transactions are subject to the satisfaction or waiver of certain customary closing conditions contained in the Merger Agreement, including, among other things, (i) requisite approval by Denali’s shareholders, (ii) New Pubco having at least $5,000,001 of net tangible assets remaining following the closing of the Business Combination, and (iii) aggregate unrestricted cash proceeds of $30,000,000 to fund the balance sheet of New PubCo, after giving effect to the payment of Denali’s and Longevity’s transaction expenses and the closing of the Acquisition Transactions.

On August 29, 2023, the Company signed a waiver to the minimum aggregate unrestricted cash proceeds of $30,000,000 to fund the balance sheet.

The parties to the Merger Agreement have made customary representations and warranties, and have agreed to certain customary covenants including, among others, with respect to the conduct of business prior to the closing of the Merger Transactions.

The Merger Agreement may be terminated under certain circumstances including:

●	By mutual written consent of Longevity and Denali.
●	By either Longevity or Denali if any of the conditions to the closing have not been satisfied or waived by the nine-month anniversary of the date of the Merger Agreement, subject to certain extension options available to Denali.
●	By either Longevity or Denali if any governmental authority of competent jurisdiction has issued an order that has become final and non-appealable and has the effect of making consummation of the Merger Transactions illegal or otherwise preventing or prohibiting consummation of the Merger Transactions.
●	By the non-breaching party if there is a material breach by one or more of the other parties of any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, or if any such representation or warranty shall have become untrue or inaccurate and the breach or inaccuracy is incapable of being cured or is not cured within the timeframes specified in the Merger Agreement.
●	By Denali if there has been a Material Adverse Effect (as defined in the Merger Agreement) on Longevity and the Target Companies, taken as a whole, following the date of the Merger Agreement which is uncured within the time frame specified in the Merger Agreement.
●	By either Longevity or Denali if any of the required proposals fail to receive the requisite vote for approval by Denali’s shareholders.

First Amendment to the C&E Agreement

On January 25, 2023, the Company and each of its unitholders entered into an amendment to the C&E Agreement with Longevity pursuant to which certain provisions of the C&E Agreement were amended to, among other things: modify the aggregate valuation assigned to Longevity reflecting the Acquisition Transactions to match that agreed to in the Merger Agreement, modify the allocation of the transaction consideration among the Target Companies to match that agreed to in the Merger Agreement, modify the minimum cash balance at closing of the Business Combination to match that agreed to in the Merger Agreement, and, conform certain representations, warranties, covenants, closing conditions, termination provisions, and other provisions of the C&E Agreement to the Merger Agreement.

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notes to the financial statements

December 31, 2023 and 2022

Second Amendment to the C&E Agreement

On June 26, 2023 the C&E Agreement was further amended to revise the definition of an Approved deSPAC Transaction to have a lock-up of 180 days for directors, officers and 5% or greater stockholders of the post-transaction company.

Third Amendment to the C&E Agreement

On August 29, 2023, the C&E Agreements were further amended to revise the definition of an Approved deSPAC Transaction to remove the minimum cash balance condition of $30 million.

Note 9 - Subsequent Events

The Company has evaluated subsequent events through April 9, 2024, in connection with the preparation of these financial statements, which is the date the financial statements were available to be issued.

F-90

CEREVAST MEDICAL, INC.

CONDENSED BALANCE SHEETS

	September 30,
	2024	December 31,
	(unaudited)	2023

Assets
Current assets
Cash	$7,474	$76,957
Other receivables - related party	277,500	-
Prepaid expenses	1,601	28,136
Total current assets	286,575	105,093

Property and equipment, net	1,999	4,607
Right of use asset, net	180,098	267,536
Other assets	18,937	18,937
Total assets	$487,609	$396,173

Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable	$2,358	$1,730
Accrued and other current liabilities	155,992	68,364
Accrued interest payable - related party	12,617	8,877
Accrued interest payable	472,164	397,370
Notes payable - related party	100,000	100,000
Notes payable	1,000,000	1,000,000
Operating lease obligation - current	143,396	112,655

Total current liabilities	1,886,527	1,688,996

Operating lease obligation - net of current portion	52,956	163,376
Total liabilities	1,939,483	1,852,372

Commitments and contingencies (Note 7)

Shareholders’ deficit
Common stock, $0.0001 par value, 10,000,000 shares authorized,1,976,201 shares issued and outstanding at September 30, 2024 and December 31, 2023	198	198
Additional paid-in capital	21,511,952	21,511,952
Accumulated deficit	(22,964,024)	(22,968,349)
Total shareholders’ deficit	(1,451,874)	(1,456,199)
Total liabilities and shareholders’ deficit	$487,609	$396,173

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-91

CEREVAST MEDICAL, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Operating expenses:
Research and development	$168,689	$176,744	$516,816	$557,453
General and administrative	150,582	163,417	580,325	526,186
Total operating expenses	319,271	340,161	1,097,141	1,083,639
Operating loss	(319,271)	(340,161)	(1,097,141)	(1,083,639)

Other (income)/expense:
Management fee - related party	(360,000)	(360,000)	(1,180,000)	(1,080,000)
Interest expense - related party	1,261	1,261	3,740	3,740
Interest expense	25,205	25,204	74,794	74,794
Total other income, net	(333,534)	(333,535)	(1,101,466)	(1,001,466)
Net income (loss)	$14,263	$(6,626)	$4,325	$(82,173)

Income (loss) per common share:
Basic	$0.01	$(0.00)	$0.00	$(0.04)
Diluted	$0.01	$(0.00)	$0.00	$(0.04)

Shares used in computing income (loss) per share:
Basic	1,976,201	1,976,201	1,976,201	1,976,201
Diluted	2,458,729	1,976,201	2,458,729	1,976,201

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-92

CEREVAST MEDICAL, INC.

CONDENSED STATEMENT OF SHAREHOLDERS’ DEFICIT

(unaudited)

	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit

Balance at January 1, 2024	1,976,201	$198	$21,511,952	$(22,968,349)#	$(1,456,199)
Net loss for the three months ended March 31, 2024	-	-	-	(17,096)	(17,096)
Balance at March 31, 2024	1,976,201	$198	$21,511,952	$(22,985,445)	$(1,473,295)
Net income for the three months ended June 30, 2024	-	-	-	7,158	7,158
Balance at June 30, 2024	1,976,201	$198	$21,511,952	$(22,978,287)	$(1,466,137)
Net income for the three months ended September 30, 2024	-	-	-	14,263	14,263
Balance at September 30, 2024	1,976,201	$198	$21,511,952	$(22,964,024)	$(1,451,874)

	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit

Balance at January 1, 2023	1,976,201	$198	$21,477,904	$(22,892,817)#	$(1,414,715)
Stock-based compensation	-	-	34,048	-	34,048
Net loss for the three months ended March 31, 2023	-	-	-	(67,016)	(67,016)
Balance at March 31, 2023	1,976,201	$198	$21,511,952	$(22,959,833)	$(1,447,683)
Net loss for the three months ended June 30, 2023	-	-	-	(8,531)	(8,531)
Balance at June 30, 2023	1,976,201	$198	$21,511,952	$(22,968,364)	$(1,456,214)
Net loss for the three months ended September 30, 2023	-	-	-	(6,626)	(6,626)
Balance at September 30, 2023	1,976,201	$198	$21,511,952	$(22,974,990)	$(1,462,840)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-93

CEREVAST MEDICAL, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended September 30,
	2024	2023
Operating activities:
Net income (loss)	$4,325	$(82,173)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation expense	2,608	3,637
Non-cash lease expense	87,438	90,166
Stock-based compensation expense	-	34,048
Net changes in operating assets and liabilities:
Other receivables - related party	(277,500)	-
Prepaid expenses and other current assets	26,535	(2,254)
Accounts payable	628	(5,775)
Accrued liabilities and other current liabilities	87,628	2,198
Accrued interest payable - related party	3,740	2,109
Accrued interest payable	74,794	74,794
Operating lease obligation	(79,679)	(97,183)
Net cash (used in) provided by operating activities	(69,483)	19,567

Investing Activities:
Purchase of equipment	-	(2,982)
Net cash used in investing activities	-	(2,982)

Net (decrease) increase in cash	(69,483)	16,585

Cash, beginning of period	76,957	20,644
Cash, end of period	$7,474	$37,229

Supplemental disclosure of cash flow information
Cash paid for interest during the period	$-	$1,630
Cash paid for taxes during the period	$-	$-

F-94

CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

Note 1 – Organization and Description of the Business

Description of the Business

Cerevast Medical, Inc. (“Cerevast” or the “Company”), a Delaware corporation, is a clinical-stage medical device company based in Bothell, Washington, USA. The Company is committed to developing novel, first-in-class therapeutic solutions to restore health and improve the quality of life for patients that suffer from major diseases by leveraging their core expertise in the fields of ultrasound and microsphere technologies. The Company’s lead clinical stage programs are for the treatment of ischemic stroke and retinal vein occlusion, two devastating diseases with limited treatment options that affect millions of patients worldwide each year.

Going Concern

The Company does not have any current revenues. For the nine months ended September 30, 2024, the Company realized operating loss of $1,097,141 and has an accumulated deficit as of September 30, 2024 of $22,964,024. As of September 30, 2024, the Company had $7,474 in its operating bank accounts and a working capital deficit of $1,599,952. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity. The Company cannot provide any assurance that new financing will be available on commercially acceptable terms, if at all.

As described in Note 8, the Company is party to a potential business combination that, if completed, would provide the Company with funding. After the business combination, the financing of the Cerevast programs will be dependent on the parent company’s ability to raise additional financing through debt or equity transactions. If the business combination transaction is not completed, the Company will need to seek additional funding and if not successful will need to reevaluate its operating plan and may be required to delay or discontinue its operational initiatives and activities.

As a result of the above and in connection with the Company’s assessment of going concern considerations, management has determined that it lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of these financial statements and therefore raises substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Basis of presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“generally accepted accounting principles” or “GAAP”) for interim financial information and the instructions to Form 10-Q and Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the interim unaudited condensed financial statements include all adjustments, including normal recurring adjustments, necessary for a fair presentation of the financial condition, results of operations and cash flows for such periods. Results of operations for any interim period are not necessarily indicative of results for any other interim period or for the full year. These unaudited condensed financial statements should be read in conjunction with the Company’s 2023 audited financial statements and notes included elsewhere in this proxy statement/prospectus.

F-95

CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

Note 2 – Summary of Significant Accounting Policies

Significant Accounting Policies

There have been no changes to the Company’s significant accounting policies described in the Company’s 2023 audited financial statements that have had a material impact on the Company’s Unaudited Condensed Financial Statements and related notes.

Note 3 – Notes Payable

Individual Investor #1 Secured Convertible Promissory Note

The Company issued a secured convertible promissory note in the amount of $1,000,000 to an individual investor. The note is secured by the Company’s intellectual property and other assets and had a maturity date of June 30, 2021. Interest initially accrued at 8% through October 29, 2020 and has increased to 10% annually thereafter. The note is convertible into shares of the Company’s common stock at a conversion rate of $22.87 per share at the election of the note holder. The secured convertible note matured on June 30, 2021 without repayment. The note holder has made no demand for repayment. The note principal plus accrued interest is $1,472,164 and $1,397,370 as of September 30, 2024 and December 31, 2023, respectively.

FutureTech Partners LLC (Related Party – see Note 4)

The Company has a note payable with FutureTech Partners, LLC, a related party. The note has a stated interest rate of 5%. The note matured on October 11, 2022 without repayment. No demand for repayment has been made. The note principal plus accrued interest is $112,617 and $108,877 as of September 30, 2024 and December 31, 2023, respectively.

Note 4 – Related Party Transactions

Cerevast has several related parties, primarily as a result of its relationship with Haiyin Capital, a Beijing China based venture capital firm. Haiyin Capital, through investment funds under management, owns approximately 72% of Cerevast’s issued and outstanding shares of stock as of September 30, 2024 and December 31, 2023. Representatives of Haiyin Capital hold 2 of Cerevast’s 3 board of directors positions.

Haiyin Capital, through FutureTech Partners LLC, has loaned us money through various promissory notes as further described in Note 3.

F-96

CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

The Chief Executive Officer (“CEO”) of Cerevast is also the sole board member and CEO of a company called Longevity Biomedical, Inc. (“Longevity”). Longevity was formed in October 2021 to pursue possible acquisitions of target companies in the medical technology and life sciences industries. Cerevast is one of the acquisition targets. Cerevast and Longevity are parties to a management services agreement, pursuant to which Cerevast provides management, business, operational, financial, strategic and advisory services for a fee of $120,000 per month. The agreement may be cancelled by either party upon 30 days’ notice by the other party. In February 2024, the board of directors of Cerevast approved a $100,000 one-time bonus to its CEO. Cerevast and Longevity entered into an addendum to the management services agreement pursuant to which Longevity agreed to provide $100,000 of additional funding under the agreement in order for Cerevast to pay the bonus. The Company has a receivable from Longevity under the management services agreement totaling $277,500 as of September 30, 2024. There was no receivable balance as of December 31, 2023. Other income of $1,180,000 and $1,080,000 was recognized under the management services agreement during the nine-month periods ended September 30, 2024 and 2023, respectively.

The following tables summarizes Cerevast’s related party balances outstanding as of September 30, 2024 and December 31, 2023:

			September 30,	December 31,
Related Party	Nature of Transaction	Balance Sheet Classification	2024	2023
Longevity Biomedical, Inc.	Management services	Other receivables - related party	$277,500	$-
FutureTech Partners LLC	Promissory note	Notes payable - related party	$100,000	$100,000
FutureTech Partners LLC	Accrued interest	Accrued interest payable - related party	$12,617	$8,877

The following table summarizes Cerevast’s related party equity ownership as of September 30, 2024 and December 31, 2023:

	September 30, 2024		December 31, 2023
Related Party	Shares of Common Stock Owned	% of Issued and Outstanding	Shares of Common Stock Owned	% of Issued and Outstanding
Haiyin Capital Investment Limited	423,032	21.4%	423,032	21.4%
Haiyin Equity Investment Fund LP	610,264	30.9%	610,264	30.9%
Haiyin Equity Investment Fund II LP	130,139	6.5%	130,139	6.5%
Haiyin Tech LP	256,137	13.0%	256,137	13.0%

Total	1,419,572	71.8%	1,419,572	71.8%

Note 5 – Shareholders’ Deficit

2015 Equity Incentive Plan

Under the Company’s 2015 Equity Incentive Plan (“2015 Plan”), the Company may grant options to purchase its common stock, stock appreciation rights, restricted stock, or restricted stock units to the Company’s employees, directors, and consultants. To date only options to purchase the Company’s common stock have been issued. A total of 600,000 shares have been reserved for issuance under the 2015 Plan of which 71,648 are available for future grant as of September 30, 2024 and December 31, 2023, respectively.

F-97

CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

The exercise price of stock options granted under the 2015 Plan is equal to the fair market value of the Company’s common stock on the date of grant as determined by the board of directors. The stock options vest in accordance with the terms as determined by the Company’s board of directors which is generally four years but may vary for individual stock option grants and may include performance-based vesting criteria. The expiry date for each stock option grant is set by the Company’s board of directors with a maximum expiry date of ten years from the date of grant.

Stock Compensation

The Company recognizes expense related to the fair value of its stock options using the provisions of ASC 718. The Company uses the Black-Scholes option pricing model as the most appropriate fair value method for its stock options and recognizes compensation expense for stock options on a straight-line basis over the requisite service period. For performance-based stock option grants, the Company recognizes expense over the expected performance period if it is determined that achievement of the performance criteria is probable. No expense is recognized unless and until the achievement of such performance criteria is determined to be probable.

There were no stock options granted under the 2015 Plan during the nine months ended September 30, 2024 or 2023.

Stock-based compensation expense is recorded as either research and development or general and administrative expense as presented in the statement of operations based on the employee or consultant classification. Stock-based compensation expense was recognized in the Company’s statement of operations for the periods presented as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Expense Category	2024	2023	2024	2023
Research & Development Expense	$-	$-	$-	$28,437
General & Administrative Expense	-	-	-	5,611

Total	$-	$-	$-	$34,048

Note 6 – Income (Loss) per Common Share

The following table presents the computation of basic and diluted net income (loss) per share attributable to common stockholder’s:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Numerator:
Net income (loss)	$14,263	$(6,626)	$4,325	$(82,173)

Denominator:
Weighted average shares outstanding - basic	1,976,201	1,976,201	1,976,201	1,976,201
Weighted average shares outstanding - diluted	2,458,729	1,976,201	2,458,729	1,976,201

Net income (loss) per common share:
Basic	$0.01	$(0.00)	$0.00	$(0.04)
Diluted	$0.01	$(0.00)	$0.00	$(0.04)

F-98

CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

For the three and nine months ended September 30, 2023 a total of 482,528 of exercisable stock options were excluded from the calculation of diluted net loss per common share as their effect on diluted net loss would have been anti-dilutive.

Note 7 – Commitments and Contingencies

Facility Lease

The Company has a facility lease pursuant to which it leases approximately 6,287 square feet of office and lab space in Bothell, Washington. The lease expires after January 2026 with an option to renew at then prevailing market rates for an additional 3 year period. Monthly rent includes both base rent (fixed rent) plus the Company’s prorated share of common building expenses (variable rent).

The Company’s facility lease is its only lease and is classified as an operating lease. Fixed and variable rent expense was recognized in the Company’s statement of operations for the periods presented as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Expense Category	2024	2023	2024	2023
Research & Development Expense	$44,852	$44,400	$133,336	$129,507
General & Administrative Expense	15,120	14,967	44,948	43,657

Total	$59,972	$59,367	$178,284	$173,164

The break out of rent expense between fixed rent and variable rent for the periods presented is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Fixed Rent	$36,906	$36,906	$110,718	$103,758
Variable Rent	23,066	22,461	67,566	69,406

Total Rent	$59,972	$59,367	$178,284	$173,164

F-99

CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

The aggregate future lease payments for the Company’s operating lease as of September 30, 2024 are as follows:

Future Minimum Lease Payments
October 2024 - December 2024	$38,692
Year ending December 31, 2025	160,935
Year ending December 31, 2026	13,458

Total lease payments	213,085

Less amount representing interest	(16,733)

Total operating lease obligation	$196,352

Balance Sheet Classification:
Operating lease obligation - current	$143,396
Operating lease obligation - net of current portion	52,956

Total operating lease obligation	$196,352

Note 8 – Contribution and Exchange Agreement

On August 7, 2022, the Company and each of its shareholders entered into a Contribution and Exchange Agreement (the “C&E Agreement”) with Longevity, a related party (see Note 4). In connection with the signing of the C&E Agreement, Longevity entered into similar agreements with Aegeria Soft Tissue LLC, and Novokera, LLC (collectively, along with Cerevast, the “Target Companies”). Upon the consummation of the transactions contemplated by the C&E Agreement and the agreements with the other Target Companies (collectively the “Acquisition Transactions”), the Target Companies will be acquired by Longevity.

The consummation of the Acquisition Transactions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering into and subsequent closing of an approved business combination agreement with a blank-check special purpose acquisition company.

The parties to the C&E Agreement have made customary representations and warranties and have also agreed to certain customary covenants with respect to, among others, the conduct of the business of Cerevast and Longevity prior to the closing of the Acquisitions Transactions.

F-100

CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

First Amendment to the C&E Agreement

On January 25, 2023, the Company and each of its shareholders entered into an amendment to the C&E Agreements with Longevity pursuant to which certain provisions of the C&E Agreements were amended to, among other things: modify the aggregate valuation assigned to Longevity reflecting the Acquisition Transactions, modify the allocation of the transaction consideration among the Target Companies, modify the minimum cash balance at closing of the Business Combination, and modify certain representations, warranties, covenants, closing conditions, termination provisions, and other provisions of the C&E Agreements.

Second Amendment to the C&E Agreement

On June 26, 2023 the C&E Agreements were further amended to revise the definition of an Approved deSPAC Transaction to have a lock-up of 180 days for directors, officers and 5% or greater stockholders of the post-transaction company.

Third Amendment to the C&E Agreement

On August 29, 2023, the C&E Agreements were further amended to revise the definition of an Approved deSPAC Transaction to remove the minimum cash balance condition of $30 million.

Termination of C&E Agreement with Novakera, LLC

On August 8, 2024, Longevity terminated the C&E Agreement with Novokera LLC pursuant to Section 10.1(b) of the C&E Agreement due to multiple conditions not being satisfied or waived to close a business combination by October 25, 2023. Cerevast and Aegeria Soft Tissue, LLC remained parties to the C&E Agreements and remained Target Companies.

Fourth Amendment to the C&E Agreement

On August 8, 2024, Longevity entered into amendments to the C&E Agreements with the remaining Target Companies and each of the Target Companies respective shareholders and unitholders pursuant to which certain provisions of the C&E Agreements were amended to, among other things: modify the aggregate valuation assigned to Longevity reflecting a business combination and modify the allocation of the transaction consideration among the Target Companies and FutureTech II Acquisition Corp. (“FutureTech II”), see Note 9.

F-101

CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

Note 9 – Merger Agreements

Denali Capital Acquisition Corp. Merger Agreement

On January 25, 2023, pursuant to the objectives of the Acquisition Transactions contemplated by the C&E Agreement and the agreements with the other Target Companies, Longevity entered into an Agreement and Plan of Merger (the “Denali Merger Agreement”) with Denali Capital Acquisition Corp. (“Denali”), a blank-check special purpose acquisition company, Denali SPAC Holdco, Inc. (“New Pubco”), Denali SPAC Merger Sub, Inc., Longevity Merger Sub, Inc., and Bradford A. Zakes (Cerevast CEO and Longevity CEO), in the capacity as seller representative.

On June 27, 2024, Denali and Longevity mutually agreed to terminate the Denali Merger Agreement.

FutureTech II Acquisition Corp. Merger Agreement

On September 16, 2024, pursuant to the objectives of the Acquisition Transactions contemplated by the C&E Agreement and the agreements with the Target Companies, Longevity entered into an Agreement and Plan of Merger (the “ FutureTech II Merger Agreement”) with FutureTech II, a blank-check special purpose acquisition company. Pursuant to the FutureTech II Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination” and together with the other transactions contemplated by the FutureTech II Merger Agreement, the “Transactions”), pursuant to which, among other things, (i) Longevity will consummate the Acquisition Transactions upon the terms and subject to conditions set forth therein and pursuant to the C&E Agreements, and (ii) immediately following the consummation of the Acquisition Transactions, Longevity will merge with and into Merger Sub (the “Merger”) with Longevity as the surviving company of the Merger. Following the Merger, Longevity will be a wholly-owned subsidiary of the FutureTech II. At the closing of the Transactions (“Closing”), FutureTech II will change its name to Longevity Biomedical, Inc., and its common stock is expected to list on Nasdaq under the ticker symbol “LBIO.”

The aggregate consideration to be paid to the holders of Longevity common stock, par value $0.0001 per share (the “Longevity Common Stock”), at the Closing will consist of a number of shares of FutureTech II common stock, par value $0.0001) equal to (a) (i) $100,000,000 minus (ii) the value of each outstanding option (whether vested or unvested) to purchase Longevity Common Stock that is converted into a new FutureTech II options in accordance with the Merger Agreement, divided by (b) $10.00.

The consummation of the FutureTech II Merger Transactions are subject to the satisfaction or waiver of certain customary closing conditions contained in the FutureTech II Merger Agreement, including, among other things, requisite approval by FutureTech II’s shareholders.

Note 10 - Subsequent Events

The Company has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this evaluation, the Company did not identify any subsequent events that would have required adjustment or disclosure in these financial statements.

F-102

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Cerevast Medical, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Cerevast Medical, Inc. (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

We have served as the Company’s auditor since 2022.

New York, NY

April 9, 2024

F-103

CEREVAST MEDICAL, INC.

BALANCE SHEETS

	December 31,
	2023	2022

Assets
Current assets
Cash	$76,957	$20,644
Prepaid expenses	28,136	27,564
Total current assets	105,093	48,208
Property and equipment, net	4,607	6,585
Right of use asset	267,536	140,005
Other assets	18,937	18,937
Total assets	$396,173	$213,735

Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable	$1,730	$8,814
Accrued and other current liabilities	68,364	60,481
Accrued interest payable - related party	8,877	5,507
Accrued interest payable	397,370	297,370
Notes payable - related party	100,000	100,000
Notes payable	1,000,000	1,000,000
Operating lease obligation - current	112,655	143,654

Total current liabilities	1,688,996	1,615,826

Operating lease obligation	163,376	12,624
Total liabilities	1,852,372	1,628,450

Commitments and contingencies (Note 10)

Shareholders’ deficit
Common stock, $0.0001 par value, 10,000,000 shares authorized, 1,976,201 shares issued and outstanding at December 31, 2023 and December 31, 2022	198	198
Additional paid-in capital	21,511,952	21,477,904
Accumulated deficit	(22,968,349)	(22,892,817)
Total shareholders’ deficit	(1,456,199)	(1,414,715)
Total liabilities and shareholders’ deficit	$396,173	$213,735

The accompanying notes are an integral part of these financial statements.

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CEREVAST MEDICAL, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2023	2022

Operating expenses:
Research and development	$724,320	$1,032,224
General and administrative	686,212	747,166
Total operating expenses	1,410,532	1,779,390

Operating loss	(1,410,532)	(1,779,390)

Other (income)/expense:
Management fee - related party	(1,440,000)	(630,000)
Interest expense - related party	5,000	10,877
Interest expense	100,000	100,000
Total other income, net	(1,335,000)	(519,123)
Net loss	$(75,532)	$(1,260,267)

Basic and diluted net loss per common share	$(0.04)	$(0.64)

Basic and diluted weighted average common shares outstanding	$1,976,201	1,976,201

The accompanying notes are an integral part of these financial statements.

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CEREVAST MEDICAL, INC.

STATEMENTS OF SHAREHOLDERS’ DEFICIT

	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balance at January 1, 2022	1,976,201	$198	$21,300,742	$(21,632,550)	$(331,610)

Stock-based compensation	-	-	177,162	-	177,162
Net loss for the year ended December 31, 2022	-	-	-	(1,260,267)	(1,260,267)

Balance at December 31, 2022	1,976,201	198	21,477,904	(22,892,817)	(1,414,715)

Stock-based compensation	-	-	34,048	-	34,048
Net loss for the year ended December 31, 2023	-	-	-	(75,532)	(75,532)

Balance at December 31, 2023	1,976,201	$198	$21,511,952	$(22,968,349)	$(1,456,199)

The accompanying notes are an integral part of these financial statements.

F-106

CEREVAST MEDICAL, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2023	2022
Operating activities:
Net loss	$(75,532)	$(1,260,267)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	4,960	8,598
Non-cash lease expense	117,712	122,980
Stock-based compensation expense	34,048	177,162
Net changes in operating assets and liabilities:
Other receivables - related party	-	2,613
Prepaid expenses and other current assets	(572)	1,155
Accounts payable	(7,084)	(22,119)
Accrued liabilities and other current liabilities	7,883	4,207
Accrued interest payable - related party	3,370	3,493
Accrued interest payable	100,000	99,781
Operating lease obligation	(125,490)	(133,387)
Net cash provided by (used in) operating activities	59,295	(995,784)

Investing activities:
Capital expenditures	(2,982)	-
Cash used in investing activities	(2,982)	-

Financing activities:
Proceeds from issuance of debt - related party	-	300,000
Repayment of debt - related party	-	(500,000)
Net cash used in financing activities	-	(200,000)

Net increase (decrease) in cash	56,313	(1,195,784)

Cash, beginning of year	20,644	1,216,428
Cash, end of year	$76,957	$20,644

Supplemental disclosure of cash flow information
Cash paid for interest during the year	$1,630	$7,603
Cash paid for taxes during the year	$-	$-

Non-cash investing and financing activities
Right of use asset - lease modification	$245,243	$-
Operating lease obligation - lease modification	$245,243	$-
Right of use asset - ASC 842 adoption	$-	$262,985
Operating lease obligation - ASC 842 adoption	$-	$289,665

The accompanying notes are an integral part of these financial statements.

F-107

CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 – Organization and Description of the Business

Description of the Business

Cerevast Medical, Inc. (“Cerevast” or the “Company”), a Delaware corporation, is a clinical-stage medical device company based in Bothell, Washington, USA. The Company is committed to developing novel, first-in-class therapeutic solutions to restore health and improve the quality of life for patients that suffer from major diseases by leveraging their core expertise in the fields of ultrasound and microsphere technologies. The Company’s lead clinical stage programs are for the treatment of ischemic stroke and retinal vein occlusion, two devastating diseases with limited treatment options that effect millions of patients worldwide each year.

Going Concern

The Company does not have any current revenues. For the year ended December 31, 2023, the Company incurred an operating loss of $1,410,532 and has an accumulated deficit as of December 31, 2023 of $22,968,349. As of December 31, 2023, the Company had $76,957 in its operating bank accounts and a working capital deficit of $1,583,903. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity. The Company cannot provide any assurance that new financing will be available on commercially acceptable terms, if at all.

As described in Note 11, the Company is party to a potential business combination that, if completed, would provide the Company with funding. After the business combination, the financing of the Cerevast programs will be dependent on the parent company’s ability to raise additional financing through debt or equity transactions. If the business combination transaction is not completed, the Company will need to seek additional funding and if not successful will need to reevaluate its operating plan and may be required to delay or discontinue its operational initiatives.

As a result of the above and in connection with the Company’s assessment of going concern considerations, management has determined that it lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of these financial statements and therefore raises substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Basis of presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

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CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers cash and temporary investments with original maturities of three months or less, to be cash and cash equivalents. The Company evaluates the creditworthiness of these financial institutions in determining the risk associated with these balances. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to cash. As of December 31, 2023 and 2022, the Company did not have any cash equivalents.

Concentration of Credit Risk

Financial instruments which subject the Company to a concentration of credit risk consists of cash. The Company maintains its day-to-day operating cash balances with a major financial institution. The Company has not experienced any loss as a result of these deposits.

Property and Equipment, net

Property and equipment, net is recorded at cost and depreciated or amortized using the straight-line method over the estimated useful lives of the assets. When property and equipment is sold or otherwise disposed of, the asset accounts and related accumulated depreciation accounts are relieved, and any gain or loss is included in earnings. Maintenance and repairs are expensed as incurred. Major improvements are capitalized as additions to property and equipment.

Depreciation is recorded, when applicable, using the straight-line method over the following estimated useful lives:

Furniture, fixtures, and equipment	3 - 7 years
Computer software	3 years
Leasehold improvements	Shorter of the lease term or their estimated useful lives

Intellectual Property

The costs of acquiring intellectual property rights to be used in the research and development process, including licensing fees and milestone payments, are charged to research and development expense as incurred in situations where the Company has not identified an alternative future use for the acquired rights, and are capitalized in situations where the Company has identified an alternative future use. No costs associated with acquiring intellectual property rights have been capitalized to date. Costs of maintaining intellectual property rights are expensed as incurred.

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CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS

Research and Development

Research and development costs are expensed as incurred. Research and development costs include personnel costs, clinical trials, external contract research and development expenses, raw materials, supplies and allocated overhead (including depreciation, rent and utilities). Research and development costs that are paid in advance of performance are capitalized as a prepaid expense and amortized over the service period as the services are provided.

Income Taxes

Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the differences between the carrying values of assets and liabilities and their respective income tax bases and for operating losses and tax credit carry forwards. A valuation allowance is provided for the portion of deferred tax assets that is more likely than not to be unrealized. Deferred tax assets and liabilities are measured using the enacted tax rates and laws.

Stock-Based Compensation

The Company maintains performance incentive plans under which incentive and nonqualified stock options are granted primarily to employees and nonemployee consultants. The Company accounts for stock-based awards to employees in accordance with the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 718, Compensation – Stock Compensation, which requires the recognition of compensation expense, using a fair-value based method, for all stock-based payments, including stock options. ASC 718 requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model.

The Company estimates the fair value of employee and nonemployee stock options on the grant date using the Black-Scholes option-pricing model. In valuing stock options, the Company makes assumptions about the fair value of the underlying equity, risk-free interest rates, dividend yields, volatility, and the expected term. Stock-based compensation expense is based on awards ultimately expected to vest. The Company recognizes stock-based compensation expense for stock option awards with only service-based vesting conditions on a straight-line basis over the requisite service period of the award. Stock option awards containing a performance based vesting criteria are recognized as expense when the performance criteria or met, or if the performance criteria are considered probable, expense is recognized straight-line over the performance. Stock-based compensation expense is adjusted for forfeitures as those forfeitures occur.

Fair Value Measurement

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on the assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

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CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS

●	Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.
●	Level 2: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly.
●	Level 3: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available.

As of December 31, 2023 and 2022, there were no such assets or liabilities. In addition, there were no transfers of assets or liabilities between Level 1, Level 2, and Level 3 categories of the fair value hierarchy during the years ended December 31, 2023 and 2022.

The Company’s financial instruments include cash, accounts payable, and short-term debt. As of December 31, 2023 and 2022, the carrying amounts of cash, accounts payable, and short-term debt approximate fair values because of the short-term nature of these instruments.

Leases

The Company accounts for its leases and lease modifications under ASC 842, Leases. The Company adopted the new standard effective January 1, 2022, using the modified retrospective approach. This approach allows the Company to initially apply the new accounting standard at the adoption date and to carry forward historical lease classification. There was no cumulative adjustment to retained earnings as a result of adoption of ASC 842.

Under the guidance of ASC 842, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the balance sheet as both a right of use (“ROU”) asset and lease liability. ROU assets represent the Company’s right to use an underlying asset during the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The lease liability is calculated by discounting fixed lease payments over the lease term at the Company’s incremental borrowing rate as the lease does not provide an implicit rate. For operating leases, the lease expense is recognized on a straight-line basis over the lease term.

The Company has a single lease which is for its corporate office and lab space. The lease is classified as an operating lease. The Company has also elected certain practical expedients which, among other things, allows the Company to account for each separate lease component of a contract and its associated non-lease components as a single lease component, thus causing all fixed payments to be capitalized. Variable lease payment amounts that cannot be determined at the commencement of the lease such as the Company’s prorated share of common building expenses which are subject to annual adjustment, are not included in the ROU assets or liabilities. These are expensed as incurred and recorded as variable lease expense.

Segment Reporting

Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operation decision maker in deciding how to allocate resources in assessing performance. The Company has determined that it has one operating segment.

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CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS

Net loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including outstanding stock options and convertible notes, to the extent dilutive. Since the Company was in a loss position for the years ended December 31, 2023 and 2022, basic net loss per share was the same as diluted net loss per share for the periods presented.

Recently Adopted Accounting Standards

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This standard amended guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. For available-for-sale debt securities, credit losses will be presented as an allowance rather than as a write-down. This standard was adopted on January 1, 2023. There was no impact to the financial statements upon adoption.

Recently Issued Accounting Standards

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740). This standard requires consistent categories and greater disaggregation of information in the rate reconciliation and income taxes paid by jurisdiction. The standard is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The standard only modifies disclosure requirements; as such, there will be no impact on the results of operations, financial position or cash flows.

Note 3 – Property and Equipment

Property and equipment consisted of the following at:

	December 31,
	2023	2022
Furniture, fixtures and equipment	$52,976	$52,942
Leasehold improvements	8,813	8,813

Total	$61,789	$61,755
Less: accumulated depreciation	(57,182)	(55,170)

Total Property and equipment, net	$4,607	$6,585

Depreciation expense totaled $4,960 and $8,598 in the years ended December 31, 2023 and 2022, respectively.

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CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS

Note 4 – Other Assets

Other assets as of December 31, 2023 and 2022 consisted of a rent deposit pursuant to the Company’s office and lab space facility lease.

Note 5 – Notes Payable

Individual Investor Secured Convertible Promissory Note

On October 29, 2019, the Company issued a secured convertible promissory note in the amount of $1,000,000 to an individual investor. The note is secured by the Company’s intellectual property and other assets and had a maturity date of October 29, 2020, with interest at 8%. The note is convertible into shares of the Company’s common stock at a conversion rate of $22.87 per share at the election of the note holder. On January 14, 2021, the Company entered into an amendment to the secured convertible promissory note with the investor. The amendment extended the maturity date to June 30, 2021 and increased the interest rate from 8% to 10% effective as of the original maturity date. The amendment was accounted for as a modification to the original note. The secured convertible note subsequently matured without repayment and interest is being accrued at the post maturity interest rate of 10%. The note holder has made no demand for repayment. The note principal plus accrued interest is $ 1,397,370 and $1,297,370 as of December 31, 2023, and 2022, respectively.

FutureTech Partners LLC, FutureTech Partners II LLC, and FutureTech II Acquisition Corp Promissory Notes (Related Parties – see Note 6)

On October 11, 2021, the Company issued a promissory note for up to $600,000 to FutureTech Partners LLC., a related party. The note has a stated interest rate of 5%. The Company had borrowed up to the full amount of the note during 2022.

On May 4, 2022, the Company entered into a Note Cancellation and Reissuance Agreement with FutureTech Partners LLC pursuant to which the original $600,000 note was reissued as three separate notes as follows:

FutureTech Partners LLC - $400,000

FutureTech Partners II LLC - $100,000

FutureTech II Acquisition Corp - $100,000

Each of the revised notes retained the original note interest rate of 5%. The FutureTech Partners II LLC note and the FutureTech II Acquisition Corp note were each subsequently repaid in full in 2022.

The Company repaid $300,000 of the FutureTech Partners LLC note plus accrued interest of $6,767 in 2022.

The FutureTech Partners LLC note matured on October 11, 2022 without repayment. No demand for repayment has been made. The note principal plus accrued interest is $108,877 and $103,877 as of December 31, 2023, and 2022, respectively.

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CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS

Note 6 – Related Party Transactions

Cerevast has several related parties, primarily as a result of its relationship with Haiyin Capital, a Beijing China based venture capital firm. Haiyin Capital, through investment funds under management, owns approximately 72% of Cerevast’s issued and outstanding shares of stock as of December 31, 2023 and 2022, respectively. Representatives of Haiyin Capital hold 2 of Cerevast’s 3 board of directors positions.

As further described in Note 5, the Company has borrowed money through promissory notes from FutureTech Partners LLC, FutureTech Partners II LLC, and FutureTech II Acquisition Corp, each investment funds under management by Haiyin Capital.

The Chief Executive Officer (“CEO”) of Cerevast is also the sole board member and CEO of a company called Longevity Biomedical, Inc. (“Longevity”). Longevity was formed in October 2021 to pursue possible acquisitions of target companies in the medical technology and life sciences industries. Cerevast is one of the possible acquisition targets.

On May 1, 2022, Cerevast entered into a management services agreement with Longevity pursuant to which Cerevast provides management, business, operational, financial, strategic and advisory services for a fee of $65,000 per month beginning on May 1, 2022. Effective November 1, 2022, the agreement was amended to increase the management fee to $120,000 per month. The agreement has a term of six months, with automatic one-month renewal periods unless cancelled upon 30 days’ notice by either party. The Company recognized other income of $1,440,000 and $630,000 under the management services agreement during the years ended December 31, 2023 and 2022, respectively.

The following tables summarizes Cerevast’s related party balances outstanding as of December 31, 2023 and 2022:

Related Party Balances at December 31

Related Party	Nature of Transaction	Balance Sheet Classification	2023	2022
FutureTech Partners LLC	Promissory note	Notes payable - related party	$100,000	$100,000
FutureTech Partners LLC	Accrued interest	Accrued interest payable - related party	$8,877	$3,877
FutureTech Partners II LLC	Accrued interest	Accrued interest payable - related party	$-	$1,630

The following tables summarize Cerevast’s related party debt transactions for the year ended December 31, 2022 (also see Note 5):

Year Ended December 31, 2022	FutureTech Partners LLC	FutureTech Partners II LLC	FutureTech II Acquisition Corp.	Total
Balance at January 1, 2022	$300,000	$-	$-	$300,000

1/25/2022 - Borrowing under Future Tech Partners LLC note	100,000	-	-	100,000
2/28/2022 - Borrowing under Future Tech Partners LLC note	100,000	-	-	100,000
4/4/2022 - Borrowing under Future Tech Partners LLC note	100,000	-	-	100,000
5/4/2022 - Debt Cancellation and Reissuance Agreement	(200,000)	100,000	100,000	-
5/4/2022 - Repayment of FutureTech Partners LLC note	(300,000)	-	-	(300,000)
5/4/2022 - Repayment of FutureTech II Acquisition Corp. note	-	-	(100,000)	(100,000)
5/26/2022 - Repayment of FutureTech Partners II LLC note	-	(100,000)	-	(100,000)

Balance at December 31, 2023 and 2022	$100,000	$-	$-	$100,000

Accrued Interest Payable	$3,877	$1,630	-	$5,507

There have been no related party debt transactions in 2023. The $100,000 due to FutureTech Partners LLC remains outstanding at December 31, 2023 and the accrued interest payable balance increased from $3,877 at December 31, 2022 to $8,877 at December 31, 2023. The $1,630 in interest payable as of December 31, 2022 under the FutureTech Partners II LLC note was repaid in 2023.

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CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS

The following table summarizes Cerevast’s related party equity ownership as of December 31,:

Common Stock Owned at December 31

	2023		2022
Related Party	Shares of Common Stock Owned	% of Issued and Outstanding	Shares of Common Stock Owned	% of Issued and Outstanding
Haiyin Capital Investment Limited	423,032	21.4%	423,032	21.4%
Haiyin Equity Investment Fund LP	610,264	30.9%	610,264	30.9%
Haiyin Equity Investment Fund II LP	130,139	6.5%	130,139	6.5%
Haiyin Tech LP	256,137	13.0%	256,137	13.0%

Total	1,419,572	71.8%	1,419,572	71.8%

Note 7 – Shareholders’ Deficit

2015 Equity Incentive Plan

Under the Company’s 2015 Equity Incentive Plan (“2015 Plan”), the Company may grant options to purchase its common stock, stock appreciation rights, restricted stock, or restricted stock units to the Company’s employees, directors, and consultants. To date only options to purchase the Company’s common stock have been issued. A total of 600,000 shares have been reserved for issuance under the 2015 Plan of which 71,648 are available for future grant as of December 31, 2023 and 2022, respectively.

The exercise price of stock options granted under the 2015 Plan is equal to the fair market value of the Company’s common stock on the date of grant as determined by the board of directors. The stock options vest in accordance with the terms as determined by the Company’s board of directors which is generally four years but may vary for individual stock option grants and may include performance-based vesting criteria. The expiry date for each stock option grant is set by the Company’s board of directors with a maximum expiry date of ten years from the date of grant.

Stock Compensation

The Company recognizes expense related to the fair value of its stock options using the provisions of ASC 718. The Company uses the Black-Scholes option pricing model as the most appropriate fair value method for its stock options and recognizes compensation expense for stock options on a straight-line basis over the requisite service period. For performance-based stock option grants, the Company recognizes expense over the expected performance period if it is determined that achievement of the performance criteria is probable. No expense is recognized unless and until the achievement of such performance criteria is determined to be probable. In valuing the Company’s stock options using the Black-Scholes option pricing model, the Company make assumptions about risk-free interest rates, dividend yields, volatility and weighted average expected lives. The effect of forfeitures of stock options are recognized as they occur.

The expected life was calculated based on the simplified method as permitted by the SEC’s Staff Accounting Bulletin 107, Share-Based Payment. The Company considers the use of the simplified method appropriate because of the lack of sufficient historical exercise data. The computation of expected volatility was based on the historical volatility of comparable companies from a representative peer group selected based on industry and market capitalization. The risk-free interest rate is based on a U.S. Treasury instrument whose term is consistent with the expected life of the stock options. The Company has never paid or declared cash dividends on its common stock and does not expect to pay cash dividends in the foreseeable future.

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CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS

There were no stock options granted or exercised under the 2015 Plan during the years ended December 31, 2023 and 2022.

A summary of options outstanding under the plans as of December 31, 2023 and activity during the year then ended is presented below:

	Year Ended December 31, 2023

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding, beginning of year	523,552	$1.52
Granted	-	-
Exercised	-	-
Forfeit	-	-

Outstanding, end of year	523,552	$1.52	2.95	$3,573,119

Of the total options outstanding as of December 31, 2023, there were 523,552 vested options with a weighted average exercise price of $1.52 per share, a weighted average remaining contractual life of 2.95 years and an aggregate intrinsic value of $3,573,119. The total fair value of options vested during the years ended December 31, 2023 and 2022 was $34,048 and $177,162, respectively.

Stock-based compensation expense is recorded as either research and development or general and administrative expense as presented in the statement of operations based on the employee or consultant classification. Stock-based compensation expense was recognized in the Company’s statement of operations for the periods presented as follows:

Expense Category	2023	2022
Research & Development Expense	$28,437	$129,214
General & Administrative Expense	5,611	47,948

Total	$34,048	$177,162

As of December 31, 2023, there was no further compensation expense yet to be recognized related to stock options.

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CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS

Note 8 – Loss per Common Share

The following table presents the computation of basic and diluted net loss per share attributable to common stockholder’s:

	Year Ended December 31,
	2023	2022
Numerator:
Net Loss	$(75,532)	$(1,260,267)

Denominator:
Weighted average shares outstanding - basic and diluted	1,976,201	1,976,201

Basic and diluted net loss per common share	$(0.04)	$(0.64)

Note 9 – Income Taxes

Cerevast is subject to US federal income taxes at a statutory rate of 21%. Income tax expense is composed of the following:

Year Ended December 31,
	2023	2022
Current:
Federal	$-	-
State	-	-

Total current	-	-

Deferred:
Federal	-	-
State	-	-

Total deferred	-	-
Total income tax expense	$-	$-

F-117

CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS

Reconciliation of the U.S. statutory income tax rate of 21% to the effective tax rate is as follows:

	Year Ended December 31,
	2023	2022
Statutory U.S. income tax rate	21.0	21.0
Credit for increasing research activities	23.0	2.3
Non-deductible stock option expense	(9.5)	(3.0)
Non-deductible interest expense	(27.8)	(5.0)
Change in valuation allowance	(6.7)	(15.3)
Effective income tax rate	-	-

The tax effects of the temporary differences and carryforwards that give rise to the deferred tax assets and liabilities are as follows:

	As of December 31,
	2023	2022
Deferred tax assets:
Non-capital loss carryforwards	$3,485,429	$3,541,208
Credit for increasing research activities	461,742	444,361
Capitalized research and development	176,911	120,483
Other	95,838	108,775

Gross deferred tax assets	4,219,920	4,214,827
Valuation allowance	(4,219,920)	(4,214,827)

Total deferred tax assets, net of valuation allowance	-	-

Deferred tax liabilities	-	-

Net deferred tax assets and liabilities	$-	$-

The Company has total net operating loss carryforwards for federal tax purposes of $16,597,283 and research and experimentation tax credit carryforwards of $461,742 as of December 31, 2023.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as additional income tax expense. During the period ended December 31, 2023, the Company recognized no interest and penalties related to uncertain tax positions. The Company does not have liabilities for any material uncertain tax positions recorded as of December 31, 2023.

The effective income tax rate for the period was zero and differed from the statutory rate of 21% due to the full valuation allowance recorded against the Company’s deferred tax asset.

The Company’s income tax jurisdiction is the United States for federal income taxes. The tax period January 1, 2020 through December 31, 2023 is open to examination.

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CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS

Note 10 – Commitments and Contingencies

Facility Lease

The Company has a facility lease pursuant to which it leases approximately 6,287 square feet of office and lab space in Bothell, Washington. The Company adopted ASC 842, Leases, on January 1, 2022 using the modified retrospective approach. Under this approach, the new standard is applied to all leases on the date of initial application, i.e. January 1, 2022. Adoption of ASC 842 resulted in an increase to total assets and liabilities due to the recording of an operating ROU asset and an operating lease obligation of $262,985 and $289,665, respectively, as of January 1, 2022. There was no cumulative adjustment to retained earnings as a result of adoption of ASC 842.

In July 2023, the Company entered into an amendment to its facility lease to extend the lease term for an additional two year period. The lease was set to expire on February 1, 2024. Under the provisions of the lease amendment, the lease has been extended through January 2026 with an option to renew at then prevailing market rates for an additional 3 year period. The lease amendment increases the base rent from the then current $22.00 per square foot to $23.00 per square foot effective February 1, 2024 and to $24.00 per square foot effective February 1, 2025. The lease amendment also includes a 1-month rent abatement period at the commencement of the lease extension period. The Company recorded an increase in its right of use asset and corresponding operating lease obligation totaling $245,243 associated with the lease extension.

Monthly rent includes both base rent (fixed rent) plus the Company’s prorated share of common building expenses (variable rent).

The Company’s facility lease is its only lease and is classified as an operating lease. As of December 31, 2023, the lease had a remaining lease term of 2.08 years and a discount rate of 13.25%.

In 2023, the Company recognized rent expense totaling $234,950 of which $140,664 was fixed and $94,286 was variable. Of the total rent expense recognized in 2023, $59,234 was charged to general and administrative expense and $175,716 to research and development expense. In 2022, the Company recognized rent expense totaling $219,093 of which $133,705 was fixed and $85,388 was variable. Of the total rent expense recognized in 2022, $55,237 was charged to general and administrative expense and $163,856 to research and development expense.

F-119

CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS

The aggregate future lease payments for operating leases as of December 31, 2023 are as follows:

Year Ending December 31,	Future Minimum Lease Payments
2024	$141,651
2025	160,935
2026	13,458

Total lease payments	316,044

Less amount representing interest	(40,013)

Total operating lease obligation	$276,031

Balance Sheet Classification:
Operating lease obligation - current	$112,655
Operating lease obligation	163,376

Total operating lease obligation	$276,031

Note 11 – Contribution and Exchange Agreement and Merger Agreement

On August 7, 2022, the Company and each of its shareholders entered into a Contribution and Exchange Agreement (the “C&E Agreement”) with Longevity, a related party (see Note 6). In connection with the signing of the C&E Agreement, Longevity entered into similar agreements with certain other development stage medical technology and life science companies (collectively, along with Cerevast, the “Target Companies”). Upon the consummation of the transactions contemplated by the C&E Agreement and the agreements with the other Target Companies (collectively the “Acquisition Transactions”), the Target Companies will be acquired by Longevity.

The consummation of the Acquisition Transactions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering into and subsequent closing of an approved business combination agreement with a blank-check special purpose acquisition company.

The parties to the C&E Agreement have made customary representations and warranties and have also agreed to certain customary covenants with respect to, among others, the conduct of the business of Cerevast and Longevity prior to the closing of the Acquisitions Transactions.

Merger Agreement

On January 25, 2023, pursuant to the objectives of the Acquisition Transactions contemplated by the C&E Agreement and the agreements with the other Target Companies, Longevity entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Denali Capital Acquisition Corp. (“Denali”), a blank-check special purpose acquisition company, Denali SPAC Holdco, Inc. (“New Pubco”), Denali SPAC Merger Sub, Inc., Longevity Merger Sub, Inc., and Bradford A. Zakes (Cerevast CEO and Longevity CEO), in the capacity as seller representative.

F-120

CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS

The Acquisition Transactions will close immediately prior to the transactions contemplated by the Merger Agreement (the “Business Combination”). Pursuant to the Merger Agreement, immediately following the Acquisition Transactions, (i) Denali Merger Sub will merge with and into Denali (the “Denali Merger”), with Denali as the surviving entity of the Denali Merger, and (ii) Longevity Merger Sub will merge with and into Longevity (the “Longevity Merger” and together with the Denali Merger, the “Mergers”), with Longevity as the surviving company of the Longevity Merger. Following the Mergers, each of Longevity and Denali will be a subsidiary of New PubCo, and New PubCo will become a publicly traded company. New PubCo is expected to change its name to Longevity Biomedical, Inc.

As part of the Business Combination, the Merger Agreement provides that the following transactions will occur:

●	Each share of Longevity common stock (including shares issued in connection with the Acquisition Transactions and the conversion of certain Longevity indebtedness) issued and outstanding will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.
●	Each Target Company stock option that is unexercised and outstanding at the effective time of the Business Combination shall be converted into a New Pubco stock option in accordance with the terms of the Merger Agreement.
●	Each Target Company warrant, to the extent not previously exercised in accordance with its terms, will be assumed by New Pubco.
●	Each Denali common share issued and outstanding and not otherwise redeemed will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.
●	Each Denali warrant will be assumed by New Pubco.

The consummation of the Merger Transactions are subject to the satisfaction or waiver of certain customary closing conditions contained in the Merger Agreement, including, among other things, (i) requisite approval by Denali’s shareholders, (ii) New Pubco having at least $5,000,001 of net tangible assets remaining following the closing of the Business Combination, and (iii) aggregate unrestricted cash proceeds of $30,000,000 to fund the balance sheet of New PubCo, after giving effect to the payment of Denali’s and Longevity’s transaction expenses and the closing of the Acquisition Transactions.

The parties to the Merger Agreement have made customary representations and warranties, and have agreed to certain customary covenants including, among others, with respect to the conduct of business prior to the closing of the Merger Transactions.

The Merger Agreement may be terminated under certain circumstances including:

●	By mutual written consent of Longevity and Denali.

F-121

CEREVAST MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS

●	By either Longevity or Denali if any of the conditions to the closing have not been satisfied or waived by the nine-month anniversary of the date of the Merger Agreement, subject to certain extension options available to Denali.
●	By either Longevity or Denali if any governmental authority of competent jurisdiction has issued an order that has become final and non-appealable and has the effect of making consummation of the Merger Transactions illegal or otherwise preventing or prohibiting consummation of the Merger Transactions.
●	By the non-breaching party if there is a material breach by one or more of the other parties of any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, or if any such representation or warranty shall have become untrue or inaccurate and the breach or inaccuracy is incapable of being cured or is not cured within the timeframes specified in the Merger Agreement.
●	By Denali if there has been a Material Adverse Effect (as defined in the Merger Agreement) on Longevity and the Target Companies, taken as a whole, following the date of the Merger Agreement which is uncured within the time frame specified in the Merger Agreement.
●	By either Longevity or Denali if any of the required proposals fail to receive the requisite vote for approval by Denali’s shareholders.

First Amendment to the C&E Agreement

On January 25, 2023, the Company and each of its shareholders entered into an amendment to the C&E Agreement with Longevity pursuant to which certain provisions of the C&E Agreement were amended to, among other things: modify the aggregate valuation assigned to Longevity reflecting the Acquisition Transactions to match that agreed to in the Merger Agreement, modify the allocation of the transaction consideration among the Target Companies to match that agreed to in the Merger Agreement, modify the minimum cash balance at closing of the Business Combination to match that agreed to in the Merger Agreement, and, conform certain representations, warranties, covenants, closing conditions, termination provisions, and other provisions of the C&E Agreement to the Merger Agreement.

Second Amendment to the C&E Agreement

On June 26, 2023 the C&E Agreement was further amended to revise the definition of an Approved deSPAC Transaction to have a lock-up of 180 days for directors, officers and 5% or greater stockholders of the post-transaction company.

Third Amendment to the C&E Agreement

On August 29, 2023, the C&E Agreements were further amended to revise the definition of an Approved deSPAC Transaction to remove the minimum cash balance condition of $30 million.

Note 12 – Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this evaluation, the Company did not identify any subsequent events that would have required adjustment or disclosure in these financial statements.

F-122

Item 20. Indemnification of Directors and Officers.

FutureTech is a Delaware corporation. Section 145 of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may also indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. The DGCL provides that Section 145 of the DGCL is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

FutureTech’s Bylaws contain provisions that require it to indemnify any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of FutureTech or, while a director or officer of FutureTech, is or was serving at the request of FutureTech as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, to the fullest extent permitted by the DGCL, as it may be amended from time to time.

In addition, the FutureTech Certificate of Incorporation (as will be in effect upon the consummation of the Business Combination) contains provisions requiring FutureTech to indemnify and advance expenses to any director incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such director presents to FutureTech a written undertaking to repay such amount if it shall ultimately be determined that such director is not entitled to be indemnified by FutureTech.

As permitted by Section 102(b)(7) of the DGCL, FutureTech’s Certificate of Incorporation (as will be in effect upon completion of the Business Combination) contains provisions eliminating the personal liability of directors to FutureTech or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under the DGCL.

FutureTech expects to maintain standard policies of insurance under which coverage is provided (a) to its directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act by such persons in their respective capacities as officers and directors FutureTech, and (b) to FutureTech with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

II-1

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement, dated February 15, 2022, between the Company and EF Hutton, division of Benchmark Investments, LLC, as representative of the underwriters named therein (incorporated by reference to Exhibit 1.1 to the Company’s Form 8-K (File No. 001-41289), filed with the SEC on February 24, 2022)
2.1+	Agreement and Plan of Merger, dated September 16, 2024 by and among FutureTech II Acquisition Corp., Longevity Biomedical, Inc., LBI Merger Sub, Inc., and Bradford A. Zakes (in his capacity as Seller Representative) (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K (File No. 001-41289), filed with the SEC on September 20, 2024)
2.2	Contribution and Exchange Agreement, by and among Longevity Biomedical, Inc., Cerevast Medical, Inc., the Owners and Bradford A. Zakes (in his capacity as Owner’s Representative), dated August 7, 2022 (incorporated by reference to Exhibit 2.3 to Denali SPAC Holdco, Inc.’s Form S-4/A (File No. 333-270917), filed with the SEC on May 31, 2023)
2.3	First Amendment and Supplement to the Contribution and Exchange Agreement by and among Longevity Biomedical, Inc., Cerevast Medical, Inc., the Owners and Bradford A. Zakes (in his capacity as Owner’s Representative), dated January 25, 2023 (incorporated by reference to Exhibit 2.4 to Denali SPAC Holdco, Inc.’s Form S-4/A (File No. 333-270917), filed with the SEC on May 31, 2023)
2.4	Second Amendment to the Contribution and Exchange Agreement by and among Longevity Biomedical, Inc., Cerevast Medical, Inc., the Owners and Bradford A. Zakes (in his capacity as Owner’s Representative), dated July 26, 2023 (incorporated by reference to Exhibit 2.9 to Denali SPAC Holdco, Inc.’s Form S-4/A (File No. 333-270917), filed with the SEC on July 13, 2023)
2.5	Third Amendment to the Contribution and Exchange Agreement, by and among Longevity Biomedical, Inc., Cerevast Medical, Inc., the Owners and Bradford A. Zakes (in his capacity as Owner’s Representative), dated August 29, 2023 (incorporated by reference to Exhibit 2.13 to Denali SPAC Holdco, Inc.’s Form S-4/A (File No. 333-270917), filed with the SEC on September 1, 2023)
2.6	Fourth Amendment to the Contribution and Exchange Agreement, by and among Longevity Biomedical, Inc., Cerevast Medical, Inc., the Owners and Bradford A. Zakes (in his capacity as Owner’s Representative), dated August 8, 2024
2.7	Contribution and Exchange Agreement, by and among Longevity Biomedical, Inc., Aegeria Soft Tissue, the Owners, and Jennifer Elisseeff (as representative of the Owners), dated August 7, 2022 (incorporated by reference to Exhibit 2.5 to Denali SPAC Holdco, Inc.’s Form S-4/A (File No. 333-270917), filed with the SEC on May 31, 2023)
2.8	First Amendment and Supplement to the Contribution and Exchange Agreement, by and among Longevity Biomedical, Inc., Aegeria Soft Tissue, the Owners, and Jennifer Elisseeff (as representative of the Owners), dated January 25, 2023 (incorporated by reference to Exhibit 2.6 to Denali SPAC Holdco, Inc.’s Form S-4/A (File No. 333-270917), filed with the SEC on May 31, 2023)
2.9	Second Amendment to the Contribution and Exchange Agreement, by and among Longevity Biomedical, Inc., Aegeria Soft Tissue, the Owners, and Jennifer Elisseeff (as representative of the Owners), dated June 26, 2023 (incorporated by reference to Exhibit 2.10 to Denali SPAC Holdco, Inc.’s Form S-4/A (File No. 333-270917), filed with the SEC on July 13, 2023)
2.10	Third Amendment to the Contribution and Exchange Agreement, by and among Longevity Biomedical, Inc., Aegeria Soft Tissue, the Owners, and Jennifer Elisseeff (as representative of the Owners), dated August 29, 2023 (incorporated by reference to Exhibit 2.12 to Denali SPAC Holdco, Inc.’s Form S-4/A (File No. 333-270917), filed with the SEC on September 1, 2023)
2.11	Fourth Amendment to the Contribution and Exchange Agreement, by and among Longevity Biomedical, Inc., Aegeria Soft Tissue, the Owners, and Jennifer Elisseeff (as representative of the Owners), dated August 8, 2024
3.1	Amended and Restated Certificate of Incorporation, dated February 17, 2022 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K (File No. 001-41289), filed with the SEC on February 24, 2022)
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated August 17, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K (File No. 001-41289), filed with the SEC on August 17, 2023)
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated February 14, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K (File No. 001-41289), filed with the SEC on February 14, 2024)
3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated November 18, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K (File No. 001-41289), filed with the SEC on November 22, 2024)
3.5*	Form of Second Amended and Restated Certificate of Incorporation
3.6	Bylaws (incorporated by reference to Exhibit 3.3 to the Company’s Draft Registration Statement on Form S-1 (File No. 333-261886), filed with the SEC on November 1, 2021)
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Form S-1 (File No. 333-261886), filed with the SEC on December 23, 2021)
4.2	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Form S-1 (File No. 333-261886), filed with the SEC on December 23, 2021)
4.3	Specimen Warrant Certificate (included in Exhibit 4.4)
4.4	Warrant Agreement, dated February 18, 2022, between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K (File No. 001-41289), filed with the SEC on February 24, 2022)
5.1*	Opinion of Moses & Singer LLP
8.1*	Opinion of Nelson Mullins Riley & Scarborough LLP regarding certain U.S. income tax matters
10.1	Letter Agreement, dated February 16, 2022, among the Company, its officers and directors and the Company’s sponsor, FutureTech Partners II LLC (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K (File No. 001-41289), filed with the SEC on February 24, 2022)
10.2	Promissory Note, dated August 19, 2021, issued to the Company (incorporated by reference to Exhibit 10.2 to the Company’s Draft Registration Statement on Form S-1 (File No. 333-261886), filed with the SEC on November 1, 2021)
10.3	Investment Management Trust Agreement, dated February 18, 2022 between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K (File No. 001-41289), filed with the SEC on February 24, 2022)
10.4	Registration Rights Agreement, dated February 18, 2022, by and among the Company and certain securityholders (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K (File No. 001-41289), filed with the SEC on February 24, 2022)
10.5	Administrative Support Agreement, dated February 18, 2022, by and between the Company and FutureTech Partners II LLC (incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K (File No. 001-41289), filed with the SEC on February 24, 2022)
10.6	Placement Unit Purchase Agreement, dated February 18, 2022, by and between the Company and the Sponsor (incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K (File No. 001-41289), filed with the SEC on February 24, 2022)
10.7	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K (File No. 001-41289), filed with the SEC on February 24, 2022)
10.8	Securities Subscription Agreement, dated October 8, 2021, by and between the Registrant and FutureTech Partners II LLC (incorporated by reference to Exhibit 10.5 to the Company’s Draft Registration Statement on Form S-1 (File No. 333-261886), filed with the SEC on November 1, 2021)
10.9	Amendment to the Investment Management Trust Agreement, dated February 18, 2022 between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K (File No. 001-41289), filed with the SEC on August 17, 2023)
10.10	Lease Agreement, dated June 6, 2018, between SCG North Creek Place, LLC and Cerevast Medical, Inc. (incorporated by reference to Exhibit 10.5 to Denali SPAC Holdco, Inc.’s Form S-4/A (File No. 333-270917), filed with the SEC on May 31, 2023)
10.11	Second Amendment to Lease Agreement, dated July 12, 2023, between Troutdale Terrace Limited Partnership and Cerevast Medical, Inc. (incorporated by reference to Exhibit 10.6 to Denali SPAC Holdco, Inc.’s Form S-4/A (File No. 333-270917), filed with the SEC on August 31, 2023)
10.12 ++	License Agreement, dated April 12, 2011, between the Johns Hopkins University and Aegeria Soft Tissue LLC (incorporated by reference to Exhibit 10.6 to Denali SPAC Holdco, Inc.’s Form S-4/A (File No. 333-270917), filed with the SEC on May 31, 2023)
10.13	Amendment No. 1 to License Agreement, dated December 22, 2022, by and between Aegeria Soft Tissue LLC and the Johns Hopkins University (incorporated by reference to Exhibit 10.7 to Denali SPAC Holdco, Inc.’s Form S-4/A (File No. 333-270917), filed with the SEC on May 31, 2023)
10.14	Amended and Restated License Agreement, dated February 16, 2018, between Cerevast Medical, Inc. and Doheney Eye Institute (incorporated by reference to Exhibit 10.10 to Denali SPAC Holdco, Inc.’s Form S-4/A (File No. 333-270917), filed with the SEC on May 31, 2023)
10.15	License Agreement, dated March 8, 2018, by and between Transducerworks, LLC and Cerevast Medical, Inc. (incorporated by reference to Exhibit 10.11 to Denali SPAC Holdco, Inc.’s Form S-4/A (File No. 333-270917), filed with the SEC on May 31, 2023)
10.16 ++	Form of Promissory Note and Schedule of Substantially Identical Promissory Notes, between Longevity Biomedical, Inc. and FutureTech Partners LLC (incorporated by reference to Exhibit 10.17 to Denali SPAC Holdco, Inc.’s Form S-4/A (File No. 333-270917), filed with the SEC on May 31, 2023)
10.17	Assignment, Assumption and Note Conversion Agreement, dated January 25, 2023, among Longevity Biomedical, Inc., FutureTech Partners LLC, and FutureTech Capital LLC (incorporated by reference to Exhibit 10.18 to Denali SPAC Holdco, Inc.’s Form S-4/A (File No. 333-270917), filed with the SEC on May 31, 2023)
10.18++	Amendment to Assignment, Assumption and Note Conversion Agreement, dated September 12, 2024
10.19	Management Services Agreement, dated May 1, 2022, by and among Cerevast Medical, Inc., Longevity Biomedical Inc., and Futuretech Partners, LLC (incorporated by reference to Exhibit 10.19 to Denali SPAC Holdco, Inc.’s Form S-4/A (File No. 333-270917), filed with the SEC on May 31, 2023)
10.20	Amendment No. 1 to Management Services Agreement, dated November 1, 2022, by and among Cerevast Medical, Inc., Longevity Biomedical Inc., and Futuretech Partners, LLC (incorporated by reference to Exhibit 10.20 to Denali SPAC Holdco, Inc.’s Form S-4/A (File No. 333-270917), filed with the SEC on May 31, 2023)
10.21	Voting and Support Agreement, dated September 16, 2024 by and among Longevity Biomedical, Inc., FutureTech II Acquisition Corp., and FutureTech Partners II LLC (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K (File No. 001-41289), filed with the SEC on September 20, 2024)
10.22	Company Voting and Support Agreement, dated September 16, 2024, by and among Longevity Biomedical, Inc., FutureTech II Acquisition Corp. and the sole securityholder of Longevity (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K (File No. 001-41289), filed with the SEC on September 20, 2024)
10.23	Subscription Agreement, dated as of December 13, 2024, by and between FutureTech II Acquisition Corp. and Yuantian Zhang (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K (File No. 001-41289), filed with the SEC on January 31, 2025)
10.24	Escrow Agreement, dated as of January 23, 2025, by and between FutureTech II Acquisition Corp and Yuantian Zhang (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K (File No. 001-41289), filed with the SEC on January 31, 2025)
10.25	Satisfaction and Discharge of Indebtedness Pursuant to Underwriting Agreement dated February 15, 2022, dated as of February 4, 2025, by and between FutureTech II Acquisition Corp., Longevity Biomedical Inc. and D. Boral Capital LLC (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K (File No. 001-41289), filed with the SEC on February 11, 2025)
10.26	Promissory Note, dated February 4, 2025, issued by FutureTech to D. Boral Capital LLC (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K (File No. 001-41289), filed with the SEC on February 11, 2025)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Amendment No. 1 to Form 10-K (File No. 001-41289), filed with the SEC on December 20, 2024)
23.1	Consent of Independent Registered Public Accounting Firm for FutureTech II Acquisition Corp.
23.2	Consent of Independent Registered Public Accounting Firm for Longevity Biomedical, Inc.
23.3	Consent of Independent Registered Public Accounting Firm for Aegeria Soft Tissue LLC
23.4	Consent of Independent Registered Public Accounting Firm for Cerevast Medical, Inc.
23.5*	Consent of Moses & Singer LLP (included in Exhibit 5.1)
23.6*	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 8.1)
99.1	Opinion of Newbridge Securities Corporation
99.2	Consent of Newbridge Securities Corporation
107	Filing Fee Table

* To be filed by amendment.

+ Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. FutureTech II Acquisition Corp agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

++ Portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

II-2

Item 22. Undertakings.

1.	FutureTech II Acquisiton Corporation hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on

Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of FutureTechFutureTech II under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

II-3

2.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of FutureTech pursuant to the foregoing provisions, or otherwise, FutureTech has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by FutureTech of expenses incurred or paid by a director, officer or controlling person of FutureTech in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, FutureTech will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.	The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.	FutureTech hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.	FutureTech hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, FutureTechFutureTech II Acquisition Corporation. has duly caused the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York County, New York on the 14th day of February, 2025.

FUTURETECHFUTURETECH II ACQUISITION CORPORATION.

By:	/s/ Ray Chen
Name:	Ray Chen
Title:	President and Director (Principal Executive Officer and Principal Financial Officer)

****

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/	Ray Chen (President and Director)
(Principal Executive Officer and Principal
Financial Officer)

*

*By:	/s/
Attorney-in-fact

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bothell, Washington on the 14th day of February, 2025.

Longevity Biomedical, Inc.

By:	/s/ Bradford A. Zakes
Name: Bradford A. Zakes
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the Co-Registrant and in the capacity and on the dates indicated.

Signature	Title	Date

/s/ Bradford A. Zakes	Bradford A. Zakes (Chief Executive Officer and Director)	February 14, 2025
(Principal Executive Officer and Principal
Financial Officer)

II-6

EXECUTION VERSION

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

FutureTech II Acquisition Corp.

Longevity Biomedical, Inc.

LBI Merger Sub, Inc.

and

Bradford A. Zakes,
in the capacity as Seller Representative

Dated as of September 16, 2024

A-1

ARTICLE I. MERGER		7
1.1	Merger.	7
1.2	Effective Time.	7
1.3	Effect of the Merger.	7
1.4	Certificate of Incorporation and Bylaws; Directors and Officers.	8
1.5	Merger Consideration.	8
1.6	Conversion of Outstanding Securities.	8
1.7	Surrender of Securities and Disbursement of Merger Consideration.	9
1.8	Allocation Schedule.	11
1.9	Treatment of Company Options and Notes.	12
1.10	Taking of Necessary Action; Further Action.	12
1.11	Amended Purchaser Certificate of Incorporation.	12

ARTICLE II. CLOSING		13
2.1	Closing.	13

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		13
3.1	Organization and Standing.	13
3.2	Authorization; Binding Agreement.	13
3.3	Governmental Approvals.	14
3.4	Non-Contravention.	14
3.5	Capitalization.	14
3.6	SEC Filings and Purchaser Financials.	15
3.7	Absence of Certain Changes.	17
3.8	Compliance with Laws.	17
3.9	Actions; Orders; Permits.	17
3.10	Taxes and Returns.	17
3.11	Employees and Employee Benefit Plans.	18
3.12	Properties.	18
3.13	Material Contracts.	18
3.14	Transactions with Affiliates.	19
3.15	Investment Company Act.	19
3.16	Finders and Brokers.	19
3.17	Ownership of Merger Consideration.	19
3.18	Certain Business Practices.	19
3.19	Insurance.	20
3.20	Purchaser Trust Account.	20
3.21	Independent Investigation.	21
3.22	Lock-Up Agreements.	21

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		21
4.1	Organization and Standing.	22
4.2	Authorization; Binding Agreement.	22
4.3	Capitalization.	23
4.4	Subsidiaries.	24
4.5	Governmental Approvals.	24
4.6	Non-Contravention.	24
4.7	Financial Statements.	25
4.8	Absence of Certain Changes.	26
4.9	Compliance with Laws.	26
4.10	Company Permits.	27

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4.11	Litigation.	27
4.12	Material Contracts.	27
4.13	Intellectual Property.	30
4.14	Taxes and Returns.	33
4.15	Real Property.	36
4.16	Personal Property.	36
4.17	Title to and Sufficiency of Assets.	37
4.18	Employee Matters.	37
4.19	Benefit Plans.	38
4.20	Environmental Matters.	40
4.21	Transactions with Related Persons.	41
4.22	Insurance.	42
4.23	Books and Records.	42
4.24	Top Customers and Suppliers.	42
4.25	Certain Business Practices.	43
4.26	Compliance with Privacy Laws, Privacy Policies and Certain Contracts.	44
4.27	Investment Company Act.	44
4.28	Finders and Brokers.	44
4.29	Compliance with Health Care Laws.	45
4.30	CFIUS.	45
4.31	Independent Investigation.	46
4.32	Information Supplied.	46
4.33	Disclosure.	46

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF MERGER SUB		47
5.1	Organization and Standing.	47
5.2	Authorization: Binding Agreement.	47
5.3	Governmental Approvals.	48
5.4	Non-Contravention.	48
5.5	Capitalization.	48
5.6	Merger Sub Activities.	49
5.7	Compliance with Laws.	49
5.8	Actions; Orders.	49
5.9	Transactions with Related Persons.	49
5.10	Finders and Brokers.	49
5.11	Investment Company Act.	49
5.12	Taxes.	49

ARTICLE VI. COVENANTS		50
6.1	Access and Information.	50
6.2	Conduct of Business of the Company.	50
6.3	Conduct of Business of the Purchaser.	53
6.4	Annual and Interim Financial Statements.	55
6.5	Purchaser Public Filings.	56
6.6	No Solicitation.	56
6.7	No Trading.	57
6.8	Notification of Certain Matters.	58
6.9	Efforts.	58
6.10	Tax Matters.	60
6.11	Employee Benefits Matters	61
6.12	Further Assurances.	61

ii

6.13	The Registration Statement.	62
6.14	Public Announcements.	66
6.15	Confidential Information.	65
6.16	Post-Closing Board of Directors and Executive Officers; Employment Agreements; Related Party Transactions.	66
6.17	Indemnification of Directors and Officers; Tail Insurance.	67
6.18	Trust Account Proceeds.	68
6.19	Stockholder Written Consent.	68
6.20	Target Acquisitions.	69

ARTICLE VII. NO SURVIVAL		69
7.1	No Survival.	69

ARTICLE VIII. CLOSING CONDITIONS		69
8.1	Conditions to Each Party’s Obligations.	69
8.2	Conditions to Obligations of the Company.	70
8.3	Conditions to Obligations of the Purchaser.	72
8.4	Frustration of Conditions.	74

ARTICLE IX. TERMINATION AND EXPENSES		74
9.1	Termination.	74
9.2	Effect of Termination.	75
9.3	Fees and Expenses.	76

ARTICLE X. WAIVERS AND RELEASES		76
10.1	Waiver of Claims Against Trust.	76

ARTICLE XI. MISCELLANEOUS		77
11.1	Notices.	77
11.2	Binding Effect; Assignment.	77
11.3	Third Parties.	78
11.4	Governing Law; Jurisdiction.	78
11.5	WAIVER OF JURY TRIAL.	78
11.6	Remedies; Specific Performance.	79
11.7	Severability.	79
11.8	Amendment.	79
11.9	Waiver.	79
11.10	Entire Agreement.	80
11.11	Interpretation.	80
11.12	Counterparts.	81
11.13	Seller Representative.	81
11.14	No Recourse.	83

ARTICLE XII. FINANCING		84
12.1	Financing.	84

ARTICLE XIII. DEFINITIONS		84
13.1	Certain Definitions.	84

iii

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Cerevast Contribution and Exchange Agreement, as amended
Exhibit B	Aegeria Contribution and Exchange Agreement, as amended
Exhibit C	Form of Longevity Support Agreement
Exhibit D	Form of FutureTech II Support Agreement

iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 16, 2024 by and among:

A.	FutureTech II Acquisition Corp., a Delaware corporation (the “Purchaser”);

B.	Longevity Biomedical, Inc. (the “Company”), a Delaware corporation;

C.	LBI Merger Sub, Inc. (“Merger Sub”), a Delaware corporation; and

D.	Bradford A. Zakes, solely in the capacity as Seller Representative hereunder (the “Seller Representative”).

Purchaser, the Company, Merger Sub and the Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used and not otherwise defined herein have the meaning set forth in Article XIII.

RECITALS:

WHEREAS, Purchaser is a blank check company incorporated in Delaware and formed for the sole purpose of entering into a Business Combination with one or more businesses or entities;

WHEREAS, Merger Sub is a newly formed, wholly-owned, direct Subsidiary of the Purchaser, and was formed for the sole purpose of consummating the transactions contemplated by this Agreement, including the Merger;

WHEREAS, on August 7, 2022, the Company entered into that certain Contribution and Exchange Agreement, attached hereto as Exhibit A (as supplemented and amended to date, the “Cerevast Acquisition Agreement”), with Cerevast Medical, Inc., a Delaware corporation (“Cerevast”), and its selling shareholders pursuant to which, among other things, the Company agreed to acquire all of the issued and outstanding shares of Cerevast in a transaction that will close immediately prior to the Merger Effective Time;

WHEREAS, on August 7, 2022, the Company entered into that certain Contribution and Exchange Agreement, attached hereto as Exhibit B (as supplemented and amended to date, the “Aegeria Acquisition Agreement”), with Aegeria Soft Tissue, LLC, a Delaware limited liability company (“Aegeria”), and its selling unitholders pursuant to which, among other things, the Company agreed to acquire all of the issued and outstanding units of Aegeria in a transaction that will close immediately prior to the Merger Effective Time;

WHEREAS, on the terms and subject to the conditions of this Agreement, immediately following the consummation of the Target Acquisitions, the Company will merge with and into Merger Sub with the Company being the surviving corporation (the “Merger”), and, as a result of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive its Pro Rata Share of Purchaser Common Stock to be delivered as the Merger Consideration as determined in accordance with this Agreement, and each Company Option Share shall be converted into a Converted Stock Option;

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WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Purchaser shall provide an opportunity for Purchaser stockholders to have their issued and outstanding Purchaser Class A Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Purchaser’s Organizational Documents in connection with obtaining the Required Purchaser Stockholder Approval;

WHEREAS, for U.S. federal and state income tax purposes, each of the Parties hereby intends that, to the greatest extent permitted by Law, (i) the Share Exchange and the Financing, taken together as part of a unified plan, will qualify as a “transfer” within the meaning of Section 351 of the Code and the Treasury Regulations thereunder, and (ii) the Merger and this Agreement will qualify as a “reorganization” for the purposes of Section 368 of the Code (the “Intended Tax Treatment”);

WHEREAS, the board of directors of the Purchaser has unanimously (i) determined that it is in the best interests of the Purchaser and its stockholders, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which it is a party, (ii) approved, among other things, this Agreement and the Ancillary Documents to which it is a party and the transactions contemplated hereunder and thereby, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the transactions contemplated hereunder, including the Merger, be adopted by the holders of the Purchaser Common Stock;

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company, and declared it advisable, to enter into this Agreement, and (ii) approved this Agreement and the transactions contemplated hereunder, on the terms and subject to the conditions of this Agreement;

WHEREAS, as a condition and inducement to Purchaser’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain Company Security Holders have executed and delivered to Purchaser a Support Agreement with the Purchaser and the Company, substantially in the form attached hereto as Exhibit C (the “Longevity Support Agreement”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, FutureTech Partners II LLC, a Delaware limited liability company (“Sponsor”), has executed and delivered to the Company a Support Agreement substantially in the form attached hereto as Exhibit D (the “FutureTech Partners Support Agreement”), pursuant to which, among other things, it has agreed (i) not to form a group to vote against any directors nominated by Company Stockholders, (ii) to vote in favor of the proposed transactions contemplated by this Agreement, (iii) to appear at the Purchaser Special Meeting for purposes of constituting a quorum, (iv) to vote against any proposals that would materially impede the proposed transactions contemplated by this Agreement, and (v) to not redeem any Purchaser Common Stock held by it that may be redeemed;

6

WHEREAS, at the Closing, certain significant Holders (as defined in the Registration Rights Agreement), Sponsor and Purchaser will enter into an Amended and Restated Registration Rights Agreement, in a form to be mutually agreed upon by the Company, Sponsor and Purchaser (the “Registration Rights Agreement”);

WHEREAS, at the Closing, each Company Security Holder will enter into a Lock-Up Agreement with the Purchaser, in a form to be mutually agreed upon by the Company and the Purchaser (each, a “Lock-Up Agreement”); and

WHEREAS, the Significant Company Holders, except as set forth on Schedule 1.7(f), will each enter into a Non-Competition and Non-Solicitation Agreement in favor of Purchaser and the Company, in a form to be mutually agreed upon by the Company and Purchaser (each, a “Non-Competition Agreement”), which agreements will become effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.
MERGER

1.1 Merger.

Upon the terms and subject to the conditions of this Agreement, immediately following the consummation of the Target Acquisitions on the Closing Date and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), the Company and Merger Sub shall consummate the Merger, pursuant to which the Company shall be merged with and into Merger Sub, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (sometimes referred to herein for the periods at and after the Merger Effective Time as the “Surviving Longevity Company”) and a wholly owned subsidiary of the Purchaser and the sole parent of the Targets.

1.2 Effective Time.

The Parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger for the merger of the Company with and into Merger Sub, in a form to be mutually agreed upon by the Company and Purchaser (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such other time as the Company and Purchaser may agree in writing and specify in the Certificate of Merger, being the “Merger Effective Time.”

1.3 Effect of the Merger.

At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Longevity Company, which shall include the assumption by the Surviving Longevity Company of any and all agreements, covenants, duties and obligations of the Company and Merger Sub set forth in this Agreement to be performed after the Merger Effective Time.

7

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

At the Merger Effective Time, by virtue of the Merger, the Organizational Documents of the Surviving Longevity Company, each as in effect immediately prior to the Merger Effective Time, shall automatically be amended and restated in their entirety to read identically to the Organizational Documents of the Company, as in effect immediately prior to the Merger Effective Time, and such amended and restated Organizational Documents shall become the respective Organizational Documents of Surviving Longevity Company.

1.5 Merger Consideration.

As consideration for the Merger, the Company Stockholders collectively shall be entitled to receive from Purchaser, in the aggregate, a number of shares of Purchaser Common Stock with an aggregate value equal to (a) (i) $100,000,000 less (ii) the Converted Stock Option Value, if any, divided by (b) $10.00 (the “Merger Consideration”).

1.6 Conversion of Outstanding Securities.

(a) Each issued share of Company Common Stock (including for the avoidance of doubt, each share of Company Common Stock to be issued upon conversion of the Promissory Notes and in connection with the Target Acquisitions) outstanding immediately prior to the Merger Effective Time (other than shares to be canceled in accordance with Section 1.7) shall, subject to the terms and conditions of this Agreement, be automatically cancelled and converted into the right to receive a number of shares of Purchaser Common Stock equal to: (i) the Merger Consideration divided by (ii) the number of outstanding shares of Company Common Stock (including for the avoidance of doubt, each share of Company Common Stock to be issued upon conversion of the Promissory Note and in connection with the Target Acquisitions). An example of such calculation is set forth on Schedule 1.6(a);

(b) Each share of Purchaser Common Stock issued and outstanding immediately prior to the Merger Effective Time with respect to which a Public Stockholder has validly exercised its Redemption Rights in connection with the stockholder vote on the Purchaser Stockholder Approval Matters (collectively, the “Redemption Shares”) shall not be converted into and become a share of Purchaser Common Stock, and shall at the Merger Effective Time be converted into the right to receive from the Purchaser, in cash, an amount per share calculated in accordance with such stockholder’s Redemption Rights. As promptly as practicable after the Merger Effective Time, the Purchaser shall cause such cash payments to be made in respect of each such Redemption Share. As of the Merger Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Redemption Share (or related certificate or book-entry shares) shall cease to have any rights with respect thereto, except the right to receive the cash payments from Purchaser referred to in the immediately preceding sentence; and

8

(c) Treasury Stock. At the applicable Effective Time, if there are any Company Securities or Purchaser Securities that are owned by such entity as treasury shares or any Company Securities or Purchaser Securities owned by any direct or indirect Subsidiary of either entity immediately prior to the applicable Effective Time, such Company Securities or Purchaser Securities and any certificates formerly representing any such Company Securities or Purchaser Securities (each, a “Certificate”) shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

1.7 Surrender of Securities and Disbursement of Merger Consideration.

(a) Prior to the Merger Effective Time, Purchaser shall appoint Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to Purchaser and the Company (the “Exchange Agent”), for the purpose of disbursing shares of Purchaser Common Stock.

(b) At or prior to the Merger Effective Time, Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration.

(c) At or prior to the Merger Effective Time, Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder evidenced by Certificates (the “Company Certificates”) or represented by book-entry (the “Book-Entry Shares”) and not held by the Depository Trust Company (“DTC”), a letter of transmittal for use in such exchange, in a form to be mutually agreed upon by the Parties (the “Letter of Transmittal”) (which shall specify that the delivery of the exchanged shares of Purchaser Common Stock shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal and appropriate Certificates, if any (or a Lost Certificate Affidavit)), to the Exchange Agent for use in such exchange.

(d) With respect to Book-Entry Shares held through the DTC, Purchaser and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the applicable shares of Purchaser Common Stock to be exchanged for such Book-Entry Shares held through the DTC.

(e) Each Company Stockholder shall be entitled to receive its Pro Rata Share of the Merger Consideration in respect of the Company Common Stock tendered for exchange, within 30 days after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s), if any, for its Company Common Stock (or a Lost Certificate Affidavit), and/or a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Purchaser. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate.

9

(f) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that: (i) the transfer of such Company Common Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Merger Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, (a) if a Significant Company Holder (except as set forth on Schedule 1.7(f)), counterparts to a Non-Competition Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser, or (b) if a Company Stockholder, a counterpart to a Lock-Up Agreement, and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(g) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Purchaser (a “Lost Certificate Affidavit”), which at the reasonable discretion of Purchaser may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser or the Company with respect to the Company Common Stock represented by the Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.7(g) shall be treated as a Company Certificate for all purposes of this Agreement.

(h) After the Merger Effective Time, there shall be no further registration of transfers of Company Common Stock. If, after the Merger Effective Time, the Transmittal Documents are presented to the Purchaser or the Exchange Agent, the Company Common Stock and any Company Certificates representing such Company Common Stock shall be canceled and exchanged for the applicable portion of the Merger Consideration, and in accordance with the procedures set forth in this Section 1.7. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the Merger Effective Time will be paid to the holders of any Company Common Stock that has not yet been surrendered with respect to the Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such Company Common Stock shall surrender the Company Certificates, if any (or provide a Lost Certificate Affidavit), and/or provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates, if any (or delivery of a Lost Certificate Affidavit), and/or delivery of the other Transmittal Documents, Purchaser shall promptly deliver to the record holders thereof, without interest, the certificates (if any) representing the Purchaser Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Merger Effective Time theretofore paid with respect to such Purchaser Common Stock.

10

(i) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.7 that remains unclaimed by Company Stockholders two (2) years after the Merger Effective Time shall be returned to the Purchaser, upon demand, and any such Company Stockholder who has not exchanged its Company Common Stock for the applicable portion of the Merger Consideration in accordance with this Section 1.7 prior to that time shall thereafter look only to the Purchaser for payment of the portion of the Merger Consideration in respect of such shares of Company Common Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Purchaser, the Company or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j) Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the transactions contemplated in connection with this Agreement, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of Purchaser Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Common Stock.

1.8 Allocation Schedule. The Company shall deliver to the Purchaser, at least five (5) Business Days prior to the Closing Date, a schedule (the “Allocation Schedule”) setting forth the allocation of the Merger Consideration among the Company Security Holders (for the avoidance of doubt, giving effect to the Target Acquisitions). The Company acknowledges and agrees that the Allocation Schedule (a) is and will be in accordance with the Organizational Documents of the Company and applicable Law, (b) does and will set forth (i) the mailing addresses and email addresses, for each Company Security Holder, (ii) the number and class of Company Securities owned by each Company Security Holder as of immediately prior to the Merger Effective Time (for the avoidance of doubt, giving effect to the Target Acquisitions), and (iii) the portion of the Merger Consideration allocated to each Company Security Holder, including with respect to Company Options assumed by Purchaser pursuant to Section 1.9, the number of shares of Purchaser Common Stock subject to, and the exercise price per share of Purchaser Common Stock of each Converted Stock Option, and (c) is and will be accurate. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment and issuance of the Merger Consideration on the Closing Date in accordance with the Allocation Schedule, the Purchaser and its Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Merger Consideration), and none of them shall have (x) any further obligations to the Company, any Company Security Holder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Merger Consideration), or (y) any Liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases the Purchaser and its Affiliates (and, on and after the Closing, the Company and its Affiliates) from all claims arising from or related to such Allocation Schedule and the allocation of the Merger Consideration among each Company Security Holder as set forth in such Allocation Schedule.

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1.9 Treatment of Company Options and Notes.

(a) At or prior to the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, those certain Promissory Notes issued by the Company and Cerevast to FutureTech Capital LLC (including those assigned to FutureTech Capital LLC pursuant to that certain Assignment, Assumption, and Note Conversion Agreement, dated January 25, 2023, by and among the Company, FutureTech Capital LLC, and FutureTech Partners LLC, as amended) prior to the date hereof as listed on Schedule 1.9(a)(i) and as may hereafter be issued in accordance with Section 8.2(d) (the “Promissory Notes”) shall immediately be cancelled and converted into and become the right to receive a number of shares of Purchaser Common Stock calculated in the manner set forth on Schedule 1.9(a)(ii).

(b) Prior to the Closing, the Company’s board of directors (or, if appropriate, any committee thereof administering the Cerevast Equity Incentive Plan) shall adopt such resolutions (the form and substance of which resolutions shall be subject to review and approval of Purchaser) and take such other actions as may be required to adjust the terms of all Vested Company Options as necessary to provide that, at the Merger Effective Time, each Company Option shall be converted into a Purchaser option (a “Converted Stock Option”) to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option and the Cerevast Equity Incentive Plan, the number of shares of Purchaser Common Stock (rounded down to the nearest whole share), calculated consistent with and in the manner used to calculate the example conversion set forth on Schedule 1.9(b) (it being understood that the figures included on Schedule 1.9(b) are current estimates and subject to any necessary updates at Closing).

(c) At the Effective Time, Purchaser shall assume all obligations of the Company under each outstanding Converted Stock Option (if not previously exercised in accordance with its terms) and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Purchaser shall deliver to the holders of Converted Stock Options appropriate notices (the form and substance of which resolutions shall be subject to review and approval of Purchaser) setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Stock Option shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.9 after giving effect to the Merger).

1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, including to vest Surviving Longevity Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company, Purchaser, the Surviving Longevity Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will use their best efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.11 Amended Purchaser Certificate of Incorporation. Subject to obtaining the approval of the Purchaser Stockholder Approval Matters, upon the Effective Time, Purchaser shall amend and restate its Amended and Restated Certificate of Incorporation in a form to be mutually agreed between the Purchaser and the Company (such Second Amended and Restated Certificate of Incorporation, the “Second Amended Purchaser Certificate of Incorporation”) to (i) provide that the name of Purchaser shall be changed to “Longevity Biomedical, Inc.” or such other name as mutually agreed to by the Parties and (ii) provide for size and structure of Purchaser’s board of directors immediately after the Closing (the “Post-Closing Board”) in accordance with Section 6.16.

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ARTICLE II.
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VIII or unless this Agreement is earlier terminated in accordance with ARTICLE XI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Moses & Singer LLP, 405 Lexington Avenue, New York, NY 10174, by electronic exchange of executed documents on a date and at a time to be agreed upon by the Parties, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or, if permissible, waived (other than those conditions that by their nature are required to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction, or if permissible, waiver of such conditions at the Closing), or at such other date, time or place (including remotely) as the Parties may mutually agree (the date and time at which the Closing is actually held being the “Closing Date”).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (a) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (b) the SEC Reports that are available on the SEC’s website through EDGAR, the Purchaser represents and warrants to the Company, as follows:

3.1 Organization and Standing. The Purchaser is incorporated as a Delaware corporation, validly existing and in good standing under the Laws of Delaware. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby (“Purchaser Material Adverse Effect”). The Purchaser has heretofore made available (including via the SEC’s EDGAR System) to the Company accurate and complete copies of its Organizational Documents, as currently in effect as of the date hereof. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The Purchaser’s board of directors has by resolutions duly adopted at a meeting duly called and held, as of the date of this Agreement, (a) determined that this Agreement and the Mergers and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Purchaser and its stockholders, (b) approved and adopted this Agreement and the Ancillary Documents to which it is a party and approved the Merger and the other transactions contemplated by hereby and thereby, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which it is a party, the Merger, and the other transactions contemplated hereby and thereby by the Purchaser’s stockholders.

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3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) such filings as are contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Purchaser Material Adverse Effect.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to the Purchaser, (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser, Merger Sub, or any of their properties or assets, or (d) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses that would not reasonably be expected to have a Purchaser Material Adverse Effect.

3.5 Capitalization.

(a) Purchaser is authorized to issue up to 100,000,000 shares of Purchaser Class A Common Stock, 10,000,000 shares of Purchaser Class B Common Stock, and 1,000,000 shares of Purchaser Preferred Stock. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding shares of Purchaser Securities are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b) Except as set forth in Schedule 3.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no stockholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

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(c) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(d) Since the date of incorporation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed, or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and Purchaser Financials.

(a) The Purchaser, since the IPO, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, together with any amendments, restatements, or supplements thereto, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. § 1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. To the Knowledge of Purchaser, none of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Common Stock and the Purchaser Public Warrants are listed on Nasdaq, (B) except disclosed on Schedule 3.6 (a), the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) the Purchaser is in compliance with all of the applicable corporate governance rules of Nasdaq.

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(b) Except as not required in reliance on exemptions from various reporting requirements by virtue of the Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, the Purchaser maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Purchaser and other material information required to be disclosed by the Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Purchaser’s SEC filings and other public disclosure documents.

(c) The Purchaser maintains a standard system of accounting established and administered in accordance with GAAP. The Purchaser has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e) Except as and to the extent reflected or reserved against in the Purchaser Financials or as incurred in connection with this Agreement, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s incorporation in the ordinary course of business or to the extent that any such omission, individually or in the aggregate, have had or would have a Purchaser Material Adverse Effect. All debts and Liabilities, fixed or contingent, which should be included under GAAP on a balance sheet are included in all material respects in the Purchaser Financials as of the date of such Purchaser Financials. The Purchaser has no off balance sheet arrangements.

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3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for a Business Combination as described in the IPO Prospectus (including the investigation of potential business combination targets, including the Company and the Targets, and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2023, not been subject to a Purchaser Material Adverse Effect.

3.8 Compliance with Laws. The Purchaser is, and has since its incorporation been, in material compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Purchaser Material Adverse Effect, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser. To Purchaser’s Knowledge, Purchaser is not under investigation with respect to any violation or alleged violation of, any Law, or judgment, Order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and the Purchaser has not previously received any subpoenas from any Governmental Authority.

3.9 Actions; Orders; Permits. As of the date hereof, there is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Purchaser Material Adverse Effect, and there is no material Action that the Purchaser has pending against any other Person. As of the date hereof, the Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Except as set forth on Schedule 3.9, no Permits are required for the conduct of the Purchaser’s activities as of the date hereof and through the Closing Date.

3.10 Taxes and Returns.

(a) The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected, or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. The Purchaser has complied in all material respects with all applicable Laws relating to Taxes. Schedule 3.10 sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other Proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

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(b) Purchaser is, and has been since its incorporation, treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

(c) Purchaser has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

(d) Purchaser does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of Purchaser for U.S. federal income tax purposes.

(e) Purchaser intends that any cash remaining in the Trust Account after the redemptions of the Purchaser Common Stock and distributions contemplated by this Agreement shall be used in the Company’s business within the meaning of Treasury Regulations Section 1.368-1(d).

3.11 Employees and Employee Benefit Plans.

(a) Except as set forth on Schedule 3.11(a), the Purchaser does not have any paid employees.

(b) Except as set forth on Schedule 3.11(b), the Purchaser does not maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

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3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15 Investment Company Act. As of the date of this Agreement, the Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.16 Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.17 Ownership of Merger Consideration. All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholders as Merger Consideration in accordance with ARTICLE I shall be, upon issuance and delivery of such shares of Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such shares of Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.18 Certain Business Practices.

(a) Neither the Purchaser, nor to the Knowledge of Purchaser, any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the incorporation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

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(b) The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Sudan, Syria, or the Crimean Region of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.19 Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies, if any, are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers, if any, all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.20 Purchaser Trust Account. As of the date of this Agreement, the Trust Account has a balance of no less than $ 26,807,850.42 . Such monies are invested solely in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. To the Knowledge of Purchaser, the Trust Agreement (as amended on August 17, 2023) is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified since August 17, 2023. The Purchaser has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Purchaser or, to the Knowledge of the Purchaser, by the Trustee. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Stockholders who shall have elected to redeem their shares of Purchaser Common Stock pursuant to the Purchaser’s Amended and Restated Certificate of Incorporation (or, in connection with an extension, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, of Purchaser’s deadline to consummate a Business Combination), or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement.

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3.21 Independent Investigation. The Purchaser has conducted its own investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and the Targets and acknowledges that it has been provided access certain personnel, properties, assets, premises, books and records, and other documents and data of the Company and the Targets for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules), the representations and warranties of Cerevast set forth in the Cerevast Acquisition Agreement and an officer’s certificate of Cerevast stating that all representations and warranties contained therein are complete, true, and correct in all material respects as of the date of this Agreement and its acknowledgement of Section 10.1 hereto, the representations and warranties of Aegeria set forth in the Aegeria Acquisition Agreement and an officer’s certificate of Aegeria stating that all representations and warranties contained therein are complete, true, and correct in all material respects as of the date of this Agreement and its acknowledgement of Section 10.1 hereto, and in any certificate delivered by the Company and the Targets to Purchaser pursuant hereto, and the information provided by or on behalf of the Company and the Targets for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Targets, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.22 Lock-Up Agreements. All existing lock-up agreements between the Purchaser and any of its stockholders or holders of any Purchaser Securities entered into in connection with the initial public offering of the Purchaser, including without limitation, the Insider Letter, are listed on Schedule 3.22 of the Purchaser Disclosure Schedules and provide for a lock-up period that is in full force and effect.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company, which for the purposes of this Article IV shall be deemed to mean the Surviving Longevity Company as the context may require, hereby represents and warrants to the Purchaser as follows:

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4.1 Organization and Standing. The Company is a corporation duly incorporated and validly existing under the Laws of Delaware, is duly qualified to do business, and has all requisite corporate power and authority to own, make use of, lease and operate its assets and properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its respective jurisdiction of organization, is duly qualified to do business, and has all requisite corporate power and authority to own, make use of, lease and operate its assets and properties and to carry on its business as now being conducted; for purposes of this Section 4.1, the Targets shall be deemed to be Subsidiaries of the Company, as the Surviving Longevity Company, following the Target Acquisitions.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby. Subject to the receipt of the Required Company Stockholder Approval, the execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors and, where applicable, its stockholders, in accordance with the Company’s Organizational Documents, any applicable Law or any Contract to which the Company or any of its stockholders is a party or by which it or its securities are bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with its Organizational Documents, has (i) determined that this Agreement, and thereby the Ancillary Documents, and the Merger and the other transactions contemplated hereby and thereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted this Agreement, the Ancillary Documents, and approved the Merger and the other transactions contemplated hereby and thereby in accordance with applicable law, (iii) directed that this Agreement be submitted to the Company’s stockholders for consideration, approval and adoption, (iv) recommended that the Company’s stockholders approve and adopt this Agreement, the Ancillary Documents, and the Merger and other transactions contemplated hereby and thereby. Except for the Required Company Stockholder Approval, no additional approval or vote of any holders of capital stock or other equity interests of the Company would then be necessary to approve and adopt this Agreement and the Ancillary Documents and approve the Merger and the other transactions contemplated hereby and thereby.

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4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, one (1) share was issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding shares of Company Common Stock and other equity interests of the Company and each of the Targets as of immediately prior to the Merger are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company’s Certificate of Incorporation. All the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, or any Contract to which the Company is a party or by which it or its securities are bound. The Company does not hold any shares or other equity interests of another Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities law.

(b) Schedule 4.3(b)(i) contains a complete and correct list, as of the date hereof, of (i) each Company Option (including a breakdown whether such Company Option is an incentive stock option or a nonqualified stock option), (ii) the name of the holder of each such Company Option, (iii) the number of shares of Company Common Stock underlying each such Company Option, (iv) the date on which each such Company Option was granted, (v) the extent to which each Company Option is vested, (vi) the exercise price of each Company Option, (vii) a summary of any individualized accelerated vesting triggers or terms, and (viii) the expiration date of each Company Option. Except as set forth on Schedule 4.3(b)(i), each Company Option has been granted with a per share exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code) of the underlying Company Common Stock on the date of grant and each Company Option that is intended to be an incentive stock option is eligible for such treatment under Section 422 of the Code. Other than as set forth on Schedule 4.3(b)(ii), there are no other equity or voting interests in, or any Company Convertible Securities, or preemptive rights or other outstanding rights, options, warrants, subscriptions, puts, calls, conversion rights, or agreements or commitments of any rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. Except as set forth on Schedule 4.3(b)(i), there are no outstanding or authorized equity appreciation rights, phantom equity rights, other equity or equity-based awards or other similar rights with respect to the Company. Except as set forth on Schedule 4.3(b)(iii), there are no voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company Securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 4.3(b)(iv), no equity interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the transactions contemplated hereby.

(c) Except as disclosed in the Company Financials, since January 1, 2024, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed, or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

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4.4 Subsidiaries. As of the date hereof, the Company does not have any Subsidiaries. After the Target Acquisitions and as of Closing, the Company, as the Surviving Longevity Company, will have no Subsidiaries other than the Targets. Neither the Company nor any Subsidiary of the Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person except for the Cerevast Acquisition Agreement and the Aegeria Acquisition Agreement.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than such filings as expressly contemplated by this Agreement.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery of this Agreement and the Ancillary Documents by the Company and of the transactions contemplated hereby and thereby, consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of the Company Material Contracts, where such conflict, violation, breach, default, termination, cancellation, modification, acceleration, obligation, creation, or default would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole, or prevent the consummation by the Company of the transactions contemplated by this Agreement or the Ancillary Documents.

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4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the audited financial statement of the Company, excluding the Targets (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2023 and December 31, 2022, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards and (ii) the unaudited balance sheet and related statements of operation of the Company for the three-month period ended March 31, 2024 (the “Interim Balance Sheet Date”). True, correct, and complete copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved, (iii) comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Except as set forth on Schedule 4.7(b), the Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past five (5) years, neither the Company nor its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(c) The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on its respective properties or assets.

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(d) Except as set forth on Schedule 4.7(d), the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the balance sheet of the Company as of the Interim Balance Sheet Date contained in the Company Financials, (ii) that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law), or (iii) that are expected to be incurred upon the closing of the Cerevast Acquisition Agreement and the Aegeria Acquisition Agreement.

(e) All financial projections with respect to the Company that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves) within ninety (90) days.

4.8 Absence of Certain Changes. Except with respect to the negotiation and execution of the Cerevast Acquisition Agreement and the Aegeria Acquisition Agreement, or as set forth on Schedule 4.8, since its incorporation, the Company has (a) not conducted any business other than the negotiation and execution of this Agreement, the Cerevast Acquisition Agreement and the Aegeria Acquisition Agreement, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2 (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9 Compliance with Laws. The Company is not, and since its incorporation has never been, in material conflict or material non-compliance with, or in material default or violation of any applicable Laws. Since its incorporation, the Company, (i) has not received any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected, (ii) has not been subjected to any investigation by a Governmental Authority regarding any actual or alleged violation of or failure on the part of the Company to comply with any applicable Law, (iii) has not had claims filed against it with any Governmental Authority alleging any failure by the Company to comply with applicable Law, and (iv) has not made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any applicable Law, in the case of clauses (i) through (iii), except as would not, or would not reasonably be expected to, be material to the Company.

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4.10 Company Permits. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company), holds all licenses and Permits necessary to lawfully own, lease and conduct in all material respects its business as presently conducted and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule 4.10. All the Company Permits are in full force and effect and not subject to, or threatened to be subject to, any revocation or modification Proceeding, to the Company’s Knowledge, and the Company is conducting business in full compliance with the Company Permits. The Company is not in violation in any material respect of the terms of the Company Permits, and the Company has received no written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of the Company Permits.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its Subsidiaries, its and their respective current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adversely to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Company. In the past five (5) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list, as of the date of this Agreement, of the Company Material Contracts, a true, correct and complete copy (including written summaries of oral Contracts) of which has been made available to the Purchaser. For purposes of this Agreement, “Company Material Contract” means any contract, together with each Company Benefit Plan that is a Contract, to which the Company is a party or by which the Company, or any of its properties or assets (including but not limited to intellectual property and digital assets) are bound or affected that:

(i) contains covenants that materially limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, alliance, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

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(iii) relates to the voting or control of the equity interests of the Company or a Target or the election of directors of the Company (other than the Organizational Documents of the Company);

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency, commodities, and indices, in each case, that is material to the business of the Company;

(v) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $250,000;

(vi) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Company or another Person;

(vii) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(viii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate;

(ix) is with any Top Customer or Top Supplier;

(x) is with any Governmental Authority;

(xi) is a lease, sublease, or any other Contract relating to material property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest;

(xii) obligates the Company to provide continuing indemnification or a guarantee of obligations that would be expected to result in payments to a third party after the date hereof in excess of $250,000;

(xiii) is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice that do not contain severance entitlements, change in control benefits, or guaranteed bonuses), including all non-competition, severance and indemnification agreements, or any Related Person;

(xiv) obligates the Company to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture);

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(xv) relates to a material settlement entered into within two (2) years prior to the date of this Agreement or under which the Company has any ongoing monetary or non-monetary obligations after the date hereof (other than customary confidentiality obligations);

(xvi) provides another Person (other than any manager, director or officer of the Company) with a power of attorney;

(xvii) relates to development, ownership, licensing or use of any Intellectual Property by, to or from the Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on the Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to the Company entered into in the ordinary course of business, (E) feedback and ordinary course trade name or logo rights that are not material to the Company or (F) any other Contract pursuant to which the Company grants a non-exclusive license or right to use or exploit (including by means of a covenant not to sue) Company Intellectual Property in the ordinary course of business;

(xviii) that will be required to be filed by the Company as a material contract with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant;

(xix) is the Cerevast Acquisition Agreement or the Aegeria Acquisition Agreement; or

(xx) is otherwise material to the Company and not described in clauses (i) through (xix) above.

(b) Except as disclosed in Schedule 4.12(b), with respect to Company Material Contracts: (i) such Company Material Contracts are valid and binding and enforceable in all respects against the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not affect the validity or enforceability of the Company Material Contracts; (iii) the Company is not in breach or default in any material respect, and, to the Knowledge of the Company, no condition or event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has received neither written nor, to the Company’s Knowledge, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract, except as would not be material to the Company.

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4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the record owner and inventor(s), if any, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application serial numbers and dates of filing, as well as the current status; (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company; (iii) all proprietary Software owned or purported to be owned by the Company; and (iv) all other Intellectual Property used or held for use by the Company in the Company’s business as currently conducted and as proposed to be conducted. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $10,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice or have rights to any Intellectual Property of any Person and which otherwise relates to the Company’s ownership or use of Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and the Company has recorded assignments of all Company Registered IP. The Company has provided Purchaser with true and complete copies of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company Registered IP have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Intellectual Property.

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(b) The Company has a valid and enforceable right or license to use all Company Registered IP and the Company has a valid and enforceable right or license to use all Intellectual Property that is the subject of a Company IP License applicable to the Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Company as presently conducted. The Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. The Company is not a party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

(c) There are no licenses, sublicenses or other agreements or permissions under which the Company is the licensor (“Outbound IP License”).

(d) No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by the Company. The Company is not currently infringing, or has, in the past, infringed, misappropriated, or violated any Intellectual Property of any other Person in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Company. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Company.

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(e) All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to Intellectual Property of the Company) of the Company (and each of its Affiliates) have assigned to the Company all Intellectual Property arising from the services performed for the Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of the Company have claimed any ownership interest in any Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of the Company’s IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted or contemplated to be conducted. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company Intellectual Property.

(f) The Company has used reasonable commercial efforts to maintain the confidentiality of all material Company Intellectual Property the value of which is contingent upon maintaining the confidentiality thereof. Except as set forth on Schedule 4.13(f), to the Knowledge of the Company, no such Intellectual Property has been disclosed other than to employees, representatives and agents all of whom are bound by written confidentiality agreements. The Company is in material compliance with all confidentiality agreements and other protective agreements to which they are a party that protect the Intellectual Property of third parties.

(g) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information or information that can be used to identify a natural person (“personal information”)) in the possession of the Company, nor has there been any other compromise of the security, confidentiality or integrity of such information or data, or any facts or circumstances that could reasonably be expected to give rise to the compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company. The Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information, each with respect to the Company’s collection, processing and use of personal information. The operation of the business of the Company has not and does not violate any right to privacy or publicity of any third person or constitute unfair competition or trade practices under applicable Law. The Company has all necessary intellectual property to conduct their business.

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(h) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company’s rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

(i) No Party other than the Company or its Subsidiaries possesses any current or contingent rights to any material source code that is part of the Company Intellectual Property.

(j) Schedule 4.13(a) contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(k) All Company IT Systems within its control are in good working condition and are sufficient for the operation of the Company’s business as currently conducted and as proposed to be conducted. In the past five (5) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems within its control, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

4.14 Taxes and Returns.

(a) The Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves in the Company Financials have been established in accordance with GAAP. The Company has complied in all material respects with all applicable Laws relating to Tax.

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(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company is not being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established in accordance with GAAP).

(d) There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e) The Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) The Company has made no change in accounting methods (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) Except as set forth on Schedule 4.14(h), the Company has no Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(i) The Company has not requested nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(j) The Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

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(k) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for the taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) any deferred revenue or prepaid amount received on or prior to the Closing Date.

(l) The Company has (i) to the extent applicable, complied in all material respects with applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) related to COVID-19, (iii) to the extent applicable, complied in all material respects with applicable Tax Law regarding Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act of 2020 and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(m) The Company is and has been since incorporation treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

(n) The Company has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

(o) The Company does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of Purchaser for U.S. federal income tax purposes.

(p) The Company intends that any cash remaining in the Trust Account after the redemptions of shares of the Purchaser Common Stock and distributions contemplated by this Agreement shall be used in the Company’s business within the meaning of Treasury Regulations Section 1.368-1(d).

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(q) To the Knowledge of the Company, it is unaware of any fact or circumstance that would reasonably be expected to prevent each Merger from qualifying as a transfer within the meaning of Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently owned, leased or subleased or otherwise used or occupied by the Company for the operation of the business of the Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under the Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has received no notice of any such condition. The Company does not own nor has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as would not be material to the Company, or as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has received no notice of any such condition.

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4.17 Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Company as of the Interim Balance Sheet Date, and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted or that are used or held by the Company for use in the operation of the businesses of the Company, and taken together are in the business of the Company as conducted.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18, the Company is not party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor or trade union, labor organization or works council, and has never been party to, or bound by, any such Contracts. There are no labor strikes, slowdowns, work stoppages, boycotts, picketing, lockouts, job actions, labor disputes, or to the Company’s Knowledge threat of any of the foregoing, or union organizing activity (of unrepresented employees) or question concerning representation, by or with respect to any of the employees of the Company, and no such activities have ever occurred. No employees of the Company are represented by any labor organization with respect to their employment with the Company.

(b) Except as set forth in Schedule 4.18(b), the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, wages and hours, discrimination, harassment, retaliation, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and other time off, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any past due arrears of wages or other compensation due to employees, independent contractors or consultants of the Company or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.18(b), there are no Actions pending or, to the Company’s Knowledge, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, consultant, or independent contractor, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary or hourly rate; and (ii) wages, bonus, commission or other compensation paid during the fiscal year ending December 31, 2023 and the six-month period ended June 30, 2024. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with the Company that is not terminable “at will,” and (B) the Company have paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each employee of the Company has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d) Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) “Company Benefit Plans” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), and all material contracts, plans, agreements, programs, arrangements, employee benefit plans, compensation arrangements and other benefit arrangements, whether written or unwritten and whether or not providing cash- or equity-based incentives (e.g., restricted stock, stock option, stock appreciation right, phantom stock, etc.), health, medical, dental, disability, accident or life insurance benefits, change in control or retention payments, vacation, severance, salary continuation, or other termination pay, bonus, commissions or other variable compensation, vacation, paid-time-off, sick leave, fringe benefit, retirement, deferred compensation, pension or savings benefits, that are sponsored, maintained, contributed to or required to be contributed by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any liability or obligation (including any contingent liability or obligation) and all employment or other agreements providing compensation, vacation, severance or other benefits to any officer, employee, consultant or former employee of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party.

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(b) Set forth on Schedule 4.19(b) is a true and complete list of each material Company Benefit Plan (other than any at will offer letter that does not provide for severance or termination benefits and is on the standard form of offer letter disclosed on Schedule 4.19(b)). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. The Company has in the past been neither a member of a “controlled group”, nor does the Company have any Liability with respect to any collectively-bargained for plans. No fact exists which could reasonably be expected to adversely affect the qualified status of any Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all material Company Benefit Plan documents and agreements (or, in the case of any such Company Benefit Plan that is unwritten, written descriptions of the material terms thereof) and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the current summary plan descriptions and summary of material modifications thereto; (iii) the three (3) most recent annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the a tax agency, if any; (vii) the most recent actuarial valuation; (viii) any trust or funding agreements as well as any insurance policies or contracts, and (ix) all material and non-routine communications with any Governmental Authority within the last three (3) years.

(d) Except as set forth in Schedule 4.19(d), with respect to each Company Benefit Plan: (i) such Company Benefit Plan is and has at all times been operated, maintained, funded, and administered in accordance with its material terms, and applicable laws; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined by any applicable Laws, has occurred, excluding transactions effected pursuant to a statutory or administration exemption, and (v) all contributions and premiums due through the Closing Date have been timely made or have been fully accrued on the Company Financials.

(e) Neither the Company nor any ERISA Affiliate has, at any time, sponsored, maintained, contributed to, or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any (i) defined benefit pension plan or a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code, or Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 412(c) of the Code or Section 210(a) of ERISA; or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f) (i) each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) subject to Section 409A of the Code has been written and operated in compliance with Section 409A of the Code; and (ii) no arrangement exists (whether written or unwritten) pursuant to which the Company or any of its Subsidiaries will be required to “gross up” or otherwise compensate or reimburse any person for taxes that may become payable pursuant to Section 409A or 4999 of the Code.

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(g) With respect to each Company Benefit Plan which is a “welfare plan” (as described in applicable Laws): (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company and its Subsidiaries have complied with the provisions of Laws that govern employee benefits and retirement plans.

(h) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance, salary continuance, or other termination pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment, funding or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would result in tax consequences or payments not satisfied as of the Effective Time of the Merger.

(i) Neither the execution of this Agreement nor the consummation of the transactions contemplated thereby (either alone or in connection with any subsequent event(s)) will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(j) All Company Benefit Plans can be terminated at any time prior to the Closing Date without resulting in any Liability to Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(k) No options or other equity-based awards have been issued or granted by the Company that are considered deferred compensation. The Company has no obligation to any employee or other service provider with respect to any Company Benefit Plan that may be subject to Tax Laws requiring special taxation of the benefit due to the manner of distribution. There is no Contract or plan to which the Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

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(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(e) To the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(f) The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

4.21Transactions with Related Persons. Except as set forth on Schedule 4.21, neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, the Company has no outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any material receivable or other obligation from a Related Person, and the liabilities of the Company do not include any material payable or other obligation or commitment to any Related Person. Schedule 4.21 lists each Contract or other arrangement or commitment between the Company and any Related Person of the Company. Each Contract or other arrangement listed on Schedule 4.21 was entered into at arms’ length and in the ordinary course of business on commercially reasonable terms and is reasonably necessary for the operation of the business as presently conducted and as currently contemplated to be conducted.

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4.22 Insurance.

(a) Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company has no self-insurance or co-insurance programs. In the past five (5) years (or since the date of the Company’s formation if less than five years ago), the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by the Company in the past five (5) years (or since the date of the Company’s formation if less than five years ago). The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the three (3) years (or since the date of the Company’s formation if less than three years ago) preceding the date hereof, the Company has made no claim against an insurance policy as to which the insurer is denying coverage.

4.23 Books and Records. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

4.24 Top Customers and Suppliers. Schedule 4.24 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2023 and (b) the period from January 1, 2024 through the Interim Balance Sheet Date, the ten (10) largest customers of the Company (the “Top Customers”) and the ten largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or threatened to or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its relationships with the Company or stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, and (iv) the Company has not within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer.

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4.25 Certain Business Practices.

(a) Neither the Company, nor to the Knowledge of the Company, any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company nor any of its Representatives acting on its behalf has, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) Neither the Company nor any of its directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, Sudan, the Crimean region of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.26 Compliance with Privacy Laws, Privacy Policies and Certain Contracts. Except as set forth on Schedule 4.26:

(a) The Company, and, to the Knowledge of the Company, its officers, directors, employees, agents, subcontractors and vendors to whom the Company has given access to Personal Data or Protected Health Information, are and have been at all times, in compliance in all material respects with all applicable Privacy Laws;

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company has not experienced any loss, damage or unauthorized access, use, disclosure, modification, or breach of security of Personal Data or Protected Health Information maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company);

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(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company: (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company; and (ii) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or Action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company);

(d) Neither the Company nor, to the Knowledge of the Company, any subcontractor, agent or vendor of the Company, has incurred any breach of “unsecured protected health information” (as defined in 45 C.F.R. Part 164, Subpart D) requiring reporting to any Governmental Authority;

(e) To the Knowledge of the Company, all activities conducted by the Company with respect to any Protected Health Information or Personal Data are permitted under the Contracts relating to Personal Data or Protected Health Information; and

(f) To the Knowledge of the Company, each Contract between the Company and any customer of the Company contains all material terms and conditions that the Company is required to include therein under the Company’s Contracts with its vendors and suppliers.

4.27 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

4.28 Finders and Brokers. Except as set forth in Schedule 4.28, the Company has neither incurred nor will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.29 Compliance with Health Care Laws.

(a) The Company and each of its employees, officers, and directors are, and has at all times been, in material compliance with all applicable Health Care Laws.

(b) No Person, including any Governmental Authority, has: (i) made any written claim or commenced any Proceeding with respect to any violation of any Health Care Law by the Company; or (ii) been given written notice of any potential criminal, civil or administrative violation of any Health Care Law.

(c) Neither the Company nor any of its Affiliates, officers, directors, or employees has: (i) been disqualified or debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) made or offered any payment, gratuity or other thing of value that is prohibited by any law to personnel of the U.S. Food and Drug Administration (“FDA”) or any other Governmental Authority; (iii) made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or in any records and documentation prepared or maintained to comply with applicable Laws, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure in this subsection (iii) was made could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy; nor (iv) received written notice of or, to the Knowledge of the Company, been subject to any other material enforcement action involving the FDA or any other similar Governmental Authority, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter that would result in a Material Adverse Effect, and none of the foregoing are pending or threatened in writing.

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(d) Currently, none of the Company’s products or services are covered by any federal health care programs, including Medicare or Medicaid.

(e) Neither the Company, nor any of its employees, officers, or directors, is currently: (i) to the Knowledge of the Company, under investigation by the Department of Justice, the Office of the Inspector General (“OIG”) of the U.S. Department of Health and Human Services, the OIG of the U.S. Department of Veterans Affairs, the Centers for Medicare and Medicaid Services, the Office for Civil Rights of the U.S. Department of Health and Human Services, any state Attorney General, any state Medicaid Agency, or the FDA; (ii) excluded from participation under any federal health care program under Section 1128 of the Social Security Act; or (iii) suspended or debarred from contracting with the federal government.

(f) Neither the Company nor any of its employees, officers, or directors has entered into any agreement or settlement with any Governmental Authority with regard to any alleged non-compliance with, or violation of, any Health Care Law, or made a voluntary disclosure pursuant to any Governmental Authority self-disclosure protocol or similar functions, including but not limited to the OIG pursuant to the OIG’s self-disclosure protocol. No Person has filed or has threatened to file against the Company any claim under any federal or state whistleblower statute regarding the Company’s non-compliance with applicable Health Care Laws, including the Federal False Claims Act (31 U.S.C. §§3729 et seq.).

4.30 CFIUS. The Company (i) does not produce, design, test, manufacture, fabricate, or develop any critical technologies as that term is defined in 31 C.F.R. § 800.215; (ii) does not perform the functions as set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to covered investment critical infrastructure, as that term is defined in 31 C.F.R. § 800.212; and (iii) does not maintain or collect sensitive personal data, and has no demonstrated business objective to do so in the future, as described in 31 C.F.R. § 800.241, and, therefore, the Company is not a “TID U.S. business” as defined in 31 C.F.R. § 800.248. The Company has no current intention of engaging in such activities in the future.

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4.31 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.32 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the Proxy Statement and other mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

4.33 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. Except for the representations and warranties expressly made by the Company in this ARTICLE IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Company, the Company Security Holders, the Company Common Stock, the business of the Company, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this ARTICLE IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser or any of its Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Company.

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ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF
MERGER SUB

Merger Sub, represents and warrants to the Company as follows:

5.1 Organization and Standing. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Merger Sub has heretofore made available to the Company accurate and complete copies of the Organizational Documents of Merger Sub, as currently in effect as of the date hereof. Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization: Binding Agreement. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and, as applicable, stockholders of Merger Sub in accordance with Merger Sub’s Organizational Documents and any other applicable Law, and (b) no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement, on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

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5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by Merger Sub of the transactions contemplated hereby and thereby, other than (a) such filings as expressly contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby (a “Longevity Material Adverse Effect”).

5.4 Non-Contravention. The execution and delivery by Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by Merger Sub of the transactions contemplated hereby and thereby, and compliance by Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Merger Sub, or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, or (vii) result in the creation of any Lien upon any of the properties or assets of Merger Sub under, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Longevity Material Adverse Effect.

5.5 Capitalization.

(a) Prior to giving effect to the Merger, Merger Sub is authorized to issue 100 shares of Merger Sub Common Stock, of which 100 shares are issued and outstanding, and all of which are owned by Purchaser. Prior to giving effect to the transactions contemplated by this Agreement, Merger Sub has never had any Subsidiaries or owned any equity interests in any other Person.

(b) Except as set forth in its Organizational Documents, Merger Sub (i) has no obligation to issue, sell or transfer any equity securities of Merger Sub, (ii) is not party or subject to any contract that affects or relates to voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity interests of Merger Sub, (iii) has not granted any registration rights or information rights to any other Person, (iv) has not granted any phantom shares and there are no voting or similar agreements entered into by Merger Sub which relate to its capital or equity interests, (v) has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for voting interests of Merger Sub or equity interests of Merger Sub) with the owners or holders of Merger Sub on any matter or any agreements to issues such bonds, debentures, notes or other obligations and (vi) has no outstanding contractual obligations to provide funds to, or make any investment (other than the transactions contemplated herein) in, any other Person.

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5.6 Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Merger, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

5.7 Compliance with Laws. Merger Sub is not, and since the date of its formation, has not been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it. To Merger Sub’s Knowledge, Merger Sub, has not, since the date of its formation, received any written or oral notice of, or is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.

5.8 Actions; Orders. There is no pending or, to the Knowledge of Merger Sub, threatened Action to which Merger Sub is subject, and there is no Action that Merger Sub has pending against any other Person. Merger Sub is not subject to any Orders of any Governmental Authority, nor to the Knowledge of Merger Sub, are any such Orders pending.

5.9 Transactions with Related Persons. Except as set forth on Schedule 6.9, there are no transactions, Contracts or understandings between Merger Sub, on the one hand, and any (a) present or former director, officer or employee or Affiliate of Merger Sub or Sponsor, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Merger Sub outstanding capital stock as of the date hereof, on the other hand.

5.10 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Merger Sub or any of its respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Merger Sub.

5.11 Investment Company Act. Merger Sub is not an “investment company” or a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.12 Taxes.

(a) Merger Sub has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

(b) Merger Sub does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of Purchaser for U.S. federal income tax purposes.

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ARTICLE VI.
COVENANTS

6.1 Access and Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 6.15, the Company shall give, and shall cause its Subsidiaries and Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company or the Targets, as the Purchaser or its Representatives may reasonably request regarding the Company, the Targets and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company and the Targets.

During the Interim Period, subject to Section 6.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

6.2 Conduct of Business of the Company. Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 6.2 of the Company Disclosure Schedules, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets.

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The Company shall provide advance written notice to the Purchaser of any material action that is not within the ordinary course and consistent with past practice. Except as expressly contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 6.2 of the Company Disclosure Schedules, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(a) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(b) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(c) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Common Stock from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of service);

(d) other than promissory notes issued by the Company and Cerevast to FutureTech Capital LLC which shall be cancelled and converted into the right to receive shares of Company Common Stock immediately prior to the Merger Effective Time consistent with the terms of the Promissory Notes listed on Schedule 1.10(a) and consistent with Section 1.10(a), incur, create, assume, prepay, commit to, or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $50,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $25,000 individually or $50,000 in the aggregate;

(e) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, to any employee, or increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or enter into, establish, amend or terminate any Company Benefit Plan other than as required by applicable Law or pursuant to the terms of any Company Benefit Plans;

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(f) take any action to (i) hire or terminate any officer, director, employee or other individual service provider of the Company or any of its Subsidiaries, (ii) grant, announce or modify any equity or equity-based awards, or (iii) accelerate the payment, funding, right to payment or vesting of any compensation or benefits;

(g) make or rescind any material election relating to Taxes, settle any Action, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(h) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company IP Licenses or other Company Intellectual Property (excluding non-exclusive licenses of Company Intellectual Property to Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(i) terminate, waive, renew, extend, assign, or fail to maintain in effect any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract;

(j) terminate, waive, renew, extend, assign, or fail to maintain in effect any right under, any Contract with any Target or enter into any Contract with any Target;

(k) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(l) establish any Subsidiary or enter into any new line of business, provided, however that the Purchaser expressly approves the Company’s acquisition of the Targets just prior to the Closing;

(m) voluntarily terminate, cancel, materially modify or amend, permit to lapse, or fail to keep in force any insurance policies maintained for the benefit of the Company or providing insurance coverage with respect to its assets, operations and activities, without replacing or revising such policies with a comparable amount of insurance coverage with substantially similar coverage to that which is currently in effect;

(n) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(o) waive, release, assign, commence, initiate, satisfy, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $25,000 individually or $50,000 in the aggregate, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

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(p) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(q) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(r) make capital expenditures in excess of $25,000 (individually for any project (or set of related projects) or $50,000 in the aggregate);

(s) authorize, recommend, propose or announce an intention to adopt, or otherwise effect a plan of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar transaction;

(t) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to the terms of a Company Material Contract or Company Benefit Plan or for Expenses incurred by the Company in connection with the transactions contemplated by this Agreement;

(u) purchase, sell, lease, license, transfer, exchange or swap, pledge, mortgage or otherwise pledge or encumber (including securitizations), or transfer or otherwise dispose of any material portion of its properties, assets or rights (including equity interests of the Company or any Target);

(v) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(w) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(x) accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business consistent with past practice;

(y) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(z) authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by the Company or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including Orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 6.2. The Company shall notify the Purchaser in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the business of the Company, in consultation with the Purchaser whenever practicable.

6.3 Conduct of Business of the Purchaser. Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 6.3 of the Purchaser Disclosure Schedules, the Purchaser shall, and shall cause its Subsidiaries to, comply with all Laws applicable to the Purchaser and its Subsidiaries. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), so long as Purchaser is solely responsible for all Extension Expenses, and no consent of any other Party shall be required in connection therewith.

Without limiting the generality of Section 6.3 and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any Financing in accordance with Section 12.1) or as expressly set forth on Schedule 6.3 of the Purchaser Disclosure Schedules, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(a) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(b) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Purchaser Securities issuable upon conversion or exchange of outstanding Purchaser Securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities, or engage in transactions specified in Section 6.3(d) below.;

(c) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(d) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $50,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(d) shall not prevent the Purchaser from borrowing funds or raise funds by issuing securities necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including any Financing and the costs and expenses necessary for an Extension and any such Financing (such expenses, “Extension Expenses”)), up to aggregate additional Indebtedness during the Interim Period of $2,000,000, provided, however, that Purchaser shall remain solely responsible for all Extension Expenses;

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(e) make or rescind any material election relating to Taxes, settle any claim, Action, Proceeding, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(f) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(g) terminate, waive or assign any material right under any Purchaser Material Contract;

(h) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(i) establish any Subsidiary or enter into any new line of business;

(j) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect as of the date of this Agreement;

(k) waive, release, assign, initiate, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $25,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(l) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(n) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $25,000 individually or $50,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

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(o) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(p) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(q) authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by the Purchaser or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including Orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 6.3. The Purchaser shall notify the Company in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the Purchaser and its Subsidiaries.

6.4 Annual and Interim Financial Statements.

(a) During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited income statement and an unaudited balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes.

(b) The Company shall use reasonable best efforts to deliver to the Purchaser on or prior to October 15, 2024, the audited financial statement of the Company, excluding the Targets (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2023, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal year then ended, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards and containing an unqualified report of the Company’s auditors, that is required to be included in the Registration Statement and any other filings to be made by the Purchaser with the SEC in connection with the transactions contemplated hereby and in the Ancillary Document.

(c) The Company shall deliver to the Purchaser on or prior to October 15, 2024,

(i) an audited financial statement of Cerevast (including, in each case, any related notes thereto), consisting of the balance sheets of Cerevast as of December 31, 2023 and December 31, 2022, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards, and

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(ii) an audited financial statement of Aegeria (including, in each case, any related notes thereto), consisting of the balance sheets of Aegeria as of December 31, 2023 and December 31, 2022, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards.

(d) All financial statements delivered pursuant to this Section 6.4, (A) will be prepared from, and reflect in all material respects, the books and records of the Company, Cerevast, or Aegeria, as applicable, (B) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (C) will fairly present, in all material respects, the consolidated financial position of the Company, Cerevast and Aegeria, as applicable, as of the dates thereof and their results of operations for the periods then ended, and (D) will be audited in accordance with the standards of the PCAOB. All costs incurred in connection with preparing and obtaining such financial statements shall be Expenses of the Company.

(e) The Company shall (and shall use its best efforts to cause each Target to) use reasonable best efforts (i) to assist the Purchaser and its Representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company or applicable Target, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is reasonably required to be included in the Registration Statement and any other filings to be made by the Purchaser with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law.

6.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Purchaser Public Units, the Purchaser Common Stock, and the Purchaser Public Warrants on Nasdaq.

6.6 No Solicitation. For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser. For the avoidance of doubt, an “Alternative Transaction” does not include any Financing in accordance with Article XII.

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(a) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

(b) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.7 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Merger in accordance with ARTICLE I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

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6.8 Notification of Certain Matters. During the Interim Period, (x) each Party shall give prompt notice to the other Parties if such Party or its Affiliates, and (y) the Company shall give prompt notice to the Purchaser if, to the Company’s Knowledge, any Target or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder, under the Cerevast Acquisition Agreement, or under the Aegeria Acquisition Agreement, in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or the transactions contemplated by the Cerevast Acquisition Agreement, or the Aegeria Acquisition Agreement, or (ii) any non-compliance with any Law by such Person or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the transactions contemplated by the Cerevast Acquisition Agreement, or the Aegeria Acquisition Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would make any representation or warranty contained in this Agreement, the Cerevast Acquisition Agreement, or the Aegeria Acquisition Agreement false or untrue, would constitute a breach of any covenant or agreement contained in this Agreement, the Cerevast Acquisition Agreement or the Aegeria Acquisition Agreement, or would reasonably be expected to cause or result in any of the conditions to the Closing set forth in this Agreement, the Cerevast Acquisition Agreement, or the Aegeria Acquisition Agreement, not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Person or any of its Affiliates, or any of their respective properties or assets, or, to the actual knowledge of such Person, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Person or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement, or the transactions contemplated by the Cerevast Acquisition Agreement, or the Aegeria Acquisition Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement, the Cerevast Acquisition Agreement, and/or the Aegeria Acquisition Agreement, have been breached.

6.9 Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each Party hereto shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including obtaining all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement; provided, that in no event shall any Party be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the transactions contemplated hereby (other than fees or expenses payable to the SEC in connection with the transactions contemplated hereby, including the Registration Statement).

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(b) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(c) Notwithstanding the immediately preceding paragraph, nothing contained herein shall be deemed to require Purchaser or the Company, or any of their respective Subsidiaries, and Purchaser and the Company, and any of their respective Subsidiaries, shall not be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition, commitment or restriction, in connection with obtaining the foregoing Permits, consents, Orders, approvals, waivers, non-objections and authorizations of Governmental Authorities that would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations on the business of the Company and its Subsidiaries (taken as a whole), or on the business of Purchaser and its Subsidiaries (taken as a whole) (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments).

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts; provided, that in no event shall any Party be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the transactions contemplated hereby (other than fees or expenses payable to the SEC in connection with the transactions contemplated hereby, including the Registration Statement).

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6.10 Tax Matters.

(a) The Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) and file all necessary Tax Returns with respect to all Transfer Taxes, and, if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(b) The Parties agree and intend that, to the greatest extent permitted by Law, for U.S. federal (and applicable state and local) income tax purposes, the Merger is intended to be treated consistent with the Intended Tax Treatment. Each of the Parties shall use its commercially reasonable efforts to cause the Merger to qualify for the Intended Tax Treatment. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment. To the greatest extent permitted under Law, the Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Intended Tax Treatment.

(c) The Parties shall execute and deliver (i) officer’s certificates, in customary form, in a timely manner upon request by the other Party and (ii) any other representations reasonably requested by counsel to Purchaser or counsel to the Company, as applicable, for purposes of rendering opinions regarding the Intended Tax Treatment and other tax matters in connection with the transactions contemplated by this Agreement, at such time or times as may be requested by counsel to Purchaser or counsel to the Company, including in connection with the Closing and any filing with the SEC. Any opinion to be delivered by counsel to the Purchaser shall be limited to addressing (a) qualification of the transactions contemplated by this Agreement as an exchange governed by Section 351 of the Code and/or (b) the accuracy of any tax disclosure statements addressed directly to holders of equity securities of the Purchaser (or any other matters the SEC specifically requests that the Purchaser provide an opinion with respect to). For the avoidance of doubt, any tax opinions to be delivered by counsel to Purchaser shall not be a condition to Closing under this Agreement.

(d) None of the Company, Purchaser or any of their Affiliates will take any action, engage in any transaction that would result in the liquidation of Purchaser for U.S. federal income tax purposes in the tax year including the Closing Date and the two subsequent calendar years.

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(e) For two years following the Closing, all cash and cash equivalents in the Trust Account after the Redemption shall (i) be used in the operations of the Company or the members of the Company’s “qualified group” (within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)) and/or (ii) loaned to the Company or members of the Company’s qualified group to be used in its business operations, in each case, such amounts to be used in a manner that would not impair the ability of the Merger to qualify as a “reorganization” within the meaning of Section 368 of the Code.

6.11 Employee Benefits Matters

(a) To the extent any “disqualified individual” (as such term is defined for purposes of Section 280G of the Code (hereafter, “Section 280G”)) of the Company, Cerevast, Aegeria or any of their respective Subsidiaries (a “Disqualified Individual”) would be entitled to any payment or benefit as a result of or in connection with the transactions contemplated by the Target Acquisitions (either alone or upon the occurrence of any additional or subsequent events) and such payment or benefit would constitute an “excess parachute payment” under Section 280G or would result in the imposition of any excise Tax imposed under Section 4999 of the Code, the Company, Cerevast and/or Aegeria, as applicable, shall, prior to the Target Acquisitions: (i) obtain a binding written waiver (each, a “Section 280G Waiver”) from each Disqualified Individual of such Disqualified Individual’s right to receive any portion of such parachute payments that exceeds three times such Disqualified Individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code less one dollar (collectively, the “Excess Parachute Payments”) to the extent such Excess Parachute Payments are not subsequently approved pursuant to a stockholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1 thereunder (the “280G Stockholder Approval Requirements”); (ii) solicit a vote of stockholders in a manner that satisfies the 280G Stockholder Approval Requirements in respect of the Excess Parachute Payments payable to all such Disqualified Individuals who have executed a Section 280G Waiver; provided, however, that the Company, Cerevast and/or Aegeria, as applicable, shall not be required to pay any amounts or provide any benefits to any Person in order to obtain such approval. The Section 280G Waivers, calculations, disclosure, equityholder consents, and any other documents prepared, issued, distributed, adopted or executed in connection with the implementation of this Section 6.11(a) shall be provided to Purchaser no later than 10 Business Days prior to the Target Acquisitions and shall be subject to Purchaser’s prior reasonable review and comment and the Company shall implement any comments provided by Purchaser. To the extent any Excess Parachute Payments are not approved as contemplated above, such Excess Parachute Payments shall not be made or provided to the extent waived in the Section 280G Waivers. At least 3 Business Days prior to the Target Acquisitions, the Company shall deliver to Purchaser written evidence of satisfaction of the requirements of this Section 6.11(a) or written notice of the nonsatisfaction thereof.

(b) As soon promptly as practicable after the date hereof and in any event no later than thirty (30) days prior to the Closing Date, the Company and/or Cerevast shall enter into an indemnification agreement (the form of which shall be subject to the review and approval of Purchaser) with each of Kendall Stever, Andrew Leo and Francesco Curra indemnifying such individuals for any and all losses relating to or arising from the grant of Company Options in violation of Code Section 409A.

6.12 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

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6.13 The Registration Statement.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare, with the reasonable assistance of the Company, on behalf of itself and on behalf of the Targets (upon Targets’ consent), and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their shares of the Purchaser Common Stock redeemed (such rights to have their shares of the Purchaser Common Stock redeemed, “Redemption Rights,” and such redemption thereof, the “Redemption”) in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at an extraordinary general meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger (and, to the extent required, the issuance of any shares in connection with the Financing), by the holders of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents and IPO Prospectus, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption of the Second Amended and Restated Certificate of Incorporation of Purchaser in connection with the Merger, (iii) the change of name of the Purchaser in connection with the Merger, (iv) adoption and approval of a new equity incentive plan, in a form reasonably acceptable to the Company and Purchaser (the “Equity Incentive Plan”), and which will provide for awards for a number of shares of Purchaser Common Stock equal to (a) ten percent (10%) of the aggregate number of shares of Purchaser Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), plus (b) the number of shares of Purchaser Common Stock underlying the Converted Stock Options, (vi) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (vi), collectively, the “Purchaser Stockholder Approval Matters”), and (vii) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall consider any such comments timely made in good faith. The Company shall provide Purchaser with such information concerning the Company and the Targets and their prospective stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

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(b) Purchaser shall take all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and its Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and shall respond in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents; provided, however, that the Purchaser shall not amend or supplement the Proxy Statement without prior written consent of the Company, not to be unreasonably withheld, conditioned, or delayed.

(c) Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser shall consider any such comments timely made in good faith under the circumstances.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to Purchaser’s stockholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the Securities Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

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(e) Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.

6.14 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance provided, however, that the foregoing shall not prohibit Purchaser, Sponsor, and their respective Representatives from providing general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor, including to potential participants in connection with a Financing in accordance with Section 12.1, or in connection with normal fund raising or related marketing or informational or reporting activities; and provided, further, that subject to Section 6.02 and this Section 6.13, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any required third party consent. Notwithstanding the foregoing, Purchaser and the Company may make statements that are consistent with previous public releases made by such Party in compliance with this Section 6.13.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have the opportunity to review and comment prior to filing and Purchaser shall consider any such comments in good faith. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws, which the Seller Representative and Sponsor shall have the opportunity to review and comment. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

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6.15 Confidential Information.

(a) The Company and the Seller Representative hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE IX, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 6.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

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(b) The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose all Company Confidential Information to the extent required by the Federal Securities Laws.

6.16 Post-Closing Board of Directors and Executive Officers; Employment Agreements; Related Party Transactions.

(a) The Parties shall take all necessary action, including causing the current directors of Purchaser to resign, so that effective upon the Effective Time, (i) the Post-Closing Board will consist of (A) six (6) directors designated by the Company, at least four (4) of whom shall qualify as an independent director under Nasdaq rules and (B) one (1) director designated by Sponsor, totaling seven (7) individuals, and (ii) elect the Post-Closing Board; provided, that such designees shall, in the case of the Sponsor designee, be reasonably acceptable to the Company and, in the case of the Company designees, be reasonably acceptable to Sponsor. Sponsor and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned, or delayed by either the Company or Sponsor) on the directors to be appointed to the audit, compensation and nominating committees prior to the filing of the Registration Statement with the SEC. At or prior to the Closing, Purchaser will provide each director of the Post-Closing Board with a customary director indemnification agreement.

(b) The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser immediately after the Closing will be the same individuals (in the corresponding office) as that of the Company immediately prior to the Closing.

(c) Each of the Company and Purchaser shall cause such individuals to, and such Persons shall, comply and cooperate with and satisfy all requests and requirements made by any Governmental Authority in connection with the foregoing, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and making individuals available with respect to any discussions or hearings. In the event an individual designated in accordance with Section 8.16(a) does not satisfy any requirement of a Governmental Authority, including applicable rules required by the SEC and the rules and listing standards of Nasdaq, to serve as a director of Purchaser, then (x) there shall be no obligation to appoint such individual pursuant to Section 8.16(a) and (y) the Company or Sponsor, as applicable, shall be entitled to designate a replacement director in lieu of such person; provided, further, that in no event shall Closing be delayed or postponed in connection with or as a result of the foregoing.

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(d) The Parties shall negotiate in good faith to finalize employment agreements, in a form to be mutually agreed upon by the Company and Purchaser, with certain individuals to be mutually agreed between the Company and Purchaser, which agreements shall include non-compete and non-solicitation terms favorable to the Company.

(e) If requested by the Purchaser on or after the date hereof, the Company shall take all necessary actions, and shall use its best efforts to cause, the Targets to take all necessary action, to terminate any Contract or arrangement with a Related Person listed on Schedule 4.21 of the Company Disclosure Schedules.

6.17 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser, Merger Sub, and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser or Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time the Purchaser and the Company shall cause the Organizational Documents of the Purchaser and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 6.17 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the Purchaser’s and Merger Sub’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser and the Company shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser and the Company shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

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(c) If Purchaser the Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Purchaser or the Company shall assume all of the obligations set forth in this Section 6.17.

(d) The D&O Indemnified Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.17 are intended to be third party beneficiaries of this Section 6.17. This Section 6.17 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Purchaser and the Company.

6.18 Trust Account Proceeds. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in ARTICLE X and provision of notice thereof to the Trustee, (a) at the Closing, the Purchaser shall (i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) use reasonable best efforts to cause the Trustee to (x) pay as and when due all amounts, if any, payable to the Public Stockholders of the Purchaser pursuant to the Redemption, (y) pay the amounts due to the underwriters of the Purchaser’s IPO for their deferred underwriting commissions as set forth in the Trust Agreement and (z) immediately thereafter, pay all remaining amounts then available in the Trust Account to the Purchaser in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein. Any such remaining amounts paid to Purchaser in accordance with the foregoing sentence shall, along with any proceeds from any Financing, first be used to pay (a) the Purchaser’s accrued Expenses, (b) the Purchaser’s deferred Expenses of the IPO, and (c) Extension Expenses and any other expenses of the Purchaser and the Company as of the Closing. Such Expenses will be paid at the Closing. Any remaining cash will be used in the Purchaser’s business within the meaning of Treasury Regulations Section 1.368-1(d).

6.19 Stockholder Written Consent.

(a) As promptly as practicable after the Registration Statement is declared effective under the Securities Act and, in any event within five (5) Business Days of the effectiveness of the Registration Statement, the Company shall cause to be delivered to each Company Stockholder as of such date an information statement, which shall include copies of this Agreement, the Registration Statement, a Written Consent, and, as applicable, the Registration Rights Agreement, the Lock-up Agreement and/or a Letter of Transmittal (“Company Stockholder Package”), stating (i) that the board of directors of the Company recommends that each Company Stockholder adopt this Agreement and approve the Merger by execution of the Written Consent and (ii) the timeline for returning executed copies of the documents included as part of the Company Stockholder Package. The written consent included in the Company Stockholder Package shall be in in a form to be mutually agreed between the Purchaser and the Company (the “Written Consent”) and shall be required from Company Stockholders who collectively hold at least a majority of the voting power of the outstanding shares of Company Common Stock as of immediately prior to the Merger and following consummation of the Target Acquisitions pursuant to Section 228(a) and 251(c) of the DGCL and the Company’s Organizational Documents. The approval contemplated by the foregoing sentence is referred to herein as the “Required Company Stockholder Approval”.

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(b) As promptly as practicable after distribution of the Company Stockholder Package, the Company shall obtain the Required Company Stockholder Approval and deliver it to Purchaser.

6.20 Target Acquisitions. (a) The Company will keep Purchaser informed on a reasonably current basis of all material developments with respect to each of the Cerevast Acquisition Agreement and the Aegeria Acquisition Agreement and the transactions contemplated thereby; (b) the Company will not, and will cause the Targets to not, without the prior written approval of Sponsor (such approval not to be unreasonably withheld, conditioned or delayed), enter into or agree to any amendment, supplement, modification or waiver of the terms of each of the Cerevast Acquisition Agreement, and the Aegeria Acquisition Agreement, and (c) the Company shall not and shall cause the Targets to not waive any closing conditions in each of the Cerevast Acquisition Agreement and the Aegeria Acquisition Agreement unless such action has been approved in advance in writing by the Sponsor (such approval not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII.

NO SURVIVAL

7.1 No Survival. Representations and warranties of each Party contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Party pursuant to this Agreement shall not survive the Closing, and from and after the Closing, each Party and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or Action be brought against any Party or their respective Representatives with respect thereto. The covenants and agreements made by each Party in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE VIII.

CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Approvals. The Purchaser Stockholder Approval Matters that are submitted to the vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).

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(b) Required Company Approvals. The Required Company Stockholder Approval shall have been obtained and remain in full force and effect.

(c) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(d) Fairness Opinion. Purchaser shall have received an opinion from the Financial Advisor, in a form reasonably acceptable to Purchaser, that the transactions contemplated by this Agreement are fair to the stockholders of Purchaser from a financial point of view which opinion shall cover, inter alia, the allocation of the Merger Consideration among the Targets.

(e) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(f) Nasdaq Listing. The shares of Purchaser Common Stock and Purchaser Warrants to be issued in respect of Purchaser Public Warrants shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(g) Adoption and Approval of the Equity Incentive Plan. The Equity Incentive Plan shall have been adopted and approved consistent with the requirements of Section 6.13(a)(iv).

8.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 8.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Purchaser and Merger Sub contained in Articles III and V (other than the representations and warranties of Purchaser contained in Section 3.5 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Purchaser or Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby.

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(ii) The representations and warranties of the Purchaser contained in Section 3.5 (Capitalization) shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except (a) to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date, and (b) to the extent that certain changes made during the Interim Period in connection with working capital financing of the Purchaser and related transactions).

(b) Agreements and Covenants. The Purchaser and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date, except where compliance with any such obligation, agreement or covenant has been waived in writing by the Company.

(c) Closing Deliverables.

(i) Officer Certificate. Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 10.2(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date and (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby.

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser and Merger Sub certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s and Merger Sub’s jurisdictions of organization, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Letters of Transmittal. Each Company Stockholder shall have received the Letter of Transmittal from the Exchange Agent.

(v) Registration Rights Agreement. The Company shall have received a copy of the Registration Rights Agreement, duly executed by Sponsor.

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(vi) Indemnification Agreements. Purchaser shall have entered into indemnification agreements, in a form to be mutually agreed upon by Purchaser and the Company, with each of the people set forth on Schedule 8.2(d)(vi).

8.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 8.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), and Section 4.28 (Finders and Brokers) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and on and as of the Closing Date immediately prior to the Merger Effective Time as if made on the Closing Date immediately prior to the Merger Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii) Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.3(a) and (b) (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date immediately prior to the Merger Effective Time as if made on the Closing Date immediately prior to the Merger Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, the failure of such representations and warranties to be so true and correct, has not had a Material Adverse Effect.

(iii) The representations and warranties of the Company contained in Section 4.3(a) and (b) (Capitalization) shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement, in each case to be performed or complied with by such person on or prior to the Closing Date, except where compliance with any such obligation, agreement or covenant has been waived in writing by Purchaser.

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(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company and the Targets, taken as a whole, since the date of this Agreement which is continuing and uncured.

(d) Closing of Target Acquisition Agreements. The closings shall have occurred under each of the Cerevast Acquisition Agreement and the Aegeria Acquisition Agreement, each in accordance with the respective terms thereof and each of Cerevast and Aegeria shall be wholly owned subsidiaries of the Company, and an officer’s certificate from each of the Targets shall have been delivered to the Purchaser stating that all representations and warranties made by such Target in the Cerevast Acquisition Agreement or the Aegeria Acquisition Agreement, as applicable, are complete, true, and correct in all material respects as of the date of this Agreement and shall be so as of the Closing Date, as stated therein.

(e) Closing Deliverables.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b), 8.3(c) and 8.3(d), and shall have received a certificate from each of the Targets, dated as of the Closing Date, signed by an executive officer of the respective Target in such capacity, certifying as to the satisfaction of the conditions specified in Section 8.3(d) and 10.1.

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby.

(iii) Good Standing. The Company shall have delivered to the Purchaser a good standing certificate (or similar document applicable for such jurisdiction) for the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization.

(iv) Lock-Up Agreements. The Company shall have delivered to the Purchaser copies of the Lock-Up Agreements duly executed by each of the Company Stockholders.

(v) Resignations. Subject to the requirements of Section 8.17, the Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser.

(vi) Lien Releases. Evidence reasonably satisfactory to Purchaser of the release or satisfaction of all Liens, or, in the alternative, payoff letters from all Lien claimants for the release or satisfaction of all Liens reasonably satisfactory to Purchaser, with respect to the capital stock, assets and property of Cerevast and Aegeria, if any, relating to those items set forth on Schedule 8.3(e)(vi).

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8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company or any Company Stockholder) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX.

TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in ARTICLE VIII have not been satisfied or waived by the nine-month anniversary of the date of this Agreement (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for an additional period equal to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension and (iii) such period as determined by Purchaser); provided, however, the right to terminate this Agreement under this Section 9.1 shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a material breach by the Purchaser or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser or Merger Sub shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company is in material uncured breach of this Agreement;

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(e) by written notice by the Purchaser to Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company (or of the Targets pursuant to the certificates to be delivered pursuant to Section 3.21 herein) shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f) by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Company and the Targets, taken as a whole, following the date of this Agreement which is uncured for at least ten (10) Business Days after written notice of such Material Adverse Effect is provided by the Purchaser to the Company; or

(g) by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained.

(h) by written notice by the Purchaser to the Company if either or both of the Cerevast Acquisition Agreement and the Aegeria Acquisition Agreement are terminated, provided that the Company shall have the obligation to notify the Purchaser immediately in writing upon the occurrence of such a termination.

9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.14 (Public Announcements), 9.3 (Fees and Expenses), 10.1 (Waiver of Claims Against Trust), ARTICLE XI (Miscellaneous), this Section 9.2 (Effect of Termination) and 13.3 (Third Parties) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Section 9.3 and this Section 9.2 (but subject to Section 10.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.6, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

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9.3 Fees and Expenses. Subject to Sections 6.18 and 10.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. For the avoidance of doubt, the Parties agree that (a) the Company shall not be responsible for the Extension Expenses associated with any Extensions, (b) the Company shall be responsible for all required filing or similar fees with respect to any required approval of a Governmental Authority, and (c) if the transactions contemplated by this Agreement are consummated, the Purchaser shall be responsible for all of the Expenses of the Parties. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including without limitation all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates; all filing fees in connection with any approvals required or advisable in connection with the transactions contemplated by this Agreement; and all fees and expenses of proxy solicitors, Edgarization and filing services, and printing and distribution of the Proxy Statement) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of the transactions contemplated by this Agreement. With respect to the Purchaser, Purchaser’s Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters out of the Trust Account and any legal fees) of the IPO due upon consummation of a Business Combination.

ARTICLE X.

WAIVERS AND RELEASES

10.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company and the Seller Representative each hereby represents and warrants (and cause each of the Targets to represent and warrant) that it has read the IPO Prospectus other than SEC Reports, the Purchaser’s Organizational Documents, and the Trust Agreement and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by the IPO Underwriter and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by the IPO Underwriter) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of the Purchaser Common Stock in connection with the consummation of the Purchaser’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within twelve (12) months after the closing of the IPO, subject to an Extension, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, (d) to the Underwriter to pay the Underwriter’s deferred fees upon the closing of the Business Combination, and (e) to Purchaser after or simultaneously with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company (including its Subsidiaries) and the Seller Representative hereby agrees that, notwithstanding anything to the contrary in this Agreement, none of the Company (including its Subsidiaries) or the Seller Representative do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company (including its Subsidiaries) and the Seller Representative hereby irrevocably waives any Released Claims that any such Party may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates); provided, however, that the foregoing waiver will not limit or prohibit the Company or the Seller Representative from pursuing a claim against the Purchaser, Merger Sub or any other Person for legal relief against monies or other assets of the Purchaser or Merger Sub held outside of the Trust Account of for specific performance or other equitable relief in connection with the transactions contemplated by this Agreement. The Company and the Seller Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party under applicable Law. To the extent that the Company (including its Subsidiaries) or the Seller Representative commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which Proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company (including its Subsidiaries) and the Seller Representative hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

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ARTICLE XI.

MISCELLANEOUS

11.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by electronic means (including e-mail), with affirmative confirmation of receipt, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, or the Sponsor, to:

FutureTech II Acquisition Corp.

128 Gail Drive

New Rochelle, NY 10805

Attn: Ray Chen

Telephone No.: (914) 316-4805

E-mail:

with a copy (which will not constitute notice) to:

Moses & Singer LLP

405 Lexington Avenue, Chrysler Building

New York, NY 10175

Attn: Ruth Jin, Esq.

Telephone No.: (212) 554-7819

Email: rjin@mosessinger.com

If to the Company, to:

Longevity Biomedical, Inc.

12100 NE 195th Street, Suite 150

Bothell, WA 98011

Attn: Bradford A. Zakes, President and CEO

Telephone No.: (425) 748.7529

E-mail: bzakes@cerevast.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, DC 20001

Attn: Andrew M. Tucker, Esq.

Telephone No.: (202) 689-2987

E-mail: andy.tucker@nelsonmullins.com

If to the Seller Representative to: Bradford A. Zakes 12100 NE 195th Street, Suite 150 Bothell, WA 98011 Telephone No.: (425) 748.7529 E-mail: bzakes@cerevast.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, DC 20001

Attn: Andrew M. Tucker, Esq.

Telephone No.: (202) 689-2987

E-mail: andy.tucker@nelsonmullins.com

If to Purchaser after the Closing, to:

Longevity Biomedical, Inc.

12100 NE 195th Street, Suite 150

Bothell, WA 98011

Attn: Bradford A. Zakes, President and CEO Telephone No.: (425) 748.7529

E-mail: bzakes@cerevast.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, DC 20001

Attn: Andrew M. Tucker, Esq.

Telephone No.: (202) 689-2987

E-mail: andy.tucker@nelsonmullins.com

11.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, Sponsor and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

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11.3 Third Parties. Except for the rights of (a) the D&O Indemnified Persons set forth in Section 6.17,(b) the Nonparty Affiliates set forth in Section 11.14, and (c) Sponsor as set forth in the last sentence of this Section 11.3, and which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party. Notwithstanding anything to the contrary herein, Sponsor shall be an express third-party beneficiary of Section 6.4, Section 6.14, Section 6.16, Section 9.2, Section 11.1, Section 11.2, this Section 11.3, Section 11.6, Section 11.8, Section 11.9, Section 11.13, and Section 11.14.

11.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to any choice of law or conflict of laws principles thereof that would cause the application of the Law of any jurisdiction other than the state of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New Castle County, Delaware (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

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11.6 Remedies; Specific Performance. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

11.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company and the Seller Representative.

11.9 Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Stockholders, may each in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Seller Representative in lieu of the Company Stockholders to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of Sponsor.

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11.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

11.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or Orders) by succession of comparable successor statutes, regulations, rules or Orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s stockholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site on ShareVault maintained on behalf of the Company in connection with the transactions contemplated by this Agreement, and the Purchaser and its Representatives have been given access to such electronic data side containing such information at least two days prior to the date of this Agreement.

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11.12 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.13 Seller Representative.

(a) Each Company Stockholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Bradford A. Zakes, solely in the capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed by each Company Stockholder who is subject to any disparate treatment of a potentially material and adverse nature); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (v) receiving all or any portion of the consideration provided to the Company Stockholders under this Agreement and to distribute the same to the Company Stockholders in accordance with their Pro Rata Share; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative shall be binding upon each Company Stockholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.13 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

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(b) Any other Person, including the Purchaser, Sponsor, and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders under any Seller Representative Documents. The Purchaser, Sponsor, and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (ii) any other actions required or permitted to be taken by the Seller Representative hereunder, and the Company Stockholders shall have no cause of action against the Purchaser, Sponsor, or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser, Sponsor, and the Company shall not have any Liability to any Company Stockholder for any allocation or distribution among the Company Stockholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to the Company Stockholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by the Company Stockholder shall be made by the Seller Representative (except for a notice under Section 11.13(d) of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible to the Company Stockholders for any losses that any Company Stockholder may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Stockholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 11.13 shall survive the Closing and continue indefinitely.

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(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Stockholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

11.14 No Recourse. All Proceedings, Liabilities and causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in this Agreement), may be made against only (and such representations and warranties are those solely of) Purchaser, the Company, and Merger Sub and their respective successors and permitted assigns. No Person who is not a Party, including any current, former or future director, officer, founder, employee, consultant, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative, successor or assignee of, and any financial advisor to, any Party, or any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative, successor or assignee of, and any financial advisor to, any of the foregoing, and in the case of Purchaser, the Sponsor (or any successor or assignee thereof) (each in their capacity as such, a “Nonparty Affiliate”), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any Proceedings, Liabilities or causes of action arising under, out or by reason of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such Proceedings, Liabilities and causes of action against any such Nonparty Affiliates.

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ARTICLE XII.

FINANCING

12.1 Financing.(a) During the Interim Period, the Purchaser and the Company shall use their commercially reasonable efforts to enter into financing arrangements (any such arrangements, a “Financing”) on such terms as the Purchaser and the Company shall agree; provided that the Purchaser may, in its sole discretion, enter into a Financing for working capital funding, including for Extension Expenses, expenses related to SEC reporting, and other compliance and regular business expenses (the “Purchaser Working Capital Financing”). Such a Financing or Financings, as the case may be, may include equity financing, debt financing, non-redemption agreements, backstop agreements, or any other form of financing acceptable to the Purchaser and the Company. The Purchaser and the Company shall use their commercially reasonable efforts to consummate any such Financing. Except as provided above regarding the Purchaser Working Capital Financing, the proceeds of such Financing or Financings shall be used for the purposes of paying any Expenses incurred in connection with this Agreement and the transactions contemplated thereby and providing the Company, the Purchaser, or both, with working capital following the Closing.

(b) The Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such Financing or Financings, as the case may be (including having the Company’s senior management participate in investor meetings and roadshows as reasonably requested by the Purchaser, and the preparation of materials reasonably necessary in connection therewith), and the Purchaser shall keep the Company informed of the status of any and all discussions pertaining to such Financing or Financings, including any Purchaser Working Capital Financing.

(c) The terms and conditions of such Financing or Financings (except Purchaser Working Capital Financing), as the case may be, and any agreement relating thereto shall (i) be subject to the prior written approval of the Company and (ii) provide that the Financing or Financings are subject only to customary closing conditions.

(d) Unless otherwise approved in writing by the Company in each instance, the Purchaser shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any Financing or Financings or any agreements related thereto.

ARTICLE XIII.

DEFINITIONS

13.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounts Receivable” has the meaning specified in Section 4.7(f).

“Acquisition Proposal” has the meaning specified in Section 6.6.

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“Aegeria” has the meaning specified in the Recitals hereto.

“Aegeria Acquisition Agreement” has the meaning specified in the Recitals hereto

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Allocation Schedule” has the meaning specified in Section 1.8.

“Alternative Transaction” has the meaning specified in Section 6.6.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates, and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Book-Entry Shares” has the meaning specified in Section 1.7(c).

“Business Combination” has the meaning specified in Section 10.1.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, and all regulations and guidance issued by any Governmental Authority with respect thereto, as in effect from time to time, including subsequent legislation in effect as of the date of this Agreement amending paragraph 36 of Section 7(a) of the Small Business Act.

“Cerevast” has the meaning specified in the Recitals hereto.

“Cerevast Acquisition Agreement” has the meaning specified in the Recitals hereto.

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“Cerevast Equity Incentive Plan” means the Cerevast Medical Inc. 2015 Equity Incentive Plan, as amended and restated from time to time.

“Certificate” has the meaning specified in Section 1.6(c).

“Certificate of Incorporation” means the Certificate of Incorporation of a corporation.

“Certificate of Merger” has the meaning specified in Section 1.2.

“Closing” has the meaning specified in Section 2.1.

“Closing Date” has the meaning specified in Section 2.1.

“Closing Filing” has the meaning specified in Section 6.14(b).

“Closing Press Release” has the meaning specified in Section 6.14(b).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.19(a).

“Company Certificates” has the meaning specified in Section 1.7(c).

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or its Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person that disclosed such Company Confidential Information to the receiving party.

“Company Convertible Securities” means, collectively, any securities convertible into or exchangeable for, any shares, capital stock or other equity of or other voting interests in the Company.

“Company Disclosure Schedules” has the meaning specified in Article IV.

“Company Financials” has the meaning specified in Section 4.7(a).

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“Company Intellectual Property” means all Intellectual Property that is owned or exclusively licensed by the Company or any of its Subsidiaries and includes without limitation all of the Company Registered IP.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to the Intellectual Property to which the Company or any of its Subsidiaries is a party, beneficiary or otherwise bound.

“Company IP Licenses” has the meaning specified in Section 4.13(a).

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed or used (including through cloud-based or other third-party service provider) by the Company.

“Company Material Contract” has the meaning specified in Section 4.12(a).

“Company Option” means each option (whether vested or unvested) to purchase Company Common Stock granted, and that remains outstanding, under the Cerevast Equity Incentive Plan.

“Company Permit” has the meaning specified in Section 4.10.

“Company Personal Property Lease” has the meaning specified in Section 4.16.

“Company Real Property Lease” has the meaning specified in Section 4.15.

“Company Registered IP” has the meaning specified in Section 4.13(a).

“Company Securities” means, collectively, the Company Common Stock and the Company Options.

“Company Security Holders” means, collectively, the holders of Company Securities prior to the Merger Effective Time.

“Company Stockholders” means, collectively, the holders of Company Common Stock prior to the Merger Effective Time.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

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“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Conversion Price” shall mean the price per share calculated as provided on Schedule 1.9(a).

“Converted Stock Option” has the meaning specified in Section 1.9(b).

“Converted Stock Option Value” means the aggregate value of each Converted Stock Option, taking into account the exercise price thereof and using a value of the Purchaser Common Stock of $10.00.

“Converted Warrant” has the meaning specified in Section 1.10.

“Converted Warrant Value” means the aggregate value of the Converted Warrant (if not previously exercised in accordance with its terms), taking into account the exercise price thereof and using a value of the Purchaser Common Stock of $10.00 per share.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“D&O Indemnified Persons” has the meaning specified in Section 6.17(a).

“D&O Tail Insurance” has the meaning specified in Section 6.17(b).

“DGCL” has the meaning specified in Section 1.1.

“DTC” has the meaning specified in Section 1.7(c).

“Effective Time” has the meaning specified in Section 1.2(b).

“Enforceability Exceptions” has the meaning specified in Section 3.2.

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“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601, et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 111, et. seq., Occupational Safety and Health Act, 29 U.S.C. Section 651, et. seq. (to the extent it relates to exposure to Hazardous Material), the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2601, et. seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f, et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Environmental Permit” has the meaning specified in Section 4.20(a).

“Equity Incentive Plan” has the meaning specified in Section 6.13(a).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business or person (whether or not incorporated that, together with the Company, is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code); (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code or Section 4001(b)(1) of ERISA); or (c) an affiliated service group (as defined under Section 414(m) of the Code).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 1.7(a).

“Expenses” has the meaning specified in Section 9.3.

“Extension” has the meaning specified in Section 6.3.

“Extension Expenses” has the meaning specified in Section 6.3.

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“Federal Securities Laws” has the meaning specified in Section 6.7.

“Financial Advisor” means Newbridge Securities Corporation.

“Financing” has the meaning specified in the Article XII.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“FutureTech II Certificates of Merger” has the meaning specified in Section 1.2.

“FutureTech II Material Adverse Effect” has the meaning specified in Section 5.3.

“FutureTech II Support Agreement” has the meaning specified in the Recitals hereto.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency, including the Federal Reserve Board, or any self-regulatory organization, including FINRA, or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Health Care Laws” means any and all Laws pertaining to health regulatory matters applicable to the business of the Company, including (a) the Federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301, et seq.), the Public Health Services Act (42 U.S.C. §§ 201, et seq.), and the regulations promulgated thereunder; (b) requirements of Law relating to the manufacturing, labeling or, packaging, marketing, sale, or distribution of drugs, biological products, or medical devices, including laws governing license requirements for any of the foregoing activities; (c) fraud and abuse Laws, including the following Laws: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Civil False Claims Act (31 U.S.C. § 3729, et seq.) and the Criminal False Claims Act (18 U.S.C.§ 287); the Stark Law (42. U.S.C. § 1395nn); Sections 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (d) Medicare, Medicaid, TRICARE or other governmental health care or payment program (including but not limited to Title XVIII and Title XIX of the Social Security Act); (e) quality, safety certification and accreditation standards and requirements; (f) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; and (g) any other Law or regulation of any Governmental Authority which regulates kickbacks, third party payor (including federal healthcare program) reimbursement, third party payor (including federal healthcare program) claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company.

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“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any (i) accrued or outstanding severance or termination payments, (ii) accrued paid time off (including vacation, personal and sick days) and/or (iii) accrued bonuses, commissions or other incentive compensation, in each case, together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes in connection with such amounts, (d) any obligations under any unfunded or underfunded pension or retirement (including employer contributions under a Code Section 401(k) plan for services performed through the Closing Date), post-retirement medical, post-employment benefit or nonqualified deferred compensation plans, programs, agreements or arrangements, together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes in connection with such amounts, (e) any other indebtedness or financial obligations of such Person that is evidenced by a note, bond, debenture, credit agreement, convertible notes or similar instrument, (f) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (g) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (h) all obligations of such Person in respect of acceptances issued or created, (i) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (j) all obligations secured by a Lien on any property of such Person, (k) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (l) any and all accounts payable of such Person, (m) any and all accrued expenses of such Person, and (n) all obligation described in clauses (a) through (m) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, but in all cases excluding transaction Expenses associated with the transactions contemplated by this Agreement.

“Insider Letter” means the letter agreement dated February 16, 2022 to the Purchaser from the Sponsor and other parties, filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Purchaser with the SEC on February 24, 2022.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) Copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights together with all goodwill related to the foregoing.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

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“Interim Balance Sheet Date” has the meaning specified in Section 4.7(a).

“Interim Period” has the meaning specified in Section 6.1.

“Internet Assets” means all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” has the meaning specified in Section 3.15.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of February 15, 2022, and filed with the SEC on February 17, 2022 (File No. 333-261886).

“IPO Underwriter” means EF Hutton LLC.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, (i) with respect to the Company, the actual knowledge of the individuals set forth on Section 13.1(a) of the Company Disclosure Schedules after reasonable due inquiry, (ii) with respect to Merger Sub, the actual knowledge of the individuals set forth on Section 13.1(ii) of the Purchaser Disclosure Schedules after reasonable due inquiry, and (iii) with respect to the Purchaser, the actual knowledge of the individuals set forth on Section 13.1(iii) of the Purchaser Disclosure Schedules after reasonable due inquiry.

“Law” means any federal, state, county, local, provincial, municipal, foreign, supranational or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, resolution, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Letter of Transmittal” has the meaning specified in Section 1.9(c).

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

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“Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Longevity Material Adverse Effect” has the meaning specified in Section 5.3.

“Longevity Support Agreement” has the meaning specified in the Recitals hereto.

“Lost Certificate Affidavit” has the meaning specified in Section 1.7(g).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Consideration” has the meaning specified Section 1.5.

“Merger Effective Time” has the meaning specified in Section 1.2.

“Merger Sub” has the meaning specified in the Recitals hereto.

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“Merger Sub Common Stock” means the common stock of Merger Sub, par value $0.01 per share.

“Nasdaq” means the Nasdaq Global Market.

“Non-Competition Agreement” has the meaning specified in the Recitals hereto.

“Nonparty Affiliate” has the meaning specified in Section 11.14.

“OIG” has the meaning specified in Section 4.29(e).

“OFAC” has the meaning specified in Section 3.18(c).

“Off-the-Shelf Software” has the meaning specified in Section 4.13(a).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate or articles of incorporation or formation, bylaws, operating agreement, or similar organizational documents, in each case, as amended.

“Outbound IP License” has the meaning specified in Section 4.13(c).

“Outside Date” has the meaning specified in Section 9.1(b).

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisional, provisional, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or Orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate Proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

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“Person” means an individual, corporation, partnership (including a general partnership, limited partnership, or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, Social Security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Platform Agreements” has the meaning specified in Section 4.13(j).

“Post-Closing Board” has the meaning specified in Section 1.11.

“Privacy Laws” means all applicable United States state and federal Laws, and the Laws of applicable jurisdictions, relating to privacy and protection of Personal Data and/or Protected Health Information, including the General Data Protection Regulation, the Health Insurance Portability and Accountability Act of 1996; the Health Information Technology for Economic and Clinical Health Act; and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed as a percentage equal to (i) the portion of the Merger Consideration payable by Purchaser to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Merger Consideration payable by Purchaser to all Company Stockholders in accordance with the terms of this Agreement.

“Proceeding” or “Action” means any notice of noncompliance or violation, or any claim, demand, action, suit, proceeding, complaint (including a qui tam complaint), claim, charge, hearing, litigation, audit, settlement, labor dispute, inquiry, civil investigative demand, subpoena, stipulation, assessment, arbitration, demand for recoupment or revocation, or any request (including any request for information) or investigation before or by a Governmental Authority or an arbitrator.

“Promissory Notes” has the meaning specified in Section 1.9(a).

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“Protected Health Information” has the meaning given to such term under the Privacy Laws, including all such information in electronic form.

“Proxy Statement” has the meaning specified in Section 6.13(a).

“Public Certifications” has the meaning specified in Section 3.6(a).

“Public Stockholders” has the meaning specified in Section 10.1.

“Purchaser” has the meaning specified in the Preamble hereto.

“Purchaser Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Common Stock” means the common stock of Purchaser, including the Purchaser Class A Common Stock and the Purchaser Class B Common Stock.

“Purchaser Confidential Information” means all material non-public information and confidential or proprietary documents and information concerning the Purchaser, Merger Sub or any of their Representatives; provided, however, that Purchaser Confidential Information shall not include any information which (i) is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company and the Targets.

“Purchaser Disclosure Schedules” has the meaning specified in Article III.

“Purchaser Financials” has the meaning specified in Section 3.6(d).

“Purchaser Material Adverse Effect” has the meaning specified in Section 3.1.

“Purchaser Material Contract” has the meaning specified in Section 3.13(a).

“Purchaser Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Private Units” means the units issued by Purchaser in a private placement to the Sponsor at the time of the consummation of the IPO, each such unit consisting of (i) one (1) share of Purchaser Class A Common Stock and (ii) one (1) Purchaser Private Warrant.

“Purchaser Private Warrants” means one whole warrant that was included in as part of each Purchaser Private Unit, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by the IPO Underwriter), each such unit consisting of (i) one (1) share of Purchaser Class A Common Stock and (ii) one Purchaser Public Warrant .

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“Purchaser Public Warrants” means one whole warrant that was included in as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Units, the Purchaser Common Stock, the Purchaser Preferred Stock, and the Purchaser Warrants, collectively.

“Purchaser Special Meeting” has the meaning specified in Section 6.13(a).

“Purchaser Stockholder Approval Matters” has the meaning specified in Section 6.13(a).

“Purchaser Units” means Purchaser Private Units and Purchaser Public Units, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Purchaser Working Capital Financing” has the meaning specified in Section 12.1.

“Redemption” has the meaning specified in Section 6.13(a).

“Redemption Shares” has the meaning specified in Section 1.6(b).

“Redemption Price” means Ten U.S. Dollars ($10.00).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 6.13(a).

“Related Person” has the meaning specified in Section 4.21.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Released Claims” has the meaning specified in Section 10.1.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

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“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Company Stockholder Approval” has the meaning specified in Section 6.19(a).

“Required Purchaser Stockholder Approval” has the meaning specified in Section 8.1(a).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“SEC Reports” has the meaning specified in Section 3.6(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Representative” has the meaning specified in the Preamble hereto.

“Seller Representative Documents” has the meaning specified in Section 11.13(a).

“Share Exchange” means the exchange of shares of the Company for shares of Purchaser pursuant to the Merger.

“Significant Company Holder” means the individuals set forth on Schedule 1.7(f) of the Company Disclosure Schedules.

“Signing Filing” has the meaning specified in Section 6.14(b).

“Signing Press Release” has the meaning specified in Section 6.14(b).

“Specified Representations” has the meaning specified in Section 8.3(a)(i).

“Specified Courts” has the meaning specified in Section 11.4.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” has the meaning specified in the Preamble hereto.

“Subscription Agreements” has the meaning specified in Section 12.1(a).

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“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Targets” means Cerevast and Aegeria.

“Target Acquisitions” means the consummation of the transactions contemplated by each of the Cerevast Acquisition Agreement and the Aegeria Acquisition Agreement.

“Tax” or “Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Top Customers” has the meaning specified in Section 4.24.

“Top Suppliers” has the meaning specified in Section 4.24.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

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“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transmittal Documents” has the meaning specified in Section 1.7(e).

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 18, 2022, as amended on August 17, 2023, and as it may further be amended, by and between the Purchaser and the Trustee.

“Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Trust Agreement.

“Warrant Agreement” means that certain Warrant Agreement, dated as of February 18, 2022, between Purchaser and Continental Stock Transfer & Trust Company, as warrant agent.

“Vested Company Option” means each Company Option outstanding immediately prior to the Merger Effective Time that is vested in accordance with its terms as of immediately prior to the Merger Effective Time or will vest solely as a result of the consummation of the transactions contemplated by this Agreement.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be executed and delivered by its duly authorized representative, as of the date first written above.

Purchaser:

FutureTech II Acquisition Corp.

By:	/s/ Ray Chen
Name:	Ray Chen
Title:	Chief Executive Officer

Merger Sub:

LBI Merger Sub, Inc.

By:	/s/ Ray Chen
Name:	Ray Chen
Title:	President

[Signature Page to Agreement and Plan of Merger]

Company:

Longevity Biomedical, Inc.

By:	/s/ Bradford A. Zakes
Name:	Bradford A. Zakes
Title:	President & Chief Executive Officer

Seller Representative:

Bradford A. Zakes, solely in the capacity as Seller Representative hereunder

/s/ Bradford A. Zakes
Bradford A. Zakes

[Signature Page to Agreement and Plan of Merger]

ANNEX B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FUTURETECH II ACQUISITION CORP.

[Date], 2025

Futuretech II Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Futuretech II Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 19, 2021 and was amended and restated on February 17, 2022 (the “Certificate”).

2. This second amended and restated certificate of incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

3. This Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

4. The text of the Certificate, as amended to the date hereof, is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME OF THE CORPORATION

The name of the corporation is Longevity Biomedical, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1675 South State Street, Suite B, Dover, Delaware 19901 in Kent County. The name of its registered agent at such address is Capitol Services, Inc.

ARTICLE III

BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

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ARTICLE IV

CAPITAL STOCK

Section 4.1 The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 100,000,000 shares, consisting of (a) 10,000,000 shares of Class A common stock (the “Common Stock”) and (b) 1,000,000 shares of Class B common stock (the “Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation with the power to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 4.2 Shares of Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more classes or series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such class or series and the number of shares to be included in such class or series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such class or series. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of Preferred Stock may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the Preferred Stock of any other class or series. The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other classes or series at any time outstanding. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any class or series of the Preferred Stock so authorized in accordance with this Amended and Restated Certificate. Unless otherwise provided in the Certificate of Designation establishing a class or series of Preferred Stock, the Board of Directors may, by resolution or resolutions, increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of such class or series and, if the number of shares of such class or series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

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Section 4.3 The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Section 4.4

(a) Except as otherwise required by law or this Amended and Restated Certificate (or any Certificate of Designation made hereunder), the holders of Common Stock shall exclusively possess all voting power with respect to the Corporation. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. The holders of shares of the Common Stock shall at all times vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

(b) Except as otherwise required by law or this Amended and Restated Certificate (or any Certificate of Designation made hereunder), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (or any Certificate of Designation made hereunder), the holders of the Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (or any Certificate of Designation made hereunder) that relates solely to the terms of one or more outstanding class or series of the Preferred Stock if the holders of such affected class or series of Preferred Stock are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to this Amended and Restated Certificate (or any Certificate of Designation made hereunder) or the DGCL.

(c) Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of the Preferred Stock, the holders of the shares of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(d) Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

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ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 5.1

(a) The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors of the Corporation shall be six (6), which number may be increased or decreased by one or more resolutions adopted from time to time by the Board of Directors, subject to Sections 5.1(c) and 5.1(d). The Board of Directors shall be classified, with respect to the term for which the directors hold office, into three classes, one class serving for a term expiring at the annual meeting of stockholders to be held in 2026, the second class serving for a term expiring at the annual meeting of stockholders to be held in 2027, and the third class serving for a term expiring at the annual meeting of stockholders to be held in 2028. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the entire Board shall shorten the term of any incumbent director. No reduction in the number of directors shall cause the removal of any director from office prior to the expiration of his or her term.

(b) Except as may otherwise be provided in the terms of any Preferred Stock issued by the Corporation, the Board of Directors or any individual director may be removed from office at any time but only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then outstanding shares of voting stock of the Corporation with the power to vote at an election of directors (the “Voting Stock”) and, in addition to and without limitation of the foregoing only for cause.

(c) Except as may otherwise be provided in the terms of any Preferred Stock issued by the Corporation and subject to Section 5.1(d) below, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, and except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the vacancy to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal.

(d) Effective as of the date of filing of this Amended and Restated Certificate, the Board of Directors of the Corporation shall consist of six (6) members, constituted as follows:

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Section 5.2

(a) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Amended and Restated Certificate (including any Certificate of Designation in respect of one or more classes or series of Preferred Stock), the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then-outstanding shares of the Voting Stock, voting together as a single class; provided that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

(b) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Article VI
STOCKHOLDERS

Section 6.1 Subject to the special rights of the holders of one or more classes or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the taking of any action by written consent of the stockholders in lieu of a meeting of the stockholders is specifically denied.

Section 6.2 Subject to the special rights of the holders of one or more classes or series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes as is a proper matter for stockholder action under the DGCL, by (i) the Chairperson of the Board of Directors, (ii) a Co-Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). Such special meetings may not be called by stockholders or any other person or persons.

Section 6.3 Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

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ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 7.1 To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 7.2 The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Section 7.3 The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

Section 7.4 Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Amended and Restated Certificate of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

Article VIII
EXCLUSIVE FORUM

Section 8.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (c) any action asserting a claim arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws of the Corporation, or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that, the provisions of this Article VIII will not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII. Notwithstanding any other provisions of law, this Amended and Restated Certificate or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VIII. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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Section 8.2 If any action the subject matter of which is within the scope of Section 8.1 is filed in a court other than within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts of the State of Delaware in connection with any action brought in any such court to enforce Section 8.1 (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 8.3 If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

Article IX

AMENDMENTS

Notwithstanding any other provisions of this Amended and Restated Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or by this Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII and this Article IX.

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THIS CERTIFICATE OF INCORPORATION is executed as of this [__] day of [__], 2025.

Futuretech II Acquisition Corp

By:
Name:
Title:

ANNEX C

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is entered into as of September 16, 2024, by and among Longevity Biomedical, Inc., a Delaware corporation (the “Company”), FutureTech II Acquisition Corp., a Delaware corporation (the “Purchaser”), and FutureTech Partners II LLC, a Delaware limited liability company (the “Sponsor”). The Company and the Sponsor are sometimes referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, as of the date hereof, the Sponsor “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Class A common stock, par value $0.0001 (the “Purchaser Class A Common Stock”) and the number of shares of Class B common stock, par value $0.0001 per share (the “Purchaser Class B Common Stock”), of the Purchaser set forth opposite its name on Schedule I hereto (such shares of Purchaser Class A Common Stock and Purchaser Class B Common Stock are collectively referred to herein as the “Purchaser Common Stock”), the voting power over which is acquired by the Sponsor during the period from the date hereof through the date on which this Agreement terminates in accordance with Section 6.1 hereof (such period, the “Voting Period”). The shares of Purchaser Common Stock are collectively referred to herein as the “Subject Shares”);

WHEREAS, the Company, the Purchaser, LBI Merger Sub, Inc. (the “Merger Sub”), and Bradford A. Zakes, solely in the capacity as Seller Representative thereunder, propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, the Company shall be merged with and into Merger Sub with the Company being the surviving corporation and becoming the wholly owned subsidiary of the Purchaser upon the terms and subject to the conditions set forth therein, the “Merger”).

WHEREAS, as a result of the Merger, each share of Company Common Stock of the Company issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive shares of Purchaser Common Stock (such transaction, together with the Merger and other transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Sponsor is executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

VOTING AGREEMENT

Section 2.1 Agreement to Vote the Subject Shares. The Sponsor hereby unconditionally and irrevocably agrees that, during the Voting Period, at any duly called meeting of the shareholders of the Purchaser (and at any or all adjournments or postponements thereof), and in any action by written consent of the shareholders of the Purchaser requested by Purchaser’s board of directors or undertaken as contemplated by the Transactions, the Sponsor shall, if a meeting is called, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and the Sponsor shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (a) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any material respect of any representation, warranty, covenant, obligation or agreement of the Purchaser or Merger Sub contained in the Merger Agreement, (c) in favor of each of the proposals set forth in the Registration Statement / Proxy Statement, and (d) except as expressly set forth in the Registration Statement / Proxy Statement, against the following actions or proposals: (i) any proposal in opposition to approval of the Merger Agreement or in competition with or materially inconsistent with the Merger Agreement; or (ii) (A) any amendment of the certificate of incorporation or bylaws of the Purchaser; (B) any change in Purchaser’s corporate structure or business; or (C) any other action or proposal involving Purchaser or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect or would reasonably be expected to result in any of Purchaser’s closing conditions or obligations under the Merger Agreement not being satisfied. The Sponsor agrees not to, and shall cause its affiliates not to, enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

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Section 2.2 No Obligation as Director or Officer. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative (collectively, “Representatives”) of the Sponsor in his or her capacity as a Representative of the Purchaser. The Sponsor is executing this Agreement solely in such capacity as a record or beneficial holder of the Purchaser Common Stock.

ARTICLE III

COVENANTS

Section 3.1 Generally.

(a) Except as expressly set forth in the Merger Agreement or any other agreement, document or instrument ancillary thereto, the Sponsor agrees that during the Voting Period it shall not, and shall cause its affiliates not to, without the Company’s prior written consent (except to a permitted transferee, as set forth in Section 7(c) in that certain Letter Agreement, dated February 16, 2022, between the Purchaser and Sponsor (the “Insider Letter”), who agrees in writing to be bound by the terms of this Agreement), (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any Lien of any nature whatsoever with respect to any or all of the Subject Shares; (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting the Sponsor’s ability to perform its obligations under this Agreement, or (v) redeem any Subject Shares in connection with the Transactions or otherwise participate in any such redemption by tendering or submitting any Subject Shares for redemption in connection with the Transactions. Notwithstanding the foregoing, the Sponsor may Transfer any Purchaser Common Stock to any partner, member, or affiliate of the Sponsor, in each case, in accordance with the terms of the Purchaser’s governing documents; provided, further, that such transferee of such Subject Shares evidences in a writing reasonably satisfactory to the Purchaser such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Sponsor.

(b) In the event of a stock dividend or distribution, or any change in the Purchaser Common Stock or Purchaser Warrants by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares or Purchaser Warrants may be changed or exchanged or which are received in such transaction. The Sponsor agrees, while this Agreement is in effect, to notify the Company promptly in writing (e-mail being sufficient) of the number of any additional Purchaser Common Stock acquired by the Sponsor, after the date hereof.

(c) The Sponsor agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of the Sponsor contained in this Agreement inaccurate in any material respect. The Sponsor further agrees that it shall use its commercially reasonable efforts to cooperate with the Company to effect the transactions contemplated hereby and the Transactions.

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(d) The Sponsor agrees, during the Voting Period, to notify the Company and the Purchaser promptly in writing of any changes in the Sponsor’s ownership of the Subject Shares or Purchaser Warrants.

Section 3.2 Standstill Obligations of the Sponsor. The Sponsor covenants and agrees with the Company that, during the Voting Period:

(a) The Sponsor shall not act in concert with any person to, make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the proxy solicitation rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any Purchaser Class B Common Stock in connection with any vote or other action with respect to a business combination transaction, other than to recommend that shareholders of Purchaser vote in favor of (i) adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (ii) approval of each of the other proposals set forth in the Registration Statement / Proxy Statement, and (iii) any actions required in furtherance thereof and otherwise as expressly provided by Article II of this Agreement.

(b) The Sponsor shall not act in concert with any person to, deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with any person with respect to the voting of the Subject Share, except as provided by Article II of this Agreement.

Section 3.3 Stop Transfers. The Sponsor agrees with, and covenants to, the Company that the Sponsor shall not request that Purchaser register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Share during the term of this Agreement without the prior written consent of the Company other than pursuant to a transfer permitted by Section 3.1(a) of this Agreement, and the Purchaser agrees that it will not honor any such request from the Sponsor.

Section 3.4 Consent to Disclosure. The Sponsor hereby consents to the publication and disclosure in the Registration Statement / Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Purchaser or the Company to any Governmental Authority or to securityholders of Purchaser) of the Sponsor’s identity and beneficial ownership of Subject Shares and the nature of the Sponsor’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Purchaser or the Company, a copy of this Agreement. The Sponsor will promptly provide any information reasonably requested by the Purchaser or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Section 3.5 Waiver of Antidilution Right. Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 8.1, 8.2 and 8.3 of the Merger Agreement, effective immediately prior to the Closing, the Sponsor hereby waives, in accordance with Section 4.3(b) of the Purchaser’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), any and all rights that any holder of Purchaser Class B Common Stock has or will have under Section 4.3(b) of the Certificate of Incorporation to receive, with respect to each Purchaser Class B Common Stock held by the Sponsor, more than one share of Purchaser Common Stock upon automatic conversion of such Purchaser Class B Common Stock in accordance with the Certificate of Incorporation in connection with the consummation of the Transactions. Without limitation of the foregoing, upon the consummation of the Transactions, the Sponsor hereby acknowledges and agrees that pursuant to the Merger Agreement, each Purchaser Class B Common Stock shall automatically convert into one share of Purchaser Common Stock.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SPONSOR

The Sponsor hereby represents and warrants to the Company as follows:

Section 4.1 Binding Agreement. The Sponsor (a) is a limited liability company duly organized and validly existing under the laws of the State of Delaware and (b) has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Sponsor has been duly authorized by all necessary corporate, limited liability or partnership action on the part of the Sponsor, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.2 Ownership of Shares. Schedule I hereto sets forth opposite the Sponsor’s name the number of all of the Subject Shares and the number of all of the Purchaser Warrants over which the Sponsor has beneficial ownership as of the date hereof. As of the date hereof, the Sponsor is the lawful owner of the Subject Shares and Purchaser Warrants denoted as being owned by the Sponsor on Schedule I and has the sole power to vote or cause to be voted such Subject Shares and, assuming the exercise of the Purchaser Warrants, the shares of Purchaser Class A Common Stock underlying such Purchaser Warrants. The Sponsor has good and valid title to the Subject Shares and Purchaser Warrants denoted as being owned by the Sponsor on Schedule I, free and clear of any and all pledges, charges, proxies, voting agreements, Liens, adverse claims, options and demands of any nature or kind whatsoever, other than those created by this Agreement and those imposed by applicable Law, including federal and state securities Laws. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by the Sponsor pursuant to arrangements made by the Sponsor. Except for the Subject Shares and Purchaser Warrants denoted on Schedule I, as of the date of this Agreement, the Sponsor is not a beneficial owner or record holder of any (i) equity securities of the Purchaser, (ii) securities of the Purchaser having the right to vote on any matters on which the holders of equity securities of the Purchaser may vote or which are convertible into or exchangeable for, at any time, equity securities of the Purchaser, or (iii) options or other rights to acquire from the Purchaser any equity securities or securities convertible into or exchangeable for equity securities of the Purchaser.

Section 4.3 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Sponsor and the consummation by the Sponsor of the transactions contemplated hereby. If the Sponsor is a natural person, no consent of the Sponsor’s spouse is necessary under any “community property” or other Laws in order for the Sponsor to enter into and perform its obligations under this Agreement.

(b) None of the execution and delivery of this Agreement by the Sponsor, the consummation by the Sponsor of the transactions contemplated hereby or compliance by the Sponsor with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Sponsor, as applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Sponsor is a Party or by which the Sponsor’s Subject Shares or assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair the Sponsor’s ability to perform its obligations under this Agreement in any material respect.

Section 4.4 Reliance by the Company. The Sponsor understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Sponsor.

Section 4.5 No Inconsistent Agreements. The Sponsor hereby covenants and agrees that, except for this Agreement, the Sponsor (a) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Sponsor’s Subject Shares inconsistent with the Sponsor’s obligations pursuant to this Agreement, (b) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Sponsor’s Subject Shares and (c) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of the Sponsor contained herein untrue or incorrect in any material respect or have the effect of preventing the Sponsor from performing any of its material obligations under this Agreement.

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Section 4.6. Sponsor Has Adequate Information. The Sponsor is a sophisticated shareholder and has adequate information concerning the business and financial condition of the Purchaser and the Company and its Subsidiaries (including the Targets) to make an informed decision regarding the Transactions and has independently and without reliance upon the Purchaser or the Company and based on such information as the Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Sponsor acknowledges that the Company has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Sponsor acknowledges that the agreements contained herein with respect to the Subject Shares held by the Sponsor are irrevocable.

Section 4.7. Absence of Litigation. As of the date hereof, there is no Proceeding pending or, to the knowledge of the Sponsor, threatened, against the Sponsor that would reasonably be expected to impair the ability of the Sponsor to perform the Sponsor’s obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Sponsor as follows:

Section 5.1 Binding Agreement. The Company is a corporation duly incorporated and validly existing under the Laws of the State of Delaware. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement, assuming due authorization, execution and delivery hereof by the Sponsor, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.2 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Company, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing as would not reasonably be expected to impair the Company’s ability to perform its obligations under this Agreement in any material respect.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall automatically terminate, without any further action by any of the Parties, and neither the Company nor the Sponsor shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) the mutual written consent of the Company, the Sponsor and the Purchaser, (b) the Closing Date (following the performance of the obligations of the Parties required to be performed on the Closing Date) and (c) the date of termination of the Merger Agreement in accordance with its terms. The termination of this Agreement in accordance with this Section 6.1 shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party or relieve such Party from liability for such Party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Article VI and Article VII (other than the provisions of Section 7.13, which shall terminate) shall survive the termination, in accordance with this Section 6.1, of this Agreement.

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ARTICLE VII

MISCELLANEOUS

Section 7.1 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement and the Merger Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

Section 7.2 Fees and Expenses. All Expenses incurred in connection with this Agreement, the Merger Agreement, and transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated, except as expressly provided otherwise herein or in the Merger Agreement.

Section 7.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

Section 7.4 Amendments, Waivers. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties hereto. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Sponsor on behalf of itself, may each in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

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Section 7.5 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by electronic means (including e-mail), with affirmative confirmation of receipt, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):If to the Sponsor, to:

FutureTech Partners II LLC
128 Gail Drive

New Rochelle, New York 10805

Attn: Ray Chen
Telephone No.: (914) 316-4805
E-mail: abctop40@gmail.com

with copies (which will not constitute notice) to:

Moses & Singer

The Chrysler Building,

405 Lexington Avenue
New York, New York 10174

Attn: Ruth Jin

Telephone No.: 212-554-7819
E-mail: rjin@mosessinger.com

If to the Purchaser, to: FutureTech II Acquisition Corp. 128 Gail Drive New Rochelle, New York 10805 Attn: Ray Chen Telephone No.: 914-316-4805 E-mail: abctop40@gmail.com with copies (which will not constitute notice) to:

Moses & Singer

The Chrysler Building,

405 Lexington Avenue
New York, New York 10174

Attn: Ruth Jin

Telephone No.: 212-55407819
E-mail: rjin@mosessinger.com

If to the Company, to:

Longevity Biomedical, Inc.
12100 NE 195th Street, Suite 150
Bothell, WA 98011
Attn: Bradford A. Zakes, President and CEO
Telephone No.: (425) 748-7529
E-mail: bzakes@cerevast.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

Section 7.6 Headings. The descriptive headings contained in this Agreement are included solely for convenience of reference only, are not part of the agreement of the Parties and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 7.8 Entire Agreement; Assignment. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Merger Agreement and Ancillary Documents to which the Parties hereto are parties, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein. Except for transfers permitted by Section 3.1, this Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties hereto, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

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Section 7.9 Certificates. Promptly following the date of this Agreement, the Sponsor shall advise Purchaser’s transfer agent in writing that the Sponsor’s Subject Shares are subject to the restrictions set forth herein and, in connection therewith, provide Purchaser’s transfer agent in writing with such information as is reasonable to ensure compliance with such restrictions.

Section 7.10 Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 7.11 Construction; Interpretation. The term “this Agreement” means this Sponsor Support Agreement together with the Schedule hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement, the Merger Agreement, or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or Orders) by succession of comparable successor statutes, regulations, rules or Orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 7.12 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to any choice of law or conflict of laws principles thereof that would cause the application of the Law of any jurisdiction other than the state of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New Castle County, Delaware (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 7.5. Nothing in this Section 7.12 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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Section 7.13 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

Section 7.14 Waiver of Jury Trial. Each Party hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each Party hereto (a) certifies that no representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.14.

Section 7.17 Counterparts; Electronic Signatures. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

Section 7.18 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Sponsor, on the one hand, and the Company, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties. Without limiting the generality of the foregoing sentence, the Sponsor (a) is entering into this Agreement solely on its own behalf and, except as expressly set forth in this Agreement, shall not have any obligation to perform on behalf of any other holder of Purchaser Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Purchaser Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law. The Sponsor has acted independently regarding its decision to enter into this Agreement and regarding its investment in the Purchaser.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Company, Purchaser, and the Sponsor have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY

Longevity Biomedical, Inc.

By:	/s/ Bradford A. Zakes
Name:	Bradford A. Zakes
Title:	President and Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Company, Purchaser, and the Sponsor have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser

FUTURETECH II Acquisition Corp.

By:	/s/ Ray Chen
Name:	Ray Chen
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Company, Purchaser, and the Sponsor have caused this Agreement to be duly executed as of the day and year first above written.

SPONSOR

FutureTech Partners II LLC

By:	Zachary C. Radu
Name:	Zachary C. Radu
Title:	Manager

[Signature Page to Sponsor Support Agreement]

SCHEDULE I

Beneficial Ownership of Securities

FutureTech Partners II LLC	2,875,000 Shares of Purchaser Class B Common Stock
520,075 Shares of Purchaser Class A Comon Stock (underlying 520,075 Purchaser Private Placement Units)
520,075 Purchaser Warrants (underlying 520,074 Purchaser Private Placement Units)

ANNEX D

COMPANY SUPPORT AGREEMENT

This COMPANY VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of September 16, 2024, by and among Longevity Biomedical, Inc., a Delaware corporation (the “Company”), FutureTech II Acquisition Corp., a Delaware corporation (the “Purchaser”), and the Company Securityholder of the Company set forth on Schedule I hereto (such individual, the “Company Securityholder”). The Company, the Purchaser and the Company Securityholder are sometimes referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, as of the date hereof, the Company Securityholder is the holder of record and “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Company Common Stock set forth opposite its name on Schedule I hereto (such shares of Company Common Stock, together with any other common stock of the Company, the beneficial ownership of or voting power over which is acquired by the Company Securityholder during the period from the date hereof through the date on which this Agreement terminates in accordance with Section 6.1 hereof (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, the Company, the Purchaser, LBI Merger Sub, Inc. (“Merger Sub”), and Bradford A. Zakes, solely in the capacity as Seller Representative thereunder, propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, and upon the terms and subject to the conditions set forth therein, the Company shall be merged with and into Merger Sub, with the Company being the surviving corporation and becoming the wholly-owned subsidiary of the Purchaser, upon the terms and subject to the conditions set forth therein, the “Merger”).

WHEREAS, as a result of the Merger, each share of Company Common Stock of the Company issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive shares of Purchaser Common Stock (such transaction, together with the Merger and other transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, as a condition to the willingness of the Purchaser and the Company to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Company Securityholder is executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Company Securityholder, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

VOTING AGREEMENT

Section 2.1 Agreement to Vote the Subject Shares. The Company Securityholder hereby unconditionally and irrevocably agrees that, during the Voting Period, at any duly called meeting of the stockholders of the Company (and at any or all adjournments or postponements thereof), and in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly, and in any event within 24 hours after (x) the Registration Statement has been declared effective and (y) requested by Company’s board of directors, the Company Securityholder shall, if a meeting is called, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and the Company Securityholder shall vote or consent (or cause to be voted or consented)), in person or by proxy, all of its Subject Shares (a) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any material respect of any representation, warranty, covenant, obligation or agreement of the Company contained in the Merger Agreement, (c) in any other circumstance upon which a consent or other approval is required under the Organizational Documents of the Company or otherwise sought with regards to, or in connection with, the Merger Agreement or the Transaction, in favor thereof, and (d) against any Alternative Transaction and any other action or proposal involving Company or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect or would reasonably be expected to result in any of Company’s closing conditions or obligations under the Merger Agreement not being satisfied. The Company Securityholder agrees not to, and shall cause its affiliates not to, enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

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Section 2.2 No Obligation as Director or Officer. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by the Company Securityholder in his capacity as a director, officer, employee, agent or other representative (collectively, “Representatives”) of the Company. The Company Securityholder is executing this Agreement solely in such capacity as a record or beneficial holder of the Company Common Stock.

ARTICLE III

COVENANTS

Section 3.1 Generally.

(a) The Company Securityholder agrees that during the Voting Period it shall not, and shall cause its affiliates not to, without the Purchaser’s prior written consent, (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any Lien of any nature whatsoever with respect to any or all of the Subject Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting the Company Securityholder’s ability to perform its obligations under this Agreement. Notwithstanding the foregoing, the Company Securityholder may Transfer any shares of Company Common Stock (1) to any member of such Company Securityholder’s immediate family, or to a trust for the benefit of Company Securityholder or any member of Company Securityholder’s immediate family, the sole trustees of which are such Company Securityholder or any member of such Company Securityholder’s immediate family, (2) by will, other testamentary document, under the Laws of intestacy or by virtue of Laws of descent and distribution upon the death of Company Securityholder, or (3) by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, in each case, in accordance with the terms of the Company’s governing documents; provided, further, that such transferee of such Subject Shares evidences in a writing reasonably satisfactory to the Purchaser such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Company Securityholder. Any attempted transfer of Subject Shares or any interest therein in violation of this Section 3.1 shall be null and void.

(b) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. The Company Securityholder agrees, while this Agreement is in effect, to notify the Purchaser promptly in writing (e-mail being sufficient) of the number of any additional shares of Company Common Stock acquired by the Company Securityholder, after the date hereof.

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(c) The Company Securityholder agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of the Company Securityholder contained in this Agreement inaccurate in any material respect. The Company Securityholder further agrees that it shall use its commercially reasonable efforts to cooperate with the Company and the Purchaser to effect the transactions contemplated hereby and the Transactions.

(d) The Company Securityholder agrees, during the Voting Period, to notify the Company and the Purchaser promptly in writing of any changes in the Company Securityholder’s ownership of the Subject Shares.

Section 3.2 Standstill Obligations of the Company Securityholder. The Company Securityholder covenants and agrees with the Purchaser that, during the Voting Period, the Company Securityholder shall not act in concert with any person to, deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with any person with respect to the voting of the Subject Shares, except as provided by Article II of this Agreement.

Section 3.3 Stop Transfers. The Company Securityholder agrees with, and covenant to, the Purchaser that the Company Securityholder shall not request that Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Share during the term of this Agreement without the prior written consent of the Purchaser other than pursuant to a transfer permitted by Section 3.1(a) of this Agreement, and the Company agrees that it will not honor any such request from the Company Securityholder.

Section 3.4 Consent to Disclosure. The Company Securityholder hereby consents to the publication and disclosure in the Registration Statement / Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Purchaser or the Company to any Governmental Authority or to securityholders of Purchaser) of the Company Securityholder’s identity and beneficial ownership of Subject Shares and the nature of the Company Securityholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Purchaser or the Company, a copy of this Agreement. The Company Securityholder will promptly provide any information reasonably requested by the Purchaser or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Section 3.5 No Challenges. The Company Securityholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement or (c) otherwise relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

Section 3.6 Lock-up Agreement. The Company Securityholder (and any Person to whom the Company Securityholder transfers its Subject Shares as permitted by the terms of this Agreement) will deliver, at the Closing, a duly executed copy of the Lock-up Agreement, substantially in the form agreed under the Merger Agreement.

Section 3.7 Exclusivity. Unless this Agreement shall have been terminated in accordance with Section 6.1, the Company Securityholder agrees not to, and shall cause its, his or her Affiliates or Representatives not to, (a) accept, initiate, respond to, encourage, entertain, solicit, negotiate, provide information with respect to or discuss other offers for an Acquisition Proposal; (b) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Acquisition Proposal; (c) enter into any Contract regarding an Acquisition Proposal; (d) prepare or take any steps in connection with a public offering of any equity securities of any group company (or any successor to or parent company of any group company); or (e) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 3.7 or further an Acquisition Proposal. The Company Securityholder agrees to (A) notify the Company and Purchaser promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any Acquisition Proposal, and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), (B) keep the Company and Purchaser fully informed on a current basis of any material modifications to such offer or information and (C) not (and shall cause its Affiliates and Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. The Company Securityholder shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Purchaser and its Representatives) that may be ongoing with respect to an Acquisition Proposal and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. Each Stockholder shall not release any third party from, or waive, amend or modify any standstill or confidentiality provision with respect to an Acquisition Proposal in any agreement to which such Stockholder is a party.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY SECURITYHOLDER

The Company Securityholder hereby represents and warrants to the Purchaser and the Company as follows:

Section 4.1 Binding Agreement. The Company Securityholder is an individual with full legal capacity and has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If the Company Securityholder is an entity, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company Securityholder have been duly authorized by all necessary corporate, limited liability or partnership action on the part of the Company Securityholder, as applicable. This Agreement, assuming due execution and delivery hereof by the Purchaser, constitutes a legal, valid and binding obligation of the Company Securityholder, enforceable against the Company Securityholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). If the Company Securityholder is an individual and is married, and any of the Subject Shares of such Company Securityholder constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable with respect to the Company Securityholder, the Company Securityholder’s spouse has delivered with this Agreement a Spousal Consent in the form attached hereto as Exhibit A and this Agreement has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of, the Company Securityholder’s spouse, enforceable against the Company Securityholder’s spouse in accordance with its terms. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Company Securityholder.

Section 4.2 Ownership of Shares. Schedule I hereto sets forth opposite the Company Securityholder’s name the number of all of the Subject Shares over which the Company Securityholder has beneficial ownership as of the date hereof. As of the date hereof, the Company Securityholder is the lawful owner of the Subject Shares denoted as being owned by the Company Securityholder on Schedule I and has the sole power to vote or cause to be voted such Subject Shares. The Company Securityholder has good and valid title to the Subject Shares denoted as being owned by the Company Securityholder on Schedule I, free and clear of any and all pledges, charges, proxies, voting agreements, Liens, adverse claims, options and demands of any nature or kind whatsoever, other than those created by this Agreement, and those imposed by applicable Law, including federal and state securities Laws. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by the Company Securityholder pursuant to arrangements made by the Company Securityholder. Except for the Subject Shares denoted on Schedule I, as of the date of this Agreement, the Company Securityholder is not a beneficial owner or record holder of any (i) equity securities of the Company, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company, or (iii) options or other rights to acquire from the Company any equity securities or securities convertible into or exchangeable for equity securities of the Company.

Section 4.3 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Company Securityholder and the consummation by the Company Securityholder of the transactions contemplated hereby. If the Company Securityholder is a natural person, no consent of the Company Securityholder’s spouse is necessary under any “community property” or other Laws in order for the Company Securityholder to enter into and perform its obligations under this Agreement.

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(b) None of the execution and delivery of this Agreement by the Company Securityholder, the consummation by the Company Securityholder of the transactions contemplated hereby or compliance by the Company Securityholder with any of the provisions hereof shall (i) if the Company Securityholder is an entity, conflict with or result in any breach of the organizational documents of the Company Securityholder, as applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Company Securityholder is a Party or by which the Company Securityholder’s Subject Shares or assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair the Company Securityholder’s ability to perform its obligations under this Agreement in any material respect.

Section 4.4 Reliance by the Company. The Company Securityholder understands and acknowledges that the Purchaser is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Company Securityholder.

Section 4.5 No Inconsistent Agreements. The Company Securityholder hereby covenants and agrees that, except for this Agreement, the Company Securityholder (a) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Company Securityholder’s Subject Shares inconsistent with the Company Securityholder’s obligations pursuant to this Agreement, (b) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Company Securityholder’s Subject Shares and (c) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of the Company Securityholder contained herein untrue or incorrect in any material respect or have the effect of preventing the Company Securityholder from performing any of its material obligations under this Agreement.

Section 4.6. Company Securityholder Has Adequate Information. The Company Securityholder is sophisticated shareholder and has adequate information concerning the business and financial condition of the Purchaser and the Company and its proposed Subsidiaries (including the Targets) to make an informed decision regarding the Transactions and has independently and without reliance upon the Purchaser or the Company and based on such information as the Company Securityholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Company Securityholder acknowledges that the Purchaser had not made and does not make any representation or warranty, whether express or implied, to the Company Securityholder with respect to the subject matter of this Agreement except as expressly set forth in this Agreement. The Company Securityholder acknowledges that the agreements contained herein with respect to the Subject Shares held by the Company Securityholder are irrevocable.

Section 4.7. Absence of Litigation. As of the date hereof, there is no Proceeding pending or, to the knowledge of the Company Securityholder, threatened, against the Company Securityholder that would reasonably be expected to impair the ability of the Company Securityholder to perform the Company Securityholder’s obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Company Securityholder as follows:

Section 5.1 Binding Agreement. The Company is a corporation duly incorporated and validly existing under the Laws of the State of Delaware. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement, assuming due authorization, execution and delivery hereof by the Company Securityholder, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

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Section 5.2 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Company, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing as would not reasonably be expected to impair the Company’s ability to perform its obligations under this Agreement in any material respect.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall automatically terminate, without any further action by any of the Parties, and neither the Purchaser nor the Company Securityholder shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) the mutual written consent of the Company and the Purchaser, (b) the Closing Date (following the performance of the obligations of the Parties required to be performed on the Closing Date) and (c) the date of termination of the Merger Agreement in accordance with its terms. The termination of this Agreement in accordance with this Section 6.1 shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party or relieve such Party from liability for such Party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Article VI and Article VII (other than the provisions of Section 7.13, which shall terminate) shall survive the termination, in accordance with this Section 6.1, of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement and the Merger Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

Section 7.2 Fees and Expenses. All Expenses incurred in connection with this Agreement, the Merger Agreement, and transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated, except as expressly provided otherwise herein or in the Merger Agreement.

Section 7.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

Section 7.4 Amendments, Waivers. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties hereto. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Company Securityholder on behalf of itself, may each in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

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Section 7.5 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by electronic means (including e-mail), with affirmative confirmation of receipt, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company Securityholder, to: Such Company Securityholder’s address as set forth on the Company Securityholder’s signature page hereto.
If to the Purchaser or Holdco, to: FutureTech II Acquisition Corp. 128 Gail Drive New Rochelle, New York 10805 Attn: Ray Chen Telephone No.: (914) 316-4805 E-mail: abctop40@gmail.com with copies (which will not constitute notice) to:

Moses & Singer
The Chrysler Building,

405 Lexington Avenue
New York, New York 10174

Attn: Ruth Jin
Telephone No.: (212) 554-7819
E-mail: rjin@mosessinger.com

If to the Company, to:

Longevity Biomedical, Inc.
12100 NE 195th Street, Suite 150
Bothell, WA 98011
Attn: Bradford A. Zakes, President and CEO
Telephone No.: (425) 748-7529
E-mail: bzakes@cerevast.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900

Washington, DC 20001
Attn: Andrew M. Tucker, Esq.

Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

Section 7.6 Headings. The descriptive headings contained in this Agreement are included solely for convenience of reference only, are not part of the agreement of the Parties and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 7.8 Entire Agreement; Assignment. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Merger Agreement and Ancillary Documents to which the Parties hereto are parties, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein. Except for transfers permitted by Section 3.1, this Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties hereto, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

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Section 7.9 Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 7.10 Construction; Interpretation. The term “this Agreement” means this Company Voting and Support Agreement together with the Schedule hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement, the Merger Agreement, or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or Orders) by succession of comparable successor statutes, regulations, rules or Orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 7.11 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to any choice of law or conflict of laws principles thereof that would cause the application of the Law of any jurisdiction other than the state of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New Castle County, Delaware (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 7.5. Nothing in this Section 7.11 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 7.12 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

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Section 7.13 Waiver of Jury Trial. Each Party hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each Party hereto (a) certifies that no representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.13.

Section 7.14 Counterparts; Electronic Signatures. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

Section 7.15 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Company Securityholder, on the one hand, and the Company or Purchaser, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties. Without limiting the generality of the foregoing sentence, the Company Securityholder (a) is entering into this Agreement solely on its own behalf and, except as expressly set forth in this Agreement, shall not have any obligation to perform on behalf of any other holder of Company Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Company Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law. The Company Securityholder has acted independently regarding its decision to enter into this Agreement and regarding its investment in the Purchaser.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Company, Purchaser, and the Company Securityholder have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY

LONGEVITY BIOMEDICAL, INC.

By:	/s/ Bradford A. Zakes
Name:	Bradford A. Zakes
Title:	President & CEO

[Signature Page to Company Voting and Support Agreement]

IN WITNESS WHEREOF, the Company, Purchaser, and the Company Securityholder have caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER

FUTURETECH II ACQUISITION CORP.

By:	/s/ Ray Chen
Name:	Ray Chen
Title:	Chief Executive Officer

[Signature Page to Company Voting and Support Agreement]

IN WITNESS WHEREOF, the Company, Purchaser, and the Company Securityholder have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY SECURITYHOLDER

/s/ Bradford A. Zakes
Name:	Bradford A. Zakes
Address:	12100 NE 195th Street
Suite 150
Bothell, WA 98011
Email:	bzakes@cerevast.com

[Signature Page to Company Voting and Support Agreement]

SCHEDULE I

Beneficial Ownership of Securities

Bradford A. Zakes	One (1) share of Company Common Stock

Exhibit A

Form of Spousal Consent

I, ____________________, spouse of ___________________ (“Company Securityholder”), acknowledge that I have read the Company Voting and Support Agreement, executed by Company Securityholder with Longevity Biomedical, Inc., a Delaware corporation (the “Company”) and FutureTech II Acquisition Corp., a Delaware corporation (the “Purchaser), on _______, (the “Agreement”), and that I know the contents of the Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

I am aware that the Agreement contains provisions regarding Company Common Stock (as defined in the Merger Agreement) that my spouse may own, including any interest that I might have therein. I understand and agree that my interest, if any, in any Company Common Stock subject to the Agreement shall be irrevocably subject to the Agreement and the other agreements referred to therein. I further understand and agree that any community property interest that I may have in such Company Common Stock shall be similarly subject to the Agreement and the other agreements referred to therein.

I irrevocably constitute and appoint Company Securityholder as my true and lawful attorney and proxy in my name, place and stead to sign, make, execute, acknowledge, deliver, file and record all documents which may be required, and to manage, vote, act and make all decisions with respect to (whether necessary, incidental, convenient or otherwise), any and all Company Common Stock in which I now have or hereafter acquire any interest and in any and all Company Common Stock now or hereafter held of record by Company Securityholder (including but not limited to, the right, without further signature, consent or knowledge, to exercise amendments and modifications of, and to terminate, the foregoing agreements and to dispose of any and all such Company Common Stock), with all powers I would possess if personally present, it being expressly understood and intended that the foregoing power of attorney and proxy is coupled with an interest; and this power of attorney is a durable power of attorney and will not be affected by disability, incapacity or death of Company Securityholder, or dissolution of marriage, and this proxy will not terminate without the consent of each Party.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this consent. I have either sought such guidance or counsel or determined after carefully reviewing the Agreement that I will not seek such guidance or counsel.

Name:
Date:

ANNEX E

[__], 2025

FutureTech II Acquisition Corp.

128 Gail Drive

New Rochelle, New York 10805

Re: Lock-Up Agreement for Company Shares

Ladies and Gentlemen:

This letter agreement (this “Lock-Up Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger (as may be amended, restated or supplemented from time to time, the “Merger Agreement”) entered into by and among Longevity Biomedical, Inc. (“Longevity”), FutureTech II Acquisition Corp. (“Company”), LBI Merger Sub, Inc. (Merger Sub”), and Bradford A. Zakes (the “Seller Representative”), pursuant to which, among other things, Merger Sub shall be merged with and into Longevity with Longevity being the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”). Any capitalized term used herein but not defined in this Lock-Up Agreement will have the meaning ascribed to such term in the Merger Agreement.

In order to induce the Company to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Stockholder”) hereby agrees as follows:

1.	Subject to the exceptions set forth herein, the Stockholder agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, (A) any shares of common stock of the Company (“Company Stock”), or (B) any securities convertible into, exercisable for, exchangeable for or that represent the right to receive any shares of Company Stock (the securities set forth under clause (A) and (B), collectively, the “Restricted Securities”), whether now owned or hereinafter acquired, that are owned directly by such Stockholder (including securities held as custodian) or with respect to which such Stockholder has beneficial ownership within the rules and regulations of the Commission, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Restricted Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) for a period of [●] commencing from the Closing Date (the “Lock-Up Period”).

2.	Notwithstanding the restrictions set forth in Section 1 above with respect to the Restricted Securities held by any Stockholder, such Stockholder is permitted to:

E-1

(a) in the case of an entity, transfer to a stockholder, partner, member or affiliate of such entity;

(b) in the case of an individual, transfer by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(c) in the case of an individual, transfer by virtue of laws of descent and distribution upon death of the individual;

(d) in the case of an individual, transfer pursuant to a qualified domestic relations order;

(e) in the case of an entity, transfer by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(f) transfer to the extent required by applicable law, statute, ordinance, treaty, regulation or legal or self-regulatory requirement or to the extent requested by any governmental or self-regulatory authority exercising jurisdiction over such Stockholder;

(g) exercise any options or warrants to purchase Company Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(h) transfer to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;

(i) transfer to the Company pursuant to any contractual arrangement in effect at the Closing Date that provides for the repurchase by the Company or forfeiture of the Stockholder’s Company Stock or other securities convertible into or exercisable or exchangeable for Company Stock in connection with the termination of the Stockholder’s service to the Company;

(j) enter into, at any time after the Closing Date, any trading plan providing for the sale of Company Stock by the Stockholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Company Stock during the Lock-Up Period and no public announcement or filing is required or voluntarily made regarding such plan during the Lock-Up Period; and

(k) enter into transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s Stockholders having the right to exchange their shares of Company Stock for cash, securities or other property;

each of the foregoing clauses (a) through (k) being a “Permitted Transferee”; provided, however, that (A) in the case of clauses (a) through (e), these Permitted Transferees must enter into a written agreement, in substantially the form of this Lock-Up Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Stockholder and not to the immediate family of the transferee), agreeing to be bound by these transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

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3.	The Lock-Up Period shall terminate upon the earlier of (A) the expiration of [●] after the Closing Date, and (B) subsequent to the Closing Date, (i) if the closing price of the Company Stock equals or exceeds $[●] per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30- trading day period commencing at least [●] days after the Closing Date, or (ii) the date which the Company completes a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing Date that results in all of the public stockholders of the Company having the right to exchange their Company Stock for cash securities or other property.

4.	In furtherance of the foregoing, the Company and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

5.	This Lock-Up Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred herein or the documents or instrument referred to herein, which collectively supersedes all prior agreements and the understandings between the parties hereto with respect to the subject matter contained herein. This Lock-Up Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the undersigned Stockholder and the Company (and with respect to the Company, only with the written consent of a majority of its directors, which shall include a majority of the Company’s independent directors).

6.	This Lock-Up Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. This Lock-Up Agreement shall not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other party and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

7.	This Lock-Up Agreement and any action, proceeding, claim or dispute (whether in contract, tort or otherwise) (each, an “Action”) that may be based upon, arise out of or relate to this Lock-Up Agreement or the negotiation, execution or performance hereof shall be governed by, construed and enforced in accordance with the laws (both substantive and procedural) of the State of Delaware, without regard to the conflicts of law principles thereof. All Actions arising out of or relating to this Lock-Up Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Lock-Up Agreement by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws.

8.	This Lock-Up Agreement shall become effective on the date hereof and terminate on the earlier of (i) the expiration of the Lock-up Period, or (ii) termination of the Merger Agreement.

Capitalized terms used herein but not defined shall be defined as set forth in the Merger Agreement.

[Signature pages follow]

E-3

IN WITNESS WHEREOF, each party has duly executed this Lock-Up Agreement, as of the date first written above.

Very truly yours,

[Stockholder]

Signature:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Acknowledged and agreed by:

FUTURETECH II ACQUISITION CORP.

Signature:
Name:
Title:

[Signature Page to Lock-Up Agreement]

ANNEX F

AMENDED AND RESTATED Registration Rights Agreement

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [__], 2025, is made and entered into by and among FutureTech II Acquisition Corp., a Delaware corporation (the “Company”), FutureTech Partners II LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Existing Holder on the signature page hereto (each such party, together with the Sponsor and any person or entity deemed an “Existing Holder,” an “Existing Holder”) and the undersigned parties listed under New Holders on the signature page hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively with the Existing Holders, the “Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company has issued the Sponsor an aggregate of 2,875,000 shares (the “Founder Shares”) of the Company’s Class B common stock, $0.0001 par value per share (the “Company Class B Common Stock”);

WHEREAS, the Founder Shares are convertible into shares of the Company’s Class A common stock, par value $0.0001 per share (the “Company Class A Common Stock”), on the terms and conditions provided in the Company’s amended and restated certificate of incorporation;

WHEREAS, the Company has issued 520,075 units to the Sponsor in connection with the Company’s initial public offering, each unit consisting of one share of the Company Class A Common Stock and one redeemable warrant, each whole warrant exercisable to purchase one share of Class A Common Stock;

WHEREAS, the Company, Sponsor and the Existing Holders are party to that certain Registration Rights Agreement, dated February 18, 2022 (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Sponsor and such Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 16, 2024, by and among the Company, Longevity Biomedical, Inc., a Delaware corporation, LBI Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company, and Bradford A. Zakes, solely in the capacity as seller representative;

WHEREAS, pursuant to the transactions contemplated by the Merger Agreement (the “Transactions”) and subject to the terms and conditions set forth therein, the Holders will receive, upon closing of the Transactions (the “Closing”), shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”);

WHEREAS, in connection with the Closing and pursuant to the terms and conditions of the Merger Agreement, each of the Founder Shares issued and outstanding immediately prior to the Merger Effective Time shall be automatically cancelled and converted into the right to receive one share of the Common Stock of the Company;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and all of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

F-1

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board and the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) making such information public would materially interfere with a bona fide business, acquisition or divestiture or financing transaction of the Company or is reasonably likely to require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder in a non-marketed underwritten takedown offering taking the form of a bought deal or a block sale to a financial institution (including, without limitation, a same day trade, overnight trade or similar transaction).

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Commission Guidance” shall mean (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act (and the rules and regulations promulgated by the Commission thereunder).

“Company” shall have the meaning given in the Preamble.

“Company Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Company Class B Common Stock” shall have the meaning given in the Recitals hereto.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holder” shall have the meaning given in subsection 2.2.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Holders” shall mean, the Existing Holders and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

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“Holder Indemnified Parties” shall have the meaning given in Section 4.1.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission of a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities transfers such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities (provided, in each case, such transfer is not prohibited by any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company), and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” shall mean (a) any shares of Common Stock, including shares issued as a result of, or issuable upon, the conversion or exercise of any options, warrants and other securities convertible into, or exchangeable or exercisable for shares of Common Stock, held by a Holder immediately following the Closing, (b) any shares of Common Stock acquired by a Holder following the date hereof to the extent that such securities are (i) “restricted securities” (as defined in Rule 144 promulgated under the Securities Act or any successor rule promulgated thereafter by the Commission (“Rule 144”)), (ii) held by an “affiliate” (as defined in Rule 144) of the Company or (iii) otherwise cannot be sold pursuant to Rule 144 without volume or other restrictions or limitations including as to manner or timing of sale, and (c) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock described in the foregoing clauses (a) and (b) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; or (B) such securities shall have ceased to be outstanding; or (C) such securities can be sold pursuant to Rule 144 without volume or other restrictions or limitations including as to manner or timing of sale).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock are then listed;

(B) Underwriter expenses (other than fees, commissions or discounts);

(C) expenses of any audits incidents to or required by any such Registration;

(D) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(E) printing, messenger, telephone and delivery expenses;

(F) reasonable fees and disbursements of counsel for the Company;

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(G) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(H) reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration, the majority-in-interest of Holders Participating in a Piggyback Registration or the majority-in-interest of Holders participating in a Shelf Underwritten Offering, as applicable.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning given in the Preamble.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

Article II
REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall promptly, but in no event later than [●] days after the date hereof, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as reasonably practicable after the filing thereof, but in no event later than the earlier of (i) [●] days following the filing deadline (or [●] days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission) and (ii) [●] business days after the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (the earlier of (i) and (ii), the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as reasonably practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within [•] business days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any Misstatement.

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2.1.2 Form S-3 Shelf. If the initial Registration Statement filed by the Company pursuant to subsection 2.1.1 is a Form S-1 Shelf, upon the Company becoming eligible to register the Registrable Securities for resale by the Holders on a shelf registration statement on Form S-3 (a “Form S-3 Shelf”), the Company shall use its reasonable best efforts to amend such initial Registration Statement to a Form S-3 Shelf or file a Form S-3 Shelf in substitution of such initial Registration Statement and cause such Registration Statement to be declared effective as soon as promptly as practicable thereafter. If the Company files a Form S-3 Shelf and at any time thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Shelf as promptly as practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder or Holders (the “Shelf Demanding Holders”) may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”), provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $[●] from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event less than $[●] . All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Except with respect to a Block Trade requested pursuant to Section 2.5, within [•] business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein (the “Shelf Requesting Holders”), within [●] business days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Holders after consultation with the Company and shall take all such other reasonable actions as are reasonably requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in Underwritten Offerings of securities by the Company.

2.1.4 Holder Information Required for Participation in Registration. At least [●] business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable best efforts to notify each Holder in writing of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the [●] business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

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2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 outstanding covering all the Registrable Securities, at any time after the first anniversary of the Closing, either (a) the Sponsor, or (b) the New Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within [●] days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within [●] business days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as reasonably practicable, but not more than [●] days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than (i) an aggregate of [•] Registrations initiated by the Sponsor and (ii) [●] Registrations initiated by the Existing Holder or the New Holders, in each case pursuant to a Demand Registration under this subsection 2.2.1 with respect to any or all Registrable Securities; provided, however, that a Registration pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement or any similar long-form registration statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demand Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement (subject to the provisions of subsection 2.2.4) have been sold, in accordance with Section 3.1 of this Agreement. Notwithstanding anything to the contrary in this subsection 2.2.1, any Demand Registration in the form of an Underwritten Offering, including a Block Trade, must include, in the aggregate, Registrable Securities having an aggregate market value of at least $[●] (based on the Registrable Securities included in such Demand Registration by all Holders participating in such Demand Registration).

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Demand Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Demand Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) such interference by any stop order or injunction of the Commission, federal or state court or any other governmental agency is resolved and a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than [●] business days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

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2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4, if a majority-in-interest of the Demanding Holders so advise the Company as part of their written demand for a Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration, in good faith, advises the Company, the Demanding Holders (or Shelf Demanding Holders) and the Requesting Holders (or Shelf Requesting Holders) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders (or Shelf Demanding Holders) and the Requesting Holders (or Shelf Requesting Holders) (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders or Shelf Demanding Holders, as applicable, (pro rata based on the respective number of Registrable Securities that each Demanding Holder or Shelf Demanding Holder, as applicable, has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders or Shelf Demanding Holders, as applicable, have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Requesting Holders or Shelf Requesting Holders, as applicable, (Pro Rata, based on the respective number of Registrable Securities that each Requesting Holder or Shelf Requesting Holder, as applicable, has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. Any Demanding Holder, Shelf Demanding Holder, Requesting Holder, or Shelf Requesting Holder, pursuant to an Underwritten Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Registration (i) at least [●] business day prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration or (ii) in the case of an Underwritten Registration pursuant to Rule 415, at least [●] business days prior to the time of pricing of the applicable offering. If the Demanding Holders withdraw from a proposed Underwritten Offering relating to a Demand Registration, then such Registration shall not count as a Demand Registration provided for in this Section 2.2. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to the withdrawal of any such Holder under this subsection 2.2.5.

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2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) on Form S-4 or Form S-8 or their successor forms, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as reasonably practicable but not less than [●] business days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within [●] business days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

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2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least [●] business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date [●] days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date [●] days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable best efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of an Underwriter(s) to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board, the Chief Executive Officer or the Chief Financial Officer of the Company stating that in their good faith judgment and in the good faith judgment of the Board, it would materially interfere with a bona fide business, acquisition or divestiture or financing transaction of the Company or is reasonably likely to require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than [●] days; provided, however, that the Company shall not defer its obligation in this manner more than once in any [●]-month period (the “Aggregate Blocking Period”).

2.5 Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade by delivering a Shelf Takedown Notice pursuant to subsection 2.1.3 or a Demand Registration pursuant to subsection 2.2.1, then such Demanding Holder(s) shall provide written notice to the Company at least [●] business days prior to the proposed date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Demanding Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, the Demanding Holders initiating such Block Trade shall have the right to withdraw from such Block Trade upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to such Demanding Holders’ withdrawal under this Section 2.5. Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement. The Demanding Holder(s) initiating a Block Trade shall have the right to select the Underwriter(s) for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks), which Underwriter(s) shall be reasonably satisfactory to the Company. A Holder in the aggregate may demand no more than [●] Block Trades pursuant to this Section 2.5 within a calendar year.

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2.6 Rule 415; Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to this Article II is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof (or in the case of the Commission requiring a Holder to be named as an “underwriter,” the Holders) and (ii) use reasonable best efforts to persuade the Commission that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders whose Registrable Securities are subject to such position of the Commission shall have the right to select one (1) legal counsel designated by the holders of a majority of the Registrable Securities subject to such position of the Commission (at the Company’s sole cost and expense) to review and oversee any registration or matters pursuant to this Section 2.6, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission regarding the Holders with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.6, the Commission refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least [●] days’ prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.6 shall be allocated between the Holders on a Pro Rata basis based on the aggregate amount of Registrable Securities held by the Holders. In the event of a share removal of the Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.

Article III
COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities pursuant to Article II hereof, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto, the Company shall, as expeditiously as reasonably possible:

3.1.1 prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

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3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 notify the Holders whose Registrable Securities are included in a Registration Statement promptly in all events within [●] business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; and (iii) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain a Misstatement, and promptly make available to the Holders whose Registrable Securities are included in such Registration Statement any such supplement or amendment;

3.1.5 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.6 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.7 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.8 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to take all actions necessary to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.9 at least [●] days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference) furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

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3.1.11 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representative or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.12 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriter(s), placement agent(s) or sales agent(s) may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 make available for inspection by the Holders whose Registrable Securities are included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Holder whose Registrable Securities are included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement;

3.1.17 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $[●], use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” and analyst or investor presentations and such other meetings organized by the Underwriter(s) that may be reasonably requested by the Underwriter(s) in any Underwritten Offering, with all out-of-pocket costs and expenses incurred by the Company or such officers in connection with such attendance and participation to be paid by the Company; and

3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

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3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time possible, but in no event more than [●] days, determined in good faith by the Company to be necessary for such purpose; provided, that each day of any such suspension pursuant to this Section 3.4 shall correspondingly decrease the Aggregate Blocking Period available to the Company during a calendar year pursuant to Section 2.4 hereof. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemption provided by Rule 144 (to the extent such exemption is applicable to the Company), including providing any legal opinions.

Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and each person who controls such Holder (within the meaning of the Securities Act) (the “Holder Indemnified Parties”) against all losses, judgments, claims, actions, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for inclusion therein. The Company shall promptly reimburse the Holder Indemnified Parties for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such losses, judgments, claims, actions, damages, liabilities or expenses. The Company shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its officers, directors, agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, judgments, claims, actions, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for inclusion therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action and the benefits received by the such indemnifying party or indemnified party; provided, however, that the liability of any Holder under this Section 4.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1, 4.2 and 4.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5 from any person who was not guilty of such fraudulent misrepresentation.

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Article V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: FutureTech II Acquisition Corp., 128 Gail Drive, New Rochelle, NY 10805, Attn: Ray Chen, President and CEO, Telephone No.: (914) 316-4805, E-mail: abctop40@gmail.com, with a copy (which will not constitute notice) to: Moses & Singer LLP, 405 Lexington Avenue, Chrysler Building, New York, NY 10175, Attn: Ruth Jin, Esq., Telephone No.: (212) 554-7819, E-mail: rjin@mosessinger.com, and if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective five (5) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound as a Holder by equivalent transfer restrictions as such Registrable Securities were subject to prior to such assignment or delegation as set forth in this Agreement.

5.2.2 Prior to the expiration of the applicable lock-up period, no Holder who is subject to any such lock-up period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable lock-up period, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound as a Holder by equivalent transfer restrictions as such Registrable Securities were subject to prior to such assignment or delegation.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

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5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile, electronic signature or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that affects either of (x) the Existing Holders as a group, (y) or the New Holders as a group, respectively, in a manner that is materially adversely different from any other Holders, as applicable, shall require the prior written consent of (1) a majority-in-interest of the Registrable Securities held by such Existing Holders, or (2) a majority-in-interest of the Registrable Securities held by such New Holders, as applicable, prior to entering into such amendment or waiver; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially adversely different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.7 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. From and after the date of this Agreement and except for any agreement entered into in connection with the Transactions, the Company shall not, without the approval of the Holders of a majority-in-interest of the Registrable Securities, enter into any agreement with any holder or prospective holder of any Registrable Securities that would grant such holder or prospective holder any registration rights more favorable in any material respect than those rights granted pursuant to this Agreement.

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5.8 Term. This Agreement shall terminate upon the earlier of (i) the [●] anniversary of the date of this Agreement and (ii) the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)), and shall be of no further force or effect with respect to any party (other than the Company) when such party no longer holds Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9 Legend Removal. If a Holder holds Registrable Securities that are eligible to be sold without restriction under Rule 144 under the Securities Act (other than the restriction set forth under Rule 144(i)) or pursuant to an effective Registration Statement, then, at such Holder’s request, accompanied by such additional representations and other documents as the Company shall reasonably request, the Company shall cause the Company’s transfer agent to remove any restrictive legend set forth on the Registrable Securities held by such Holder in connection with any sale of such Registrable Securities pursuant to Rule 144 or the effective Registration Statement, as applicable (including, if required by the Company’s transfer agent, by delivering to the Company’s transfer agent a direction letter and opinion of counsel).

5.10 Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

5.11 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.12 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.13 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.14 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

FUTURETECH II ACQUISITION CORP.

By:
Name:	Ray Chen
Title:	Chief Executive Officer

EXISTING HOLDERS:

FUTURETECH PARTNERS II LLC

By:
Name:
Title:

By:
Michael Greenall

By:
Jeffrey Moseley

By:
Neil Bush

By:
Aroop Zutshi

NEW HOLDERS:

[*]

By:
Name:
Title:

[By:	]

[By:	]

[*]

By:
Name:
Title:

ANNEX G

LONGEVITY BIOMEDICAL, INC.

2025 EQUITY INCENTIVE PLAN

1. Purpose. The purpose of this Longevity Biomedical, Inc. 2025 Equity Incentive Plan (the “Plan”) is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Shares, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s shareholders.

2. Definitions. The following definitions shall be applicable throughout the Plan:

(a) “Affiliate” means, at the time of determination, (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise. The Committee will have the authority to determine the time or times at which “Affiliate” is determined within the forgoing definition.

(b) “Award” means, individually or collectively, any Incentive Stock Option, Non-
Qualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus Award, and Performance Compensation Award granted under the Plan.

(c) “Award Agreement” means a written or electronic agreement between a Participant and the Company which sets out the terms of the grant of an Award, consistent with and subject to the terms and conditions of the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Business Combination” has the meaning given such term in the definition of “Change in Control.”

(f) “Cause” means, in the case of a particular Award, unless the applicable Award Agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect as of the Date of Grant or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of “Cause” contained therein), (A) gross misconduct by the Participant which results in loss, damage or injury to the Company or any of its Affiliates, its goodwill, business or reputation; (B) the commission or attempted commission of an act of embezzlement, fraud or breach of fiduciary duty which results in loss, damage or injury to the Company or any of its Affiliates, its goodwill, business or reputation; (C) the unauthorized disclosure or misappropriation of any trade secret or confidential information of the Company, any of its Affiliates or any third party who has a business relationship with the Company, provided, however, that nothing in this Section 2(f) prohibits the Participant from reporting possible violations of law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of law or regulation; (D) the Participant’s conviction of or plea of nolo contendere to, a felony under any state or federal law; (E) the violation (or potential violation) by the Participant, in any material respect, of a non-competition, non-solicitation, non-disclosure or assignment of inventions covenant between the Participant and the Company or any of its Affiliates provided, however, that nothing in this Section 2(f) prohibits the Participant from reporting possible violations of law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of law or regulation; (F) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (G) the use of controlled substances, illicit drugs, alcohol or other substances or behavior which interferes with the Participant’s ability to perform his or her services for the Company or any of its Affiliates or which otherwise results in loss, damage or injury to the Company, its goodwill, business or reputation.; or (H) the Participant’s breach of any material written policy of the Company or of any governmental or regulatory body applicable to the Company. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

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(g) “Change in Control” shall, in the case of a particular Award be deemed to occur upon:

(i) Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company;

(ii) Any “Person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 and 13d-5 under the Exchange Act of securities of the Company that represent more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(g)(ii), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company principally for bona fide equity financing purposes, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (IV) any acquisition by any corporation pursuant to a transaction that complies with Sections 2(g)(iv)(A) and 2(g)(iv)(B), (V) any acquisition involving beneficial ownership of less than fifty percent (50%) of the then-outstanding Common Shares (the “Outstanding Company Common Shares”) or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company; provided, however, that for purposes of this clause (V), any such acquisition in connection with (x) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents or (y) any “Business Combination” (as defined below) shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Company;

(iii) During any period of not more than two (2) consecutive years, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

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(iv) Consummation of a merger, amalgamation or consolidation (a “Business Combination”) of the Company with any other corporation, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(v) Shareholder approval of a plan of complete liquidation of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii), (iv), or (v) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(h) “Claim” means any claim, liability or obligation of any nature, arising out of or relating to the Plan or an alleged breach of the Plan or an Award Agreement.

(i) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(j) “Committee” means a committee of at least two (2) members of the Board as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.

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(k) “Common Shares” means shares of the Company’s common stock, par value $0.0001 per share (and any stock or other securities into which such ordinary shares may be converted or into which they may be exchanged).

(l) “Company” means Longevity Biomedical, Inc., a Delaware corporation.

(m) “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(n) “Effective Date” means the date on which the Plan is approved by the shareholders of the Company.

(o) “Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and who satisfies the independence requirements under the applicable stock exchange on which the Common Shares are principally traded.

(p) “Eligible Person” with respect to an Award denominated in Common Shares, means any (i) individual employed by the Company or an Affiliate; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement which includes rules regarding equity entitlement or in an agreement or instrument relating thereto; (ii) director of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate; provided that if the Securities Act applies such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or begins providing services to the Company or its Affiliates).

(q) “Exchange Act” has the meaning given such term in the definition of “Change in Control,” and any reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(r) “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

(s) “Fair Market Value” means, as of any date, the value of Common Shares determined as follows:

(i) If the Common Shares are listed on any established stock exchange or a national market system will be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Common Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Common Share will be the mean between the high bid and low asked prices for the Common Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

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(iii) In the absence of an established market for the Common Shares, the Fair Market Value will be determined in good faith by the Committee.

Notwithstanding the foregoing, (i) the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A of the Code to the extent necessary for an Award to comply with, or be exempt from, Section 409A of the Code and (ii) the Company may in its discretion use the closing transaction price of a Common Share on the day preceding the date as of which such value is being determined to the extent the Company determines such method is more practical for administrative purposes, such as for purposes of tax withholding.

(t) “GAAP” shall have the meaning set forth in Section 11(c).

(u) “Good Reason” means, if applicable to any Participant in the case of a particular Award, as defined in the Participant’s employment agreement in effect as of the Date of Grant or the applicable Award Agreement.

(v) “Immediate Family Members” shall have the meaning set forth in Section 14(b)(ii).

(w) “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(x) “Indemnifiable Person” shall have the meaning set forth in Section 4(e) of the Plan.

(y) “Mature Shares” means Common Shares owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.

(z) “Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

(aa) “Option” means an Award granted under Section 7 of the Plan.

(bb) “Option Period” has the meaning given such term in Section 7(c) of the Plan.

(cc) “Outstanding Company Common Shares” has the meaning given such term in the definition of “Change in Control.”

(dd) “Outstanding Company Voting Securities” has the meaning given such term in the definition of “Change in Control.”

(ee) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

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(ff) “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.

(gg) “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan.

(hh) “Performance Formula” shall mean, for a Performance Period, the one or more formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(ii) “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

(jj) “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(kk) “Permitted Transferee” shall have the meaning set forth in Section 14(b)(2) of the Plan.

(ll) “Person” has the meaning given such term in the definition of “Change in Control.”

(mm) “Plan” means this Longevity Biomedical, Inc. 2025 Equity Incentive Plan, as amended from time to time.

(nn) “Qualifying Termination” means, except as otherwise provided by the Committee as set forth in the Award Agreement, the occurrence of either a termination of a Participant’s employment by the Company without Cause or for Good Reason, in either case, occurring on or within the twelve (12) month period (or such other period specified in the applicable Award Agreement) following the consummation of a Change in Control.

(oo) “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(pp) “Restricted Stock” means Common Shares, subject to certain specified performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(qq) “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Shares or, as specified in the Award Agreement, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

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(rr) “Retirement” means, in the case of a particular Award, the definition set forth in the applicable Award Agreement.

(ss) “SAR Period” has the meaning given such term in Section 8(c) of the Plan.

(tt) “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.

(uu) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(vv) “Stock Bonus Award” means an Award granted under Section 10 of the Plan.

(ww) “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.

(xx) “Subsidiary” means, with respect to any specified Person:

(i) any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); or

(ii) any partnership (or any comparable foreign entity (a) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (b) the only general partners (or functional equivalents thereof)) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(yy) “Substitute Award” has the meaning given such term in Section 5(e).

3. Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards; provided, however, the Company may not granted Incentive Stock Options following the tenth (10th) anniversary of the earlier of (i) the Effective Date and (ii) Board approval of the Plan.

4. Administration.

(a) The Committee shall administer the Plan. To the extent required to comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

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(b) Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan or by the Board, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the form of Award Agreement and the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, including, but not limited to, upon a Qualifying Termination; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) The Committee may delegate to one (1) or more members of the Board or officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for decisions regarding grants or the terms thereof of Awards to persons subject to Section 16 of the Exchange Act.

(d) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

(e) No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

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(f) Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5. Grant of Awards; Shares Subject to the Plan; Limitations.

(a) The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards and/or Performance Compensation Awards to one or more Eligible Persons, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

(b) Subject to Section 12 of the Plan, Awards granted under the Plan shall be subject to the following limitations: (i) the Committee is authorized to deliver under the Plan an aggregate of [●] Common Shares; and (ii) the maximum number of Common Shares that may be granted under the Plan during any single fiscal year to any Participant who is a non-employee director, when taken together with any cash fees paid to such non-employee director during such year in respect of his or her service as a non-employee director (including service as a member or chair of any committee of the Board but excluding any amounts distributed under a nonqualified deferred compensation plan maintained by the Company or an Affiliate), shall not exceed $750,000 in total value (calculating the value of any such Awards based on the Fair Market Value on the Date of Grant of such Awards for financial reporting purposes); provided that the non-employee directors who are considered independent (under the rules of The Nasdaq Stock Market or other securities exchange on which the Common Shares are traded) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.

(c) In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, then in each such case the Common Shares so tendered or withheld shall be added to the Common Shares available for grant under the Plan on a one-for-one basis. Shares underlying Awards under this Plan that are forfeited, cancelled, expire unexercised, or are settled in cash are available again for Awards under the Plan.

(d) Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.

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(e) Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Common Shares underlying any Substitute Awards shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.

6. Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written or electronic notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

7. Options.

(a) Generally. Each Option granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Non-Qualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. The maximum aggregate number of Common Shares that may be issued through the exercise of Incentive Stock Options granted under the Plan is [●] Common Shares. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its parent or subsidiary corporations (within the meaning of Section 422 of the Code), and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Non-Qualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Non-Qualified Stock Option appropriately granted under the Plan.

(b) Exercise Price. Except with respect to Substitute Awards, the exercise price (“Exercise Price”) per Common Share for each Option shall not be less than one hundred percent (100%) of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)), the Exercise Price per share shall not be less than one hundred and ten percent (110%) of the Fair Market Value per share on the Date of Grant and provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.

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(c) Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten (10) years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)); provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. Unless otherwise provided in an Award Agreement: (i) the unvested portion of an Option shall expire upon the Participant’s termination of employment or service with the Company and its Affiliates, and the vested portion of such Option shall remain exercisable for (A) one (1) year following termination of employment or service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the Option Period or (B) ninety (90) days following termination of employment or service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the Option Period; and (ii) both the unvested and the vested portion of an Option shall expire upon the termination of the Participant’s employment or service by the Company for Cause. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.

(d) Method of Exercise and Form of Payment. No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of actual delivery of such shares to the Company); provided that such Common Shares are not subject to any pledge or other security interest and are Mature Shares; and (ii) by such other method as the Committee may permit in accordance with applicable law, in its sole discretion, on a case by case basis, including without limitation: (A) in other property having a Fair Market Value on the date of exercise equal to the Exercise Price or (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a Fair Market Value equal to the aggregate Exercise Price for the Common Shares for which the Option was exercised. Fractional Common Shares may be issued or delivered pursuant to the Plan or any Award in the sole discretion of the Committee, and in the event the Committee determines that no fractional shares may be issued or delivered, the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

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(e) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of (A) two (2) years after the Date of Grant of the Incentive Stock Option or (B) one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

(f) Compliance with Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8. Stock Appreciation Rights.

(a) Generally. Each SAR granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b) Exercise Price. The Exercise Price per Common Share for each SAR shall not be less than one hundred percent (100%) of the Fair Market Value of such share determined as of the Date of Grant.

(c) Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. Unless otherwise provided in an Award Agreement: (i) the unvested portion of a SAR shall expire upon termination of employment or service of the Participant granted the SAR, and the vested portion of such SAR shall remain exercisable for (A) one (1) year following termination of employment or service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the SAR Period or (B) ninety (90) days following termination of employment or service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the SAR Period; and (ii) both the unvested and the vested portion of a SAR shall expire upon the termination of the Participant’s employment or service by the Company for Cause. If the SAR would expire at a time when the exercise of the SAR would violate applicable securities laws, the expiration date applicable to the SAR will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the SAR Period.

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(d) Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

(e) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one Common Share on the exercise date over the Strike Price, less an amount equal to any taxes required to be withheld or paid. The Company shall pay such amount in cash, in Common Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee and set forth in the Award Agreement. Fractional Common Shares may be issued or delivered pursuant to the Plan or any Award in the sole discretion of the Committee, and in the event the Committee determines that no fractional shares may be issued or delivered, the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

9. Restricted Stock and Restricted Stock Units.

(a) Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b) Restricted Accounts; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate share power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank share power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock and the right to receive dividends, if applicable, to the extent such dividends have a record date that is on or after the date the Participant to whom such Restricted Stock are granted becomes the record holder of such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company.

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(c) Vesting; Acceleration of Lapse of Restrictions. Unless otherwise provided by the Committee in an Award Agreement the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.

(d) Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee and as set forth in the applicable Award Agreement, in Common Shares having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award Agreement).

(ii) Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one (1) Common Share for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of such Restricted Stock Units, as set forth in the applicable Award Agreement, or (ii) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any taxes required to be withheld or paid.

10. Stock Bonus Awards. The Committee may issue unrestricted Common Shares, or other Awards denominated in Common Shares, under the Plan to Eligible Persons, either alone or in tandem with other Awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Stock Bonus Award granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Stock Bonus Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

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11. Performance Compensation Awards.

(a) Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Compensation Award. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award. Unless otherwise determined by the Committee, all Performance Compensation Awards shall be evidenced by an Award Agreement.

(b) Discretion of Committee with Respect to Performance Compensation Awards. The Committee shall have the discretion to establish the terms, conditions and restrictions of any Performance Compensation Award. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply and the Performance Formula.

(c) Performance Criteria. The Committee may establish Performance Criteria that will be used to establish the Performance Goal(s) for Performance Compensation Awards which may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of rollouts of new products and services; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects. Any one (1) or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. Any Performance Criteria that are financial metrics, may be determined in accordance with GAAP or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

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(d) Modification of Performance Goal(s). The Committee is authorized at any time to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect any specified circumstance or event that occurs during a Performance Period, including but not limited to the following: (i) asset write-downs; (ii) litigation or Claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) acquisitions or divestitures; (vi) discontinued operations; (vii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; and (ix) a change in the Company’s fiscal year.

(e) Terms and Conditions to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals. Following the completion of a Performance Period, the Committee shall determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period.

(f) Timing of Award Payments. Except as provided in an Award Agreement, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following the Committee’s determination in accordance with Section 11(e).

12. Changes in Capital Structure and Similar Events. In the event of (i) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or (ii) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:

(a) adjusting any or all of (A) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) subject to Section 409A of the Code, the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);

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(b) providing for a substitution or assumption of Awards in a manner that substantially preserves the applicable terms of such Awards;

(c) accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event;

(d) modifying the terms of Awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate;

(e) deeming any performance measures (including, without limitation, Performance Criteria and Performance Goals) satisfied at target, maximum or actual performance through closing or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing;

(f) providing that for a period prior to the Change in Control determined by the Committee in its sole discretion, any Options or SARs that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Common Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control; and

(g) canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Common Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor).

Notwithstanding the foregoing, in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

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13. Amendments and Termination.

(a) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 13(b) (to the extent required by the proviso in such Section 13(b)) shall be made without shareholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(b) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, unless the Committee determines, in its sole discretion, that the amendment is necessary for the Award to comply with Code Section 409A; provided, further, that without shareholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR where the Fair Market Value of the Common Shares underlying such Option or SAR is less than its Exercise Price and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted.

14. General.

(a) Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including without limitation, the effect on such Award of the death, disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Committee need not treat Participants or Awards (or portions thereof) uniformly.

(b) Nontransferability.

(i) Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

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(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award Agreement (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c) Tax Withholding and Deductions.

(i) A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to deduct and withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required taxes (to the extent permitted by the Committee, up to the maximum statutory rate under applicable law as in effect from time to time) and deduction in respect of an Award, its grant, vesting or exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii) Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, determined on a case by case basis, permit a Participant to satisfy, in whole or in part, the foregoing tax and deduction liability by (A) the delivery of Common Shares (which are not subject to any pledge or other security interest and are Mature Shares, except as otherwise determined by the Committee) owned by the Participant having a Fair Market Value equal to such liability or (B) having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such liability.

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(d) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any Claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. A Participant’s sole remedy for any Claim related to the Plan or any Award shall be against the Company, and no Participant shall have any Claim or right of any nature against any Affiliate of the Company or any shareholder or existing or former director, officer or employee of the Company. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any Claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any Claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(e) Addenda. The Committee may adopt such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Awards, which Awards may contain such terms and conditions as the Committee deems necessary or appropriate to accommodate differences in local law, tax policy or custom, which may deviate from the terms and conditions set forth in this Plan. The terms of any such addenda shall supersede the terms of the Plan to the extent necessary to accommodate such differences but shall not otherwise affect the terms of the Plan as in effect for any other purpose. With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.

(f) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

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(g) Termination of Employment/Service. Unless determined otherwise by the Committee in the Award Agreement: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.

(h) No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares or other securities that are subject to Awards hereunder until such shares have been issued or delivered to that person (unless the Participant’s Award Agreement provides for the payment of dividend equivalent or similar rights as determined in the discretion of the Committee).

(i) Government and Other Regulations.

(i) The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares or other securities pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares or other securities to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for Common Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares or other securities to the Participant, the Participant’s acquisition of Common Shares or other securities from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award denominated in Common Shares in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Common Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

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(j) Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior Claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k) Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(l) No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for incentive compensation. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(m) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.

(n) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

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(o) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in Delaware (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Plan, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any Claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation, dispute, Claim, legal action or other legal proceeding based hereon, or arising out of, under, or in connection with, this Plan.

(p) Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(q) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(r) Code Section 409A.

(i) Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Code Section 409A.

(ii) If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of service, no amount that is non-qualified deferred compensation subject to Code Section 409A and that becomes payable by reason of such termination of service shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate) before the earlier of (x) the first business day after the date that is six months following the date of the Participant’s termination of service, and (y) within thirty (30) days following the date of the Participant’s death. For purposes of Code Section 409A, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Code Section 409A, unless the applicable Award Agreement provides otherwise, such Award shall be payable upon the Participant’s “separation from service” within the meaning of Code Section 409A.

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(iii) In the event that it is reasonably determined by the Board that any amounts payable under the Plan will be taxable to the Participant under Section 409A of the Code prior to the payment and/or delivery to the Participant of such amounts, or will be subject to the acceleration of taxation or the imposition of penalty taxation under Section 409A of the Code, the Board may either (A) unilaterally amend the Plan and adopt appropriate policies and procedures, including amendments and policies with retroactive effect, that the Board determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan or (B) take such other actions as the Board determines necessary or appropriate to comply with the requirements of Section 409A of the Code. Any adjustments made pursuant to Section 12 to Awards that are subject to Code Section 409A shall be made in compliance with the requirements of Code Section 409A, and any adjustments made pursuant to Section 12 to Awards that are not subject to Code Section 409A shall be made in such a manner such that after such adjustment, the Awards either (x) continue not to be subject to Code Section 409A or (y) comply with the requirements of Code Section 409A.

(s)  Notification of Election Under Code Section 83(b). If any Participant, in connection with the acquisition of Common Shares under an Award, makes the election permitted under Code Section 83(b), if applicable and if permitted by the Company, the Participant shall notify the Company of the election within ten (10) days of filing notice of the election with the Internal Revenue Service.

(t) Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(u) Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares or other securities under an Award, that the Participant execute lock-up, shareholder or other agreements, as it may determine in its sole and absolute discretion.

(v) Payments. Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive Common Shares or other securities under any Award made under the Plan.

(w) Erroneously Awarded Compensation. All Awards shall be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy in effect as of the Date of Grant or adopted thereafter to comply with applicable law, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Shares or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award Agreements.

[Signature page follows]

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IN WITNESS WHEREOF, this Longevity Biomedical, Inc. 2025 Equity Incentive Plan has been duly approved and adopted by the Company and the shareholders as of the dates set forth below.

Adopted by the Board: [   ], 2025

Shareholder Approved [   ], 2025

LONGEVITY BIOMEDICAL, INC.

By:
[Name]
Title:
Date:

[Signature page to Longevity Biomedical, Inc. 2025 Equity Incentive Plan]

ADDENDUM A

Longevity Biomedical, INC.

2025 EQUITY INCENTIVE PLAN

CALIFORNIA PARTICIPANTS

Prior to the date, if ever, on which the Common Shares of the Company becomes a listed security and/or the Company is subject to the reporting requirements of the Exchange Act, the terms of this Addendum shall apply to Awards issued to a Participant whose Award is issued in reliance on Section 25102(o) of the California Corporations Code (a “California Participant”). This Addendum is intended to satisfy the requirements of Section 25102(o) of the California Corporations Code and the regulations issued thereunder (“Section 25102(o)”). Definitions in the Plan and Award Agreement are applicable to this Addendum.

1. In the event of termination of the Participant’s employment or other service other than for Cause, Options that are exercisable on the date of termination may not terminate prior to the earlier to occur of the Option expiration date or thirty (30) days from termination (six (6) months if termination is due to death or disability).

2. Notwithstanding anything to the contrary in the Plan, no Option Award may be exercisable on or after the tenth (10th) anniversary of the Date of Grant and any Award Agreement shall terminate on or before the tenth (10th) anniversary of the Date of Grant.

3. Options granted under the Plan shall be non-transferable other than by will, by the laws of descent and distribution, to a revocable trust or as permitted by Rule 701 of the Securities Act.

4. Notwithstanding anything to the contrary in the Plan dealing with capital adjustments, the Board shall in any event make such adjustments as may be required by Section 25102(o).

5. The Company shall furnish summary financial information (audited or unaudited) of the Company’s financial condition and results of operations, consistent with the requirements of applicable laws, at least annually to each California Participant during the period such Participant has one or more Awards outstanding, and in the case of an individual who acquired Common Shares pursuant to the Plan, during the period such Participant owns such Common Shares; provided, however, the Company shall not be required to provide such information if (a) the issuance is limited to key persons whose duties in connection with the Company assure their access to equivalent information or (b) the Plan complies with all conditions of Rule 701 of the Securities Act; provided that for purposes of determining such compliance, any registered domestic partner shall be considered a “family member” as that term is defined in Rule 701.

6. The Plan must be approved by a majority of the outstanding securities entitled to vote by the later of (a) within twelve (12) months before or after the date the Plan is adopted or (b) prior to or within twelve (12) months of the granting of any Option or issuance of any security under the Plan in the State of California. Any Option granted to any person in the State of California that is exercised before security holder approval is obtained must be rescinded if security holder approval is not obtained in the manner described in the preceding sentence. Such securities shall not be counted in determining whether such approval is obtained. This provision shall not apply to a foreign private issuer, as defined by Rule 3b-4 of the Exchange Act, provided that the aggregate number of persons in the State of California granted options under all option plans and agreements and issued securities under all purchase and bonus plans and agreements does not exceed thirty-five (35).

Annex H

September 16th, 2024

PRIVATE & CONFIDENTIAL

For the Board of Directors of FutureTech II Acquisition Corp. (NASDAQ:FTII)

128 Gail Drive, New Rochelle, NY 10805 | United States

Newbridge Securities Corporation (“Newbridge,” “we,” “us” or “our”) understands that FutureTech II Acquisition Corp. (NASDAQ:FTII), a publicly traded blank check company incorporated as a Delaware corporation (“FTII”), is considering a business combination with Longevity Biomedical, Inc., a privately-held Delaware corporation (the “Company” or “Longevity”, and together with FTII, collectively, the “Parties”).

■	Pursuant to the terms of that certain business combination agreement, by and among Longevity, FTII and the other parties thereto, the Parties intend to effect a business combination transaction whereby (a) LBI Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of FTII”), will merge with and into Company, with Company being the surviving entity and becoming a wholly-owned subsidiary of FTII, in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) (the Business Combination Agreement, together with the other transactions contemplated thereby, the “Transactions”).

■	In full payment for the purchased shares, the stockholders of Longevity shall collectively be entitled to receive from FTII, in the aggregate, a number of shares of FTII Common Stock with an aggregate value equal to (a) (i) $100,000,000 less (ii) the Converted Stock Option Value, if any, divided by (b) $10.00 (the “Merger Consideration”).

The Board of Directors of FTII has retained Newbridge to render an opinion (the “Opinion”) as to whether, on the date of such Opinion, (i) the Merger Consideration is fair, from a financial point of view, to FTII’s public stockholders and (ii) the Company has an aggregate fair market value equal to at least eighty percent (80.0%) of the assets held by FTII in its trust account (the “Trust Account”) for the benefit of FTII’s public stockholders (excluding taxes payable on the interest earned on the Trust Account).

We have not been requested to opine on, and our Opinion does not in any manner address, the underlying business decision of FTII to proceed with the Transactions. In addition, we have not been requested to explore any alternatives to the Transactions. Further, our Opinion does not address the relative merits of the Transactions as compared to any alternative business strategy that might exist for FTII.

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, related-party transactions, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice.

Newbridge will receive a fee and reimbursement of its expenses for such services. In addition, FTII has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion.

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor

1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531

www.newbridgesecurities.com

H-1

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Transactions.

In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, FTII and its successor entities.

In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:

■	considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

■	reviewed a draft of the Merger Agreement, dated on or about September 11th, 2024;

■	reviewed FTII’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of FTII since its initial public offering;

■	reviewed publicly available financial information of FTII filed with the U.S. Securities & Exchange Commission, including its Form 10-Qs and certain reports on material events filed on Forms 8-K between February 18th, 2022, and September 13th, 2024;

■	conducted discussions with Longevity’s management team to better understand Longevity’s recent business history, and near-term financials;

■	reviewed the financial models of Longevity’s different business units with historical data and future financial projections (including potential timing of U.S. FDA regulatory approval of their lead products, commercialization and sales schedules, as well as clinical development budgets) provided by Longevity’s management team;

■	performed a discounted cash flow analysis layered onto the different Longevity three business units’ financial models provided; and

■	performed public company comparable analyses of similar companies to those of Longevity’s three business units that traded on a major U.S. Stock Exchange, operated in the healthcare sector with different emphases on three different sub-sectors including “soft tissue repair” for Aegeria, “retinal vein occlusion” for Reflow RVO, and “stroke care/recovery” for Aereva. These comparables were also selected on the basis that they were still in a “pre-commercialization” phase in order to derive equity values;

In forming our Opinion, we have had full access to, and full cooperation from, the management teams of both FTII and Longevity to ask questions and receive answers to those questions. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

In connection with our review and analysis and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information (in accordance with reasonable industry practice).

With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of FTII and Longevity provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting reasonable and good faith estimates and good faith judgments of the management teams of both FTII and Longevity as to the future financial performance of the combined parties without and subsequent to a potential business combination.

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor

1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531

www.newbridgesecurities.com

H-2

This Opinion is solely for the use of the Board of Directors of FTII, and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with FTII may be included in, filings made by FTII with the U.S. Securities and Exchange Commission and in any registration statement, prospectus, proxy statement or similar disclosure document delivered to shareholders of FTII.

We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value. We understand that we are not obligated to review our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, (i) the Merger Consideration is fair, from a financial point of view, to FTII’s public stockholders and (ii) the Company has an aggregate fair market value equal to at least eighty percent (80.0%) of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account).

Sincerely,

Newbridge Securities Corporation

Chad D. Champion
Senior Managing Director
Head of Equity Capital Markets & Investment Banking

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor

1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531

www.newbridgesecurities.com

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